The Narragansett Electric Company,
Blackstone Valley Electric Company, and
Newport Electric Corporation


Rate Plan Filing in Support of Merger



Volume 1



Filing Letter and



Testimony and Exhibits of:
Michael E. Jesanis
Robert G. Powderly
Lawrence J. Reilly
David M. Webster



May, 1999



Submitted to:
     Rhode Island Public Utilities Commission
     RIPUC Docket __________



Submitted by:


NEES Logo

EUA Logo

                                  May 20, 1999


Luly E. Massaro
Commission Clerk
Public Utilities Commission
100 Orange Street
Providence, RI 02903

          Re: Rate Plan Filing Relating to the Consolidation of Narragansett Electric, Blackstone Valley Electric, and Newport Electric

Dear Ms. Massaro:

          Enclosed for filing with the Commission are ten copies of a rate plan filing of The Narragansett Electric Company ("Narragansett"), Blackstone Valley Electric Company ("BVE"), and Newport Electric Corporation ("Newport") (collectively, "Companies"). The rate plan relates to the consolidation of the Companies in connection with the merger of New England Electric System ("NEES") and Eastern Utilities Associates ("EUA").

          Through this filing the Companies are seeking approval of a rate plan that would go into effect within 120 days of the closing of the EUA-NEES merger or April 1, 2000, whichever occurs later ("Rate Consolidation Date"). On the Rate Consolidation Date, distribution rates for BVE and Newport customers would be immediately reduced by approximately $2 million and $3.4 million, respectively, as BVE's customers are placed on Narragansett's distribution rates and Newport's distribution rates are moved half the distance to Narragansett's distribution rates. This represents reductions in average total delivery rates for BVE and Newport in the first year (excluding the Standard Offer) of 2.6% and 8.8%, respectively.

          Additional customer savings will be accomplished through a two phase distribution rate freeze applicable to all customers (including Narragansett

Rate Plan Filing of
Narragansett Electric, BVE,
and Newport Electric
May 20, 1999
Page 2 of 3


customers) through 2004. Specifically, the Companies commit as part of the NEES-EUA transaction to freeze the distribution component of its rates through the year 2002. In addition, the Companies propose to extend the rate freeze on the distribution component of its delivery rate for an additional two years through 2004 if the National Grid Group's merger with NEES is approved. Thus, under the rate plan, customers will see stable distribution charges through December 31, 2004. In addition, by 2004, total average delivery rates for BVE and Newport under the rate plan will be approximately 15% and 20% less than they otherwise would have been in the absence of the merger.

          The four year distribution rate freeze shares the savings expected to result from the NEES-EUA merger. We believe that the merger will allow the combined Rhode Island and Massachusetts based system to reduce annual costs by $35 million in 2005. Rhode Island's annual share of that amount will be approximately $9 million after the expiration of the rate freeze in 2005.1 In addition, the distribution rate freeze eliminates cost of service increases that might otherwise have added $20 million additional revenues to the base distribution charges of the combined companies, assuming distribution rates would have risen by at least the rate of inflation. Over the four year period of the distribution rate freeze, customers of the consolidated company receive economic benefits equal to $79 million. Almost $49 million of this amount stems directly from the economic value of the distribution rate freeze. Finally, the consolidation of the Companies and the integration of the Narragansett, BVE, and Newport billing systems should promote the competitive market for electricity

---------------

1 Under our proposal, these savings are applied first to the cost of the EUA acquisition and are then divided equally between customers and the recovery of the acquisition costs resulting from the NEES-National Grid transaction.

Rate Plan Filing of
Narragansett Electric, BVE,
and Newport Electric
May 20, 1999
Page 3 of 3


supplies by lowering marketing and transaction costs for suppliers and customers.

          Thank you for your attention to this matter. For the convenience of the Commission, a copy of this letter has been inserted and bound into volume 1 of the filing under the first tab.

                                        Sincerely,


                                        /s/ Ronald T. Gerwatowski
                                        ----------------------------------------
                                        Ronald T. Gerwatowski
                                        Thomas G. Robinson
                                        Attorneys for Narragansett Electric

                                        Very truly yours,



                                        /s/ David A. Fazzone
                                        ----------------------------------------
                                        David A. Fazzone
                                        McDermott, Will & Emery
                                        Attorney for Blackstone Valley Electric
                                        and Newport Electric

              THE STATE OF RHODE ISLAND AND PROVIDENCE PLANTATIONS
                    RHODE ISLAND PUBLIC UTILITIES COMMISSION





------------------------------------
                                    )
Narragansett Electric               )
Blackstone Valley Electric Company  )   R.I.P.U.C. No. __________
Newport Electric Corporation        )
                                    )
------------------------------------








                                DIRECT TESTIMONY

                                       OF

                               MICHAEL E. JESANIS

              THE STATE OF RHODE ISLAND AND PROVIDENCE PLANTATIONS
                    RHODE ISLAND PUBLIC UTILITIES COMMISSION





------------------------------------
                                    )
Narragansett Electric               )
Blackstone Valley Electric Company  )   R.I.P.U.C. No. __________
Newport Electric Corporation        )
                                    )
------------------------------------








                                DIRECT TESTIMONY

                                       OF

                               MICHAEL E. JESANIS


                                Table of Contents


                                                                            Page

I.       Qualifications .......................................................1
II.      Purpose of Testimony and Summary of Filing ...........................2
III.     Terms, Conditions, and Structure of the Transaction ..................6
IV.      Rate Plan.............................................................9
         A.       Rate Reductions and Rate Consolidation Plan..................9
         B.       Distribution Rate Freeze....................................15
                  1.       First Phase: NEES-EUA, 2001 and 2002...............15
                  2.       Second Phase: NEES-National Grid, 2003 and 2004....16
         C.       Recovering the Costs of Consolidation ......................18
V.       Benefits Created by the NEES Acquisition of EUA......................24
VI.      The Acquisition Premium and Transaction Costs........................33
VII.     Future Earnings Reports .............................................39
VIII.    FAS 71            ...................................................40
IX.      Other Regulatory Approvals...........................................42

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                        Page 1 of 44


1              I.   Qualifications.

2    Q.   Please state your name and business address.

3    A.   Michael E. Jesanis, 25 Research Drive, Westborough, Massachusetts.

4

5    Q.   By whom are you employed and what is your position?

6    A.   I am Senior Vice President and Chief Financial Officer of New England Electric System

7         ("NEES"). I am also Vice President of The Narragansett Electric Company

8         ("Narragansett"), New England Power Company ("NEP"), and New England Power

9         Service Company ("NEPSCO").

10

11   Q.   Please summarize your professional and educational background.

12   A.   I joined the NEES companies in 1983 as a financial analyst and was elected Treasurer of

13        NEES in 1992. I was elected a Vice President of NEES effective January 1, 1997 and

14        Senior Vice President and Chief Financial Officer effective March 1, 1998. I earned

15        bachelor's and master's degrees in mathematics from Clarkson College of Technology and

16        a master of business administration degree from the Wharton School at the University of

17        Pennsylvania.

18

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                        Page 2 of 44


1    Q.   Have you previously testified before any regulatory commission?

2    A.   Yes. I have testified before the Commission, the Massachusetts Department of

3         Telecommunications and Energy, the New Hampshire Public Utilities Commission, and

4         the Federal Energy Regulatory Commission.

5

6    II.  Purpose of Testimony and Summary of Filing.

7    Q.   What is the purpose of this filing?

8    A.   On February 1, 1999, NEES, Eastern Utilities Associates ("EUA"), and Research Drive

9         LLC ("Research Drive"), a directly and indirectly wholly owned subsidiary of NEES

10        entered into an Agreement and Plan of Merger ("EUA Agreement"), through which EUA

11        will become a wholly owned subsidiary of NEES. Upon the closing of the EUA

12        transaction, it is the intention of NEES to consolidate the three Rhode Island operating

13        companies, Narragansett, Blackstone Valley Electric ("BVE"), and Newport Electric

14        Corporation ("Newport") (together, the "Companies"). This filing requests the

15        Commission approve rates that would go into effect within 120 days of the closing of the

16        EUA merger or April 1, 2000, whichever occurs later.

17

18   Q.   Please describe the companies involved in this transaction?

19   A.   NEES is a registered holding company under the Public Utility Holding Company Act of

20        1935 ("Holding Company Act") and owns the common equity of several electric utility

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                        Page 3 of 44


1         companies, including Narragansett, Massachusetts Electric Company, Nantucket Electric

2         Company, NEP, and Granite State Electric Company. NEES has entered into an

3         agreement to merge with National Grid Group ("National Grid"), completion of which is

4         awaiting regulatory approvals.

5

6         EUA also is a registered holding company under the Holding Company Act and owns

7         directly or indirectly the common equity of several electric utility companies, including

8         BVE, Newport, Eastern Edison Company ("Eastern Edison"), and Montaup Electric

9         Company ("Montaup").

10

11   Q.   What approvals are being sought from the Commission?

12   A.   The Companies are seeking approval of a rate plan that would go into effect within 120

13        days of the closing of the EUA acquisition or April 1, 2000, whichever occurs later. The

14        rate plan lowers Newport and BVE rates, and freezes distribution rates for all customers

15        through the year 2004. As a part of the rate plan, the Companies seek an order from the

16        Commission allowing rate recovery of the acquisition premium paid to acquire EUA and a

17        mechanism for recovering a portion of the premium paid by National Grid to acquire

18        NEES, which has allowed this transaction to move forward. In addition, the Companies

19        seek an order relating to the implementation of new depreciation rates, including a

20        mechanism for addressing a problem that Narragansett faces relating to the recovery of

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                        Page 4 of 44


1         cost of removal expenses, which will be described in greater detail in this filing. Finally,

2         the Companies request a consolidation of the respective storm funds of each of the three

3         Companies.

4

5    Q.   What issues will your testimony address?

6    A.   I explain the structure and terms of the EUA/NEES merger, summarize its benefits for

7         NEES customers, employees, and shareholders, and describe the regulatory approvals

8         necessary to implement the transaction. I also summarize our plan for consolidating the

9         NEES and EUA operating companies. In addition, I will summarize the Companies' rate

10        plan proposal that moves BVE's customers to Narragansett's lower distribution rates

11        reducing rates to BVE customers by approximately $2.0 million, lowers distribution rates

12        for Newport customers by $3.4 million, and implements a four year distribution rate freeze

13        across the board. As I explain, the four year rate freeze provides over $79 million of

14        economic value to the customers of the three companies and reduces retail delivery rates

15        by 15 percent for BVE and 20.4 percent for Newport below the rates that would have

16        occurred without the consolidation and distribution rate freeze. Finally, I address the

17        transaction and acquisition costs associated with the transaction and explain our plans for

18        allocating these costs among the NEES operating companies and addressing them in the

19        ratemaking process.

20

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                        Page 5 of 44


1    Q.   Who else is supporting the filing?

2    A.   In addition to my testimony, Mr. Robert Powderly, Executive Vice President of EUA will

3         discuss the reasons behind EUA's decision to be acquired by NEES. Lawrence J. Reilly,

4         President and Chief Executive Officer of Narragansett describes how Narragansett

5         Electric and its affiliated distribution companies are organized today to provide quality

6         service to customers. In addition, he describes the integration process that is underway

7         with EUA and the anticipated benefits for customers. Finally, he describes the benefits

8         that the merger creates for customers in the power supply market.

9

10        David M. Webster, Principal Financial Analyst with the NEES companies, addresses the

11        accounting issues associated with the combination of the three companies, including the

12        development of consistent depreciation schedules and accruals for accounting purposes.

13        Mr. Webster also explains the issues related to cost of removal expenditures that have

14        resulted in a deficiency in the deferred taxes reserves recorded on Narragansett's books

15        that the Company ultimately will need to reflect in rates. In addition, Mr. Webster

16        discusses the Company's proposal to consolidate the storm funds of the three Rhode

17        Island utilities.

18

19        James M. Molloy, Senior Rate Analyst for the NEES companies, and James J. Bonner,

20        Manager of Retail Pricing and Rate Administration for the EUA companies, support the

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                        Page 6 of 44


1         rate plan following the merger. Their testimonies document the rates and rate mapping

2         associated with consolidating the NEP and Montaup transmission rates, moving BVE

3         customers to Narragansett's rates, and lowering rates for Newport customers.

4

5         Finally, David J. Hoffman and Richard J. Levin of Mercer Management Consulting

6         provide the analysis of synergies and savings that were identified as part of our analysis

7         leading to the merger decision. These savings support the rate treatment of the acquisition

8         costs associated with the EUA/NEES merger.

9

10   III. Terms, Conditions, and Structure of the Transaction.

11   Q.   Mr. Jesanis, would you please summarize the transaction between NEES and EUA?

12   A.   The transaction is set forth in the EUA Agreement included as Exhibit MEJ-1. Pursuant

13        to the EUA Agreement, Research Drive will merge with and into EUA with EUA

14        becoming a wholly owned subsidiary of NEES. EUA shareholders will receive $31 per

15        share in cash, which will be increased at a rate of $.003 each day beginning six months

16        after EUA shareholder approval of the EUA acquisition. The merger agreement contains

17        terms and conditions which are typical to a merger transaction. Closing of the merger is

18        subject co obtaining approval of EUA shareholders and obtaining required regulatory

19        approvals.

20

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                        Page 7 of 44


1    Q.   How will the acquisition affect EUA's utility subsidiaries?

2    A.   At the time of closing, there will be no immediate impact on EUA's utility subsidiaries.

3         For example, BVE and Newport, currently subsidiaries of EUA, will remain so, with EUA

4         becoming a subsidiary of NEES. However, as soon as practicable thereafter, we intend to

5         consolidate the operating companies of EUA with the operating companies of NEES

6

7    Q.   How will the consolidations be implemented?

8    A.   In the case of the Rhode Island operating companies, it is our intention to merge BVE and

9         Newport into Narragansett. However, there may be an interim period during which the

10        three companies retain their legal existence as separate corporations, pending a

11        clarification in Rhode Island law that mergers of public utilities are permitted. Currently,

12        the law allows a public utility to purchase the business and assets of another public utility,

13        but the law is somewhat ambiguous as to whether it permits a formal merger. The

14        clarification could come in the form of legislation or, if necessary, a declaratory judgment

15        request. To the extent that a merger is not permitted, the Companies would exist as

16        separate legal entities, but be operated in a consolidated fashion. In such case, the

17        Companies would propose that the Commission allow one cost of service for the

18        consolidated companies for purposes of rate review. In either case, the Companies' rate

19        plan proposal is not affected by the form of the consolidation.

20

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                        Page 8 of 44


1    Q.   What about the other operating companies?

2    A.   There is no such complication for the other operating companies. Montaup will merge

3         into NEP, and Eastern Edison will merge into Massachusetts Electric. In addition, we

4         expect to combine the operations of the two service companies, NEPSCO and EUA

5         Service Corporation. With the exception of the addition of EUA's unregulated

6         companies, the resulting corporate structure will look essentially the same as NEES's

7         current corporate structure. The corporate structures immediately after the acquisition of

8         EUA and after the later consolidation of the operating companies are shown in Exhibit

9         MEJ-2.

10

11   Q.   Are there any closing conditions in the EUA Agreement that pertain to Rhode Island

12        regulatory approvals?

13   A.   Yes. In Article VIII, paragraph (d), of the EUA Agreement, there is a condition stating

14        that the parties need to receive "Final Orders from the Massachusetts Department of

15        Telecommunications and Energy and the Rhode Island Public Utilities Commission

16        pertaining to the recovery of costs (including, without limitation, transaction premium and

17        integration costs) associated with the Merger that are materially consistent with existing

18        policy and previous orders of such agencies." As I will explain later in my testimony, the

19        Company is requesting certain rate treatment for the EUA acquisition premium, consistent

20        with Commission precedent and the intent of that closing condition.

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                        Page 9 of 44


1    IV.  Rate Plan.

2    Q.   What is the rate plan proposed for Narragansett, BVE, and Newport customers?

3    A.   The rate plan has three components. First, we propose to lower distribution rates for

4         BVE and Newport customers by approximately $2.0 million and $3.4 million, respectively.

5         BVE customers would be moved to Narragansett's lower distribution rates, and Newport

6         customers are moved halfway to those lower rates. Transmission rates will be

7         consolidated and transition charges will gradually be moved into parity so that all

8         customers would pay the same transition charges by 2005. Second, we propose to freeze

9         the distribution component of rates for customers of all three Companies through the year

10        2004. Finally, we propose a mechanism to recover the acquisition premium for the

11        NEES-EUA transaction and a portion of the acquisition for the NEES-National Grid

12        transaction. Each of these components is discussed below.

13

14        A.   Rate Reductions and Rate Consolidation Plan.

15   Q.   What is the first component of the plan?

16   A.   The first component of the plan is to reduce rates to the customers of BVE and Newport

17        effective on the later of April 1, 2000 or 120 days after the merger is approved (the "Rate

18        Consolidation Date"). Since the implementation of retail choice in 1997, each utility's

19        rates has been composed of four components -- the distribution charge (including

20        renewables and DSM charges), the transmission charge, the transition charge, and the

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                       Page 10 of 44


1         standard offer. The first three of these components represent the delivery rates for

2         customers. The final component represents power supply which is avoided when the

3         customer purchases its power supply in the market. The rate consolidation plan focuses

4         on each of these elements.

5

6         First, with respect to the distribution component, Narragansett proposes to place all of

7         BVE's customers on Narragansett's distribution rates and move Newport's customers half

8         the distance to Narragansett's rates. This would be accomplished by placing Newport's

9         customers on Narragansett's distribution rates and implementing a separate distribution

10        surcharge applicable only to Newport's customers that represents 50 percent of the

11        differential between Newport's distribution rates (excluding DSM and renewables

12        charges) and Narragansett's distribution rates. For purposes of the tariffs, we refer to this

13        distribution surcharge as the "Zonal Distribution Factor."

14

15        The Navy, which is now served by Newport under a special distribution rate, will continue

16        on that rate with a 14 percent rate reduction in the distribution component, which is equal

17        to the average distribution rate decrease for all other Newport customers as a result of the

18        merger. There also is a special rate adjustment that is being proposed to prevent

19        Newport's street lighting customers from experiencing rate increases as a result of the

20        consolidation that is explained in the testimony of Mr. Molloy. In addition, the Companies

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                       Page 11 of 44


1         are proposing an interim credit mechanism for low income customers of the EUA

2         companies that also is described in Mr. Molloy's testimony. The result of the

3         consolidation of distribution rates in the rate plan is an annual reduction of approximately

4         $2 million for BVE's customers and $3.4 million for Newport's.

5

6         The Companies are proposing to consolidate the transmission component of the rates

7         effective on January 1, 2001. Prior to that time, the transmission rate components in

8         effect for each of the Companies during 2000 would be locked in at their presently

9         effective levels. Because Montaup's transmission rates are lower than NEP's, the

10        transmission rate consolidation will result in a decrease in transmission component of

11        Narragansett's rates in 2001 and thereafter. Increases in transmission charges for BVE

12        and Newport customers will be more than offset by reduced transition charges.

13

14        Base transition charges will be established at 1.15 cents per kilowatthour for the

15        customers of all three companies on the Rate Consolidation Date. In addition, Newport

16        and BVE customers will pay a surcharge designed to recover the difference between the

17        contract termination charges paid to NEP and Montaup by the three companies and the

18        revenues collected under the base transition charge of 1.15 cents per kilowatthour from

19        the customers of the three companies. This difference divided by the kilowatthour

20        deliveries of BVE and Newport will be applied to deliveries in BVE and Newport service

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                       Page 12 of 44


1         territories. For purposes of the tariffs, the transition surcharge is referred to as the "Zonal

2         Transition Factor." The Companies are proposing to keep this transition mechanism in

3         effect until a surcharge is no longer necessary and transition charges come into complete

4         parity. Once this occurs, the Companies will propose consolidated transition factors. We

5         expect that this will occur around 2005. Thus, the customers of Narragansett would

6         continue to pay 1.15 cents per kilowatthour until transition charges are consolidated.

7

8    Q.   Did you consider blending the transition charges without adding the surcharge to BVE

9         and Newport to transition charge?

10   A.   Yes. However, the rate differential is significant and blending would result in an increase

11        to Narragansett's customers. BVE and Newport's contract termination charges from

12        Montaup are higher than NEP's contract termination charges to Narragansett. In

13        addition, Narragansett has already brought down a significant component of its transition

14        charge through an early payment to NEP. As a result, Narragansett's transition charges

15        are significantly below those of BVE and Newport. These disparities make it difficult to

16        equalize the transition charges prior to 2005.

17

18   Q.   What is the effect of the rate plan in 2000 after the Rate Consolidation Date?

19   A.   The consolidation will reduce average delivery rates excluding the Standard Offer to BVE

20        and Newport customers by 2.6 percent and 8.8 percent, below the levels in place before

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                       Page 13 of 44


1         the Rate Consolidation Date. Rates to Narragansett's current customers do not change.

2         The rates and revenues in 2000 before and after the merger are shown on Exhibit MEJ-3,

3         page 1. As that Exhibit demonstrates, the merger produces significant economic benefits

4         for BVE and Newport customers on the Rate Consolidation Date.

5

6    Q.   What happens to rates of the consolidated companies in 2001?

7    A.   As explained above, the transmission component of the retail delivery rate is combined on

8         January 1, 2001, producing a reduction for Narragansett's existing customers of about

9         .057 cents per kilowatthour. Under our plan this reduction is partially offset by an

10        increase in the distribution component of the rate of .039 cents per kilowatthour designed

11        to recover on a prospective basis Narragansett's costs of removing its equipment after the

12        equipment is retired. The distribution increase is applied to the consolidated distribution

13        rate of the three companies. As Mr. Webster explains, this recovery is necessary to assure

14        the Company's depreciation rates are adequate on a prospective basis to recover the full

15        cost of retiring and removing Narragansett's plant. Both BVE and Newport already

16        reflect cost of removal expenses in their rates and the Division has agreed in a prior case

17        that this recovery is appropriate for Narragansett. Under our plan, we will recognize the

18        increased depreciation expense on our books and match it with rate recovery on January

19        1, 2001. As shown on Exhibit MEJ-3, page 2, the net effect of the two adjustments is a

20        slight decrease for Narragansett's existing customers. Although transmission and

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                       Page 14 of 44


1         distribution rates for BVE and Newport customers increase slightly, these increases are

2         more than offset by reduced transition charges in 2001. Thus, the proposed rate plan

3         removes the likelihood of the need for a significant rate increase related to cost of removal

4         alone without increasing delivery charges to customers in 2001. In fact, delivery rates to

5         Narragansett's existing customers fall slightly, and the delivery rates to BVE and Newport

6         decline by an additional 6.5 percent and 6.0 percent respectively (Exhibit MEJ-3, page 2).

7

8    Q.   Mr. Webster has also identified a significant deficiency in the provision for taxes for cost

9         of removal. How does the rate plan address that issue?

10   A.   Narragansett proposes to recover the deficiency with revenue requirements of about $33

11        million through refunds that would otherwise be made resulting from certain

12        reconciliations in NEP's and Montaup's Contract Termination Charge to the Company.

13        Narragansett and NEP have already agreed to an adjustment equal to $ 10 million from the

14        Reconciliation Report filed in December. In addition, we expect further adjustments as

15        the result of the settlement of a claim with Hydro Quebec (about $2 million), and gas

16        pipeline refunds. These and other refunds that may be received from time to time from

17        either NEP or Montaup could reduce the prior unfunded amount significantly. We

18        propose to continue to apply future credits to Narragansett from settlements and the sale

19        of assets to the account balance until Narragansett's next rate case at which time any

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                       Page 15 of 44


1         remaining deficiency would be amortized and recovered beginning at the time of

2         Narragansett's next change in distribution base rates.

3

4         B.   Distribution Rate Freeze.

5    Q.   Please describe the rate freeze component of the plan.

6    A.   The second component of the plan involves a two-phase distribution rate freeze through

7         the year 2004. I will describe each phase below.

8

9              1.   First Phase: NEES-EUA, 2001 and 2002.

10   Q.   Please explain the first phase of the distribution rate freeze.

11   A.   The Company commits as part of the NEES-EUA transaction to freeze the distribution

12        component of its rates through the year 2002. The distribution rate freeze will apply to

13        the customers of all companies under the consolidated rate plan. Narragansett and BVE

14        will charge the same distribution rates through 2001 and 2002, and Newport will maintain

15        its Zonal Distribution Factor at the level initially established on the Rate Consolidation

16        Date through the two year rate freeze period.

17

18        Thus, if the EUA merger is completed, distribution rates to Narragansett's customers,

19        which are among the lowest in New England, will remain at the same level for five years,

20        except for the cost of removal and depreciation adjustment on January 1, 2001. The

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                       Page 16 of 44


1         Company would retain only the ability to adjust rates to reflect costs incurred as a result of

2         any one of the following exogenous events occurring during the rate freeze period: (1)

3         changes to local, state, and federal tax laws, regulations, or precedents, (2) incurrence of

4         hazardous waste clean up liability from manufactured gas plants of Narragansett,

5         Newport, or BVE or their predecessor companies, and (3) changes to accounting rules

6         and practices. Assuming distribution rates would have otherwise increased at an inflation

7         rate of 2.2 percent per annum, the cumulative value of the rate plan for the customers of

8         the consolidated Narragansett is approximately $31 million through December 31, 2002.

9         See Exhibit MEJ-4, page 1, line 5.

10

11        The two year distribution rate freeze shares the savings from the NEES-EUA merger. As

12        described more fully later in my testimony, we believe that the merger will allow the

13        combined system to reduce annual costs by $35 million in 2005. The Rhode Island share

14        of this amount is about $9 million per year. In contrast, the distribution rate freeze

15        eliminates cost of service increases that might otherwise have added $20 million additional

16        revenues to the base distribution charges of the combined companies, assuming

17        distribution rates would have risen by at least the rate of inflation.

18

19             2.   Second Phase: NEES-National Grid, 2003 and 2004.

20        Q.   Please describe the second phase of the rate freeze.

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                       Page 17 of 44


1    A.   The second phase involves a further two year extension of the distribution rate freeze.

2         Because we believe that the National Grid merger will allow us to produce significant

3         additional savings through improved operations, further efficiency gains, the adoption of

4         best practices, and improved scale economies, Narragansett proposes to extend the

5         distribution rate freeze an additional two years through December 31, 2004 contingent

6         upon the closing of the NEES-National Grid merger. This provides Narragansett's

7         customers price stability for regulated service for seven years. The value of the rate plan

8         will grow to over $26 million per year by 2004 and will total approximately $79 million

9         over the rate freeze period. See Exhibit MEJ-4, page 1, line 4.

10

11        The distribution rate freeze represents the most significant element of these savings. As

12        shown on page 1, lines 5 and 6 of Exhibit MEJ-5, the savings associated with the

13        distribution rate freeze total $20 million in 2004 and $49 million over the 4 year period.

14        Because of the length of the rate freeze and the potential that inflation may exceed current

15        projections by a significant amount, we propose to add an adjustment in the event that

16        inflation occurring during the extended rate freeze in calendar years 2003 and 2004

17        exceeds 3.0 percent. Specifically, the average distribution rate at the "Consolidation Date"

18        is 2.993 cents per kilowatthour as shown in Exhibit JMM-3, page 1, line 1. This amount

19        will be adjusted in accordance with the methodology illustrated in Exhibit MEJ-6, which

20        compares actual inflation as measured by the Consumer Price Index Deflator - All Urban

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                       Page 18 of 44


1         Consumers ("CPI-U") to 3.0 percent, and adjusts distribution rates in effect in 2003 for 75

2         percent of the excess over 3.0 percent. The adjustment would be calculated at the end of

3         September, 2002 prior to the first year of the extended rate freeze, and the adjustment, if

4         any, would be rolled into distribution rates as a permanent increase. The process would be

5         followed again for the end of September, 2003 for the following year, 2004 which is the

6         last year of the rate freeze. This adjustment would be in addition to any adjustments for

7         the other exogenous factors identified above. We are proposing to use CPI-U as the

8         inflation index because we already use this index in the adjustments to Narragansett's

9         storm fund. It is a broad index of inflation that is representative of the economic

10        conditions in Narragansett's service area.

11

12        C.   Recovering the Costs of Consolidation.

13   Q.   What is the fourth component of the plan?

14   A.   The fourth and final component of the proposed rate plan focuses on Narragansett's

15        financial integrity and the rate setting process following the period of the distribution rate

16        freeze. As set forth later in my testimony, there are significant costs associated with

17        producing the savings that stem from the consolidation of NEES-EUA and NEES-

18        National Grid. These costs for the NEES-EUA transaction are quantified in this filing and

19        compared directly to the savings from the consolidation. As I explain below, the savings

20        from the NEES-EUA consolidation exceed the acquisition premium and the transaction

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                       Page 19 of 44


1         costs of the NEES-EUA acquisition. Accordingly, we are proposing to amortize for

2         ratemaking purposes the EUA acquisition premium and transaction costs that are allocated

3         to Narragansett over 20 years as shown on Exhibit MEJ-7.

4

5    Q.   Is the Company proposing any rate treatment for the acquisition premium and transaction

6         costs arising out of the NEES-National Grid merger?

7    A.   Yes. We also are proposing to retain 50 percent of the savings from the EUA acquisition

8         above and beyond the amortization of the EUA acquisition premium and transaction costs

9         to recover a portion of the acquisition premium and transaction costs paid by National

10        Grid to acquire NEES. The remaining 50 percent of the excess savings will flow through

11        to customers following the rate freeze producing a reduction in distribution rates from the

12        level that customers would have experienced absent the merger.

13

14   Q.   Does the Company propose to recover the costs of severance payments for officers of

15        EUA, the parent company of BVE and Newport, or for NEES, the parent of

16        Narragansett?

17   A.   No. We have excluded the costs of those severance payments for all EUA parent

18        company officers. However, the transaction costs do include other severance payments

19        that may be made to other EUA system employees who may be displaced as a result of the

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                       Page 20 of 44


1         merger. We have also excluded the costs of any severance payments that might be made

2         to any NEES parent company officers.

3

4    Q.   How will the sharing mechanism relating to the National Grid-NEES acquisition premium

5         and transaction costs work?

6    A.   The annual savings from the consolidation of the companies will equal $35 million per

7         year in the first full year after the rate freeze. These savings are expected to grow by

8         inflation over the long term. Of this amount, we expect that approximately 25 percent or

9         $9 million will flow to the consolidated Narragansett. These savings provide the basis for

10        the sharing plan.

11

12        Under our plan, the future annual savings will be fixed and determined in this proceeding.

13        At the time of any future Narragansett distribution rate proceeding, Narragansett would be

14        allowed to include in its cost of service the annual amortization of the EUA acquisition

15        premium and transaction costs, because the annual amortization is less than the savings

16        produced by the merger. As shown in Exhibit MEJ-8, the Rhode Island portion of the

17        annual amortization expense for the EUA transaction is $5,473,000 for 20 years and zero

18        thereafter. Under our proposal, the amortization would first be subtracted from the annual

19        savings and 50 percent of the remaining savings would then be applied to recover the

20        NEES-National Grid acquisition premium and transaction costs. For example, if the

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                       Page 21 of 44


1         Commission found that the EUA consolidation produced $35 million of annual savings in

2         2005 when the distribution rate freeze ends, and that $8,887,000 would be allocated to

3         Narragansett, Narragansett could include in its first cost of service following the rate

4         freeze, an annual amortization of the EUA-NEES acquisition premium equal to

5         $5,473,000 plus one half of the remaining savings to apply against the NEES-National

6         Grid acquisition premium. Thus, 50 percent of $3,414,000 ($8,887,000 - $5,473,000 =

7         $3,414,000) equal to $1,707,000 would be applied against the National Grid premium and

8         transaction costs, and $1,707,000 will be reflected in a lower cost of service.

9

10        The amount of savings available for the 50/50 sharing mechanism grows over time as the

11        savings grow by inflation, and amortization of the EUA acquisition premium is eliminated

12        after 20 years. Exhibit MEJ-8 illustrates the calculation based on an assumed level of

13        inflation equal to 2.2 percent, and shows the annual sharing amounts. The actual level of

14        sharing will be based on actual inflation experienced over the period. Under our proposal,

15        except for the adjustment to reflect actual inflation, these amounts would be fixed for the

16        NEES-EUA transaction in this proceeding.

17

18   Q.   Does the share of savings that is applied against the National Grid acquisition premium

19        and transaction costs match the amortization of the premium for accounting purposes?

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                       Page 22 of 44


1    A.   No. As we have explained, the ratemaking treatment for the acquisition premium and

2         transaction costs is different from the accounting treatment. As with the EUA acquisition

3         premium and transaction costs, the National Grid acquisition premium and transaction

4         costs will be pushed down to the NEES companies, including Narragansett, and amortized

5         for accounting purposes over 20 years. The accounting treatment of the National Grid

6         premium does not control rate recovery and the sharing mechanism postpones rate

7         recovery of the portion of the National Grid acquisition premium recovered through the

8         proposed sharing mechanism to a later period.

9

10   Q.   What is the portion of the NEES-National Grid premium that is recovered through this

11        mechanism?

12   A.   The present values of the savings from the NEES-EUA merger, the amortization of the

13        EUA acquisition premium and transaction costs, and the remaining savings are shown on

14        Exhibit MEJ-9. As that exhibit shows, the net present value of the Rhode Island portion

15        of the merger savings in excess of the EUA recovery is $91 million. Fifty percent of this

16        present value or $46 million is the recovery of the NEES-National Grid premium. This

17        amount will be deducted from the present value of the amortization of the NEES-National

18        Grid premium allocated to Narragansett and will not be recovered in any other way.

19

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                       Page 23 of 44


1    Q.   Would this sharing mechanism be applied to future acquisitions?

2    A.   Yes. Our goal is to generate further savings through future consolidations in the

3         Northeast. Under our plan, 50 percent of the savings in excess of the EUA acquisition

4         premium and transaction costs allocated to Rhode Island customers will also be applied to

5         recover the NEES-National Grid acquisition premium and the transaction costs. The

6         National Grid acquisition of NEES is essential for the consolidation of other low cost

7         utilities in the Northeast. Even though these consolidations, by definition, would involve

8         acquisitions outside of Rhode Island, savings will flow to Narragansett automatically

9         without any associated acquisition premium or transaction costs. For example, if Mass.

10        Electric were to merge with another Massachusetts utility, Rhode Island would see

11        benefits from that transaction without an allocation of acquisition costs. Similarly, as

12        shown on Exhibit MEJ-9, a portion of the savings from the EUA transaction is

13        automatically flowing to New Hampshire customers, but the acquisition costs are not,

14        because EUA has no operations in New Hampshire. These benefits are the direct result of

15        this and future consolidations. If we successfully implement other mergers in the future,

16        Narragansett's customers will share the benefits of these consolidations even though they

17        occur outside of Rhode Island. As in this case, Narragansett would demonstrate the

18        savings and the sharing at the outset through a synergy study.

19

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                       Page 24 of 44


1    Q.   Would the 50 percent sharing apply to savings from ongoing efficiency gains?

2    A.   No. Ongoing efficiencies will be generated through an array of activities beyond

3         consolidations. We propose to maintain flexibility to design incentives and sharing

4         mechanisms tailored to specific issues and problems. A simple sharing mechanism may

5         not produce the correct economic incentive for specific operations and programs.

6         Program-specific incentive designs may be necessary in the future to encourage capital

7         investment to reduce operating costs, losses, or congestion, or to further specific public

8         policy objectives.

9

10   Q.   Will there be a cap on recovery of the NEES-National Grid acquisition premium?

11   A.   Yes. Narragansett's recovery will stop when the portion of the acquisition premium and

12        transaction costs associated with the National Grid transaction that is allocated to

13        Narragansett has been recovered. As explained above, the EUA transaction reduces the

14        present value of this recovery by $46 million. Future transactions will be applied to

15        reduce the premium in the same way. When the premium is fully offset, recovery of the

16        National Grid premium will cease.

17

18   V.   Benefits Created by the NEES Acquisition of EUA.

19   Q.   Would you summarize the benefits created through the NEES acquisition of EUA?

20   A.   The acquisition of EUA by NEES will result in the creation of substantial benefits which

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                       Page 25 of 44


1         can be used to provide improved service at lower rates to customers, greater opportunities

2         for employees, a premium to EUA shareholders, and an opportunity for NEES and

3         National Grid shareholders to earn reasonable returns on their investments in the

4         companies.

5

6         The benefits to customers will be produced by the proposed rate plan described above.

7         These benefits are financed in part by the savings produced by the NEES-EUA

8         consolidation. The acquisition and consolidation produce synergies which are typical of

9         utility combinations. These synergies build on efficiencies already achieved by the

10        Companies, which are low cost utilities in New England.

11

12   Q.   How will the cost savings you described be achieved?

13   A.   The cost savings will come from a variety of categories. Approximately 70 percent of the

14        savings will come from eliminating approximately 250 positions from the combined

15        organization. These reductions come from across the organization. Administrative areas

16        such as accounting and finance, where significant redundancies exist between the two

17        companies, will be reduced. EUA's and NEES' customer service operations will be

18        integrated to handle increased volumes at a lower unit cost. The unit cost of field

19        operations will also be reduced through standardization and mutual support. The

20        remainder of the operating savings will come from disposing of duplicate facilities,

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                       Page 26 of 44


1         realizing greater purchasing power, and eliminating redundant administrative costs, such as

2         corporate governance expense. Mr. Hoffman testifies at length on these savings.

3

4    Q.   What is your estimate of savings that will be achieved?

5    A.   Based on the analysis performed by NEES and Mercer Management, the savings will be

6         about $31.1 million per year by the end of the distribution rate freeze period for all of the

7         NEES/EUA retail distribution companies in Rhode Island and Massachusetts. For reasons

8         I describe below, I believe that the estimate developed by Mercer Management is

9         conservative and that we will achieve total savings of $3 5 million per year by the end of

10        the rate freeze period. These savings will grow with inflation over time. As shown on

11        Exhibit MEJ-9, the present value of the savings after amortization of the EUA acquisition

12        premium and transaction costs will be at least $356 million. Narragansett's share of that

13        amount is $91 million.

14

15   Q.   Please describe the goals of the NEES/EUA integration process.

16   A.   In my view, there are two overriding goals to the integration process. First, the

17        integration process is critical to achieving the efficiency gains upon which the transaction

18        was predicated. Second, it is equally important to combine the two organizations in a way

19        that maintains or improves service quality. The integration process is providing us the

20        opportunity to review our business practices to identify additional opportunities to

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                       Page 27 of 44


1         streamline operations. The integration process also provides us the opportunity to

2         compare business processes and adopt best practices where they can improve service to

3         customers.

4

5    Q.   How is the integration effort organized?

6    A.   Following the announcement of the NEES-EUA transaction, the two companies created a

7         transition team charged with consolidating the companies in a manner which creates more

8         cost savings than were assumed in the Mercer analysis. The transition team is led by

9         Thomas E. Rogers, Vice President and Director of Corporate Planning for NEPSCO, who

10        directed the sale of our non-nuclear generating business, and Mr. Powderly of EUA, who

11        was responsible for integration activities following EUA's acquisition of Newport. The

12        transition team has formed over 60 individual sub-teams covering all aspects of the

13        business. Each of these teams is charged with the task of identifying savings and

14        efficiency gains.

15

16   Q.   What is the schedule for the integration effort?

17   A.   The various transition teams have been established and are meeting regularly. For

18        planning purposes, we are targeting October 1, 1999, as the completion date for the

19        process so that we will be ready to move forward with implementation as soon as the

20        necessary regulatory approvals are in hand.

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                       Page 28 of 44


1    Q.   How do you expect that the integration efforts will lead to an improvement on Mercer's

2         estimate of $30 million in annual savings?

3    A.   One example of my expectation of better performance is within administrative functions.

4         The Mercer analysis concluded that the combined NEES-EUA companies would need 18

5         percent more personnel in administrative functions than NEES presently has today when

6         the combined company has 22 percent more customers. Given that we will be merging the

7         operating companies into a structure that is nearly identical to NEES's structure, I do not

8         believe that we will need 18 percent more accountants, information systems professionals,

9         lawyers and rate analysts when we have no more utility companies in our holding company

10        creating accounting statements, making rate filings or requiring information system

11        resources. Reducing the incremental administrative needs by half will increase savings by

12        $3-5 million per year at the end of the rate freeze. I further believe that Mercer's

13        estimates in customer service and distribution operations understate the benefits we will

14        achieve from the larger scale of the combined NEES-EUA system.

15

16   Q.   Are there other savings that are not included in your analysis?

17   A.   Yes. We believe that the NEES-National Grid merger will produce additional savings and

18        efficiency gains. We are now evaluating integration possibilities between NEES and

19        National Grid that will implement best practices. These efforts will produce savings for

20        NEES and for the newly acquired EUA companies. Equally important, we expect that

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                       Page 29 of 44


1         over time National Grid's significantly larger scale, both in financial and operational terms,

2         will enhance our ability to be at the leading edge of developments in transmission and

3         distribution technology, information systems and capital markets. The increased expertise

4         and resources will enhance our ability to provide customers of both NEES and EUA with

5         high quality transmission and distribution service at reasonable costs. The benefits that

6         will accrue to EUA from the NEES-National Grid integration process are not reflected in

7         our savings estimates for the NEES-EUA merger. Rather, the NEES-National Grid

8         savings will be demonstrated in a separate proceeding.

9

10        In addition, the savings study performed by Mr. Hoffman excludes certain cost savings

11        which are typically counted in other utility mergers. For example, most utility mergers

12        include as savings the costs of building one rather than two sets of new information

13        systems (usually customer or financial) at some time in the future. Both NEES and EUA

14        have older customer information systems. The cost of replacing these systems would

15        currently be in excess of $10 million per company. We did not include these costs in our

16        study because of the difficulty in pinpointing the timeframe in which the savings will occur.

17        Nevertheless, the savings are real and Will provide future benefits.

18

19        Finally, we expect the higher credit ratings of the NEES companies to lead to financing

20        savings as the debt of the EUA companies is refinanced over time.

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                       Page 30 of 44


1    Q.   Can the annual savings included in your analysis be achieved absent the proposed

2         acquisition?

3    A.   No. NEES and EUA have superb long-term records of managing costs. One measure of

4         this record is the rates charged to customers. As shown on Exhibit MEJ-10, NEES and

5         EUA customers enjoy lower rates than the customers of most investor owned utilities in

6         neighboring service areas in New England.

7

8         Another measure of cost efficiency is the number of employees required to serve each

9         1,000 customers. Prior to the combination, NEES (at 2.4 employees/1,000 customers)

10        and EUA (at 2.8 employees/1,000 customers) are significantly more efficient than Boston

11        Edison Company, the second largest utility in Massachusetts (which has 3.4

12        employees/1,000 customers). EUA's performance is particularly noteworthy because it

13        has achieved this record of performance despite the fact that it has less than half the

14        customers of Boston Edison. Both NEES and EUA have met their obligations to reduce

15        their costs on a stand alone basis. The combination of NEES, EUA and National Grid

16        represents the best opportunity to continue the track record of NEES and EUA in

17        controlling costs for the benefit of customers.

18

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                       Page 31 of 44


1    Q.   How will EUA shareholders benefit from the combination?

2    A.   The benefits to EUA shareholders stem from the consideration received for their shares at

3         closing. The base consideration of $31 per share is equal to 105 percent of the $29-1/16

4         market value of the shares on the last trading day before the merger was announced and

5         approximately 169 percent of EUA's book value per share of $18.29 as of December 31,

6         1998. The purchase is equal to a 23 percent premium over the market price on December

7         4, 1998, the last trading day before the BEC Energy-Commonwealth Energy merger was

8         announced. As explained earlier, the purchase price is subject to adjustment depending on

9         the timing of the closing The purchase price will be paid in cash. Mr. Powderly further

10        describes the basis for EUA's conclusion that the price to be paid is fair to EUA

11        shareholders.

12

13   Q.   Why did you use the December 4, 1998 closing price in determining the value to

14        shareholders?

15   A.   Beginning on December 7, 1998 with the announcement of the BEC Energy -

16        Commonwealth Energy merger, EUA's share began rising substantially above the range in

17        which they had traded in recent months. Based on the long-term previous performance of

18        EUA shares in the market, I believe that this price appreciation is the result of speculation

19        that EUA would enter into some kind of merger agreement at a price significantly higher

20        than the trading price on December 4, 1998.

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                       Page 32 of 44


1    Q.   What about the benefits to employees?

2    A.   Although the merger is expected to reduce employment by about 250 positions in the

3         combined companies, we believe that these employee reductions can be achieved

4         predominantly through attrition or voluntary early retirement and without significant

5         involuntary layoffs. The efficiency gains are essential to the viability of our companies in

6         the restructured utility industry. For remaining employees, the merger and the NEES-

7         National Grid transaction represent a superb opportunity for growth as we move forward

8         as the United States base of operations for a large international group. The expanded

9         opportunities in this country will stem from National Grid's express intention to expand

10        and consolidate its operations here in this country. The fulfillment of this plan ensures that

11        NEES and EUA employees will remain active in the industry restructuring debate in the

12        United States. National Grid's expanding foreign operations will also provide

13        opportunities for employees abroad.

14

15   Q.   Are NEES and EUA taking steps to mitigate the loss of positions following the NEES-EUA

16        merger?

17   A.   Yes. In anticipation of the merger's approval, we have placed a limitation on hiring for

18        our company. The NEES companies expect to have a significant number of vacant

19        positions by the time the transaction closes. Natural attrition at EUA is expected to add

20        more positions. We are making every effort to leave these positions vacant until

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                       Page 33 of 44


1         employees affected by the acquisition have an opportunity to be considered for a position.

2         Beyond vacancies and attrition, we can economically offer 200 to 250 NEES and EUA

3         employees a voluntary early retirement program, Through these measures, we expect to

4         meet our workforce reduction targets without having a significant impact on individual

5         employees.

6

7         NEES has also agreed in the merger agreement to honor EUA's collective bargaining

8         agreements and to provide non-union employees joining the NEES companies with

9         compensation and benefits in the aggregate at least equivalent to those obtained prior to

10        the merger for a year following closing. EUA employees joining the NEES system will

11        find that the compensation and benefit philosophies of the two companies are very similar,

12        allowing us to merge benefit plans without significant disruption to employees.

13

14   VI.  The Acquisition Premium and Transaction Costs.

15   Q.   What are the costs associated with NEES's acquisition of EUA?

16   A.   NEES is acquiring EUA at a premium of approximately $260 million above the book

17        value of EUA's shares. Because the acquisition of EUA is for cash, the conditions for

18        pooling of interest accounting are not met in this transaction and therefore, purchase

19        accounting must be used. Under Generally Accepted Accounting Principles (GAAP) for

20        purchase accounting, the premium is recorded as goodwill on the acquired company's

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                       Page 34 of 44


1         accounts. The premium will be allocated to each of the EUA operating companies

2         following the closing and added to their balance sheets as goodwill. The goodwill will be

3         amortized over 20 years for ratemaking purposes.

4

5         In addition to the acquisition premium, we expect that the transaction costs and the cost of

6         integrating EUA into NEES and achieving our savings targets will be approximately $64

7         million. Mr. Hoffman provides support for our cost estimates.

8

9    Q.   How will these costs be allocated among the EUA subsidiaries?

10   A.   A "fair value" study will be conducted around the time of closing the merger to determine

11        the allocation of the purchase price among the EUA subsidiaries. The acquisition

12        premium and transaction costs will be allocated in two steps. First, the acquisition

13        premium will be allocated to the unregulated subsidiaries based on the difference between

14        their market value and their book value. This adjustment brings the value of the

15        unregulated firms up to the value reflected in the acquisition. In our analysis we have

16        based this allocation on the underlying book value of the unregulated firms. We expect

17        the allocation to be refined in the valuation study, because the book value of an

18        unregulated enterprise does not bear any direct relationship to its market value.

19

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                       Page 35 of 44


1         The second step of the analysis allocates the remainder of the acquisition premium among

2         the regulated companies. This analysis includes the allocation of the transaction and

3         integration costs which are in this transaction all related to regulated operations. Our

4         proposed allocation among the regulated companies is based on the kilowatt-hour sales

5         following the consolidations in Rhode Island and Massachusetts. We propose that the

6         balance of the acquisition premium that is allocated to the regulated businesses be

7         allocated among BVE, Newport and the Massachusetts subsidiary Eastern Edison on the

8         basis of a three year average of kilowatt-hour deliveries to Rhode Island and

9         Massachusetts customers. The integration costs, which are entirely related to the

10        regulated subsidiaries, would be allocated among them in a similar manner.

11

12        This allocation matches the allocation of savings from the transaction, and the economic

13        value that is produced by the consolidation and reflected in the purchase price. Given that

14        transmission and distribution remain regulated businesses priced at the cost of providing

15        service, the value added by the transaction is related to the underlying savings produced by

16        the consolidation. As the result of rate design and service company allocations, these

17        savings will generally be based on kilowatthour deliveries to retail customers. The

18        allocation of the acquisition premium and transaction costs follows this methodology.

19

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                       Page 36 of 44


1    Q.   Have you allocated any transaction costs or acquisition premium to Montaup/NEP?

2    A.   Not in the analysis included in this filing. The primary savings associated with the EUA

3         transaction will be realized in distribution to retail delivery customers. Retail delivery and

4         its associated cost of service represent the bulk of the costs on the system and will

5         represent the most significant source of our savings, directly and indirectly through lower

6         administrative and general expense per customer service. This approach also matches the

7         allocation of the acquisition premium for other utilities whose transmission and

8         distribution rates remain unbundled in the same operating company.

9

10        Moreover, to the extent transmission savings exist, they will flow to retail customers

11        automatically through NEP's formula rate in proportion to Narragansett's retail deliveries.

12        NEP's transmission charges are based on demands at the time of NEP's peak, and

13        although NEP's rate includes deliveries to both affiliated and non-affiliated customers, the

14        allocation of acquisition costs parallels the kilowatthour allocation. Our proposed

15        allocation also maintains the Commission's jurisdiction over the issue.

16

17   Q.   Do you have an estimate of the acquisition costs to be allocated to the EUA Companies?

18   A.   Yes. BVE and Newport would be allocated $60,372,000 of acquisition premium which,

19        when adjusted for income taxes, produces a revenue requirement of $92,876,000. In

20        addition to this amount, BVE and Newport would be allocated $16,593,000 of transaction

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                       Page 37 of 44


1         costs. This produces a total revenue requirement of $109,469,000. With a 20 year

2         amortization period, the annual revenue requirement is estimated at $5,473,000. This

3         compares to about $8.9 million for Rhode Island's share of savings in the year following

4         the rate freeze. Exhibit MEJ-7, page 1 illustrates the allocation of the costs of the

5         transaction. The savings grow with inflation over time, but the amortization of the

6         acquisition premium and transaction costs does not. As explained earlier, 50 percent of

7         the excess of savings each year will be applied to recover the NEES-National Grid

8         premium, and following the rate freeze, the remaining 50 percent of excess savings will be

9         reflected in the cost of service to Narragansett's customers.

10

11   Q.   Please explain Narragansett's proposal to retain savings to pay the premium paid by

12        National Grid to acquire NEES.

13   A.   One of the benefits of the National Grid-NEES merger was the facilitation of

14        consolidation of transmission and distribution companies by low-cost companies such as

15        NEES. The benefits from NEES's acquisition of EUA are the first step in realizing the

16        vision behind the National Grid-NEES merger. Therefore, we are proposing that a

17        portion of the benefits from the NEES-EUA acquisition be shared between customers and

18        National Grid-NEES. The sharing mechanism we propose is fair and efficient. It provides

19        customers with $34.6 million of up-front value through the rate freeze, (Exhibit MEJ-5,

20        page 1, line 6 ($48,773,235 - $14,186,956 = $34,586,279)), and with matching savings

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                       Page 38 of 44


1         throughout the remainder of the period. The proposal puts the risk on the Company to

2         realize the savings during the rate freeze period, and significantly postpones the recovery

3         for this portion of the National Grid premium. In short, the proposal is fair and efficient.

4         It assures that Narragansett's customers are better off economically because of the merger

5         with National Grid and EUA, and the future consolidations that will be produced from our

6         new, larger and more financially sound organization.

7

8    Q.   Wouldn't the benefits of the EUA acquisition be achieved without the National Grid

9         NEES merger?

10   A.   Without the National Grid-NEES merger, the full benefits of the EUA acquisition would

11        not be realized. First, it is unlikely that NEES would have agreed to acquire EUA at this

12        time absent the National Grid-NEES merger agreement. As described in NEES's proxy

13        statement dated March 26, 1999, over the course of 1998, the management and board of

14        directors of NEES determined that finding a strategic partner such as National Grid was in

15        the Company's best interest. As I have explained, the National Grid merger is essential for

16        the low cost NEES utilities to compete in the consolidation of the industry. An agreement

17        to acquire EUA by NEES prior to NEES finding a strategic partner could have

18        significantly impaired or delayed NEES's ability to find and reach agreement with a

19        strategic partner. Under these circumstances, an acquisition of EUA by NEES would

20        have been deferred for a year or longer and perhaps not have occurred at all.

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                       Page 39 of 44


1         Second, while EUA had alternatives to an acquisition by NEES, in my opinion, those

2         alternatives would not have produced the level of savings or the rate reductions to EUA

3         customers that can be achieved in this proposed acquisition. I believe that EUA's

4         alternatives generally involved mergers with or acquisitions by higher-cost regional

5         utilities. Those utilities do not possess the track record to operate their own service

6         territories at the efficiency levels of NEES or EUA. Therefore they cannot produce the

7         economic benefits by combining with EUA that NEES can achieve. In addition, to the

8         extent savings are achieved, EUA customers are less likely to benefit from these savings

9         since they would most likely be applied to reducing the rates of the acquiring company.

10        EUA's customers could actually be faced with higher costs as the acquiring company

11        combined its higher cost operations with EUA's low-cost operations.

12

13        The EUA acquisition by NEES represents the first tangible benefits of the National Grid

14        NEES merger. Therefore, a portion of the savings should be used to compensate National

15        Grid for its investment in NEES.

16

17   VII. Future Earnings Reports.

18   Q.   How would the Company propose to treat the acquisition premiums for earnings report

19        purposes after the merger?

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                       Page 40 of 44


1    A.   In order for the Company to assume the risks inherent in a long term rate freeze, the

2         Company needs a clarification from the Commission that the Company's amortization of

3         both the EUA and the National Grid premiums would be taken into account in

4         determining the Company's earnings. The Company requests the Commission provide this

5         clarification in any order it issues approving the rate plan.

6

7    VIII. FAS 71.

8    Q.   Does the proposed rate plan have any other potential accounting ramifications?

9    A.   Yes. Presently, both NEES and EUA apply Financial Accounting Standard No. 71

10        (FAS 71) to their regulated operations. Pursuant to FAS 71, regulated entities are

11        required to record regulatory assets and liabilities to reflect certain differences between

12        accounting and ratemaking principles. If the NEES-EUA and NEES-National Grid

13        transactions are completed under the rate plan proposed in this docket,

14        Narragansett/BVE/Newport and NEP/Montaup may be required to discontinue use of

15        FAS 71, effective upon consummation of the NEES-National Grid merger.

16

17   Q.   Why might these companies be required to discontinue use of FAS 71?

18   A.   In order to apply FAS 71, a regulated entity must meet certain criteria, including the

19        criteria that the entity's rates are based on its cost of service. It is my understanding that

20        in interpreting FAS 71, that the accounting profession considers long-term fixed rate plans

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                       Page 41 of 44


1         to be inconsistent with the criteria of FAS 71. The implementation of the distribution rate

2         freeze through 2004 may require Narragansett/BVE/Newport to discontinue use of FAS

3         71. In the case of NEP/Montaup, their ability to continue to use FAS 71 for costs being

4         recovered through contract termination charges depends on their continued recovery as

5         part of cost-based rates. Because the underlying distribution companies may no longer

6         qualify to use FAS 71, NEP/Montaup may also be required to discontinue use of FAS 71.

7

8    Q.   What impact would the discontinuation of FAS 71 have on the financial statements of

9         NEES's affected subsidiaries including Narragansett?

10   A.   There are several principal impacts. First, in establishing the initial balance sheet of

11        Narragansett/BVE/Newport and NEP/Montaup, following the consummation of the

12        mergers, regulatory assets would not be recognized. The impact of not recognizing

13        regulatory assets would be to increase the goodwill account by the amount of the

14        regulatory assets. In addition, because the operation of FAS 71 would be discontinued,

15        future differences between accounting and ratemaking principles would not lead to the

16        creation of regulatory assets and liabilities.

17

18        The discontinuation of FAS 71 could cause other differences in accounting to occur as

19        well. Narragansett/BVE/Newport and NEP/Montaup have traditionally adhered to the

20        accounting rules included in the FERC Uniform System of Accounts, which set of rules

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                       Page 42 of 44


1         have been adopted by the Commission with limited exceptions. While those rules are in

2         most cases the same accounting rules followed by unregulated companies, there may be

3         some exceptions. For example, the companies would no longer record AFDC, but would

4         instead record capitalized interest calculated in accordance with accounting standards for

5         unregulated businesses.

6

7         In addition, while we have described previously the amount of goodwill that we expect to

8         be allocated to the companies and the amortization period for such goodwill for

9         ratemaking purposes, those amounts could differ for accounting purposes.

10

11   Q.   Would the discontinuation of FAS 71 affect rates?

12   A.   No. The recovery of regulatory assets today reflects ratemaking, rather than accounting

13        principles. While goodwill would be increased as a result of discontinuing FAS 71, the

14        definition of the acquisition premium to be recovered through rates would not include

15        goodwill resulting from regulatory assets otherwise being recovered through rates.

16

17   IX.  Other Regulatory Approvals.

18   Q.   Mr. Jesanis what other regulatory approvals are necessary before the merger of the parent

19        companies, NEES and EUA, can be closed?

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                       Page 43 of 44


1    A.   Federal approval is required from the SEC under the Holding Company Act and approval

2         by FERC under Section 203 of the Federal Power Act. FERC will also approve the

3         consolidation of NEP and Montaup's transmission rates under Section 205 of the Federal

4         Power Act. Modifications to Montaup's contract termination charge, if required, will also

5         be implemented pursuant to Section 205. A Nuclear Regulatory Commission approval

6         under the Atomic Energy Act, will be required to transfer Montaup's nuclear entitlements

7         to NEP as part of the merger. Approval of state commissions in Connecticut, Vermont,

8         and New Hampshire where Montaup owns property may also be required. The

9         Massachusetts Department of Telecommunications and Energy has direct jurisdiction over

10        the consolidation of the operating companies in Massachusetts as well as a rate plan for

11        the combined companies. The merger has already received clearance from the Federal

12        Trade Commission under the Hart Scott Rodino Act that requires review for potential

13        anti-trust effects of mergers. A copy of the FERC filing was provided to the Commission.

14        Our filing with the SEC will be provided to the Commission when it is made. The other

15        filings will be provided on request.

16

17   Q.   Are any other Rhode Island approvals needed for the parent company merger?

18   A.   No. The merger of the parent companies does not require any Rhode Island approvals.

19        However, in order for BVE and Newport to be merged into Narragansett, the Companies

20        would need to obtain approval from the Division of Public Utilities and Carriers pursuant

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of M.E. Jesanis
                                                                                       Page 44 of 44


1         to Section 39-3-24 of Rhode Island General Laws once the law is clarified that a merger is

2         permissible under that section.

3

4    Q.   What is the estimated time schedule for those proceedings?

5    A.   We hope to complete all regulatory proceedings on the merger this year and implement

6         the rate plan on April 1, 2000.

7

8    Q.   Does this complete your testimony?

9    A.   Yes.

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______


                                  Exhibits
                                     of
                             Michael E. Jesanis


 Exhibit MEJ-1    NEES-EUA Merger Agreement

 Exhibit MEJ-2    NEES-EUA Simplified Corporate Organization, Post-Closing

 Exhibit MEJ-3    Rate Comparison for BVE, Newport and Narragansett

 Exhibit MEJ-4    Economic Impact of Rate Plan

 Exhibit MEJ-5    Economic Impact of Rate Freeze Extensions

 Exhibit MEJ-6    Illustration of Calculation of Inflation Adjustment to
                  Distribution Rates in 2003 and 2004

 Exhibit MEJ-7    Eastern Acquisition Premium and Transaction Cost
                  Amortization

 Exhibit MEJ-8    Sharing of Savings Following NEES/EUA Merger

 Exhibit MEJ-9    Present Value Analysis of Acquisition Costs and Savings
                  from NEES-EUA Consolidation

 Exhibit MEJ-10   Rate Comparison by Utility

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Exhibit MEJ-1



                               Exhibit MEJ-1

                         NEES-EUA Merger Agreement

                            See Separate Volume

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Exhibit MEJ-2



                               Exhibit MEJ-2

          NEES-EUA Simplified Corporate Organization, Post-Closing

                                                                   Exhibit MEJ-2

                         Simplified Corporate Structure
                        for Regulated Operating Companies
                          (Plan for Full Consolidation)
      --------------------------------------------------------------------
         -----------------
         | National Grid |
         |     Group     |
         -----------------
               | |
               |
               | |
               |
               | |
             --------                                           -------
             | NEES |<- - - - - - - - - - - - - - - - - - - - - | EUA |
             --------                                           -------
               | |                                                 |
               | |                                                 ----------|
               | |    ----------------           ----------------            |
               | |----|Mass. Electric|< - - - - -|Eastern Edison|------------|
               | |    ----------------           ----------------            |
               | |                                      |                    |
               | |                                      |                    |
----------     | |    ----------------           ------------                |
|Granite |     | |----|New England   |< - - - - -|  Montaup |                |
|  State |-----| |    |   Power      |           ------------                |
|Electric|       |    ----------------       - - - - - - - - - - - - - -     |
----------       |                           |   --------------------  |     |
                 |                           |   | Blackstone Valley |-|-----|
                 |    ----------------       |   --------------------  |     |
                 |----|Narragansett  |< - - -|                         |     |
                      ----------------       |   ------------          |     |
                                             |   | Newport  |----------|-----|
                                             |   ------------          |
                                             - - - - - - - - - - - - - -

                                                                                    Narragansett Electric
                                                                                    BVE/Newport Electric
                                                                                    R.I.P.U.C. Docket No.______
                                                                                    Exhibit MEJ-3
                                                                                    Page 1 of 7


                                        Narragansett Electric Company
                            Blackstone Valley Company and Newport Electric Corporation
                              Effect on Individual Billing Components at Rate Merger


                                                                     Narraganset      Blackstone          Newport
                                                                     -----------      ----------          -------
DISTRIBUTION WITHOUT MERGER

(1) Average Rate (Exhibit JMM-2, Column 1, Line 1)                         2.967           3.003           4.189

(2) Projected GWh Sales (Exhibit MEJ-4, Column 1, Line (5)/.75)            5,165           1,330             544
                                                                           -----           -----             ---

(3) Revenue (Line (1) * Line (2) * 10,000)                          $153,245,550    $ 39,939,900    $ 22,788,160
----------------------------------------------------------------------------------------------------------------
DISTRIBUTION WITH MERGER

(4) Average Rate (Exhibit JMM-2, Column 2, Line 1)                         2.967           2.852           3.568

(5) Projected GWh Sales (Exhibit MEJ-4, Column 1, Line (5)/.75)            5,165           1,330             544
                                                                            ----           -----             ---

(6) Revenue (Line (4) * Line (5) * 10,000)                          $153,245,550    $ 37,931,600    $ 19,409,920
----------------------------------------------------------------------------------------------------------------
(7) BENEFIT TO TOTAL CUSTOMERS (LINE (3) + LINE (6))                          $0      $2,008,300    $  3,378,240
                                                                              --
----------------------------------------------------------------------------------------------------------------
TRANSMISSION WITHOUT MERGER

(8) Average Rate (Exhibit JMM-2, Column 1, Line 4)                         0.466           0.278           0.273

(9) Projected GWh Sales (Exhibit MEJ-4, Column 1, Line (5)/.75)            5,165           1,330             544
                                                                           -----           -----             ---

(10) Revenue (Line (8) * Line (*8) * 10,000)                        $ 24,068,900    $  3,697,400    $  1,485,120
----------------------------------------------------------------------------------------------------------------
TRANSMISSION WITH MERGER

(11) Average Rate (Exhibit JMM-2, Column 2, Line 4)                        0.466           0.278           0.273

(12) Projected GWh Sales (Exhibit MEJ-4, Column 1, Line (5)/.75)           5,165           1,330             544
                                                                           -----           -----             ---

(13) Revenue (Line (11) * Line (12) * 10,000)                       $ 24,068,900    $  3,697,400    $  1,485,120
----------------------------------------------------------------------------------------------------------------
(14) BENEFIT TO TOTAL CUSTOMERS (LINE (10) + LINE (13)                        $0              $0              $0
----------------------------------------------------------------------------------------------------------------
TRANSITION WITHOUT MERGER

(15) Average Rate (Exhibit JMM-2, Column 1, Line 5)                        1.150           2.320           2.340

(16) Projected GWh Sales (Exhibit MEJ-4, Column 1, Line (5)/.75            5,165           1,330             544
                                                                           -----           -----             ---

(17) Revenue (Line (15) * Line (16) * 10,000)                      $  59,397,500   $  30,856,000   $  12,729,600
----------------------------------------------------------------------------------------------------------------
TRANSITION WITH MERGER

(18) Average Rate (Exhibit JMM-2, Column 2, Line 5)                        1.150           2.320           2.340

(19) Projected GWh Sales (Exhibit MEJ-4, Column 1, Line (5)/.75)           5,165           1,330             544
                                                                           -----           -----           -----

(20) Revenue (Line (18) * Line (19) * 10,000)                      $  59,397,500   $  30,856,000   $  12,729,600
----------------------------------------------------------------------------------------------------------------
(21) BENEFIT TO TOTAL CUSTOMERS (LINE (17) + LINE (20)                        $0              $0              $0
----------------------------------------------------------------------------------------------------------------
(22) TOTAL BENEFIT (COST) TO CUSTOMERS (LINE (7)+LINE (14)
     +LINE (21))                                                              $0   $   2,008,300   $   3,378,240

(23) TOTAL RETAIL DELIVERY RATE W/O MERGER
     (INCL. .230(CENT)DSM)                                                 4.813           5,831           7.032

(24) TOTAL RETAIL DELIVERY RATE W/MERGER
     (INCL. .230(CENT)DSM)                                                 4.813           5.680           6.411

(25) % BENEFIT (COST) TO CUSTOMERS                                         0.00%           2.59%           8.83%
----------------------------------------------------------------------------------------------------------------

                                                                                     Narragansett Electric
                                                                                     BVE/Newport Electric
                                                                                     R.I.P.U.C. Docket No.______
                                                                                     Exhibit MEJ-3
                                                                                     Page 2 of 7



DISTRIBUTION 2000

(1) Average Rate (Exhibit JMM-2, Column 2, Line 1)                         2.967           2.852           3.568

(2) Projected GWh Sales (Exhibit MEJ-4, Column 1, Line (5)/.75)            5,165           1,330             544
                                                                           -----           -----             ---

(3) Revenue (Line (1) * Line (2) * 10,000)                         $ 153,245,550   $  37,931,600   $  19,409,920
----------------------------------------------------------------------------------------------------------------
DISTRIBUTION 2001

(4) Average Rate (Exhibit JMM-2, Column 3, Line 1 and Line (1a))           3.006           2.891           3.607

(5) Projected GWh Sales (Exhibit MEJ-4, Column 1, Line (5)/.75)            5,165           1,330             544
                                                                           -----           -----             ---

(6) Revenue (Line (4) * Line (5) * 10,000)                         $ 155,259,900   $  38,450,300   $  19,622,080
----------------------------------------------------------------------------------------------------------------
(7) BENEFIT TO TOTAL CUSTOMERS (LINE (3) + LINE (6))                 ($2,014,350)      ($518,700)      ($212,160)
----------------------------------------------------------------------------------------------------------------
TRANSMISSION 2000

(8) Average Rate (Exhibit JMM-2, Column 2, Line 4)                         0.466           0.278           0.273

(9) Projected GWh Sales (Exhibit MEJ-4, Column 1, Line (5)/.75)            5,165           1,330             544
                                                                           -----           -----             ---

(10) Revenue (Line (8) * Line (8) * 10,000)                        $  24,068,900   $   3,697,400   $   1,485,120
----------------------------------------------------------------------------------------------------------------
TRANSMISSION 2001

(11) Average Rate (Exhibit JMM-2, Column 3, Line 4)                        0.409           0.429           0.431

(12) Projected GWh Sales (Exhibit MEJ-4, Column 1, Line (5)/.75)           5,165           1,330             544
                                                                           -----           -----             ---

(13) Revenue (Line (11) * Line (12) * 10,000)                       $ 21,124,850    $  5,705,700    $  2,344,640
----------------------------------------------------------------------------------------------------------------
(14) BENEFIT TO TOTAL CUSTOMERS (LINE (10) + LINE (13)              $  2,944,050     ($2,008,300)      ($859,520)
----------------------------------------------------------------------------------------------------------------
TRANSITION 2000

(15) Average Rate (Exhibit JMM-2, Column 2, Line 5)                        1.150           2.320           2.340

(16) Projected GWh Sales (Exhibit MEJ-4, Column 1, Line (5)/.75)           5,165           1,330             544
                                                                           -----           -----             ---

(17) Revenue (Line (15) * Line (16) * 10,000)                       $ 59,397,500    $ 30,856,000    $ 12,729,600
----------------------------------------------------------------------------------------------------------------
TRANSITION 2001

(18) Average Rate (Exhibit JMM-2, Column 3, Line 5)                        1.150           1.759           1.759

(19) Projected GWh Sales (Exhibit MEJ-4, Column 1, Line (5)/.75)           5,165           1,330             544
                                                                           -----           -----             ---

(20) Revenue (Line (18) * Line (19) * 10,000)                       $ 59,397,500    $ 23,394,700    $  9,568,960
----------------------------------------------------------------------------------------------------------------
(21) BENEFIT TO TOTAL CUSTOMERS (LINE 917) + LINE (20))                       $0    $  7,461,300    $  3,160,640
----------------------------------------------------------------------------------------------------------------
(22) TOTAL BENEFIT (COST) TO CUSTOMERS (LINE (7)+LINE (14)
     +LINE (21))                                                    $    929,700    $  4,934,300    $  2,088,960

(23) TOTAL RETAIL DELIVERY RATE W/O MERGER
     (INCL. .230(CENT)DSM)                                                 4.813           5.680           6.411

(24) TOTAL RETAIL DELIVERY RATE W MERGER
     (INCL. .230(CENT)DSM)                                                 4.795           5.309           6.027

(25) % BENEFIT (COST) TO CUSTOMERS                                          0.37%           6.53%           5.99%

                     Average Delivery Costs in Rhode Island
                   Pre Rate Plan 2000 and Post Rate Plan 2000

                                  Exhibit MEJ-3

                          [Vertical, Stacked Bar Chart]

X-axis (bottom of chart): Pre and Post Rate Plans for Narragansett, Blackstone Valley and Newport.

Y-axis (left side of chart): Cents per kWh(listed in increments of 1.0 cent between and including 0.0 and 8.0 cents per kWh).

[Bar Chart lists four sets of rates for each of Narragansett, Blackstone Valley and Newport: (i) distribution, (ii) transmission, (iii) transition, and (iv) total rates. Total rates equal the sum of distribution, transmission and transition rates.]

Utility                  Distribution        Transmission        Transition          Total

Narragansett:
Pre Rate Plan                3.197              0.466               1.150            4.813
Post Rate Plan               3.197              0.466               1.150            4.813

Blackstone Valley:
Pre Rate Plan                3.233              0.278               2.320            5.831
Post Rate Plan               3.082              0.278               2.320            5.680

Newport:
Pre Rate Plan                4.419              0.273               2.340            7.032
Post Rate Plan               3.798              0.273               2.340            6.411



[NEES Logo]

                     Average Delivery Costs in Rhode Island
                          Post Rate Plan 2000 and 2001

                                  Exhibit MEJ-3

                          [Vertical, Stacked Bar Chart]

X-axis (bottom of chart): Post Rate Plan 2000 and 2001 for Narragansett, Blackstone Valley and Newport.

Y-axis (left side of chart): Cents per kWh(listed in increments of 1.0 cent between and including 0.0 and 8.0 cents per kWh).

[Bar Chart lists four sets of rates for each of Narragansett, Blackstone Valley and Newport: (i) distribution, (ii) transmission, (iii) transition, and (iv) total rates. Total rates equal the sum of distribution, transmission and transition rates.]


Utility                  Distribution        Transmission        Transition          Total

Narragansett:
2000                         3.197              0.466               1.150            4.813
2001                         3.236              0.409               1.150            4.795

Blackstone Valley:
2000                         3.082              0.278               2.320            5.680
2001                         3.121              0.429               1.759            5.309

Newport:
2000                         3.798              0.273               2.340            6.411
2001                         3.837              0.431               1.759            6.027



[NEES Logo]

                  Average Delivery Costs for Blackstone Valley

                                  Exhibit MEJ-3

                          [Vertical, Stacked Bar Chart]

X-axis (bottom of chart): Average delivery costs for Blackstone Valley at Jan. 2000, Apr. 2000, 2001, 2002, 2003 and 2004.

Y-axis (left side of chart): Cents per kWh(listed in increments of 1.0 cent between and including 0.0 and 8.0 cents per kWh).

[Bar Chart lists four sets of rates for Blackstone Valley: (i) distribution,
(ii) transmission, (iii) transition, and (iv) total rates. Total rates equal the sum of distribution, transmission and transition rates.]


Date                     Distribution        Transmission        Transition          Total

Jan. 2000                    3.233              0.278               2.320            5.831
Apr. 2000                    3.082              0.278               2.320            5.680
2001                         3.121              0.429               1.759            5.309
2002                         3.121              0.429               1.859            5.409
2003                         3.121              0.429               1.446            4.996
2004                         3.121              0.429               1.298            4.848



[NEES Logo]

                     Average Delivery Costs for Narragansett

                                  Exhibit MEJ-3

                          [Vertical, Stacked Bar Chart]

X-axis (bottom of chart): Average delivery costs for Narragansett at Jan. 2000, Apr. 2000, 2001, 2002, 2003 and 2004.

Y-axis (left side of chart): Cents per kWh(listed in increments of 1.0 cent between and including 0.0 and 8.0 cents per kWh).

[Bar Chart lists four sets of rates for Narragansett: (i) distribution, (ii) transmission, (iii) transition, and (iv) total rates. Total rates equal the sum of distribution, transmission and transition rates.]

Date                     Distribution        Transmission        Transition          Total

Jan. 2000                    3.197              0.466               1.150            4.813
Apr. 2000                    3.197              0.466               1.150            4.813
2001                         3.236              0.409               1.150            4.795
2002                         3.236              0.409               1.150            4.795
2003                         3.236              0.409               1.150            4.795
2004                         3.236              0.409               1.150            4.795



[NEES Logo]

                       Average Delivery Costs for Newport

                                  Exhibit MEJ-3

                          [Vertical, Stacked Bar Chart]

X-axis (bottom of chart): Average delivery costs for Newport at Jan. 2000, Apr. 2000, 2001, 2002, 2003 and 2004.

Y-axis (left side of chart): Cents per kWh(listed in increments of 1.0 cent between and including 0.0 and 8.0 cents per kWh).

[Bar Chart lists four sets of rates for Newport: (i) distribution, (ii) transmission, (iii) transition, and (iv) total rates. Total rates equal the sum of distribution, transmission and transition rates.]


Date                     Distribution        Transmission        Transition          Total

Jan. 2000                    4.419              0.273               2.340            7.032
Apr. 2000                    3.798              0.273               2.340            6.411
2001                         3.837              0.431               1.759            6.027
2002                         3.837              0.431               1.859            6.127
2003                         3.837              0.431               1.446            5.714
2004                         3.837              0.431               1.298            5.566



[NEES Logo]

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Exhibit MEJ-4



                               Exhibit MEJ-4

                        Economic Impact of Rate Plan

C:\123data\JAMES\M&A\BASE\Mej-3.wk4                                                                  Narragansett Electric
4YR_TOTAL                                                                                            BVE/Newport Electric
     19-May-99                                                                                       R.I.P.U.C. Docket No. _______
                                                                                                     Exhibit MEJ-4
                                                                                                     Page 1 of 4


                                                   Narragansett Electric Company
                                Blackstone Valley Electric Company and Newport Electric Corporation
                                     Total Combined Effect of Retail Delivery Service Billings
                                             With a Four Year Distribution Rate Freeze


                                             2000           2001           2002           2003            2004         Cumulative
          Increase/(Decrease):
(1)  Blackstone Valley Electric Company  ($1,506,225)   ($4,685,052)   ($6,060,292)   ($9,336,185)  ($11,984,285)

(2)  Newport Electric Corporation        ($2,533,680)   ($4,656,091)   ($5,341,282)   ($6,876,463)   ($8,153,143)

(3)  Narragansett Electric Company                $0    ($1,606,730)   ($4,604,160)   ($5,076,480)   ($6,748,560)

(4)  Combined Comany                     ($4,039,905)  ($10,947,872)  ($16,005,734)  ($21,289,129)  ($26,885,988)   ($79,168,628)

(5)  Cumulative Effect                   ($4,039,905)  ($14,987,777)  ($30,993,511)  ($52,282,640)  ($79,168,628)
----------------------------------------------------------------------------------------------------------------------------------



(1)  Page 1, Line (6)
(2)  Page 2, Line (6)
(3)  Lage 3, Line (6)
(4)  Line (1) + Line (2) + Line (3)
(5)  Accumulation of Line (4)

C:\123data\JAMES\M&A\BASE\Mej-3.wk4                                                                  Narragansett Electric
4YR_BVE SAVING                                                                                       BVE/Newport Electric
     19-May-99                                                                                       R.I.P.U.C. Docket No. _______
                                                                                                     Exhibit MEJ-4
                                                                                                     Page 2 of 4


                                                Blackstone Valley Electric Company
                                      Estimated Reduction in Retail Delivery Service Billings
                                             With a Four Year Distribution Rate Freeze


                                             2000           2001           2002           2003            2004         Cumulative
     Average Retail Delivery Rate -
(1)  With Merger on April 1, 2000              5.680          5.309          5.409          4.996         4.848

(2)  Assuming No Merger                        5.831          5.657          5.855          5.674         5.704

(3)  cents/kWh Reduction in Retail
     Delivery Rate                            (0.151)        (0.348)        (0.446)        (0.678)       (0.856)

(4)  % Reduction in Retail Delivery Rate        -2.6%          -6.2%          -7.6%         -11.9%        -15.0%

(5)  Forecasted MWh Sales                    997,500      1,346,024      1,360,074      1,377,851     1,399,848

(6)  $ Reduction in Retail Delivery Rate ($1,506,225)   ($4,685,052)   ($6,060,292)   ($9,336,185) ($11,984,285)     ($33,572,039)

(7)  Cumulative Reduction                ($1,506,225)   ($6,191,277)  ($12,251,569)  ($21,587,754) ($33,572,039)
----------------------------------------------------------------------------------------------------------------------------------



(1)  Exhibit JMM - 2, Page 2, Line (6)
(2)  Exhibit JMM - 2, Page 2, January 1, 2000, Line (1) (inflated at 2.2% per year) + Line (2) + Line (4) + Transition Charge from
     BVE RVC filing
(3)  Line (1) - Line (2)
(4)  Line (3)/Line (2)
(5)  Forecast (from CTC filings)
(6)  Line (3) x Line (5)
(7)  Accumulation of Line (6)

C:\123data\JAMES\M&A\BASE\Mej-3.wk4                                                                  Narragansett Electric
4YR_NECO SAVING                                                                                      BVE/Newport Electric
     19-May-99                                                                                       R.I.P.U.C. Docket No. _______
                                                                                                     Exhibit MEJ-4
                                                                                                     Page 3 of 4


                                                   Narragansett Electric Company
                                      Estimated Increase in Retail Delivery Service Billings
                                             With a Four Year Distribution Rate Freeze


                                             2000           2001           2002           2003            2004         Cumulative
     Average Retail Delivery Rate -
(1)       With Merger on April 1, 2000         4.813          4.795          4.795          4.795          4.795

(2)       Assuming No Merger                   4.813          4.826          4.883          4.891          4.921

(3)  cents/kWh Reduction in Retail
     Delivery Rate                             0.000         (0.031)        (0.088)        (0.096)        (0.126)

(4)  % Reduction in Retail Delivery Rate        0.0%          -0.6%           -1.8%          -2.0%          -2.6%

(5)  Forecasted MWh Sales                  3,873,750      5,183,000      5,232,000      5,288,000      5,356,000

(6)  $ Reduction in Retail Delivery Rate          $0    ($1,606,730)   ($4,604,160)   ($5,076,480)   ($6,748,560)   ($18,035,930)

(7)  Cumulative Reduction                         $0    ($1,606,730)   ($6,210,890)  ($11,287,370)  ($18,035,930)
----------------------------------------------------------------------------------------------------------------------------------



(1)  Exhibit JMM - 2, Page 2, Line (6)
(2)  Exhibit JMM - 2, Page 2, January 1, 2000, Line (1) (inflated at 2.2% per year) + Line (2) + Line (4) + Transition Charge from Narr. RVC filing + Cost of Removal Adjustment  (Narragansett only) of 0.068 cents/kWh starting in 2001
(3)  Line (1) - Line (2)
(4)  Line (3)/Line (2)
(5)  Forecast (from CTC filings)
(6)  Line (3) x Line (5)
(7)  Accumulation of Line (6)

C:\123data\JAMES\M&A\BASE\Mej-3.wk4                                                                  Narragansett Electric
4YR_NEW SAVINGS                                                                                      BVE/Newport Electric
     19-May-99                                                                                       R.I.P.U.C. Docket No. _______
                                                                                                     Exhibit MEJ-4
                                                                                                     Page 4 of 4


                                                   Newport Electric Corporation
                                      Estimated Reduction in Retail Delivery Service Billings
                                             With a Four Year Distribution Rate Freeze


                                             2000           2001           2002           2003            2004         Cumulative
Average Retail Delivery Rate -
(1)       With Merger on April 1, 2000         6.411          6.027          6.127          5.714          5.566

(2)       Assuming No Merger                   7.032          6.874          7.088          6.935          6.993

(3)  cents/kWh Reduction in Retail
     Delivery Rate                            (0.621)        (0.847)        (0.961)        (1.221)        (1.427)

(4)  % Reduction in Retail Delivery Rate        -8.8%         -12.3%         -13.6%         -17.6%         -20.4%

(5)  Forecasted MWh Sales                    408,000        549,613        555,606        563,367        571,358

(6)  $ Reduction in Retail Delivery
     Rate                                ($2,533,680)   ($4,656,091)   ($5,341,282)   ($6,876,463)   ($8,153,143)   ($27,560,659)

(7)  Cumulative Reduction                ($2,533,680)   ($7,189,771)  ($12,531,053)  ($19,407,516)  ($27,560,659)
----------------------------------------------------------------------------------------------------------------------------------



(1)  Exhibit JMM - 2, Page 4, Line (6)
(2)  Exhibit JMM - 2, Page 4, January 1, 2000, Line (1) (inflated at 2.2% per year) + Line (2) + Line (4) + Transition Charge from NEC RVC filing
(3)  Line (1) - Line (2)
(4)  Line (3)/Line (2)
(5)  Forecast (from CTC filings)
(6)  Line (3) x Line (5)
(7)  Accumulation of Line (6)

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Exhibit MEJ-5



                               Exhibit MEJ-5

                 Economic Impact of Rate Freeze Extensions

                                                                                          Narragansett Electric
                                                                                          BVE/Newport Electric
                                                                                          R.I.P.U.C. Docket No. ___________
                                                                                          Exhibit MEJ-5
                                                                                          Page 1 of 3


                                   Narragansett Electric Company
                        Blackstone Valley Company and Newport Electric Corporation
                           Estimated Value of Four Year Distribution Rate Freeze


DISTRIBUTION WITHOUT MERGER                2000           2001           2002           2003             2004
                                           ----           ----           ----           ----             ----

    TOTAL OF INDIVIDUAL COMPANIES

(1) Total Revenue                  $157,940,303   $216,670,421   $223,630,624   $231,183,289     $239,506,709   $1,068,931,347

(2) Cumulative Total Revenue       $157,940,303   $374,610,724   $598,241,348   $829,424,638   $1,068,931,347


DISTRIBUTION WITH MERGER

    TOTAL OF INDIVIDUAL COMPANIES

(3) Total Revenue                  $157,940,303   $212,005,610   $214,108,480   $216,568,800     $219,534,920    $1,020,158,113

(4) Cumulative Total Revenue       $157,940,303   $369,945,913   $584,054,393   $800,623,193   $1,020,158,113

    BENEFIT TO ALL CUSTOMERS

(5) Annual                                   $0     $4,664,811     $9,522,144    $14,614,489      $19,971,789     $48,773,235

(6) Cumulative                               $0     $4,664,811    $14,186,959    $28,801,445      $48,773,235


(1)   Page 3, Line (13)
(2)   Page 3, Line (14)
(3)   Page 2, Line (13
(4)   Page 2, Line (14)
(5)   Line (1) - Line (3)
(6)   Accumulation of Line (5)

                                                                                               Narragansett Electric
                                                                                               BVE/Newport Electric
                                                                                               R.I.P.U.C. Docket No. _________
                                                                                               Exhibit MEJ-5
                                                                                               Page 2 of 3



                                          Narragansett Electric Company
                            Blackstone Valley Company and Newport Electric Corporation
                               Estimated Value of Four Year Distribution Rate Freeze


DISTRIBUTION WITHOUT MERGER                  2000          2001          2002          2003            2004
                                             ----          ----          ----          ----            ----

     NARRAGANSETT ELECTRIC

(1)  Average Rate                           2.967         2.967         2.967         2.967           2.967
(2)  Projected GWh Sales                    3,874         5,183         5,232         5,288           5,356
                                            -----         -----         -----         -----           -----
(3)  Revenue                         $114,934,163  $153,779,610  $155,233,440  $156,894,960    $158,912,520    $739,754,693

(4)  Cumulative Revenue              $114,934,163  $268,713,773  $423,947,213  $580,842,173    $739,754,693

     BLACKSTONE VALLEY ELECTRIC

(5)  Average Rate                           2.852         2.852         2.852         2.852           2.852
(6)  Projected GWh Sales                      998         1,346         1,360         1,378           1,400
                                             ----         -----         -----         -----          ------
(7)  Revenue                          $28,448,700   $38,387,920   $38,787,200   $39,300,560     $39,928,000    $184,852,380

(8)   Cumulative Revenue              $28,448,700   $66,836,620  $105,623,820  $144,924,380   $184,852,380

     NEWPORT ELECTRIC

(9)  Average Rate                           3.568         3.568         3.568         3.568          3.568
(10) Projected GWh Sales                      408           556           563           571            580
                                              ---           ---           ---           ---            ---
(11) Revenue                          $14,557,440   $19,838,080   $20,087,840   $20,373,280     $20,694,400     $95,551,040

(12) Cumulative Revenue               $14,557,440   $34,395,520   $54,483,360   $74,856,640     $95,551,040

     TOTAL OF INDIVIDUAL COMPANIES

(13) Total Revenue                   $157,940,303  $212,005,610  $214,108,480  $216,568,800    $219,534,920  $1,020,158,113

(14) Cumulative Total Revenue        $157,940,303  $369,945,913  $584,054,393  $800,623,193  $1,020,158,113




(1)   Exhibit JMM - 2, Page 3, Line (1)
(2)   Forecast (from CTC filings)
(3)   Line (1) * Line (2)
(4)   Accumulation of Line (3)
(5)   Exhibit JMM - 2, Page 2, Line (1)
(6)   Forecast (from CTC filings)
(7)   Line (5) * Line (6)
(8)   Accumulation of Line (7)
(9)   Exhibit JMM - 2, Page 4, Line (1)
(10)  Forecast (from CTC filings)
(11)  Line (9) * Line (10)
(12)  Accumulation of Line (11)
(13)  Line (3) + Line (7) + Line (12)
(14)  Line (4) + Line (8) + Line (13)

                                                                                            Narragansett Electric
                                                                                            BVE/Newport Electric
                                                                                            R.I.P.U.C. Docket No. _________
                                                                                            Exhibit MEJ-5
                                                                                            Page 3 of 3


                                       Narragansett Electric Company
                             Blackstone Valley Company and Newport Electric Corporation
                                Estimated Value of Four Year Distribution Rate Freeze

DISTRIBUTION WITHOUT MERGER                  2000          2001          2002          2003            2004
                                             ----          ----          ----          ----            ----

     NARRAGANSETT ELECTRIC

(1)  Average Rate (inflation
        begining in 2001)                   2.967         3.032         3.099         2.967           3.237
(2)  Projected GWh Sales                    3,874         5,183         5,232         5,288           5,356
                                            -----         -----         -----         -----           -----
(3)  Revenue                         $114,934,163  $157,162,761  $162,138,844  $167,479,509     $173,365,109   $775,080,387

(4)  Cumulative Revenue              $114,934,163  $272,096,924  $434,235,768  $601,715,278    $775,080,387

     BLACKSTONE VALLEY ELECTRIC

(5)  Average Rate (inflation
       beginning in 2001)                   2.852         2.915         2.979         3.045           3.112
(6)  Projected GWh Sales                      998         1,346         1,360         1,378           1,400
                                             ----         -----         -----         -----           -----
(7)  Revenue                          $28,448,700   $39,235,900   $40,514,400   $41,960,100      $43,568,000   $193,727,100

(8)  Cumulative Revenue               $28,448,700   $67,684,600  $108,199,000  $150,159,100    $193,727,100

     NEWPORT ELECTRIC

(9)  Average Rate (inflation
       beginning in 2001)                   3.568         3.646         3.726         3.808           3.892
(10) Projected GWh Sales                      408           556           563           571             580
                                              ---           ---           ---           ---             ---
(11) Revenue                          $14,557,440   $20,271,760   $20,977,380   $21,743,680     $22,573,600    $100,123,860

(12) Cumulative Revenue               $14,557,440   $34,829,200   $55,806,580   $77,550,260    $100,123,860

     TOTAL OF INDIVIDUAL COMPANIES

(13) Total Revenue                   $157,940,303  $216,670,421  $223,630,624  $231,183,289    $239,506,709  $1,068,931,347

(14) Cumulative Total Revenue        $157,940,303  $374,610,724  $598,241,348  $829,424,638  $1,068,931,347




(1)   Exhibit JMM - 2, Page 3, Line (1), April 1, 2000, inflated at
         2.2 percent
(2)   Forecast (from CTC filings)
(3)   Line (1) * Line (2)
(4)   Accumulation of Line (3)
(5)   Exhibit JMM - 2, Page 2, Line (1), April 1, 2000, inflated at
        2.2 percent
(6)   Forecast (from CTC filings)
(7)   Line (5) * Line (6)
(8)   Accumulation of Line (7)
(9)   Exhibit JMM - 2, Page 4, Line (1), April 1, 2000, inflated at
        2.2 percent
(10)  Forecast (from CTC filings)
(11)  Line (9) * Line (10)
(12)  Accumulation of Line (11)
(13)  Line (3) + Line (7) + Line (12)
(14)  Line (4) + Line (8) + Line (13)

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Exhibit MEJ-6



                               Exhibit MEJ-6

            Illustration of Calculation of Inflation Adjustment
                  to Distribution Rates in 2003 and 2004

                                                                  Narragansett Electric

                                                                                BVE/Newport Electric
                                                                                R.I.P.U.C. Docket No. ________
                                                                                Exhibit MEJ-6
                                                                                Page 1 of 1


                          Narragansett Electric Company
          Illustration of Calculation Inflation Adjustment to Distribution Rates
                                     in 2003 and 2004



                       3%                    Annual        Annual                Benchmark     Illustrative
                     Annual      CPI      Percentage   Inflation in    75% of    Distribution   Distribution
 End of Month      Inflation    Index       Change     Excess of 3%    Excess        Rate        Adjustment
 ------------      ---------    -----       ------     ------------    ------        ----        ----------
      (1)             (2)        (3)         (4)            (5)         (6)           (7)           (8)
September 2001                 136.6  2/
September 2002                 140.9  2/
Annual Total       3.000% 1/                3.148% 3/     0.148% 4/   0.111% 5/   2.993  6/       0.003  7/

September 2002                 140.9  2/
September 2003                 144.8  2/
Annual Total       3.000% 1/                2.768 3/                     n/a      2.996  8/          n/a

-----------------------------------------------------------------------------
1/  Annual rate of 3% for inflation benchmark
2/  Historical Consumer Price Index - All Urban Consumers (CPI-U) obtained from the Bureau of Labor Statistics
3/ Percentage change between prior month's CPI-U and current month's CPI-U 4/ Difference between actual inflation (3/) and assumed inflation benchmark of 3% (1/)
5/  75% x excess inflation in 4/
6/  Exhibit JMM-2, Page 1, April 1, 2000, Line (1)
7/  75% of excess inflation in 5/ multiplied by benchmark distribution rate in 6/
8/ Prior year net distribution charge (6/) + (7/) as current year's distribution benchmark

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Exhibit MEJ-7



                               Exhibit MEJ-7

       Eastern Acquisition Premium and Transaction Cost Amortization

                                                                 Narragansett Electric
                                                                 BVE/Newport Electric
                                                                 R.I.P.U.C. Docket No. ________
                                                                 Exhibit MEJ-7
                                                                 Page 1 of 3


                                     NEES/EUA Acquisition Premium
                      Amortization of Acquisition Premium and Transaction Costs
                                      In Thousands of Dollars

       Illustrative Calculation pending completion of Acquisition Premium Allocation Study

                                                                           Allocation to States 12/
                                                                       -------------------------------
                                                                         Massachusetts    Rhode Island
                                                              Total    (Eastern Edison)
 1  ACQUISITION PREMIUMS:                                    100.00%        73.91%           26.09%
    ---------------------                                    -------        ------           ------
 2  Total Acquisition Premium 1/                            $260,000
 3  Less:  Allocation to Unregulated Subsidiaries 2/          28,600
                                                             -------
 4  Net Acquisition Premium to Regulated Subsidiaries 3/    $231,400       $171,028          $60,372
 5
 6  Times Tax Gross-Up Factor 4/                                             1.6454           1.5384
                                                                             ------           ------
 7
 8  Acquisition Premium at Revenue Requirement 5/           $374,285       $281,409          $92,876
 9
10  Amortization Period (Years) 6/                                20             20               20
11
12  Amortization per year for Acquisition Premiums 7/        $18,714        $14,070           $4,644
                                                             -------        -------           ------
13
14
15  TRANSACTION COSTS:
16  Total Estimated Transaction Costs 8/                     $63,600        $47,007          $16,593
17
18  Amortization Period (Years) 9/                                20             20               20
19
20  Amortization per year for Transaction Costs 10/           $3,180         $2,351             $829
                                                              ------         ------             ----
21
22  TOTAL AMORTIZATION PER YEAR 11/                          $21,894        $16,421           $5,473
                                                             -------        -------           ------

Notes:

  1/  Exhibit MEJ-7, Page 3, Line 15.
  2/ Allocation of costs to unregulated subsidiaries. (Exhibit MEJ-7, Page 3, Line 35 times Line 2.)
  3/  Line 1 minus Line 2.
  4/ For Massachusetts: 1 plus Federal Income Tax (FIT) Rate divided by 1 minus FIT rate plus State Income Tax (SIT) rate divided by 1 minus SIT rate divided by 1 minus FIT rate (1+(35%/(1-35%))+((6.5%/(1-6.5%)/(1-35%))). For Rhode Island: 1 plus
      Federal Income Tax (FIT) Rate divided by 1 minus FIT rate. (1+(35%/(1-35%))).
  5/  Line 4 times Line 6.
  6/  Proposed amortization period for Acquisition Premiums
  7/  Line 8 divided by Line 10.
  8/  Total Estimated Transaction costs to complete NEES/EUA merger.
  9/  Proposed amortization period for Transaction Costs.
 10/  Line16 divided by Line 18.
 11/  Line 12 plus Line 20.
 12/  Exhibit MEJ-7, Page 2, Column (f).

                                                                                                 Narragansett Electric
                                                                                                 BVE/Newport Electric
                                                                                                 R.I.P.U.C. Docket No. ____
                                                                                                 Exhibit MEJ-7
                                                                                                 Page 2 of 3


                                       NEES/EUA Acquisition Premium
                           Allocation of Acquisition Premium and Transaction Costs

               Illustrative Calculation pending completion of Acquisition Premium Allocation Study


                                    1998            1997            1996           Total         3 Year Ave.
                                  MWh Sales       MWh Sales       MWh Sales      MWh Sales        MWh Sales      Allocation
                                to Ultimates    to Ultimates    to Ultimates    to Ultimates    to Ultimates     Percentage
                                Column (a) 1/   Column (b) 2/   Column (c) 3/   Column (d) 4/   Column (e) 5/   Column (f) 6/
                                -------------   -------------   -------------   -------------   -------------   -------------
1  Massachusetts Electric        16,590,946      16,141,173      16,009,209      48,741,328
2  Eastern Edison                 2,707,973       2,641,448       2,622,517       7,971,938
                                  ---------       ---------       ---------       ---------
3     Total Massachusetts        19,298,919      18,782,621      18,631,726      56,713,266        18,904,422       73.91%
                                 ----------      ----------      ----------      ----------
4
5  Narragansett Electric          4,977,637       4,822,669       4,778,027      14,578,333
6  Blackstone Valley Electric     1,290,871       1,289,116       1,256,978       3,836,965
7  Newport Electric                 542,466         536,209         525,372       1,604,047
                                    -------         -------         -------       ---------
8     Total Rhode Island          6,810,974       6,647,994       6,560,377      20,019,345        6,673,115        26.09%
                                  ---------       ---------       ---------      ----------        ---------        ------
9
         Grand Total             26,109,893      25,430,615      25,192,103      76,732,611       25,577,537       100.00%
                                 ----------      ----------      ----------      ----------       ----------       -------


Notes:
  1/  1998 FERC Form 1, Pages 300-301.
  2/  1997 FERC Form 1, Pages 300-301.
  3/  1996 FERC Form 1, Pages 300-301.
  4/  Sum of Columns (a) through (c).
  5/  Column (d) divided by three.
  6/  Ratio of Average MWh Sales to Total MWh Sales (Column (e)).

                                                     Narragansett Electric
                                                     BVE/Newport Electric
                                                     R.I.P.U.C. Docket No. ____
                                                     Exhibit MEJ-7
                                                     Page 3 of 3


                             NEES/EUA Acquisition Premium
              Amortization of Acquisition Premium and Transaction Costs
                               In Thousands of Dollars

Illustrative Calculation pending completion of Acquisition Premium Allocation Study


 1  CALCULATION OF ACQUISITION PREMIUM:
 2  Acquisition Price Per Share                                     $31.00  1/
 3
 4  Outstanding EUA Common Shares
 5     as of December 31, 1998                                  20,435,997  2/
                                                                ----------
 6
 7  Total Acquisition Cost                                        $633,516  3/
 8
 9
10  EUA Consolidated Net Book Value
11     as of December 31, 1998                                    $373,674  4/
                                                                ----------
12
13  Total Acquisition Premium                                     $259,842  5/
14
15  Total Acquisition Premium (Rounded)                           $260,000  6/
                                                                ----------
16
17
18  CALCULATION OF ALLOCATION TO UNREGULATED SUBSIDIARIES:
19
20  Net Book Value of Unregulated Subsidiaries as of
21     December 31, 1998:
22
23     EUA Cogenex                                                 $48,361
24     EUA Energy Inv.                                             (24,204)
25     EUA Energy Services                                             (34)
26     EUA Ocean State                                              16,546
27     EUA Telecommunications                                         (131)
                                                                     -----
28        Total Net Book Value of Unregulated Subsidiaries          40,538  7/
                                                                    ------
29
30  Net Book Value of EUA Consolidated
31     as of December 31, 1998 (In Thousands)                      373,674  8/
32
33  Percentage of Unregulated Subsidiaries to Total                 10.85%  9/
34
35  Percentage (Rounded)                                           11.00%  10/

Notes:

 1/  Acquisition Price per Share per NEES/EUA Merger Agreement.
 2/ EUA common shares outstanding as of December 31, 1998 per EUA annual report.
 3/  Line 2 times Line 5.
 4/ Net Book Value (Common Equity) as of December 31, 1998 per EUA annual report before any adjustments required under purchase accounting rules.
 5/  Line 7 minus Line 11.
 6/  Line 13 rounded to tens of millions.
 7/ Net Book Value (Common Equity) as of December 31, 1998 before any adjustments required under purchase accounting rules.
 8/ Net Book Value (Common Equity) as of December 31, 1998 before any adjustments required under purchase accounting rules.
 9/  Line 28 divided by Line 31.
10/  Line 33 rounded to nearest whole percent.

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Exhibit MEJ-8



                               Exhibit MEJ-8

                Sharing of Savings Following NEES/EUA Merger

                                                                                           Narragansett Electric
                                                                                           BVE/Newport Electric
                                                                                           R.I.P.U.C. Docket No. __________
                                                                                           Exhibit MEJ-8
                                                                                           Page 1 of 1


                                         NEES/EUA ACQUISITION PREMIUM
                                Sharing of Savings following NEES/EUA Merger
                                           In Thousands of Dollars

               Illustrative Calculation pending completion of Acquisition Premium Allocation Study

                                                               Rhode Island
                                                              Apportionment
                                            Rhode Island          of EUA                              Sharing of Net Savings
                            Anticipated     Apportionment      Acquisition       Rhode Island     National Grid    Rhode Island
                              Savings          (25.39%)      Premium Recovery     Net Savings       Premium        Customers
            Year           Column (a) 1/    Column (b) 2/     Column (c) 3/      Column (d) 4/    Column (e) 5/    Column (f) 6/
                           -------------    -------------    ----------------    -------------    -------------    -------------

1           2005             $35,000           $ 8,887            $5,473            $ 3,414          $1,707           $1,707
2           2006              35,770             9,082             5,473              3,609           1,804            1,805
3           2007              36,557             9,282             5,473              3,809           1,905            1,904
4           2008              37,361             9,486             5,473              4,013           2,006            2,007
5           2009              38,183             9,695             5,473              4,222           2,111            2,111
6           2010              39,023             9,908             5,473              4,435           2,218            2,217
7           2011              39,882            10,126             5,473              4,653           2,326            2,327
8           2012              40,759            10,349             5,473              4,876           2,438            2,438
9           2013              41,656            10,576             5,473              5,103           2,552            2,551
10          2014              42,572            10,809             5,473              5,336           2,668            2,668
11          2015              43,509            11,047             5,473              5,574           2,787            2,787
12          2016              44,466            11,290             5,473              5,817           2,908            2,909
13          2017              45,444            11,538             5,473              6,065           3,033            3,032
14          2018              46,444            11,792             5,473              6,319           3,159            3,160
15          2019              47,466            12,052             5,473              6,579           3,290            3,289
16          2020              48,510            12,317             5,473              6,844           3,422            3,422
17    2021 and beyond         49,577            12,588                 0             12,588           6,294 7/         6,294 7/


Notes:
1/   Anticipated Savings from NEES/EUA Merger in 2005 dollars escalated by inflation of 2.2% per year.
2/   Column (a) times Rhode Island Savings Apportionment factor. (Exhibit
       MEJ-9, Page 2, Line 3, column (f)).
3/   Exhibit MEJ-7, Page 1, Line 22.
4/   Column (b) minus Column (c).
5/   Proposed Merger Savings Sharing (Column (d) times 50%).
6/   Column (d) minus Column (e).
7/   Increases by inflation beginning in 2021.

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Exhibit MEJ-9



                               Exhibit MEJ-9

          Present Value Analysis of Acquisition Costs and Savings
                        from NEES-EUA Consolidation

                                                                                           Narragansett Electric
                                                                                           BVE/Newport Electric
                                                                                           R.I.P.U.C. Docket No. _____
                                                                                           Exhibit MEJ-9
                                                                                           Page 1 of 2

                                              NEES/EUA Acquisition Premium
                             Net Present Value of Estimated Savings and Acquisition Premium
                                                In Thousands of Dollars

                 Illustrative Calculation pending completion of Acquisition Premium Allocation Study

                                                                                     Allocation to States 15/
                                                                        ------------------------------------------------
                                                                          Massachusetts     Rhode Island   New Hampshire
                                                             Total      (Eastern Edison)
 1 NET PRESENT VALUE OF MEREER SAVINES:                     100.00%          71.93%             25.39%          2.68%
                                                           --------         --------           --------       --------
 2 Estimated Annual Savings 1/                             $ 30,716         $ 22,094           $  7,799       $    823
                                                                                                                     3
 4 Estimated After Tax Cost of Capital 2/                      7.50%            7.50%              7.50%          7.50%
 5 Less: Estimated Inflation Rate 3/                           2.20%            2.20%              2.20%          2.20%
                                                           --------         --------           --------       --------
 6 Net Discount Rate 4/                                        5.30%            5.30%              5.30%          5.30%
                                                                                                                     7
 8 Net Present Value of Estimated Annual Savings 5/        $579,547         $416,868           $147,151       $ 15,528
                                                           --------         --------           --------       --------
 9
10
11 NET PRESENT VALUE OF MERGER COSTS:
12 Annual Amortization of Acquisition Premium 6/           $ 18,714         $ 14,070           $  4,644
13
14 Net Present Value of Amortization of Acquisition
15 Premiums using 7.50% Discount Rate 7/                   $190,780         $143,436           $ 47,343
                                                           --------         --------           --------
16
17
18 Annual Amortization of Transaction Premium 8/           $  3,180         $  2,351           $    829
19
20 Net Present Value of Amortization of Acquisition
21 Premiums using 7.50% Discount Rate 9/                   $ 32,418         $ 23,967           $  8,451
                                                           --------         --------           --------
22
23 Total Net Present Value of Merger Costs 10/             $223,198         $167,403           $ 55,794
                                                           --------         --------           --------
24
25 Net Present Value of Excess Merger Savings 11/          $356,349         $249,465           $ 91,357       $ 15,528
26
27 Sharing of Excess Merger Savings 12/                          50%              50%                50%            50%
                                                           --------         --------           --------       --------
28
29 Allocation of Excess Merger Savings to National
30 Grid Acquisition Premium 13/                            $178,174         $124,732           $ 45,679       $  7,764
                                                           --------         --------           --------       --------
31
32 Allocation of Excess Merger Savings to Customers 14/    $178,175         $124,733           $ 45,678       $  7,764
                                                           --------         --------           --------       --------

Notes:

 1/ $35 million of estimated savings in 2005 discounted to 1999 dollars by inflation rate of 2.2%.
 2/  Estimated after tax cost of capital.
 3/  Estimated annual inflation rate.
 4/  Line 4 minus Line 5.
 5/  Line 2 divided by Line 6.
 6/  Exhibit MEJ-7, Page 1, Line 12.
 7/ Net Present Value of amortization of Acquisition Premium over 20 years.
 8/  Exhibit MEJ-7, Page 1, Line 20.
 9/ Net Present Value of amortization of Transaction Costs over 20 years. 10/ Line 15 plus Line 2 1.
ll/  Line 8 minus Line 23.
12/ Proposed Sharing of Excess Savings between customers and shareholders. 13/ Line 25 times Line 27.
14/  Line 25 minus Line 30.
15/  Exhibit MEJ-9, Page 2, Column (f).

                                                                                                 Narragansett Electric
                                                                                                 BVE/Newport Electric
                                                                                                 R.I.P.U.C. Docket No. ________
                                                                                                 Exhibit MEJ-9
                                                                                                 Page 2 of 2


                                                           NEES/EUA Acquisition Premium
                                                Allocation of Acquisition Premium and Transaction Costs

                               Illustrative Calculation pending completion of Acquisition Premium Allocation Study

                                    1998              1997            1996             Total          3 Year Ave.
                                  MWh Sales         MWh Sales       MWh Sales        MWh Sales        MWh Sales      Allocation
                                 to Ultimates     to Ultimates     to Ultimates     to Ultimates     to Ultimates    Percentage
                                 Column (a) 1/    Column (b) 2/    Column (c) 3/    Column (d) 4/    Column (e) 5/   Column (f) 6/
                                 -------------    -------------    -------------    -------------    -------------   -------------
1 Massachusetts Electric          16,590,946        16,141,173      16,009,209       48,741,328
2 Eastern Edison                   2,707,973         2,641,448       2,622,517        7,971,938
                                   ---------         ---------       ---------        ---------
3         Total Massachusetts     19,298,919        18,782,621      18,631,726       56,713,266        18,904,422        71.93%
                                  ----------        ----------      ----------       ----------
4
5 Narragansett Electric            4,977,637         4,822,669       4,778,027       14,578,333
6 Blackstone Valley Electric       1,290,871         1,289,116       1,256,978        3,836,965
7 Newport Electric                   542,466           536,209         525,372        1,604,047
                                     -------           -------         -------        ---------
8         Total Rhode Island       6,810,974         6,647,994       6,560,377       20,019,345         6,673,115        25.39%
                                   ---------         ---------       ---------       ----------
9
10 Granite State Electric            718,452           693,879         699,569        2,111,900
                                     -------           -------         -------        ---------
11        Total New Hampshire        718,452           693,879         699,569        2,111,900           703,967        2.68%
                                     -------           -------         -------          ---------         -------        -----
12
13              Grand Total       26,828,345        26,124,494      25,891,672       78,844,511        26,281,504      100.00%
                                  ----------        ----------      ----------       ----------        ----------      -------



Notes:

1/ 1998 FERC Form 1, Pages 300-301.
2/ 1997 FERC Form 1, Pages 300-301.
3/ 1996 FERC Form 1, Pages 300-301.
4/ Sum of Columns (a) through (c).
5/ Column (d) divided by three.
6/ Ratio of Average MWh Sales to Total MWh Sales (Column (e)).

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Exhibit MEJ-10



                               Exhibit MEJ-10

                         Rate Comparison by Utility

          Comparison of Rhode Island and Massachusetts "Delivery" Rates

                      Residential Customer (500 kWh Usage)

                                 (Cents per kWh)
                                 Exhibit MEJ-10

                          [Vertical, Stacked Bar Chart]

X-axis (bottom of chart): Rhode Island and Massachusetts utilities.

Y-axis (left side of chart): Cents per kWh charged to residential customers (listed in increments of 2.0 cents between and including 0.0 and 10.0 cents per kWh).

[Bar Chart lists four sets of rates for each of ten Rhode Island and Massachusetts utilities (i) distribution rates, (ii) transmission rates, (iii) transition rates, and (iv) total rates. Total rates equal the sum of distribution, transmission and transition rates.]

Utility        Distribution        Transmission        Transition          Total

MECO                4.1                 0.7                1.3              6.1
NECO                4.4                 0.5                1.2              6.1
EECO                4.2                 0.3                2.1              6.6
Camb                4.0                 1.3                1.4              6.7
BVE                 4.7                 0.3                2.0              7.0
Newport             5.5                 0.3                2.1              7.8
WMeco*              5.1                 0.3                2.8              8.2
FG&E*               5.4                 0.5                2.5              8.4
BECO                5.6                 0.3                2.8              8.7
Comm                5.5                 0.4                3.2              9.1


[NEES Logo]
(*) Rates do not include any adjustment reflecting divestiture.
Based on rates as of May 1, 1999.

          Comparison of Rhode Island and Massachusetts "Delivery" Rates

             Average G-1 Customer (6 kW Demand and 1,500 kWh Usage)

                                 (Cents per kWh)
                                 Exhibit MEJ-10

                          [Vertical, Stacked Bar Chart]

X-axis (bottom of chart): Rhode Island and Massachusetts utilities.

Y-axis (left side of chart): Cents per kWh charged to average G-1 customers (listed in increments of 2.0 cents between and including 0.0 and 10.0 cents per kWh).

[Bar Chart lists four sets of rates for each of ten Rhode Island and Massachusetts utilities (i) distribution rates, (ii) transmission rates, (iii) transition rates, and (iv) total rates. Total rates equal the sum of distribution, transmission and transition rates.]

Utility        Distribution        Transmission        Transition          Total

Camb                2.6                 1.2                1.4              5.2
NECO                4.5                 0.6                1.2              6.3
MECO                4.8                 0.7                1.3              6.8
BVE                 4.8                 0.3                2.0              7.1
EECO                4.8                 0.3                2.1              7.2
Comm                4.3                 0.4                3.2              7.8
WMeco*              4.8                 0.3                2.8              7.9
FG&E*               5.5                 0.5                2.4              8.4
Newport             6.3                 0.3                2.1              8.6
BECO                5.8                 0.4                2.7              8.9



[NEES Logo]
(*) Rates do not include any adjustment reflecting divestiture.
Based on rates as of May 1, 1999.

          Comparison of Rhode Island and Massachusetts "Delivery" Rates

            Average G-2 Customer (50 kW Demand and 16,700 kWh Usage)

                                 (Cents per kWh)
                                 Exhibit MEJ-10

                          [Vertical, Stacked Bar Chart]

X-axis (bottom of chart): Rhode Island and Massachusetts utilities.

Y-axis (left side of chart): Cents per kWh charged to average G-2 customers (listed in increments of 2.0 cents between and including 0.0 and 8.0 cents per kWh).

[Bar Chart lists four sets of rates for each of ten Rhode Island and Massachusetts utilities (i) distribution rates, (ii) transmission rates, (iii) transition rates, and (iv) total rates. Total rates equal the sum of distribution, transmission and transition rates.]

Utility        Distribution        Transmission        Transition          Total

MECO                2.4                 0.6                1.3              4.4
NECO                2.6                 0.4                1.2              4.2
Camb                2.1                 1.1                1.4              4.5
EECO                2.7                 0.3                1.8              4.8
BVE                 3.0                 0.3                2.0              5.3
WMeco*              3.0                 0.3                2.8              6.1
Newport             4.2                 0.3                2.1              6.5
FG&E*               4.2                 0.4                2.2              6.8
BECO                4.3                 0.4                2.4              7.1
Comm                3.8                 0.4                3.2              7.3


[NEES Logo]
(*) Rates do not include any adjustment reflecting divestiture.
Based on rates as of May 1, 1999.

          Comparison of Rhode Island and Massachusetts "Delivery" Rates

           Average G-3 Customer (610 kW Demand and 255,400 kWh Usage)

                                 (Cents per kWh)
                                 Exhibit MEJ-10

                          [Vertical, Stacked Bar Chart]

X-axis (bottom of chart): Rhode Island and Massachusetts utilities.

Y-axis (left side of chart): Cents per kWh charged to average G-3 customers (listed in increments of 1.0 cent between and including 0.0 and 7.0 cents per kWh).

[Bar Chart lists four sets of rates for each of ten Rhode Island and Massachusetts utilities (i) distribution rates, (ii) transmission rates, (iii) transition rates, and (iv) total rates. Total rates equal the sum of distribution, transmission and transition rates.]

Utility        Distribution        Transmission        Transition          Total

NECO                1.9                 0.4                1.2              3.4
MECO                1.8                 0.6                1.3              3.7
Camb                1.2                 1.2                1.4              3.8
EECO                1.8                 0.3                2.2              4.3
BVE                 2.2                 0.3                2.0              4.5
Comm                1.4                 0.3                3.2              4.9
FG&E*               3.1                 0.4                1.7              5.2
WMeco*              2.1                 0.3                2.9              5.3
BECO                2.3                 0.3                2.8              5.4
Newport             4.2                 0.3                2.1              6.5


[NEES Logo]
(*) Rates do not include any adjustment reflecting divestiture.
Based on rates as of May 1, 1999.

          Comparison of Rhode Island and Massachusetts "Delivery" Rates

        Very Large C&I Customer (5,000 kW Demand and 2,000,000 kWh Usage)

                                 (Cents per kWh)
                                 Exhibit MEJ-10

                          [Vertical, Stacked Bar Chart]

X-axis (bottom of chart): Rhode Island and Massachusetts utilities.

Y-axis (left side of chart): Cents per kWh charged to very large C&I customers (listed in increments of 1.0 cents between and including 0.0 and 7.0 cents per kWh).

[Bar Chart lists four sets of rates for each of ten Rhode Island and Massachusetts utilities (i) distribution rates, (ii) transmission rates, (iii) transition rates, and (iv) total rates. Total rates equal the sum of distribution, transmission and transition rates.]

Utility        Distribution        Transmission        Transition          Total

NECO                1.7                 0.4                1.2              3.3
MECO                1.8                 0.6                1.3              3.7
BVE                 1.7                 0.3                2.0              4.0
Camb                1.2                 1.4                1.4              4.0
EECO                1.8                 0.3                2.2              4.3
Comm                1.1                 0.3                3.2              4.7
WMeco*              1.7                 0.3                3.0              5.0
FG&E*               3.1                 0.4                1.7              5.2
BECO                2.3                 0.3                2.8              5.4
Newport             3.7                 0.3                2.1              6.0


[NEES Logo]
(*) Rates do not include any adjustment reflecting divestiture.
Based on rates as of May 1, 1999.

              THE STATE OF RHODE ISLAND AND PROVIDENCE PLANTATIONS
                    RHODE ISLAND PUBLIC UTILITIES COMMISSION



----------------------------------------
                                        )
Narragansett Electric Company           )    R.I.P.U.C. No. __________
Blackstone Valley Electric Company      )
Newport Electric Corporation            )
                                        )
----------------------------------------








                                DIRECT TESTIMONY

                                       OF

                               ROBERT G. POWDERLY

              THE STATE OF RHODE ISLAND AND PROVIDENCE PLANTATIONS
                    RHODE ISLAND PUBLIC UTILITIES COMMISSION



----------------------------------------
                                        )
Narragansett Electric Company           )    R.I.P.U.C. No. __________
Blackstone Valley Electric Company      )
Newport Electric Corporation            )
                                        )
----------------------------------------




                                DIRECT TESTIMONY
                                       OF
                               ROBERT G. POWDERLY


                                Table of Contents

                                                                           Page
I.       Qualifications.......................................................1
II.      Purpose of Testimony.................................................3
Ill.     Terms, Conditions, and Structure of the Transaction..................4
IV.      Benefits to Customers, Employees and Shareholders....................8

                                                                               Narragansett Electric
                                                                         Blackstone/Newport Electric
                                                                    R.I.P.U.C. Docket No. __________
                                                                         Testimony of R. G. Powderly
                                                                                        Page 1 of 13


1         I.       Qualifications.

2         Q.       Please state your name and business address.

3         A.       My name is Robert G. Powderly and my business address is 750 West Center Street, West

4                  Bridgewater, Massachusetts.

5

6         Q.       By whom are you employed and in what capacity?

7         A.       I am employed by EUA Service Corporation ("EUASC").  I am Executive Vice President

8                  of Blackstone Valley Electric Company ("Blackstone"), Eastern Edison Company

9                  ("Eastern"), Newport Electric Corporation ("Newport") and Montaup Electric Company

10                 (Montaup).  Additionally, I hold the same position for Eastern Utilities Associates

11                 ("EUA"), the parent company of the above three retail affiliates, and for EUASC, the

12                 service company for EUA subsidiaries.  My areas of responsibility for regulated companies

13                 in the EUA system include Customer Service, Human Resources, Information Systems,

14                 and Rates.

15

16        Q.       Please summarize your educational background and your professional qualifications.

17        A.       I was graduated from the College of the Holy Cross in 1969 with a Bachelor of Arts

18                 degree in mathematics.  After serving five years in the U. S. Navy, I attended Northeastern

19                 University, and received a Master of Science in Accounting degree in 1975.  While in the

                                                                                                          Narragansett Electric
                                                                                                    Blackstone/Newport Electric
                                                                                                 R.I.P.U.C. Docket No.
                                                                                                    Testimony of R. G. Powderly
                                                                                                                Page 2 of 13

1                   Navy, I was involved in the operation of naval nuclear propulsion units and in 1973 I

2                   qualified as Engineer of Naval Nuclear Propulsion plants.

3

4                   After graduate school, I was employed for almost four years by an international public

5                   accounting firm (Ernst & Ernst, now called Ernst & Young). During this period, my

6                   responsibilities included audits of publicly-held, regulated, and non-profit organizations.

7                   In 1978, I joined EUASC as Audit Supervisor. My responsibilities were to develop and

8                   implement a comprehensive audit program for the EUA system companies and to report

9                   the results of that program to both management and the Audit Committee of the Board of

10                  Trustees. After three years as Audit Supervisor, I was promoted to the position of

11                  Manager of System Revenue Requirements. In this position, I was responsible for the

12                  detailed coordination and preparation of rate cases for the EUA companies. I participated

13                  personally in these cases in various ways, including testifying on matters reflected in the

14                  cost of service or preparing cost-of-service adjustments under the direction of company

15                  accounting witnesses. Effective August 1, 1985, I was promoted to Assistant Vice

16                  President and I assumed responsibilities for special projects in the areas of accounting,

17                  taxes, finance, and personnel. On April 15, 1986, I was named Vice President of EUA

18                  Service Corporation wherein I assumed responsibility for the EUA Rate and Customer

19                  Service Departments. In March 1990, I was elected President of Newport upon its

20                  acquisition by EUA. I was responsible for the integration of operations of Newport and

                                                                                                          Narragansett Electric
                                                                                                    Blackstone/Newport Electric
                                                                                                 R.I.P.U.C. Docket No.
                                                                                                    Testimony of R. G. Powderly
                                                                                                                Page 3 of 13

1                  EUA.  In April 1992, I was elected Executive Vice President with EUA system

2                  responsibilities of Corporate Communications, Customer Service, Information Systems,

3                  and Rates.

4

5                  I am a Certified Public Accountant in the Commonwealth of Massachusetts.  In addition, I

6                  have participated in several professional and utility associations, such as the American

7                  Institute of Certified Accountants, the Massachusetts Society of Certified Public

8                  Accountants, both the Audit Committee and the Rate Research Committee of the Edison

9                  Electric Institute, both the Audit Committee and Energy Management Committee of the

10                 Electric Council of New England, and the National Association of Accountants.

11

12        Q.       Have you previously testified before any regulatory commission?

13        A.       Yes.  I have testified before the Rhode Island Public Utilities Commission in general rate

14                 cases filed by Blackstone and Newport.  I also have testified before the Massachusetts

15                 Department of Telecommunications and Energy in Eastern's general rate cases, and

16                 presented testimony before the Federal Energy Regulatory Commission on behalf of

17                 Montaup, EUA's transmission and generation company.

18

19        II.      Purpose of Testimony.

20        Q.       What is the purpose of your testimony?

                                                                                                          Narragansett Electric
                                                                                                    Blackstone/Newport Electric
                                                                                                 R.I.P.U.C. Docket No.
                                                                                                    Testimony of R. G. Powderly
                                                                                                                Page 4 of 13

1         A.       The purpose of my testimony is to explain the benefits of the merger of EUA with the

2                  New England Electric System ("NEES") for the customers, employees, and shareholders

3                  of the EUA companies.

4

5         III.     Terms, Conditions, and Structure of the Transaction.

6         Q.       What is the corporate form of EUA?

7         A.       EUA is a Massachusetts voluntary association and a registered holding company under the

8                  Public Utility Holding Company Act of 1935 ("Holding Company Act").  EUA owns the

9                  common equity of three electric companies, Eastern, Blackstone, and Newport.  Eastern

10                 owns the common equity of Montaup.  EUA also owns the common equity of EUASC,

11                 the entity that provides nearly all professional, technical, and scientific services to EUA

12                 affiliates.  EUA owns the common equity of non-regulated subsidiaries, including EUA

13                 Cogenex Corporation, EUA Energy Investment Corporation, and EUA Ocean State

14                 Corporation.

15

16        Q.       Mr. Powderly, would you please summarize the transaction between EUA and NEES?

17        A.       Under the merger agreement, EUA shareholders will receive $31.00 for each share held

18                 when the acquisition becomes effective.  The cash payment will be subject to an increase

19                 of $0.003 per share per day if the merger is not completed on or before the date following

20                 six months after approval of the merger by EUA's shareholders.  The precise structure of

                                                                                                          Narragansett Electric
                                                                                                    Blackstone/Newport Electric
                                                                                                 R.I.P.U.C. Docket No.
                                                                                                    Testimony of R. G. Powderly
                                                                                                                Page 5 of 13

1                 the transaction will be a merger between Research Drive LLC ("Research Drive"), a

2                 Massachusetts limited liability company which is owned by NEES, and EUA.  Research

3                 Drive will merge with and into EUA, with EUA becoming a wholly-owned subsidiary of

4                 NEES.  The Agreement and Plan of Merger, dated February 1, 1999, (the "Agreement")

5                 contains terms and conditions which are typical of a merger transaction.  A condition of

6                 closing the merger is obtaining approval of the shareholders of EUA.

7

8         Q.      Will the merger affect the corporate structure of the EUA operating companies?

9         A.      Yes.  At closing, EUA will become a wholly-owned subsidiary of NEES.  Thereafter,

10                NEES and EUA plan, as part of this transaction, to merge both the holding companies and

11                to consolidate the underlying operating and service companies.  As explained in the

12                testimony of Mr. Jesanis, it is the intention of NEES to have Narragansett Electric

13                Company merge with Blackstone and Newport Eastern.  In addition, Eastern will merge

14                with Massachusetts Electric Company, and Montaup with New England Power Company.

15                Finally, EUASC and New England Power Service Company will also be consolidated to

16                lower administrative costs.  In each case, the surviving entity will be the existing NEES

17                company.

18

                                                                                                          Narragansett Electric
                                                                                                    Blackstone/Newport Electric
                                                                                                 R.I.P.U.C. Docket No.
                                                                                                    Testimony of R. G. Powderly
                                                                                                                Page 6 of 13

1         Q.      Will the merger affect the Commission's jurisdiction over the EUA operating companies?

2         A.      No.  At all times, the Commission will have the same jurisdiction over the EUA

3                 subsidiaries and their ultimate successors as it has now.

4

5         Q.      Please explain the impetus for EUA to seek a merger.

6         A.      EUA began to consider a combination strategy as soon as it became apparent that the

7                 electric utility industry would be restructured and generation deregulated at both the

8                 federal and state levels.  An integral part of restructuring was the divestiture by the

9                 incumbent utilities of their generation portfolios.  In the divested environment, EUA

10                determined, as did other electric utilities, that our skills and assets were best focused on

11                the transmission and distribution business.  At the same time, it became evident that if our

12                transmission and distribution companies were to realize greater efficiencies, cost

13                reductions, and attractive returns, EUA would have to grow significantly.  Put another

14                way, without the generation business and with relatively small service territories, EUA lost

15                important economies of scale and scope.  The reduced scale and scope of the organization

16                after divestiture would make it impossible to sustain the infrastructure necessary to

17                maintain the same level of low-cost, high-quality service our customers have come to

18                expect.  Our options would be to reallocate fixed costs over a significantly smaller, wires-

19                only, sales base or cut back on service.  Maintaining or improving performance in

20                providing customer service, delivering safe, adequate, and reliable electricity at a low cost,

                                                                                                          Narragansett Electric
                                                                                                    Blackstone/Newport Electric
                                                                                                 R.I.P.U.C. Docket No.
                                                                                                    Testimony of R. G. Powderly
                                                                                                                Page 7 of 13

1                  and fairly compensating our investors would not likely be the results of operating a small

2                  wires-only business.  Therefore, we concluded that the only acceptable affiliation must be

3                  one that would produce these positive results for all our stakeholders.

4

5         Q.       How did EUA identify potential business combination partners?

6         A.       From late 1996 to early 1999, management and the Board continually evaluated the

7                  various strategic options available to EUA as restructuring and the transition to

8                  competition were taking place.  Among the options considered were remaining a relatively

9                  small, independent transmission and distribution company, growing the company by

10                 acquiring other, smaller electric and/or gas companies within the region, looking for a

11                 merger partner of similar size, and looking for a merger partner of larger size.  EUA

12                 retained its long-time advisor, Salomon Smith Barney, to assist us in our review of

13                 alternatives and, if appropriate, to seek out potential merger or acquisition partners.  To

14                 meet financial and customer objectives, EUA would seek out a partner of a size that

15                 would allow the resulting enterprise to achieve the economies of scale necessary to

16                 increase efficiency and reduce costs.  The most desirable partners would also have

17                 characteristics such as being a low cost provider, a similar philosophy of system

18                 operations, a strong customer service commitment, and a quality workforce.  Discussions

19                 with possible partners ensued.

20

                                                                                                          Narragansett Electric
                                                                                                    Blackstone/Newport Electric
                                                                                                 R.I.P.U.C. Docket No.
                                                                                                    Testimony of R. G. Powderly
                                                                                                                Page 8 of 13


1         Q.       When did EUA reach a conclusion on its future?

2         A.       On January 31, 1999 and February 1, 1999, the EUA Board held a special meeting to

3                  review and consider the proposals received.  After presentations by legal and financial

4                  advisors and a full discussion and analysis, the Board unanimously determined that it was

5                  in the best interests of all EUA stakeholders to enter into a business combination with

6                  NEES and that the terms of the merger were fair to and in the best interests of EUA

7                  shareholders; it authorized, approved, and adopted the plan of merger and the transaction

8                  described in the Agreement.  EUA was advised that NEES obtained the consent of

9                  National Grid to enter into the Agreement and on the morning of February 1, 1999, at the

10                 conclusion of the EUA Board meeting and prior to the opening of the financial markets,

11                 EUA and NEES executed and delivered the Agreement.

12

13        IV.      Benefits to Customers, Employees and Shareholders.

14        Q.       Would you summarize the benefits of the merger for Blackstone and Newport customers?

15        A.       Blackstone and Newport's customers will realize quantifiable benefits almost immediately

16                 as a result of the rate plan proposed by Narragansett Electric.  This plan is described in

17                 the testimony of Michael E. Jesanis.  Put simply, on the later of April 1, 2000 or 120 days

18                 after the merger is completed, the rates of Blackstone and Newport will be consolidated

19                 with Narragansett's lower rates.  This will provide Blackstone and Newport customers

20                 with annual savings of $1.2 million and $3.2 million respectively.  Moreover, the rate plan

                                                                                                          Narragansett Electric
                                                                                                    Blackstone/Newport Electric
                                                                                                 R.I.P.U.C. Docket No.
                                                                                                    Testimony of R. G. Powderly
                                                                                                                Page 9 of 13


1                   assures that economic benefits will not come at the sacrifice of quality service.  Following

2                   the acquisition, both Narragansett Electric and the EUA companies will continue our

3                   commitment to maintain the same high standards of service and reliability that our

4                   customers have come to expect. Our historic commitment to our communities and local

5                   charities will also be maintained. Blackstone and Newport's record of quality service at

6                   low rates will be enhanced by this transaction and we will join in Narragansett Electric's

7                   exemplary performance of delivering low rates, reliability, and innovation to our

8                   customers.

9

10                  In addition, the merger will produce ongoing savings and efficiency gains. The merger

11                  savings after the cost to achieve are projected by Mr. Hoffman and Mr. Jesanis to total at

12                  least $35 million per year in the first full year for all of the Rhode Island and

13                  Massachusetts distribution companies. These savings will endure and, as Mr. Hoffman

14                  demonstrates, increase with inflation. Finally, Mr. Jesanis testifies that the NEES merger

15                  with National Grid promises additional resources, scale, and the ability to implement

16                  further consolidations in the Northeast. The benefits of savings from such future

17                  consolidations and efficiencies gains would inure to Blackstone and Newport customers as

18                  well. The expectation of savings from future consolidations, together with the distribution

19                  rate freeze and the savings from this transaction, provide compelling economic benefits to

20                  Blackstone and Newport customers. After the merger, Blackstone and Newport

                                                                                                          Narragansett Electric
                                                                                                    Blackstone/Newport Electric
                                                                                                 R.I.P.U.C. Docket No.
                                                                                                    Testimony of R. G. Powderly
                                                                                                                Page 10 of 13

1                   customers will receive service from a wires company several times larger than the size of

2                   their former distribution company with more financial and operational resources to deal

3                   with emerging issues regarding customer service and reliability. Customers will enjoy

4                   lower rates and the benefit of rate stability without sacrificing performance and reliability.

5

6         Q.      How will the merger affect Blackstone and Newport employees?

7         A.      As with most mergers, including ours, the achievable benefits are determined in major part

8                 by the number and productivity of the employees retained by the surviving entity; some

9                 workforce reduction is inevitable.  One of EUA's chief concerns in seeking a combination

10                has been that its employees be treated fairly after the merger, a concern shared by the

11                Commission as well.  Several factors peculiar to this merger lead to the conclusion that

12                our employees will be treated fairly. First, as I describe below, the number of necessary

13                employee reductions is small.  Second, we anticipate that most of the employee reductions

14                can be accomplished through attrition and voluntary early retirement incentives.  Third, we

15                are combining with an organization that is structured and operates much like EUA.

16                Fourth, NEES has made clear its intention to grow its transmission and distribution

17                business and has the financial backing to do so.  This growth provides opportunities for

18                our employees they would not otherwise have.  Fifth, National Grid is looking for

19                candidates for assignment elsewhere in its operations; these international job opportunities

20                could also be very attractive to our employees.  And last, but not least, NEES has

                                                                                                          Narragansett Electric
                                                                                                    Blackstone/Newport Electric
                                                                                                 R.I.P.U.C. Docket No.
                                                                                                    Testimony of R. G. Powderly
                                                                                                                Page 11 of 13

1                   committed to honor EUA's labor contracts. For our non-union workforce, NEES has

2                   agreed that for 12 months following the closing date, compensation, benefits, and

3                   coverage shall not be less favorable, in the aggregate, than those provided, in the

4                   aggregate, immediately prior to the closing date. Our employees have heard directly, from

5                   Richard P. Sergel, NEES's Chief Executive Officer, that their opportunities in the post-

6                   merger organization will not be limited because they came from EUA.

7

8                   EUA has been steadfastly committed to maximizing the effectiveness of its workforce

9                   through a combination of training and motivating employees and optimizing their numbers.

10                  Consistent with that objective, we have reduced our electric company and EUASC

11                  populations from 1,343 at the end of 1990 to 946 at the end of 1998 (a 30 percent

12                  reduction), while improving the quality of service. Our stringent control of personnel

13                  counts has positioned us in this merger so that we will be able to achieve synergy savings

14                  and still treat our employees fairly. The pre-merger combined staffing is about 4,100.

15                  Projected merger savings are based on a reduction from that figure of approximately 250

16                  employees, or about 6 percent of the combined total. We fully expect to achieve these

17                  reductions almost entirely through attrition and voluntary early retirement programs.

18

                                                                                                          Narragansett Electric
                                                                                                    Blackstone/Newport Electric
                                                                                                 R.I.P.U.C. Docket No.
                                                                                                    Testimony of R. G. Powderly
                                                                                                                Page 12 of 13

1         Q.      Would you summarize the benefits of the merger for EUA shareholders?

2         A.      The benefits to EUA shareholders are directly related to the consideration they will receive

3                 for their shares at the closing of the merger.  The base consideration of $31.00 per share

4                 represents a 23 percent premium above the price of EUA shares on December 4, 1998, the

5                 last trading day before other regional merger announcements caused the price of its shares

6                 to increase significantly, and a 5 percent premium above the closing price on January 29,

7                 1999.  As explained earlier, the purchase price is subject to an upward adjustment related

8                 to the timing of the closing, and will be paid in cash.  EUA's Board received an opinion

9                 from Salomon Smith Barney that the consideration being paid to our common

10                stockholders is fair.  We will request shareholder approval at our annual meeting this

11                spring.

12

13        Q.      Would EUA have been able to deliver comparable benefits absent this merger?

14        A.      Absolutely not.  As I have testified earlier, a strategy of merger or acquisition in the

15                distribution and transmission business was essential to our continuing to meet the needs of

16                our stakeholders: low-cost, reliable service to our customers; a secure work environment

17                and continued opportunity for our employees; and a fair return to our shareholders.  The

18                merger with NEES provides a partner with the size, proximity, low-cost structure and

19                operating philosophy to meet or exceed these objectives.  I do not believe that there was

20                an alternative to this merger that would provide comparable benefits.

                                                                                                          Narragansett Electric
                                                                                                    Blackstone/Newport Electric
                                                                                                 R.I.P.U.C. Docket No.
                                                                                                    Testimony of R. G. Powderly
                                                                                                                Page 13 of 13
1         Q.      Does this complete your testimony?

2         A.      Yes.

              THE STATE OF RHODE ISLAND AND PROVIDENCE PLANTATIONS
                    RHODE ISLAND PUBLIC UTILITIES COMMISSION




-----------------------------------
                                   )
Narragansett Electric Company      )         R.I.P.U.C. No. __________
Blackstone Valley Electric Company )
Newport Electric Corporation       )
                                   )
-----------------------------------


                                DIRECT TESTIMONY

                                       OF

                               LAWRENCE J. REILLY

              THE STATE OF RHODE ISLAND AND PROVIDENCE PLANTATIONS
                    RHODE ISLAND PUBLIC UTILITIES COMMISSION




-----------------------------------
                                   )
Narragansett Electric Company      )         R.I.P.U.C. No. __________
Blackstone Valley Electric Company )
Newport Electric Corporation       )
                                   )
-----------------------------------


                                DIRECT TESTIMONY

                                       OF

                               LAWRENCE J. REILLY





                                Table of Contents

                                                                           Page

I.       Qualifications ....................................................  1
II.      Purpose of Testimony ..............................................  3
III.     Organization of NEES Distribution Companies........................  4
IV.      Service Benefits from the Merger...................................  8
V.       Development of the Competitive Power Supply Market................  10

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                               R.I.P.U.C. Docket No.
                                                                           Testimony of L. J. Reilly
                                                                                        Page 1 of 13


1    I.   Qualifications.

2    Q.   Please state your name and business address.

3    A.   My name is Lawrence J. Reilly. I have two business addresses: 280 Melrose Street,

4         Providence, Rhode Island 02907; and 55 Bearfoot Road, Northborough, Massachusetts

5         05132.

6

7    Q.   What is your position with the Company?

8    A.   I am President and Chief Executive Officer of The Narragansett Electric Company

9         ("Narragansett Electric" or the "Company"). In addition, I hold the same position for New

10        England Electric System's other electricity distribution subsidiaries: Massachusetts

11        Electric Company, Nantucket Electric Company; and Granite State Electric Company. I

12        am also a Director of each of these companies.

13

14   Q.   Please describe your educational background and training.

15   A.   In 1978, I received a Bachelor of Arts degree magna cum laude from the State University

16        of New York at Albany. In 1982, I received the degree of Master in City and Regional

17        Planning from the John F. Kennedy School of Government at Harvard University where I

18        specialized in Energy and Environmental Policy. Also in 1982, I received a Juris Doctor

19        degree cum laude from Boston University School of Law.

20

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                               R.I.P.U.C. Docket No.
                                                                           Testimony of L. J. Reilly
                                                                                        Page 2 of 13


1    Q.   Please describe your professional experience.

2    A.   I joined New England Power Service Company ("NEPSCO") as an Attorney in the

3         Corporate Legal Department in 1982. In that capacity I advised various New England

4         Electric System ("NEES") companies in the areas of finance and securities law as well as

5         in the areas of environmental licensing and permitting. In 1987, I became legal counsel to,

6         and Secretary of, Narragansett Electric. In that capacity my responsibilities included

7         advising the Company on a variety of regulatory and rate matters and permitting for the

8         Manchester Street Station Repowering Project. In July 1990, I became Director of Rates

9         for NEPSCO with responsibility for wholesale and retail rate matters for all of the NEES

10        companies. In 1993, I was elected a Vice President and assumed additional responsibility

11        for retail revenue requirements. Effective June 1, 1996, I was elected President of

12        Massachusetts Electric Company. I became President of Granite State Electric and

13        Narragansett Electric in January 1997 and October 1997, respectively. In my capacity as

14        Vice President and Director of Rates and as President and CEO of the NEES electricity

15        distribution companies I have been actively involved with electric industry restructuring

16        matters. My current areas of responsibility for the NEES electricity distribution

17        companies include transmission and distribution system operations, customer service, and

18        business service functions.

19

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                               R.I.P.U.C. Docket No.
                                                                           Testimony of L. J. Reilly
                                                                                        Page 3 of 13


1    Q.   Do you serve on the boards of any other organizations?

2    A.   Yes. I am a Director of the Massachusetts Technology Park Corporation. I also currently

3         serve as Chairman of the Massachusetts Alliance for Economic Development, a privately

4         funded non-profit organization dedicated to promoting economic growth in

5         Massachusetts. I am also on the Board of Grow Smart Rhode Island, a non-profit

6         organization focused on the interaction of economic growth, environment, and land use

7         issues. In addition, I serve on the Boards of the United Way of Central Massachusetts, the

8         United Way of Southeastern New England, the Foundation for Ocean State Public Radio,

9         the Worcester State Foundation, and as a Corporator of the Worcester Art Museum.

10

11   Q.   Have you previously testified before any regulatory commission?

12   A.   Yes, I have previously testified before the Rhode Island Public Utilities Commission

13        ("Commission'), the Massachusetts Department of Telecommunications and Energy, the

14        New Hampshire Public Utilities Commission, and the Federal Energy Regulatory

15        Commission.

16

17   II.  Purpose of Testimony.

18   Q.   What is the purpose of your testimony?

19   A.   The purpose of my testimony is three-fold. First, I will describe how Narragansett

20        Electric and its affiliated distribution companies are organized today to provide quality

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                               R.I.P.U.C. Docket No.
                                                                           Testimony of L. J. Reilly
                                                                                        Page 4 of 13


1         service to customers. Second, I will describe the integration process that is underway

2         with Eastern Utility Associates ("EUA") and the anticipated benefits for customers.

3         Finally, I will describe the benefits that the merger creates for customers in the power

4         supply market.

5

6    III. Organization of NEES Distribution Companies.

7    Q.   Mr. Reilly, will you please describe how Narragansett Electric and the other NEES

8         distribution companies are organized to provide service to customers.

9    A.   Narragansett Electric and its affiliated distribution companies in Massachusetts and New

10        Hampshire together provide service to almost 1.4 million customers. The breakdown of

11        customers by distribution company is detailed on Exhibit LJR-1. Although Narragansett

12        Electric has its own corporate identity and continues to be a leading corporate citizen in

13        the Rhode Island business community, to the extent possible, we operate all the NEES

14        distribution companies as an integrated organization. This integration allows us to operate

15        more efficiently and provide better service to customers. For example, this method of

16        operation allows us to implement best practices uniformly across the system and provides

17        us flexibility in terms of assigning crews where needed most in response to major storms.

18        Through this integrated management we are able to alleve the efficiency gains that have

19        historically been available through the sharing of administrative functions such as

20        accounting and legal services through NEPSCO.

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                               R.I.P.U.C. Docket No.
                                                                           Testimony of L. J. Reilly
                                                                                        Page 5 of 13


1         The combined service areas of the NEES distribution companies in the three states cover

2         almost 5000 square miles. For that reason, we have divided the combined territories up

3         into six operating districts and a number of operating satellites that are run from each

4         district. Exhibit LJR-2 is a map showing the current district boundaries within the service

5         territory and the location of key facilities.

6

7         For the most part, each operating district includes a functional head for operations,

8         customer service, and business services. These individuals are responsible for service

9         performance and program implementation throughout their respective districts. In

10        general, where there is a need to be close to the customers (because of travel time or

11        because detailed knowledge of the local conditions is required), individuals work out of

12        the local district offices or satellite locations; where frequent local contact is not critical,

13        individuals tend to work in the central locations, principally, Northborough, Westborough,

14        and Providence. The degree to which each operating district is supported centrally varies

15        from function to function. Narragansett Electric is currently organized as a single

16        operating district with functional heads for operations, customer service, and business

17        services located in Providence. After the merger with EUA, I expect there will be two

18        operating districts in Rhode Island.

19

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                               R.I.P.U.C. Docket No.
                                                                           Testimony of L. J. Reilly
                                                                                        Page 6 of 13


1    Q.   Please explain the split between district and central functions in the Operations area.

2    A.   In Operations, the physical workers (linemen, underground workers, substation

3         maintenance workers) are assigned to a district or satellite location. In the case of

4         Narragansett, that means that such workers are based in Providence or the other Rhode

5         Island satellite offices. Certain engineering functions are performed locally while other

6         engineering operations such as substation design and standards are performed centrally.

7         Operating functions handled centrally for all system companies include: training; material

8         supply; relay & telecommunications; transmission line engineering; engineering laboratory;

9         construction; environment; safety; and property assets. In some cases there are individuals

10        assigned to local district offices to implement programs and polices that are administered

11        centrally. Safety, environmental management, and vegetation management are examples

12        of areas that fall into this category. As such, there are employees of Narragansett

13        performing those functions in Rhode Island.

14

15   Q.   How is responsibility divided between the field and central office in the customer service

16        area?

17   A.   Meter reading is the clearest example of a function where it is most efficient to have the

18        workers located near the customers. Workers in the meter operations group, which is

19        responsible for installing, maintaining, exchanging, and testing meters, are also

20        decentralized; however, they receive central support from the Meter Operations and

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                               R.I.P.U.C. Docket No.
                                                                           Testimony of L. J. Reilly
                                                                                        Page 7 of 13


1         Engineering Group in Worcester. Supplier services along with load research and load

2         estimation, which have become increasingly important in the restructured environment, are

3         located centrally in Northborough. Customer calls are handled in call centers located in

4         Providence and Northborough that are linked through telecommunications equipment

5         which automatically transfers calls between these two centers to minimize wait times for

6         customers. This arrangement also provides us access to two job markets for customer

7         service representatives and diversity of locations in the event of bad weather or a disaster

8         at either location.

9

10   Q.   How is the Business Services function organized?

11   A.   Each district office has a local Business Services Vice President and a staff of account

12        managers. The account managers handle service requests for our largest customers (200

13        kilowatts or greater demand per month) and are actively involved in the marketing of our

14        various Demand Side Management ("DSM") programs. DSM programs for residential

15        and small commercial and industrial customers are handled centrally by NEPSCO

16        employees in Northborough. Special programs and new initiatives are also developed in

17        Northborough and implemented in close coordination with Business Services personnel in

18        the field.

19

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                               R.I.P.U.C. Docket No.
                                                                           Testimony of L. J. Reilly
                                                                                        Page 8 of 13


1    IV.  Service Benefits from the Merger.

2    Q.   Do you believe that the merger will create service benefits for customers?

3    A.   Yes. Several factors lead us to conclude that the merger will improve service to

4         customers. First is geographic proximity. A map showing the relationship between the

5         NEES and EUA distribution companies is included as Exhibit LJR-3. As shown, the

6         service territories of the companies are in very close proximity. It is this geographic

7         proximity that makes this merger so attractive from an operating perspective. This merger

8         goes a long way to rationalizing the service territories of the distribution companies in

9         southeastern New England and, with the integration of NEES and EUA field and central

10        functions, should enable us to provide comparable or better service at a lower cost.

11        Second, there is a long history of good working relationships between our companies,

12        including a history where a number of employees have moved between the companies over

13        time. Third, perhaps related to the first two items mentioned above, there appears to be a

14        very similar culture between the two companies - one where quality customer service

15        and cost control are widely recognized objectives. In my opinion, all three of these factors

16        will facilitate a successful integration of the businesses.

17

18   Q.   Are the companies also addressing service quality issues in the integration process for the

19        merger?

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                               R.I.P.U.C. Docket No.
                                                                           Testimony of L. J. Reilly
                                                                                        Page 9 of 13


1    A.   Yes. The proper integration of the companies is central to the effectiveness and efficiency

2         of our operations and the quality of our service following the merger. I am a member of

3         the integration steering committee that is responsible for the successful integration of the

4         companies. Our progress during the integration process has been substantial. We have

5         already found several ways to improve service and efficiency that we will build upon as we

6         complete the integration process and following the merger. The transition teams cover ten

7         different disciplines and approximately sixty subgroups have been established as part of the

8         effort to focus on specific areas. The teams and the areas they are responsible for are

9         outlined on Exhibit LJR-4.

10

11   Q.   What benefits of the merger have you identified to date?

12   A.   Although it is still early in the process, it is apparent that several key benefits will flow

13        from the eventual consolidation of the three Rhode Island utilities. Specifically:

14        o    The larger company will have more resources to draw upon in the event of storms

15             or natural disasters;

16        o    Customer service costs and other costs associated with administering separate

17             rates and maintaining separate companies will be reduced;

18        o    BVE and Newport customers will be provided 24 hour per day access to customer

19             service representatives for routine billing and payment inquires (currently such

20             access is limited to 7 a.m. to 9 p.m. Monday through Saturday);

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                               R.I.P.U.C. Docket No.
                                                                           Testimony of L. J. Reilly
                                                                                       Page 10 of 13


1         o    The consolidation will produce administrative savings for the Commission and the

2              Division by reducing the number of regulated companies and associated reporting

3              requirements;

4         o    The customers of Narragansett and the EUA companies benefit from the rate plan

5              proposed as part of this filing; and

6         o    The consolidation will help in the development of the competitive power supply

7              market.

8

9         V.   Development of the Competitive Power Supply Market.

10        Q.   You stated that you expected the consolidation of Narragansett Electric and the EUA

11             companies to help in the development of the competitive power supply market. Please

12             explain why you believe this is to be the case.

13        A.   Although it is certainly not the only barrier to development of a competitive market, the

14             multitude of distribution companies within southeastern New England has no doubt

15             retarded the growth of the competitive market in a number of ways. First, differing

16             distribution rates and availability clauses for providing distribution service complicate the

17             terrain for power suppliers considering entry into the market. Second, the patchwork

18             nature of the existing service territories complicates marketing efforts. Third, differing

19             electronic data interchange formats and testing requirements add to administrative

20             overheads for suppliers. The consolidation of rates for delivery service, the contiguous

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                               R.I.P.U.C. Docket No.
                                                                           Testimony of L. J. Reilly
                                                                                       Page 11 of 13


1              nature of the expanded service territory, and one less point of contact for suppliers

2              entering the market here should all help to reduce barriers to entry into the competitive

3              supply market.

4

5              In Rhode Island, these benefits will be particularly important. Suppliers will be able to

6              enter the state by complying with a single set of regulations and a single set of terms and

7              conditions by the utility. We have an excellent opportunity to develop rational and

8              consistent rules that will make Rhode Island a key player in competitive power markets.

9              The more suppliers that we can attract, the higher value we will provide for Rhode Island

10             customers.

11

12        Q.   Why is reducing barriers to entry for suppliers entering the competitive market important?

13        A.   Prior to restructuring, the generation or supply component of customer bills accounted for

14             roughly two-thirds of the total cost of electricity. The significant potential for savings in

15             that portion of the bill was one of the factors that led to restructuring. Nothing has

16             changed in this area. Power supply costs are still the area where customers stand to save

17             the most money on their bills. Without regulation, however, there must be an efficient and

18             vigorous market for electricity supplies for customers to realize the full benefits of

19             competition.

20

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                               R.I.P.U.C. Docket No.
                                                                           Testimony of L. J. Reilly
                                                                                       Page 12 of 13


1         Q.   In your opinion what other barriers exist to the development of a robust competitive

2              power supply market?

3         A.   Lack of information is certainly a problem on several levels. Not all customers are aware

4              of their options or have ready access to billing data needed to minimize supply costs.

5              Power marketers may also lack information about potential customers that could benefit

6              from their products.

7

8         Q    What actions are you planning to take to reduce these barriers?

9         A.   We have a number of initiatives under way to inform customers of their options in the

10             power supply market. We currently offer "Power Talk", a speakers bureau program for

11             customer groups of all kinds. We are including information in "PowerLink", a newsletter

12             for our business customers, and are hosting breakfast meetings for our largest customers

13             to highlight opportunities available in the market. Under our "Power Connection"

14             program, with a customer's consent, we will provide billing data to all registered suppliers

15             in electronic format so that prospective suppliers can develop offers suited to the

16             individual customers. We are also distributing a software product called "Energy Smart"

17             to our customers that provides educational information to customers and is expected to

18             eventually aid customers who wish to shop for power supplies on-line.

19

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                               R.I.P.U.C. Docket No.
                                                                           Testimony of L. J. Reilly
                                                                                       Page 13 of 13


1              In addition, we also are developing a series of optional metering services that will be

2              available to any customer that wants detailed interval or real time demand and energy

3              use data. Also, to assist power marketers in getting access to prospective customers, we

4              intend to offer a mailing service to all power marketers whereby we would mail their

5              marketing information to customer segments they determine without disclosing any

6              customer data to the power marketer.

7

8         Q.   How will the merger improve this effort?

9         A.   As part of the integration process, we will continue to look for ways to improve our

10             outreach and education programs and make them more effective. The merger will assure

11             that the finally implemented programs will reach more customers, more efficiently. The

12             consolidation will also facilitate marketers' efforts to reach our customers with ideas and

13             products that will provide our customers with more value at lower prices.

14

15        Q.   Does this conclude your testimony?

16        A.   Yes.

                                      EXHIBITS OF L. J. REILLY

LJR-1             Customers Served by NEES Distribution Company

LJR-2             Current Map of NEES Service Territory

LJR-3             Map of Combined NEES-EUA Service Territory

LJR-4             Integration Teams and Responsibilities

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______



                                  Exhibits
                                     of
                             Lawrence J. Reilly


 Exhibit LJR-1       Customers Served by NEES Distribution Company

 Exhibit LJR-2       Map of Existing NEES Service Territory

 Exhibit LJR-3       Map of Combined NEES-EUA Service Territory

 Exhibit LJR-4       Integration Teams and Responsibilities

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Exhibit LJR-1



                               Exhibit LJR-1

               Customers Served by NEES Distribution Company

S:\RADATA1\EASTED\Ljr-1.wk4                                Narragansett Electric
PAGE 1                                                      BVE/NewPort Electric
     10-May-1999                                            R.I.P.U.C. No. _____
                                                                   Exhibit LJR-1
                                                                     Page 1 of 1



                           New England Electric System

                  Number of Customers per Distribution Company

                                                                       Number of
                                                                       Customers

Massachusetts:

     Massachusetts Electric Company                                     983,191

     Nantucket Electric Company                                          10,169
                                                                         ------
     Total Massachusetts                                                993,360



Rhode Island:

     Narragansett Electric Company                                      336,029



New Hampshire:

     Granite State Electric Company                                       37,114



3 State Total                                                          1,366,503
                                                                       =========


Source: March 1999 Billing Records

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Exhibit LJR-2



                               Exhibit LJR-2

                  Maps of Existing NEES Service Territory

                                                                   Exhibit LJR-2









                     Map of Existing NEES Service Territory

                                    Two Maps

First Map: Reflects service territories, headquarters, customer service and operations centers and operating satellites for Granite State, Mass. Electric, Nantucket and Narragansett in Rhode Island, Massachusetts and New Hampshire.

Second Map: Reflects Narragansett service territory, headquarters and operating satellites in Rhode Island.

Granite State Electric             Massachusetts Electric
     Company                       Company

Lebanon                        Western                                 Merrimack Valley
     Acworth                       Adams               Mount Washington              Amesbury
     Alstead                       Alford              New Marlboro                  Andover
     Bath                          Athol               New Salem                     Billerica
     Canaan                        Barre               North Adams                   Boxford
     Charlestown                   Belchertown         Northampton                   Chelmsford
     Cornish                       Brimfield           Orange                        Dracut
     Enfield                       Charlemont          Palmer                        Haverhill
     Grafton                       Cheshire            Petersham                     Lawrence
     Hanover                       Clarksburg          Phillipston                   Lowell
     Lnagdon                       East Longmeadow     Rowe                          Methuen
     Lebanon                       Erving              Royalton                      Newbury
     Marlow                        Florida             Sheffield                     Newburyport
     Monroe                        Goshen              Shutesbury                    North Andover
     Orange                        Granby              South Egremont                Salisbury
     Plainfield                    Great Barrington    Stockbridge                   Tewksbury
     Surry                         Hampden             Templeton                     Tyngsboro
     Walpole                       Hancock             Wales                         West Newbury
                                   Hardwick            Ware                          Westford
                                   Hawley              Warren
Salem                              Heath               Warwick                  North Shore
     Derry                         Holland             Wendell                       Beverly
     Pelham                        Lenox               West Stockbridge              Essex
     Salem                         Monroe              Wilbraham                     Everett
     Windham                       Monson              Williamsburg                  Gloucester
                                   Monterey            Williamstown                  Hamilton
                                                                                     Lynn
Narrangansett Electric                                                               Malden
  Company                               Central                                      Manchester
                                   Auburn              New Braintree                 Medford
Southern                           Ayer                North Brookfield              Melrose
     Charlestown                   Berlin              Oakham                        Nahant
     Coventry                      Bolton              Oxford                        Revere
     East Greenwich                Brookfield          Paxton                        Rockport
     Exeter                        Charlton            Pepperell                     Salem
     Hopkinton                     Clinton             Rutland                       Saugus
     Narragansett                  Dudley              Shirley                       Swampscott
     North Kingstown               Dunstable           Southbridge                   Topsfield
     Richmond                      East Brookfield     Spencer                       Wenham
     South Kingstown               Gardner             Sturbridge                    Winthrop
     Warwick                       Grafton             Sutton
     West Greenwich                Harvard             Webster
     West Warwick                  Hubbardston         West Brookfield
     Westerly                      Lancaster           West Groton
                                   Leicester           Westminster
Providence                         Leominster          Winchendon
     Barrington                    Millbury            Worcester
     Bristol
     Cranston                           Southeast
     East Providence               Attleboro           Northborough
     Foster                        Bellingham          Northbridge
     Glocester                     Blackstone          Norton
     Johnston                      Douglas             Plainville
     Little Compton                Foxborough          Quincy
     North Providence              Franklin            Randolph
     Providence                    Hingham             Rehoboth
     Scituate                      Holbrook            Seekonk
     Smithfield                    Hopedale            Southborough
     Tiverton                      Marlborough         Upton
     Warren                        Mendon              Uxbridge
                                   Milford             Westborough
                                   Milville            Weymouth
                                   Nantucket           Wrentham

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Exhibit LJR-3



                               Exhibit LJR-3

                 Map of Combined NEES-EUA Service Territory

                                                                   Exhibit LJR-3









                  [Map of Combined NEES-EUA Service Territory]

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Exhibit LJR-4



                               Exhibit LJR-4

                   Integration Teams and Responsibilities

                                                         Narragansett Electric
                                                         BVE/Newport Electric
                                                         R.I.P.U.C. No.______
                                                         Exhibit LJR-4
                                                         Page 1 of 1

                         EUA/NEES TRANSITION TEAMS
                           General Business Areas

    HR &           RETAIL         INFORMATION          POWER
SUPPLY CHAIN      COMPANIES         SYSTEMS           COMPANY
------------      ------------    ------------       ------------
HR-Compensation    EO-Central       Retail            Transmission
&                  Operations       Applications      Marketing
Benefits

HR-Labor           EO-Central       Corporate         Transmission
                   Engineering      Applications      Planning

HR-Culture         EO-Field         Operations        Divestitures
Integration        Operations

HR-Employee        EO-Dispatching   Technology        Nuclear
Relations                           Services          Issues
SCM-Inventory      CS-Call
                   Center           Y2000             PPA/PSA
                                                      Power
SCM-Goods          CS-Meters        IS Support        Contracts
and Services
SCM-Accounts       CS-Billing                         NEPOOL
Payable                                               Issues

Health and         CS-Credit
Safety             &
                   Collections
Benefit            RM&S-Demand Side
Plan Funding       Management

                   RM&S-Business
                   Services

                   Telecommunication

                   Property

                   Environmental
                   and Safety

                   External
                   Affairs
============       ===========      ============      ============
TRANSITION
STEERING
COMMITTEE
============       ===========      ============      ============
Chairman:
T. Rogers/
R. Powderly

------------       ------------     ------------      ------------
DC Kennedy         LJ Reilly        DL Holt           PG Flynn
HE Stapleford                       JL McGrath

------------       ------------     ------------      ------------
B. Hassan          J Carney         W Norko           K Kirby
------------       ------------     ------------      ------------


KEY COORDINATION AREAS

------------       -----------      ------------
Regulatory         Unregulated      NGG Coord.
Approvals          Businesses
------------       -----------      ------------




 TREASURY       RATE/REVREQ      ACCOUNTING      COMMUNICATIONS     LEGAL

 ------------   ------------     ------------    ------------     -----------
  Finance         Revenue          General         External        Legal
                  Requirement      Accounting      and
                  and                              Employee
                  Rates                            Communications
  Risk                             Plant                           Corporate
  Management                       Accounting                      Governance

  Investor        Standard         Revenue
  Relations       Offer and        Accounting
                  Default
  Property        Service          Payroll
  Tax             Contracts
                                   Taxes




  "TIER 1"        TRANSITION       TEAMS

  ----------      -----------      ----------













  ==========      ===========      ==========      ===========     ===========


  TRANSITION
  STEERING
  COMMITTEE



  J.Zschokke      TL               WR Richer       SM Stevens      MA Katz
                  Schwennesen

  ----------      -----------      ----------      -----------     -----------
  C Hebert        D.St.Pierre      A.Camara        F. Mason        D Fazzone
  ----------      -----------      ----------      -----------     -----------




       OTHER        CONSULTANTS
   ------------     ------------

      Audit           A&G Best
                      Practices


      Planning,       Early
      Budgets and     Decisions
      Reporting       Support
      Facilities      Organization
                      Planning

      Asset           Team Support
      Separation
      Records
      Management

      "Cut-over"
      Plan
















      ==========      ============



       TRANSITION
       STEERING
       COMMITTEE


      T. Rogers       Mercer
                      Management
                      Consultants
      ----------      ------------
      M Hirsh
      ----------      ------------

              THE STATE OF RHODE ISLAND AND PROVIDENCE PLANTATIONS
                    RHODE ISLAND PUBLIC UTILITIES COMMISSION



----------------------------------
                                  )
Narragansett Electric             )     R.I.P.U.C. No. __________
BVE/Newport Electric              )
                                  )
----------------------------------








                                DIRECT TESTIMONY

                                       OF

                                DAVID M. WEBSTER

              THE STATE OF RHODE ISLAND AND PROVIDENCE PLANTATIONS
                    RHODE ISLAND PUBLIC UTILITIES COMMISSION



----------------------------------
                                  )
Narragansett Electric             )     R.I.P.U.C. No. __________
BVE/Newport Electric              )
                                  )
----------------------------------








                                DIRECT TESTIMONY

                                       OF

                                DAVID M. WEBSTER


                                Table of Contents

                                                                            Page

I.       Qualifications ....................................................   1
II.      Purpose of Testimony...............................................   3
III.     Recovery of Cost of Removal Expenditures ..........................   3
IV.      Book/Tax Timing Differences on Cost of Removal.....................   9
V.       Consolidation of Depreciation Rates ...............................  23
VI.      Storm Contingency Fund.............................................  27
VII.     Deferred FAS 106 Cost Recovery.....................................  29
VIII.    Hazardous Waste Cost Recovery .....................................  32
IX.      Conclusion.........................................................  34
X.

                                                                          Narragansett Electric
                                                                           BVE/Newport Electric
                                                                          R.I.P.U.C. No. ______
                                                                      Testimony of D.M. Webster
                                                                                         Page 1



1    I.   Qualifications

2    Q.   Please state your full name and business address.

3    A.   David M. Webster, 25 Research Drive, Westborough, Massachusetts 01582.

4

5    Q.   Please state your position.

6    A.   I am a Principal Financial Analyst in the Rate Department of New England Power

7         Service Company ("NEPSCO"). NEPSCO provides engineering, technical,

8         accounting, and other services for the New England Electric System ("NEES")

9         Companies, including The Narragansett Electric Company ("Narragansett" or

10        "Company").

11

12   Q.   Please describe your educational background and training.

13   A.   In 1986, I graduated with distinction from Southeastern Massachusetts University

14        with a Bachelor of Science degree in accounting.

15

16   Q.   Please outline your professional experience.

17   A.   In 1986, 1 was hired by NEPSCO as an Assistant Analyst in the Financial Reporting

18        Department. My responsibilities included assisting in the preparation of the various

19        external reporting requirements for NEES and subsidiaries. I was promoted to

20        Analyst in the Financial Analysis section in 1988. My responsibilities included

21        conducting various calculations and analysis in support of the closing of the

22        accounting books of record for the various NEES companies.

                                                                          Narragansett Electric
                                                                           BVE/Newport Electric
                                                                          R.I.P.U.C. No. ______
                                                                      Testimony of D.M. Webster
                                                                                         Page 2


1         In 1991, I was promoted to Supervisor of the NEPSCO Accounting Department,

2         responsible for the monthly closing of the accounting books of record as well as

3         all internal and external reporting requirements. In 1992, my supervisory

4         responsibilities were expanded to include overseeing the monthly closing of two

5         additional NEES subsidiaries' books of record as well as all internal and external

6         reporting requirements.

7

8         In 1993, I was promoted to Supervisor of Wholesale Accounting, overseeing the

9         monthly closing and internal reporting requirements for the Wholesale Business

10        unit of NEES. In 1995, I was promoted to Manager of Wholesale Accounting and

11        was given additional responsibilities associated with the Wholesale Accounting

12        section.

13

14        In February 1997, I accepted an assignment to the Rate Department to provide

15        revenue requirement analyses for the NEES retail companies.

16

17   Q.   Have you previously testified before a regulatory commission?

18   A.   Yes, I have testified in proceedings before regulatory commissions in Rhode

19        Island, New Hampshire and Massachusetts.

                                                                          Narragansett Electric
                                                                           BVE/Newport Electric
                                                                          R.I.P.U.C. No. ______
                                                                      Testimony of D.M. Webster
                                                                                         Page 3


1    II.  Purpose of Testimony

2    Q.   What is the purpose of your testimony?

3    A.   My testimony describes the Company's proposal with regard to several

4         accounting issues that will arise as a result of the proposed merger of

5         Narragansett, Blackstone Valley Electric Company ("BVE") and Newport

6         Electric Company ("Newport") (together, the "Companies"). The issues that need

7         to be addressed under the rate plan proposed in the testimony of Mr. Jesanis

8         include consolidation of depreciation rates, storm contingency funds and deferred

9         FAS 106 costs. I also address certain accounting issues related to recovery of

10        hazardous waste remediation costs. However, I will begin my testimony by

11        describing Narragansett's proposal to recover cost of removal expenses. I will

12        first describe the treatment of Narragansett's cost of removal expenses under the

13        current rates. I will then describe how this proposal affects the consolidated rates

14        of the Companies.

15

16   III. Recovery of Cost of Removal

17   Q.   Please provide an overview of Narragansett's proposal to recover cost of removal

18        expenditures.

19   A.   There are three elements that need to be addressed to allow Narragansett to fully

20        recover both prior and prospective cost of removal expenditures. First,

21        Narragansett must be allowed to implement depreciation rates which contain an

22        allowance for cost of removal expenditures on both a historical and prospective

                                                                          Narragansett Electric
                                                                           BVE/Newport Electric
                                                                          R.I.P.U.C. No. ______
                                                                      Testimony of D.M. Webster
                                                                                         Page 4


1         basis. As I describe below, the depreciation rates that Narragansett proposes to

2         implement will meet this requirement.

3

4         Second, Narragansett must be allowed to "normalize" the timing difference that is

5         resulting from the current regulatory treatment of cost of removal expenditures.

6         The current treatment of cost of removal dictates that Narragansett "flow-

7         through" to customers the tax deduction it receives for the cost of removal

8         expenses. Thus, providing an offsetting deferred tax will "normalize" or

9         eliminate the timing difference created by the current treatment of cost of

10        removal.

11

12        Finally, since Narragansett has been "flowing-through" tax benefits to customers

13        for items which it has not been reimbursed, Narragansett has a deficiency in the

14        provision for deferred taxes recorded on its books. As I will describe below,

15        Narragansett proposes to recover its entire deferred tax deficiency by applying

16        certain current and future settlements against the amount of the deficiency.

17

18   Q.   What is cost of removal?

19   A.   Cost of removal expenditures are the costs incurred by the Companies to remove

20        a unit of utility plant from service.

21


                                                                          Narragansett Electric
                                                                           BVE/Newport Electric
                                                                          R.I.P.U.C. No. ______
                                                                      Testimony of D.M. Webster
                                                                                         Page 5


1    Q.   How does the Narragansett currently account for these cost of removal

2         expenditures?

3    A.   Narragansett does not charge cost of removal to expense. Instead, consistent with

4         group accounting practices prescribed by the Commission in prior general rate

5         case proceedings, Narragansett charges cost of removal expenditures, as

6         incurred, against its accumulated provision for depreciation. In addition,

7         Narragansett is not permitted to accrue for negative salvage (cost of removal) in

8         its current depreciation rates.

9

10        Therefore, Narragansett is not currently collecting any cost of removal

11        expenditures through rates. While Narragansett has proposed in previous rate

12        cases to include an allowance for cost of removal in its depreciation rates

13        included in cost of service, such accounting treatment has not yet been approved

14        by the Commission.

15

16        The current accounting treatment, which charges cost of removal directly to the

17        depreciation reserve, reduces the amount of accumulated depreciation, thereby,

18        increasing the amount of rate base on which Narragansett earns a return. Thus,

19        Narragansett is currently earning a return on the cost of removal expenditures,

20        but is not recovering the cost of removal expenditures themselves, either directly

21        as an expense or indirectly through depreciation rates. Under this regulatory

                                                                          Narragansett Electric
                                                                           BVE/Newport Electric
                                                                          R.I.P.U.C. No. ______
                                                                      Testimony of D.M. Webster
                                                                                         Page 6


1         practice, Narragansett continues to accumulate cost of removal expenditures

2         which must be recovered in the future from customers.

3

4    Q.   What are the problems associated with the current treatment of cost of removal

5         expenditures?

6    A.   As stated above, the current rate making policy regarding cost of removal does

7         not allow Narragansett to be reimbursed for any of its cost of removal

8         expenditures to date. These expenses have been charged directly against the

9         accumulated provision for depreciation and as a result, over time, created a

10        deficiency in the accumulated provision for depreciation. The Companies are

11        proposing depreciation rates that would recover the existing deficiency in the

12        accumulated depreciation reserve. I describe this provision later in my testimony.

13

14        In addition, to eliminate future deficiencies in the accumulated reserve for

15        depreciation, Narragansett needs to include in its depreciation rates an amount to

16        begin recovering future cost of removal expenses (this is also known as negative

17        salvage) for the future removal of an asset placed into service today. This

18        methodology would recover the cost of removing that asset proportionately over

19        the life of the asset.

20

21   Q.   What depreciation rates would Narragansett implement?

                                                                          Narragansett Electric
                                                                           BVE/Newport Electric
                                                                          R.I.P.U.C. No. ______
                                                                      Testimony of D.M. Webster
                                                                                         Page 7


1    A.   The settlement agreement reached between Narragansett, the Rhode Island

2         Division of Public Utilities and Carriers ("Division"), and the Energy Council of

3         Rhode Island in RIPUC Docket No. 2290, resolved all issues except the

4         appropriate depreciation rates for Narragansett. As part of the settlement, the

5         parties agreed to further study the depreciation analysis presented to the

6         Commission by Narragansett.

7

8         After months of negotiation, the Division and Narragansett reached an agreement

9         resolving Narragansett's depreciation rates. The agreement was filed with the

10        Commission on May 9, 1996. This settlement represents an initial step in

11        attempting to resolve the problem associated with the Commission's treatment of

12        cost of removal expenses. A copy of the depreciation settlement agreement has

13        been included as Exhibit DMW-1. Under the terms of the agreement,

14        Narragansett may file with the Commission the agreed upon depreciation rates,

15        without opposition from the Division, which include a component for negative

16        salvage. As part of our rate plan, we are proposing to implement the agreed upon

17        depreciation rates which include an allowance for cost of removal on a

18        prospective basis. Specifically, we propose to implement the new rates as of

19        January 1, 2001.

20

21   Q.   What impact will implementing the depreciation rates from the settlement have

22        on rates?

                                                                          Narragansett Electric
                                                                           BVE/Newport Electric
                                                                          R.I.P.U.C. No. ______
                                                                      Testimony of D.M. Webster
                                                                                         Page 8


1    A.   As shown in Exhibit DMW-2, page 1, applying the settlement depreciation rates,

2         including the negative salvage component, to Narragansett's intrastate distribution

3         and general plant balances as of December 31, 1998 will increase Narragansett's

4         depreciation expense by approximately $1.9 million. As I explain below, this

5         increase is mitigated by the merger. Because BVE's and Newport's depreciation

6         rates are higher than Narragansett's, merging the companies and using the settled

7         depreciation rates lowers the impact of the change on customers.

8

9    Q.   How did you calculate the amount of the increase in depreciation rates?

10   A.   As shown in Exhibit DMW-2, pages 2 and 3, depreciation expense was calculated

11        for Narragansett's intrastate distribution and general plant based upon the current

12        depreciation rates and then based upon the rates in the depreciation settlement. In

13        each case, these rates were applied against Narragansett's intrastate plant

14        balances as of December 31, 1998. The incremental impact of applying the

15        depreciation settlement to interstate plant was not calculated since, under

16        Narragansett's integrated facilities agreement with New England Power Company

17        ("NEP"), Narragansett is reimbursed by NEP for essentially all costs associated

18        with the operation and maintenance of its transmission system. Since that

19        agreement is under the jurisdiction of the Federal Energy Regulatory

20        Commission ("FERC"), a change in the interstate transmission-related

21        depreciation rates must be approved by the FERC.

22

                                                                          Narragansett Electric
                                                                           BVE/Newport Electric
                                                                          R.I.P.U.C. No. ______
                                                                      Testimony of D.M. Webster
                                                                                         Page 9


1         Using the settlement depreciation rates resulted in depreciation expense

2         amounting to $20,645,374, Exhibit DMW-2, page 1, compared to depreciation

3         expense of $18,757,750 when Narragansett applies its current depreciation rates.

4         Therefore, the proposed increase in depreciation expense is $1,887,624 or the

5         difference between the two numbers.

6

7    IV.  Book/Tax Timing Differences on Cost of Removal

8    Q.   Please explain the difference between the accounting for cost of removal

9         expenditures for book purposes versus for tax purposes.

10   A.   As explained earlier, intrastate cost of removal expenditures are charged to the

11        reserve for depreciation for book purposes and thus far no allowance for cost of

12        removal has ever been included in Narragansett's intrastate book depreciation

13        expense. However, for tax purposes, since 1972, intrastate cost of removal

14        expenditures have been deducted on Narragansett's tax return in the year in which

15        the expenditure is made. Therefore, there is a timing difference between the

16        treatment of cost of removal for tax purposes in the current period versus the

17        treatment for book purposes which does not recognize cost of removal as an

18        expense. Simply stated, Narragansett is realizing a tax deduction for cost of

19        removal before these expenditures have ever entered into a determination of book

20        expense. This is commonly referred to as a book/tax timing difference.

21

                                                                          Narragansett Electric
                                                                           BVE/Newport Electric
                                                                          R.I.P.U.C. No. ______
                                                                      Testimony of D.M. Webster
                                                                                        Page 10


1    Q.   What has been the rate making treatment of this book/tax timing difference for

2         cost of removal expenditures.

3    A.   Narragansett has flowed through these tax deductions for intrastate cost of

4         removal expenditures to its customers even though customers have not

5         reimbursed Narragansett for the cost that gave rise to this tax deduction. Stated

6         another way, Narragansett has never been allowed to include any deferred taxes

7         for these cost of removal tax deductions in cost of service. This effectively

8         provides a subsidy to current customers at the expense of future customers who

9         will at some point be asked to bear this expense without any associated tax

10        benefits.

11

12   Q.   Is this the case for Narragansett's other book/tax timing differences?

13   A.   No. Narragansett has been allowed to adopt deferred tax accounting for all of its

14        other book/tax timing differences.

15

16   Q.   How does Narragansett propose to correct the flow-through of cost of removal in

17        future years?

18   A.   Narragansett proposes to cease the flow-through of tax deductions related to cost

19        of removal by recording an offsetting deferred tax.

20

21   Q.   What impact will cessation of the "flow-through" of tax benefits have on rates?

                                                                          Narragansett Electric
                                                                           BVE/Newport Electric
                                                                          R.I.P.U.C. No. ______
                                                                      Testimony of D.M. Webster
                                                                                        Page 11


1    A.   As shown on Exhibit DMW-3, eliminating the "flow-though" of tax benefits will

2         increase rates by approximately $1.6 million. Together with the $1.9 million of

3         increased depreciation expense discussed above, this treatment increases

4         Narragansett's revenue requirement by $3.5 million on an ongoing basis as shown

5         on Exhibit DMW-4. As I explain below, these revenue requirements are

6         mitigated by the consolidation because the depreciation rates of BVE and

7         Newport are presently higher than the settlement rates that we propose to adopt

8         for the consolidated companies.

9

10   Q.   How was this amount calculated?

11   A.   To date there have not been any deferred taxes provided to normalize the

12        differences between Narragansett's books and its tax return, and because cost of

13        removal expenditures have not been recorded in book expense, the easiest way to

14        determine the impact on rates is to look at the actual cost of removal tax

15        deductions recorded.

16

17        Please refer to Exhibit DMW-3. The impact on rates was calculated by taking the

18        average of the actual intrastate cost of removal tax deduction taken by

19        Narragansett on its tax return for the years 1996, 1997 and 1998. Since the actual

20        amount of cost of removal expenditures varies from year to year, the three year

21        averaging approach was chosen to develop a representative amount of cost of

22        removal expenditures.

                                                                          Narragansett Electric
                                                                           BVE/Newport Electric
                                                                          R.I.P.U.C. No. ______
                                                                      Testimony of D.M. Webster
                                                                                        Page 12


1         As shown on line 9 of Exhibit DMW-3, the average intrastate tax deduction for

2         cost of removal amounted to approximately $3 million. Therefore, the resulting

3         average tax benefit amounted to approximately $1 million, as shown on line 11.

4         This amount is then grossed-up to its pre-tax level to reflect the annual impact on

5         rates on a prospective basis from eliminating the "flow-through" benefits from

6         cost of removal tax benefits.

7

8    Q.   Could you explain how deferred tax accounting works?

9    A.   Yes. Deferred tax accounting is meant to "normalize" or match up the differences

10        between the recognition of expenditures for tax purposes to the recognition of

11        those same expenditures on Narragansett's books. As mentioned above, these

12        differences are referred to as timing differences.

13

14   Q.   Could you provide an example of how the accounting for cost of removal and the

15        related tax deductions should work in a normal situation?

16   A.   I have prepared an example in Exhibit DMW-5, page 1. This example portrays

17        the proper method of accounting for cost of removal and its related tax benefits.

18        As previously mentioned, in Narragansett's case the tax deduction for cost of

19        removal actually occurs when the plant is removed from service, but the cost of

20        removal was never reflected in book depreciation expense. The correct method

21        of accounting for cost of removal would be to include a cost of removal

22        allowance in Narragansett's depreciation rates. Since cost of removal

                                                                          Narragansett Electric
                                                                           BVE/Newport Electric
                                                                          R.I.P.U.C. No. ______
                                                                      Testimony of D.M. Webster
                                                                                        Page 13


1         expenditures occur at the end of the life of an asset, it should be anticipated in

2         advance and an estimated allowance for cost of removal should be included in

3         book depreciation expense during the period the asset is being depreciated. In

4         doing so, the reserve for depreciation at the end of the life of the asset would be at

5         a level which would cover the original cost plus the cost of removal expected to

6         be incurred.

7

8         In this example (Exhibit DMW-5, page 1) , an asset worth $20,000 is depreciated

9         over 10 years. It is anticipated that $ 1,000 will be incurred at the end of its ten

10        year life to remove it. Depreciation expense each year not only includes $2,000

11        per year for the original cost of the assets, but also an additional $100 per year in

12        anticipation of the cost of removal expenditure. At the end of year 10, the total

13        depreciation reserve would equal $21,000 which would be sufficient to cover the

14        original cost of the asset plus the cost of removing that asset.

15

16        For simplicity, we have assumed that tax depreciation is calculated exactly the

17        same as book depreciation with the exception that the Internal Revenue Service

18        ("IRS") would not permit the inclusion of the additional $100 for the anticipated

19        cost of removal allowance. However, since the Company will ultimately realize a

20        tax deduction, this allowance in book depreciation for cost of removal is a

21        book/timing difference for which deferred taxes should be recorded. In this

22        situation, a deferred tax receivable would be recorded which would have the

                                                                          Narragansett Electric
                                                                           BVE/Newport Electric
                                                                          R.I.P.U.C. No. ______
                                                                      Testimony of D.M. Webster
                                                                                        Page 14


1         effect of reducing cost of service. This treatment would recognize that a

2         component of book depreciation is not deductible currently but will be in the

3         future, however it would accrue a future tax benefit during the life of the asset.

4         Absent deferred tax accounting, customers would have to bear the $100 portion

5         of book depreciation expense, representing the cost of removal allowance,

6         without the benefit of a tax deduction, which would ultimately occur in one year

7         at the end of the life of the asset. Deferred tax accounting attempts to normalize

8         the tax benefits over the period in which the book expense occurs instead of when

9         the tax deduction takes place.

10

11   Q.   How does this compare to Narragansett's situation?

12   A.   Narragansett's situation is much different because Narragansett has not been

13        allowed to include an allowance for cost of removal in its book depreciation in

14        advance of actually incurring the actual cost. Second, Narragansett has not been

15        allowed to record deferred taxes on its cost of removal tax deductions.

16

17   Q.   Have you provided an example to illustrate this situation?

18   A.   Yes. Please see Exhibit DMW-5, page 2. In this case, I have shown two assets,

19        each with 10-year lives, one constructed in year 0 and one constructed in year 11.

20        The first asset costs $20,000 and the second asset costs $30,000. The first asset

21        will incur $1,000 for cost of removal and the second asset will incur $1,500 for

22        cost of removal at the end of their useful lives. For asset number 1, I have not

                                                                          Narragansett Electric
                                                                           BVE/Newport Electric
                                                                          R.I.P.U.C. No. ______
                                                                      Testimony of D.M. Webster
                                                                                        Page 15


1         reflected an allowance in depreciation expense for cost of removal. However, for

2         asset 2, I have built into the depreciation expense the anticipated cost of removal

3         for that asset and have also reflected a makeup provision for the actual cost of

4         removal for asset 1. In this example, I have also assumed that no deferred taxes

5         were recorded as is the case for Narragansett.

6

7         Two issues should be noted in this example. Customers who received service in


8         the last ten years of this example were paying for the cost of removal for asset 1

9         which should have been paid by the customers who received service during the

10        first ten years of this example. In addition, without deferred tax accounting,

11        customers in years 11 and 21 enjoyed the tax benefits of the cost of removal tax

12        deduction while customers in the years 12 through 20 not only paid the increased

13        depreciation cost related to cost of removal, but did so without the benefits of any

14        tax deductions relative to that cost.

15

16   Q.   Have you provided any other examples?

17   A.   Yes. In Exhibit DMW-5, page 3, I have an example which is similar to the one

18        described above. However, in this example I have included deferred taxes to

19        normalize the book/tax timing difference. The deferred tax accounting in the

20        example would have kept customers in years 11 and 21 from unfairly benefitting

21        from the cost of removal tax deductions and given those tax deductions to the

22        customers in years 12 through 20 who bore the related book expense.

                                                                          Narragansett Electric
                                                                           BVE/Newport Electric
                                                                          R.I.P.U.C. No. ______
                                                                      Testimony of D.M. Webster
                                                                                        Page 16


1    Q.   Could you please explain what is meant by the prior flow-through of tax benefits

2         resulting from past regulatory practices?

3    A.   As previously stated, Narragansett has been taking a tax deduction for the

4         amount of cost of removal expenditures incurred during the tax year. As a result,

5         customers have had their cost of service reduced to the extent of these tax

6         benefits, even though they have not been asked to pay for the cost which has

7         given rise to this tax benefit.

8

9         The example in Exhibit DMW-5, page 3, as described above, provides an

10        example of this situation. When you compare the example in Exhibit DMW-5,

11        page 2 to the example in Exhibit DMW-5, page 3, you can observe that a

12        deferred tax reserve should exist at the end of year 11 of $263 but in fact none

13        exists in the example in Exhibit DMW-5, page 2. This represents a deficiency in

14        the deferred tax reserves due to flow through accounting. Narragansett has such a

15        deficiency.

16

17   Q.   How much in tax benefits has Narragansett "flowed-through" to customers since

18        1972?

19   A.   As of December 31, 1998 Narragansett has a deficiency in its deferred tax

20        reserves amounting to approximately $21.7 million. The primary cause of this

21        deficiency is the cost of removal issue that is present in this filing. The

22        deficiency related to cost of removal represents $19.2 million of this amount.

                                                                          Narragansett Electric
                                                                           BVE/Newport Electric
                                                                          R.I.P.U.C. No. ______
                                                                      Testimony of D.M. Webster
                                                                                        Page 17


1         To fully reimburse Narragansett for the deficiency in its deferred tax reserves,

2         the amount of the deficiency must be grossed-up for federal income taxes to

3         ensure the proper amount is included in rates. As shown in Exhibit DMW-6, line

4         44, the grossed-up amount of the unfunded deferred taxes results in a revenue

5         requirement of $33.3 million to be collected from customers. The revenue

6         requirement associated with the accumulation of the tax benefits related to cost of

7         removal which Narragansett has "flowed-through" to customers represents

8         approximately $29.5 million of this amount. This deficiency will continue to

9         accumulate until deferred taxes are provided to offset the "flow-through" of tax

10        benefits related to cost of removal expenditures. The remainder of the deficiency

11        in the deferred tax reserves is comprised of other tax deductions previously

12        "flowed-through" to customers. These other tax benefits are partially offset by

13        excess deferred taxes resulting from the change in the federal tax rate from 46%

14        to 35%. Narragansett proposes to recover the $33.3 million deficiency.

15

16   Q.   How can the continued accumulation of the deferred tax deficiency be resolved?

17   A.   As stated above, allowing the Company to record deferred taxes related to cost of

18        removal upon implementation of the depreciation settlement rates, would stop

19        any further accumulation of the deferred tax reserve deficiency. This deferred

20        tax, based upon the timing difference for cost of removal, will normalize the

21        differences between the book expense for cost of removal and the tax deductions

22        on a prospective basis. In order to implement this deferred tax accounting

                                                                          Narragansett Electric
                                                                           BVE/Newport Electric
                                                                          R.I.P.U.C. No. ______
                                                                      Testimony of D.M. Webster
                                                                                        Page 18


1         treatment, Narragansett needs an assurance from the Commission that it will be

2         allowed to recover the prior flow-through of tax benefits resulting from past

3         regulatory practices.

4

5    Q.   How does Narragansett propose to recover the deficiency in its deferred tax

6         reserve?

7    A.   There are two methods by which Narragansett could recover the deficiency in its

8         deferred tax reserves. In the first method, assuming that Narragansett is allowed to

9         recover cost of removal, the increase in Narragansett's book depreciation

10        expense would provide for both the recovery of past cost of removal expenditures

11        and the recovery of future cost of removal expenditures.

12

13        The portion of the book expense related to the recovery of the past cost of

14        removal expenditures would be included in depreciation rates without any related

15        tax benefits, because, as discussed above, the tax benefits associated with these

16        expenditures have previously been passed along to customers. When Narragansett

17        had ultimately recovered the full amount of its past cost of removal expenditures,

18        there would no longer be any past book/tax timing difference related to cost of

19        removal and the deficiency in the deferred tax reserve would no longer exist.

20

                                                                          Narragansett Electric
                                                                           BVE/Newport Electric
                                                                          R.I.P.U.C. No. ______
                                                                      Testimony of D.M. Webster
                                                                                        Page 19


1         For the portion of the book expense related to the recovery of future cost of

2         removal expenditures, Narragansett would provide deferred taxes, and thus

3         eliminate any "flow-through" of future tax benefits.

4

5         Narragansett does not advocate using this first method for several reasons. This

6         methodology results in very difficult and complex calculations for separating the

7         amount of book expense related to the past recovery of cost of removal

8         expenditures versus the portion related to the recovery of future cost of removal.

9         Second, in the future as the timing differences begin to reverse themselves, it

10        would be extremely difficult to determine which portion of the reversal relates to

11        deferred taxes for which Narragansett had initially provided a reserve and the

12        portion where the deferred taxes are deficient.

13

14   Q.   What is the second method to recover the deficiency in the deferred tax reserve?

15   A.   In the second method, Narragansett would be permitted to recover the deficiency

16        in the deferred tax reserves over a fixed number of years. Under this approach,

17        Narragansett would provide deferred taxes on the entire difference between the

18        books and the tax return related to cost of removal on a prospective basis, because

19        the deficiency in the deferred tax reserves would be collected separately. This

20        methodology ultimately achieves full amortization of book and tax timing

21        differences in a much more straight forward fashion.

22

                                                                          Narragansett Electric
                                                                           BVE/Newport Electric
                                                                          R.I.P.U.C. No. ______
                                                                      Testimony of D.M. Webster
                                                                                        Page 20


1    Q.   Does Narragansett have a proposal to recover the deficiency?

2    A.   Yes. The deficiency in the deferred tax reserves could be alleviated from funds

3         that would otherwise flow through the Companies' transition charge. New

4         England Power Company ("NEP"), the Commission and the Division have

5         reached a settlement agreement in principle regarding NEP's first reconciliation

6         of the Contract Termination Charges ("CTC") billed by NEP to Narragansett.

7         Under the CTC settlement agreement, NEP will flow-through approximately $10

8         million, on a revenue requirement basis, to Narragansett through its reconciliation

9         account in 2000. Rather than reflect the reconciliation in its retail transition

10        charges, Narragansett proposes to retain this amount and apply the $ 10 million

11        against its deficiency in the deferred tax reserves (with the appropriate adjustment

12        for tax effects as described below). In addition, Narragansett proposes to use the

13        same approach for its portion (approximately $2 million) of the resolution of the

14        Hydro-Quebec litigation by NEP. This amount will also be included in NEP's

15        reconciliation for 2000 to Narragansett and would be applied to the deferred tax

16        deficiency.

17

18        Since this approach will only recover a portion of the total amount of the

19        deficiency, Narragansett also proposes to apply any future credits received from

20        future settlements and proceeds from the sales of assets or other reconciliations

21        from NEP's or Montaup's contract termination charges against the deficiency

22        during the rate freeze period. To the extent there is a remaining deferred tax

                                                                          Narragansett Electric
                                                                           BVE/Newport Electric
                                                                          R.I.P.U.C. No. ______
                                                                      Testimony of D.M. Webster
                                                                                        Page 21


1         deficiency, Narragansett requests as part of this proceeding to be allowed to

2         collect the remaining deficiency by amortizing it over a five year period in the

3         first rate case following the end of the distribution rate freeze period.

4

5    Q.   If the Commission adopted Narragansett's proposal, what would be the

6         remaining amount of unfunded deferred taxes?

7    A.   As discussed above, the pre-tax deficiency in the reserve for deferred taxes

8         amounts to approximately $33.3 million as of December 31, 1998, on a revenue

9         requirement basis. If the Commission adopted Narragansett's proposal to apply

10        NEP's CTC reconciliation against the deficiency, this amount would be reduced

11        by approximately $12 million on a pre-tax basis. Thus the deferred tax deficiency

12        would be reduced to approximately $21.3 million on a pre-tax basis as of

13        December 31, 1998. Since Narragansett is proposing to correct the cost of

14        removal problem on a prospective basis beginning on January 1, 2001, the

15        unfunded deferred tax deficiency will continue to grow until that date. Therefore,

16        the final unfunded deferred tax deficiency will need to be calculated as of

17        December 31, 2000.

18

19   Q.   What would the overall rate impact be from correcting the cost of removal issues

20        on a prospective basis?

21   A.   As stated above, the overall impact on rates for recovering cost of removal

22        expenditures prospectively would be approximately $3.5 million. This recovery

                                                                          Narragansett Electric
                                                                           BVE/Newport Electric
                                                                          R.I.P.U.C. No. ______
                                                                      Testimony of D.M. Webster
                                                                                        Page 22


1         consists of increased depreciation expense of $1.9 million and the cessation of the

2         "flow-through" of cost of removal benefit of $1.6 million.

3

4    Q.   Is it correct to assume this problem is limited to Narragansett?

5    A.   Yes. As I will discuss in further detail below, the problem is currently limited to

6         Narragansett and does not exist for BVE and Newport.

7

8    Q.   Are there any other issues surrounding cost of removal that the Commission

9         should be informed about?

10   A.   Yes. The IRS is currently studying whether to disallow the tax deduction for cost

11        of removal expenditures incurred during the tax year for assets which are replaced

12        by new assets of like kind. The IRS contends that the cost of removal of the old

13        asset should be capitalized as a portion of the cost of the new asset. Cost of

14        removal tax deductions would be included in the amount of tax depreciation over

15        the life of the new asset. However, to the extent the asset is removed from

16        service and is not replaced, the IRS would continue to allow a current year tax

17        deduction for cost of removal expenditures.

18

19   Q.   What would the impact be on Narragansett if the IRS disallowed the cost of

20        removal tax deductions?

21   A.   If the IRS disallowed the tax deductions related to cost of removal, Narragansett

22        would be required to pay the IRS approximately $6.6 million of taxes related to

                                                                          Narragansett Electric
                                                                           BVE/Newport Electric
                                                                          R.I.P.U.C. No. ______
                                                                      Testimony of D.M. Webster
                                                                                        Page 23


1         cost of removal expenditures for the years 1994 through 1998. Since the IRS has

2         completed its audit of Narragansett through the end of 1993, the only remaining

3         issue with regards to the years 1972 through 1993, is the recovery of the

4         deficiency in the deferred tax reserves. However, since the IRS has not audited

5         1994 through 1998, Narragansett could be required to repay, with interest, any tax

6         deductions related to cost of removal taken during those years. Narragansett

7         estimates the interest on these deductions will amount to $4.3 million.

8

9         Under Narragansett's proposal described above, the $12 million applied against

10        the unfunded deferred tax reserve balance would be assumed by Narragansett,

11        with the permission of the Commission, to apply to the years for which the IRS

12        has yet to complete its audit. Therefore, to the extent the IRS does disallow these

13        tax deductions, Narragansett would reverse a portion of the $12 million it had

14        applied against the amount of the disallowance, excluding any interest. This

15        methodology would allow Narragansett to fully recover the tax benefits it has

16        passed along to customers.

17

18   V.   Consolidation of Depreciation Rates

19   Q.   Please describe the Companies' proposal with regard to consolidation of

20        depreciation rates.

                                                                          Narragansett Electric
                                                                           BVE/Newport Electric
                                                                          R.I.P.U.C. No. ______
                                                                      Testimony of D.M. Webster
                                                                                        Page 24


1    A.   Narragansett will be the surviving entity upon completion of the merger. Thus,

2         the Companies propose to use Narragansett's settled depreciation rates, as

3         described earlier in my testimony, for the consolidated entity.

4

5    Q.   Please describe why the Companies are proposing to implement Narragansett's

6         depreciation settlement rates for the consolidated entity.

7    A.   To correct the cost of removal problem for Narragansett on a prospective basis,

8         the Companies would have to implement depreciation rates which contain a

9         provision to recover both past and future cost of removal expenditures. The

10        depreciation rates from Narragansett's depreciation settlement meet this

11        requirement.

12

13        Additionally, by implementing the settlement depreciation rates, the incremental

14        increase in depreciation expense Narragansett would have realized as a stand

15        alone company would be partially offset by the decrease in deprecation expense

16        BVE and Newport will realize moving from their current depreciation rate, which

17        are higher than Narragansett's current depreciation rates, to the settlement

18        depreciation rates.

19

20   Q.   What is the incremental impact of applying Narragansett's depreciation settlement

21        rates to the consolidated entity?

                                                                          Narragansett Electric
                                                                           BVE/Newport Electric
                                                                          R.I.P.U.C. No. ______
                                                                      Testimony of D.M. Webster
                                                                                        Page 25


1    A.   As shown in Exhibit DMW-7, page 1, the incremental impact of using the

2         settlement depreciation rates for the consolidated entity results in an increase in

3         depreciation expense of approximately $1.1 million.

4

5         This increase reflects an incremental increase of approximately $1.9 million for

6         Narragansett using the settlement depreciation rates. However as stated above,

7         since BVE's and Newport's depreciation rates are currently higher than those

8         contained in Narragansett's depreciation settlement, BVE and Newport will

9         realize an incremental decrease of approximately $815,000 and $25,000,

10        respectively, upon switching to the settlement rates. Thus, the net incremental

11        increase in deprecation expense is $ 1.1 million for the consolidated company.

12

13   Q.   How did you calculate the incremental impact of using Narragansett's settled

14        depreciation rates for the consolidated entity?

15   A.   I used the same methodology described above to calculate the incremental

16        impact of applying Narragansett' s settled depreciation rates for the consolidated

17        entity. As shown in Exhibit DMW-7, pages 2 and 3, depreciation expense was

18        calculated for each company's intrastate distribution and general plant based upon

19        their current depreciation rates and then based upon Narragansett's settled

20        depreciation rates. In each case, these rates were applied against the intrastate

21        plant balances as of December 31, 1998. As stated above, the incremental impact

22        of applying Narragansett's settled depreciation rates to the consolidated interstate

                                                                          Narragansett Electric
                                                                           BVE/Newport Electric
                                                                          R.I.P.U.C. No. ______
                                                                      Testimony of D.M. Webster
                                                                                        Page 26


1         plant balances was not calculated since Narragansett, BVE and Newport each

2         operate their transmission facilities under integrated facilities agreements under

3         the jurisdiction of the FERC. Therefore, approval of a consolidated interstate

4         transmission-related depreciation rate must be obtained from the FERC.

5

6    Q.   What effect does implementing Narragansett's settlement rates have on the

7         recovery of the cost of removal related items?

8    A.   As shown in Exhibit DMW-8, using Narragansett's settlement depreciation rates,

9         the annual revenue requirement to correct the cost of removal issue going forward

10        would be approximately $2.7 million compared to approximately $3.5 million for

11        Narragansett as a stand alone company.

12

13   Q.   Previously you discussed the possibility of the IRS disallowing the cost of

14        removal tax deductions. What would the impact be on BVE and Newport if the

15        IRS disallowed the cost of removal tax deductions?

16   A.   If the IRS disallows the tax deductions for cost of removal, BVE and Newport

17        would also be required to pay to the IRS approximately $514,000 and $517,000,

18        respectively, for the period 1994 through 1998. BVE and Newport will also be

19        required to provide interest on the disallowed cost of removal which is estimated

20        to be approximately $200,000 and $158,000, respectively.

21

                                                                          Narragansett Electric
                                                                           BVE/Newport Electric
                                                                          R.I.P.U.C. No. ______
                                                                      Testimony of D.M. Webster
                                                                                        Page 27


1         However, since BVE and Newport have been normalizing the book/tax timing

2         differences related to cost of removal over the past several years, if the IRS does

3         disallow these tax deductions, BVE and Newport would simply reverse their

4         respective corresponding deferred tax reserves to offset the impact of the

5         disallowance. Therefore, the impact of the disallowance will be limited to the

6         interest on the cost of removal tax deductions.

7

8    VI.  Storm Contingency Fund

9    Q.   Please describe how the Storm Contingency fund works.

10   A.   Each electric utility operating in Rhode Island has a Storm Contingency Fund

11        which is used to pay for service restoration costs in the event of an extraordinary

12        storm. These reserves are funded by customers through an annual contribution

13        amount which is embedded in rates. The electric utilities also provide interest on

14        the accumulated balances in these funds.

15

16        To ensure that charges to these funds are only for extraordinary storms, the

17        Commission, in Docket No. 2500, set a threshold amount for each utility for

18        which the incremental costs per storm must exceed before service restoration

19        costs can be charged to the fund. Each year, the threshold amount is adjusted by

20        the change in the Consumer Price Index for All Urban (CPI-U) for the previous

21        year. Also, for each storm occurrence, to the extent the overall incremental cost

22        of service restoration exceeds the threshold amount, a deductible is assessed for

                                                                          Narragansett Electric
                                                                           BVE/Newport Electric
                                                                          R.I.P.U.C. No. ______
                                                                      Testimony of D.M. Webster
                                                                                        Page 28


1         each company that is in turn deducted from the incremental storm costs charged

2         to the fund.

3

4    Q.   Please describe each company's storm fund.

5    A.   Please see Exhibit DMW-9. Narragansett currently collects in rates $641,000 on

6         an annual basis for continuing funding of the storm fund. As of December 31,

7         1998 Narragansett's storm contingency fund had accumulated into a reserve

8         balance of approximately $4.5 million. The threshold amount for Narragansett for

9         the year ended December 31, 1999 is $465,000. The deductible amount for

10        Narragansett is $300,000 for each storm occurrence.

11

12        BVE currently collects in rates $160,000 on an annual basis for continuing

13        funding of the storm fund. As of December 31, 1998 BVE's storm contingency

14        fund had accumulated into a reserve balance of approximately $210,000. The

15        threshold amount for BVE for the year ended December 31, 1999 is

16        approximately $145,000. The deductible amount for BVE is $94,000 for each

17        storm occurrence.

18

19        Newport currently collects in rates $240,000 on an annual basis for continuing

20        funding of the storm fund. As of December 31, 1998 Newport's storm

21        contingency fund had accumulated into a reserve balance of approximately $ 1.0

22        million. The threshold amount for Newport for the year ended December 31,

                                                                          Narragansett Electric
                                                                           BVE/Newport Electric
                                                                          R.I.P.U.C. No. ______
                                                                      Testimony of D.M. Webster
                                                                                        Page 29


1         1999 is approximately $97,000. The deductible amount for Newport is $56,000

2         for each storm occurrence.

3

4    Q.   Please describe the Companies' proposal with respect to treatment of the storm

5         contingency funds?

6    A.   As shown in Exhibit DMW-9, the Companies propose to combine the current

7         storm contingency fund balances and funding levels. This will result in an

8         accumulated storm contingency fund balance of approximately $5.7 million, as of

9         December 31, 1998 and an annual funding level of $1,041,000. The Companies

10        propose to adopt Narragansett's threshold amount of $465,000 and deductible

11        amount of $300,000 for the combined entity since they are the largest.

12

13   VII. Deferred FAS 106 Cost Recovery

14   Q.   Please describe the history of FAS 106.

15   A.   In December 1990, the Financial Accounting Standards Board ("FASB") issued

16        Financial Accounting Standard No. 106 ("FAS 106") which required companies

17        to change from the practice of accounting for post-retirement benefits other than

18        pensions ("PBOPs") on a pay-as-you-go basis to an accrual basis. This resulted in

19        an additional incremental or "transition" expense for all companies.

20

21        As a result, the Commission opened a generic docket (Docket No. 2045)

22        regarding the rate making treatment of FAS 106. In that proceeding, the

                                                                          Narragansett Electric
                                                                           BVE/Newport Electric
                                                                          R.I.P.U.C. No. ______
                                                                      Testimony of D.M. Webster
                                                                                        Page 30


1         Commission ordered companies switching from the pay-as-you-go approach to

2         the accrual basis to phase-in the incremental transition expense over a three year

3         period. The phase-in began on January 1, 1993. Companies were then allowed to

4         collect the deferred transition expenses at the end of the three year phase-in

5         period ratably over the next seven years. The recovery of the deferred expenses

6         was combined with the ongoing current year expense and developed into a

7         separate FAS 106 surcharge factor.

8

9    Q.   Please describe the recovery of FAS 106 for each company.

10   A.   Please see Exhibit DMW- 10. As of the end of 1995 Narragansett has completed

11        the transition to an accrual basis for FAS 106, and accumulated a deferred FAS

12        106 transition expense balance of approximately $4.4 million, related to intrastate

13        operations, to be recovered over the next seven years. Narragansett began

14        recovering these deferred expenses in 1996.

15

16        In November, 1997, as part of its 1998 Rate Adjustment filing, Narragansett

17        sought and received permission to apply overcollections generated by its FAS

18        106 surcharge factor to recover its remaining deferred FAS 106 balance. As a

19        result, as of December 31, 1997, Narragansett was fully recovered with respect to

20        its deferred FAS 106 costs. In that filing Narragansett also adjusted its annual

21        FAS 106 surcharge factor to collect only it's ongoing FAS 106 expenses.

22        Therefore, Narragansett has not been included in Exhibit DMW-10.

                                                                          Narragansett Electric
                                                                           BVE/Newport Electric
                                                                          R.I.P.U.C. No. ______
                                                                      Testimony of D.M. Webster
                                                                                        Page 31


1         By the end of 1995, BVE had also completed the transition to an accrual basis for

2         FAS 106, and had accumulated a deferred FAS 106 transition expense balance of

3         approximately $1.0 million to be recovered over the next seven years. BVE is

4         currently collecting approximately $145,000 in base rates annually to recover its

5         deferred FAS 106 costs. As of December 31, 1998, BVE's remaining deferred

6         FAS 106 balance was approximately $581,000. It is anticipated that at the

7         current levels, the recovery of deferred FAS 106 costs should be completed

8         during 2002.

9

10        Newport had completed the transition to an accrual basis for FAS 106 by the end

11        of 1995, and it too had an accumulated a deferred FAS 106 transition expense

12        balance of approximately $1.2 million to be recovered over the next seven years.

13        Newport is currently collecting approximately $172,000 in base rates annually to

14        recover its deferred FAS 106 costs. As of December 31, 1998, Newport's

15        remaining deferred FAS 106 balance was approximately $686,000. It is

16        anticipated that at the current levels, the recovery of deferred FAS 106 costs

17        should be completed during 2002.

18

19   Q.   What are the Companies proposing with regard to deferred FAS 106 expenses?

20   A.   As shown on Exhibit DMW-10, the Companies propose to combine the deferred

21        FAS 106 balances for BVE and Newport on the books of the combined entity.

22        The combined balance will be approximately $1.3 million. The Companies also

                                                                          Narragansett Electric
                                                                           BVE/Newport Electric
                                                                          R.I.P.U.C. No. ______
                                                                      Testimony of D.M. Webster
                                                                                        Page 32


1         propose to combine the annual recovery levels for deferred FAS 106 factors

2         currently being charged by BVE and Newport until the recovery of the deferred

3         FAS 106 costs is completed, which the Company anticipates will be during the

4         year 2002. Thus, the annual recovery level of deferred FAS 106 costs for the

5         combined entity will amount to approximately $317,000. Upon completion of

6         the recovery of the deferred FAS 106 costs, this amount will be used to offset

7         other cost increases during the rate freeze period.

8

9    VIII. Hazardous Waste Cost Recovery

10   Q.   Could you please describe the accounting issues related to hazardous waste?

11   A.   BVE has recorded a regulatory asset for expenditures associated with hazardous

12        waste site remediation that have yet to be recovered from customers. As of

13        December 31, 1998, BVE had recorded on its books a deferred asset amounting

14        to approximately $1.5 million. As part of the settlement in RIPUC Docket No.

15        2016, BVE began recovering in rates $333,426 annually for hazardous waste site

16        remediation costs. However, for accounting purposes, BVE is amortizing

17        approximately $878,000 annually. At the present amortization level, BVE

18        anticipates that the deferred asset will be fully amortized during the year 2000.

19

20        In addition to the hazardous waste costs described above, BVE currently has

21        litigation pending on the issue of responsibility for certain remediation costs

22        associated with a manufactured gas site located on Mendon Road in Attleboro,

                                                                          Narragansett Electric
                                                                           BVE/Newport Electric
                                                                          R.I.P.U.C. No. ______
                                                                      Testimony of D.M. Webster
                                                                                        Page 33


1         Massachusetts. In order to prevent the further accumulation of interest as a result

2         of a U. S. District court judgement that was appealed, BVE entered into an

3         escrow agreement with the Commonwealth of Massachusetts in January, 1995.

4         Under the terms of an escrow agreement arising out of the litigation, BVE

5         deposited $5.9 million, including $3.6 million of interest, into an interest bearing

6         escrow account which remains in the account while litigation continues. These

7         amounts have been recorded on BVE's books as a deferred asset.

8

9         Newport Electric does not have a hazardous waste regulatory asset recorded on its

10        books. Narragansett has recorded a provision on its books for its potential

11        liability in the remediation of a hazardous waste site. Narragansett is not currently

12        recovering these costs in rates.

13

14   Q.   What are the Companies proposing with regard to recovery of the hazardous

15        waste expenditures?

16   A.   The Companies propose to include BVE's hazardous waste regulatory asset on

17        the books of the combined entity and continue to recover the current amount

18        being collected in rates for BVE. The Companies propose to continue to collect

19        this amount until BVE's deferred hazardous waste cost recovery has been

20        completed.

21

                                                                          Narragansett Electric
                                                                           BVE/Newport Electric
                                                                          R.I.P.U.C. No. ______
                                                                      Testimony of D.M. Webster
                                                                                        Page 34


1         The recovery of any future liabilities regarding the remediation of hazardous

2         waste sites would be addressed as part of a future rate proceeding when the extent

3         of the Companies' liability, if any, is known. As described in the testimony of

4         Mr. Jesanis, remediation costs for hazardous waste site is one of the exogenous

5         factors proposed in the Companies' distribution rate freeze plan.

6

7    IX.  Conclusion

8    Q.   Does this conclude your testimony?

9    A.   Yes, it does.

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______



                                  Exhibits
                                     of
                              David M. Webster


 Exhibit DMW-1       Settlement on Depreciation Expense   R.I.P.U.C. No.
                     2290

 Exhibit DMW-2       Incremental Impact of Narragansett Depreciation
                     Settlement to Correct Cost Removal

 Exhibit DMW-3       Cessation of Cost of Removal Flow-Through Benefit

 Exhibit DMW-4       Summary of Revenue Requirement for Cost of Removal
                     before Consolidation

 Exhibit DMW-5       Book/Tax Timing Differences Related to Cost of Removal

 Exhibit DMW-6       Unfunded Deferred Federal Income Taxes

 Exhibit DMW-7       Incremental Impact of Narragansett Depreciation
                     Settlement

 Exhibit DMW-8       Summary of Revenue Requirement for Cost of Removal
                     after Consolidation

 Exhibit DMW-9       Summary of Storm Contingency Funds

 Exhibit DMW-10      Summary of Deferred FAS 106 Costs

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Exhibit DMW-1



                               Exhibit DMW-1

                    Settlement on Depreciation Expenses
                            R.I.P.U.C. No. 2290

                                                           Narragansett Electric
                                                            BVE/Newport Electric
                                                             R.I.P.U.C. No. ____
                                                                   Exhibit DMW-1
                                                                     Page 1 of 5


                STATE OF RHODE ISLAND AND PROVIDENCE PLANTATIONS
                           PUBLIC UTILITIES COMMISSION

--------------------------------------------------
                                                  )
IN RE:            NARRAGANSETT ELECTRIC COMPANY:  )        Docket 2290
                  REQUEST FOR RATE INCREASE       )
--------------------------------------------------)

                                  SETTLEMENT ON
                              DEPRECIATION EXPENSE


I.   Introduction

          On November 14, 1995, the Public Utilities Commission (Commission)

approved settlement agreements (dated September 8, 1995 and September 14, 1995,

as modified by a Supplemental Settlement dated October 11, 1995 - together, the

"Settlement") between The Narragansett Electric Company (Narragansett or the

Company), the Energy Council of Rhode island (TEC-RI), and the Division of

Public Utilities and Carriers (Division). The Settlement resolved all the outstanding issues in Docket 2290 except for the appropriate depreciation rates to be used for Narragansett. As part of the Settlement, the parties agreed to complete, by January 31, 1996, a review of the depreciation study filed by

Narragansett in the rebuttal phase of Docket 2290. The Settlement further states that if the parties reach agreement on the appropriate depreciation rates to be used for Narragansett, the rates may be submitted by Narragansett, without opposition by the Division, in Narragansett's next base rate proceeding. This

Settlement reflects such an agreement by the Division and Narragansett.

                                                           Narragansett Electric
                                                            BVE/Newport Electric
                                                             R.I.P.U.C. No. ____
                                                                   Exhibit DMW-1
                                                                     Page 2 of 5


II.  Stipulation and Settlement

          After extensive discussion and review by experts retained by both the

Company and the Division, the Parties have reached agreement on the appropriate depreciation rate methods to be used for Narragansett without opposition by the

Division, in Narragansett's next base rate proceeding filed pursuant to ss.

39-3-11, as follows:

          (A) Narragansett shall change from the Broad Group Whole Life Method of depreciation to the Vintage Group Remaining Life Method of depreciation. These changes are recommended to better achieve the goals and objectives of depreciation accounting through the use of a procedure that distinguishes service lines among vintages and provides cost apportionment over the estimated weighted average remaining life of a rate category.

          (B) For Transmission Plant, the lives shall be as set forth in Attachment A Projection Life-Transmission Plant (the same as proposed earlier in Docket 2290).

          (C) For Distribution Plant, Narragansett shall use the same lives as currently prescribed and specified on Attachment A.

          (D) For General Plant, the life for account 390, (Structures and Improvements), shall be reduced from 50 years to 40 years. For other General accounts, Narragansett shall use an amortization period of 20 years.

                                                           Narragansett Electric
                                                            BVE/Newport Electric
                                                             R.I.P.U.C. No. ____
                                                                   Exhibit DMW-1
                                                                     Page 3 of 5

          (E) For Salvage, transmission salvage shall be set at -20%. Distribution salvage shall be set at -10%.

III.      Miscellaneous Provisions

         (A) Unless expressly stated herein, the making of this settlement establishes no principles and shall not be deemed to foreclose any party from making any contention in any other proceeding or investigation.

         (B) Unless expressly stated herein, the acceptance of this settlement by the Commission shall not in any respect constitute a determination by the Commission as to the merits of any issue in any rate proceeding for this Company or another.

         (C) This settlement is the product of settlement negotiations. The content of those negotiations is privileged and all offers of settlement shall be without prejudice to the position of any party.

         (D) This settlement is submitted on the condition that it be approved in full by the Commission, and on the further condition that if the Commission does not approve it in its entirety it shall be deemed withdrawn and shall not constitute a part of the record in any proceeding or used for any purpose.

         (E) The Attachments referenced in and attached to this settlement shall be deemed an integral part hereof. In the event that any inconsistency exists between the provisions of this settlement and the

                                                           Narragansett Electric
                                                            BVE/Newport Electric
                                                             R.I.P.U.C. No. ____
                                                                   Exhibit DMW-1
                                                                     Page 4 of 5

          Attachment hereto, the provisions of this settlement shall supersede the provision of any such Attachment.

IV.       Conclusion

          WHEREFORE, the Division and Narragansett respectfully request the

Commission approve this Settlement to resolve all depreciation rate issues in

Docket 2290.

                                                           Narragansett Electric
                                                            BVE/Newport Electric
                                                             R.I.P.U.C. No. ____
                                                                   Exhibit DMW-1
                                                                     Page 5 of 5


DATED AT PROVIDENCE, this 9th day of May, 1996.

THE DIVISION OF PUBLIC                         THE NARRAGANSETT
UTILITIES AND CARRIERS                         ELECTRIC COMPANY


/s/ Patricia M. French                         /s/ Craig L. Eaton
-----------------------------                  ----------------------------
Patricia M. French Esq.                        Craig L. Eaton, Esq.
Assistant Attorney General                     Thomas G. Robinson, Esq.
150 South Main Street                          280 Melrose Street
Providence, RI 02903                           Providence, RI 02907
(401) 274-4400                                 (401) 784-7526

                                                                                                              Attachment A
                                                                                                     Narragansett Electric
                                                                                                      BVE/Newport Electric
                                                                                                        R.I.P.U.C. No. ___
                                                                                                             Exhibit DMW-1
                                                                                                               Page 5 of 5

                          NARRAGANSETT ELECTRIC COMPANY
                        SETTLEMENT OF DEPRECIATION RATES

Depreciation System

     Current:  Straight line method, broad group procedure, whole life technique.

     Settled:  Straight line method. vintage group procedure, remaining life technique for all but accounts 391 through 398, which are to follow amortization accounting.

                                                                                           Proposed
Protection Life - Transmission Plant                                                        in Rate
   Account                                                                  Current         Filing         Settlement
    352.00    Structures and Improvements                                     60.00         50.00          50.00
    353.00    Station Equipment                                               35.00         55.00          55.00
    354.00    Towers and Fixtures                                             65.00         50.00          50.00
    355.00    Poles and Fixtures                                              40.00         45.00          45.00
    356.00    Overhead Conductors and Devices                                 45.00         40.00          40.00
    357.00    Underground Conduit                                             75.00         50.00          50.00
    358.00    Underground Conductors and Devices                              50.00         40.00          40.00
    359.00    Roads and Trails                                                65.00         60.00          60.00

              Estimated Annualized 1995 Accrual ($000's)                     $1,078         $859           $859

Projection Life - Distribution Plant
   361.00     Structures and Improvements                                     50.00          40.00          50.00
   362.00     Station Equipment                                               35.00          45.00          35.00
   364.00     Poles Towers and Fixtures                                       25.00          32.00          25.00
   365.00     Overhead Conductors and Devices                                 35.00          33.00          35.00
   366.00     Underground Conduit                                             60.00          50.00          60.00
   367.00     Underground Conductors and Devices                              45.00          35.00          45.00
   368.00     Line Transformers                                               25.00          27.00          25.00
   369.00     Services                                                        25.00          35.00          25.00
   370.00     Meters                                                          30.00          27.00          30.00
   371.00     Installation on Customer Premises                               35.00          20.00          35.00
   372.00     Leased Property on Customer Premises                            15.00          15.00          15.00
   373.00     Street Lighting and Signal Systems                              25.00          17.00          25.00

              Estimated Annualized 1995 Accrual ($000's)                    $12.776        $13,703        S12,706

Projection Life - General Plant
   390.00     Structures and Improvements                                     50.00          40.00          40.00
   391.00     Office Furniture and Equipment                                  25.00          15.00          20.00
   393.00     Stores Equipment                                                35.00          15.00          20.00
   394.00     Tools Shop and Garage Equipment                                 30.00          15.00          20.00
   395.00     Laboratory Equipment                                            25.00          15.00          20.00
   397.00     Communication Equipment                                         10.00          15.00          20.00
   398.00     Miscellaneous Equipment                                         25.00          15.00          20.00

              Estimated Annualized 1995 Accrual ($000's)                       $420           $542           $495

Salvage
   108.50     Transmission                                                     0.00         -20.0%         -20.0%
   108.60     Distribution                                                     0.00         -15.0%         -10.0%
   108.70     General                                                          0.00          -5.0%          -5.0%

              Estimated Annualized 1995 Accrual ($000's)                         $0         $2,326         $1,626

              Total Estimated Annualized 1995 Accrual ($000's)*             $14,274        $17,430        $15,686
                *   Estimated annualized accruals are based on 1994 electric
                    plant in service amounts in FERC account 101.

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Exhibit DMW-2



                               Exhibit DMW-2

         Incremental Impact of Narragansett Depreciation Settlement
                          to Correct Cost Removal

                                                                           Narragansett Electric
                                                                            BVE/Newport Electric
                                                                           R.I.P.U.C. No. ______
                                                                           Exhibit DMW-2
                                                                           Page 1 of 4


                     THE NARRAGANSETT ELECTRIC COMPANY
           Incremental Impact of Narragansett Depreciation Settlement

1                                 Depreciation Expense   Depreciation Expense   Incremental Impact
2                                Applying Depreciation     Applying Current       of Settlement
3                                  Settlement Rates       Depreciation Rates    Depreciation Rates
4                                         (a)                     (b)               (c)=(a)-(b)
5                                         ---                     ---               -----------
6  Distribution Plant Depreciation   $19,920,336      1/      $18,037,140    2/     $1,883,196
7
8  General Plant Depreciation            725,038      3/          720,610    4/          4,428
                                         -------                  -------                -----
9
10          Total Depreciation       $20,645,374              $18,757,750           $1,887,624
                                     -----------              -----------           ----------


Notes:
1/  Exhibit DMW-2, page 2, line 29, column (e).
2/  Exhibit DMW-2, page 2, line 29, column (b).
3/  Exhibit DMW-2, page 3, line 25, column (e).
4/  Exhibit DMW-2, page 3, line 25, column (b).

                                                                      Narragansett Electric
                                                                      BVE/Newport Electric
                                                                      R.I.P.U.C. No. ________
                                                                      Exhibit DMW-2
                                                                      Page 2 of 4


                     THE NARRAGANSETT ELECTRIC COMPANY
                 Change in Distribution Plant Depreciation
                    to Implement Depreciation Settlement

                                     Narragansett Depreciation Settlement
         PUC      Narr. Current      ------------------------------------
       Account      Rates          Investment    Negative Salvage       Total Rate
       -------      -----          ----------    ----------------       ----------
1        361        2.00%             1.73%           0.37%                2.10%
2        362        2.86%             2.60%           0.37%                2.97%
3        364        4.00%             3.80%           0.37%                4.17%
4        365        2.86%             2.91%           0.37%                3.28%
5        366        1.67%             1.68%           0.37%                2.05%
6        367        2.22%             2.21%           0.37%                2.58%
7        368        4.00%             4.07%           0.37%                4.44%
8        369        4.00%             3.89%           0.37%                4.26%
9        370        3.33%             3.41%           0.37%                3.78%
10       371        2.87%             1.60%           0.37%                1.97%
11       373        4.00%             4.25%           0.37%                4.62%
12
13 The Narragansett Electric Company
                                                       Narragansett Depreciation Settlement
14                        12/31/98     Depreciation    ------------------------------------
15                         Plant        at Current     Investment         Negative
16  Depreciable Plant     Balance I/      Rates          Accrual           Salvage           Total
17     PUC Account          (a)            (b)            (c)               (d)               (e)
       -----------          ---            ---            ---               ---               ---
18         361          $2,082,573        $41,651        $36,029            $7,706            $43,735
19         362          79,464,967      2,272,698      2,066,089           294,020          2,360,109
20         364          85,780,758      3,431,230      3,259,669           317,389          3,577,058
21         365         139,893,298      4,000,948      4,070,895           517,605          4,588,500
22         366          29,089,158        485,789        488,698           107,630            596,328
23         367          54,221,858      1,203,725      1,198,303           200,621          1,398,924
24         368          75,907,086      3,036,283      3,089,418           280,856          3,370,274
25         369          31,202,210      1,248,088      1,213,766           115,448          1,329,214
26         370          29,609,146        985,985      1,009,672           109,554          1,119,226
27         371               3,037             87             49                11                 60
28         373          33,266,398      1,330,656      1,413,822           123,086          1,536,908
                                        ---------      ---------           -------          ---------
29 Total Narragansett                 $18,037,140    $17,846,410        $2,073,926        $19,920,336
                                      -----------    -----------        ----------        -----------

Notes:
1/ Exhibit DMW-2, page 4, line 18-26, column (d)

                                                               Narragansett Electric
                                                               BVE/Newport Electric
                                                               R.I.P.U.C. No. ________
                                                               Exhibit DMW-2
                                                               Page 3 of 4

                     THE NARRAGANSETT ELECTRIC COMPANY
                    Change in General Plant Depreciation
                    to Implement Depreciation Settlement

                                         Narragansett Depreciation Settlement
           PUC          Narr. Current    ------------------------------------
          Account         Rates         Investment     Negative Salvage      Total Rate
          -------         -----         ----------     ----------------      ----------
1          390           2.00%             2.65%            0.17%               2.82%
2          391 2/        4.00%             5.00%            0.00%               5.00%
3          393 2/        2.86%             5.00%            0.00%               5.00%
4          394 2/        3.33%             5.00%            0.00%               5.00%
5          395 2/        4.00%             5.00%            0.00%               5.00%
6          397 2/       10.00%             5.00%            0.00%               5.00%
7          398 2/        4.00%             5.00%            0.00%               5.00%
8
9  The Narragansett Electric Company
                                                      Narragansett Depreciation Settlement
10                        12/31/98   Depreciation     ------------------------------------
11                        Plant        at Current      Investment     Negative
12  Depreciable Plant    Balance 1/      Rates          Accrual       Salvage              Total
13     PUC Account         (a)           (b)             (c)           (d)                  (e)
       -----------         ---           ---             ---           ---                  ---
14         390         $12,181,900      $243,638       $322,820      $20,709             $343,529
15         391             553,326        22,133         27,666            0               27,666
16         393             441,611        12,630         22,081            0               22,081
17         394           2,113,557        70,381        105,678            0              105,678
18         395             944,498        37,780         47,225            0               47,225
19         397           3,182,694       318,269        159,135            0              159,135
20         398             394,474        15,779         19,724            0               19,724
                                          ------         ------            -               ------
21 Total Narragansett                   $720,610       $704,329      $20,709             $725,038
                                        --------       --------      -------             --------

Notes:
1/  Exhibit DMW-2, page 4, Lines 2-14, column (d)
2/  Amortization Accounts equivalent to 5.0% depreciation rate.

                                                                                    Narragansett Electric
                                                                                    BVE/Newport Electric
                                                                                    R.I.P.U.C. No. ________
                                                                                    Exhibit DMW-2
                                                                                    Page 4 of 4

                                 THE NARRAGANSETT ELECTRIC COMPANY
                                     Depreciable Plant Balances
                                     As of December 31, 1998 1/

                                                                    Interstate                     Intrastate
                                                          ---------------------------------------------------
                                                          Percent of Total      Amount              Amount
   1 Distribution Plant:                          (a)           (b)        (c)=(a) times (b)   (d)= (a) - (c)
     ------------------                           ---           ---        -----------------   --------------
   2 Structures and Improvements      361     $2,101,911        0.92%            $19,338           $2,082,573
   3 Station Equipment                362     80,202,833        0.92%            737,866           79,464,967
   4 Poles, Towers and Fixtures       364     86,577,269        0.92%            796,511           85,780,758
   5 Overhead Conductors              365    141,192,267        0.92%          1,298,969          139,893,298
   6 Underground Conduit              366     29,359,263        0.92%            270,105           29,089,158
   7 Underground Conductors           367     54,725,331        0.92%            503,473           54,221,858
   8 Line Transformers                368     76,611,916        0.92%            704,830           75,907,086
   9 Services                         369     31,491,936        0.92%            289,726           31,202,210
  10 Meters                           370     29,884,080        0.92%            274,934           29,609,146
  11 Installation on Cust. Premises   371          3,065        0.92%                 28                3,037
  12 Street lights                    373     33,575,291        0.92%            308,893           33,266,398
                                              ----------                         -------           ----------
  13        Total                           $565,725,162                      $5,204,673         $560,520,489
                                            ------------                      ----------         ------------
  14
  15 General Plant:
  16 Structures and Improvements      390    $15,140,318       19.54%         $2,958,418          $12,181,900
  17 Office Furniture and Equip.      391        687,703       19.54%            134,377              553,326
  18 Stores Equipment                 393        548,858       19.54%            107,247              441,611
  19 Tools, Shop and Garage           394      2,626,842       19.54%            513,285            2,113,557
  20 Laboratory Equip.                395      1,173,873       19.54%            229,375              944,498
  21 Communication Equip.             397      3,955,623       19.54%            772,929            3,182,694
  22 Miscellaneous Equipment          398        490,273       19.54%             95,799              394,474
                                                 -------                          ------              -------
  23        Total                            $24,623,490                      $4,811,430          $19,812,060
                                              ----------                      ----------          -----------
  24
  25      Grand Total                       $590,348,652                     $10,016,103         $580,332,549
                                            ------------                     -----------         ------------

Notes:
1/  Narragansett Electric's 1998 FERC Form 1, Page 207, Column (g), Lines
    56-80.

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Exhibit DMW-3



                               Exhibit DMW-3

            Cessation of Cost of Removal Flow - Through Benefit

                                                           Narragansett Electric
                                                            BVE/Newport Electric
                                                              R.I.P.U.C. No. ___
                                                                   Exhibit DMW-3
                                                                     Page 1 of 1



                        The Narragansett Electric Company
                Cessation of cost of Removal Flow-Through Benefit
                             (Thousands of Dollars)


1.    Calculation of 3 Year Average cost of Removal Tax Deduction:
2.
3.                  Total     Interstate     Intrastate
4.       Year       Company     Plant          Plant
5.       1998        $2,571       $373        $2,198  1/
6.       1997        $4,439     $1,447        $2,992  1/
7.       1996       $10,584     $6,753        $3,831  1/
                                              ------
8.
9.   3 Year Average                           $3,007  2/
10.
11.  Tax on Cost of Removal Dedution          $1,052  3/
12.
13.  Revenue Requirement on cost of Removal
14.  Flow-Through                             $1,618  4/
                                              ------


Notes:

1/       Actual cost of removal Deduction per Tax Returns.
2/       Average of Intrastate cost of Removal Tax Deductions on Lines 5,6&7.
3/       Line 9 times Federal Income Tax Rate (35%).
4/       Line 11 divided by (1-.35) to Reflect Revenue Requirement.

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Exhibit DMW-4



                               Exhibit DMW-4

             Summary of Revenue Requirement for Cost of Removal
                            before Consolidation

                                                           Narragansett Electric
                                                            BVE/Newport Electric
                                                              R.I.P.U.C. No. ___
                                                                   Exhibit DMW-4
                                                                     Page 1 of 1



                        The Narragansett Electric Company
                       Summary of Revenue Requirement for
                                 Cost of Removal
                             (Thousands of Dollars)


1    Increase in Depreciation Expenses to Reflect
2    Narragansett Depreciation Settlement                        $1,888  1/
3
4
5    Cessation of Cost of Removal Flow-Though Benefit            $1,618  2/
6                                                                ------
7
8    Total Increase in Narragansett Revenue Requirement          $3,506  3/
                                                                 ------




Notes:
-----
1/ Exhibit DMW-2, page 1, line 10, column (c).
2/ Exhibit DMW-3, page 1, line 14.
3/ Sum of Lines 2 and Line 5.

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Exhibit DMW-5



                               Exhibit DMW-5

           Book/Tax Timing Differences Related to Cost of Removal

                                                                                                              Narrangsett Electric
                                                                                                              BVE/Newport Electric
                                                                                                              R.I.P.U.C. No. _____
                                                                                                                     Exhibit DMW-5
                                                                                                                       Page 1 of 3


                                                The Narragansett Electric Company
                                      Box/Tax Timing Differences Related to Cost of Removal


 1   Assumptions:
 2   Asset # 1 Installed Costs     $20,000
 3   Asset Depreciable Life        10 yrs.
 4   Estimated Cost of Removal     $1,000
 5
 6
 7
 8
 9              Book Depreciation                           Tax Deductions              Book/Tax                Accumulated
 10           Asset        Cost of                  Asset         Cost of                Timing      Deferred   Deferred Tax
 11         Depreciation   Removal     Total      Depreciation  Removal  Total        Difference     Taxes      Reserve
 12           (a) 1/       (b) 2/   (c)=(a)+(b)   (d) 3/        (e) 4/   (f)=(d)+(e)  (g)=(f)-(c)    (h) 5/     (i) 6/
 13  Year 1   $2,000       $100      $2,100       $2,000        $0       $2,000          ($100)       $35          $35
 14  Year 2    2,000        100       2,100        2,000         0        2,000           (100)        35           70
 15  Year 3    2,000        100       2,100        2,000         0        2,000           (100)        35          105
 16  Year 4    2,000        100       2,100        2,000         0        2,000           (100)        35          140
 17  Year 5    2,000        100       2,100        2,000         0        2,000           (100)        35          175
 18  Year 6    2,000        100       2,100        2,000         0        2,000           (100)        35          210
 19  Year 7    2,000        100       2,100        2,000         0        2,000           (100)        35          245
 20  Year 8    2,000        100       2,100        2,000         0        2,000           (100)        35          280
 21  Year 9    2,000        100       2,100        2,000         0        2,000           (100)        35          315
 22  Year 10   2,000        100       2,100        2,000         0        2,000           (100)        35          350
 23  Year 11                                                 1,000        1,000          1,000       (350)           0
 24
 25  Totals  $20,000     $1,000     $21,000      $20,000    $1,000      $21,000             $0         $0



 1   Assumptions:
 2   Asset # 1 Installed Costs     $20,000s
 3   Asset Depreciable Life        10 yrs.
 4   Estimated Cost of Removal     $1,000l
 5
 6
 7
 8
 9                       Cost of Service
 10              Depreciation   Current   Deferred
 11                Expense        FIT       FIT            Total
 12               (j) = (c)      (k) 7/    (l) = (h)   (m)=(j)+(k)+(l)
 13
 14   Year 1       $2,100       ($35)       $35        $2,100
 15   Year 2        2,100       ($35)        35         2,100
 16   Year 3        2,100       ($35)        35         2,100
 17   Year 4        2,100       ($35)        35         2,100
 18   Year 5        2,100       ($35)        35         2,100
 19   Year 6        2,100       ($35)        35         2,100
 20   Year 7        2,100       ($35)        35         2,100
 21   Year 8        2,100       ($35)        35         2,100
 22   Year 9        2,100       ($35)        35         2,100
 23   Year 10       2,100       ($35)        35         2,100
 24   Year 11                   $350       (350)            0
 25   Totals      $21,000         $0         $0       $21,000



Notes:

 1/  Column (a) equals depreciation of installed property over ten years.
 2/  Column (b) equals cost of removal on installed property over ten years.
 3/  Column (d) equals depreciation of installed property over ten years (column (a)).
 4/  Column (e) reflects tax deduction in year cost of removal expenditures incurred.
 5/  Column (h) equals column (g) times federal income tax rate (35%).
 6/  Column (i) equals summation of column (h).
 7/  Column (k) equals column (g) times 35% divided by 65% minus column (h) times 35% divided by 65%.

                                                                                                              Narrangsett Electric
                                                                                                              BVE/Newport Electric
                                                                                                              R.I.P.U.C. No. _____
                                                                                                                     Exhibit DMW-5
                                                                                                                       Page 2 of 3


                                                The Narragansett Electric Company
                                      Box/Tax Timing Differences Related to Cost of Removal


 1   Assumptions:                  Asset #1  Asset #2
 2   Installed Date                Year 1    Year 11
 3   Installed Cost                $20,000   $30,000
 4   Asset Depreciable Life        10 yrs.   10 yrs.
 5   Estimated Cost of Removal     $1,000    $l,500
 6
 7
 8
 9
 10              Book Depreciation                Tax Deductions                          Book/Tax                 Accumulated
 11           Asset      Cost of                  Asset          Cost of                  Timing         Deferred  Deferred Tax
 12        Depreciation  Removal  Total           Depreciation   Removal   Total          Difference     Taxes     Reserve
 13           (a) 1/     (b) 2/   (c)=(a)+(b)     (d) 3/         (e) 4/    (f)=(d)+(e)    (g)=(f)-(c)    (h) 5/    (i) 6/
 14  Year 1    $2,000      $0   $2,000            $2,000           $0    $2,000                $0          $0          $0
 15  Year 2     2,000       0    2,000             2,000            0     2,000                 0           0           0
 16  Year 3     2,000       0    2,000             2,000            0     2,000                 0           0           0
 17  Year 4     2,000       0    2,000             2,000            0     2,000                 0           0           0
 18  Year 5     2,000       0    2,000             2,000            0     2,000                 0           0           0
 19  Year 6     2,000       0    2,000             2,000            0     2,000                 0           0           0
 20  Year 7     2,000       0    2,000             2,000            0     2,000                 0           0           0
 21  Year 8     2,000       0    2,000             2,000            0     2,000                 0           0           0
 22  Year 9     2,000       0    2,000             2,000            0     2,000                 0           0           0
 23  Year 10    2,000       0    2,000             2,000            0     2,000                 0           0           0
 24  Year 11    3,000     250    3,250             3,000        1,000     4,000              (750)          0           0
 25  Year 12    3,000     250    3,250             3,000            0     3,000               250           0           0
 26  Year 13    3,000     250    3,250             3,000           0     3,000                250           0           0
 27  Year 14    3,000     250    3,250             3,000            0     3,000               250           0           0
 28  Year 15    3,000     250    3,250             3,000            0     3,000               250           0           0
 29  Year 16    3,000     250    3,250             3,000            0     3,000               250           0           0
 30  Year 17    3,000     250    3,250             3,000            0     3,000               250           0           0
 31  Year 18    3,000     250    3,250             3,000            0     3,000               250           0           0
 32  Year 19    3,000     250    3,250             3,000            0     3,000               250           0           0
 33  Year 20    3,000     250    3,250             3,000            0     3,000               250           0           0
 34  Year 21                                                    1,500     1,500            (1,500)          0           0
 35
 36  Totals   $50,000  $2,500  $52,500           $50,000       $2,500   $52,500                $0          $0          $0



 1   Assumptions:                  Asset #1  Asset #2
 2   Installed Date                Year 1    Year 11
 3   Installed Cost                $20,000   $30,000
 4   Asset Depreciable Life        10 yrs.   10 yrs.
 5   Estimated Cost of Removal     $1,000    $l,500
 6
 7
 8
 9
10                                 Cost of Service
11             ----------------------------------------------------
12             Depreciation   Current      Deferred
13             Expense        FIT          FIT           Total
               (j)=(c)        (k) 7/      (l)=(h)   (m)=(j)+(k)+(l)
14  Year 1      $2,000           $0         $0          $2,000
15  Year 2       2,000            0          0           2,000
16  Year 3       2,000            0          0           2,000
17  Year 4       2,000            0          0           2,000
18  Year 5       2,000            0          0           2,000
19  Year 6       2,000            0          0           2,000
20  Year 7       2,000            0          0           2,000
21  Year 8       2,000            0          0           2,000
22  Year 9       2,000            0          0           2,000
23  Year 10      2,000            0          0           2,000
24  Year 11      3,250         (404)         0           2,846
25  Year 12      3,250          135          0           3,385
26  Year 13      3,250          135          0           3,385
27  Year 14      3,250          135          0           3,385
28  Year 15      3,250          135          0           3,385
29  Year 16      3,250          135          0           3,385
30  Year 17      3,250          135          0           3,385
31  Year 18      3,250          135          0           3,385
32  Year 19      3,250          135          0           3,385
33  Year 20      3,250          135          0           3,385
34  Year 21          0         (808)         0            (808)
35
36  Totals     $52,500           $0         $0         $52,500



      Notes:
 1/  Column (a) equals depreciation of installed property over ten years.
 2/  Column (b) equals cost of removal on installed property over ten years.
 3/  Column (d) equals depreciation of installed property over ten years (Column (a)).
 4/  Column (e) reflects tax deduction in year cost of removal expenditures incurred.
 5/  Column (h)  reflects the absence of deferred taxes in this example.
 6/  Column (i) equals summation of column (h).
 7/  Column (k) equals column (g) times 35% divided by 65% minus column (h) times 35% divided by 65%.

                                                                                                              Narrangsett Electric
                                                                                                              BVE/Newport Electric
                                                                                                              R.I.P.U.C. No. _____
                                                                                                                     Exhibit DMW-5
                                                                                                                       Page 3 of 3


                                                The Narragansett Electric Company
                                      Box/Tax Timing Differences Related to Cost of Removal


 1   Assumptions:                  Asset #1  Asset #2
 2   Installed Date                Year 1    Year 11
 3   Installed Cost                $20,000   $30,000
 4   Asset Depreciable Life        10 yrs.   10 yrs.
 5   Estimated Cost of Removal     $1,000    $l,500
 6
 7
 8
 10              Book Depreciation             Tax Deductions                    Book/Tax              Accumulated
 11           Asset       Cost of              Asset        Cost of              Timing      Deferred  Deferred Tax
 12          Depreciation Removal  Total       Depreciation Removal   Total      Difference   Taxes    Reserve
 13           (a) 1/      (b) 2/  (c)=(a)+(b)  (d) 3/       (e) 4/  (f)=(d)+(e)  (g)= (f)-(c)  (h) 5/    (i) 6/
 14  Year 1    $2,000      $0     $2,000       $2,000         $0     $2,000          $0          $0        $0
 15  Year 2     2,000       0      2,000        2,000          0      2,000           0           0         0
 16  Year 3     2,000       0      2,000        2,000          0      2,000           0           0         0
 17  Year 4     2,000       0      2,000        2,000          0      2,000           0           0         0
 18  Year 5     2,000       0      2,000        2,000          0      2,000           0           0         0
 19  Year 6     2,000       0      2,000        2,000          0      2,000           0           0         0
 20  Year 7     2,000       0      2,000        2,000          0      2,000           0           0         0
 21  Year 8     2,000       0      2,000        2,000          0      2,000           0           0         0
 22  Year 9     2,000       0      2,000        2,000          0      2,000           0           0         0
 23  Year 10    2,000       0      2,000        2,000          0      2,000           0           0         0
 24  Year 11    3,000     250      3,250        3,000      1,000      4,000        (750)        263       263
 25  Year 12    3,000     250      3,250        3,000          0      3,000         250         (88)      175
 26  Year 13    3,000     250      3,250        3,000          0      3,000         250         (88)       88
 27  Year 14    3,000     250      3,250        3,000          0      3,000         250         (88)        0
 28  Year 15    3,000     250      3,250        3,000          0      3,000         250         (88)      (88)
 29  Year 16    3,000     250      3,250        3,000          0      3,000         250         (88)     (175)
 30  Year 17    3,000     250      3,250        3,000          0      3,000         250         (88)     (263)
 31  Year 18    3,000     250      3,250        3,000          0      3,000         250         (88)     (350)
 32  Year 19    3,000     250      3,250        3,000          0      3,000         250         (88)     (438)
 33  Year 20    3,000     250      3,250        3,000          0      3,000         250         (88)     (525)
 34  Year 21                                               1,500      1,500      (1,500)        525        $0
 35
 36  Totals   $50,000  $2,500    $52,500      $50,000     $2,500    $52,500          $0          $0



 1   Assumptions:                  Asset #1  Asset #2
 2   Installed Date                Year 1    Year 11
 3   Installed Cost                $20,000   $30,000
 4   Asset Depreciable Life        10 yrs.   10 yrs.
 5   Estimated Cost of Removal     $1,000    $l,500
 6
 7
 8
 9
10                          Cost of Service
11                 Depreciation  Current   Deferred
12                 Expense       FIT       FIT       Total
13                 (j)=(c)       (k)7/     (l)=(h)   (m)=(j)+(k)+(l)
14  Year 1         $2,000         $0       $0          $2,000
15  Year 2          2,000          0        0           2,000
16  Year 3          2,000          0        0           2,000
17  Year 4          2,000          0        0           2,000
18  Year 5          2,000          0        0           2,000
19  Year 6          2,000          0        0           2,000
20  Year 7          2,000          0        0           2,000
21  Year 8          2,000          0        0           2,000
22  Year 9          2,000          0        0           2,000
23  Year 10         2,000          0        0           2,000
24  Year 11         3,250       (263)     263           3,250
25  Year 12         3,250         88      (88)          3,250
26  Year 13         3,250         88      (88)          3,250
27  Year 14         3,250         88      (88)          3,250
28  Year 15         3,250         88      (88)          3,250
29  Year 16         3,250         88      (88)          3,250
30  Year 17         3,250         88      (88)          3,250
31  Year 18         3,250         88      (88)          3,250
32  Year 19         3,250         88      (88)          3,250
33  Year 20         3,250         88      (88)          3,250
34  Year 21             0       (525)     525               0
35
36  Totals        $52,500         $0       $0         $52,500



      Notes:
 1/  Column (a) equals depreciation of installed property over ten years.
 2/  Column (b) equals cost of removal on installed property over ten years.
 3/  Column (d) equals depreciation of installed property over ten years (Column (a)).
 4/  Column (e) reflects tax deduction in year cost of removal expenditures incurred.
 5/  Column (h)  equals column (g) times federal tax rate (35%).
 6/  Column (i) equals summation of column (h).
 7/  Column (k) equals column (g) times 35% divided by 65% minus column (h) times 35% divided by 65%.

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Exhibit DMW-6



                               Exhibit DMW-6

                   Unfunded Deferred Federal Income Taxes

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ____
                                                      Exhibit DMW-6
                                                      Page 1 of 1


                     THE NARRAGANSETT ELECTRIC COMPANY
                   Unfunded Deferred Federal Income Taxes
                                   ($000s)


 1  Book Depreciable Plant at 12/31/98           $713,405
 2  Less:  Accumulated Depreciation              (209,159)
 3           Permanent book/tax differences
 4             Equity AFUDC                        (1,489)
 5             ITC Basis Adjustment                (1,689)
                                                  -------
 6  Adjusted net plant per books                             $501,068
 7
 8  Tax Depreciable Plant                         701,399
 9  Less:  Accumulated depreciation              (406,543)
                                                 --------
10  Adjusted net tax plant                                    294,856
11
12  Cumulative Timing Difference                              206,212
13  Current Tax Rate                                             35.0%
                                                                -----
14
15  Total Cumulative Deferred Federal Tax
      Liability                                                $72,174
16
17  Property Related Deferred FIT Reserves
    per Books at 12/31/98:
18
19  Contributions in Aid of Construction         ($2,408)
20  Liberalized Depreciation                      55,012
21  Construction Interest                         (1,166)
22  Construction - Other                             (11)
23  Cost of Removal                                2,591
24  ACRS Retirements                               1,560
25  Transfer Accounts                             (1,340)
26  Unfunded Tax Liability                            38
                                                      --
27            Total                                           $54,275
                                                              -------
28
29  Unfunded Property-Related Deferred                                $17,899
      FIT Reserves
30
31  Non-Property Related Deferred FIT
      Reserves per Books at 12/31/98:
32
33                                                          Unfunded/
                                      Bal. Per    Bal. @    (Excess)
                                        Books       35%     --------

34  Deferred Tax Assets                (14,694)   (15,360)   (666)
35  Deferred Tax Liabilities            10,287     14,751    4,464
36
37
38  Unfunded Non Property-Related
      Deferred FIT Reserves                                             3,798
39                                                                      -----

40      Total Unfunded Deferred FIT
          Reserves                                                    $21,697
                                                                      -------
41
42  Tax Gross-Up Factor  1/                                            1.5382
                                                                       ------
43
44  Total Revenue Retirement for Unfunded
      Deferred FIT Reserves                                           $33,374
                                                                      -------


1/ For Rhode Island: 1 plus Federal Income Tax (FIT) Rate divided by 1 minus FIT rate. (1+(35%/(1-35%))).

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Exhibit DMW-7



                               Exhibit DMW-7

         Incremental Impact of Narragansett Depreciation Settlement

                                                                                                            Narrangansett Electric
                                                                                                              BVE/Newport Electric
                                                                                                              R.I.P.U.C. No. _____
                                                                                                                     Exhibit DMW-7
                                                                                                                       Page 1 of 4


                                                 The Narragansett Electric Company
                                    Incremental Impact of Narragansett Depreciation Settlement
                                                      on Consolidated Entity

   1                                                         Distribution Plant Deprec.           Distribution Plant Deprec.
   2                                                           Applying Depreciation                 Applying Current
   3                                                              Settlement Rates                  Depreciation Rates
   4    Company                                                         (a)                                (b)
   5
   6    The Narragansett Electric Company                           $19,920,336            1/          $18,037,140           2/
   7
   8    Blackstone Valley Electric Company                           3,541,466             3/           4,293,217            4/
   9
  10    Newport Electric Company                                     2,065,635             5/           2,135,668            6/
  11
  12          Total Distribution Plant Depreciation                 $25,527,437                        $24,466,025
  13
  14
  15                                                           General Plant Deprec.              General Plant Deprec.
  16                                                           Applying Depreciation                 Applying Current
  17                                                              Settlement Rates                  Depreciation Rates
  18    Company                                                         (a)                                (b)
  19
  20    The Narragansett Electric Company                             $725,038             7/            $720,610            8/
  21
  22    Blackstone Valley Electric Company                            160,952              9/            $222,867           10/
  23
  24    Newport Electric Company                                      194,232              11/          $147,217            12/
  25
  26            Total General Plant Depreciation                    $1,080,222                         $1,090,694
  27
  28                Grand Total Depreciation                        $26,607,659                        $25,556,719



   1                                                             Incremental Impact
   2                                                               of Settlement
   3                                                             Depreciation Rates
   4    Company                                                     (c)=(a)-(b)
   5
   6    The Narragansett Electric Company                            $1,883,196
   7
   8    Blackstone Valley Electric Company                           (751,751)
   9
  10    Newport Electric Company                                      (70,033)
  11
  12          Total Distribution Plant Depreciation                 $1,061,412
  13
  14
  15                                                             Incremental Impact
  16                                                               of Settlement
  17                                                             Depreciation Rates
  18    Company                                                     (c)=(a)-(b)
  19
  20    The Narragansett Electric Company                              $4,428
  21
  22    Blackstone Valley Electric Company                            (61,915)
  23
  24    Newport Electric Company                                      47,015
  25
  26            Total General Plant Depreciation                     ($10,472)
  27
  28                Grand Total Depreciation                        $1,050,940


Notes:
  1/    Exhibit DMW-7, page 2, line 29, column (e).
  2/    Exhibit DMW-7, page 2, line 29, column (b).
  3/    Exhibit DMW-7, page 2, line 47, column (e).
  4/    Exhibit DMW-7, page 2, line 47, column (b).
  5/    Exhibit DMW-7, page 2, line 65, column (e).
  6/    Exhibit DMW-7, page 2, line 65, column (b).
  7/    Exhibit DMW-7, page 3, line 25, column (e).
  8/    Exhibit DMW-7, page 3, line 25, column (b).
  9/    Exhibit DMW-7, page 3, line 41, column (e).
  10/   Exhibit DMW-7, page 3, line 41, column (b).
  11/   Exhibit DMW-7, page 3, line 57, column (e).
  12/   Exhibit DMW-7, page 3, line 57, column (b).

                                                                                                            Narrangansett Electric
                                                                                                              BVE/Newport Electric
                                                                                                              R.I.P.U.C. No. _____
                                                                                                                     Exhibit DMW-7
                                                                                                                       Page 2 of 4


                                                 The Narragansett Electric Company
                                    Change in Distribution Plant Depreciation to Narragansett's
                                          Depreciation Settlement for Consolidated Entity

        PUC    Narr. Current   Narragansett Depreciation Settlement      Blackstone          Newport
      Account    Rates       Investment   Negative Salvage  Total Rate     Valley           Electric
   1   361       2.00%         1.73%           0.37%           2.10%        2.40%               1.71%
   2   362       2.86%         2.60%           0.37%           2.97%        2.79%               3.73%
   3   364       4.00%         3.80%           0.37%           4.17%        7.44%               4.28%
   4   365       2.86%         2.91%           0.37%           3.28%        3.63%               2.74%
   5   366       1.67%         1.68%           0.37%           2.05%        1.98%               1.28%
   6   367       2.22%         2.21%           0.37%           2.58%        3.00%               3.11%
   7   368       4.00%         4.07%           0.37%           4.44%        3.49%               3.57%
   8   369       4.00%         3.89%           0.37%           4.26%        5.53%               5.14%
   9   370       3.33%         3.41%           0.37%           3.78%        3.12%               2.89%
  10   371       2.87%         1.60%           0.37%           1.97%        7.74%               7.74%
  11   373       4.00%         4.25%           0.37%           4.62%        9.27%               4.08%
  12
  13   The Narragansett Electric Company
  14                       Intrastate     Depreciation       Narragansett Depreciation Settlement
  15                       Plant           at Current         Investment      Negative
  16   Depreciable Plant   Balance 1/        Rates              Accrual        Salvage    Total
  17     PUC Account        (a)               (b)                 (c)            (d)       (e)
  18        361          $2,082,573          $41,651             $36,029        $7,706       $43,735
  19        362          79,464,967        2,272,698           2,066,089       294,020     2,360,109
  20        364          85,780,758        3,431,230           3,259,669       317,389     3,577,058
  21        365         139,893,298        4,000,948           4,070,895       517,605     4,588,500
  22        366          29,089,158          485,789             488,698       107,630       596,328
  23        367          54,221,858        1,203,725           1,198,303       200,621     1,398,924
  24        368          75,907,085        3,036,283           3,089,418       280,856     3,370,274
  25        369          31,202,210        1,248,088           1,213,766       115,448     1,329,214
  26        370          29,609,147          985,985           1,009,672       109,554     1,119,226
  27        371               3,037               87                  49            11            60
  28        373          33,266,397        1,330,656           1,413,822       123,086     1,536,908
  29   Total Narragansett                $18,037,140         $17,846,410    $2,073,926   $19,920,336
  30
  31    Blackstone Valley Electric Company
  32                       Intrastate     Depreciation       Narragansett Depreciation Settlement
  33                       Plant           at Current         Investment      Negative
  34   Depreciable Plant   Balance 2/        Rates              Accrual       Salvage     Total
  35     PUC Account          (a)             (b)                 (c)           (d)        (e)
  36        361          $2,038,522          $48,925             $35,266        $7,543       $42,809
  37        362          14,912,929          416,071             387,736        55,178       442,914
  38        364          15,911,336        1,183,803             604,631        58,872       663,503
  39        365          18,006,124          653,622             523,978        66,623       590,601
  40        366           4,820,439           95,445              80,983        17,836        98,819
  41        367           8,098,313          242,949             178,973        29,964       208,937
  42        368          14,093,867          491,876             573,620        52,147       625,767
  43        369           9,474,467          523,938             368,557        35,056       403,613
  44        370           6,617,396          206,463             225,653        24,484       250,137
  45        373           4,639,963          430,125             197,198        17,168       214,366
  46   Total Blackstone Valley            $4,293,217          $3,176,595      $364,871    $3,541,466
  47
  48   Newport Electric Company
  49                       Intrastate     Depreciation             Depreciation Settlement
  50                       Plant            at Current        Investment      Negative
  51   Depreciable Plant   Balance 3/         Rates             Accrual       Salvage     Total
  52     PUC Account         (a)               (b)                (c)           (d)        (e)
  53        361            $399,086           $6,824              $6,904        $1,477        $8,381
  54        362          13,243,627          493,987             344,334        49,001       393,335
  55        364          10,170,129          435,282             386,465        37,629       424,094
  56        365           8,665,724          237,441             252,173        32,063       284,236
  57        366           3,215,935           41,164              54,028        11,899        65,927
  58        367          10,906,469          339,191             241,033        40,354       281,387
  59        368           6,023,816          215,050             245,169        22,288       267,457
  60        369           2,641,840          135,791             102,768         9,775       112,543
  61        370           3,251,741           93,975             110,884        12,031       122,915
  62        371             731,940           56,652              11,711         2,708        14,419
  63        373           1,968,416           80,311              83,658         7,283        90,941
  64   Total Newport                      $2,135,668          $1,839,127      $226,508    $2,065,635
  65
  66   Total Depreciation                $24,466,025         $22,862,132    $2,665,305   $25,527,437

Notes:
  1/    Exhibit DMW-7, page 4, lines 1-11, column (d)
  2/    Exhibit DMW-7, page 4, lines 30-40, column (d)
  3/    Exhibit DMW-7, page 4, lines 59-69, column (d)

                                                                                                            Narrangansett Electric
                                                                                                              BVE/Newport Electric
                                                                                                              R.I.P.U.C. No. _____
                                                                                                                     Exhibit DMW-7
                                                                                                                       Page 3 of 4


                                                 The Narragansett Electric Company
                                      Change in General Plant Depreciation to Narragansett's
                                          Depreciation Settlement for Consolidated Entity

        PUC    Narr. Current   Narragansett Depreciation Settlement      Blackstone          Newport
      Account    Rates       Investment   Negative Salvage  Total Rate     Valley           Electric
   1   390       2.00%         2.65%           0.17%           2.82%        4.57%              1.73%
   2   391 4/    4.00%         5.00%           0.00%           5.00%        4.62%              5.28%
   3   392 4/    0.00%         5.00%           0.00%           5.00%        0.00%              0.00%
   4   393 4/    2.86%         5.00%           0.00%           5.00%        6.71%              4.16%
   5   394 4/    3.33%         5.00%           0.00%           5.00%        4.58%              3.75%
   6   395 4/    4.00%         5.00%           0.00%           5.00%        3.23%              4.10%
   7   396 4/    4.68%         5.00%           0.00%           5.00%        0.00%              4.68%
   8   397 4/   10.00%         5.00%           0.00%           5.00%        9.53%              4.70%
   9   398 4/    4.00%         5.00%           0.00%           5.00%        8.47%              3.49%
  10
  11    The Narragansett Electric Company
  12                                          Intrastate       Depreciation    Narragansett Depreciation Settlement
  13                                            Plant           at Current     Investment     Negative
  14           Depreciable Plant              Balance 1/           Rates       Accrual        Salvage       Total
  15              PUC Account                    (a)                (b)          (c)            (d)          (e)
  16                  390                     $12,181,900        $243,638      $322,820       $20,709     $343,529
  17                  391                         553,326          22,133        27,666             0       27,666
  18                  393                         441,611          12,630        22,081             0       22,081
  19                  394                       2,113,557          70,381       105,678             0      105,678
  20                  395                         944,498          37,780        47,225             0       47,225
  21                  397                       3,182,694         318,269       159,135             0      159,135
  22                  398                         394,474          15,779        19,724             0       19,724
  23          Total Narragansett                                 $720,610      $704,329       $20,709     $725,038
  24
  25    Blackstone Valley Electric Company
  26                                          Intrastate       Depreciation         Narragansett Depreciation Settlement
  27                                            Plant           at Current     Investment     Negative
  28           Depreciable Plant              Balance 2/           Rates       Accrual        Salvage       Total
  29             PUC Account                     (a)                (b)          (c)            (d)          (e)
  30                  390                      $2,769,094        $126,548       $73,381        $4,707      $78,088
  31                  391                         597,292          27,595        29,865             0       29,865
  32                  393                          13,656             916           683             0          683
  33                  394                         325,641          14,914        16,282             0       16,282
  34                  395                         236,970           7,654        11,849             0       11,849
  35                  397                         402,841          38,391        20,142             0       20,142
  36                  398                          80,861           6,849         4,043             0        4,043
  37        Total Blackstone Valley                              $222,867      $156,245        $4,707     $160,952
  38
  39    Newport Electric Company
  40                                          Intrastate       Depreciation        Depreciation Settlement
  41                                            Plant           at Current     Investment     Negative
  42           Depreciable Plant              Balance 3/          Rates        Accrual        Salvage       Total
  43              PUC Account                    (a)                (b)          (c)            (d)          (e)
  44                  390                      $3,490,322         $60,383       $92,494        $5,934      $98,428
  45                  391                         576,798          30,455        28,840             0       28,840
  46                   392 5/                   1,058,572               0             0             0            0
  47                  393                          61,135           2,543         3,057             0        3,057
  48                  394                         419,532          15,732        20,977             0       20,977
  49                  395                         251,853          10,326        12,593             0       12,593
  50                  396                          11,874             556           594             0          594
  51                  397                         534,023          25,099        26,701             0       26,701
  52                  398                          60,841           2,123         3,042             0        3,042
  53             Total Newport                                   $147,217      $188,298        $5,934     $194,232
  54
  55          Total Depreciation                               $1,090,694    $1,048,872       $31,350   $1,080,222

Notes:
  1/    Exhibit DMW-7, page 4, lines 15-23, column (d)
  2/    Exhibit DMW-7, page 4, lines 44-52, column (d)
  3/    Exhibit DMW-7, page 4, lines 73-81, column (d)
  4/    Amortization Accounts equivalent to 5.0% depreciation rate.
  5/    Newport Electric depreciates its vehicles on a vehicle by vehicle basis.  During 1998 depreciation expense of $14,611 was
        recorded for vehicles.  As of December 31, 1998, vehicles had a remaining net book values of $130,714.   Depreciation
        Expense for 1999 is estimated to be $10,800.  Therefore, the depreciation effects from account 392 have been excluded from this analysis.

                                                                                                            Narrangansett Electric
                                                                                                              BVE/Newport Electric
                                                                                                              R.I.P.U.C. No. _____
                                                                                                                     Exhibit DMW-7
                                                                                                                       Page 4 of 4


                                                The Narragansett Electric Company
                                                    Depreciable Plant Balances

                                                                                       Interstate               Intrastate
                                                   As of 12/31/98 1/   Percent of Total      Amount             Amount
The Narragansett Electric Company                         (a)                (b)        (c) = (a) x (b)   (d) = (a) - (c)
Distribution Plant:
1 Structures and Improvements                   361    $2,101,911           0.92%            $19,338          $2,082,573
2 Station Equipment                             362    80,202,833           0.92%            737,866          79,464,967
3 Poles, Towers and Fixtures                    364    86,577,269           0.92%            796,511          85,780,758
4 Overhead Conductors                           365   141,192,267           0.92%          1,298,969         139,893,298
5 Underground Conduit                           366    29,359,263           0.92%            270,105          29,089,158
6 Underground Conductors                        367    54,725,331           0.92%            503,473          54,221,858
7 Line Transformers                             368    76,611,915           0.92%            704,830          75,907,085
8 Services                                      369    31,491,936           0.92%            289,726          31,202,210
9 Meters                                        370    29,884,081           0.92%            274,934          29,609,147
10 Installation on Cust. Premises               371         3,065           0.92%                 28               3,037
11 Street lights                                373    33,575,290           0.92%            308,893          33,266,397
12         Total                                     $565,725,162                         $5,204,673        $560,520,489
13
14 General Plant:
15 Structures and Improvements                  390   $15,140,318          19.54%         $2,958,418         $12,181,900
16 Office Furniture and Equip.                  391       687,703          19.54%            134,377             553,326
17 Stores Equipment                             393       548,858          19.54%            107,247             441,611
18 Tools, Shop and Garage                       394     2,626,842          19.54%            513,285           2,113,557
19 Laboratory Equip.                            395     1,173,873          19.54%            229,375             944,498
20 Communication Equip.                         397     3,955,623          19.54%            772,929           3,182,694
21 Miscellaneous Equipment                      398       490,273          19.54%             95,799             394,474
22         Total                                      $24,623,490                         $4,811,430         $19,812,060
23
24   Grand Total                                     $590,348,652                        $10,016,103        $580,332,549
25
26 Blackstone Valley Electric Company              As of 12/31/98      Interstate          Interstate         Intrastate
27 Distribution Plant:                                        (a)           (b)                (c)                 (d)
28 Structures and Improvements                  361    $2,123,460                            $84,938          $2,038,522
29 Station Equipment                            362    15,534,301          4.00%             621,372          14,912,929
30 Poles, Towers and Fixtures                   364    16,574,308          4.00%             662,972          15,911,336
31 Overhead Conductors                          365    18,756,379          4.00%             750,255          18,006,124
32 Underground Conduit                          366     5,021,291          4.00%             200,852           4,820,439
33 Underground Conductors                       367     8,435,743          4.00%             337,430           8,098,313
34 Line Transformers                            368    14,681,111          4.00%             587,244          14,093,867
35 Services                                     369     9,869,236          4.00%             394,769           9,474,467
36 Meters                                       370     6,893,121          4.00%             275,725           6,617,396
37 Street lights                                373     4,833,295          4.00%             193,332           4,639,963
38         Total                                     $102,722,245          4.00%          $4,108,889         $98,613,356
39
40 General Plant:
41 Structures and Improvements                  390    $2,884,473          4.00%            $115,379          $2,769,094
42 Office Furniture and Equip.                  391       622,179          4.00%              24,887             597,292
43 Stores Equipment                             393        14,225          4.00%                 569              13,656
44 Tools, Shop and Garage                       394       339,209          4.00%              13,568             325,641
45 Laboratory Equip.                            395       246,844          4.00%               9,874             236,970
46 Communication Equip.                         397       419,626          4.00%              16,785             402,841
47 Miscellaneous Equipment                      398        84,230          4.00%               3,369              80,861
48         Total                                       $4,610,786                           $184,431          $4,426,355
49
50   Grand Total                                      $107,333,031                        $4,293,320        $103,039,711
51
52 Newport Electric Company                        As of 12/31/98      Interstate          Interstate         Intrastate
53 Distribution Plant:                                        (a)         (b)                  (c)                 (d)
54 Structures and Improvements                  361      $408,858          2.39%              $9,772            $399,086
55 Station Equipment                            362    13,567,900          2.39%             324,273           13,243,627
56 Poles, Towers and Fixtures                   364    10,419,147          2.39%             249,018           10,170,129
57 Overhead Conductors                          365     8,877,906          2.39%             212,182           8,665,724
58 Underground Conduit                          366     3,294,678          2.39%              78,743           3,215,935
59 Underground Conductors                       367    11,173,516          2.39%             267,047          10,906,469
60 Line Transformers                            368     6,171,310          2.39%             147,494           6,023,816
61 Services                                     369     2,706,526          2.39%              64,686           2,641,840
62 Meters                                       370     3,331,361          2.39%              79,620           3,251,741
63 Installation on Cust. Premises               371       749,862          2.39%              17,922             731,940
64 Street lights                                373     2,016,613          2.39%              48,197           1,968,416
65         Total                                      $62,717,677                         $1,498,954         $61,218,723
66
67 General Plant:
68 Structures and Improvements                  390    $3,624,426          3.70%            $134,104          $3,490,322
69 Office Furniture and Equip.                  391       598,959          3.70%              22,161             576,798
70 Transportation Equip.                        392     1,099,244          3.70%              40,672           1,058,572
71 Stores Equipment                             393        63,484          3.70%               2,349              61,135
72 Tools, Shop and Garage                       394       435,651          3.70%              16,119             419,532
73 Laboratory Equip.                            395       261,530          3.70%               9,677             251,853
74 Power Operated Equip.                        396        12,330          3.70%                 456              11,874
75 Communication Equip.                         397       554,541          3.70%              20,518             534,023
76 Miscellaneous Equipment                      398        63,179          3.70%               2,338              60,841
77         Total                                       $6,713,344                           $248,393          $6,464,951
78
79   Grand Total                                      $69,431,021                         $1,747,347         $67,683,674

Notes:
1/   Narragansett Electric's 1998 FERC Form 1, Page 207, Column (g), Lines 56-68.
2/   Blackstone Valley Electric's 1998 FERC Form 1, Page 207, Column (g), Lines 56-68.
3/   Newport Electric's 1998 FERC Form 1, Page 207, Column (g), Lines 56-68.

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Exhibit DMW-8



                               Exhibit DMW-8

             Summary of Revenue Requirement for Cost of Removal
                            after Consolidation

                                                       Narragansett Electric
                                                        BVE/Newport Electric
                                                       R.I.P.U.C. No._______
                                                              Exhibit DMW-8
                                                                Page 1 of 1




                      The Narragansett Electric Company
                      Summary of Revenue Requirement for
                   Cost of Removal for Consolidated Entity
                            (Thousands of Dollars)


1   Increase in Depreciation Expenses to Reflect
2     Narragansett Depreciation Settlement                      $1,051    l/
3
4
5  Cessation of Cost of Removal Flow-Though Benefit             $1,618    2/
                                                                 -----
6
7
8        Total Increase in Narragansett Revenue Requirement     $2,669    3/
                                                                ------


Notes:
1/ Exhibit DMW-7, page 1, line 28, column (c).
2/ Exhibit DMW-3, page 1, line 14.
3/ Sum of Line 2 and Line 5.

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Exhibit DMW-9



                               Exhibit DMW-9

                     Summary of Storm Contingency Funds

                                                                            Narragansett Electric
                                                                            BVE/Newport Electric
                                                                            R.I.P.U.C. No. ____
                                                                            Exhibit DMW-9
                                                                            Page 1 of 1


                                THE NARRAGANSETT ELECTRIC COMPANY
                                Summary of Storm Contingency Funds


                                        Narragansett      Blackston      e   Newport         Combined
                                          Electric          Valley          Electric          Entity
                                          --------          ------          --------         --------
 1   Balance in Storm Funds as of
 2      December 31, 1998               $4,476,595  1/    $209,261  2/    $1,020,879  3/    $5,706,735
 3
 4   Annual Storm Fund Contributions
 5      Collected through Revenue         $641,000  4/    $160,000  5/      $240,000  6/    $1,041,000
 6
 7   Annual Threshold Amount for
 8      the Year 1999                     $465,000  7/    $145,000  8/       $97,000  9/      $465,000
 9
 10  Deductible Amount per each
 11     Storm Occurrence                  $300,000  10/    $94,000  10/      $56,000  10/     $300,000


 Notes:
 1/   Narragansett Electric's 1998 FERC Form 1, Page 278.
 2/   Blackstone Valley Electric's 1998 FERC Form 1, Page 278.
 3/   Newport Electric's 1998  FERC Form 1, Page 278.
 4/   RIPUC Order in Docket No. 1938.
 5/   RIPUC Order in Docket No. 2016.
 6/   RIPUC Order in Docket No. 2036.
 7/   Narragansett Electric's Annual Storm Fund Report, Filed April 1, 1999.
 8/   Blackstone Valley Electric's Annual Storm Fund Report, Filed April 1,
        1999.
 9/   Newport Electric's Annual Storm Fund Report, Filed April 1, 1999.
 10/  RIPUC Order in Docket No. 2509.

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Exhibit DMW-10



                               Exhibit DMW-10

                     Summary of Deferred FAS 106 Costs

                                                                Narragansett Electric
                                                                 BVE/Newport Electric
                                                                R.I.P.U.C. No._______
                                                                      Exhibit DMW- 10
                                                                          Page 1 of 1

                          The Narragansett Electric Company
                          Summary of Deferred FAS 106 Costs



                                             Blackstone     Newport        Combined
                                             Valley         Electric       Entity


1    Deferred FAS 106 Balance as of          $581,291  l/   $686,365  2/   $1,267,656
2    December 31, 1998
3
4    Annual Recovery of Deferred FAS 106     $145,300  3/   $171,600  3/     $316,900
5    Costs Collected through Revenue
6
7    Anticipated Year Deferred FAS 106 will      2002           2002              2002
8    be Completed


Notes:
1/   Blackstone Valley Electric's 1998 FERC Form 1, Page 232.
2/   Newport Electric's 1998 FERC Form 1, Page 232.
3/   November, 1995 Compliance Filing in RIPUC Docket No. 2045.

                         The Narragansett Electric Company,
                         Blackstone Valley Electric Company,
                         and Newport Electric Corporation
                         Rate Plan Filing in Support of Merger


                         Volume 2


                         Testimony and Exhibits of:
                         James M. Molloy
                         James J. Bonner, Jr.



                         May, 1999




                         Submitted to:
                              Rhode Island Public Utilities Commission
                              RIPUC Docket _____


                         Submitted by:

                         Nees Logo

                         Eastern Utilities Associates Logo

              THE STATE OF RHODE ISLAND AND PROVIDENCE PLANTATIONS
                    RHODE ISLAND PUBLIC UTILITIES COMMISSION



-------------------------)                             R.I.P.U.C. No. __________
Narragansett Electric    )
BVE/Newport Electric     )
-------------------------)








                                DIRECT TESTIMONY

                                       OF

                                 JAMES M. MOLLOY

              THE STATE OF RHODE ISLAND AND PROVIDENCE PLANTATIONS
                    RHODE ISLAND PUBLIC UTILITIES COMMISSION


-------------------------)                             R.I.P.U.C. No. __________
Narragansett Electric    )
BVE/Newport Electric     )
-------------------------)


                                DIRECT TESTIMONY
                                       OF
                                 JAMES M. MOLLOY

                                Table of Contents

I.       Introduction and Qualifications.......................................1
II.      Purpose of Testimony..................................................2
III.     Summary of Current Rates..............................................3
         A.  Narragansett......................................................3
         B.  Blackstone and Newport............................................5
IV.      Proposed Rate Plan....................................................6
         A.  Overview..........................................................6
         B.  Distribution Rates...............................................10
         C.  Transmission Rates...............................................14
         D.  Transition Charges...............................................16
         E.  Standard Offer Rates.............................................18
         F.  Other Rate Issues................................................18
V.       Revenue Effects......................................................19
         A.  Overall..........................................................19
         B.  Typical Bills....................................................19
VI.      Tariffs..............................................................20
         A.  Terms and Conditions.............................................20
         B.  Tariffs..........................................................21
         C.  Adjustment Provisions............................................21
VIII.    Conclusion...........................................................22

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                           R.I.P.U.C. No. __________
                                                                            Testimony of J.M. Molloy
                                                                                        Page 1 of 22


1    I.   Introduction and Qualifications

2    Q.   Please state your full name and business address.

3    A.   James M. Molloy, 25 Research Drive, Westborough, Massachusetts 01582.

4

5    Q.   Please state your position.

6    A.   I am a Senior Rate Analyst for New England Power Service Company, performing rate

7         related services for the New England Electric System, including The Narragansett

8         Electric Company ("Narragansett" or "the Company").

9

10   Q.   Will you describe your educational background and training?

11   A.   In 1992, I graduated from Catholic University with a Bachelor of Arts degree in

12        Accounting.  In 1994, I received a Masters in Business Administration with a

13        concentration in Finance from the William E. Simon Graduate School of Business

14        Administration at the University of Rochester.

15

16   Q.   What is your professional background?

17   A.   In 1995, I was hired by the New England Power Service Company as an Assistant Rate

18        Analyst in the Rate Department. In 1996, I was promoted to the position of Rate Analyst.

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                           R.I.P.U.C. No. __________
                                                                            Testimony of J.M. Molloy
                                                                                        Page 2 of 22


1         In 1998, I was promoted to my current position of Senior Rate Analyst. In this position I

2         have been responsible for rate design analysis for various New England Electric System

3         companies. Specifically, I have conducted allocated distribution cost of service studies

4         and supported others in the development of cost allocation and rate design studies.

5         Further, I have provided analytical support for witnesses in various NEES retail company

6         regulatory proceedings on various rate design and cost allocation issues. In addition, I

7         have had primary responsibility for performing customer-specific rate impact analyses.

8         For the last two years, I have performed rate and cost allocation analytical work in the

9         unbundling of rates for the NEES retail companies in preparation of industry

10        restructuring.

11

12   Q.   Have you testified in Rhode Island Public Utilities Commission proceedings?

13   A.   Yes. I have testified at hearings during the past two years regarding the subject of

14        Narragansett's Standard Offer rates and other rate design matters.

15

16   II.  Purpose of Testimony

17   Q.   What is the purpose of your testimony?

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                           R.I.P.U.C. No. __________
                                                                            Testimony of J.M. Molloy
                                                                                        Page 3 of 22


1    A.   The purpose of my testimony is to present the proposed rate plan of Narragansett,

2         Blackstone Valley Electric Company ("Blackstone") and Newport Electric Company

3         ("Newport") (together, "the Companies"), in connection with the merger of NEES and

4         Eastern Utilities Associates ("EUA"). First, I will provide a brief summary of all three

5         companies' current rates. Second, I will describe the proposed rate plan, including

6         special rate mapping issues, which will serve as a means of consolidating the rates of

7         Narragansett, Blackstone and Newport. Next, I will present the anticipated effects of the

8         rate plan on revenues, both at the component level and at the total revenue level. This

9         presentation will include an analysis of typical customer bills. Finally, I will discuss

10        tariff changes made necessary by the proposed plan.

11

12   III. Summary of Current Rates

13   A.   Narragansett

14   Q.   Please provide a brief summary of Narragansett's current rates.

15   A.   Narragansett's distribution rates were approved by the Commission in Docket No. 2290

16        effective December 15, 1996 and unbundled in Docket No. 2515. In accordance with the

17        Rhode Island Utility Restructuring Act ("URA") these rates remained frozen through

18        December, 1998 except for increases allowed through the Performance Based Rate

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                           R.I.P.U.C. No. __________
                                                                            Testimony of J.M. Molloy
                                                                                        Page 4 of 22


1         mechanism of the URA, as approved by the Commission in Docket No. 2500. Currently, the

2         average distribution charge is 2.967(cent)/kWh.

3

4         Narragansett's current average transmission rate of 0.455(cent)/kWh as approved by the

5         Commission in Docket No. 2841 collects both the base transmission rate of 0.387(cent)/kWh

6         and the transmission adjustment for calendar year 1999 of 0.068(cent)/kWh. Narragansett's

7         transmission rate recovers on a fully reconciling basis the costs it incurs to provide

8         transmission. The transmission component of Narragansett's rates is based on

9         transmission costs incurred from New England Power Company ("NEP"), the New

10        England Power Pool ("NEPOOL") and the Independent System Operator ("ISO").

11        Narragansett's base transmission rate is composed of a different rate for each rate class

12        which is based on the class demands coincident with NEP's 12 monthly transmission

13        peaks.

14

15        The Transition Charge is currently 1.15(cent)/kWh as approved in Docket No. 2771.

16        Narrangansett's transition charge recovers on a fully reconciling basis the Contract

17        Termination Charge ("CTC") billed to it by NEP.

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                           R.I.P.U.C. No. __________
                                                                            Testimony of J.M. Molloy
                                                                                        Page 5 of 22


1         Narragansett's uniform Standard Offer charge of 3.5(cent)/kWh mirrors the 3.5(cent)/kWh charged

2         to the Company by its Standard Offer suppliers. The Standard Offer is scheduled to

3         increase to 3.8(cent)/kWh on January 1, 2000.

4

5         B.   Blackstone and Newport

6    Q.   Please provide a brief summary of Blackstone's and Newport's current rates.

7    A.   Blackstone's and Newport's distribution rates were approved by the Commission in

8         Docket No. 2514 except for the increases allowed through the Performance Based Rate

9         mechanism of the URA which were approved in Docket No. 2498 for Blackstone and

10        Docket No. 2499 for Newport. Under the terms of the retail restructuring settlement in

11        consolidated Dockets 2514, 2651, and 2653 Blackstone's and Newport's distribution

12        rates are prohibited from any other increases through December 31, 2000. Currently,

13        Blackstone's average distribution charge is 3.002(cent)/kWh while Newport's average

14        distribution charge is 4.187(cent)/kWh. Finally, in Docket No. 2888 Blackstone and Newport

15        modified the distribution rates of certain rate classes as a means to hold customers

16        harmless from the implementation of a uniform, cents per kWh Standard Offer price.

17

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                           R.I.P.U.C. No. __________
                                                                            Testimony of J.M. Molloy
                                                                                        Page 6 of 22


1         Both Blackstone and Newport have a current average transmission rate of 0.267(cent)/kWh.

2         This rate collects the current annual cost of transmission for the calendar year 1999 for

3         each company. The transmission rate of each company is the transmission rate of

4         Montaup Electric Company ("Montaup") approved by FERC which recovers actual

5         transmission costs that Montaup, NEPOOL and the ISO incur to provide transmission

6         service based on a historical test year. Montaup's transmission rate, as billed to

7         customers by Blackstone and Newport, is an uniform (cent)/kWh charge applicable to all

8         retail customers of Montaup's affiliated companies.

9

10        The transition charge is currently 2.040(cent)/kWh for Blackstone and 2.060(cent)/kWh for

11        Newport. This charge was approved in Docket No. 2888.

12

13        Blackstone's and Newport's uniform Standard Offer charge of 3.5(cent)/kWh mirrors the

14        3.5(cent)/kWh charged to them by their Standard Offer suppliers. This wholesale Standard

15        Offer is scheduled to increase to 3.8(cent)/kWh on January 1, 2000.

16

17   IV.  Proposed Rate Plan

18        A.   Overview

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                           R.I.P.U.C. No. __________
                                                                            Testimony of J.M. Molloy
                                                                                        Page 7 of 22


1    Q.   Before explaining the rate plan, are there any terms that you will be using that would be

2         helpful to define?

3    A.   Yes. I believe it would be helpful to provide a definition of certain terms that I will use in

4         describing the rates. Specifically, when I refer to "distribution rates" or "distribution

5         component", I am referring to the component of rates relating to distribution that excludes

6         Transmission, Transition, Conservation and Load Management, and Standard Offer

7         charges. In contrast, when I refer to "delivery rates", I am referring to all rates,

8         excluding only Standard Offer service. Finally, when I refer to "rates" generically, I

9         intend to include all rates, including Standard Offer service.

10

11

12   Q.   Please provide a general description of the Companies' proposed rate plan.

13   A.   An overview of the rate plan is provided in the testimony of Mr. Jesanis. In summary,

14        the rate plan will become effective 120 days from the closing of the EUA-NEES merger

15        or April 1, 2000, whichever occurs later ("Rate Consolidation Date"). As described by

16        Mr. Jesanis, the plan creates immediate rate reductions for customers of Blackstone and

17        Newport, without increasing the delivery rates of Narragansett customers. After an

18        adjustment to the distribution rate is made on January 1, 2001, the distribution component

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                           R.I.P.U.C. No. __________
                                                                            Testimony of J.M. Molloy
                                                                                        Page 8 of 22


1         of all customers' bills will be frozen in two phases. The result would be a distribution

2         rate freeze through the year 2004. Mr. Jesanis describes the distribution rate freeze

3         proposal in greater detail, including exceptions for certain exogenous factors, as well as

4         the inflation protection provision that could only be triggered during the last two years of

5         the plan.

6

7         The plan would be implemented by placing all customers on Narragansett's rates with a

8         distribution surcharge to customers formerly served by Newport and a transition

9         surcharge to customers formerly served by Newport and BVE. However, there are three

10        exceptions to this general proposal. First, the companies are proposing special treatment

11        for the Newport C-1 rate as described below. The second exception allows an additional

12        credit to the low income customers of Blackstone and Newport during 2000 to ensure that

13        they are held harmless from the consolidation of rates during this period. A third

14        exception has been made for streetlighting customers of Blackstone and Newport who

15        would otherwise see significant increases under this proposal. Under the plan, all

16        customers of Blackstone and Newport would be moved onto the distribution rates of

17        Narragansett effective for bills rendered on the Rate Consolidation Date. However,

18        customers of Newport will be assessed a distribution surcharge as described below.

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                           R.I.P.U.C. No. __________
                                                                            Testimony of J.M. Molloy
                                                                                        Page 9 of 22


1         In the case of the Navy, Newport has a special rate class C-1. The Companies would

2         retain the C-1 rate, but reduce it by 14% which is equal to the average distribution rate

3         decrease for all other Newport customers as a result of the merger. Instead of having the

4         rate function as an amendment to the antiquated 1961 contract entered into between

5         Newport and the Navy, the Company proposes a new tariff that embodies the old C-1 rate

6         reflecting the further 14% discount, with appropriate changes to the terms and conditions

7         in the tariff. The new tariff is designated as the "69kV Rate (N-01)".

8

9    Q.   What impact would these proposed changes have on the customers of Narragansett,

10        Blackstone and Newport?

11   A.   As shown in Exhibit JMM-1 the rate consolidation plan would reduce Blackstone's and

12        Newport's rates in 2000 by approximately $2.1 million and $3.4 million, respectively. An

13        exhibit summarizing the companies projected average rates or "rate paths" for the

14        years of the rate plan are included as Exhibit JMM-2. As shown in this exhibit, average

15        delivery rates for each of the Companies decline over the rate plan period.

16

17   Q.   How would the customers of Blackstone and Newport be transferred to Narragansett's

18        rates?

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                           R.I.P.U.C. No. __________
                                                                            Testimony of J.M. Molloy
                                                                                       Page 10 of 22


1    A.   Rate classes of Blackstone and Newport are proposed to be mapped to Narragansett's rate

2         classes as illustrated in Exhibit JMM-3. This proposed rate mapping is determined by

3         referring to the availability provisions of Blackstone and Newport retail delivery service

4         tariffs and matching each tariff to a corresponding Narragansett retail delivery service

5         tariff. Customer usage within several Blackstone and Newport general service rate

6         classes maps to more than one Narragansett rate class because the availability provisions

7         of the Blackstone and Newport tariffs encompass a wider range of customer usage levels

8         than the Narragansett tariffs. As part of the mapping process, the billing determinants

9         under some Blackstone and Newport rate classes have been broken down into

10        subcategories in order to assign them to the correct Narragansett rate classes. The

11        testimony of Mr. Bonner supports in more detail the rate mapping process and the billing

12        determinants that the Companies are using to determine the effect on revenue.

13

14        B.   Distribution Rates

15   Q.   What is the proposed plan for the distribution rates of Blackstone, Newport and

16        Narragansett?

17   A.   As briefly described earlier in my testimony, the Company is proposing to maintain

18        Narragansett's customers on their current distribution rates and to move Blackstone's

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                           R.I.P.U.C. No. __________
                                                                            Testimony of J.M. Molloy
                                                                                       Page 11 of 22


1         customers onto Narragansett distribution rates. In addition the Companies are proposing

2         to reduce the distribution rates of Newport's customers by half the distance to

3         Narragansett's distribution rates, with the exception of the Navy. The Navy's rate C-1

4         would be reduced by the average percentage decrease in the distribution rate of all the

5         other Newport customers. All Newport customer except for the C-1 class would be

6         moved onto Narragansett distribution rates and assessed a uniform (cent)/kWh surcharge

7         designed to cut rates equal to 50% of the difference between Narragansett's distribution

8         rates and Newport's distribution rates, as shown in Exhibit JMM-4. For purposes of the

9         tariffs, we refer to this distribution surcharge in the Newport zone as the "Zonal

10        Distribution Factor".

11

12   Q.   Please explain the treatment for low income and streetlight customers.

13   A.   The Companies have designed a Low Income Equalization Credit to prevent the low

14        income rate classes in Blackstone and Newport from seeing rate increases due to the rate

15        plan. The credits apply to the first 300 kWh per month and equal the difference between

16        the R-2 billing units billed at Narragansett's rates as compared to Blackstone's and

17        Newport's rates divided by the initial 300 kWh block for the R-2 rate. The credits are

18        only necessary for the first year of the plan as reductions to transition charges for

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                           R.I.P.U.C. No. __________
                                                                            Testimony of J.M. Molloy
                                                                                       Page 12 of 22


1         Blackstone and Newport in 2001 will offset any distribution rate increase to the low

2         income rate classes.

3

4         The streetlight credit is designed to maintain the current distribution revenue from the

5         Blackstone's and Newport's streetlighting rates. The credit equals the difference between

6         the streetlight billing units billed at Narragansett rates as compared to

7         Blackstone/Newport's rates divided by total streetlight kWh. The total amount of the

8         annual credit is approximately $840,000. The Company proposes to apply its annual

9         streetlight refund ($827,494 for the past year) to fund the cost of the annual credit.

10

11   Q.   How does the Company plan to implement the distribution rate plan?

12   A.   As discussed above, Narragansett would implement its rates for customers of Blackstone

13        and Newport on a bills rendered basis for meter readings as of the Rate Consolidation

14        Date. Due to the complexity of prorating out Blackstone and Newport distribution rates

15        and prorating in Narragansett distribution rates, the Companies believe this "flash cut"

16        method would simplify bills and avoid any unnecessary customer confusion during the

17        transition.

18

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                           R.I.P.U.C. No. __________
                                                                            Testimony of J.M. Molloy
                                                                                       Page 13 of 22


1    Q.   Are the Companies proposing any other distribution rate changes?

2    A.   Yes. As discussed in Mr. Webster's testimony, Narragansett is proposing to modify its

3         depreciation rates to resolve certain issues related to cost of removal. The change to

4         depreciation rates results in an ongoing annual revenue requirement of $2.7 million and a

5         deficiency in deferred tax reserves of about $19.2 million. The Company is proposing to

6         increase distribution rates to collect on an ongoing basis $2.7 million beginning January

7         1, 2001. This would be done by increasing distribution energy charges by

8         $0.00039/kWh. The Company is also proposing to use refunds due to customers from any

9         CTC reconciliations to resolve the accumulated deferred tax deficiency, as described by

10        Mr. Jesanis and Mr. Webster.

11

12   Q.   What is the estimated overall impact of the Companies' proposal on distribution rates?

13   A.   As shown in Exhibit JMM-5, Blackstone's and Newport's average distribution rates

14        would be reduced by approximately $2.0 million and $3.4 million, respectively.

15        Narragansett's distribution rates would remain unchanged in the year 2000. In 2001, the

16        distribution component of all customers' rates would be increased by $.00039/kWh or

17        $2.7 million. However, this would not present an increase for Narragansett customers

18        because of the transmission rate decrease described below. Similarly, because

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                           R.I.P.U.C. No. __________
                                                                            Testimony of J.M. Molloy
                                                                                       Page 14 of 22


1         Blackstone's and Newport's customers will see a significant decrease in transition charges

2         in 2001, their rates will also decrease.

3

4         C.   Transmission Rates

5    Q.   What is the plan for transmission rates?

6    A.   Beginning on the Rate Consolidation Date, the Company is proposing to move

7         Blackstone and Newport customers to the transmission rates of Narragansett. However,

8         in order to avoid an increase in transmission rates for Blackstone and Newport customers

9         in 2000, the Companies propose to maintain separate transmission adjustment factors in

10        2000 for the Narragansett, Blackstone and Newport zones to continue the present

11        allocation of transmission costs currently assigned to each company. However,

12        beginning in the year 2001, the Companies will complete the transmission rate

13        consolidation by creating one adjustment factor for all customers to recover the

14        consolidated transmission costs incurred above and beyond the revenue collected from

15        the base transmission rates.

16

17   Q.   What is the impact of this plan on the transmission revenues of each Company?

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                           R.I.P.U.C. No. __________
                                                                            Testimony of J.M. Molloy
                                                                                       Page 15 of 22


1    A.   On the Rate Consolidation Date, the overall transmission revenue for each company

2         remains relatively unchanged, but as Exhibit JMM-6 demonstrates, revenues shift

3         between rate classes for Blackstone and Newport. This shift, however, provides a better

4         matching between ultimate cost occurrence and revenue from each of the rate classes.

5         Although the consolidation of transmission rates in 2001 represents an increase to

6         Blackstone's and Newport's customers, any increase to those customers is more than

7         offset by decreases in transition charges. The consolidation of transmission rates in 2001

8         represents a decrease to Narragansett customers which is partially offset by the

9         distribution rate increase mentioned earlier in my testimony.

10

11   Q.   How do the Companies plan to implement the transmission rate plan?

12   A.   The transmission adjustment factors that would become effective on the Rate

13        Consolidation Date are illustrated in Exhibit JMM-7. In this exhibit, forecasted transmission

14        expenses of each of the three Companies are compared to the revenues from their

15        respective billing determinants billed at Narragansett's base transmission rates and the

16        difference is divided by total kWh sales of each company to produce the Transmission

17        Adjustment Factor. Exhibit JMM-7 provides only a demonstration of the calculations.

18        Actual transmission adjustment factors would be implemented based on a subsequent

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                           R.I.P.U.C. No. __________
                                                                            Testimony of J.M. Molloy
                                                                                       Page 16 of 22


1         filing by the companies in late 1999 which would incorporate the most current forecast of

2         transmission expenses. The consolidated transmission factors that would be in effect in

3         2001 are estimated on Page 7 in Exhibit JMM-7 for purposes of rate comparison.

4

5         In addition, it should be noted that Blackstone and Newport do not currently have a

6         transmission adjustment provision. Rather, both companies merely "pass-through" a

7         transmission factor charged to them by Montaup. Under the rate plan proposal, all

8         customers would fall under a transmission adjustment provision effective on the Rate

9         Consolidation Date. Thus, under the rate plan, the transmission component of the

10        Companies' rates would be set and reconciled on an annual basis.

11

12        D.   Transition Charges

13   Q.   What is the plan for transition charges?

14   A.   The Companies are proposing to set the transition charge to Narragansett's customers at

15        1.15(cent)/kWh. Thus, transition charges collected from Narragansett's customers that are

16        above the CTC level billed by NEP will be used to reduce the transition charges of

17        Newport's and Blackstone's customers. The ultimate aim will be to keep the "Base"

18        transition charge in effect for Narragansett's customers until the transition charges of all

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                           R.I.P.U.C. No. __________
                                                                            Testimony of J.M. Molloy
                                                                                       Page 17 of 22


1         three Companies come into parity with each other and transition charges can be

2         consolidated into a single rate for all three Companies.

3

4    Q.   How do the Companies propose to implement the transition rate plan?

5    A.   The Companies would bill all customers in all three zones the same base transition charge

6         equal to the proposed Narragansett transition charge of 1.15 cents per kWh. However,

7         customers in the Blackstone and Newport zones will be assessed a "Zonal Transition

8         Factor". Effective on the Rate Consolidation Date, the Zonal Transition Factor will be

9         equal to the difference between the transition charge in effect prior to the Rate

10        Consolidation Date and the base transition charge of 1.15 cent per kWh. Effective on

11        January 1, 2001, the Zonal Transition Factor will collect an amount equal to the

12        difference between:

13        (1)  Total projected CTC expense, including Narragansett; and

14        (2)  and total kWh sales including Narragansett times the new base transition charge

15             of 1.15(cent)/kWh.

16        An illustrative example of the Zonal Transition Factor calculations is shown in Exhibit

17        JMM-8.

18

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                           R.I.P.U.C. No. __________
                                                                            Testimony of J.M. Molloy
                                                                                       Page 18 of 22


1         E.   Standard Offer Rates

2    Q.   Is the Company proposing any change to the Standard Offer charge?

3    A.   No. Because the uniform Standard Offer for customers in Blackstone and Newport

4         proposed in RIPUC Docket No. 2888 was approved, the Company would have no need to

5         alter the rate for Standard Offer Service because the rates among the companies would

6         already match.

7

8    Q.   How does the Company propose to collect any Standard Offer over/under collection?

9    A.   Because of the projected small dollar value of the Standard Offer adjustment, the

10        Company is proposing to consolidate the over/under balances of Narragansett, Blackstone

11        and Newport, and apply Narragansett's current Standard Offer Adjustment Provision to

12        all three zones.

13

14        F.   Other Rate Issues

15   Q.   Are there any other rate issues with respect to this rate plan?

16   A.   Yes. The Company needs to consolidate other generic tariff provisions including Terms

17        and Conditions for both customers and nonregulated power producers, as well as the

18        adjustment provisions. Accordingly, Narragansett's terms and conditions and adjustment

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                           R.I.P.U.C. No. __________
                                                                            Testimony of J.M. Molloy
                                                                                       Page 19 of 22


1         provisions will be applied to BVE and Newport customers. The consolidation of these

2         tariff provisions is discussed later in my testimony.

3

4    V.   Revenue Effects

5         A.   Overall

6    Q.   What is the estimated impact on Blackstone and Newport customers from the proposed

7         rate plan?

8    A.   As illustrated in Exhibit JMM-1, the impact on the Rate Consolidation Date is a decrease

9         of approximately $2.1 million for Blackstone's customers, and a decrease of

10        approximately $3.4 million for Newport's customers as illustrated in Exhibit JMM-1. As

11        discussed in more detail by Mr. Jesanis, there are additional benefits to customers after

12        the Rate Consolidation Date.

13

14        B.   Typical Bills

15   Q.   Has the Company provided typical bills showing the effects of the proposed rate plan on

16        the Rate Consolidation Date?

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                           R.I.P.U.C. No. __________
                                                                            Testimony of J.M. Molloy
                                                                                       Page 20 of 22


1    A.   Yes, the Company has provided typical bills in Exhibit JMM-9 and Exhibit JMM-10 for

2         Blackstone and Newport, respectively. The Company has not provided typical bills for

3         current Narragansett customers since their bills will not change.

4

5    Q.   What is the impact on a typical 500 kWh residential customer in all service territories?

6    A.   On the Rate Consolidation Date, there is no change for a current Narragansett customer, a

7         $1.35 decrease monthly or 2.3% for a current Blackstone customer and a $2.07 decrease

8         monthly or 3.3% for a current Newport customer.

9

10   VI.  Tariffs

11        A. Terms and Conditions

12   Q.   Under which set of Terms and Conditions will customers be served?

13   A.   Blackstone and Newport customers will be moved onto the Terms and Conditions of

14        Narragansett effective on the Rate Consolidation Date.

15

16   Q.   Is the Company proposing any changes to the Terms and Conditions?

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                           R.I.P.U.C. No. __________
                                                                            Testimony of J.M. Molloy
                                                                                       Page 21 of 22


1    A.   Yes, to facilitate the assessment of the zonal factors for transition and distribution rates,

2         the Company is proposing to add an additional definition to the Terms and Conditions.

3         The addition is shown in Exhibit JMM-11.

4

5         B.   Tariffs

6    Q.   Has the Company prepared updated tariff cover sheets reflecting the proposed changes.

7    A.   Yes, the proposed cover sheets are included as Exhibit JMM-12.

8

9    Q.   What happens if the two operating companies of EUA have not been formally merged

10        into Narragansett and retain separate legal existences because of the delay described in

11        Mr. Jesanis' testimony?

12   A.   This does not substantively affect the Companies' proposal. My exhibits contemplate the

13        merger occurring. However, if there is a delay, the Companies nevertheless propose that

14        one set of tariffs apply to all three Companies. In such case, the Companies would make

15        a compliance filing to place tariffs containing the names of all three Companies on file

16        with the Commission until the merger of the three operating companies is consummated.

17

18        C.   Adjustment Provisions

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                           R.I.P.U.C. No. __________
                                                                            Testimony of J.M. Molloy
                                                                                       Page 22 of 22


1    Q.    Under which set of adjustment provisions will customers be served?

2    A.    Similar to the proposal relating to the tariffs, Blackstone and Newport customers will be

3          moved onto the adjustment provisions of Narragansett effective on the Rate

4          Consolidation Date. To the extent that there are any outstanding balances in any of the

5          BVE or Newport adjustment provisions that are in effect prior to the Rate Consolidation

6          Date, the Companies propose to roll those balances into the appropriate corresponding

7          adjustment provisions of the consolidated company.

8

9    Q.    Is the Company proposing any changes to the provisions?

10   A.    Yes. The Company is updating the language of the Non-Bypassable Transition Charge

11         Adjustment Provision and the Transmission Service Cost Adjustment Provision to reflect

12         the merger of the retail companies. A red-lined copy of the proposed provisions are

13         included as Exhibit JMM-13. All the other provisions will remain unchanged.

14

15   VIII. Conclusion

16   Q.    Does this complete your testimony?

17   A.    Yes.

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______




                             INDEX OF EXHIBITS


 JMM-1      Impact on Total Revenue
 JMM-2      Rate Mapping
 JMM-3      Rate Paths
 JMM-4      Calculation of Newport Zonal Distribution Factor
 JMM-5      Impact on Distribution Revenue
 JMM-6      Impact on Transmission Revenue
 JMM-7      Merged Transmission Adjustment Factors
 JMM-8      Post Merger Transition Charges
 JMM-9      Blackstone Valley Typical Bills
 JMM-10     Newport Typical Bills
 JMM-11     Terms and Conditions
 JMM-12     Tariffs
 JMM-13     Adjustment Provision

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Exhibit JMM-1



                               Exhibit JMM-1

                          Impact on Total Revenue

                                                           Narragansett Electric
                                                            BVE/Newport Electric
                                                      R.I.P.U.C. Docket No. ____
                                                                 Exhibit JMM - 1
                                                                     Page 1 of 3


                                        The Narragansett Electric Company
                                 Total Revenue Shift from Merger to BVE Customers

=================================================================================================================
                                                                                                       Percent
                                                 Pre Merger         Post Merger         Revenue        Increase/
                              Units              Revenues           Revenues            Shift        (Decrease)
                               (1)                 (2)                (3)                (4)             (5)
=================================================================================================================
R-1                        362,568,042        $40,722,906         $39,704,361        ($1,018,544)        -2.50%
R-2                         10,464,104           $892,790            $885,564            ($7,225)        -0.81%
R-3                          9,162,722           $931,422            $974,130            $42,708          4.59%
R-4                          4,487,447           $437,683            $425,523           ($12,161)        -2.78%
W-1                          3,602,371           $324,151            $372,483            $48,333         14.91%
H-1                          3,639,022           $350,069            $336,483           ($13,587)        -3.88%
H-2                          2,290,392           $233,468            $242,340             $8,872          3.80%
G-1                         43,670,643         $5,088,566          $5,146,385            $57,819          1.14%
G-2                        313,855,524        $29,719,748         $29,660,495           ($59,253)        -0.20%
T-2                         45,916,407         $4,263,798          $3,874,164          ($389,634)        -9.14%
T-4                         78,036,479         $6,721,747          $6,470,366          ($251,381)        -3.74%
G-5                         23,108,580         $2,025,532          $1,986,230           ($39,302)        -1.94%
T-5                          8,474,950           $734,846            $679,699           ($55,146)        -7.50%
T-6                        369,857,394        $29,787,298         $29,380,332          ($406,966)        -1.37%
A-6                          6,085,455           $553,736            $531,237           ($22,499)        -4.06%
S-1                         14,647,035         $2,399,359          $2,402,553             $3,194          0.13%
                         -------------        -----------         -----------         ----------          -----
Total Company            1,299,866,567        $125,187,11        $123,072,346        ($2,114,773)        -1.69%

                                                           Narragansett Electric
                                                            BVE/Newport Electric
                                                      R.I.P.U.C. Docket No. ____
                                                                 Exhibit JMM - 1
                                                                     Page 2 of 3


                                        The Narragansett Electric Company
                            Total Revenue Shift from Merger to Narragansett Customers

=================================================================================================================
                                                                                                      Percent
                                                Pre Merger         Post Merger         Revenue        Increase/
                              Units              Revenues           Revenues            Shift        (Decrease)
                               (1)                 (2)                (3)                (4)             (5)
=================================================================================================================
A-16                     1,475,595,371       $146,179,613        $146,179,613             $0             0.00%
A-18                       299,522,556        $27,232,677         $27,232,677             $0             0.00%
A-32                        33,569,784         $2,847,742          $2,847,742             $0             0.00%
A-60                        45,194,386         $3,572,777          $3,572,777             $0             0.00%
E-30                         1,519,157           $109,772            $109,772             $0             0.00%
E-40                        12,436,324           $872,223            $872,223             $0             0.00%
C-06                       319,448,478        $32,857,618         $32,857,618             $0             0.00%
G-02                       857,825,162        $71,725,832         $71,725,832             $0             0.00%
G-32                     1,497,395,176       $108,041,029        $108,041,029             $0             0.00%
G-62                       360,114,300        $23,033,841         $23,033,841             $0             0.00%
R-02                         4,803,789           $308,547            $308,547             $0             0.00%
S-10                        49,529,091         $9,620,076          $9,620,076             $0             0.00%
T-06                        21,835,478         $1,763,248          $1,763,248             $0             0.00%
V-02                         7,686,406           $718,448            $718,448             $0             0.00%
                         -------------       ------------        ------------             --             -----
Total Company            4,986,475,458       $428,883,443        $428,883,443             $0             0.00%

                                                           Narragansett Electric
                                                            BVE/Newport Electric
                                                      R.I.P.U.C. Docket No. ____
                                                                 Exhibit JMM - 1
                                                                     Page 3 of 3


                                        The Narragansett Electric Company
                               Total Revenue Shift from Merger to Newport Customers

=================================================================================================================
                                                                                                      Percent
                                                Pre Merger        Post Merger          Revenue        Increase/
                              Units              Revenues          Revenues             Shift        (Decrease)
                               (1)                 (2)               (3)                 (4)             (5)
=================================================================================================================
R-1                      167,201,036         $19,896,925         $19,237,969           ($658,956)         -3.31%
R-2                        1,764,819            $164,092            $162,833             ($1,259)         -0.77%
R-4                        7,100,991            $808,011            $718,668            ($89,343)        -11.06%
W-1                       13,383,268          $1,422,017          $1,474,430             $52,412           3.69%
H-1                        4,908,488            $523,570            $465,875            ($57,695)        -11.02%
H-2                        5,723,950            $665,920            $627,794            ($38,126)         -5.73%
G-1                       42,449,011          $5,464,085          $5,082,244           ($381,841)         -6.99%
G-2                      105,080,586         $11,113,180         $10,298,594           ($814,586)         -7.33%
T-2                       14,361,960          $1,497,070          $1,277,833           ($219,237)        -14.64%
T-4                       18,430,440          $1,953,393          $1,659,268           ($294,126)        -15.06%
G-5                       15,075,589          $1,516,935          $1,361,051           ($155,884)        -10.28%
T-5                        2,964,000            $293,737            $251,626            ($42,112)        -14.34%
T-6                       24,547,599          $2,453,903          $2,137,672           ($316,231)        -12.89%
C-1                      114,919,292         $10,247,646          $9,879,737           ($367,909)         -3.59%
S-1                        5,614,981            $852,977            $853,283                $306           0.04%
                         -----------         -----------         -----------          ----------         -------
Total Company            543,526,010         $58,873,463         $55,488,877         ($3,384,586)         -5.75%

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Exhibit JMM-2



                               Exhibit JMM-2

                                 Rate Paths

                                                                                                             Narragansett Electric
                                                                                                              BVE/Newport Electric
                                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                   Exhibit JMM - 2
                                                                                                                       Page 1 of 4

                                                           SUMMARY TABLE
                                                  Consolidated Average (cent)/kWh
                                                     Summary of Average Rates

                                               2000          2000            2001           2002           2003           2004
                                             ------------------------------------------------------------------------------------
                                             January 1      April 1        January 1      January 1      January 1      January 1
                                             ---------      -------        ---------      ---------      ---------      ---------
(1)   Distribution                             3.071         2.993           2.993          2.993          2.993          2.993

(1a)  Cost of Removal Adj.                                                   0.039          0.039          0.039          0.039

(2)   DSM                                      0.230         0.230           0.230          0.230          0.230          0.230
                                               -----         -----           -----          -----         ------         ------
(3)   Total Distribution                       3.301         3.223           3.262          3.262          3.262          3.262

(4)   Transmission                             0.415         0.415           0.415          0.415          0.415          0.415

(5)   Transition                               1.467         1.467           1.314          1.341          1.230          1.190
                                               -----         -----           -----          -----         ------         ------
(6)   Total Delivery                           5.183         5.105           4.991          5.018          4.907          4.867

(7)   Standard Offer                           3.800         3.800           3.800          4.200          4.700          5.100
                                               -----         -----           -----          -----         ------         ------
(8)   Total Average Price                      8.983         8.905           8.791          9.218          9.607          9.967

(9)   Total Average Price Adj for GET          9.358         9.276           9.158          9.602         10.007         10.382

(10)  Percent Increase/(Decrease)                           -0.87%          -1.28%          4.86%          4.22%          3.75%

Notes:
(1)   Weighted average of Page 2, Line (1), Page 3, Line (1), and Page 4, Line (1)    (6)  = Line (3) + Line (4) + Line (5)
(1a)  Cost of Removal impact on rates 2001 through 2004                               (7)  per Settlement Agreements
(2)   Assumed at current level through 2004                                           (8)  = Line (6) + Line (7)
(3)   = Line (1) + Line (1a) + Line (2)                                               (9)  Line (8)/.96
(4)   Weighted average of Page 2, Line (4), Page 3, Line (4), and Page 4, Line (4)    (10) = (Line (9) - Line (9) prior column)/
(5)   Weighted average of Page 2, Line (5), Page 3, Line (5), and Page 4, Line (5)         Line (9) prior column

                                                                                                             Narragansett Electric
                                                                                                              BVE/Newport Electric
                                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                   Exhibit JMM - 2
                                                                                                                       Page 2 of 4

                                                         BLACKSTONE VALLEY
                                                     Consolidated Average (cent)/kWh
                                                      Summary of Average Rates

                                               2000          2000            2001           2002           2003           2004
                                             ------------------------------------------------------------------------------------
                                             January 1      April 1        January 1      January 1      January 1      January 1
                                             ---------      -------        ---------      ---------      ---------      ---------
(1)   Distribution                             3.003         2.852           2.852          2.852           2.852          2.852

(1a)  Cost of Removal Adj.                                                   0.039          0.039           0.039          0.039

(2)   DSM                                      0.230         0.230           0.230          0.230           0.230          0.230
                                               -----         -----           -----          -----          ------         ------
(3)   Total Distribution                       3.233         3.082           3.121          3.121           3.121          3.121

(4)   Transmission                             0.278         0.278           0.429          0.429           0.429          0.429

(5)   Transition                               2.320         2.320           1.759          1.859           1.446          1.298
                                               -----         -----           -----          -----          ------         ------
(6)   Total Delivery                           5.831         5.680           5.309          5.409           4.996          4.848

(7)   Standard Offer                           3.800         3.800           3.800          4.200           4.700          5.100
                                               -----         -----           -----          -----          ------         ------
(8)   Total Average Price                      9.631         9.480           9.109          9.609           9.696          9.948

(9)   Total Average Price Adj for GET         10.032         9.875           9.489         10.009          10.100        10.363

(10)  Percent Increase/(Decrease)                           -1.57%          -3.91%           5.49%          0.91%         2.60%

Notes:
(1)   Base Distribution Charges - Frozen from 2001 through 2004                      (6)   = Line (3) + Line (4) + Line (5)
(1a)  Cost of Removal impact on rates 2001 through 2004                              (7)   per Settlement Agreements
(2)   Assumed at current level through 2004                                          (8)   = Line (6) + Line (7)
(3)   = Line (1) + Line (1a) + Line (2)                                              (9)   Line (8)/.96
(4)   Projected 2000 BVE alone; Projected 2001-2004 Consolidated Companies           (10)  = (Line (9) - Line (9) prior column)/
(5)   Projected 2000 BVE alone; Projected 2001-2004 Consolidated Companies                 Line (9) prior column

                                                                                                             Narragansett Electric
                                                                                                              BVE/Newport Electric
                                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                   Exhibit JMM - 2
                                                                                                                       Page 3 of 4

                                                       NARRAGANSETT ELECTRIC
                                                  Consolidated Average (cent)/kWh
                                                     Summary of Average Rates


                                               2000          2000            2001           2002           2003           2004
                                             ------------------------------------------------------------------------------------
                                             January 1      April 1        January 1      January 1      January 1      January 1
                                             ---------      -------        ---------      ---------      ---------      ---------
(1)   Distribution                             2.967         2.967           2.967          2.967          2.967           2.967

(1a)  Cost of Removal Adj.                                                   0.039          0.039          0.039           0.039

(2)   DSM                                      0.230         0.230           0.230          0.230          0.230           0.230
                                               -----         -----           -----          -----          -----           -----
(3)   Total Distribution                       3.197         3.197           3.236          3.236          3.236           3.236

(4)   Transmission                             0.466         0.466           .0409          0.409          0.409           0.409

(5)   Transition                               1.150        1.150            1.150          1.150          1.150           1.150
                                               -----        -----            -----          -----          -----           -----
(6)   Total Delivery                           4.813        4.813            4.795          4.795          4.795           4.795

(7)   Standard Offer                           3.800        3.800            3.800          4.200          4.700           5.100
                                               -----        -----            -----          -----          -----           -----
(8)   Total Average Price                      8.613        8.613            8.595          8.995          9.495           9.895

(9)   Total Average Price Adj for GET          8.972        8.972            8.953          9.370          9.891          10.307

(10)  Percent Increase/(Decrease)                           0.00%           -0.21%          4.65%          5.56%           4.21%

Notes:
(1)   Base Distribution Charges - Frozen from 2001 through 2004                      (5)   Projected 2000 Narragansett alone;
(1a)  Cost of Removal impact on rates 2001 through 2004                                    Projected 2001-2004 Consolidated
(2)   Assumed at current level through 2004                                                Companies
(3)   = Line (1) + Line (1a) + Line (2)                                              (6)   = Line (3) + Line (4) + Line (5)
(4)   Projected 2000 Narragansett alone; Projected 2001-2004 Consolidated            (7)   per Settlement Agreements
      Companies                                                                      (8)   = Line (6) + Line (7)
                                                                                     (9)   Line (8)/.96
                                                                                     (10)  = (Line (9) - Line (9) prior column)/
                                                                                           Line (9) prior column

                                                                                                             Narragansett Electric
                                                                                                              BVE/Newport Electric
                                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                   Exhibit JMM - 2
                                                                                                                       Page 4 of 4


                                                         NEWPORT ELECTRIC
                                                  Consolidated Average (cent)/kWh
                                                     Summary of Average Rates


                                               2000          2000            2001           2002           2003           2004
                                             ------------------------------------------------------------------------------------
                                             January 1      April 1        January 1      January 1      January 1      January 1
                                             ---------      -------        ---------      ---------      ---------      ---------
(1)   Distribution                              4.189         3.568           3.568          3.568          3.568          3.568
(1a)  Cost of Removal Adj.                                                    0.039          0.039          0.039          0.039
(2)   DSM                                       0.230         0.230           0.230          0.230          0.230          0.230
                                               ------        ------          ------         ------         ------         ------
(3)   Total Distribution                        4.419         3.798           3.837          3.837          3.837          3.837
(4)   Transmission                              0.273         0.273           0.431          0.431          0.431          0.431
(5)   Transition                                2.340         2.340           1.759          1.859          1.446          1.298
                                               ------        ------          ------         ------         ------         ------
(6)   Total Delivery                            7.032         6.411           6.027          6.127          5.714          5.566
(7)   Standard Offer                            3.800         3.800           3.800          4.200          4.700          5.100
                                               ------        ------          ------         ------         ------         ------
(8)   Total Average Price                      10.832        10.211           9.827         10.327         10.414         10.666
(9)   Total Average Price Adj for GET          11.283        10.636          10.236         10.757         10.848         11.110
(10)  Percent Increase/(Decrease)                            -5.73%          -3.76%          5.09%          0.84%          2.42%

Notes:
(1)   Base Distribution Charges - Frozen from 2001 through 2004                      (6)   = Line (3) + Line (4) + Line (5)
(1a)  Cost of Removal impact on rates 2001 through 2004                              (7)   per Settlement Agreements
(2)   Assumed at current level through 2004                                          (8)   = Line (6) + Line (7)
(3)   = Line (1) + Line (1a) + Line (2)                                              (9)   Line (8)/.96
(4)   Projected 2000 Newport alone; Projected 2001-2004 Consolidated Companies       (10)  = (Line (9) - Line (9) prior column)/
(5)   Projected 2000 Newport alone; Projected 2001-2004 Consolidated Companies             Line (9) prior column

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Exhibit JMM-3



                               Exhibit JMM-3

                                Rate Mapping

                                                           Narragansett Electric
                                                            BVE/Newport Electric
                                                   R.I.P.U.C. Docket No. _______
                                                                 Exhibit JMM - 3
                                                                     Page 1 of 2


                                    Narragansett Electric Company
                                 Blackstone Valley Electric Company

                                       Summary of Rate Mapping

----------------------------------------------------------------------------------------------------
Blackstone                                             Narragansett
   Rate        Description                                 Rate            Description
----------------------------------------------------------------------------------------------------
   R-1         Residential Service                         A-16            Basic Residential
----------------------------------------------------------------------------------------------------
   R-2         Residential Low Income Service              A-60            Low Income
----------------------------------------------------------------------------------------------------
   R-3         Residential Space Heating Service           A-16            Basic Residential
----------------------------------------------------------------------------------------------------
   R-4         Residential Time of Use Service             A-32            Residential Time of Use
----------------------------------------------------------------------------------------------------
   G-1         Small Secondary Voltage Service             C-06            Small C&I
----------------------------------------------------------------------------------------------------
                                                           C-06            Small C&I

   G-2         Medium Secondary Voltage Service            G-02            General C&I
               (10<kw<500, annual kWh>36,000)
                                                           G-32            200 kW Demand
----------------------------------------------------------------------------------------------------
                                                           G-02            General C&I
   G-5         Medium Primary Voltage Service
               (100<kw<500)                                G-32            200 kW Demand
----------------------------------------------------------------------------------------------------
                                                           G-02            General C&I
   T-2         Medium TOU Secondary Voltage Service
               (10<kw<500, annual kWh>36,000)              G-32            200 kW Demand
----------------------------------------------------------------------------------------------------
   T-4         Large Secondary Voltage Service             G-32            200 kW Demand
----------------------------------------------------------------------------------------------------
                                                           G-02            General C&I
   T-5         Medium TOU Secondary Voltage Service
               (10<kw<500, annual kWh>36,000)              G-32            200 kW Demand
----------------------------------------------------------------------------------------------------
                                                           G-32            200 kW Demand
   T-6         Medium TOU Secondary Voltage Service
               (10<kw<500, annual kWh>36,000)              G-62            3,000 kW Demand
----------------------------------------------------------------------------------------------------
                                                           C-06            Small C&I

   H-1         Space Heating Service                       G-02            General C&I
               (non-industrial)
                                                           G-32            200 kW Demand
----------------------------------------------------------------------------------------------------
                                                           C-06            Small C&I

   H-2         Space Heating Service                       G-02            General C&I
               (non-industrial)
                                                           G-32            200 kW Demand
----------------------------------------------------------------------------------------------------
                                                           A-16            Basic Residential
   W-1         Controlled Water Heating Service
               (all customer types)                        C-06            Small C&I
----------------------------------------------------------------------------------------------------
   S-1         Lighting Service                            S-14            General Streetlighting
               (company owned)
----------------------------------------------------------------------------------------------------
   A-6         Auxiliary Service                           B-32            200 kW Back-Up
----------------------------------------------------------------------------------------------------

                                                           Narragansett Electric
                                                            BVE/Newport Electric
                                                   R.I.P.U.C. Docket No. _______
                                                                 Exhibit JMM - 3
                                                                     Page 2 of 2


                                    Narragansett Electric Company
                                    Newport Electric Corporation

                                       Summary of Rate Mapping


----------------------------------------------------------------------------------------------------
  Newport                                              Narragansett
   Rate        Description                                  Rate           Description
----------------------------------------------------------------------------------------------------
   R-1         Residential Service                          A-16           Basic Residential
----------------------------------------------------------------------------------------------------
   R-2         Residential Low Income Service               A-60           Low Income
----------------------------------------------------------------------------------------------------
   R-4         Residential Time of Use Service              A-32           Residential Time-of-Use
----------------------------------------------------------------------------------------------------
   G-1         Small Secondary Voltage Service              C-06           Small C&I
----------------------------------------------------------------------------------------------------
                                                            C-06           Small C&I

   G-2         Medium Secondary Voltage Service             G-02           General C&I
               (10<kw<500, annual kWh>36,000)
                                                            G-32           200 kW Demand
----------------------------------------------------------------------------------------------------
                                                            G-02           General C&I
   G-5         Medium Primary Voltage Service
               (100<kw<500)                                 G-32           200 kW Demand
----------------------------------------------------------------------------------------------------
                                                            G-02           General C&I
   T-2         Medium TOU Secondary Voltage Service
               (10<kw<500, annual kWh>36,000)               G-32           200 kW Demand
----------------------------------------------------------------------------------------------------
   T-4         Large Secondary Voltage Service              G-32           200 kW Demand
----------------------------------------------------------------------------------------------------
   T-5         Medium TOU Secondary Voltage Service         G-32           200 kW Demand
               (10<kw<500, annual kWh>36,000)
----------------------------------------------------------------------------------------------------
   T-6         Medium TOU Secondary Voltage Service         G-32           200 kW Demand
               (10<kw<500, annual kWh>36,000)
                                                            G-62           3,000 kW Demand
----------------------------------------------------------------------------------------------------
                                                            C-06           Small C&I

   H-1         Space Heating Service                        G-02           General C&I
               (non-industrial)
                                                            G-32           200 kW Demand
----------------------------------------------------------------------------------------------------
                                                            C-06           Small C&I
   H-2         Space Heating Service
               (non-industrial)                             G-02           General C&I
----------------------------------------------------------------------------------------------------
                                                            A-16           Basic Resident

   W-1         Controlled Water Heating Service             C-06           Small C&I
               (all customer types)
                                                            G-02           General C&I
----------------------------------------------------------------------------------------------------

   S-1         Lighting Service                             S-14           General Streetlighting
               (company owned)
----------------------------------------------------------------------------------------------------

   C-1         Transmission Voltage General Service         N-01           69 KV Rate
----------------------------------------------------------------------------------------------------

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Exhibit JMM-4



                               Exhibit JMM-4

              Calculation of Newport Zonal Distribution Factor

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                       R.I.P.U.C. Docket No. _______
                                                                                     Exhibit JMM - 4
                                                                                         Page 1 of 1

                            The Narragansett Electric Company
                    Calculation of Newport Zonal Distribution Factor

=====================================================================================================
                                                                                           Percent
                                         Pre Merger      Post Merger         Revenue      Increase/
                            Units         Revenues         Revenues           Shift       (Decrease)
                             (1)             (2)             (3)               (4)           (5)
=====================================================================================================
    R-1                    167,201,036      $8,789,761       $6,980,462    ($1,809,299)       -20.58%
    R-2                      1,764,819         $46,855          $41,685        ($5,170)       -11.03%
    R-4                      7,100,991        $336,292         $201,219      ($135,073)      -40. 17%
    W-1                     13,383,268        $532,967         $493,017       ($39,950)        -7.50%
    H-1                      4,908,488        $197,500         $109,028       ($88,471)       -44.80%
    H-2                      5,723,950        $285,678         $201,946       ($83,733)       -29.31%
    G-1                     42,449,011      $2,644,197       $1,927,858      ($716,339)       -27.09%
    G-2                    105,080,586      $4,132,677       $2,663,385    ($1,469,292)       -35.55%
    T-2                     14,361,960        $543,005         $246,665      ($296,340)       -54.57%
    T-4                     18,430,440        $729,059         $315,676      ($413,383)       -56.70%
    G-5                     15,075,589        $515,464         $270,179      ($245,285)       -47.59%
    T-5                      2,964,000         $96,839          $41,850       ($54,989)       -56.78%
    T-6                     24,547,599        $823,206         $386,545      ($436,661)       -53.04%
    C-1                              0              $0               $0             $0           0.0%
    S-1                      5,614,981        $479,974         $611,896       $131,922         27.49%
                             ---------        --------         --------       --------         ------

Total Company              428,606,718     $20,153,473      $14,491,409    ($5,662,063)       -28.09%

50% of Savings                                                              $2,831,032         14.05%

Zonal Distribution Factor to Non C-1 Newport Customers                        $0.00661

Calculation of C-1 Rate
                          Pre-Merger     Allocation      Post Merger       Adjustment         Base
                            Rates        Percentage         Rates            Factors     Distribution

Distribution Charge
  per kW                         $7.68          85.95%            $6.60                         $6.60
Distribution Charge
  per kVAR                       $0.23          85.95%            $0.20                         $0.20
Distribution Charge
  per kWh                     $0.00851          85.95%         $0.00731        $0.00434      $0.00297

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Exhibit JMM-5



                               Exhibit JMM-5

                       Impact on Distribution Revenue

                                                                                                             Narragansett Electric
                                                                                                              BVE/Newport Electric
                                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                   Exhibit JMM - 5
                                                                                                                       Page 1 of 3

                                                   The Narragansett Electric Company
                              Distribution Revenue Shift by Moving BVE Customers to Narragansett Rates


                                                                                          Percent
                                   Pre Merger     Post Merger      Revenue                Increase/
                    Units          Revenues       Revenues         Shift                  (Decrease)
                    (1)            (2)            (3)              (4)                    (5)
===================================================================================================================================
R-1              362,568,042    $16,691,896      $15,568,207       ($1,123,689)             -6.73%
R-2               10,464,104       $199,229         $199,223               ($5)             -0.00%
R-3                9,162,722       $324,117         $364,168           $40,051              12.36%
R-4                4,487,447       $140,255         $128,768          ($11,488)             -8.19%
W-1                3,602,371        $85,385         $132,640           $47,255              55.34%
H-1                3,639,022       $108,875          $91,618          ($17,257)            -15.85%
H-2                2,290,392        $81,661          $85,917            $4,256               5.21%
G-1               43,670,643     $2,194,076       $2,195,560            $1,484               0.07%
G-2              313,855,524     $8,917,404       $8,661,946         ($255,458)             -2.86%
T-2               45,916,407     $1,220,459         $855,627         ($364,831)            -29.89%
T-4               78,036,479     $1,549,489       $1,328,989         ($220,500)            -14.23%
G-5               23,108,580       $493,896         $446,164          ($47,732)             -9.66%
T-5                8,474,950       $173,126         $129,562          ($43,564)            -25.16%
T-6              369,857,394     $5,273,150       $5,336,703           $63,552               1.21%
A-6                6,085,455       $150,392         $115,434          ($34,958)            -23.24%
S-1               14,647,035     $1,428,554       $1,428,459              ($95)             -0.01%
Total Company  1,299,866,567    $39,031,963      $37,068,984        ($1,962,978)            -5.03%


See Workpaper JMM - 1

                                                                                                             Narragansett Electric
                                                                                                              BVE/Newport Electric
                                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                   Exhibit JMM - 5
                                                                                                                       Page 2 of 3

                                                 The Narragansett Electric Company
                                 Distribution Revenue Shift from Merger to Narragansett Customers

===================================================================================================================================
                                                                                                             Percent
                                                        Pre Merger           Post Merger      Revenue        Increase/
                                   Units                Revenues             Revenues         Shift          (Decrease)
                                   (1)                  (2)                  (3)              (4)            (5)
===================================================================================================================================
A-16                               1,475,595,371         $62,144,457         $62,144,457        $0           0.00%
A-18                                 299,522,556         $10,321,633         $10,321,633        $0           0.00%
A-32                                  33,569,784            $950,714            $950,714        $0           0.00%
A-60                                  45,194,386          $1,043,247          $1,043,247        $0           0.00%
E-30                                   1,519,157             $25,915             $25,915        $0           0.00%
E-40                                  12,436,324            $114,501            $114,501        $0           0.00%
C-06                                 319,448,478         $14,345,578         $14,345,578        $0           0.00%
G-02                                 857,825,162         $23,269,571         $23,269,571        $0           0.00%
G-32                               1,497,395,176         $24,752,330         $24,752,330        $0           0.00%
G-62                                 360,114,300          $3,268,759          $3,268,759        $0           0.00%
R-02                                   4,803,789             $43,474             $43,474        $0           0.00%
S-10                                  49,529,091          $6,887,061          $6,887,061        $0           0.00%
T-06                                  21,835,478            $536,094            $536,094        $0           0.00%
V-02                                   7,686,406            $272,175            $272,175        $0           0.00%
Total Company                      4,986,475,458        $147,975,509        $147,975,509        $0           0.00%


See Workpaper JMM - 2

                                                                                                             Narragansett Electric
                                                                                                              BVE/Newport Electric
                                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                   Exhibit JMM - 5
                                                                                                                       Page 3 of 3


                                                 The Narragansett Electric Company
                           Distribution Revenue Shift by Moving Newport Customers to Narragansett Rates


                                                                                                                         Percent
                                                          Pre Merger              Post Merger              Revenue       Increase/
                                      Units                Revenues                Revenues                 Shift        (Decrease)
                                       (1)                    (2)                     (3)                    (4)         (5)
===================================================================================================================================
R-1                               167,201,036              $8,789,761              $8,085,660           ($704,100)          -8.01%
R-2                                 1,764,819                 $46,855                 $46,849                 ($6)          -0.01%
R-4                                 7,100,991                $336,292                $248,156            ($88,136)         -26.21%
W-1                                13,383,268                $532,967                $581,480              $48,513           9.10%
H-1                                 4,908,488                $197,500                $141,474            ($56,026)         -28.37%
H-2                                 5,723,950                $285,678                $239,781            ($45,898)         -16.07%
G-1                                42,449,011              $2,644,197              $2,208,446           ($435,751)         -16.48%
G-2                               105,080,586              $4,132,677              $3,357,967           ($774,709)         -18.75%
T-2                                14,361,960                $543,005                $341,598           ($201,408)         -37.09%
T-4                                18,430,440                $729,059                $437,501           ($291,558)         -39.99%
G-5                                15,075,589                $515,464                $368,832           ($146,632)         -28.45%
T-5                                 2,964,000                 $96,839                 $61,246            ($35,593)         -36.75%
T-6                                24,547,599                $823,206                $547,182           ($276,024)         -33.53%
C-1                               114,919,292              $2,613,557              $2,245,649           ($367,909)         -14.08%
S-1                                 5,614,981                $479,974                $479,932                ($42)          -0.01%

Total Company                     543,526,010             $22,767,030             $19,391,754         ($3,375,276)         -14.83%



See Workpaper JMM - 3

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Exhibit JMM-6



                               Exhibit JMM-6

                       Impact on Transmission Revenue

                                                                          Narragansett Electric
                                                                           BVE/Newport Electric
                                                                  R.I.P.U.C. Docket No. _______
                                                                                Exhibit JMM - 6
                                                                                 Page 1 of 3

                              THE NARRAGANSETT ELECTRIC COMPANY
   TRANSMISSION REVENUE SHIFT BY MOVING BVE CUSTOMERS TO CONSOLIDATED TRANSMISSION RATES

===============================================================================================
                                                                                     Percent
                                      Pre Merger      Post Merger       Revenue      Increase/
                         Units         Revenues         Revenues         Shift      (Decrease)
                          (1)             (2)             (3)             (4)          (5)
===============================================================================================
    R-1                 362,568,042      $1,007,939       $1,113,084      $105,145       10.43%
    R-2                  10,464,104         $29,090          $21,870      ($7,220)      -24.82%
    R-3                   9,162,722         $25,472          $28,130        $2,657       10.43%
    R-4                   4,487,447         $12,475          $11,802        ($673)       -5.40%
    W-1                   3,602,371         $10,015          $11,093        $1,078       10.76%
    H-1                   3,639,022         $10,116          $13,786        $3,670       36.28%
    H-2                   2,290,392          $6,367          $10,983        $4,616       72.49%
    G-1                  43,670,643        $121,404         $177,740       $56,335       46.40%
    G-2                 313,855,524        $872,518       $1,068,723      $196,205       22.49%
    T-2                  45,916,407        $127,648         $102,845     ($24,802)      -19.43%
    T-4                  78,036,479        $216,941         $186,061     ($30,881)      -14.23%
    G-5                  23,108,580         $64,242          $81,984       $17,742       27.62%
    T-5                   8,474,950         $23,560          $15,393      ($8,167)      -34.66%
    T-6                 369,857,394      $1,028,204         $706,737    ($321,466)      -31.26%
    A-6                   6,085,455         $16,918          $31,829       $14,912       88.14%
    S-1                  14,647,035         $40,719          $19,542     ($21,177)      -52.01%
                         ----------         -------          -------     ---------      -------
TOTAL COMPANY         1,299,866,567      $3,613,629       $3,601,602     ($12,027)       -0.33%





                                                                          Narragansett Electric
                                                                           BVE/Newport Electric
                                                                  R.I.P.U.C. Docket No. _______
                                                                                Exhibit JMM - 6
                                                                                    Page 2 of 3

                            THE NARRAGANSETT ELECTRIC COMPANY
             TRANSMISSION REVENUE SHIFT FROM MERGER TO NARRAGANSETT CUSTOMERS

===============================================================================================
                                                                                     Percent
                                      Pre-Merger      Post Merger       Revenue      Increase/
                         Units         Revenues         Revenues         Shift      (Decrease)
                          (1)             (2)             (3)             (4)          (5)
===============================================================================================
    A-16              1,475,595,371      $7,599,316       $7,599,316            $0        0.00%
    A-18                299,522,556      $1,395,775       $1,395,775            $0        0.00%
    A-32                 33,569,784        $158,114         $158,114            $0        0.00%
    A-60                 45,194,386        $188,461         $188,461            $0        0.00%
    E-30                  1,519,157          $5,165           $5,165            $0        0.00%
    E-40                 12,436,324         $27,360          $27,360            $0        0.00%
    C-06                319,448,478      $1,964,608       $1,964,608            $0        0.00%
    G-02                857,825,162      $4,020,918       $4,020,918            $0        0.00%
    G-32              1,497,395,176      $6,327,079       $6,327,079            $0        0.00%
    G-62                360,114,300      $1,256,287       $1,256,287            $0        0.00%
    R-02                  4,803,789         $16,237          $16,237            $0        0.00%
    S-10                 49,529,091        $167,408         $167,408            $0        0.00%
    T-06                 21,835,478         $96,076          $96,076            $0        0.00%
    V-02                  7,686,406         $48,117          $48,117            $0        0.00%
                          ---------         -------          -------            --        -----
TOTAL COMPANY         4,986,475,458     $23,270,921      $23,270,921            $0        0.00%





                                                                          Narragansett Electric
                                                                           BVE/Newport Electric
                                                                  R.I.P.U.C. Docket No. _______
                                                                                Exhibit JMM - 6
                                                                                    Page 3 of 3

                            THE NARRAGANSETT ELECTRIC COMPANY
    TRANSMISSION REVENUE SHIFT BY MOVING CUSTOMERS TO CONSOLIDATED TRANSMISSION RATES

===============================================================================================
                                                                                     Percent
                                      Pre Merger      Post Merger       Revenue      Increase/
                         Units         Revenues         Revenues         Shift      (Decrease)
                          (1)             (2)             (3)             (4)          (5)
===============================================================================================
    R-1                 167,201,036        $456,459         $501,603       $45,144        9.89%
    R-2                   1,764,819          $4,818           $3,565      ($1,253)      -26.01%
    R-4                   7,100,991         $19,386          $18,179      ($1,207)       -6.23%
    W-1                  13,383,268         $36,536          $40,435        $3,899       10.67%
    H-1                   4,908,488         $13,400          $11,731      ($1,669)      -12.46%
    H-2                   5,723,950         $15,626          $23,398        $7,771       49.73%
    G-1                  42,449,011        $115,886         $169,796       $53,910       46.52%
    G-2                 105,080,586        $286,870         $246,993     ($39,877)      -13.90%
    T-2                  14,361,960         $39,208          $21,379     ($17,829)      -45.47%
    T-4                  18,430,440         $50,315          $47,748      ($2,568)       -5.10%
    G-5                  15,075,589         $41,156          $37,979      ($3,177)       -7.72%
    T-5                   2,964,000          $8,092           $2,767      ($5,324)      -65.80%
    T-6                  24,547,599         $67,015          $36,700     ($30,315)      -45.24%
    C-1                 114,919,292        $313,730         $313,730            $0         0.0%
    S-1                   5,614,981         $15,329           $7,073      ($8,256)      -53.86%
                          ---------         -------           ------      --------      -------
TOTAL COMPANY           543,526,010      $1,483,826       $1,483,075        ($751)       -0.05%

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Exhibit JMM-7



                               Exhibit JMM-7

                   Merged Transmission Adjustment Factors

                                                Narragansett Electric
                                                BVE/Newport Electric
                                                R.I.P.U.C. Docket No. _____
                                                Exhibit JMM-7
                                                Page 1 of 7


                     The Narragansett Electric Company
          Projected Year 2000 Narragansett Only Transmission Rate
   Calculation of Narragansett's Projected Transmission Adjustment Factor


1    Projected Revenue on Present Rates                    $19,288,812
2    1998 kWh Sales less Discounted kWh                  4,979,191,154
3    Average Revenue per kWh                                  $0.00387

4    Forecasted Transmission Expenses                      $23,218,705
5    1998 kWh Sales less Discounted kWh                  4,979,191,154
6    Average Expense per kWh                                  $0.00466
7    Transmission Adjustment Factor per kWh                   $0.00079





1  Exhibit JMM - 7, Page 2 of 7
2  1998 Actual kWh Less Discounted kWh
3  Line (1) / Line (2)
4  Workpaper JMM - 4, Line (3) + Line (4)
5  Line 2
6  Line (4) / Line (5)
7  Line (6) - Line (3)

                                                                                            Narragansett Electric
                                                                                            BVE/Newport Electric
                                                                                            R.I.P.U.C. Docket No. _____
                                                                                            Exhibit JMM-7
                                                                                            Page 2 of 7


                                          The Narragansett Electric Company
                              Projected Year 2000 Narragansett Only Transmission Rate
                             Projected Transmission Revenue on Narragansett Base Rates


                                       Total         A-16          A-18        A-32        A-60        E-30        C-06

Projected Billing Determinants

kW Demand
kW Demand  in Excess of 10 kW
kWh Sales                                       1,475,595,371  299,522,556  33,569,784  45,194,386  1,519,157  319,448,478
Less: High Voltage Metering Units


Present Transmission Rate             $0.00387       $0.00436     $0.00387    $0.00392    $0.00338   $0.00261     $0.00536


Projected Transmission Revenues

Demand Revenues                     $9,436,846             $0           $0          $0          $0         $0           $0
Energy Revenues                     $9,872,436     $6,433,596   $1,159,152    $131,594    $152,757     $3,965   $1,712,244
Less Discounts                       ($20,470)            $-0          $-0         $-0         $-0        $-0          $-0
Total Projected Revenues           $19,288,812     $6,433,596   $1,159,152    $131,594    $152,757     $3,965   $1,712,244




                                       E-40           G-02         G-32         G-62        T-06        V-02    Streetlight

Projected Billing Determinants

kW Demand                                                        4,100,824     631,081
kW Demand  in Excess of 10 kW                        2,393,998
kWh Sales                           12,436,324                                          21,835,478  7,686,406   54,332,880
Less: High Voltage Metering Units                          142       9,055       6,311


Present Transmission Rate             $0.00141           $1.40       $1.27       $1.39    $0.00361   $0.00547     $0.00259


Projected Transmission Revenues

Demand Revenues                             $0     $3,351,597   $5,208,046    $877,203          $0         $0           $0
Energy Revenues                        $17,535             $0           $0          $0     $78,826    $42,045     $140,722
Less Discounts                             $-0         ($198)    ($11,500)    ($8,772)         $-0        $-0          $-0
Total Projected Revenues               $17,535     $3,351,399   $5,196,547    $868,431     $78,826    $42,045     $140,722


                                                       Narragansett Electric
                                                        BVE/Newport Electric
                                                 R.I.P.U.C. Docket No. _____
                                                               Exhibit JMM-7
                                                                 Page 3 of 7


                     The Narragansett Electric Company
        Projected Year 2000 Blackstone Valley Only Transmission Rate Calculation of Blackstone's Projected Transmission Adjustment Factor



1    Projected Revenue on Present Rates                     $5,273,670
2    1998 kWh Sales less Discounted kWh                  1,296,176,588
3    Average Revenue per kWh                                  $0.00407

4    Forecasted Transmission Expenses                       $3,600,024
5    1998 kWh Sales less Discounted kWh                  1,296,176,588
6    Average Expense per kWh                                  $0.00278
7    Transmission Adjustment Factor per kWh                 ($0.00129)






1  Exhibit JMM - 7, Page 4 of 7
2  1998 Actual kWh Less Discounted kWh
3  Line (1) / Line (2)
4  Workpaper JMM - 4, Line (5) + Line (6)
5  Line 2
6  Line (4) / Line (5)
7  Line (6) - Line (3)

                                                                                        Narragansett Electric
                                                                                        BVE/Newport Electric
                                                                                        R.I.P.U.C. Docket No. _____
                                                                                        Exhibit JMM-7
                                                                                        Page 4 of 7



                                     The Narragansett Electric Company
                     Projected Year 2000 Blackstone Valley Only Transmission Rate
                  Projected Blackstone Transmission Revenue on Narragansett Base Rates



                                      Total         A-16      A-18       A-32        A-60       E-30       C-06

Projected Billing Determinants

kW Demand
kW Demand in Excess of 10 kW
kWh Sales                                      375,299,762         0  4,487,447  410,464,104         0  101,265,144
Less: High Voltage Metering Units


Present Transmission Rate            $0.00407     $0.00436  $0.00387   $0.00392     $0.00338  $0.00261     $0.00536


Projected Transmission Revenues

Demand Revenues                    $3,016,389           $0        $0         $0           $0        $0           $0
Energy Revenues                    $2,270,981   $1,636,307        $0    $17,591      $35,369        $0     $542,781
Less Discounts                      ($13,701)          $-0       $-0        $-0          $-0       $-0          $-0
Total Projected Revenues           $5,273,670   $1,636,307        $0    $17,591      $35,369        $0     $542,781





                                      E-40          G-02        G-32       G-62       T-06        V-02    Streetlight

Projected Billing Determinants

kW Demand                                                   1,493,946   142,198
kW Demand in Excess of 10 kW                      658,159
kWh Sales                                   0                                            0           0    15,032,320
Less: High Voltage Metering Units                     274       8,930     1,422


Present Transmission Rate            $0.00141       $1.40       $1.27     $1.39    $0.00361   $0.00547      $0.00259


Projected Transmission Revenues

Demand Revenues                            $0    $921,423  $1,897,311  $197,655          $0         $0            $0
Energy Revenues                            $0          $0          $0        $0          $0         $0       $38,934
Less Discounts                            $-0      ($383)   ($11,341)  ($1,977)         $-0        $-0           $-0
Total Projected Revenues                   $0    $921,039  $1,885,970  $195,679          $0         $0       $38,934

                                                Narragansett Electric
                                                BVE/Newport Electric
                                                R.I.P.U.C. Docket No. _____
                                                Exhibit JMM-7
                                                Page 5 of 7


                  The Narragansett Electric Company
         Projected Year 2000 Newport Only Transmission Rate
  Calculation of Newport's Projected Transmission Adjustment Factor



1    Projected Revenue on Present Rates                     $2,221,874
2    1998 kWh Sales less Discounted kWh                    543,235,202
3    Average Revenue per kWh                                  $0.00409

4    Forecasted Transmission Expenses                       $1,483,023
5    1998 kWh Sales less Discounted kWh                    543,235,202
6    Average Expense per kWh                                  $0.00273
7    Transmission Adjustment Factor per kWh                 ($0.00136)




1  Exhibit JMM - 7, Page 6 of 7
2  1998 Actual kWh Less Discounted kWh
3  Line (1) / Line (2)
4  Workpaper JMM - 4, Line (7) + Line (8)
5  Line 2
6  Line (4) / Line (5)
7  Line (6) - Line (3)

                                                                                           Narragansett Electric
                                                                                           BVE/Newport Electric
                                                                                           R.I.P.U.C. Docket No. _____
                                                                                           Exhibit JMM-7
                                                                                           Page 6 of 7


                              The Narragansett Electric Company
                       Projected Year 2000 Newport Only Transmission Rate
                Projected Newport Transmission Revenue on Narragansett Base Rates


                                      Total        A-16      A-18       A-32        A-60        C-01       C-06

Projected Billing Determinants

kW Demand
kW Demand in Excess of 10 kW
kWh Sales                                      180,263,882         0  7,100,991  1,764,819  114,919,292  54,074,092
Less: High Voltage Metering Units


Present Transmission Rate            $0.00409     $0.00436  $0.00387   $0.00392   $0.00338     $0.00409    $0.00536


Projected Transmission Revenues

Demand Revenues                      $628,735           $0        $0         $0         $0           $0          $0
Energy Revenues                    $1,594,501     $785,951        $0    $27,836     $5,965     $470,020    $289,837
Less Discounts                       ($1,361)          $-0       $-0        $-0        $-0          $-0         $-0
Total Projected Revenues           $2,221,874     $785,951        $0    $27,836     $5,965     $470,020    $289,837




                                      E-40         G-02        G-32      G-62       T-06         V-02    Streetlight

Projected Billing Determinants

kW Demand                                                    177,940     36,233
kW Demand in Excess of 10 kW                     251,705
kWh Sales                                  0                                            0            0    5,750,045
Less: High Voltage Metering Units                   148          512        362


Present Transmission Rate           $0.00141       $1.40       $1.27      $1.39   $0.00361    $0.00547     $0.00259


Projected Transmission Revenues

Demand Revenues                           $0    $352,387    $225,984    $50,364         $0         $0            $0
Energy Revenues                           $0          $0          $0         $0         $0         $0       $14,893
Less Discounts                           $-0      ($208)      ($650)     ($504)        $-0        $-0           $-0
Total Projected Revenues                  $0    $352,179    $225,334    $49,860         $0         $0       $14,893

                                                Narragansett Electric
                                                BVE/Newport Electric
                                                R.I.P.U.C. DocketNo. _____
                                                Exhibit JMM-7
                                                Page 7 of 7


                  The Narragansett Electric Company
              Projected Consolidated Transmission Rate
Calculation of Projected Consolidated Transmission Adjustment Factor


1    Projected Revenue on Present Rates                    $26,784,356
2    1998 kWh Sales less Discounted kWh                  6,818,602,945
3    Average Revenue per kWh                                  $0.00393

4    Forecasted Transmission Expenses                      $28,301,752
5    1998 kWh Sales less Discounted kWh                  6,818,602,945
6    Average Expense per kWh                                  $0.00415
7    Transmission Adjustment Factor per kWh                   $0.00022





1  Page 1, Line (1) + Page 3, Line (1) + Page 5, Line (1)
2  Page 1, Line (2) + Page 3, Line (2) + Page 5, Line (2)
3  Line (1) / Line (2)
4  Page 1, Line (4) + Page 3, Line (4) + Page 5, Line (4)
5  Line 2
6  Line (4) / Line (5)
7  Line (6) - Line (3)

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Exhibit JMM-8



                               Exhibit JMM-8

                       Post Merger Transition Charges

                                                                                                             Narragansett Electric
                                                                                                              BVE/Newport Electric
                                                                                                             R.I.P.U.C. Docket No.
                                                                                                                   Exhibit JMM - 8
                                                                                                                       Page 1 of 2



                                                 The Narragansett Electric Company
                                  Illustrative Calculation of Projected Zonal Transition Factors
                                                 as of the Rate Consolidation Date



                                                        Narragansett             Blackstone                Newport

1        Pre Merger Transition Charge                     $0.01150                $0.02320                $0.02340
2        Base Transition                                  $0.01150                $0.01150                $0.01150
                                                          --------                --------                --------
3        Zonal Transition Factor                          $0.00000                $0.01170                $0.01190


1  Estimated Pre Merger Transition Charges in 2000
2  Minimum Line (1)
3  Line (1) - Line (2)

                                                                                                             Narragansett Electric
                                                                                                              BVE/Newport Electric
                                                                                                             R.I.P.U.C. Docket No.
                                                                                                                   Exhibit JMM - 8
                                                                                                                       Page 2 of 2


                                                 The Narragansett Electric Company
                                  Illustrative Calculation of Projected Zonal Transition Factors
                                                     Effective January 1, 2001


                                                   Narragansett    Blackstone   Newport        Total

1     Contract Termination Charge                      $0.0103         $0.0208     $0.02090
2     Estimated MWh Sales                            5,000,000       1,300,000      550,000
3     Total CTC Expense                            $51,500,000     $27,040,000  $11,495,000    $90,035,000
4     Base Transition Charge                           $0.0115         $0.0115     $0.01150
5     Estimated MWh Sales                            5,000,000       1,300,000      550,000
6     Base Transition Revenue                      $57,500,000     $14,950,000    $6,325,000   $78,775,000
7     Residual CTC Expense                                                                     $11,260,000
8     Blackstone and Newport MWH Sales                                                           1,850,000
9     Zonal Transition Factor                                         $0.00609      $0.00609      $0.00609
10    Total Nonbypassable Transition Charges           $0.0115        $0.01759      $0.01759


 1  From CTC Filings
 2  Estimated
 3  Line (1)*Line (2)* 1000
 4  Set at 1.15(cent)/kWh
 5  Line (2)
 6  Line (4)*Line (5)* 1000
 7  Line (3) less Line (6)
 8  Line (2) Blackstone plus Newport columns
 9  Line (7)/(Line (8)* 1000)
10 Line (4) + Line (9)

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Exhibit JMM-9



                               Exhibit JMM-9

                      Blackstone Valley Typical Bills

                             The Narragansett Electric Company                                The Narragansett Electric Company
                            Calculation of Monthly Typical Bill                                               R.I.P.U.C. Docket
                       Shifting BVE Customers to Narragansett Rates                                             Exhibit JMM - 9
                               Impact on R-1 Rate Customers                                                        Page 1 of 26




                        Blackstone Valley Rates                       Narragansett Rates                     Difference
   Monthly                     Standard                                   Standard
     kWh           Total         Offer        "Wires"         Total         Offer        "Wires"        Amount      % of Total
   -------         -----       --------       -------         ------      --------       -------     ------------- -------------
     120           $16.33         $4.75         $11.58        $15.57         $4.75         $10.82    ($0.76)         -4.7%
     240           $29.43         $9.50         $19.93        $28.49         $9.50         $18.99    ($0.94)         -3.2%
     480           $55.64        $19.00         $36.64        $54.33        $19.00         $35.33    ($1.31)         -2.4%
     700           $79.67        $27.71         $51.96        $78.02        $27.71         $50.31    ($1.65)         -2.1%
     950          $106.97        $37.60         $69.37       $104.93        $37.60         $67.33    ($2.04)         -1.9%
     500           $57.83        $19.79         $38.04        $56.48        $19.79         $36.69    ($1.35)         -2.3%




Blackstone Valley Rates:   R-1                           Narragansett Rates:   A-16

Customer Charge                           $3.09          Customer Charge                         $2.54
Transmission Energy Char   kWh x       $0.00000          Transmission Energy Char     kWh x   $0.00436
Distribution Energy Char   kWh x       $0.03857          Distribution Energy Char     kWh x   $0.03246
Transition Energy Charge   kWh x       $0.02320          Transition Energy Charge     kWh x   $0.02320
DSM Adjustment             kWh x       $0.00230          DSM Adjustment               kWh x   $0.00230
Transmission and S.O. Ad   kWh x       $0.00278          Transmission and S.O. Ad     kWh x  ($0.00129)
PBR Adjustment & FAS 106   kWh x       $0.00000          PBR Adjustment & FAS 106     kWh x   $0.00434

Gross Earnings Tax                         4.00%         Gross Earnings Tax                       4.00%

Standard Offer Charge      kWh x       $0.03800          Standard Offer Charge        kWh x   $0.03800

                             The Narragansett Electric Company                                The Narragansett Electric Company
                            Calculation of Monthly Typical Bill                                               R.I.P.U.C. Docket
                       Shifting BVE Customers to Narragansett Rates                                             Exhibit JMM - 9
                               Impact on R-3 Rate Customers                                                        Page 2 of 26




                        Blackstone Valley Rates                       Narragansett Rates                     Difference
   Monthly                     Standard                                   Standard
     kWh           Total         Offer        "Wires"         Total         Offer        "Wires"        Amount      % of Total
   -------         -----       --------       -------         ------      --------       -------     ------------- -------------
     280          $31.69        $11.08         $20.61        $32.79        $11.08         $21.71      $1.10          3.5%
     550          $59.34        $21.77         $37.57        $61.87        $21.77         $40.10      $2.53          4.3%
    1,100        $115.64        $43.54         $72.10       $121.09        $43.54         $77.55      $5.45          4.7%
    1,650        $171.95        $65.31        $106.64       $180.31        $65.31        $115.00      $8.36          4.9%
    2,200        $228.25        $87.08        $141.17       $239.53        $87.08        $152.45     $11.28          4.9%




Blackstone Valley Rates:   R-3                           Narragansett Rates    A-16

Customer Charge                           $2.91          Customer Charge                             $2.54
Transmission Energy Char   kWh x       $0.00000          Transmission Energy Char     kWh x       $0.00436
Distribution Energy Char   kWh x       $0.03200          Distribution Energy Char     kWh x       $0.03246
Transition Energy Charge   kWh x       $0.02320          Transition Energy Charge     kWh x       $0.02320
DSM Adjustment             kWh x       $0.00230          DSM Adjustment               kWh x       $0.00230
FAS 106                    kWh x       $0.00278          FAX 106                      kWh x      ($0.00129)
PBR Adjustment & FAS 106   kWh x       $0.00000          PBR Adjustment & FAS 106     kWh x       $0.00434

Gross Earnings Tax                                       Gross Earnings Tax                           4.00%

Standard Offer Charge   kWh x       $0.03800             Standard Offer Charge   kWh x            $0.03800

                             The Narragansett Electric Company                                The Narragansett Electric Company
                            Calculation of Monthly Typical Bill                                               R.I.P.U.C. Docket
                       Shifting BVE Customers to Narragansett Rates                                             Exhibit JMM - 9
                               Impact on W-1 Rate Customers                                                        Page 3 of 26




                        Blackstone Valley Rates                       Narragansett Rates                     Difference
   Monthly                     Standard                                   Standard
     kWh           Total         Offer        "Wires"         Total         Offer        "Wires"        Amount      % of Total
   -------         -----       --------       -------         ------      --------       -------     ------------- -------------
     750           $67.16        $29.69         $37.47        $80.76        $29.69         $51.07     $13.60         20.3%
    1,500         $132.94        $59.38         $73.56       $161.52        $59.38        $102.14     $28.58         21.5%
    3,000         $264.50       $118.75        $145.75       $323.03       $118.75        $204.28     $58.53         22.1%
    4,600         $404.83       $182.08        $222.75       $495.31       $182.08        $313.23     $90.48         22.4%
    6,000         $527.63       $237.50        $290.13       $646.06       $237.50        $408.56    $118.43         22.4%




Blackstone Valley Rates:   W-1                           Narragansett Rates:   A-16

Customer Charge                           $1.32          Customer Charge                         $0.00
Transmission Energy Char   kWh x       $0.00000          Transmission Energy Char     kWh x   $0.00436

Distribution Energy Char   kWh x       $0.01792          Distribution Energy Char     kWh x   $0.03246
Transition Energy Charge   kWh x       $0.02320          Transition Energy Charge     kWh x   $0.02320
DSM Adjustment             kWh x       $0.00230          DSM Adjustment               kWh x   $0.00230
Transmission and S.O. Ad   kWh x       $0.00278          Transmission and S.O. Ad     kWh x  ($0.00129)
PBR Adjustment & FAS 106   kWh x       $0.00000          PBR Adjustment & FAS 106     kWh x   $0.00434

Gross Earnings Tax                      4.00%         Gross Earnings Tax                      4.00%

Standard Offer Charge   kWh x       $0.03800          Standard Offer Charge   kWh x       $0.03800

                             The Narragansett Electric Company                                The Narragansett Electric Company
                            Calculation of Monthly Typical Bill                                               R.I.P.U.C. Docket
                       Shifting BVE Customers to Narragansett Rates                                             Exhibit JMM - 9
                               Impact on R-4 Rate Customers                                                        Page 4 of 26



KWH SPLIT:  -ON-PEAK    18%
            -OFF-PEAK   82%

                        Blackstone Valley Rates                       Narragansett Rates                     Difference
   Monthly                     Standard                                   Standard
     kWh           Total         Offer        "Wires"         Total         Offer        "Wires"        Amount      % of Total
   -------         -----       --------       -------         ------      --------       -------     ------------- -------------
    2,000         $203.74        $79.17       $124.57       $198.88        $79.17        $119.71    ($4.86)         -2.4%
    2,500         $253.46        $98.96       $154.50       $246.84        $98.96        $147.88    ($6.62)         -2.6%
    3,000         $303.17       $118.75       $184.42       $294.80       $118.75        $176.05    ($8.37)         -2.8%
    4,000         $402.59       $158.33       $244.26       $390.73       $158.33        $232.40   ($11.86)         -2.9%
    5,000         $502.03       $197.92       $304.11       $486.66       $197.92        $288.74   ($15.37)         -3.1%




Blackstone Valley Rates:  R-4                      Narragansett Rates:  A-32

Customer Charge                           $4.69          Customer Charge                         $2.30
Meter Charge                              $0.00          Meter Charge                            $4.44

Transmission Energy Char   kWh x       $0.00000          Transmission Energy Charge   kWh x   $0.00392
Dist Peak Energy Charge    kWh x       $0.11500          Distribution Energy Charge   kWh x   $0.02162
Dist Off Peak Energy Cha   kWh x       $0.01033
Transition Energy Charge   kWh x       $0.02320          Transition Energy Charge     kWh x   $0.02320
DSM Adjustment             kWh x       $0.00230          DSM Adjustment               kWh x   $0.00230
Transmission and S.O. Ad   kWh x       $0.00278          Transmission and S.O. Ad     kWh x  ($0.00129)
PBR Adjustment & FAS 106   kWh x       $0.00000          PBR Adjustment & FAS 106     kWh x   $0.00434

Gross Earnings Tax                      4.00%            Gross Earnings Tax                      4.00%

Standard Offer Charge   kWh x       $0.03800             Standard Offer Charge        kWh x   $0.03800

                             The Narragansett Electric Company                                The Narragansett Electric Company
                            Calculation of Monthly Typical Bill                                               R.I.P.U.C. Docket
                       Shifting BVE Customers to Narragansett Rates                                             Exhibit JMM - 9
                               Impact on R-4 Rate Customers                                                        Page 5 of 26



KWH SPLIT:  -ON-PEAK    22%
            -OFF-PEAK   78%

                        Blackstone Valley Rates                       Narragansett Rates                     Difference
   Monthly                     Standard                                   Standard
     kWh           Total         Offer        "Wires"         Total         Offer        "Wires"        Amount      % of Total
   -------         -----       --------       -------         ------      --------       -------     ------------- -------------
    3,000         $316.25       $118.75        $197.50       $294.80       $118.75        $176.05   ($21.45)         -6.8%
    4,000         $420.04       $158.33        $261.71       $390.73       $158.33        $232.40   ($29.31)         -7.0%
    5,000         $523.83       $197.92        $325.91       $486.66       $197.92        $288.74   ($37.17)         -7.1%
    6,000         $627.62       $237.50        $390.12       $582.58       $237.50        $345.08   ($45.04)         -7.2%
    7,000         $731.40       $277.08        $454.32       $678.51       $277.08        $401.43   ($52.89)         -7.2%



Blackstone Valley Rates:   R-4                           Narragansett Rates:   A-32

Customer Charge                           $4.69          Customer Charge                         $2.30
Meter Charge                              $0.00          Meter Charge                            $4.44
Transmission Energy Char   kWh x       $0.00000          Transmission Energy Char     kWh x   $0.00392
Dist Peak Energy Charge    kWh x       $0.11500          Dist Peak Energy Charge      kWh x   $0.02162
Dist Off Peak Energy Cha   kWh x       $0.01033
Transition Energy Charge   kWh x       $0.02320          Transition Energy Charge     kWh x   $0.02320
DSM Adjustment             kWh x       $0.00230          DSM Adjustment               kWh x   $0.00230
Transmission and S.O. Ad   kWh x       $0.00278          Transmission and S.O. Ad     kWh x  ($0.00129)
PBR Adjustment & FAS 106   kWh x       $0.00000          PBR Adjustment & FAS 106     kWh x   $0.00434

Gross Earnings Tax                         4.00%         Gross Earnings Tax                       4.00%

Standard Offer Charge   kWh x          $0.03800          Standard Offer Charge        kWh x   $0.03800

                             The Narragansett Electric Company                                The Narragansett Electric Company
                            Calculation of Monthly Typical Bill                                               R.I.P.U.C. Docket
                       Shifting BVE Customers to Narragansett Rates                                             Exhibit JMM - 9
                               Impact on R-2 Rate Customers                                                        Page 6 of 26




                        Blackstone Valley Rates                       Narragansett Rates                     Difference
   Monthly                     Standard                                   Standard
     kWh           Total         Offer        "Wires"         Total         Offer        "Wires"        Amount      % of Total
   -------         -----       --------       -------         ------      --------       -------     ------------- -------------
     100            $9.18         $3.96          $5.22         $8.53         $3.96          $4.57    ($0.65)         -7.1%
     300           $23.34        $11.88         $11.46        $25.59        $11.88         $13.71      $2.25          9.6%
     500           $44.37        $19.79         $24.58        $44.17        $19.79         $24.38    ($0.20)         -0.5%
     700           $65.41        $27.71         $37.70        $62.76        $27.71         $35.05    ($2.65)         -4.1%
    1,000          $96.97        $39.58         $57.39        $90.63        $39.58         $51.05    ($6.34)         -6.5%




Blackstone Valley Rates:      R-2                           Narragansett Rates:   A-60

Customer Charge                              $2.01          Customer Charge                      $0.00
Transmission Energy Charge    kWh x       $0.00000          Transmission Energy Char  kWh x   $0.00338
Dist Energy  Charge first 300 kWh x       $0.00170          Distribution Energy Char  kWh x   $0.02521
Dist Energy Charge excess 300 kWh x       $0.03470          FAS 106                   kWh x   $0.00068
Transition Energy Charge      kWh x       $0.02320          Transition Energy Charge  kWh x   $0.02320
DSM Adjustment                kWh x       $0.00230          DSM Adjustment            kWh x   $0.00230
Transmission and S.O. Adjs.   kWh x       $0.00278          Transmission and S.O. Ad  kWh x  ($0.00129)
                                                            Credit First 300 kWh      kWh x  ($0.00733)

A-60 Rate Credit              kWh x       $0.00000          A-60 Rate Credit          kWh x  ($0.00227)

Gross Earnings Tax                            4.00%        Gross Earnings Tax                     4.00%

Standard Offer Charge         kWh x       $0.03800          Standard Offer Charge     kWh x   $0.03800

                             The Narragansett Electric Company                                The Narragansett Electric Company
                            Calculation of Monthly Typical Bill                                               R.I.P.U.C. Docket
                       Shifting BVE Customers to Narragansett Rates                                             Exhibit JMM - 9
                               Impact on H-1 Rate Customers                                                        Page 7 of 26




                        Blackstone Valley Rates                       Narragansett Rates                     Difference
   Monthly                     Standard                                   Standard
     kWh           Total         Offer        "Wires"         Total         Offer        "Wires"        Amount      % of Total
   -------         -----       --------       -------         ------      --------       -------     ------------- -------------
     500           $53.15        $19.79         $33.36        $61.46        $19.79         $41.67      $8.31         15.6%
    1,500         $153.19        $59.38         $93.81       $172.46        $59.38        $113.08     $19.27         12.6%
    2,500         $253.22        $98.96        $154.26       $283.44        $98.96        $184.48     $30.22         11.9%
    3,500         $353.24       $138.54        $214.70       $394.43       $138.54        $255.89     $41.19         11.7%
    4,500         $453.28       $178.13        $275.15       $505.43       $178.13        $327.30     $52.15         11.5%




Blackstone Valley Rates:   H-1                           Narragansett Rates:   C-06

Customer Charge                           $3.01          Customer Charge                         $5.73
Transmission Energy Char   kWh x       $0.00000          Transmission Energy Char     kWh x   $0.00536
Distribution Energy Char   kWh x       $0.02975          Distribution Energy Char     kWh x   $0.03464
Transition Energy Charge   kWh x       $0.02320          Transition Energy Charge     kWh x   $0.02320
DSM Adjustment             kWh x       $0.00230          DSM Adjustment               kWh x    $0.00230
Transmission and S.O. Ad   kWh x       $0.00278          Transmission and S.O. Ad     kWh x   ($0.00129)
PBR Adjustment & FAS 106   kWh x       $0.00000          PBR Adjustment & FAS 106     kWh x    $0.00434

Gross Earnings Tax                         4.00%         Gross Earnings Tax                        4.00%

Standard Offer Charge   kWh x       $0.03800          Standard Offer Charge   kWh x            $0.03800

                             The Narragansett Electric Company                                The Narragansett Electric Company
                            Calculation of Monthly Typical Bill                                               R.I.P.U.C. Docket
                       Shifting BVE Customers to Narragansett Rates                                             Exhibit JMM - 9
                               Impact on H-2 Rate Customers                                                        Page 8 of 26




                        Blackstone Valley Rates                       Narragansett Rates                     Difference
   Monthly                     Standard                                   Standard
     kWh           Total         Offer        "Wires"         Total         Offer        "Wires"        Amount      % of Total
   -------         -----       --------       -------         ------      --------       -------     ------------- -------------
     500           $55.91        $19.79         $36.12        $55.49        $19.79         $35.70    ($0.42)         -.08%
    1,000         $108.25        $39.58         $68.67       $110.99        $39.58         $71.41      $2.74          2.5%
    1,500         $160.59        $59.38        $101.21       $166.49        $59.38        $107.11      $5.90          3.7%
    2,000         $212.93        $79.17        $133.76       $221.98        $79.17        $142.81      $9.05          4.3%
    2,500         $265.27        $98.96        $166.31       $227.48        $98.96        $178.52     $12.21          4.6%




Blackstone Valley Rates:   H-2                           Narragansett Rates:   C-06

Customer Charge                           $3.43          Customer Charge                         $0.00
Transmission Energy Char   kWh x       $0.00000          Transmission Energy Char     kWh x   $0.00536
Distribution Energy Char   kWh x       $0.03421          Distribution Energy Char     kWh x   $0.03464
Transition Energy Charge   kWh x       $0.02320          Transition Energy Charge     kWh x   $0.02320
DSM Adjustment             kWh x       $0.00230          DSM Adjustment               kWh x   $0.00230
Transmission and S.O. Ad   kWh x       $0.00278          Transmission and S.O. Ad     kWh x  ($0.00129)
PBR Adjustment & FAS 106   kWh x       $0.00000          PBR Adjustment & FAS 106     kWh x   $0.00434

Gross Earnings Tax                         4.00%      Gross Earnings Tax                          4.00%

Standard Offer Charge      kWh x       $0.03800          Standard Offer Charge        kWh x   $0.03800

                             The Narragansett Electric Company                                The Narragansett Electric Company
                            Calculation of Monthly Typical Bill                                               R.I.P.U.C. Docket
                       Shifting BVE Customers to Narragansett Rates                                             Exhibit JMM - 9
                               Impact on G-1 Rate Customers                                                        Page 9 of 26




                        Blackstone Valley Rates                       Narragansett Rates                     Difference
   Monthly                     Standard                                   Standard
     kWh           Total         Offer        "Wires"         Total         Offer        "Wires"        Amount      % of Total
   -------         -----       --------       -------         ------      --------       -------     ------------- -------------
     250           $32.10         $9.90         $22.20        $33.72         $9.90         $23.82     $1.62           5.0%
     500           $60.68        $19.79         $40.89        $61.46        $19.79         $41.67     $0.78           1.3%
     750           $89.26        $26.69         $59.57        $89.21        $29.69         $59.52    ($0.05)         -0.1%
    1,000         $117.84        $39.58         $78.26       $116.96        $39.58         $77.38    ($0.88)         -0.7%
    1,250         $146.43        $49.48         $96.95       $144.71        $49.48         $95.23    ($1.72)         -1.2%




Blackstone Valley Rates:   G-1                           Narragansett Rates:   C-06

Customer Charge                           $3.37          Customer Charge                         $5.73
Transmission Energy Char   kWh x       $0.00000          Transmission Energy Char     kWh x   $0.00536
Distribution Energy Char   kWh x       $0.04348          Distribution Energy Char     kWh x   $0.03464
Transition Energy Charge   kWh x       $0.02320          Transition Energy Charge     kWh x   $0.02320
DSM Adjustment             kWh x       $0.00230          DSM Adjustment               kWh x   $0.00230
Transmission and S.O. Ad   kWh x       $0.00278          Transmission and S.O. Ad     kWh x  ($0.00129)
PBR Adjustment & FAS 106   kWh x       $0.00000          PBR Adjustment & FAS 106     kWh x   $0.00434

Gross Earnings Tax                         4.00%         Gross Earnings Tax                       4.00%

Standard Offer Charge      kWh x       $0.03800          Standard Offer Charge        kWh x   $0.03800

                             The Narragansett Electric Company                                The Narragansett Electric Company
                            Calculation of Monthly Typical Bill                                               R.I.P.U.C. Docket
                       Shifting BVE Customers to Narragansett Rates                                             Exhibit JMM - 9
                               Impact on W-1 Rate Customers                                                       Page 10 of 26




                        Blackstone Valley Rates                       Narragansett Rates                     Difference
   Monthly                     Standard                                   Standard
     kWh           Total         Offer        "Wires"         Total         Offer        "Wires"        Amount      % of Total
   -------         -----       --------       -------         ------      --------       -------     ------------- -------------
     125           $12.34         $4.95          $7.39        $13.88         $4.95          $8.93      $1.54         12.5%
     250           $23.31         $9.90         $13.41        $27.75         $9.90         $17.85      $4.44         19.0%
     375           $34.26        $14.84         $19.42        $41.62        $14.84         $26.78      $7.36         21.5%
     500           $45.23        $19.79         $25.44        $55.49        $19.79         $35.70     $10.26         22.7%
    1,000          $89.08        $39.58         $49.50       $110.99        $39.58         $71.41     $21.91         24.6%




Blackstone Valley Rates:   W-1                           Narragansett Rates:   C-06

Customer Charge                           $1.32          Customer Charge                         $0.00
Transmission Energy Char   kWh x       $0.00000          Transmission Energy Char     kWh x   $0.00536
Distribution Energy Char   kWh x       $0.01792          Distribution Energy Char     kWh x   $0.03464
Transition Energy Charge   kWh x       $0.02320          Transition Energy Charge     kWh x   $0.02320
DSM Adjustment             kWh x       $0.00230          DSM Adjustment               kWh x   $0.00230
Transmission and S.O. Ad   kWh x       $0.00278          Transmission and S.O. Ad     kWh x  ($0.00129)
PBR Adjustment & FAS 106   kWh x       $0.00000          PBR Adjustment & FAS 106     kWh x   $0.00434

Gross Earnings Tax                         4.00%         Gross Earnings Tax                       4.00%

Standard Offer Charge      kWh x       $0.03800          Standard Offer Charge        kWh x   $0.03800

                             The Narragansett Electric Company                                The Narragansett Electric Company
                            Calculation of Monthly Typical Bill                                               R.I.P.U.C. Docket
                       Shifting BVE Customers to Narragansett Rates                                             Exhibit JMM - 9
                               Impact on H-1 Rate Customers                                                       Page 11 of 26



Hours Use:  300


                        Blackstone Valley Rates                       Narragansett Rates                     Difference

Monthly Power                Standard                                   Standard
 kWh   kWh       Total         Offer        "Wires"         Total         Offer        "Wires"        Amount      % of Total
 ---   ---       -----       --------       -------         ------      --------       -------     ------------- -------------
 20   6,000       $603.32     $237.50        $365.82        $605.80      $237.50       $368.30       $2.48       0.4%
 50  15,000     $1,503.60     $593.75        $909.85      $1,420.27      $593.75       $826.52     ($83.33)      -5.5%
100  30,000     $3,004.07   $1,187.50      $1,816.57      $2,777.72    $1,187.50     $1,590.22    ($226.35)      -7.5%
150  45,000     $4,504.54   $1,781.25      $2,723.29      $4,135.17    $1,781.25     $2,353.92    ($369.37)      -8.2%




Blackstone Valley Rates:  H-1                         Narragansett Rates:     G-02

Customer Charge                           $3.01       Customer Charge                                       $103.41
Transmission Demand Charge  kW x          $0.00       Transmission Demand Charge-xcs 10 kW      kW x          $1.40
Distribution Demand Charge  kW x          $0.00       Distribution Demand Charge-xcs 10 kW      kW x          $2.91
Distribution Energy Charge  kWh x      $0.02975       Distribution Energy Charge                kWh x      $0.00596
Transition Energy Charge    kWh x      $0.02320       Transition Energy Charge                  kWh x      $0.02320
DSM Adjustment              kWh x      $0.00230       DSM Adjustment                            kWh x      $0.00230
Transmission and S.O. Adjs. kWh x      $0.00278       Transmission and S.O. Adjs.               kWh x     ($0.00129)
PBR Adjustment & FAS 106    kWh x      $0.00000       PBR Adjustment & FAS 106                  kWh x      $0.00434

Gross Earnings Tax                         4.00%      Gross Earnings Tax                                       4.00%

Standard Offer Charge       kWh x      $0.03800       Standard Offer Charge                     kWh x      $0.03800

                             The Narragansett Electric Company                     The Narragansett Electric Company
                            Calculation of Monthly Typical Bill                                    R.I.P.U.C. Docket
                       Shifting BVE Customers to Narragansett Rates                                  Exhibit JMM - 9
                               Impact on H-2 Rate Customers                                            Page 12 of 26

Hours Use:  300


                        Blackstone Valley Rates                       Narragansett Rates                     Difference

Monthly Power                Standard                                   Standard
 kWh   kWh       Total         Offer        "Wires"         Total         Offer        "Wires"        Amount      % of Total
 ---   ---       -----       --------       -------         ------      --------       -------     ------------- -------------
 20    6,000     $631.64      $237.50       $394.14        $498.08       $237.50       $260.58      ($133.56)        -21.1%
 50   15,000   $1,573.73      $593.75       $979.98      $1,312.55       $593.75       $718.80      ($261.18)        -16.6%
100   30,000   $3,143.89    $1,187.50     $1,956.39      $2,670.00     $1,187.50     $1,482.50      ($473.89)        -15.1%
150   45,000   $4,714.04    $1,781.25     $2,932.79      $4,027.45     $1,781.25     $2,246.20      ($686.59)        -14.6%



Blackstone Valley Rates:     H-2                      Narragansett Rates:    G-02

Customer Charge                           $3.43       Customer Charge                                    $0.00
Transmission Demand Charge   kW x         $0.00       Transmission Demand Charge-xcs 10 kW    kW x       $1.40
Distribution Demand Charge   kW x         $0.00       Distribution Demand Charge-xcs 10 kW    kW x       $2.91
Distribution Energy Charge   kWh x     $0.03421       Distribution Energy Charge              kWh x   $0.00596
Transition Energy Charge     kWh x     $0.02320       Transition Energy Charge                kWh x   $0.02320
DSM Adjustment               kWh x     $0.00230       DSM Adjustment                          kWh x   $0.00230
Transmission and S.O. Adjs.  kWh x     $0.00278       Transmission and S.O. Adjs.             kWh x  ($0.00129)
PBR Adjustment & FAS 106     kWh x     $0.00000       PBR Adjustment & FAS 106                kWh x   $0.00434

Gross Earnings Tax                         4.00%      Gross Earnings Tax                                  4.00%

Standard Offer Charge        kWh x     $0.03800       Standard Offer Charge                   kWh x   $0.03800

                             The Narragansett Electric Company                        The Narragansett Electric Company
                            Calculation of Monthly Typical Bill                                       R.I.P.U.C. Docket
                       Shifting BVE Customers to Narragansett Rates                                     Exhibit JMM - 9
                               Impact on G-2   te Customers                                               Page 13 of 26

Hours Use:  300


                        Blackstone Valley Rates                       Narragansett Rates                     Difference

Monthly Power                Standard                                   Standard
 kWh   kWh       Total         Offer        "Wires"         Total         Offer        "Wires"        Amount      % of Total
 ---   ---       -----       --------       -------         ------      --------       -------     ------------- -------------
 20    6,000     $589.00      $237.50        $351.50       $605.80       $237.50        $368.30       $16.80         2.9%
 50   15,000   $1,472.50      $593.75        $878.75     $1,420.27       $593.75        $826.52      ($52.23)       -3.5%
100   30,000   $2,945.00    $1,187.50       $1757.50     $2,777.72     $1,187.50      $1,590.22     ($167.28)       -5.7%
150   45,000   $4,417.50    $1,781.25      $2,636.25     $4,135.17     $1,781.25      $2,353.92     ($282.33)       -6.4%



Blackstone Valley Rates:   G-2                        Narragansett Rates:    G-02

Customer Charge                           $0.00       Customer Charge                                      $103.41
Transmission Demand Charge   kW x         $0.00       Transmission Demand Charge-xcs 10 kW     kW x          $1.40
Distribution Demand Charge   kW x         $1.50       Distribution Demand Charge-xcs 10 kW     kW x          $2.91
Distribution Energy Charge   kWh x     $0.02296       Distribution Energy Charge               kWh x      $0.00596
Transition Energy Charge     kWh x     $0.02320       Transition Energy Charge                 kWh x      $0.02320
DSM Adjustment               kWh x     $0.00230       DSM Adjustment                           kWh x      $0.00230
Transmission and S.O. Adjs.  kWh x     $0.00278       Transmission and S.O. Adjs.              kWh x     ($0.00129)
PBR Adjustment & FAS 106     kWh x     $0.00000       PBR Adjustment & FAS 106                 kWh x      $0.00434

Gross Earnings Tax                         4.00%      Gross Earnings Tax                                      4.00%

Standard Offer Charge        kWh x     $0.03800       Standard Offer Charge                    kWh x      $0.03800

                             The Narragansett Electric Company                     The Narragansett Electric Company
                            Calculation of Monthly Typical Bill                                    R.I.P.U.C. Docket
                       Shifting BVE Customers to Narragansett Rates                                  Exhibit JMM - 9
                               Impact on T-2 Rate Customers                                            Page 14 of 26

Hours Use:  300


                        Blackstone Valley Rates                       Narragansett Rates                     Difference

Monthly Power                Standard                                   Standard
 kWh   kWh       Total         Offer        "Wires"         Total         Offer        "Wires"        Amount      % of Total
 ---   ---       -----       --------       -------         ------      --------       -------     ------------- -------------
 20   6,000     $589.00       $237.50        $351.50       $605.80       $237.50        $368.30        $16.80          2.9%
 50  15,000   $1,472.50       $593.75        $878.75     $1,420.27       $593.75        $826.52       ($52.23)        -3.5%
100  30,000   $2,945.00     $1,187.50       $1757.50     $2,777.72     $1,187.50      $1,590.22      ($167.28)        -5.7%
150  45,000   $4,417.50     $1,781.25      $2,636.25     $4,135.17     $1,781.25      $2,353.92      ($282.33)        -6.4%




Blackstone Valley Rates:   T-2                        Narragansett Rates:   G-02

Customer Charge                           $0.00       Customer Charge                                   $103.41
Transmission Demand Charge     kW x       $0.00       Transmission Demand Charge-xcs 10 kW      kW x      $1.40
Distribution Demand Charge     kW x       $1.50       Distribution Demand Charge-xcs 10 kW      kW x      $2.91
Distribution Energy Charge     kWh x   $0.02296       Distribution Energy Charge                kWh x  $0.00596
Transition Energy Charge       kWh x   $0.02320       Transition Energy Charge                  kWh x  $0.02320
DSM Adjustment                 kWh x   $0.00230       DSM Adjustment                            kWh x  $0.00230
Transmission and S.O. Adjs.    kWh x   $0.00278       Transmission and S.O. Adjs.               kWh x ($0.00129)
PBR Adjustment & FAS 106       kWh x   $0.00000       PBR Adjustment & FAS 106                  kWh x  $0.00434

Gross Earnings Tax                         4.00%      Gross Earnings Tax                                   4.00%

Standard Offer Charge          kWh x   $0.03800       Standard Offer Charge                     kWh x  $0.03800

                             The Narragansett Electric Company                      The Narragansett Electric Company
                            Calculation of Monthly Typical Bill                                     R.I.P.U.C. Docket
                       Shifting BVE Customers to Narragansett Rates                                   Exhibit JMM - 9
                               Impact on G-5 Rate Customers                                             Page 15 of 26

Hours Use:  400


                        Blackstone Valley Rates                       Narragansett Rates                     Difference

Monthly Power                Standard                                   Standard
 kWh   kWh       Total         Offer        "Wires"         Total         Offer        "Wires"        Amount      % of Total
 ---   ---       -----       --------       -------         ------      --------       -------     ------------- -------------
 20   8,000     $722.96       $316.67        $406.29       $756.87       $316.67        $440.20        $33.91          4.7%
 50  20,000   $1,807.40       $791.67      $1,015.73     $1,797.93       $791.67      $1,006.26        ($9.47)        -0.5%
100  40,000   $3,614.79     $1,583.33      $2,031.46     $3,533.03     $1,583.33      $1,949.70       ($81.76)        -2.3%
150  60,000   $5,422.19     $2,375.00      $3,047.19     $5,268.14     $2,375.00      $2,893.14      ($154.05)        -2.8%




Blackstone Valley Rates:   G-5                               Narragansett Rates:     G-02

Customer Charge                               $0.00          Customer Charge                                    $103.41
Transmission Demand Charge     kW x           $0.00          Transmission Demand Charge-xcs 10 kW    kW x         $1.40
Distribution Demand Charge     kW x           $1.35          Distribution Demand Charge-xcs 10 kW    kW x         $2.91
Distribution Energy Charge     kWh x       $0.01710          Distribution Energy Charge              kWh x     $0.00596
Transition Energy Charge       kWh x       $0.02320          Transition Energy Charge                kWh x     $0.02320
DSM Adjustment                 kWh x       $0.00230          DSM Adjustment                          kWh x     $0.00230
Transmission and S.O. Adjs.    kWh x       $0.00278          Transmission and S.O. Adjs.             kWh x    ($0.00129)
PBR Adjustment & FAS 106       kWh x       $0.00000          PBR Adjustment & FAS 106                kWh x     $0.00434

Gross Earnings Tax                             4.00%         Gross Earnings Tax                                    4.00%

Standard Offer Charge          kWh x       $0.03800          Standard Offer Charge                   kWh x     $0.03800

                             The Narragansett Electric Company                     The Narragansett Electric Company
                            Calculation of Monthly Typical Bill                                    R.I.P.U.C. Docket
                       Shifting BVE Customers to Narragansett Rates                                  Exhibit JMM - 9
                               Impact on T-5 Rate Customers                                            Page 16 of 26

Hours Use:  350


                        Blackstone Valley Rates                       Narragansett Rates                     Difference

Monthly Power                Standard                                   Standard
 kWh   kWh       Total         Offer        "Wires"         Total         Offer        "Wires"        Amount      % of Total
 ---   ---       -----       --------       -------         ------      --------       -------     ------------- -------------
 20   7,000      $636.10      $277.08        $359.02       $681.33       $277.08        $404.25        $45.23          7.1%
 50  17,500    $1,590.26      $692.71        $897.55     $1,609.10       $692.71        $916.39        $18.84          1.2%
100  35,000    $3,180.52    $1,385.42      $1,795.10     $3,155.38     $1,385.42      $1,769.96       ($25.14)        -0.8%
150  52,500    $4,770.79    $2,078.13      $2,692.66     $4,701.66     $2,078.13      $2,623.53       ($69.13)        -1.4%





Blackstone Valley Rates:  T-5                             Narragansett Rates:  G-02

Customer Charge                           $0.00           Customer Charge                                            $103.41
Transmission Demand Charge     kW x       $0.00           Transmission Demand Charge-xcs 10 kW    kW x                 $1.40
Distribution Demand Charge     kW x       $1.35           Distribution Demand Charge-xcs 10 kW    kW x                 $2.91
Distribution Energy Charge     kWh     $0.01710           Distribution Energy Charge              kWh x             $0.00596
Transition Energy Charge       kWh x   $0.02320           Transition Energy Charge                kWh x             $0.02320
DSM Adjustment                 kWh x   $0.00230           DSM Adjustment                          kWh x             $0.00230
Transmission and S.O. Adjs.    kWh x   $0.00278           Transmission and S.O. Adjs.             kWh x            ($0.00129)
PBR Adjustment & FAS 106       kWh x   $0.00000           PBR Adjustment & FAS 106                kWh x             $0.00434

Gross Earnings Tax                         4.00%          Gross Earnings Tax                                            4.00%

Standard Offer Charge          kWh x   $0.03800           Standard Offer Charge                  kWh x              $0.03800

                             The Narragansett Electric Company                     The Narragansett Electric Company
                            Calculation of Monthly Typical Bill                                    R.I.P.U.C. Docket
                       Shifting BVE Customers to Narragansett Rates                                  Exhibit JMM - 9
                                Impact on W-1Rate Customers                                            Page 17 of 26

Hours Use:  100


                        Blackstone Valley Rates                       Narragansett Rates                     Difference

Monthly Power                Standard                                   Standard
 kWh   kWh       Total         Offer        "Wires"         Total         Offer        "Wires"        Amount      % of Total
 ---   ---       -----       --------       -------         ------      --------       -------     ------------- -------------
 1     100       $10.15         $3.96          $6.19         $7.55         $3.96        $3.59         ($2.60)        -25.6%
 3     300       $27.69        $11.88         $15.81        $22.66        $11.88       $10.78         ($5.03)        -18.2%
 5     500       $45.23        $19.79         $25.44        $37.76        $19.79       $17.97         ($7.47)        -16.5%
10   1,000       $89.08        $39.58         $49.50        $75.53        $39.58       $35.95        ($13.55)        -15.2%




Blackstone Valley Rates:       W-1                       Narragansett Rates:     G-02

Customer Charge                           $1.32          Customer Charge                                            $0.00
Transmission Demand Charge     kW x       $0.00          Transmission Demand Charge-xcs 10 kW    kW x               $1.40
Distribution Demand Charge     kW x       $0.00          Distribution Demand Charge-xcs 10 kW    kW x               $2.91
Distribution Energy Charge     kWh x   $0.01792          Distribution Energy Charge              kWh x           $0.00596
Transition Energy Charge       kWh x   $0.02320          Transition Energy Charge                kWh x           $0.02320
DSM Adjustment                 kWh x   $0.00230          DSM Adjustment                          kWh x           $0.00230
Transmission and S.O. Adjs.    kWh x   $0.00278          Transmission and S.O. Adjs.             kWh x          ($0.00129)
PBR Adjustment & FAS 106       kWh x   $0.00000          PBR Adjustment & FAS 106                kWh x           $0.00434

Gross Earnings Tax                         4.00%         Gross Earnings Tax                                          4.00%

Standard Offer Charge          kWh x   $0.03800          Standard Offer Charge                   kWh x           $0.03800

                             The Narragansett Electric Company                     The Narragansett Electric Company
                            Calculation of Monthly Typical Bill                                    R.I.P.U.C. Docket
                       Shifting BVE Customers to Narragansett Rates                                  Exhibit JMM - 9
                                Impact on H-1 Rate Customers                                           Page 18 of 26

Hours Use:  300


                          Blackstone Valley Rates                   Narragansett Rates                     Difference

Monthly Power                Standard                                   Standard
 kWh   kWh       Total         Offer        "Wires"         Total         Offer        "Wires"        Amount      % of Total
 ---   ---       -----       --------       -------         ------      --------       -------     ------------- -------------
 200  60,000   $6,005.01     $2,375.00      $3,630.01     $5,435.86    $2,375.00      $3,060.86     ($569.15)         -9.5%
 300  90,000   $9,005.95     $3,562.50      $5,443.45     $8,030.66    $3,562.50      $4,468.16     ($975.29)        -10.8%
 400 120,000  $12,006.89     $4,750.00      $7,256.89    $10,625.45    $4,750.00      $5,875.45   ($1,381.44)        -11.5%
 500 150,000  $15,007.82     $5,937.50      $9,070.32    $13,220.24    $5,937.50      $7,282.74   ($1,787.58)        -11.9%
 600 180,000  $18,008.76     $7,125.00     $10,883.76    $15,815.03    $7,125.00      $8,690.03   ($2,193.73)        -12.2%





Blackstone Valley Rates:       H-1                        Narragansett Rates:       G-32

Customer Charge                               $3.01       Customer Charge                         $236.43
Transmission Demand Charge     kW x           $0.00       Transmission Demand Charge    kW x        $1.27
Distribution Demand Charge     kW x           $0.00       Distribution Demand Charge    kW x        $1.56
Distribution Energy Charge     kWh x       $0.02975       Distribution Energy Charge    kWh x    $0.00705
Transition Energy Charge       kWh x       $0.02320       Transition Energy Charge      kWh x    $0.02320
DSM Adjustment                 kWh x       $0.00230       DSM Adjustment                kWh x    $0.00230
Transmission and S.O. Adjs.    kWh x       $0.00278       Transmission and S.O. Adjs.   kWh x   ($0.00129)
PBR Adjustment & FAS 106       kWh x       $0.00000       PBR Adjustment & FAS 106      kWh x    $0.00434

Gross Earnings Tax                             4.00%      Gross Earnings Tax                         4.00%

Standard Offer Charge          kWh x       $0.03800       Standard Offer Charge         kWh x    $0.03800

                             The Narragansett Electric Company                     The Narragansett Electric Company
                            Calculation of Monthly Typical Bill                                    R.I.P.U.C. Docket
                       Shifting BVE Customers to Narragansett Rates                                  Exhibit JMM - 9
                               Impact on H-2 Rate Customers                                            Page 19 of 26

Hours Use:  300


                        Blackstone Valley Rates                      Narragansett Rates                   Difference

Monthly Power                 Standard                                 Standard
 kWh      kWh       Total       Offer       "Wires"         Total        Offer        "Wires"        Amount      % of Total
 ---      ---       -----     --------      -------         ------     --------       -------     ------------- -------------
 200   60,000     $6,284.20   $2,375.00     $3,909.20     $5,435.86    $2,375.00      $3,060.86     ($848.34)      -13.5%
 300   90,000     $9,424.51   $3,562.50     $5,862.01     $8,030.66    $3,562.50      $4,468.16   ($1,393.85)      -14.8%
 400  120,000    $12,564.82   $4,750.00     $7,814.82    $10,625.45    $4,750.00      $5,875.45   ($1,939.37)      -15.4%
 500  150,000    $15,705.14   $5,937.50     $9,767.64    $13,220.24    $5,937.50      $7,282.7    ($2,484.90)      -15.8%
 600  180,000    $18,845.45   $7,125.00    $11,720.45    $15,815.03    $7,125.00      $8,690.03   ($3,030.42)      -16.1%





Blackstone Valley Rates:       H-2                        Narragansett Rates:       G-32

Customer Charge                               $3.43       Customer Charge                         $236.43
Transmission Demand Charge     kW x           $0.00       Transmission Demand Char      kW x        $1.27
Distribution Demand Charge     kW x           $0.00       Distribution Demand Charge    kW x        $1.56
Distribution Energy Charge     kWh x       $0.03421       Distribution Energy Charge    kWh x    $0.00705
Transition Energy Charge       kWh x       $0.02320       Transition Energy Charge      kWh x    $0.02320
DSM Adjustment                 kWh x       $0.00230       DSM Adjustment                kWh x    $0.00230
Transmission and S.O. Adjs.    kWh x       $0.00278       Transmission and S.O. Adjs.   kWh x   ($0.00129)
PBR Adjustment & FAS 106       kWh x       $0.00000       PBR Adjustment & FAS 106      kWh x    $0.00434

Gross Earnings Tax                             4.00%      Gross Earnings Tax                         4.00%

Standard Offer Charge          kWh x       $0.03800       Standard Offer Charge         kWh x    $0.03800

                             The Narragansett Electric Company                     The Narragansett Electric Company
                            Calculation of Monthly Typical Bill                                    R.I.P.U.C. Docket
                       Shifting BVE Customers to Narragansett Rates                                  Exhibit JMM - 9
                               Impact on G-2 Rate Customers                                             Page20 of 26

Hours Use:  300


                        Blackstone Valley Rates                       Narragansett Rates                     Difference

Monthly Power                 Standard                                 Standard
 kWh      kWh       Total       Offer       "Wires"         Total        Offer        "Wires"        Amount      % of Total
 ---      ---       -----     --------      -------         ------     --------       -------     ------------- -------------
 200   60,000     $5,523.75   $2,375.00     $3,148.75     $5,435.86    $2,375.00      $3,060.86   ($ 87.89)         -1.6%
 300   90,000     $8,285.63   $3,562.50     $4,723.13     $8,030.66    $3,562.50      $4,468.16   ($254.97)         -3.1%
 400  120,000    $11,047.50   $4,750.00     $6,297.50    $10,625.45    $4,750.00      $5,875.45   ($422.05)         -3.8%
 500  150,000    $13,809.38   $5,937.50     $7,871.88    $13,220.24    $5,937.50      $7,282.74   ($589.14)         -4.3%
 600  180,000    $16,571.25   $7,125.00     $9,446.25    $15,815.03    $7,125.00      $8,690.03   ($756.22)         -4.6%




Blackstone Valley Rates:       G-2                        Narragansett Rates:       G-32

Customer Charge                               $0.00       Customer Charge                         $236.43
Transmission Demand Charge     kW x           $0.00       Transmission Demand Charge    kW x        $1.27
Distribution Demand Charge     kW x           $1.50       Distribution Demand Charge    kW x        $1.56
Distribution Energy Charge    kWh x        $0.01710       Distribution Energy Charge    kWh x    $0.00705
Transition Energy Charge      kWh x        $0.02320       Transition Energy Charge      kWh x    $0.02320
DSM Adjustment                kWh x        $0.00230       DSM Adjustment                kWh x    $0.00230
Transmission and S.O. Adjs.   kWh x        $0.00278       Transmission and S.O. Adjs.   kWh x   ($0.00129)
PBR Adjustment & FAS 106      kWh x        $0.00000       PBR Adjustment & FAS 106      kWh x    $0.00434

Gross Earnings Tax                         4.00%      Gross Earnings Tax                             4.00%

Standard Offer Charge   kWh x       $0.03800          Standard Offer Charge             kWh x    $0.03800

                             The Narragansett Electric Company                     The Narragansett Electric Company
                            Calculation of Monthly Typical Bill                                    R.I.P.U.C. Docket
                       Shifting BVE Customers to Narragansett Rates                                  Exhibit JMM - 9
                               Impact on T-2 Rate Customers                                            Page 21 of 26

Hours Use:  400


                        Blackstone Valley Rates                      Narragansett Rates                       Difference

Monthly Power                   Standard                                 Standard
 kWh      kWh       Total        Offer       "Wires"         Total         Offer        "Wires"         Amount      % of Total
 ---      ---       -----       --------      -------        ------       --------       -------     ------------- -------------
   500   200,000  $19,372.92    $7,916.67     $11,456.25   $17,053.58    $7,916.67      $9,136.91    ($2,319.34)       -12.0%
 1,000   400,000  $38,745.83   $15,833.33     $22,912.50   $33,860.86   $15,833.33     $18,027.53    ($4,884.97)       -12.6%
 1,500   600,000  $58,118.75   $23,750.00     $34,368.75   $50,668.16   $23,750.00     $26,918.16    ($7,450.59)       -12.8%
 2,000   800,000  $77,491.67   $31,666.67     $45,825.00   $67,475.45   $31,666.67     $35,808.78   ($10,016.22)       -12.9%
 2,500 1,000,000  $96,864.58   $39,583.33     $57,281.25   $84,282.74   $39,583.33     $44,699.41   ($12,581.84)       -13.0%





Blackstone Valley Rates:       T-2                        Narragansett Rates:       G-32

Customer Charge                               $0.00       Customer Charge                         $236.43
Transmission Demand Charge     kW x           $0.00       Transmission Demand Charge    kW x        $1.27
Distribution Demand Charge     kW x           $1.50       Distribution Demand Charge    kW x        $1.56
Distribution Energy Charge     kWh x       $0.02296       Distribution Energy Charge    kWh x    $0.00705
Transition Energy Charge       kWh x       $0.02320       Transition Energy Charge      kWh x    $0.02320
DSM Adjustment                 kWh x       $0.00230       DSM Adjustment                kWh x    $0.00230
Transmission and S.O. Adjs.    kWh x       $0.00278       Transmission and S.O. Adjs.   kWh x   ($0.00129)
PBR Adjustment & FAS 106       kWh x       $0.00000       PBR Adjustment & FAS 106      kWh x    $0.00434

Gross Earnings Tax                             4.00%      Gross Earnings Tax                         4.00%

Standard Offer Charge          kWh x       $0.03800       Standard Offer Charge         kWh x    $0.03800

                             The Narragansett Electric Company                     The Narragansett Electric Company
                            Calculation of Monthly Typical Bill                                    R.I.P.U.C. Docket
                       Shifting BVE Customers to Narragansett Rates                                  Exhibit JMM - 9
                               Impact on T-4 Rate Customers                                            Page 22 of 26

Hours Use:  400


                        Blackstone Valley Rates                       Narragansett Rates                     Difference

Monthly Power                   Standard                                Standard
 kWh      kWh       Total        Offer       "Wires"        Total        Offer          "Wires"         Amount      % of Total
 ---      ---       -----       --------      -------       ------      --------        -------      ------------- -------------
 500     200,000  $17,943.75    $7,916.67     $10,027.08   $17,053.58    $7,916.67      $9,136.91      ($890.17)       -5.0%
 1,000   400,000  $35,887.50   $15,833.33     $20,054.17   $33,860.86   $15,833.33     $18,027.53    ($2,026.64)       -5.6%
 1,500   600,000  $53,831.25   $23,750.00     $30,081.25   $50,668.16   $23,750.00     $26,918.16    ($3,163.09)       -5.9%
 2,000   800,000  $71,775.00   $31,666.67     $40,108.33   $67,475.45   $31,666.67     $35,808.78    ($4,299.55)       -6.0%
 2,500 1,000,000  $89,718.75   $39,583.33     $50,135.42   $84,282.74   $39,583.33     $44,699.41    ($5,436.01)       -6.1%





Blackstone Valley Rates:       T-4                        Narragansett Rates:       G-32

Customer Charge                               $0.00       Customer Charge                         $236.43
Transmission Demand Charge     kW x           $0.00       Transmission Demand Charge    kW x        $1.27
Distribution Demand Charge     kW x           $1.44       Distribution Demand Charge    kW x        $1.56
Distribution Energy Charge     kWh x       $0.01625       Distribution Energy Charge    kWh x    $0.00705
Transition Energy Charge       kWh x       $0.02320       Transition Energy Charge      kWh x    $0.02320
DSM Adjustment                 kWh x       $0.00230       DSM Adjustment                kWh x    $0.00230
Transmission and S.O. Adjs.    kWh x       $0.00278       Transmission and S.O. Adjs.   kWh x   ($0.00129)
PBR Adjustment & FAS 106       kWh x       $0.00000       PBR Adjustment & FAS 106      kWh x    $0.00434

Gross Earnings Tax                             4.00%      Gross Earnings Tax                         4.00%

Standard Offer Charge          kWh x       $0.03800       Standard Offer Charge         kWh x    $0.03800

                             The Narragansett Electric Company                     The Narragansett Electric Company
                            Calculation of Monthly Typical Bill                                    R.I.P.U.C. Docket
                       Shifting BVE Customers to Narragansett Rates                                  Exhibit JMM - 9
                               Impact on G-5 Rate Customers                                            Page 23 of 26

Hours Use:  300


                        Blackstone Valley Rates                       Narragansett Rates                     Difference

Monthly Power                   Standard                                Standard
 kWh      kWh       Total        Offer       "Wires"        Total        Offer          "Wires"         Amount      % of Total
 ---      ---       -----       --------     -------        ------      --------        -------      ------------- -------------
 200    60,000    $5,492.50    $2,375.00     $3,117.50     $5,435.86    $2,375.00      $3,060.86       ($56.64)         -1.0%
 300    90,000    $8,238.75    $3,562.50     $4,676.25     $8,030.66    $3,562.50      $4,468.16      ($208.09)         -2.5%
 400   120,000    $10,985.00   $4,750.00     $6,235.00    $10,625.45    $4,750.00      $5,875.45      ($359.55)         -3.3%
 500   150,000    $13,731.25   $5,937.50     $7,793.75    $13,220.24    $5,937.50      $7,282.74      ($511.01)         -3.7%
 600   180,000    $16,477.50   $7,125.00     $9,352.50    $15,815.03    $7,125.00      $8,690.03      ($662.47)         -4.0%





Blackstone Valley Rates:       G-5                        Narragansett Rates:       G-32

Customer Charge                               $0.00       Customer Charge                         $236.43
Transmission Demand Charge     kW x           $0.00       Transmission Demand Charge    kW x        $1.27
Distribution Demand Charge     kW x           $1.35       Distribution Demand Charge    kW x        $1.56
Distribution Energy Charge     kWh x       $0.01710       Distribution Energy Charge    kWh x    $0.00705
Transition Energy Charge       kWh x       $0.02320       Transition Energy Charge      kWh x    $0.02320
DSM Adjustment                 kWh x       $0.00230       DSM Adjustment                kWh x    $0.00230
Transmission and S.O. Adjs.    kWh x       $0.00278       Transmission and S.O. Adjs.   kWh x   ($0.00129)
PBR Adjustment & FAS 106       kWh x       $0.00000       PBR Adjustment & FAS 106      kWh x    $0.00434

Gross Earnings Tax                             4.00%      Gross Earnings Tax                         4.00%

Standard Offer Charge          kWh x       $0.03800       Standard Offer Charge         kWh x    $0.03800

                             The Narragansett Electric Company                     The Narragansett Electric Company
                            Calculation of Monthly Typical Bill                                    R.I.P.U.C. Docket
                       Shifting BVE Customers to Narragansett Rates                                  Exhibit JMM - 9
                               Impact on T-5 Rate Customers                                            Page 24 of 26

Hours Use:  400


                        Blackstone Valley Rates                       Narragansett Rates                     Difference

Monthly Power                  Standard                                Standard
 kWh      kWh       Total       Offer        "Wires"        Total        Offer          "Wires"         Amount      % of Total
 ---      ---       -----      --------      -------        ------      --------        -------      ------------- -------------
 200    80,000    $7,229.59    $3,166.67    $4,062.92     $6,969.20     $3,166.67      $3,802.53      ($260.39)         -3.6%
 300   120,000    $10,844.38   $4,750.00    $6,094.38    $10,330.66     $4,750.00     $ 5,580.66      ($513.72)         -4.7%
 400   160,000    $14,459.16   $6,333.33    $8,125.83    $13,692.11    $ 6,333.33     $ 7,358.78      ($767.05)         -5.3%
 500   200,000    $18,073.96   $7,916.67   $10,157.29    $17,053.58    $ 7,916.67      $9,136.91    ($1,020.38)         -5.6%
 600   240,000    $21,688.75   $9,500.00   $12,188.75    $20,415.03    $ 9,500.00    $ 10,915.03    ($1,273.72)         -5.9%





Blackstone Valley Rates:       T-5                        Narragansett Rates:       G-32

Customer Charge                              $0.00        Customer Charge                         $236.43
Transmission Demand Charge     kW x          $0.00        Transmission Demand Char      kW x        $1.27
Distribution Demand Charge     kW x          $1.35        Distribution Demand Charge    kW x        $1.56
Distribution Energy Charge     kWh x      $0.01710        Distribution Energy Charge    kWh x    $0.00705
Transition Energy Charge       kWh x      $0.02320        Transition Energy Charge      kWh x    $0.02320
DSM Adjustment                 kWh x      $0.00230        DSM Adjustment                kWh x    $0.00230
Transmission and S.O. Adjs.    kWh x      $0.00278        Transmission and S.O. Adjs.   kWh x   ($0.00129)
PBR Adjustment & FAS 106       kWh x      $0.00000        PBR Adjustment & FAS 106      kWh x    $0.00434

Gross Earnings Tax                            4.00%       Gross Earnings Tax                         4.00%

Standard Offer Charge          kWh x      $0.03800        Standard Offer Charge         kWh x    $0.03800

                             The Narragansett Electric Company                     The Narragansett Electric Company
                            Calculation of Monthly Typical Bill                                    R.I.P.U.C. Docket
                       Shifting BVE Customers to Narragansett Rates                                  Exhibit JMM - 9
                               Impact on T-6 Rate Customers                                            Page 25 of 26

Hours Use:  450


                        Blackstone Valley Rates                       Narragansett Rates                     Difference

Monthly Power                  Standard                                Standard
 kWh      kWh       Total       Offer        "Wires"        Total        Offer          "Wires"         Amount      % of Total
 ---      ---       -----      --------      -------        ------      --------        -------      ------------- -------------
 500     225,000  $18,900.78    $8,906.25   $9,994.53    $18,970.24     $8,906.25     $10,063.99        $69.46          0.4%
 1,000   450,000  $37,801.56   $17,812.50  $19,989.06    $37,694.20    $17,812.50     $19,881.70     ($107.36)         -0.3%
 1,500   675,000  $56,702.34   $26,718.75  $29,983.59    $56,418.16    $26,718.75     $29,699.41     ($284.18)         -0.5%
 2,000   900,000  $75,603.13   $35,625.00  $39,978.13    $75,142.11    $35,625.00     $39,517.11     ($461.02)         -0.6%
 2,500 1,125,000  $94,503.91   $44,531.25  $49,972.66    $93,866.07    $44,531.25     $49,334.82     ($637.84)         -0.7%





Blackstone Valley Rates:T-6                               Narragansett RatesG-32

Customer Charge                              $0.00        Customer Charge                         $236.43
Transmission Demand Charge     kW x          $0.00        Transmission Demand Charge    kW x        $1.27
Distribution Demand Charge     kW x          $1.32        Distribution Demand Charge    kW x        $1.56
Distribution Energy Charge     kWh x      $0.01143        Distribution Energy Charge    kWh x    $0.00705
Transition Energy Charge       kWh x      $0.02320        Transition Energy Charge      kWh x    $0.02320
DSM Adjustment                 kWh x      $0.00230        DSM Adjustment                kWh x    $0.00230
Transmission and S.O. Adjs.    kWh x      $0.00278        Transmission and S.O. Adjs.   kWh x   ($0.00129)
PBR Adjustment & FAS 106       kWh x      $0.00000        PBR Adjustment & FAS 106      kWh x    $0.00434

Gross Earnings Tax                            4.00%       Gross Earnings Tax                         4.00%

Standard Offer Charge          kWh x      $0.03800        Standard Offer Charge         kWh x    $0.03800

                             The Narragansett Electric Company                     The Narragansett Electric Company
                            Calculation of Monthly Typical Bill                                    R.I.P.U.C. Docket
                       Shifting BVE Customers to Narragansett Rates                                  Exhibit JMM - 9
                               Impact on T-6 Rate Customers                                            Page 26 of 26

Hours Use:  600


                        Blackstone Valley Rates                       Narragansett Rates                      Difference

Monthly Power                     Standard                                 Standard
 kWh      kWh       Total          Offer        "Wires"        Total         Offer         "Wires"        Amount      % of Total
 ---      ---       -----         --------      -------        ------       --------       -------     ------------- -------------
3,000  1,800,000  $149,831.25    $71,250.00     $78,581.25   $149,300.75    $71,250.00    $78,050.75     ($530.50)       -0.4%
4,000  2,400,000  $199,775.00    $95,000.00    $104,775.00   $193,123.67    $95,000.00    $98,123.67   ($6,651.33)       -3.3%
5,000  3,000,000  $249,718.75   $118,750.00    $130,968.75   $236,946.58   $118,750.00   $118,196.58  ($12,772.17)       -5.1%
6,000  3,600,000  $299,662.50   $142,500.00    $157,162.50   $280,769.50   $142,500.00   $138,269.50  ($18,893.00)       -6.3%
7,000  4,200,000  $349,606.25   $166,250.00    $183,356.25   $324,592.42   $166,250.00   $158,342.42  ($25,013.83)       -7.2%





Blackstone Valley Rates:       T-6                        Narragansett Rates:       G-32

Customer Charge                              $0.00        Customer Charge                      $17,118.72
Transmission Demand Charge     kW x          $0.00        Transmission Demand Charge    kW x        $1.39
Distribution Demand Charge     kW x          $1.32        Distribution Demand Charge    kW x        $0.75
Transition Demand Charge      kWh x          $0.00        Transition Demand Charge      kWh x       $0.00
Distribution Energy Charge    kWh x       $0.01143        Distribution Energy Charge    kWh x    $0.00000
Transition Energy Charge      kWh x       $0.02320        Transition Energy Charge      kWh x    $0.02320
DSM Adjustment                kWh x       $0.00230        DSM Adjustment                kWh x    $0.00230
Transmission and S.O. Adjs.   kWh x       $0.00278        Transmission and S.O. Adjs.   kWh x   ($0.00129)
PBR Adjustment & FAS 106      kWh x       $0.00000        PBR Adjustment & FAS 106      kWh x    $0.00434

Gross Earnings Tax                            4.00%       Gross Earnings Tax                         4.00%

Standard Offer Charge         kWh x       $0.03800        Standard Offer Charge         kWh x    $0.03800

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Exhibit JMM-10



                               Exhibit JMM-10

                           Newport Typical Bills

                                               The Narragansett Electric Company

Range:  A-10                   THE NARRAGANSETT ELECTRIC COMPANY         R.I.P.U.C. Docket
Date:   14-May-99             CALCULATION OF MONTHLY TYPICAL BILL        Exhibit JMM - 10
Time:   12:35 PM        SHIFTING NEC CUSTOMERS TO NARRAGANSETT RATES     Page 1 of 23
                               IMPACT ON R-1 RATE CUSTOMERS


                      Newport Rates                              Narragansett Rates                       Difference
    Monthly             Standard                                     Standard
     kWh           Total          Offer       "Wires"          Total          Offer      "Wires"        Amount     % of Total

      120          $17.35          $4.75        $12.60         $16.41          $4.75       $11.66       ($0.94)        -5.4%
      240          $31.47          $9.50        $21.97         $30.17          $9.50       $20.67       ($1.30)        -4.1%
      480          $59.71         $19.00        $40.71         $57.70         $19.00       $38.70       ($2.01)        -3.4%
      700          $85.60         $27.71        $57.89         $82.94         $27.71       $55.23       ($2.66)        -3.1%
      950         $115.01         $37.60        $77.41        $111.60         $37.60       $74.00       ($3.41)        -3.0%
      500          $62.06         $19.79        $42.27         $59.99         $19.79       $40.20       ($2.07)        -3.3%


Newport Rates:      R-1                                            Narragansett Rates:    A-16

Customer Charge                                   $3.10            Customer Charge                                   $2.54
Transmission Energy Charge            kWh x     $0.00000           Transmission Energy Charge           kWh x     $0.00436
Distribution Energy Charge            kWh x     $0.04653           Distribution Energy Charge           kWh x     $0.03246
Transition Energy Charge              kWh x     $0.02340           Transition Energy Charge             kWh x     $0.02340
DSM Adjustment                        kWh x     $0.00230           DSM Adjustment                       kWh x     $0.00230
Transmission and S.O. Adjs.           kWh x     $0.00273           Transmission and S.O. Adjs.          kWh x    ($0.00136)
PBR Adj, FAS 106 & Dist. Surcharge    kWh x     $0.00000           PBR Adj, FAS 106 & Dist. Surcharge   kWh x     $0.01095

Gross Earnings Tax                                 4.00%           Gross Earnings Tax                                 4.00%

Standard Offer Charge                 kWh x     $0.03800           Standard Offer Charge                kWh x     $0.03800




                                                                                                 The Narragansett Electric Company
                                                                                                 R.I.P.U.C. Docket
                                                                                                 Exhibit JMM - 10
                                                                                                 Page 1 of 23




File:     C:\123data\JAMES\M&A\BASE\Necbill4.wk4                                           The Narragansett Electric Company
Range:    TA                              THE NARRAGANSETT ELECTRIC COMPANY                R.I.P.U.C. Docket
Date:     14-May-99                        CALCULATION OF MONTHLY TYPICAL BILL             Exhibit JMM - 10
Time:     12:35 PM                   SHIFTING NEC CUSTOMERS TO NARRAGANSETT RATES          Page 2 of 23
                                            IMPACT ON W-1 RATE CUSTOMERS


                          Newport Rates                             Narragansett Rates                           Difference
    Monthly                 Standard                                  Standard
      kWh           Total          Offer       "Wires"          Total          Offer       "Wires"         Amount     % of Total

      750           $74.07         $29.69        $44.38         $86.03         $29.69        $56.34         $11.96        16.1%
     1,500         $144.71         $59.38        $85.33        $172.05         $59.38       $112.67         $27.34        18.9%
     3,000         $285.99        $118.75       $167.24        $344.09        $118.75       $225.34         $58.10        20.3%
     4,600         $436.69        $182.08       $254.61        $527.61        $182.08       $345.53         $90.92        20.8%
     6,000         $568.55        $237.50       $331.05        $688.19        $237.50       $450.69        $119.64        21.0%


Newport Rates:           W-1                                       Narragansett Rates: A-16

Customer Charge                                    $3.29           Customer Charge                                      $0.00
Transmission Energy Charge            kWh x     $0.00000           Transmission Energy Charge              kWh x     $0.00436
Distribution Energy Charge            kWh x     $0.02399           Distribution Energy Charge              kWh x     $0.03246
Transition Energy Charge              kWh x     $0.02340           Transition Energy Charge                kWh x     $0.02340
DSM Adjustment                        kWh x     $0.00230           DSM Adjustment                          kWh x     $0.00230
Transmission and S.O. Adjs.           kWh x     $0.00273           Transmission and S.O. Adjs.             kWh x    ($0.00136)
PBR Adj, FAS 106 & Dist. Surcharge    kWh x     $0.00000           PBR Adj, FAS 106 & Dist. Surcharge      kWh x     $0.01095

Gross Earnings Tax                                 4.00%           Gross Earnings Tax                                    4.00%

Standard Offer Charge                 kWh x     $0.03800           Standard Offer Charge                   kWh x     $0.03800




                                                                                               The Narragansett Electric Company
                                                                                               R.I.P.U.C. Docket
                                                                                               Exhibit JMM - 10
                                                                                               Page 2 of 23




File:   C:\123data\JAMES\M&A\BASE\Necbill4.wk4                                                 The Narragansett Electric Company
Range:  A-30A                                 THE NARRAGANSETT ELECTRIC COMPANY                R.I.P.U.C. Docket
Date:   14-May-99                            CALCULATION OF MONTHLY TYPICAL BILL               Exhibit JMM - 10
Time:   12:35 PM                        SHIFTING NEC CUSTOMERS TO NARRAGANSETT RATES           Page 3 of 23
                                               IMPACT ON R-4 RATE CUSTOMERS

KWH SPLIT:    -ON-PEAK         23%
              -OFF-PEAK        77%


                         Newport Rates                               Narragansett Rates                    Difference
    Monthly               Standard                                     Standard
      kWh         Total          Offer       "Wires"          Total          Offer      "Wires"         Amount     % of Total

     2,000        $248.04         $79.17      $168.87        $212.92         $79.17      $133.75       ($35.12)       -14.2%
     2,500        $308.29         $98.96      $209.33        $264.39         $98.96      $165.43       ($43.90)       -14.2%
     3,000        $368.53        $118.75      $249.78        $315.86        $118.75      $197.11       ($52.67)       -14.3%
     4,000        $489.01        $158.33      $330.68        $418.81        $158.33      $260.48       ($70.20)       -14.4%
     5,000        $609.51        $197.92      $411.59        $521.76        $197.92      $323.84       ($87.75)       -14.4%


Newport Rates:           R-4                                       Narragansett Rates:       A-32

Customer Charge                                    $6.78           Customer Charge                                 $2.30
Meter Charge                                       $0.00           Meter Charge                                    $4.44

Transmission Energy Charge            kWh x     $0.00000           Transmission Energy Charge            kWh x     $0.00392
Dist Peak Energy Charge               kWh x     $0.11000           Distribution Energy Charge            kWh x     $0.02162
Dist Off Peak Energy Charge           kWh x     $0.03109
Transition Energy Charge              kWh x     $0.02340           Transition Energy Charge              kWh x     $0.02340
DSM Adjustment                        kWh x     $0.00230           DSM Adjustment                        kWh x     $0.00230
Transmission and S.O. Adjs.           kWh x     $0.00273           Transmission and S.O. Adjs.           kWh x    ($0.00136)
PBR Adj, FAS 106 & Dist. Surcharge    kWh x     $0.00000           PBR Adj, FAS 106 & Dist. Surcharge    kWh x     $0.01095

Gross Earnings Tax                                 4.00%           Gross Earnings Tax                                  4.00%

Standard Offer Charge                 kWh x     $0.03800           Standard Offer Charge                 kWh x     $0.03800


                                                                                         The Narragansett Electric Company
                                                                                         R.I.P.U.C. Docket
                                                                                         Exhibit JMM - 10
                                                                                         Page 3 of 23



File:    C:\123data\JAMES\M&A\BASE\Necbill4.wk4                                          The Narragansett Electric Company
Range:   A-30B                                 THE NARRAGANSETT ELECTRIC COMPANY         R.I.P.U.C. Docket
Date:    14-May-99                            CALCULATION OF MONTHLY TYPICAL BILL        Exhibit JMM - 10
Time:    12:35 PM                        SHIFTING NEC CUSTOMERS TO NARRAGANSETT RATES    Page 4 of 23
                                                IMPACT ON R-4 RATE CUSTOMERS


KWH SPLIT:    -ON-PEAK         26%
              -OFF-PEAK        77%


                        Newport Rates                            Narragansett Rates                       Difference
    Monthly              Standard                                   Standard
      kWh          Total         Offer      "Wires"          Total          Offer       "Wires"         Amount     % of Total

     3,000       $375.93        $118.75      $257.18        $315.86        $118.75       $197.11       ($60.07)       -16.0%
     4,000       $498.88        $158.33      $340.55        $418.81        $158.33       $260.48       ($80.07)       -16.0%
     5,000       $621.84        $197.92      $423.92        $521.76        $197.92       $323.84      ($100.08)       -16.1%
     6,000       $744.79        $237.50      $507.29        $624.71        $237.50       $387.21      ($120.08)       -16.1%
     7,000       $867.74        $277.08      $590.66        $727.65        $277.08       $450.57      ($140.09)       -16.1%


Newport Rates:           R-4                                       Narragansett Rates:   A-32

Customer Charge                                    $6.78           Customer Charge                                  $2.30
Meter Charge                                       $0.00           Meter Charge                                     $4.44

Transmission Energy Charge            kWh x     $0.00000           Transmission Energy Charge          kWh x     $0.00392
Dist Peak Energy Charge               kWh x     $0.11000           Distribution Energy Charge          kWh x     $0.02162
Dist Off Peak Energy Charge           kWh x     $0.03109
Transition Energy Charge              kWh x     $0.02340           Transition Energy Charge            kWh x     $0.02340
DSM Adjustment                        kWh x     $0.00230           DSM Adjustment                      kWh x     $0.00230
Transmission and S.O. Adjs.           kWh x     $0.00273           Transmission and S.O. Adjs.         kWh x    ($0.00136)
PBR Adj, FAS 106 & Dist. Surcharge    kWh x     $0.00000           PBR Adj, FAS 106 & Dist. Surcharge  kWh x     $0.01095

Gross Earnings Tax                                 4.00%           Gross Earnings Tax                                4.00%

Standard Offer Charge                 kWh x     $0.03800           Standard Offer Charge               kWh x     $0.03800


                                                                                             The Narragansett Electric Company
                                                                                             R.I.P.U.C. Docket
                                                                                             Exhibit JMM - 10
                                                                                             Page 4 of 23



File:  C:\123data\JAMES\M&A\BASE\Necbill4.wk4                                              The Narragansett Electric Company
Range: A-65A                                 THE NARRAGANSETT ELECTRIC COMPANY             R.I.P.U.C. Docket
Date:  14-May-99                            CALCULATION OF MONTHLY TYPICAL BILL            Exhibit JMM - 10
Time:  12:49 PM                        SHIFTING NEC CUSTOMERS TO NARRAGANSETT RATES        Page 5 of 23
                                                IMPACT ON R-2 RATE CUSTOMERS


                          Newport Rates                              Narragansett Rates                      Difference
    Monthly                 Standard                                      Standard
      kWh            Total          Offer       "Wires"          Total          Offer       "Wires"       Amount     % of Total

      100            $9.94          $3.96         $5.98          $9.35          $3.96         $5.39      ($0.59)       -5.9%
      300           $25.37         $11.88        $13.49         $28.06         $11.88        $16.18        $2.69       10.6%
      500           $47.96         $19.79        $28.17         $48.05         $19.79        $28.26        $0.09        0.2%
      700           $70.57         $27.71        $42.86         $68.04         $27.71        $40.33      ($2.53)       -3.6%
     1,000         $104.46         $39.58        $64.88         $98.02         $39.58        $58.44      ($6.44)       -6.2%

Newport Rates:           R-2                                       Narragansett Rates:  A-60

Customer Charge                                    $2.14           Customer Charge                                    $0.00
Transmission Energy Charge            kWh x     $0.00000           Transmission Energy Charge            kWh x     $0.00338
Dist. Energy Charge first 300 kWh     kWh x     $0.00759           Distribution Energy Charge            kWh x     $0.02521
Dist. Energy Charge excess 300 kWh    kWh x     $0.04206           Dist. Surcharge & FAS 106             kWh x     $0.00729
Transition Energy Charge              kWh x     $0.02340           Transition Energy Charge              kWh x     $0.02340
DSM Adjustment                        kWh x     $0.00230           DSM Adjustment                        kWh x     $0.00230
Transmission and S.O. Adjs.           kWh x     $0.00273           Transmission and S.O. Adjs.           kWh x    ($0.00136)
                                                                   Credit First 300 kWh                  kWh x    ($0.00616)
A-60 Rate Credit                      kWh x     $0.00000           A-60 Rate Credit                      kWh x    ($0.00227)

Gross Earnings Tax                                 4.00%           Gross Earnings Tax                                  4.00%

Standard Offer Charge                 kWh x     $0.03800           Standard Offer Charge                 kWh x     $0.03800




                                                                                           The Narragansett Electric Company
                                                                                           R.I.P.U.C. Docket
                                                                                           Exhibit JMM - 10
                                                                                           Page 5 of 23


File:   C:\123data\JAMES\M&A\BASE\Necbill4.wk4                                            The Narragansett Electric Company
Range:  A-02A                                 THE NARRAGANSETT ELECTRIC COMPANY           R.I.P.U.C. Docket
Date:   14-May-99                             CALCULATION OF MONTHLY TYPICAL BILL         Exhibit JMM - 10
Time:   12:35 PM                        SHIFTING NEC CUSTOMERS TO NARRAGANSETT RATES      Page 6 of 23
                                              IMPACT ON H1 RATE CUSTOMERS



                        Newport Rates                           Narragansett Rates                        Difference
    Monthly               Standard                                  Standard
      kWh          Total        Offer       "Wires"         Total         Offer       "Wires"         Amount     % of Total

      500         $67.80       $19.79        $48.01        $64.97        $19.79        $45.18        ($2.83)        -4.2%
     1,500       $178.33       $59.38       $118.95       $182.99        $59.38       $123.61          $4.66        -2.6%
     2,500       $288.86       $98.96       $189.90       $301.00        $98.96       $202.04         $12.14         4.2%
     3,500       $399.39      $138.54       $260.85       $419.00       $138.54       $280.46         $19.61         4.9%
     4,500       $509.93      $178.13       $331.80       $537.02       $178.13       $358.89         $27.09         5.3%


Newport Rates:           H-1                                       Narragansett Rates:    C-06

Customer Charge                                   $12.03           Customer Charge                               $5.73
Transmission Energy Charge            kWh x     $0.00000           Transmission Energy Charge          kWh x     $0.00536
Distribution Energy Charge            kWh x     $0.03968           Distribution Energy Charge          kWh x     $0.03464
Transition Energy Charge              kWh x     $0.02340           Transition Energy Charge            kWh x     $0.02340
DSM Adjustment                        kWh x     $0.00230           DSM Adjustment                      kWh x     $0.00230
Transmission and S.O. Adjs.           kWh x     $0.00273           Transmission and S.O. Adjs.         kWh x    ($0.00136)
PBR Adj, FAS 106 & Dist. Surcharge    kWh x     $0.00000           PBR Adj, FAS 106 & Dist. Surcharge  kWh x     $0.01095

Gross Earnings Tax                                 4.00%           Gross Earnings Tax                                4.00%

Standard Offer Charge                 kWh x     $0.03800           Standard Offer Charge               kWh x     $0.03800




                                                                                          The Narragansett Electric Company
                                                                                          R.I.P.U.C. Docket
                                                                                          Exhibit JMM - 10
                                                                                          Page 6 of 23



File:   C:\123data\JAMES\M&A\BASE\Necbill4.wk4                                            The Narragansett Electric Company
Range:  A-02B                                 THE NARRAGANSETT ELECTRIC COMPANY           R.I.P.U.C. Docket
Date:   14-May-99                            CALCULATION OF MONTHLY TYPICAL BILL          Exhibit JMM - 10
Time:   12:35 PM                        SHIFTING NEC CUSTOMERS TO NARRAGANSETT RATES      Page 7 of 23
                                                 IMPACT ON H-2 RATE CUSTOMERS



                         Newport Rates                           Narragansett Rates                      Difference
    Monthly                Standard                                 Standard
      kWh           Total          Offer       "Wires"       Total         Offer      "Wires"       Amount    % of Total

      500          $63.76         $19.79        $43.97      $59.00        $19.79       $39.21      ($4.76)         -7.5%
     1,000        $122.74         $39.58        $83.16     $118.01         39.58       $78.43      ($4.73)         -3.9%
     1,500        $181.72         $59.38       $122.34     $117.02        $59.38      $117.64      ($4.70)         -2.6%
     2,000        $240.70         $79.17       $161.53     $236.02        $79.17      $156.85      ($4.68)         -1.9%
     2,500        $299.68         $98.96       $200.72     $295.03        $98.96      $196.07      ($4.65)         -1.6%


Newport Rates:           H-2                                       Narragansett Rates:   C-06

Customer Charge                                    $4.59           Customer Charge                                   $0.00
Transmission Energy Charge            kWh x     $0.00000           Transmission Energy Charge           kWh x     $0.00536
Distribution Energy Charge            kWh x     $0.04681           Distribution Energy Charge           kWh x     $0.03464
Transition Energy Charge              kWh x     $0.02340           Transition Energy Charge             kWh x     $0.02340
DSM Adjustment                        kWh x     $0.00230           DSM Adjustment                       kWh x     $0.00230
Transmission and S.O. Adjs.           kWh x     $0.00273           Transmission and S.O. Adjs.          kWh x    ($0.00136)
PBR Adj, FAS 106 & Dist. Surcharge    kWh x     $0.00000           PBR Adj, FAS 106 & Dist. Surcharge   kWh x     $0.01095

Gross Earnings Tax                                 4.00%           Gross Earnings Tax                                 4.00%

Standard Offer Charge                 kWh x     $0.03800           Standard Offer Charge                kWh x     $0.03800




                                                                                        The Narragansett Electric Company
                                                                                        R.I.P.U.C. Docket
                                                                                        Exhibit JMM - 10
                                                                                        Page 7 of 23




File:   C:\123data\JAMES\M&A\BASE\Necbill4.wk4                                          The Narragansett Electric Company
Range:  C-02C                                 THE NARRAGANSETT ELECTRIC COMPANY         R.I.P.U.C. Docket
Date:   14-May-99                            CALCULATION OF MONTHLY TYPICAL BILL        Exhibit JMM - 10
Time:   12:35 PM                        SHIFTING NEC CUSTOMERS TO NARRAGANSETT RATES    Page 8 of 23
                                                IMPACT ON G-1 RATE CUSTOMERS



                          Newport Rates                            Narragansett Rates                Difference
    Monthly                 Standard                                    Standard
      kWh          Total        Offer     "Wires"        Total        Offer       "Wires"         Amount     % of Total

      250         $36.08        $9.90      $26.18       $35.48        $9.90        $25.58        ($0.60)       -1.7%
      500         $68.57       $19.79      $48.78       $64.97       $19.79        $45.18        ($3.60)       -5.3%
      750        $101.06       $29.69      $71.37       $94.48       $29.69        $64.79        ($6.58)       -6.5%
     1,000       $133.54       $39.58      $93.96      $123.98       $39.58        $84.40        ($9.56)       -7.2%
     1,250       $166.03       $49.48     $116.55      $153.48       $49.48       $104.00       ($12.55)       -7.6%


Newport Rates:           G-1                                       Narragansett Rates:  C-06

Customer Charge                                    $3.45           Customer Charge                                 $5.73
Transmission Energy Charge            kWh x     $0.00000           Transmission Energy Charge          kWh x    $0.00536
Distribution Energy Charge            kWh x     $0.05832           Distribution Energy Charge          kWh x    $0.03464
Transition Energy Charge              kWh x     $0.02340           Transition Energy Charge            kWh x    $0.02340
DSM Adjustment                        kWh x     $0.00230           DSM Adjustment                      kWh x    $0.00230
Transmission and S.O. Adjs.           kWh x     $0.00273           Transmission and S.O. Adjs.         kWh x   ($0.00136)
PBR Adj, FAS 106 & Dist. Surcharge    kWh x     $0.00000           PBR Adj, FAS 106 & Dist. Surcharge  kWh x    $0.01095

Gross Earnings Tax                                 4.00%           Gross Earnings Tax                               4.00%

Standard Offer Charge                 kWh x     $0.03800           Standard Offer Charge               kWh x    $0.03800



                                                                                          The Narragansett Electric Company
                                                                                          R.I.P.U.C. Docket
                                                                                          Exhibit JMM - 10
                                                                                          Page 8 of 23




File:   C:\123data\JAMES\M&A\BASE\Necbill4.wk4                                            The Narragansett Electric Company
Range:  C-02D                               THE NARRAGANSETT ELECTRIC COMPANY             R.I.P.U.C. Docket
Date:   14-May-99                            CALCULATION OF MONTHLY TYPICAL BILL          Exhibit JMM - 10
Time:   12:35 PM                        SHIFTING NEC CUSTOMERS TO NARRAGANSETT RATES      Page 9 of 23
                                             IMPACT ON W-1 RATE CUSTOMERS



                       Newport Rates                              Narragansett Rates                       Difference
    Monthly             Standard                                     Standard
      kWh         Total          Offer     "Wires"          Total          Offer     "Wires"         Amount     % of Total

      125        $15.20          $4.95      $10.25         $14.75          $4.95       $9.80        ($0.45)        -3.0%
      250        $26.98          $9.90      $17.08         $29.51          $9.90      $19.61          $2.53         9.4%
      375        $38.74         $14.84      $23.90         $44.25         $14.84      $29.41          $5.51        14.2%
      500        $50.52         $19.79      $30.73         $59.00         $19.79      $39.21          $8.48        16.8%
     1,000       $97.61         $39.58      $58.03        $118.01         $39.58      $78.43         $20.40        20.9%


Newport Rates:           W-1                                       Narragansett Rates:  C-06

Customer Charge                                    $3.29           Customer Charge                               $0.00
Transmission Energy Charge            kWh x     $0.00000           Transmission Energy Charge          kWh x     $0.00536
Distribution Energy Charge            kWh x     $0.02399           Distribution Energy Charge          kWh x     $0.03464
Transition Energy Charge              kWh x     $0.02340           Transition Energy Charge            kWh x     $0.02340
DSM Adjustment                        kWh x     $0.00230           DSM Adjustment                      kWh x     $0.00230
Transmission and S.O. Adjs.           kWh x     $0.00273           Transmission and S.O. Adjs.         kWh x    ($0.00136)
PBR Adj, FAS 106 & Dist. Surcharge    kWh x     $0.00000           PBR Adj, FAS 106 & Dist. Surcharge  kWh x     $0.01095

Gross Earnings Tax                                 4.00%           Gross Earnings Tax                               4.00%

Standard Offer Charge                 kWh x     $0.03800           Standard Offer Charge               kWh x    $0.03800



                                                                                   The Narragansett Electric Company
                                                                                   R.I.P.U.C. Docket
                                                                                   Exhibit JMM - 10
                                                                                   Page 9 of 23




File:   C:\123data\JAMES\M&A\BASE\Necbill4.wk4                                        The Narragansett Electric Company
Range:  G-00                                  THE NARRAGANSETT ELECTRIC COMPANY       R.I.P.U.C. Docket
Date:   14-May-99                            CALCULATION OF MONTHLY TYPICAL BILL      Exhibit JMM - 10
Time:   12:35 PM                        SHIFTING NEC CUSTOMERS TO NARRAGANSETT RATES  Page 10 of 23
                                             IMPACT ON H-1 RATE CUSTOMERS

Hours Use:         300


    Monthly                 Newport Rates                            Narragansett Rates                          Difference
     Power                   Standard                                     Standard
kW        kWh         Total         Offer       "Wires"          Total          Offer        "Wires"        Amount     % of Total

 20      6,000       $675.72        $237.50       $438.22        $647.93        $237.50        $410.43      ($27.29)        -4.1%

 50     15,000     $1,670.50        $593.75     $1,076.75      $1,525.58        $593.75        $931.83     ($144.92)        -8.7%

100     30,000     $3,328.47      $1,187.50     $2,140.97      $2,988.34      $1,187.50      $1,800.84     ($340.13)       -10.2%

150     45,000     $4,986.44      $1,781.25     $3,205.19      $4,451.10      $1,781.25      $2,669.85     ($535.34)       -10.7%



Newport Rates:           H-1                                       Narragansett Rates:   G-02

Customer Charge                                   $12.03           Customer Charge                                       $103.41
Transmission Demand Charge            kWh x        $0.00           Transmission Demand Charge-xcs 10 kW        kWh x       $1.40
Distribution Demand Charge            kWh x        $0.00           Distribution Demand Charge-xcs 10 kW        kWh x       $2.91
Distribution Energy Charge            kWh x     $0.03968           Distribution Energy charge                  kWh x    $0.00596
Transition Energy Charge              kWh x     $0.02340           Transition Energy Charge                    kWh x    $0.02340
DSM Adjustment                        kWh x     $0.00230           DSM Adjustment                              kWh x    $0.00230
Transmission and S.O. Adjs.           kWh x     $0.00273           Transmission and S.O. Adjs.                 kWh x   ($0.00136)
PBR Adj, FAS 106 & Dist. Surcharge    kWh x     $0.00000           PBR Adj, FAS 106 & Dist. Surcharge          kWh x    $0.01095

Gross Earnings Tax                                 4.00%           Gross Earnings Tax                                       4.00%

Standard Offer Charge                 kWh x     $0.03800           Standard Offer Charge                       kWh x    $0.03800



                                                                                  The Narragansett Electric Company
                                                                                  R.I.P.U.C. Docket
                                                                                  Exhibit JMM - 10
                                                                                  Page 10 of 23



File:   C:\123data\JAMES\M&A\BASE\Necbill4.wk4                                     The Narragansett Electric Company
Range:  G-00A                             THE NARRAGANSETT ELECTRIC COMPANY        R.I.P.U.C. Docket
Date:   14-May-99                       CALCULATION OF MONTHLY TYPICAL BILL        Exhibit JMM - 10
Time:   12:35 PM                    SHIFTING NEC CUSTOMERS TO NARRAGANSETT RATES   Page 11 of 23
                                        IMPACT ON H-2 RATE CUSTOMERS

Hours Use:         300


    Monthly                  Newport Rates                             Narragansett Rates                      Difference
     Power                    Standard                                    Standard
kW        kWh          Total         Offer       "Wires"         Total          Offer      "Wires"       Amount     % of Total

 20       6,000      $712.53       $237.50       $475.03       $540.21        $237.50      $302.71      ($172.32)      -24.2%

 50      15,000    $1,774.16       $593.75     $1,180.41     $1,417.86        $593.75      $824.11      ($356.30)      -20.1%

100      30,000    $3,543.53     $1,187.50     $2,356.03     $2,880.63      $1,187.50    $1,693.13      ($662.90)      -18.7%

150      45,000    $5,312.91     $1,781.25     $3,531.66     $4,343.39      $1,781.25    $2,562.14      ($969.52)      -18.2%



Newport Rates:           H-2                                       Narragansett Rates:  G-02

Customer Charge                                    $4.59           Customer Charge                                        $0.00
Transmission Demand Charge            kWh x        $0.00           Transmission Demand Charge-xcs 10 kW       kWh x       $1.40
Distribution Demand Charge            kWh x        $0.00           Distribution Demand Charge-xcs 10 kW       kWh x       $2.91
Distribution Energy Charge            kWh x     $0.04681           Distribution Energy charge                 kWh x    $0.00596
Transition Energy Charge              kWh x     $0.02340           Transition Energy Charge                   kWh x    $0.02340
DSM Adjustment                        kWh x     $0.00230           DSM Adjustment                             kWh x    $0.00230
Transmission and S.O. Adjs.           kWh x     $0.00273           Transmission and S.O. Adjs.                kWh x   ($0.00136)
PBR Adj, FAS 106 & Dist. Surcharge    kWh x     $0.00000           PBR Adj, FAS 106 & Dist. Surcharge         kWh x    $0.01095

Gross Earnings Tax                                 4.00%           Gross Earnings Tax                                      4.00%

Standard Offer Charge                 kWh x     $0.03800           Standard Offer Charge                      kWh x    $0.03800


                                                                                    The Narragansett Electric Company
                                                                                    R.I.P.U.C. Docket
                                                                                    Exhibit JMM - 10
                                                                                    Page 11 of 23




File:  C:\123data\JAMES\M&A\BASE\Necbill4.wk4                                      The Narragansett Electric Company
Range: G-00B                                 THE NARRAGANSETT ELECTRIC COMPANY     R.I.P.U.C. Docket
Date:  14-May-99                            CALCULATION OF MONTHLY TYPICAL BILL    Exhibit JMM - 10
Time:  12:35 PM                     SHIFTING NEC CUSTOMERS TO NARRAGANSETT RATES   Page 12 of 23
                                          IMPACT ON G-2 RATE CUSTOMERS

Hours Use:         300


    Monthly                  Newport Rates                              Narragansett Rates                      Difference
     Power                    Standard                                      Standard
kW       kWh         Total         Offer       "Wires"         Total          Offer        "Wires"         Amount     % of Total

 20     6,000      $663.71       $237.50       $426.21       $647.93        $237.50        $410.43       ($15.78)        -2.4%

 50    15,000    $1,659.27       $593.75     $1,065.52     $1,525.58        $593.75        $931.83      ($133.69)        -8.1%

100    30,000    $3,318.54     $1,187.50     $2,131.04     $2,988.34      $1,187.50      $1,800.84      ($330.20)       -10.0%

150    45,000    $4,977.81     $1,781.25     $3,196.56     $4,451.10      $1,781.25      $2,669.85      ($526.71)       -10.6%



Newport Rates:           G-2                                       Narragansett Rates:  G-02

Customer Charge                                    $0.00           Customer Charge                                      $103.41
Transmission Demand Charge            kWh x        $0.00           Transmission Demand Charge-xcs 10 kW      kWh x        $1.40
Distribution Demand Charge            kWh x        $1.60           Distribution Demand Charge-xcs 10 kW      kWh x        $2.91
Distribution Energy Charge            kWh x     $0.03443           Distribution Energy charge                kWh x     $0.00596
Transition Energy Charge              kWh x     $0.02340           Transition Energy Charge                  kWh x     $0.02340
DSM Adjustment                        kWh x     $0.00230           DSM Adjustment                            kWh x     $0.00230
Transmission and S.O. Adjs.           kWh x     $0.00273           Transmission and S.O. Adjs.               kWh x    ($0.00136)
PBR Adj, FAS 106 & Dist. Surcharge    kWh x     $0.00000           PBR Adj, FAS 106 & Dist. Surcharge        kWh x     $0.01095

Gross Earnings Tax                                 4.00%           Gross Earnings Tax                                      4.00%

Standard Offer Charge                 kWh x     $0.03800           Standard Offer Charge                     kWh x     $0.03800



                                                                                   The Narragansett Electric Company
                                                                                   R.I.P.U.C. Docket
                                                                                   Exhibit JMM - 10
                                                                                   Page 12 of 23





File:    C:\123data\JAMES\M&A\BASE\Necbill4.wk4                                        The Narragansett Electric Company
Range:   G-00C                          THE NARRAGANSETT ELECTRIC COMPANY              R.I.P.U.C. Docket
Date:    14-May-99                     CALCULATION OF MONTHLY TYPICAL BILL             Exhibit JMM - 10
Time:    12:35 PM                 SHIFTING NEC CUSTOMERS TO NARRAGANSETT RATES         Page 13 of 23
                                        IMPACT ON T-2 RATE CUSTOMERS

Hours Use:         300


    Monthly                     Newport Rates                              Narragansett Rates                Difference
     Power                        Standard                                      Standard
kW     kWh           Total          Offer       "Wires"        Total          Offer       "Wires"         Amount     % of Total

 20    6,000         $663.71        $237.50       $426.21      $647.93        $237.50       $410.43       ($15.78)      -2.4%

 50   15,000       $1,659.27        $593.75     $1,065.52    $1,525.58        $593.75       $931.83      ($133.69)      -8.1%

100   30,000       $3,318.54      $1,187.50     $2,131.04    $2,988.34      $1,187.50     $1,800.84      ($330.20)     -10.0%

150   45,000       $4,977.81      $1,781.25     $3,196.56    $4,451.10      $1,781.25     $2,669.85      ($526.71)     -10.6%


Newport Rates:           T-2                                       Narragansett Rates:   G-02

Customer Charge                                    $0.00           Customer Charge                                       $103.41
Transmission Demand Charge            kWh x        $0.00           Transmission Demand Charge-xcs 10 kW       kWh x        $1.40
Distribution Demand Charge            kWh x        $1.60           Distribution Demand Charge-xcs 10 kW       kWh x        $2.91
Distribution Energy Charge            kWh x     $0.03443           Distribution Energy charge                 kWh x     $0.00596
Transition Energy Charge              kWh x     $0.02340           Transition Energy Charge                   kWh x     $0.02340
DSM Adjustment                        kWh x     $0.00230           DSM Adjustment                             kWh x     $0.00230
Transmission and S.O. Adjs.           kWh x     $0.00273           Transmission and S.O. Adjs.                kWh x    ($0.00136)
PBR Adj, FAS 106 & Dist. Surcharge    kWh x     $0.00000           PBR Adj, FAS 106 & Dist. Surcharge         kWh x     $0.01095

Gross Earnings Tax                                 4.00%           Gross Earnings Tax                                       4.00%

Standard Offer Charge                 kWh x     $0.03800           Standard Offer Charge                      kWh x     $0.03800



                                                                                   The Narragansett Electric Company
                                                                                   R.I.P.U.C. Docket
                                                                                   Exhibit JMM - 10
                                                                                   Page 13 of 23




File:    C:\123data\JAMES\M&A\BASE\Necbill4.wk4                                    The Narragansett Electric Company
Range:   G-00D                         THE NARRAGANSETT ELECTRIC COMPANY           R.I.P.U.C. Docket
Date:    14-May-99                   CALCULATION OF MONTHLY TYPICAL BILL           Exhibit JMM - 10
Time:    12:35 PM               SHIFTING NEC CUSTOMERS TO NARRAGANSETT RATES       Page 14 of 23
                                    IMPACT ON G-5 RATE CUSTOMERS

Hours Use:         400


    Monthly                  Newport Rates                          Narragansett Rates                     Difference
     Power                    Standard                                 Standard
kW         kWh         Total        Offer      "Wires"        Total         Offer       "Wires"       Amount     % of Total

 20      8,000       $835.92      $316.67      $519.25      $813.03       $316.67       $496.36     ($22.89)         -2.7%

 50     20,000     $2,089.80      $791.67    $1,298.13    $1,938.35       $791.67     $1,146.68    ($151.45)         -7.2%

100     40,000     $4,179.58    $1,583.33    $2,596.25    $3,813.66     $1,583.33     $2,230.53    ($365.72)         -8.8%

150     60,000     $6,269.38    $2,375.00    $3,894.38    $5,689.39     $2,375.00     $3,314.39    ($579.99)         -9.3%



Newport Rates:           G-5                                       Narragansett Rates:   G-02

Customer Charge                                    $0.00           Customer Charge                                      $103.41
Transmission Demand Charge            kWh x        $0.00           Transmission Demand Charge-xcs 10 kW      kWh x        $1.40
Distribution Demand Charge            kWh x        $1.76           Distribution Demand Charge-xcs 10 kW      kWh x        $2.91
Distribution Energy Charge            kWh x     $0.02948           Distribution Energy charge                kWh x     $0.00596
Transition Energy Charge              kWh x     $0.02340           Transition Energy Charge                  kWh x     $0.02340
DSM Adjustment                        kWh x     $0.00230           DSM Adjustment                            kWh x     $0.00230
Transmission and S.O. Adjs.           kWh x     $0.00273           Transmission and S.O. Adjs.               kWh x    ($0.00136)
PBR Adj, FAS 106 & Dist. Surcharge    kWh x     $0.00000           PBR Adj, FAS 106 & Dist. Surcharge        kWh x     $0.01095

Gross Earnings Tax                                 4.00%           Gross Earnings Tax                                      4.00%

Standard Offer Charge                 kWh x     $0.03800           Standard Offer Charge                     kWh x     $0.03800



                                                                                    The Narragansett Electric Company
                                                                                    R.I.P.U.C. Docket
                                                                                    Exhibit JMM - 10
                                                                                    Page 14 of 23



File:  C:\123data\JAMES\M&A\BASE\Necbill4.wk4                                       The Narragansett Electric Company
Range: G-00F                          THE NARRAGANSETT ELECTRIC COMPANY             R.I.P.U.C. Docket
Date:  14-May-99                     CALCULATION OF MONTHLY TYPICAL BILL            Exhibit JMM - 10
Time:  12:35 PM                 SHIFTING NEC CUSTOMERS TO NARRAGANSETT RATES        Page 15 of 23
                                     IMPACT ON W-1 RATE CUSTOMERS

Hours Use:         100


    Monthly                 Newport Rates                         Narragansett Rates               Difference
     Power                    Standard                                Standard
kW       kWh       Total        Offer     "Wires"       Total        Offer     "Wires"         Amount     % of Total

   1    100       $12.85        $3.96       $8.89       $8.26        $3.96       $4.30        ($4.59)         -35.7%

   3    300       $31.69       $11.88      $19.81      $24.77       $11.88      $12.89        ($6.92)         -21.8%

   5    500       $50.52       $19.79      $30.73      $41.27       $19.79      $21.48        ($9.25)         -18.3%

 10   1,000       $97.61       $39.58      $58.03      $82.55       $39.58      $42.97       ($15.06)         -15.4%



Newport Rates:           W-1                                       Narragansett Rates:   G-02

Customer Charge                                    $3.29           Customer Charge                                       $0.00
Transmission Demand Charge            kWh x        $0.00           Transmission Demand Charge-xcs 10 kW     kWh x        $1.40
Distribution Demand Charge            kWh x        $0.00           Distribution Demand Charge-xcs 10 kW     kWh x        $2.91
Distribution Energy Charge            kWh x     $0.02399           Distribution Energy charge               kWh x     $0.00596
Transition Energy Charge              kWh x     $0.02340           Transition Energy Charge                 kWh x     $0.02340
DSM Adjustment                        kWh x     $0.00230           DSM Adjustment                           kWh x     $0.00230
Transmission and S.O. Adjs.           kWh x     $0.00273           Transmission and S.O. Adjs.              kWh x    ($0.00136)
PBR Adj, FAS 106 & Dist. Surcharge    kWh x     $0.00000           PBR Adj, FAS 106 & Dist. Surcharge       kWh x     $0.01095

Gross Earnings Tax                                 4.00%           Gross Earnings Tax                                     4.00%

Standard Offer Charge                 kWh x     $0.03800           Standard Offer Charge                    kWh x     $0.03800



                                                                                    The Narragansett Electric Company
                                                                                    R.I.P.U.C. Docket
                                                                                    Exhibit JMM - 10
                                                                                    Page 15 of 23




File:   C:\123data\JAMES\M&A\BASE\Necbill4.wk4                                      The Narragansett Electric Company
Range:  G-30A                       THE NARRAGANSETT ELECTRIC COMPANY               R.I.P.U.C. Docket
Date:   14-May-99                 CALCULATION OF MONTHLY TYPICAL BILL               Exhibit JMM - 10
Time:   12:35 PM               SHIFTING NEC CUSTOMERS TO NARRAGANSETT RATES         Page 16 of 23
                                     IMPACT ON H-1 RATE CUSTOMERS

Hours Use:         300


    Monthly                   Newport Rates                              Narragansett Rates                     Difference
     Power                      Standard                                     Standard
kW       kWh           Total          Offer       "Wires"         Total          Offer      "Wires"        Amount     % of Total

200    60,000      $6,644.41      $2,375.00     $4,269.41     $5,857.11      $2,375.00    $3,482.11      ($787.30)       -11.8%

300    90,000      $9,960.34      $3,562.50     $6,397.84     $8,662.53      $3,562.50    $5,100.03    ($1,297.81)       -13.0%

400   120,000     $13,276.28      $4,750.00     $8,526.28    $11,467.95      $4,750.00    $6,717.95    ($1,808.33)       -13.6%

500   150,000     $16,592.22      $5,937.50    $10,654.72    $14,273.36      $5,937.50    $8,335.86    ($2,318.86)       -14.0%

500   180,000     $19,908.16      $7,125.00    $12,783.16    $17,078.78      $7,125.00    $9,953.78    ($2,829.38)       -14.2%


Newport Rates:           H-1                                       Narragansett Rates:  G-32

Customer Charge                                   $12.03           Customer Charge                                      $236.43
Transmission Demand Charge            kWh x        $0.00           Transmission Demand Charge-xcs 10 kW        kWh x      $1.27
Distribution Demand Charge            kWh x        $0.00           Distribution Demand Charge-xcs 10 kW        kWh x      $1.56
Distribution Energy Charge            kWh x     $0.03968           Distribution Energy charge                  kWh x   $0.00705
Transition Energy Charge              kWh x     $0.02340           Transition Energy Charge                    kWh x   $0.02340
DSM Adjustment                        kWh x     $0.00230           DSM Adjustment                              kWh x   $0.00230
Transmission and S.O. Adjs.           kWh x     $0.00273           Transmission and S.O. Adjs.                 kWh x  ($0.00136)
PBR Adj, FAS 106 & Dist. Surcharge    kWh x     $0.00000           PBR Adj, FAS 106 & Dist. Surcharge          kWh x   $0.01095

Gross Earnings Tax                                 4.00%           Gross Earnings Tax                                      4.00%

Standard Offer Charge                 kWh x     $0.03800           Standard Offer Charge                       kWh x   $0.03800


                                                                                   The Narragansett Electric Company
                                                                                   R.I.P.U.C. Docket
                                                                                   Exhibit JMM - 10
                                                                                   Page 16 of 23



File:   C:\123data\JAMES\M&A\BASE\Necbill4.wk4                                     The Narragansett Electric Company
Range:  G-30C                       THE NARRAGANSETT ELECTRIC COMPANY              R.I.P.U.C. Docket
Date:   14-May-99                   CALCULATION OF MONTHLY TYPICAL BILL            Exhibit JMM - 10
Time:   12:35 PM               SHIFTING NEC CUSTOMERS TO NARRAGANSETT RATES        Page 17 of 23
                                     IMPACT ON G-2 RATE CUSTOMERS

Hours Use:         300


    Monthly                 Newport Rates                              Narragansett Rates                      Difference
     Power                     Standard                                      Standard
kW      kWh          Total        Offer      "Wires"          Total          Offer       "Wires"         Amount     % of Total

200    60,000    $6,327.71      $2,375.00    $3,952.71      $5,857.11      $2,375.00     $3,482.11      ($470.60)       -7.4%

300    90,000    $9,491.56      $3,562.50    $5,929.06      $8,662.53      $3,562.50     $5,100.03      ($829.03)       -8.7%

400   120,000   $12,655.42      $4,750.00    $7,905.42     $11,467.95      $4,750.00     $6,717.95    ($1,187.47)       -9.4%

500   150,000   $15,819.27      $5,937.50    $9,881.77     $14,273.36      $5,937.50     $8,335.86    ($1,545.91)       -9.8%

600   180,000   $18,983.13      $7,125.00   $11,858.13     $17,078.78      $7,125.00     $9,953.78    ($1,904.35)      -10.0%


Newport Rates:           G-2                                    Narragansett Rates:     G-32

Customer Charge                                    $0.00           Customer Charge                                      $236.43
Transmission Demand Charge            kWh x        $0.00           Transmission Demand Charge-xcs 10 kW      kWh x        $1.27
Distribution Demand Charge            kWh x        $1.60           Distribution Demand Charge-xcs 10 kW      kWh x         $156
Distribution Energy Charge            kWh x     $0.02948           Distribution Energy charge                kWh x     $0.00705
Transition Energy Charge              kWh x     $0.02340           Transition Energy Charge                  kWh x     $0.02340
DSM Adjustment                        kWh x     $0.00230           DSM Adjustment                            kWh x     $0.00230
Transmission and S.O. Adjs.           kWh x     $0.00273           Transmission and S.O. Adjs.               kWh x    ($0.00136)
PBR Adj, FAS 106 & Dist. Surcharge    kWh x     $0.00000           PBR Adj, FAS 106 & Dist. Surcharge        kWh x     $0.01095

Gross Earnings Tax                                 4.00%           Gross Earnings Tax                                      4.00%

Standard Offer Charge                 kWh x     $0.03800           Standard Offer Charge                     kWh x     $0.03800



                                                                                  The Narragansett Electric Company
                                                                                  R.I.P.U.C. Docket
                                                                                  Exhibit JMM - 10
                                                                                  Page 17 of 23



File:   C:\123data\JAMES\M&A\BASE\Necbill4.wk4                                   The Narragansett Electric Company
Range:  G-30D                       THE NARRAGANSETT ELECTRIC COMPANY            R.I.P.U.C. Docket
Date:   14-May-99                  CALCULATION OF MONTHLY TYPICAL BILL           Exhibit JMM - 10
Time:   12:35 PM              SHIFTING NEC CUSTOMERS TO NARRAGANSETT RATES       Page 18 of 23
                                      IMPACT ON T-2 RATE CUSTOMERS

Hours Use:         300


     Monthly                   Newport Rates                           Narragansett Rates                       Difference
      Power                     Standard                                   Standard
kW         kWh          Total         Offer       "Wires"          Total          Offer       "Wires"         Amount   % of Total

500       200,000    $21,845.84     $7,916.67    $13,929.17     $18,457.74      $7,916.67    $10,541.07    ($3,388.10)     -15.5%

1,000     400,000    $43,691.66    $15,833.33    $27,858.33     $36,669.19     $15,833.33    $20,835.86    ($7,022.47)     -16.1%

1,500     600,000    $65,537.50    $23,750.00    $41,787.50     $54,880.66     $23,750.00    $31,130.66   ($10,656.84)     -16.3%

2,000     800,000    $87,383.34    $31,666.67    $55,716.67     $73,092.12     $31,666.67    $41,425.45   ($14,291.22)     -16.4%

2,500   1,000,000   $109,229.16    $39,583.33    $69,645.83     $91,303.57     $39,583.33    $51,720.24   ($17,925.59)     -16.4%


Newport Rates:           T-2                                       Narragansett Rates:  G-32

Customer Charge                                    $0.00           Customer Charge                                      $236.43
Transmission Demand Charge            kWh x        $0.00           Transmission Demand Charge-xcs 10 kW       kWh x       $1.27
Distribution Demand Charge            kWh x        $1.60           Distribution Demand Charge-xcs 10 kW       kWh x       $1.56
Distribution Energy Charge            kWh x     $0.03443           Distribution Energy charge                 kWh x    $0.00705
Transition Energy Charge              kWh x     $0.02340           Transition Energy Charge                   kWh x    $0.02340
DSM Adjustment                        kWh x     $0.00230           DSM Adjustment                             kWh x    $0.00230
Transmission and S.O. Adjs.           kWh x     $0.00273           Transmission and S.O. Adjs.                kWh x   ($0.00136)
PBR Adj, FAS 106 & Dist. Surcharge    kWh x     $0.00000           PBR Adj, FAS 106 & Dist. Surcharge         kWh x    $0.01095

Gross Earnings Tax                                 4.00%           Gross Earnings Tax                                      4.00%

Standard Offer Charge                 kWh x     $0.03800           Standard Offer Charge                      kWh x    $0.03800



                                                                                   The Narragansett Electric Company
                                                                                   R.I.P.U.C. Docket
                                                                                   Exhibit JMM - 10
                                                                                   Page 18 of 23



File:  C:\123data\JAMES\M&A\BASE\Necbill4.wk4                                      The Narragansett Electric Company
Range: G -30E                          THE NARRAGANSETT ELECTRIC COMPANY           R.I.P.U.C. Docket
Date:  14-May-99                     CALCULATION OF MONTHLY TYPICAL BILL           Exhibit JMM - 10
Time:  12:35 PM                 SHIFTING NEC CUSTOMERS TO NARRAGANSETT RATES       Page 19 of 23
                                       IMPACT ON T-4 RATE CUSTOMERS

Hours Use:         400


     Monthly                     Newport Rates                          Narragansett Rates                       Difference
      Power                        Standard                                 Standard
kW         kWh            Total         Offer      "Wires"        Total       Offer       "Wires"         Amount     % of Total

500       200,000    $22,182.30     $7,916.67   $14,265.63   $18,457.74      $7,916.67    $10,541.07    ($3,724.56)     -16.8%

1,000     400,000    $44,364.58    $15,833.33   $28,531.25   $36,669.19     $15,833.33    $20,835.86    ($7,695.39)     -17.3%

1,500     600,000    $66,546.88    $23,750.00   $42,796.88   $54,880.66     $23,750.00    $31,130.66   ($11,666.22)     -17.5%

2,000     800,000    $88,729.17    $31,666.67   $57,062.50   $73,092.12     $31,666.67    $41,425.45   ($15,637.05)     -17.6%

2,500   1,000,000   $110,911.46    $39,583.33   $71,328.13   $91,303.57     $39,583.33    $51,720.24   ($19,607.89)     -17.7%


Newport Rates:           T-4                                       Narragansett Rates:  G-32

Customer Charge                                    $0.00           Customer Charge                                      $236.43
Transmission Demand Charge            kWh x        $0.00           Transmission Demand Charge-xcs 10 kW      kWh x        $1.27
Distribution Demand Charge            kWh x        $1.95           Distribution Demand Charge-xcs 10 kW      kWh x        $1.56
Distribution Energy Charge            kWh x     $0.03517           Distribution Energy charge                kWh x     $0.00705
Transition Energy Charge              kWh x     $0.02340           Transition Energy Charge                  kWh x     $0.02340
DSM Adjustment                        kWh x     $0.00230           DSM Adjustment                            kWh x     $0.00230
Transmission and S.O. Adjs.           kWh x     $0.00273           Transmission and S.O. Adjs.               kWh x    ($0.00136)
PBR Adj, FAS 106 & Dist. Surcharge    kWh x     $0.00000           PBR Adj, FAS 106 & Dist. Surcharge        kWh x     $0.01095

Gross Earnings Tax                                 4.00%           Gross Earnings Tax                                      4.00%

Standard Offer Charge                 kWh x     $0.03800           Standard Offer Charge                     kWh x     $0.03800


                                                                                       The Narragansett Electric Company
                                                                                       R.I.P.U.C. Docket
                                                                                       Exhibit JMM - 10
                                                                                       Page 19 of 23


File:   C:\123data\JAMES\M&A\BASE\Necbill4.wk4                                         The Narragansett Electric Company
Range:  G-30F                        THE NARRAGANSETT ELECTRIC COMPANY                 R.I.P.U.C. Docket
Date:   14-May-99                  CALCULATION OF MONTHLY TYPICAL BILL                 Exhibit JMM - 10
Time:   12:35 PM               SHIFTING NEC CUSTOMERS TO NARRAGANSETT RATES            Page 20 of 23
                                      IMPACT ON G-5 RATE CUSTOMERS

Hours Use:         300


    Monthly                     Newport Rates                              Narragansett Rates                    Difference
     Power                        Standard                                      Standard
kW         kWh           Total          Offer      "Wires"         Total          Offer       "Wires"         Amount   % of Total

200      60,000      $6,361.04      $2,375.00    $3,986.04     $5,857.11      $2,375.00     $3,482.11      ($503.93)       -7.9%

300      90,000      $9,541.56      $3,562.50    $5,979.06     $8,662.53      $3,562.50     $5,100.03      ($879.03)       -9.2%

400     120,000     $12,722.08      $4,750.00    $7,972.08    $11,467.95      $4,750.00     $6,717.95    ($1,254.13)       -9.9%

500     150,000     $15,902.60      $5,937.50    $9,965.10    $14,273.36      $5,937.50     $8,335.86    ($1,629.24)      -10.2%

600     180,000     $19,083.13      $7,125.00   $11,958.13    $17,078.78      $7,125.00     $9,953.78    ($2,004.35)      -10.5%


Newport Rates:           G-5                                       Narragansett Rates:  G-32

Customer Charge                                    $0.00           Customer Charge                                        $236.43
Transmission Demand Charge            kWh x        $0.00           Transmission Demand Charge-xcs 10 kW       kWh x         $1.27
Distribution Demand Charge            kWh x        $1.76           Distribution Demand Charge-xcs 10 kW       kWh x         $1.56
Distribution Energy Charge            kWh x     $0.02948           Distribution Energy charge                 kWh x      $0.00705
Transition Energy Charge              kWh x     $0.02340           Transition Energy Charge                   kWh x      $0.02340
DSM Adjustment                        kWh x     $0.00230           DSM Adjustment                             kWh x      $0.00230
Transmission and S.O. Adjs.           kWh x     $0.00273           Transmission and S.O. Adjs.                kWh x     ($0.00136)
PBR Adj, FAS 106 & Dist. Surcharge    kWh x     $0.00000           PBR Adj, FAS 106 & Dist. Surcharge         kWh x      $0.01095

Gross Earnings Tax                                 4.00%           Gross Earnings Tax                                       4.00%

Standard Offer Charge                 kWh x     $0.03800           Standard Offer Charge                      kWh x     $0.03800


                                                                                  The Narragansett Electric Company
                                                                                  R.I.P.U.C. Docket
                                                                                  Exhibit JMM - 10
                                                                                  Page 20 of 23


File:    C:\123data\JAMES\M&A\BASE\Necbill4.wk4                                   The Narragansett Electric Company
Range:   G-30G                      THE NARRAGANSETT ELECTRIC COMPANY             R.I.P.U.C. Docket
Date:    14-May-99                 CALCULATION OF MONTHLY TYPICAL BILL            Exhibit JMM - 10
Time:    12:35 PM               SHIFTING NEC CUSTOMERS TO NARRAGANSETT RATES      Page 21 of 23
                                      IMPACT ON T-5 RATE CUSTOMERS

Hours Use:         400


    Monthly                     Newport Rates                          Narragansett Rates                     Difference
     Power                        Standard                                 Standard
kW       kWh           Total          Offer       "Wires"        Total        Offer        "Wires"         Amount   % of Total

200    80,000      $8,359.17      $3,166.67     $5,192.50    $7,530.87    $3,166.67      $4,364.20      ($828.30)      -9.9%

300   120,000     $12,538.75      $4,750.00     $7,788.75   $11,173.16    $4,750.00      $6,423.16   ($13,365.59)     -10.9%

400   160,000     $16,718.33      $6,333.33    $10,385.00   $14,815.44    $6,333.33      $8,482.11    ($1,902.89)     -11.4%

500   200,000     $20,897.92      $7,916.67    $12,981.25   $18,457.74    $7,916.67     $10,541.07    ($2,440.18)     -11.7%

600   240,000     $25,077.50      $9,500.00    $15,577.50   $22,100.03    $9,500.00     $12,600.03    ($2,977.47)     -11.9%


Newport Rates:           T-5                                     Narragansett Rates:  G-32

Customer Charge                                    $0.00           Customer Charge                                      $236.43
Transmission Demand Charge            kWh x        $0.00           Transmission Demand Charge-xcs 10 kW      kWh x        $1.27
Distribution Demand Charge            kWh x        $1.76           Distribution Demand Charge-xcs 10 kW      kWh x        $1.56
Distribution Energy Charge            kWh x     $0.02948           Distribution Energy charge                kWh x     $0.00705
Transition Energy Charge              kWh x     $0.02340           Transition Energy Charge                  kWh x     $0.02340
DSM Adjustment                        kWh x     $0.00230           DSM Adjustment                            kWh x     $0.00230
Transmission and S.O. Adjs.           kWh x     $0.00273           Transmission and S.O. Adjs.               kWh x    ($0.00136)
PBR Adj, FAS 106 & Dist. Surcharge    kWh x     $0.00000           PBR Adj, FAS 106 & Dist. Surcharge        kWh x     $0.01095

Gross Earnings Tax                                 4.00%           Gross Earnings Tax                                      4.00%

Standard Offer Charge                 kWh x     $0.03800           Standard Offer Charge                     kWh x     $0.03800


                                                                                  The Narragansett Electric Company
                                                                                  R.I.P.U.C. Docket
                                                                                  Exhibit JMM - 10
                                                                                  Page 21 of 23




File:   C:\123data\JAMES\M&A\BASE\Necbill4.wk4                                    The Narragansett Electric Company
Range:  G-30H                       THE NARRAGANSETT ELECTRIC COMPANY             R.I.P.U.C. Docket
Date:   14-May-99                   CALCULATION OF MONTHLY TYPICAL BILL           Exhibit JMM - 10
Time:   12:35 PM                 SHIFTING NEC CUSTOMERS TO NARRAGANSETT RATES     Page 22 of 23
                                       IMPACT ON T-6 RATE CUSTOMERS

Hours Use:         450


     Monthly                     Newport Rates                             Narragansett Rates                     Difference
      Power                        Standard                                     Standard
kW         kWh            Total         Offer       "Wires"         Total         Offer       "Wires"         Amount  % of Total

500       225,000    $23,501.04     $8,906.25    $14,594.79    $20,549.93     $8,906.25    $11,643.68    ($2,951.11)     -12.6%

1,000     450,000    $47,002.08    $17,812.50    $29,189.58    $40,853.57    $17,812.50    $23,041.07    ($6,148.51)     -13.1%

1,500     675,000    $70,503.13    $26,718.75    $43,784.38    $61,157.22    $26,718.75    $34,438.47    ($9,345.91)     -13.3%

2,000     900,000    $94,004.17    $35,625.00    $58,379.17    $81,460.86    $35,625.00    $45,835.86   ($12.543.31)     -13.3%

2,500   1,125,000   $117,505.21    $44,531.25    $72,973.96   $101,764.51    $44,531.25    $57,233.26   ($15,740.70)     -13.4%


Newport Rates:           T-6                                       Narragansett Rates:  G-32

Customer Charge                                    $0.00           Customer Charge                                      $236.43
Transmission Demand Charge            kWh x        $0.00           Transmission Demand Charge-xcs 10 kW       kWh x       $1.27
Distribution Demand Charge            kWh x        $1.76           Distribution Demand Charge-xcs 10 kW       kWh x       $1.56
Distribution Energy Charge            kWh x     $0.02993           Distribution Energy charge                 kWh x    $0.00705
Transition Energy Charge              kWh x     $0.02340           Transition Energy Charge                   kWh x    $0.02340
DSM Adjustment                        kWh x     $0.00230           DSM Adjustment                             kWh x    $0.00230
Transmission and S.O. Adjs.           kWh x     $0.00273           Transmission and S.O. Adjs.                kWh x   ($0.00136)
PBR Adj, FAS 106 & Dist. Surcharge    kWh x     $0.00000           PBR Adj, FAS 106 & Dist. Surcharge         kWh x    $0.01095

Gross Earnings Tax                                 4.00%           Gross Earnings Tax                                      4.00%

Standard Offer Charge                 kWh x     $0.03800           Standard Offer Charge                      kWh x    $0.03800



File:   C:\123data\JAMES\M&A\BASE\Necbill4.wk4                                      The Narragansett Electric Company
Range:  G-60A                       THE NARRAGANSETT ELECTRIC COMPANY               R.I.P.U.C. Docket
Date:   14-May-99                 CALCULATION OF MONTHLY TYPICAL BILL               Exhibit JMM - 10
Time:   12:35 PM               SHIFTING NEC CUSTOMERS TO NARRAGANSETT RATES         Page 23 of 23
                        IMPACT ON T-6 RATE CUSTOMERS

Hours Use:         600


     Monthly                Newport Rates                             Narragansett Rates                        Difference
      Power                     Standard                                Standard
kW         kWh        Total         Offer       "Wires"         Total         Offer         "Wires"         Amount     % of Total

3,000  1,800,000    $186,175.00    $71,250.00   $114,925.00   $161,938.25     $71,250.00     $90,688.25   ($24,236.75)    -13.0%
4,000  2,400,000    $248,233.33    $95,000.00   $153,233.33   $209,973.67     $95,000.00    $114,973.67   ($38,259.66)    -15.4%
5,000  3,000,000    $310,291.67   $118,750.00   $191,541.67   $258,009.08    $118,750.00    $139,259.08   ($52,282.59)    -16.8%
6,000  3,600,000    $372,350.00   $142,500.00   $229,850.00   $306,044.50    $142,500.00    $163,544.50   ($66,305.50)    -17.8%
7,000  4,200,000    $434,408.33   $166,250.00   $268,158.33   $354,079.92    $166,250.00    $187,829.92   ($80,328.41)    -18.5%


Newport Rates:           T-6                                       Narragansett Rates:  G-62

Customer Charge                                    $0.00           Customer Charge                                    $17,118.72
Transmission Demand Charge            kWh x        $0.00           Transmission Demand Charge-xcs 10 kW      kWh x         $1.39
Distribution Demand Charge            kWh x        $1.76           Distribution Demand Charge-xcs 10 kW      kWh x         $0.75
Transition Demand Charge              kWh x        $0.00           Transition Demand Charge                  kWh x         $0.00
Distribution Energy Charge            kWh x     $0.02993           Distribution Energy charge                kWh x      $0.00000
Transition Energy Charge              kWh x     $0.02340           Transition Energy Charge                  kWh x      $0.02340
DSM Adjustment                        kWh x     $0.00230           DSM Adjustment                            kWh x      $0.00230
Transmission and S.O. Adjs.           kWh x     $0.00273           Transmission and S.O. Adjs.               kWh x     ($0.00136)
PBR Adj, FAS 106 & Dist. Surcharge    kWh x     $0.00000           PBR Adj, FAS 106 & Dist. Surcharge        kWh x      $0.01095

Gross Earnings Tax                                 4.00%           Gross Earnings Tax                                       4.00%

Standard Offer Charge                 kWh x     $0.03800           Standard Offer Charge                     kWh x      $0.03800


                                                                                   The Narragansett Electric Company
                                                                                   R.I.P.U.C. Docket
                                                                                   Exhibit JMM - 10
                                                                                   Page 23 of 23

                                                       Narragansett Electric
                                                       BVE/Newport Electric
                                                       R.I.P.U.C. No. __________
                                                       Exhibit JMM-11


Addition to Narragansett Terms and Conditions

Definitions of Zones

34. For purposes of interpreting rates, tariffs and Terms and Conditions, the following terms will have the meanings as follows:

          Narragansett Zone is the cities and towns of: Providence, North Providence, East Providence, Cranston, Johnston, Smithfield, Scituate, Foster, Gloucester, Warren, Barrington, Bristol, Tiverton, Little Compton, Warwick, West Warwick, East Greenwich, Coventry, North Kingstown, Westerly, Richmond, Charlestown, Exeter, Hopkinton, Narragansett, South Kingstown and West Greenwich.

          Blackstone Valley Zone is the cities and towns of: Pawtucket, Central Falls, Cumberland, Lincoln, Woonsocket, North Smithfield, and Burrillville.

          Newport Zone is the cities and towns of: Newport, Middletown, Portsmouth, and Jamestown.

                                                        Exhibit JMM-12

                                              THE NARRAGANSETT ELECTRIC COMPANY                                     Effective
                                                 Basic Residential Rate (A-16)                                  April 1, 2000
                                                   Retail Delivery Service

                                                    R.I.P.U.C. No. 1100-A

Monthly Charge As Adjusted

Rates for Retail Delivery Service

         Customer Charge per month                                              $2.54

         Non-Bypassable Transition Charge per kWh                               1.150 cents

         Transmission Charge per kWh                                            0.436 cents

         Transmission Adjustment Factor per kWh                                 0.079 cents

         Distribution Charge per kWh *                                          3.708 cents

         Minimum Charge per month                                               $2.54

         Conservation and Load Management Adjustment per kWh                    0.230 cents (Eff. Jan. 1, 1997)

Additional Delivery Rates for Blackstone Valley Zone

         Zonal Transition Factor per kWh                                        0.962 cents

         Transmission Adjustment Credit 12 per kWh                              0.208 cents

Additional Delivery Rates for Newport Zone

         Zonal Transition Factor per kWh                                        1.008 cents

         Transmission Adjustment Credit per kWh                                 0.215 cents

         Zonal Distribution Factor per kWh                                      0.661 cents

Rates for Standard Offer Service or Last Resort Service (Optional)

         Standard Offer per kWh                                                 3.800 cents(Eff. January 1, 2000)

         Last Resort per kWh                                                    per Last Resort Service tariff

*    Includes 0.068 cents per kWh for phase-in of FAS 106 (Eff. Jan. 1, 1998), 0.028 cents per kWh for Standard Offer
Adjustment Provision (Eff. Jan. 1, 1999) and 0.214 cents per kWh and 0.152 cents per kWh for Performance Based Rate
Adjustments effective Jan. 1, 1997 and Jan. 1, 1998, respectively.

Tax Note: The rates listed above do not reflect gross earnings tax or sales taxes. However, such taxes when applicable, will appear on bills sent to customers.

Other Rate Clauses apply as usual.

                                              THE NARRAGANSETT ELECTRIC COMPANY                                     Effective
                                             Residential Time-Of-Use Rate (A-32)                                April 1, 2000
                                                   Retail Delivery Service

                                                    R.I.P.U.C. No. 1102-A

                                                 Monthly Charge As Adjusted

Rates for Retail Delivery Service

         Customer Charge per month                                              $2.30

         Time-of-use Metering Charge per month                                  $4.44

         Non-Bypassable Transition Charge per kWh                               1.150 cents

         Transmission Charge per kWh                                            0.392 cents

         Transmission Adjustment Factor per kWh                                 0.079 cents

         Distribution Charge per kWh *                                          2.624 cents

         Conservation and Load Management Adjustment per kWh                    0.230 cents (Eff. Jan. 1, 1997)

Additional Delivery Rates for Blackstone Valley Zone

         Zonal Transition Factor per kWh                                        0.962 cents

         Transmission Adjustment Credit per kWh                                 0.208 cents

Additional Delivery Rates for Newport Zone

         Zonal Transition Factor per kWh                                        1.008 cents

         Transmission Adjustment Credit per kWh                                 0.215 cents

         Zonal Distribution Factor per kWh                                      0.661 cents

Rates for Standard Offer Service or Last Resort Service (Optional)

         Standard Offer per kWh                                                 3.800 cents(Eff. January 1, 2000)

         Last Resort per kWh                                                    per Last Resort Service tariff

*    Includes 0.068 cents per kWh for phase-in of FAS 106 (Eff. Jan. 1, 1998), 0.028 cents per kWh for Standard Offer
Adjustment Provision (Eff. Jan. 1, 1999) and 0.214 cents per kWh and 0.152 cents per kWh for Performance Based Rate
Adjustments effective Jan. 1, 1997 and Jan. 1, 1998, respectively.

Tax Note: The rates listed above do not reflect gross earnings tax or sales taxes. However, such taxes when applicable, will appear on bills sent to customers.

Other Rate Clauses apply as usual.

                                         THE NARRAGANSETT ELECTRIC COMPANY                                          Effective
                                              Low Income Rate (A-60)                                            April 1, 2000
                                              Retail Delivery Service

                                               R.I.P.U.C. No. 1103-A
Monthly Charge As Adjusted

Rates for Retail Delivery Service

         Non-Bypassable Transition Charge per kWh                               1.150 cents

         Transmission Charge per kWh                                            0.338 cents

         Transmission Adjustment Factor per kWh                                 0.073 cents

         Distribution Charge per kWh *                                          2.617 cents

         Water Heater Credit per kWh for the first 750 kWh per month            0.661 cents

         Conservation and Load Management Adjustment per kWh                    0.230 cents(Eff. Jan. 1, 1997)

         A-60 Rate Credit                                                       0.227 cents

Additional Delivery Rates for Blackstone Valley Zone

         Zonal Transition Factor per kWh                                        0.962 cents

         Transmission Adjustment Credit per kWh                                 0.208 cents

         Blackstone Equalization Credit per first 300 kWh                       0.733 cents

Additional Delivery Rates for Newport Zone

         Zonal Transition Factor per kWh                                        1.008 cents

         Transmission Adjustment Credit per kWh                                 0.215 cents

         Zonal Distribution Factor per kWh                                      0.661 cents

         Newport Equalization Credit per first 300 kWh                          0.616 cents

Rates for Standard Offer Service or Last Resort Service (Optional)

         Standard Offer per kWh                                                 3.800 cents(Eff. January 1, 2000)

         Last Resort per kWh                                                    per Last Resort Service tariff

*    Includes 0.068 cents per kWh for phase-in of FAS 106 (Eff. Jan. 1, 1998) and 0.028 cents per kWh for Standard Offer
Adjustment Provision (Eff. Jan. 1, 1999).

Tax Note: The rates listed above do not reflect gross earnings tax or sales taxes. However, such taxes when applicable, will appear on bills sent to customers. Other Rate Clauses apply as usual.

                                         THE NARRAGANSETT ELECTRIC COMPANY                                          Effective
                                      General C&I Back-Up Service Rate (B-02)                                   April 1, 2000
                                              Retail Delivery Service

                                               R.I.P.U.C. No. 1117-A

Monthly Charge As Adjusted
                                                                  Rates for             Rates for
                                                                  Back-Up Service       Supplemental Service
Rates for Retail Delivery Service

         Customer Charge per month                                       $103.41               n/a

         Distribution Demand Charge per kW in excess 10 kW               $2.91                 $2.91

         Transmission Demand Charge per kW in excess 10 kW               $1.40                 $1.40

         Transmission Adjustment Factor per kWh                          0.079 cents           0.079 cents,

         Distribution Energy Charge per kWh*                             1.058 cents           1.058 cents

         Non-bypassable Transition Charge per kWh                        n/a                   1.150 cents

         C&LM Adjustment per kWh                                         n/a                   0.230 cents

Additional Delivery Rates for Blackstone Valley Zone

         Zonal Transition Factor per kWh                                 n/a                   0.962 cents

         Transmission Adjustment Credit per kWh                          0.208 cents           0.208 cents

Additional Delivery Rates for Newport Zone

        Zonal Transition Factor per kWh                                  n/a                   1.008 cents

        Transmission Adjustment Credit per kWh                           0.215 cents           0.215 cents

        Zonal Distribution Factor per kWh                                0.661 cents           0.661 cents

Rates for Standard Offer Service or Last Resort Service (Optional)

        Standard Offer per kWh                                           n/a                   3.800 cents

        Last Resort per kWh                                              n/a         per Last Resort Service tariff

*    Includes 0.068 cents per kWh for phase-in of FAS 106 (Eff. Jan. 1, 1998), 0.028 cents per kWh for Standard Offer
Adjustment Provision (Eff. Jan. 1, 1999) and 0.214 cents per kWh and 0.152 cents per kWh for Performance Based Rate
Adjustment effective Jan. 1, 1997 and Jan. 1, 1998 respectively.

Tax Note: The rates listed above do not reflect gross earnings tax or sales taxes. However, such taxes, when applicable, will appear on bills sent to customers.

Other Rate Clauses apply as usual.

                                         THE NARRAGANSETT ELECTRIC COMPANY                                          Effective
                                       Small C&I Back-Up Service Rate (B-06)                                    April 1, 2000
                                              Retail Delivery Service

                                               R.I.P.U.C. No. 1118-A

Monthly Charge As Adjusted
                                                                  Rates for             Rates for
                                                                  Back-Up Service       Supplemental Service
Rates for Retail Delivery Service

       Customer Charge per month                                         $5.73                 n/a

       Transmission Energy Charge per kWh                                0.536 cents           0.536 cents

       Transmission Adjustment Factor per kWh                            0.079 cents           0.079 cents

       Distribution Energy Charge per kWh*                               3.926 cents           3.926 cents

       Non-bypassable Transition Charge per kWh                          n/a                   1.150 cents

       C&LM Adjustment per kWh                                           n/a                   0.230 cents

Additional Delivery Rates for Blackstone Valley Zone

       Zonal Transition Factor per kWh                                   n/a                   0.962 cents

       Transmission Adjustment Credit per kWh                            0.208 cents           0.208 cents

Additional Delivery Rates for Newport Zone

       Zonal Transition Factor per kWh                                   n/a                   1.008 cents

       Transmission Adjustment Credit per kWh                            0.215 cents           0.215 cents

       Zonal Distribution Factor per kWh                                 0.661 cents           0.661 cents

Rates for Standard Offer Service or Last Resort Service (Optional)

       Standard Offer per kWh                                            n/a                   3.800 cents

       Last Resort per kWh                                               n/a         per Last Resort Service tariff

*    Includes 0.068 cents per kWh for phase-in of FAS 106 (Eff. Jan. 1, 1998), 0.028 cents per kWh for Standard Offer
Adjustment Provision (Eff. Jan. 1, 1999) and 0.214 cents per kWh and 0.152 cents per kWh for Performance Based Rate
Adjustment effective Jan. 1, 1997 and Jan. 1, 1998 respectively.

Tax Note: The rates listed above do not reflect gross earnings tax or sales taxes. However, such taxes when applicable, will appear on bills sent to customers.

Other Rate Clauses apply as usual.

                                         THE NARRAGANSETT ELECTRIC COMPANY                                          Effective
                                        200 kW Back-Up Service Rate (B-32)                                      April 1, 2000
                                              Retail Delivery Service

                                               R.I.P.U.C. No. 1119-A
Monthly Charge As Adjusted

                                                                        Rates for                Rates for
                                                                  Back-Up Service         Supplemental Service
Rates for Retail Delivery Service

         Customer Charge per month                                       $236.43                 n/a

         Transmission Demand Charge per kW                               $1.27                   $1.27

         Distribution Demand Charge per kW                               $1.56                   $1.56

         Transmission Adjustment Factor per kWh                          0.079 cents             0.079 cents

         Distribution Energy Charge per kWh *                            1.167 cents             1.167 cents

         Non-bypassable Transition Charge per kWh                        n/a                     1.150 cents

         C&LM Adjustment per kWh                                         n/a                     0.230 cents

Additional Delivery Rates for Blackstone Valley Zone

         Zonal Transition Factor per kWh                                 n/a                     0.962 cents

         Transmission Adjustment Credit per kWh                          0.208 cents             0.208 cents

Additional Delivery Rates for Newport Zone

         Zonal Transition Factor per kWh                                 n/a                     1.008 cents

         Transmission Adjustment Credit per kWh                          0.215 cents             0.215 cents

         Zonal Distribution Factor per kWh                               0.661 cents             0.661 cents

Rates for Standard Offer Service or Last Resort Service (Optional)

         Standard Offer per kWh                                          n/a                     3.800 cents

         Last Resort per kWh                                             n/a        per Last Resort Service tariff

*    Includes 0.068 cents per kWh for phase-in of FAS 106 (Eff. Jan. 1, 1998), 0.028 cents per kWh for Standard Offer
Adjustment Provision (Eff. Jan. 1, 1999) and 0.214 cents per kWh and 0.152 cents per kWh for Performance Based Rate
Adjustment effective Jan. 1, 1997 and Jan. 1, 1998 respectively.

Tax Note: The rates listed above do not reflect gross earnings tax or sales taxes. However, such taxes, when applicable, will appear on bills sent to customers.

Other Rate Clauses apply as usual.

                                         THE NARRAGANSETT ELECTRIC COMPANY                                          Effective
                                       3,000 kW Back-Up Service Rate (B-62)                                     April 1, 2000
                                              Retail Delivery Service

                                               R.I.P.U.C. No. 1120-A
Monthly Charge As Adjusted
                                                                         Rates for               Rates for
                                                                  Back-Up Service         Supplemental Service
Rates for Retail Delivery Service

         Customer Charge per month                                $17,118.72                     n/a

         Distribution Demand Charge per kW                        $0.75                          $0.75

         Transmission Demand Charge per kW                        $1.39                          $1.39

         Transmission Adjustment Factor per kWh                   0.079 cents                    0.079 cents

         Distribution Energy Charge per kWh *                     0.462 cents                    0.462 cents

         Non-bypassable Transition Charge per kWh                 n/a                            1.150 cents

         C&LM Adjustment per kWh                                  n/a                            0.230 cents

Additional Delivery for Blackstone Valley Zone

         Zonal Transition Factor per kWh                          n/a                            0.962 cents

         Transmission Adjustment Credit per kWh                   0.208 cents                    0.208 cents

Additional Delivery Rates for Newport Zone

         Zonal Transition Factor per kWh                          n/a                            1.008 cents

         Transmission Adjustment Credit per kWh                   0.215 cents                    0.215 cents

         Zonal Distribution Factor per kWh                        0.661 cents                    0.661 cents

Rates for Standard Offer Service or Last Resort Service (Optional)

         Standard Offer per kWh                                   n/a                            3.800 cents
         Last Resort per kWh                                      n/a                 per Last Resort Service tariff

*    Includes 0.068 cents per kWh for phase-in of FAS 106 (Eff. Jan. 1, 1998), 0.028 cents per kWh for Standard Offer
Adjustment Provision (Eff. Jan. 1, 1999) and 0.214 cents per kWh and 0.152 cents per kWh for Performance Based Rate
Adjustment effective Jan. 1, 1997 and Jan. 1, 1998 respectively.

Tax Note: The rates listed above do not reflect gross earnings tax or sales taxes. However, such taxes, when applicable, will appear on bills sent to customers.

Other Rate Clauses apply as usual.

                                         THE NARRAGANSETT ELECTRIC COMPANY                                          Effective
                                               Small C&I Rate (C-06)                                            April 1, 2000
                                              Retail Delivery Service

                                               R.I.P.U.C. No. 1104-A
Monthly Charge As Adjusted

Rates for Retail Delivery Service

         Customer Charge per month                                              $5.73

         Unmetered Charge per month                                             $1.83

         Non-Bypassable Transition Charge per kWh                               1.150 cents

         Transmission Charge per kWh                                            0.536 cents

         Transmission Adjustment Factor per kWh                                 0.079 cents (Eff. Jan. 1, 1999)

         Distribution Charge per kWh*                                           3.926 cents

         Conservation and Load Management Adjustment per kWh                    0.230 cents (Eff. Jan. 1, 1997)

Additional Delivery Rates for Blackstone Valley Zone

         Zonal Transition Factor per kWh                                        0.962 cents

         Transmission Adjustment Credit per kWh                                 0.208 cents

Additional Delivery Rates for Newport Zone

         Zonal Transition Factor per kWh                                        1.008 cents

         Transmission Adjustment Credit per kWh                                 0.215 cents

         Zonal Distribution Factor per kWh                                      0.661 cents

Rates for Standard Offer Service or Last Resort Service (Optional)

         Standard Offer per kWh                                                 3.800 cents(Eff. January 1, 2000)

         Last Resort per kWh                                                    per Last Resort Service tariff

*    Includes 0.068 cents per kWh for phase-in of FAS 106 (Eff. Jan. 1, 1998), 0.028 cents per kWh for Standard Offer
Adjustment Provision (Eff. Jan. 1, 1999) and 0.214 cents per kWh and 0.152 cents per kWh for Performance Based Rate
Adjustments effective Jan. 1, 1997 and Jan. 1, 1998, respectively.

Tax Note: The rates listed above do not reflect gross earnings tax or sales taxes. However, such taxes, when applicable, will appear on bills sent to customers.

Other Rate Clauses apply as usual.

                                         THE NARRAGANSETT ELECTRIC COMPANY                                          Effective
                                              General C&I Rate (G-02)                                           April 1, 2000
                                              Retail Delivery Service

                                               R.I.P.U.C. No. 1107-A
Monthly Charge As Adjusted

Rates for Retail Delivery Service

         Customer Charge per month                                              $103.41

         Transmission Charge per kW in excess of 10 kW                          $1.40

         Distribution Charge per kW in excess of 10 kW                          $2.91

         Non-Bypassable Transition Charge per kWh                               1.150 cents

         Transmission Adjustment Factor per kWh                                 0.079 cents

         Distribution Charge per kWh*                                           1.058 cents

         Conservation and Load Management Adjustment per kWh                    0.230 cents(Eff. Jan. 1, 1997)

Additional Delivery Rates for Blackstone Valley Zone

         Zonal Transition Factor per kWh                                        0.962 cents

         Transmission Adjustment Credit per kWh                                 0.208 cents

Additional Delivery Rates for Newport Zone

         Zonal Transition Factor per kWh                                        1.008 cents

         Transmission Adjustment Credit per kWh                                 0.215 cents

         Zonal Distribution Factor per kWh                                      0.661 cents

Rates for Standard Offer Service or Last Resort Service (Optional)

         Standard Offer per kWh                                                 3.800 cents(Eff. January 1, 2000)

         Last Resort per kWh                                                    per Last Resort Service tariff

*    Includes 0.068 cents per kWh for phase-in of FAS 106 (Eff. Jan. 1, 1998), 0.028 cents per kWh for Standard Offer
Adjustment Provision (Eff. Jan. 1, 1999) and 0.214 cents per kWh and 0.152 cents per kWh for Performance Base Rate
Adjustments effective Jan. 1, 1997 and Jan. 1, 1998, respectively.

Tax Note: The rates listed above do not reflect gross earnings tax or sales taxes. However, such taxes, when applicable, will appear on bills sent to customers.

Other Rate Clauses apply as usual.

                                         THE NARRAGANSETT ELECTRIC COMPANY                                          Effective
                                             200 kW Demand Rate (G-32)                                          April 1, 2000
                                              Retail Delivery Service

                                               R.I.P.U.C. No. 1108-A
Monthly Charge As Adjusted

Rates for Retail Delivery Service

         Customer Charge per month                                              $236.43

         Transmission Charge per kW                                             $1.27

         Distribution Charge per kW                                             $1.56

         Non-Bypassable Transition Charge per kWh                               1.150 cents

         Transmission Adjustment Factor per kWh                                 0.079 cents(Eff. Jan. 1, 1999)

         Distribution Charge per kWh*                                           1.167 cents

         Conservation and Load Management Adjustment per kWh                    0.230 cents(Eff. Jan. 1, 1997)

Additional Delivery Rates for Blackstone Valley Zone

         Zonal Transition Factor per kWh                                        0.962 cents

         Transmission Adjustment Credit per kWh                                 0.208 cents

Additional Delivery Rates for Newport Zone

         Zonal Transition Factor per kWh                                        1.008 cents

         Transmission Adjustment Credit per kWh                                 0.215 cents

         Zonal Distribution Factor per kWh                                      0.661 cents

Rates for Standard Offer Service or Last Resort Service (Optional)

         Standard Offer per kWh                                                 3.800 cents(Eff. January 1, 2000)

         Last Resort per kWh                                                    per Last Resort Service tariff

*    Includes 0.068 cents per kWh for phase-in of FAS 106 (Eff. Jan. 1, 1998), 0.028 cents per kWh for Standard Offer
Adjustment Provision (Eff. Jan. 1, 1999) and 0.214 cents per kWh and 0.152 cents per kWh for Performance Base Rate
Adjustments effective Jan. 1, 1997 and Jan. 1, 1998, respectively.

Tax Note: The rates listed above do not reflect gross earnings tax or sales taxes (when applicable). However, such taxes, when applicable, will appear on bills sent to customers.

Other Rate Clauses apply as usual.

                                         THE NARRAGANSETT ELECTRIC COMPANY                                          Effective
                                            3000 kW Demand Rate (G-62)                                          April 1, 2000
                                              Retail Delivery Service

                                               R.I.P.U.C. No. 1109-A
Monthly Charge As Adjusted

Rates for Retail Delivery Service

         Customer Charge per month                                              $17,118.72

         Transmission Charge per kW                                             $1.39

         Distribution Charge per kW                                             $0.75

         Non-Bypassable Transition Charge per kWh                               1.150 cents

         Transmission Adjustment Factor per kWh                                 0.079 cents (Eff. Jan. 1, 1999)

         Distribution Charge per kWh*                                           0.462 cents

         Conservation and Load Management Adjustment per kWh                    0.230 cents (Eff. Jan. 1, 1997)

Additional Delivery Rates for Blackstone Valley Zone

         Zonal Transition Factor per kWh                                        0.962 cents

         Transmission Adjustment Credit per kWh                                 0.208 cents

Additional Delivery Rates for Newport Zone

         Zonal Transition Factor per kWh                                        1.008 cents

         Transmission Adjustment Credit per kWh                                 0.215 cents

         Zonal Distribution Factor per kWh                                      0.661 cents

Rates for Standard Offer Service or Last Resort Service (Optional)

         Standard Offer per kWh                                                 3.800 cents(Eff. January 1, 2000)

         Last Resort per kWh                                                    per Last Resort Service tariff

*    Includes 0.068 cents per kWh for phase-in of FAS 106 (Eff. Jan. 1, 1998), 0.028 cents per kWh for Standard Offer
Adjustment Provision (Eff. Jan. 1, 1999) and 0.214 cents per kWh and 0.152 cents per kWh for Performance Base Rate
Adjustments effective Jan. 1, 1997 and Jan. 1, 1998, respectively.

Tax Note: The rates listed above do not reflect gross earnings tax or sales taxes (when applicable). However, such taxes, when applicable, will appear on bills sent to customers.

Other Rate Clauses apply as usual.

                                         THE NARRAGANSETT ELECTRIC COMPANY                                          Effective
                                       General Streetlighting Service (S-14)                                    April 1, 2000
                                              Retail Delivery Service

                                               R.I.P.U.C. No. 1113-A
Luminaire
Type/Lumens                         Code             Annual kWh

Incandescent
1,000                               10                 440

Mercury Vapor
8,000                               02                 908
4,000                               03                 561
8,000                               04                 908
22,000                              05               1,897
63,000                              06               4,569

Sodium Vapor
 4,000                              70                 248
 9,600                              72,79              490
27,500                              74               1,284
50,000                              75               1,968
27,500 (24 hr)                      84               2,568
50,000 FL                           78               1,968

                                                     Narragansett        Blackstone       Newport
                                                             Zone             Zone           Zone

Non-Bypassable Transition Charge per kWh                 1.150 cents       1.150 cents      1.150 cents

Zonal Transition Factor per kWh                          0.000 cents       0.962 cents      1.008 cents

Distribution Energy Charge per kWh*                      0.462 cents       0.462 cents      0.462 cents

Transmission Charge per kWh                              0.259 cents       0.259 cents      0.259 cents

Transmission Adjustment Factor per kWh                   0.079 cents       0.079 cents      0.079 cents

Transmission Adjustment Credit per kWh                   0.000 cents       0.208 cents      0.215 cents

Conservation & Load Management Adj. Per kWh              0.230 cents       0.230 cents      0.230 cents

Zonal Distribution Factor per kWh                        0.000 cents       0.000 cents      0.661 cents

Streetlight Credit per kWh                               0.000 cents       4.458 cents      2.956 cents

Plus 3.800 cents per kWh for Standard Offer (Eff. April 1, 2000) (Optional)

Plus Last Resort per Last Resort Service tariff (Optional)

*    Includes 0.068 cents per kWh for phase-in of FAS 106 (Eff. Jan. 1, 1998), 0.028 cents per kWh for Standard 0ffer
Adjustment Provision (Eff. Jan. 1, 1999) and 0.214 cents per kWh and 0.152 cents per kWh for Performance Based Rate
Adjustments effective Jan. 1, 1997 and Jan. 1, 1998, respectively.

Tax Note: The rates listed above do not reflect gross earnings tax or sales taxes (when applicable). However, such taxes, when applicable, will appear on bills sent to customers.

Other Rate Clauses apply as usual.

                                         THE NARRAGANSETT ELECTRIC COMPANY                                          Effective
                                                 69kV Rate (N-01)                                               April 1, 2000
                                              Retail Delivery Service

                                                  R.I.P.U.C. No.
Monthly Charge As Adjusted

Rates for Retail Delivery Service

         Distribution  Charge per kW                                            $6.60

         Distribution  Charge per kVAR                                          $0.20

         Non-Bypassable Transition Charge per kWh                               1.150 cents

         Transmission Charge per kWh                                            0.409 cents

         Transmission Adjustment Factor per kWh                                 0.079 cents

         Distribution Charge per kWh*                                           0.731 cents

         Conservation and Load Management Adjustment per kWh                    0.230 cents(Eff. Jan. 1, 1997)

Additional Delivery Rates for Blackstone Valley Zone

         Zonal Transition Factor per kWh                                        0.962 cents

         Transmission Adjustment Credit per kWh                                 0.208 cents

Additional Delivery Rates for Newport Zone

         Zonal Transition Factor per kWh                                        1.008 cents

         Transmission Adjustment Credit per kWh                                 0.215 cents

Rates for Standard Offer Service or Last Resort Service (Optional)

         Standard Offer per kWh                                                 3.800 cents(Eff. January 1, 2000)
         ----------------------

         Last Resort per kWh                                                    per Last Resort Service tariff

*    Includes 0.068 cents per kWh for phase-in of FAS 106 (Eff. Jan. 1, 1998), 0.028 cents per kWh for Standard Offer
Adjustment Provision (Eff. Jan. 1, 1999) and 0.214 cents per kWh and 0.152 cents per kWh for Performance Base Rate
Adjustments effective Jan. 1, 1997 and Jan. 1, 1998, respectively.

Tax Note: The rates listed above do not reflect gross earnings tax or sales taxes (when applicable). However, such taxes, when applicable, will appear on bills sent to customers.

Other Rate Clauses apply as usual.

                                                                  R.I.P.U.C. No.
                                                                         Sheet 1
                                                       Cancelling R.I.P.U.C. No.

                        THE NARRAGANSETT ELECTRIC COMPANY
                                69kV Rate (N-01)
                             RETAIL DELIVERY SERVICE

AVAILABILITY

          This rate is available to customers taking service at a nominal voltage of 69,000 volts and is mandatory for the Department of the Navy, its successors, or assigns, for electric power service to the Naval Education and Training Center, Newport, Rhode Island.

          Electric retail delivery service supplied hereunder shall be three phase, alternating current, at a nominal frequency of sixty Hertz, and at a nominal voltage of 69,000 volts.

MONTHLY CHARGE

          The Monthly Charge will be the sum of the Retail Delivery Service Charges set forth in the cover sheet this tariff.

DETERMINATION OF BILLING PERIODS

          The Billing Period consists of the days between consecutive meter readings. Service under this Rate is rendered on a full calendar day basis. The first day of any billing period is included in its entirety and the last day of any billing period is excluded in its entirety.

DETERMINATION OF BILLING DEMANDS

I.  Billing Demand

A.  Requirements Service

          The Demand in kilowatts for each month is the maximum metered fifteen-minute demand during the Billing Period.

B.  Partial Requirements Service

          The Demand in kilowatts for each month is the maximum fifteen-minute total demand during the month where the total demand is the combined of the Partial Requirements Service delivered by the Company and the service supplied by the customer's other power source.

          The Billing Demand in kilowatts for each month shall be the largest of:

                                                                  R.I.P.U.C. No.
                                                                         Sheet 2


                        THE NARRAGANSETT ELECTRIC COMPANY
                                69kV Rate (N-01)
                             RETAIL DELIVERY SERVICE

          1. the Demand,

          2. Seventy-five percent (75%) of the highest Demand recorded during the previous eleven months, or

          3. Fifty percent (50%) of the highest Demand recorded by the customer since 1961, where:

          For the purposes of determining the Billing Demand, all demands recorded before December 1, 1994, shall be deemed Demands, all Standby Demands recorded after December 1, 1994, through June 30, 1997 shall be deemed Demands, and all Distribution Demands recorded after June 30, 1997, shall be deemed Demands.

II.  Reactive Billing Demand

          The Reactive Billing Demand in kilovars for each month shall be the Reactive Demand in excess of seventeen and one-half percent (17.5%) of the Demand, where the Reactive Demand in kilovars for each month is the metered fifteen-minute reactive demand coincident with the Demand.

DETERMINATION OF BILLING DEMAND CHARGES

I.  Billing Demand Charge

          The Billing Demand Charge shall be the Billing Demand times the Demand Rate.

I.  Reactive Billing Demand Charge

          The Reactive Billing Demand Charge shall be the Reactive Billing Demand times the Reactive Demand Rate.

DETERMINATION OF MINIMUM BILLING ENERGY CHARGE

          The Minimum Billing Energy Charge shall be the Total Energy Requirements times the Transition Charge For the purposes of the foregoing, Total Energy Requirements shall mean the sum of the energy delivered by the Company and the energy supplied by the Navy's other power sources other than electrically isolated emergency power sources.

RATE ADJUSTMENT PROVISIONS

          Transmission Service Charge Adjustment

          The prices under this rate as set forth under "Monthly Charge" may be adjusted from time to time in the manner described in the Company's Transmission Service Cost Adjustment Provision.

          Transition Charge Adjustment

          The prices under this rate as set forth under "Monthly Charge" may be adjusted from time to time in the manner described in the Company's Non-Bypassable Transition Charge Adjustment Provision.

                                                                  R.I.P.U.C. No.
                                                                         Sheet 3


                        THE NARRAGANSETT ELECTRIC COMPANY
                                69kV Rate (N-01)
                             RETAIL DELIVERY SERVICE

          Standard Offer Adjustment

          All Customers served on this rate must pay any charges required pursuant to the terms of the Company's Standard Offer Adjustment Provisions, whether or not the Customer is taking or has taken Standard Offer Service.

          Conservation and Load Management Adjustment

          The amount determined under the preceding provisions shall be adjusted in accordance with the Company's Conservation and Load Management Adjustment Provision as from time to time effective in accordance with law.

          Performance Based Rate Adjustment

          The amount determined under the preceding provisions shall be adjusted periodically in accordance with Section 39-1-27.5 of the Rhode Island General Laws.

STANDARD OFFER SERVICE

          Any Customer served under this rate who is eligible for Standard Offer Service shall receive such service pursuant to the Standard Offer Service tariff.

LAST RESORT SERVICE

          Any Customer served under this rate who does not take its power supply from a non-regulated power producer and is ineligible for Standard Offer Service will receive Last Resort Service pursuant to the Last Resort Service tariff.

GROSS EARNINGS TAX

          A Rhode Island Gross Earnings Tax adjustment will be applied to the charges determined above in accordance with Rhode Island General Laws.

GROSS EARNINGS TAX CREDIT FOR MANUFACTURERS

          Consistent with the gross receipts tax exemption provided in Section 44-13-35 of Rhode Island General Laws, eligible manufacturing customers will be exempt from the Gross Earnings Tax to the extent allowed by the Division of Taxation.

          Eligible manufacturing customers are those customers who have on file with the Company a valid certificate of exemption from the Rhode Island sales tax (under section 44-18-30(H) of Rhode Island General Laws) indicating the customer's status as a manufacturer. If the Division of Taxation (or other Rhode Island taxing authority with jurisdiction) disallows any part or all of the exemption as it applies to a customer, the custome be required to reimburse the Company in the amount of the credits provided to such customer which were disallowed, including any interest required to be paid by the Company to such authority.

                                                                  R.I.P.U.C. No.
                                                                         Sheet 2


                        THE NARRAGANSETT ELECTRIC COMPANY
                                69kV Rate (N-01)
                             RETAIL DELIVERY SERVICE

DEFINITIONS OF TERMS

          "Requirements Service" means that the Company delivers all the energy and capacity necessary to meet the total electric service requirements of the Navy, other than electric service requirements provided by electrically isolated emergency power sources.

          "Partial Requirements Service" means Supplementary Service, Backup Service, and Maintenance Service either individually or in any combination.

          "Supplementary Service" means electric energy and capacity delivered by the Company on a regular basis in addition to that which is normally provided by the Navy's other power source.

          "Backup Service" means electric energy and capacity delivered by the Company to replace energy and capacity ordinarily provided by the Navy's other power source during an unscheduled outage of the power source.

          "Maintenance Service" means electric energy and capacity delivered by the Company to replace energy and capacity ordinarily provided by the Navy's other power source during a scheduled outage of the power source.

TERMS AND CONDITIONS

          The Company's Terms and Conditions in effect from time to time, where not inconsistent with any specific provisions hereof, are a part of this rate.

                                        Effective: April 1, 2000

                                 Exhibit JMM-13


                                                         R.I.P.U.C. No. [[1116]]
                                                                         Sheet 1
                                       Cancelling R.I.P.U.C. No. [[1074]] [1116]


                THE NARRAGANSETT ELECTRIC COMPANY NON-BYPASSABLE
                     TRANSITION CHARGE ADJUSTMENT PROVISION

          The Non-Bypassable Transition Charge shall [[be a pass through of the cents per kilowatthour contract termination charge that New England Power Company (NEP) bills to The Narragansett Electric Company (Company). The Non-Bypassable Transition Charge shall be adjusted each time that NEP's contract termination charge changes. The Non-Bypassable Transition Charge shall be computed to the nearest thousandth of a cent.]] [be designed to collect from customers all Contract Termination Charges billed to the Narragansett Electric Company (the Company) by the New England Power Company or Montaup Electric Company. The Non-Bypassable Transition Charge may be subject to adjustment each time any Contract Termination Charge changes].

          Modifications to the Non-Bypassable Transition Charge shall be in accordance with a notice filed with the Public Utilities Commission (Commission) setting forth the revised charge and the amount of the increase or decrease. The notice shall further specify the effective date of the change.

          [A Base Transition Charge shall be established at 1.15 cents per kilowatt-hour and charged to all Customers. In the Blackstone and Newport zones, Zonal Transition Factors also shall apply. On the Effective Date of this adjustment provision, the Zonal Transition Factor shall be calculated as the difference between the Non-Bypassable Transition Charge in effect prior to the Effective Date of this adjustment provision and the Base Transition Charge. Effective on January 1, 2001, the Zonal Transition Factors shall be designed to recover the positive difference, if any, between the amount to be recovered from Customers through the Base Transition Charge and the total Non-Bypassable Transition Charge revenues to be recovered. At such time that the Base Transition Charge recovers the entire cost of Contract Termination Charges or over collects Contract Termination Charges, the Company may make a filing to adjust the Base Transition Charge and eliminate the Zonal Transition Factors.


Legend:   [    ] = insertion
          [[  ]] = deletion

          To the extent that there are any refunds made by New England Power Company or Montaup Electric Power Company to the Company in connection with Contract Termination Charges, such refunds shall be applied consistent with the methodology set forth in Attachment 1.]

          On an annual basis, the Company shall reconcile its total cost of Contract Termination Charges against its total transition charge revenue (appropriately adjusted to reflect the Rhode Island Gross Receipts Tax), and the excess or deficiency ("Transition Charge Adjustment Balance") shall be refunded to, or collected from, customers through the rate recovery/refund methodology approved by the Commission at the time the Company files its annual reconciliation. Any positive or negative balance will accrue interest calculated at the rate in effect for customer deposits.

                                 Exhibit JMM-13


                                                         R.I.P.U.C. No. [[1116]]
                                                                         Sheet 2
                                       Cancelling R.I.P.U.C. No. [[1074]] [1116]


                        THE NARRAGANSETT ELECTRIC COMPANY
                        NON-BYPASSABLE TRANSITION CHARGE
                              ADJUSTMENT PROVISION


          For purposes of the above reconciliation, total transition charge revenues shall mean all revenue collected from customers through the transition charges for the applicable reconciliation period. If there is a positive or negative balance in the then current Transition Charge Adjustment Balance outstanding from the prior period, the balance shall be credited against or added to the new reconciliation amount, as appropriate, in establishing the Transition Charge Adjustment Balance for the new reconciliation period.

          The Company shall annually determine the Transition Charge Adjustment Balance, if any, for the prior calendar year and make a filing with the Commission. The Company will propose at that time a rate recovery/refund methodology to recover or refund the balance, as appropriate, over a twelve month period. The Commission may order the Company to collect or refund the balance over any reasonable time period from (i) all customers, (ii) only from those customer classes that underpaid or overpaid transition charges, or (iii) through any other reasonable method.

          This provision is applicable to all Retail Delivery Service rates of the Company.

                                   Effective [[January 1, 1999]] [April 1, 2000]

                                 Exhibit JMM-13


                                                         R.I.P.U.C. No. [[1116]]
                                                                         Sheet 3
                                       Cancelling R.I.P.U.C. No. [[1074]] [1116]


                        THE NARRAGANSETT ELECTRIC COMPANY
              NON-BYPASSABLE TRANSITION CHARGE ADJUSTMENT PROVISION


                                 [Attachment I]

[Refunds received by the Company in connection with Contract Termination Charges shall first be applied to offset the deficiency in the Company's deferred tax reserves in an amount not to exceed the total balance of the deficiency as of December 31, 2000. If any refunds are received in excess of the revenue requirement associated with the deficiency, the Commission may order the Company to refund such amounts to Customers or otherwise use the funds to offset other charges to Customers.]

                                 Exhibit JMM-13


                                                          R.I.P.U.C. No.[[1054]]
                                                                         Sheet 1
                                                [Cancelling R.I.P.U.C. No. 1054]


                        THE NARRAGANSETT ELECTRIC COMPANY
                 TRANSMISSION SERVICE COST ADJUSTMENT PROVISION


          The Transmission Service Cost Adjustment (TCA) shall collect from customers transmission costs billed to The Narragansett Electric Company (Narragansett or the Company) by entities such as the New England Power Company, by any other transmission provider, and by regional transmission entities such as the New England Power Pool, a regional transmission group, an independent system operator or any other entity that is authorized to bill Narragansett Electric directly for transmission services.

          [On the Effective Date of this adjustment provision, the TCA shall be separately determined for the Customers in the Narragansett, Blackstone and Newport zones to reflect the transmission costs of those companies prior to the Effective Date as determined by a filing made by the Companies at least 30 days prior to the Effective Date.]

          [Effective on January 1, 2001, t][[T]]he transmission service cost adjustment shall be a uniform cents per kilowatthour factor applicable to all kilowatthours delivered by the Company. The factor shall be established annually based on a forecast of transmission costs, taking into account revenues that will be received from base rate transmission charges, and shall include a full reconciliation and adjustment for any over- or under-recoveries of transmission costs incurred during the prior year. The Company may file to change the factor adjustment at any time should significant over- or under-recoveries occur. The reconciliation shall calculate all revenues received by the Company through the base rate transmission charges and this TCA, compare these revenues to all transmission costs incurred during the corresponding year, and pass through the resulting credit or charge, as appropriate, on a uniform per kWh basis, as provided above.

          Modifications to the Transmission Service Cost Adjustment Factor shall be in accordance with a notice filed with the Public Utilities Commission (the

Commission) setting forth the amount of the revised factor and the amount of the increase or decrease. The notice shall further specify the effective date of such charges.


                                        [Effective April 1, 2000]

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Workpaper JMM-1



                              Workpaper JMM-1

                         Blackstone Valley Back-up

File:  C:\123data\JAMES\M&A\BASE\Bvepla10.wk4                                                                Narragansett Electric
Range: Rate R1                                                                                                BVE/Newport Electric
Date:  14-May-99                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 1
                                                                                                                      Page 1 of 29

                                                 The Narragansett Electric Company
                                          Shifting BVE Rate R-1 to Narragansett Rate A-16

=============================================================================================================================

                                                      BVE Rate R-1                          Narragansett Rate A-16
   R-1/A-16                                Units          Rate        Revenues        Units          Rate        Revenues
                                            (1)            (2)           (3)           (4)           (5)            (6)
=============================================================================================================================
1  Customer Charge:                           876,261         $3.09    $2,707,646       876,261          $2.54    $2,225,703

2  Energy Charges:
       Distribution Energy                362,568,042      $0.03857   $13,984,249   362,568,042       $0.03680   $13,342,504
       Transmission Energy                                 $0.00278    $1,007,939                     $0.00307    $1,113,084
       Transition Energy                                   $0.02320    $8,411,579                     $0.02320    $8,411,579
       Standard Offer                                      $0.03800   $13,777,586                     $0.03800   $13,777,586
       DSM                                                 $0.00230      $833,906                     $0.00230      $833,906
       Renewables                                          $0.00000            $0                     $0.00000            $0

3  Total Revenue before GET:                                          $40,722,906                                $39,704,361

4  Total Revenue Shift:                                                                                          ($1,018,544)

5  Revenue Shift by Function:
       Distribution Revenue                                                                                      ($1,123,689)
       Transmission Revenue                                                                                         $105,145
       Transition Revenue                                                                                                 $0
       Standard Offer Revenue                                                                                             $0
       DSM                                                                                                                $0

File:  C:\123data\JAMES\M&A\BASE\Bvepla10.wk4                                                                Narragansett Electric
Range: Rate R1                                                                                                BVE/Newport Electric
Date:  14-May-99                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 1
                                                                                                                      Page 2 of 29

                                                 The Narragansett Electric Company
                                          Shifting BVE Rate R-2 to Narragansett Rate A-60

=============================================================================================================================

                                                      BVE Rate R-2                          Narragansett Rate A-60
   R-2/A-60                                Units          Rate        Revenues        Units          Rate        Revenues
                                            (1)            (2)           (3)           (4)           (5)            (6)
=============================================================================================================================


1  Customer Charge:                            25,844         $2.01       $51,946        25,844          $0.00            $0

2  Energy Charges:
       Distribution Energy first 300 kWh    6,540,065      $0.00170       $11,118     6,540,065      ($0.00733)     ($47,939)
       Distribution Energy over 300 kWh     3,924,039      $0.03470      $136,164
       Distribution Energy                                                           10,464,104       $0.02362      $247,162
       Transmission Energy                                 $0.00278       $29,090                     $0.00209       $21,870
       Transition Energy                                   $0.02320      $242,767                     $0.02320      $242,767
       Standard Offer                                      $0.03800      $397,636                     $0.03800      $397,636
       DSM                                                 $0.00230       $24,067                     $0.00230       $24,067
       Renewables                                          $0.00000            $0                     $0.00000            $0

3  Total Revenue before GET:                                             $892,790                                   $885,564

4  Total Revenue Shift:                                                                                              ($7,225)

5  Revenue Shift by Function:
       Distribution Revenue                                                                                              ($5)
       Transmission Revenue                                                                                          ($7,220)
       Transition Revenue                                                                                                 $0
       Standard Offer Revenue                                                                                             $0
       DSM                                                                                                                $0

File:  C:\123data\JAMES\M&A\BASE\Bvepla10.wk4                                                                Narragansett Electric
Range: Rate R1                                                                                                BVE/Newport Electric
Date:  14-May-99                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 1
                                                                                                                      Page 3 of 29

                                             The Narragansett Electric Company
                                      Shifting BVE Rate R-3 to Narragansett Rate A-16

=============================================================================================================================

                                                      BVE Rate R-3                          Narragansett Rate A-16
   R-3/A-16                                Units          Rate        Revenues        Units          Rate        Revenues
                                            (1)            (2)           (3)           (4)           (5)            (6)
=============================================================================================================================


1  Customer Charge:                            10,622         $2.91       $30,910        10,622          $2.54       $26,980

2  Energy Charges:
       Distribution Energy                  9,162,722      $0.03200      $293,207     9,162,722       $0.03680      $337,188
       Transmission Energy                                 $0.00278       $25,472                     $0.00307       $28,130
       Transition Energy                                   $0.02320      $212,575                     $0.02320      $212,575
       Standard Offer                                      $0.03800      $348,183                     $0.03800      $348,183
       DSM                                                 $0.00230       $21,074                     $0.00230       $21,074
       Renewables                                          $0.00000            $0                     $0.00000            $0

3  Total Revenue before GET:                                             $931,422                                   $974,130

4  Total Revenue Shift:                                                                                              $42,708

5  Revenue Shift by Function:
       Distribution Revenue                                                                                          $40,051
       Transmission Revenue                                                                                           $2,657
       Transition Revenue                                                                                                 $0
       Standard Offer Revenue                                                                                             $0
       DSM                                                                                                                $0

File:  C:\123data\JAMES\M&A\BASE\Bvepla10.wk4                                                                Narragansett Electric
Range: Rate R1                                                                                                BVE/Newport Electric
Date:  14-May-99                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 1
                                                                                                                      Page 4 of 29
                                                 The Narragansett Electric Company
                                          Shifting BVE Rate R-4 to Narragansett Rate A-32

=============================================================================================================================

                                                      BVE Rate R-4                          Narragansett Rate A-32
   R-4/A-32                                Units          Rate        Revenues        Units          Rate        Revenues
                                            (1)            (2)           (3)           (4)           (5)            (6)
=============================================================================================================================
1  Customer Charge:                             1,821         $4.69        $8,540         1,821          $6.74       $12,274

2  Energy Charges:
       Distribution Peak                      815,510      $0.11500       $93,784       815,510       $0.02596       $21,171
       Distribution Off Peak                3,671,937      $0.01033       $37,931     3,671,937       $0.02596       $95,323
       Transmission Energy                  4,487,447      $0.00278       $12,475     4,487,447       $0.00263       $11,802
       Transition Energy                                   $0.02320      $104,109                     $0.02320      $104,109
       Standard Offer                                      $0.03800      $170,523                     $0.03800      $170,523
       DSM                                                 $0.00230       $10,321                     $0.00230       $10,321
       Renewables                                          $0.00000            $0                     $0.00000            $0

3  Total Revenue before GET:                                             $437,683                                   $425,523

4  Total Revenue Shift:                                                                                             ($12,161)

5  Revenue Shift by Function:
       Distribution Revenue                                                                                         ($11,488)
       Transmission Revenue                                                                                            ($673)
       Transition Revenue                                                                                                 $0
       Standard Offer Revenue                                                                                             $0
       DSM                                                                                                                $0

File:  C:\123data\JAMES\M&A\BASE\Bvepla10.wk4                                                                Narragansett Electric
Range: Rate R1                                                                                                BVE/Newport Electric
Date:  14-May-99                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 1
                                                                                                                      Page 5 of 29
                                             The Narragansett Electric Company
                                      Shifting BVE Rate W-1 to Narragansett Rate A-16

=============================================================================================================================

                                                      BVE Rate W-1                          Narragansett Rate A-16
   W-1/A-16                                Units          Rate        Revenues        Units          Rate        Revenues
                                            (1)            (2)           (3)           (4)           (5)            (6)
=============================================================================================================================
1  Customer Charge:                            15,594         $1.32       $20,584        15,594          $0.00            $0

2  Energy Charges:
       Distribution Energy                  3,568,998      $0.01792       $63,956     3,568,998       $0.03680      $131,339
       Transmission Energy                                 $0.00278        $9,922                     $0.00307       $10,957
       Transition Energy                                   $0.02320       $82,801                     $0.02320       $82,801
       Standard Offer                                      $0.03800      $135,622                     $0.03800      $135,622
       DSM                                                 $0.00230        $8,209                     $0.00230        $8,209
       Renewables                                          $0.00000            $0                     $0.00000            $0

3  Total Revenue before GET:                                             $321,094                                   $368,927

4  Total Revenue Shift:                                                                                              $47,834

5  Revenue Shift by Function:
       Distribution Revenue                                                                                          $46,799
       Transmission Revenue                                                                                           $1,035
       Transition Revenue                                                                                                 $0
       Standard Offer Revenue                                                                                             $0
       DSM                                                                                                                $0

File:  C:\123data\JAMES\M&A\BASE\Bvepla10.wk4                                                                Narragansett Electric
Range: Rate R1                                                                                                BVE/Newport Electric
Date:  14-May-99                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 1
                                                                                                                      Page 6 of 29

                                             The Narragansett Electric Company
                                      Shifting BVE Rate W-1 to Narragansett Rate C-06

=============================================================================================================================

                                                      BVE Rate W-1                          Narragansett Rate C-06
   W-1/C-06                                Units          Rate        Revenues        Units          Rate        Revenues
                                            (1)            (2)           (3)           (4)           (5)            (6)
=============================================================================================================================
1  Customer Charge:
       Customer Charge                            187         $1.32          $247           187          $0.00            $0
       Unmetered Charge                                                                       0          $0.00            $0

2  Energy Charges:
       Distribution Energy                     33,373      $0.01792          $598        33,373       $0.03898        $1,301
       Transmission Energy                                 $0.00278           $93                     $0.00407          $136
       Transition Energy                                   $0.02320          $774                     $0.02320          $774
       Standard Offer                                      $0.03800        $1,268                     $0.03800        $1,268
       DSM                                                 $0.00230           $77                     $0.00230           $77
       Renewables                                          $0.00000            $0                     $0.00000            $0

3  Total Revenue before GET:                                               $3,057                                     $3,556

4  Total Revenue Shift:                                                                                                 $499

5  Revenue Shift by Function:
       Distribution Revenue                                                                                             $456
       Transmission Revenue                                                                                              $43
       Transition Revenue                                                                                                 $0
       Standard Offer Revenue                                                                                             $0
       DSM                                                                                                                $0

File:  C:\123data\JAMES\M&A\BASE\Bvepla10.wk4                                                                Narragansett Electric
Range: Rate H1                                                                                                BVE/Newport Electric
Date:  14-May-99                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 1
                                                                                                                      Page 7 of 29


                                          The Narragansett Electric Company
                                   Shifting BVE Rate H-1 to Narragansett Rate C-06

======================================================================================================================

                                                    BVE Rate H-1                      Narragansett Rate C-06
   H-1/C-06                               Units         Rate       Revenues       Units         Rate       Revenues
                                           (1)          (2)          (3)           (4)          (5)          (6)
======================================================================================================================
1  Customer Charge:                              85        $3.01         $256            85        $5.73         $487

2  Energy Charges:
       Distribution Energy                  225,822     $0.02975       $6,718       225,822     $0.03898       $8,803
       Transmission Energy                              $0.00278         $628                   $0.00407         $919
       Transition Energy                                $0.02320       $5,239                   $0.02320       $5,239
       Standard Offer                                   $0.03800       $8,581                   $0.03800       $8,581
       DSM                                              $0.00230         $519                   $0.00230         $519
       Renewables                                       $0.00000           $0                   $0.00000           $0

3  Total Revenue before GET:                                          $21,942                                 $24,548

4  Total Revenue Shift:                                                                                        $2,607

5  Revenue Shift by Function:
       Distribution Revenue                                                                                    $2,316
       Transmission Revenue                                                                                      $291
       Transition Revenue                                                                                          $0
       Standard Offer Revenue                                                                                      $0
       DSM                                                                                                         $0

File:  C:\123data\JAMES\M&A\BASE\Bvepla10.wk4                                                                Narragansett Electric
Range: Rate H1                                                                                                BVE/Newport Electric
Date:  14-May-99                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 1
                                                                                                                      Page 8 of 29


                                          The Narragansett Electric Company
                                   Shifting BVE Rate H-1 to Narragansett Rate G-02

======================================================================================================================

                                                    BVE Rate H-1                      Narragansett Rate G-02
   H-1/G-02                               Units         Rate       Revenues       Units         Rate       Revenues
                                           (1)          (2)          (3)           (4)          (5)          (6)
======================================================================================================================
1  Customer Charge:                             104        $3.01         $313           104      $103.41      $10,755

2  Demand Charge:
       Distribution Demand                    8,848        $0.00           $0         8,848        $2.91      $25,748
       Transmission Demand                                                                         $1.40      $12,387

3  Energy Charges:
       Distribution Energy                2,380,400     $0.02975      $70,817     2,380,400     $0.01030      $24,518
       Transmission Energy                              $0.00278       $6,618                  ($0.00129)     ($3,071)
       Transition Energy                                $0.02320      $55,225                   $0.02320      $55,225
       Standard Offer                                   $0.03800      $90,455                   $0.03800      $90,455
       DSM                                              $0.00230       $5,475                   $0.00230       $5,475
       Renewables                                       $0.00000           $0                   $0.00000           $0

4  Total Revenue before GET:                                         $228,903                                $221,492

5  Total Revenue Shift:                                                                                       ($7,411)

6  Revenue Shift by Function:
       Distribution Revenue                                                                                  ($10,110)
       Transmission Revenue                                                                                    $2,699
       Transition Revenue                                                                                          $0
       Standard Offer Revenue                                                                                      $0
       DSM                                                                                                         $0

File:  C:\123data\JAMES\M&A\BASE\Bvepla10.wk4                                                                Narragansett Electric
Range: Rate H1                                                                                                BVE/Newport Electric
Date:  14-May-99                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 1
                                                                                                                      Page 9 of 29


                                          The Narragansett Electric Company
                                   Shifting BVE Rate H-1 to Narragansett Rate G-32

======================================================================================================================

                                                    BVE Rate H-1                      Narragansett Rate G-32
   H-1/G-32                               Units         Rate       Revenues       Units         Rate       Revenues
                                           (1)          (2)          (3)           (4)          (5)          (6)
======================================================================================================================
1  Customer Charge:                              15        $3.01          $45            15      $236.43       $3,546

2  Demand Charge:
       Distribution Demand                    3,845        $0.00           $0         3,845        $1.56       $5,998
       Transmission Demand                                                                         $1.27       $4,883

3  Energy Charges:
       Distribution Energy                1,032,800     $0.02975      $30,726     1,032,800     $0.01139      $11,764
       Transmission Energy                              $0.00278       $2,871                  ($0.00129)     ($1,332)
       Transition Energy                                $0.02320      $23,961                   $0.02320      $23,961
       Standard Offer                                   $0.03800      $39,246                   $0.03800      $39,246
       DSM                                              $0.00230       $2,375                   $0.00230       $2,375
       Renewables                                       $0.00000           $0                   $0.00000           $0

4  Total Revenue before GET:                                          $99,225                                 $90,442

5  Total Revenue Shift:                                                                                       ($8,783)

6  Revenue Shift by Function:
       Distribution Revenue                                                                                   ($9,463)
       Transmission Revenue                                                                                      $680
       Transition Revenue                                                                                          $0
       Standard Offer Revenue                                                                                      $0
       DSM                                                                                                         $0

File:  C:\123data\JAMES\M&A\BASE\Bvepla10.wk4                                                                Narragansett Electric
Range: Rate H2                                                                                                BVE/Newport Electric
Date:  14-May-99                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 1
                                                                                                                     Page 10 of 29


                                             The Narragansett Electric Company
                                      Shifting BVE Rate H-2 to Narragansett Rate C-06

=============================================================================================================================

                                                      BVE Rate H-2                          Narragansett Rate C-06
   H-2/C-06                                Units          Rate        Revenues        Units          Rate        Revenues
                                            (1)            (2)           (3)           (4)           (5)            (6)
=============================================================================================================================

1  Customer Charge:                               940         $3.43        $3,224           940          $0.00            $0

2  Energy Charges:
       Distribution Energy                  2,034,902      $0.03421       $69,614     2,034,902       $0.03898       $79,320
       Transmission Energy                                 $0.00278        $5,657                     $0.00407        $8,282
       Transition Energy                                   $0.02320       $47,210                     $0.02320       $47,210
       Standard Offer                                      $0.03800       $77,326                     $0.03800       $77,326
       DSM                                                 $0.00230        $4,680                     $0.00230        $4,680
       Renewables                                          $0.00000            $0                     $0.00000            $0

3  Total Revenue before GET:                                             $207,712                                   $216,819

4  Total Revenue Shift:                                                                                               $9,107

5  Revenue Shift by Function:
       Distribution Revenue                                                                                           $6,482
       Transmission Revenue                                                                                           $2,625
       Transition Revenue                                                                                                 $0
       Standard Offer Revenue                                                                                             $0
       DSM                                                                                                                $0

File:  C:\123data\JAMES\M&A\BASE\Bvepla10.wk4                                                                Narragansett Electric
Range: Rate H2                                                                                                BVE/Newport Electric
Date:  14-May-99                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 1
                                                                                                                     Page 11 of 29


                                             The Narragansett Electric Company
                                      Shifting BVE Rate H-2 to Narragansett Rate G-02

=============================================================================================================================

                                                      BVE Rate H-2                          Narragansett Rate G-02
   H-2/G-02                                Units          Rate        Revenues        Units          Rate        Revenues
                                            (1)            (2)           (3)           (4)           (5)            (6)
=============================================================================================================================

1  Customer Charge:                                12         $3.43           $41            12          $0.00            $0

2  Demand Charge:
       Distribution Demand                          0         $0.00            $0             0          $2.91            $0
       Transmission Demand                                                                               $1.40            $0

3  Energy Charges:
       Distribution Energy                     33,090      $0.03421        $1,132        33,090       $0.01030          $341
       Transmission Energy                                 $0.00278           $92                    ($0.00129)         ($43)
       Transition Energy                                   $0.02320          $768                     $0.02320          $768
       Standard Offer                                      $0.03800        $1,257                     $0.03800        $1,257
       DSM                                                 $0.00230           $76                     $0.00230           $76
       Renewables                                          $0.00000            $0                     $0.00000            $0

4  Total Revenue before GET:                                               $3,366                                     $2,399

5  Total Revenue Shift:                                                                                                ($967)

6  Revenue Shift by Function:
       Distribution Revenue                                                                                            ($832)
       Transmission Revenue                                                                                            ($135)
       Transition Revenue                                                                                                 $0
       Standard Offer Revenue                                                                                             $0
       DSM                                                                                                                $0

File:  C:\123data\JAMES\M&A\BASE\Bvepla10.wk4                                                                Narragansett Electric
Range: Rate H2                                                                                                BVE/Newport Electric
Date:  14-May-99                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 1
                                                                                                                     Page 12 of 29


                                             The Narragansett Electric Company
                                      Shifting BVE Rate H-2 to Narragansett Rate G-32

=============================================================================================================================

                                                      BVE Rate H-2                          Narragansett Rate G-32
   H-2/G-32                                Units          Rate        Revenues        Units          Rate        Revenues
                                            (1)            (2)           (3)           (4)           (5)            (6)
=============================================================================================================================

1  Customer Charge:                                12         $3.43           $41            12          $0.00            $0

2  Demand Charge:
       Distribution Demand                      2,386         $0.00            $0         2,386          $1.56        $3,722
       Transmission Demand                                                                               $1.27        $3,030

3  Energy Charges:
       Distribution Energy                    222,400      $0.03421        $7,608       222,400       $0.01139        $2,533
       Transmission Energy                                 $0.00278          $618                    ($0.00129)        ($287)
       Transition Energy                                   $0.02320        $5,160                     $0.02320        $5,160
       Standard Offer                                      $0.03800        $8,451                     $0.03800        $8,451
       DSM                                                 $0.00230          $512                     $0.00230          $512
       Renewables                                          $0.00000            $0                     $0.00000            $0

4  Total Revenue before GET:                                              $22,390                                    $23,122

5  Total Revenue Shift:                                                                                                 $731

6  Revenue Shift by Function:
       Distribution Revenue                                                                                          ($1,394)
       Transmission Revenue                                                                                           $2,125
       Transition Revenue                                                                                                 $0
       Standard Offer Revenue                                                                                             $0
       DSM                                                                                                                $0

File:  C:\123data\JAMES\M&A\BASE\Bvepla10.wk4                                                                Narragansett Electric
Range: Rate G1                                                                                                BVE/Newport Electric
Date:  14-May-99                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 1
                                                                                                                     Page 13 of 29


                                             The Narragansett Electric Company
                                      Shifting BVE Rate G-1 to Narragansett Rate C-06

=============================================================================================================================

                                                      BVE Rate G-1                          Narragansett Rate C-06
   G-1/C-06                                Units          Rate        Revenues        Units          Rate        Revenues
                                            (1)            (2)           (3)           (4)           (5)            (6)
=============================================================================================================================

1  Customer Charge:
       Customer Charge                         87,619         $3.37      $295,276        85,368          $5.73      $489,159
       Unmetered Charge                                                                   2,251          $1.83        $4,119

2  Energy Charges:
       Distribution Energy                 43,670,643      $0.04348    $1,898,800    43,670,643       $0.03898    $1,702,282
       Transmission Energy                                 $0.00278      $121,404                     $0.00407      $177,740
       Transition Energy                                   $0.02320    $1,013,159                     $0.02320    $1,013,159
       Standard Offer                                      $0.03800    $1,659,484                     $0.03800    $1,659,484
       DSM                                                 $0.00230      $100,442                     $0.00230      $100,442
       Renewables                                          $0.00000            $0                     $0.00000            $0

3  Total Revenue before GET:                                           $5,088,566                                 $5,146,385

4  Total Revenue Shift:                                                                                              $57,819

5  Revenue Shift by Function:
       Distribution Revenue                                                                                           $1,484
       Transmission Revenue                                                                                          $56,335
       Transition Revenue                                                                                                 $0
       Standard Offer Revenue                                                                                             $0
       DSM                                                                                                                $0

File:  C:\123data\JAMES\M&A\BASE\Bvepla10.wk4                                                                Narragansett Electric
Range: Rate G2                                                                                                BVE/Newport Electric
Date:  14-May-99                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 1
                                                                                                                     Page 14 of 29


                                                 The Narragansett Electric Company
                                          Shifting BVE Rate G-2 to Narragansett Rate C-06

=============================================================================================================================

                                                      BVE Rate G-2                          Narragansett Rate C-06
   G-2/C-06                                Units          Rate        Revenues        Units          Rate        Revenues
                                            (1)            (2)           (3)           (4)           (5)            (6)
=============================================================================================================================

1  Customer Charge:                            17,427         $0.00            $0        17,427          $5.73       $99,857

2  Demand Charge:
       Distribution Demand                    293,038         $1.50      $439,557             0          $0.00            $0
       Transmission Demand                                    $0.00            $0                        $0.00            $0
       Standard Offer                                         $0.00            $0

3  Energy Charges:
       Distribution Energy                 55,207,092      $0.02296    $1,267,555    55,207,092       $0.03898    $2,151,972
       Transmission Energy                                 $0.00278      $153,476                     $0.00407      $224,693
       Transition Energy                                   $0.02320    $1,280,805                     $0.02320    $1,280,805
       Standard Offer                                      $0.03800    $2,097,869                     $0.03800    $2,097,869
       DSM                                                 $0.00230      $126,976                     $0.00230      $126,976
       Renewables                                          $0.00000            $0                     $0.00000            $0

4  Total Revenue before GET:                                           $5,366,238                                 $5,982,172

5  Total Revenue Shift:                                                                                             $615,934

6  Revenue Shift by Function:
       Distribution Revenue                                                                                         $544,717
       Transmission Revenue                                                                                          $71,217
       Transition Revenue                                                                                                 $0
       Standard Offer Revenue                                                                                             $0
       DSM                                                                                                                $0

File:  C:\123data\JAMES\M&A\BASE\Bvepla10.wk4                                                                Narragansett Electric
Range: Rate G2                                                                                                BVE/Newport Electric
Date:  14-May-99                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 1
                                                                                                                     Page 15 of 29


                                             The Narragansett Electric Company
                                      Shifting BVE Rate G-2 to Narragansett Rate G-02

=============================================================================================================================

                                                      BVE Rate G-2                          Narragansett Rate G-02
   G-2/G-02                                Units          Rate        Revenues        Units          Rate        Revenues
                                            (1)            (2)           (3)           (4)           (5)            (6)
=============================================================================================================================

1  Customer Charge:                            12,852         $0.00            $0        12,852        $103.41    $1,329,025

2  Demand Charge:
       Distribution Demand                    621,666         $1.50      $932,499       597,149          $2.91    $1,737,704
       Transmission Demand                                    $0.00            $0                        $1.40      $836,009
       Standard Offer                                         $0.00            $0

3  Energy Charges:
       Distribution Energy                189,662,772      $0.02296    $4,354,657   189,662,772       $0.01030    $1,953,527
       Transmission Energy                                 $0.00278      $527,263                    ($0.00129)    ($244,665)
       Transition Energy                                   $0.02320    $4,400,176                     $0.02320    $4,400,176
       Standard Offer                                      $0.03800    $7,207,185                     $0.03800    $7,207,185
       DSM                                                 $0.00230      $436,224                     $0.00230      $436,224
       Renewables                                          $0.00000            $0                     $0.00000            $0

4  Total Revenue before GET:                                          $17,858,005                                $17,655,185

5  Total Revenue Shift:                                                                                            ($202,820)

6  Revenue Shift by Function:
       Distribution Revenue                                                                                        ($266,901)
       Transmission Revenue                                                                                          $64,081
       Transition Revenue                                                                                                 $0
       Standard Offer Revenue                                                                                             $0
       DSM                                                                                                                $0

File:  C:\123data\JAMES\M&A\BASE\Bvepla10.wk4                                                                Narragansett Electric
Range: Rate G2                                                                                                BVE/Newport Electric
Date:  14-May-99                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 1
                                                                                                                     Page 16 of 29


                                                 The Narragansett Electric Company
                                          Shifting BVE Rate G-2 to Narragansett Rate G-32

=============================================================================================================================

                                                      BVE Rate G-2                          Narragansett Rate G-32
   G-2/G-32                                Units          Rate        Revenues        Units          Rate        Revenues
                                            (1)            (2)           (3)           (4)           (5)            (6)
=============================================================================================================================

1  Customer Charge:                               780         $0.00            $0           780        $236.43      $184,415

2  Demand Charge:
       Distribution Demand                    226,150         $1.50      $339,225       269,038          $1.56      $419,699
       Transmission Demand                                    $0.00            $0                        $1.27      $341,678
       Standard Offer                                         $0.00            $0

3  Energy Charges:
       Distribution Energy                 68,985,660      $0.02296    $1,583,911    68,985,660       $0.01139      $785,747
       Transmission Energy                                 $0.00278      $191,780                    ($0.00129)     ($88,992)
       Transition Energy                                   $0.02320    $1,600,467                     $0.02320    $1,600,467
       Standard Offer                                      $0.03800    $2,621,455                     $0.03800    $2,621,455
       DSM                                                 $0.00230      $158,667                     $0.00230      $158,667
       Renewables                                          $0.00000            $0                     $0.00000            $0

4  Total Revenue before GET:                                           $6,495,505                                 $6,023,138

5  Total Revenue Shift:                                                                                            ($472,368)

6  Revenue Shift by Function:
       Distribution Revenue                                                                                        ($533,274)
       Transmission Revenue                                                                                          $60,907
       Transition Revenue                                                                                                 $0
       Standard Offer Revenue                                                                                             $0
       DSM                                                                                                                $0

File:  C:\123data\JAMES\M&A\BASE\Bvepla10.wk4                                                                Narragansett Electric
Range: Rate T2                                                                                                BVE/Newport Electric
Date:  14-May-99                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 1
                                                                                                                     Page 17 of 29


                                                 The Narragansett Electric Company
                                          Shifting BVE Rate T-2 to Narragansett Rate C-06

=============================================================================================================================

                                                      BVE Rate T-2                          Narragansett Rate C-06
   T-2/C-06                                Units          Rate        Revenues        Units          Rate        Revenues
                                            (1)            (2)           (3)           (4)           (5)            (6)
=============================================================================================================================

1  Customer Charge:                                54         $0.00            $0            54          $5.73          $309

2  Demand Charge:
       Distribution Demand                        707         $1.50        $1,061         1,888          $0.00            $0
       Transmission Demand                                    $0.00            $0                        $0.00            $0
       Standard Offer                                         $0.00            $0

3  Energy Charges:
       Distribution Energy                     93,312      $0.02296        $2,142        93,312       $0.03898        $3,637
       Transmission Energy                                 $0.00278          $259                     $0.00407          $380
       Transition Energy                                   $0.02320        $2,165                     $0.02320        $2,165
       Standard Offer On Peak                  13,722      $0.03800          $521                     $0.03800        $3,546
       Standard Offer Off Peak                 79,590      $0.03800        $3,024
       DSM                                                 $0.00230          $215                     $0.00230          $215
       Renewables                                          $0.00000            $0                     $0.00000            $0

4  Total Revenue before GET:                                               $9,388                                    $10,252

5  Total Revenue Shift:                                                                                                 $864

6  Revenue Shift by Function:
       Distribution Revenue                                                                                             $744
       Transmission Revenue                                                                                             $120
       Transition Revenue                                                                                                 $0
       Standard Offer Revenue                                                                                            ($0)
       DSM                                                                                                                $0

File:  C:\123data\JAMES\M&A\BASE\Bvepla10.wk4                                                                Narragansett Electric
Range: Rate T2                                                                                                BVE/Newport Electric
Date:  14-May-99                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 1
                                                                                                                     Page 18 of 29


                                                 The Narragansett Electric Company
                                          Shifting BVE Rate T-2 to Narragansett Rate G-02

=============================================================================================================================

                                                      BVE Rate T-2                          Narragansett Rate G-02
   T-2/G-02                                Units          Rate        Revenues        Units          Rate        Revenues
                                            (1)            (2)           (3)           (4)           (5)            (6)
=============================================================================================================================

1  Customer Charge:                               551         $0.00            $0           551        $103.41       $56,979

2  Demand Charge:
       Distribution Demand                     31,864         $1.50       $47,796        24,796          $2.91       $72,156
       Transmission Demand                                    $0.00            $0                        $1.40       $34,714
       Standard Offer                                         $0.00            $0

3  Energy Charges:
       Distribution Energy                 13,353,435      $0.02296      $306,595    13,353,435       $0.01030      $137,540
       Transmission Energy                                 $0.00278       $37,123                    ($0.00129)     ($17,226)
       Transition Energy                                   $0.02320      $309,800                     $0.02320      $309,800
       Standard Offer On Peak               2,692,710      $0.03800      $102,323                     $0.03800      $507,431
       Standard Offer Off Peak             10,660,725      $0.03800      $405,108
       DSM                                                 $0.00230       $30,713                     $0.00230       $30,713
       Renewables                                          $0.00000            $0                     $0.00000            $0

4  Total Revenue before GET:                                           $1,239,457                                 $1,132,107

5  Total Revenue Shift:                                                                                            ($107,349)

6  Revenue Shift by Function:
       Distribution Revenue                                                                                         ($87,715)
       Transmission Revenue                                                                                         ($19,634)
       Transition Revenue                                                                                                 $0
       Standard Offer Revenue                                                                                             $0
       DSM                                                                                                                $0

File:  C:\123data\JAMES\M&A\BASE\Bvepla10.wk4                                                                Narragansett Electric
Range: Rate T2                                                                                                BVE/Newport Electric
Date:  14-May-99                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 1
                                                                                                                     Page 19 of 29


                                             The Narragansett Electric Company
                                      Shifting BVE Rate T-2 to Narragansett Rate G-32

=============================================================================================================================

                                                      BVE Rate T-2                          Narragansett Rate G-32
   T-2/G-32                                Units          Rate        Revenues        Units          Rate        Revenues
                                            (1)            (2)           (3)           (4)           (5)            (6)
=============================================================================================================================

1  Customer Charge:                               251         $0.00            $0           251        $236.43       $59,344

2  Demand Charge:
       Distribution Demand                     78,241         $1.50      $117,362        99,892          $1.56      $155,832
       Transmission Demand                                    $0.00            $0                        $1.27      $126,863
       Standard Offer                                         $0.00            $0

3  Energy Charges:
       Distribution Energy                 32,469,660      $0.02296      $745,503    32,469,660       $0.01139      $369,829
       Transmission Energy                                 $0.00278       $90,266                    ($0.00129)     ($41,886)
       Transition Energy                                   $0.02320      $753,296                     $0.02320      $753,296
       Standard Offer On Peak               6,866,980      $0.03800      $260,945                     $0.03800    $1,233,847
       Standard Offer Off Peak             25,602,680      $0.03800      $972,902
       DSM                                                 $0.00230       $74,680                     $0.00230       $74,680
       Renewables                                          $0.00000            $0                     $0.00000            $0

4  Total Revenue before GET:                                           $3,014,954                                 $2,731,805

5  Total Revenue Shift:                                                                                            ($283,149)

6  Revenue Shift by Function:
       Distribution Revenue                                                                                        ($277,860)
       Transmission Revenue                                                                                          ($5,289)
       Transition Revenue                                                                                                 $0
       Standard Offer Revenue                                                                                             $0
       DSM                                                                                                                $0

File:  C:\123data\JAMES\M&A\BASE\Bvepla10.wk4                                                                Narragansett Electric
Range: Rate T4                                                                                                BVE/Newport Electric
Date:  14-May-99                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 1
                                                                                                                     Page 20 of 29


                                             The Narragansett Electric Company
                                      Shifting BVE Rate T-4 to Narragansett Rate G-32

=============================================================================================================================

                                                      BVE Rate T-4                          Narragansett Rate G-32
   T-4/G-32                                Units          Rate        Revenues        Units          Rate        Revenues
                                            (1)            (2)           (3)           (4)           (5)            (6)
=============================================================================================================================

1  Customer Charge:                               372         $0.00            $0           372        $236.43       $87,952

2  Demand Charge:
       Distribution Demand                    195,414         $1.44      $281,396       225,770          $1.56      $352,201
       Transmission Demand                                    $0.00            $0                        $1.27      $286,728
       Standard Offer                                         $0.00            $0

3  Energy Charges:
       Distribution Energy                 78,036,479      $0.01625    $1,268,093    78,036,479       $0.01139      $888,835
       Transmission Energy                                 $0.00278      $216,941                    ($0.00129)    ($100,667)
       Transition Energy                                   $0.02320    $1,810,446                     $0.02320    $1,810,446
       Standard Offer On Peak              18,111,219      $0.03800      $688,226                     $0.03800    $2,965,386
       Standard Offer Off Peak             59,925,260      $0.03800    $2,277,160
       DSM                                                 $0.00230      $179,484                     $0.00230      $179,484
       Renewables                                          $0.00000            $0                     $0.00000            $0

4  Total Revenue before GET:                                           $6,721,747                                 $6,470,366

5  Total Revenue Shift:                                                                                            ($251,381)

6  Revenue Shift by Function:
       Distribution Revenue                                                                                        ($220,500)
       Transmission Revenue                                                                                         ($30,881)
       Transition Revenue                                                                                                 $0
       Standard Offer Revenue                                                                                             $0
       DSM                                                                                                                $0

File:  C:\123data\JAMES\M&A\BASE\Bvepla10.wk4                                                                Narragansett Electric
Range: Rate G5                                                                                                BVE/Newport Electric
Date:  14-May-99                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 1
                                                                                                                     Page 21 of 29


                                             The Narragansett Electric Company
                                      Shifting BVE Rate G-5 to Narragansett Rate G-02

=============================================================================================================================

                                                      BVE Rate G-5                          Narragansett Rate G-02
   G-5/G-02                                Units          Rate        Revenues        Units          Rate        Revenues
                                            (1)            (2)           (3)           (4)           (5)            (6)
=============================================================================================================================

1  Customer Charge:                               228         $0.00            $0           228        $103.41       $23,577

2  Demand Charge:
       Distribution Demand                     20,540         $1.35       $27,729        27,078          $2.91       $78,797
       Transmission Demand                                    $0.00            $0                        $1.40       $37,909
       Standard Offer                                         $0.00            $0

3  Energy Charges:
       Distribution Energy                  7,714,640      $0.01710      $131,920     7,714,640       $0.01030       $79,461
       Transmission Energy                                 $0.00278       $21,447                    ($0.00129)      ($9,952)
       Transition Energy                                   $0.02320      $178,980                     $0.02320      $178,980
       Standard Offer                                      $0.03800      $293,156                     $0.03800      $293,156
       DSM                                                 $0.00230       $17,744                     $0.00230       $17,744
       Renewables                                          $0.00000            $0                     $0.00000            $0

4.  High Voltage Credits
       Transformer Ownership                                                             27,078         ($0.37)     ($10,019)
       Primary Metering                                                                $699,672            -1%       ($6,997)

4  Total Revenue before GET:                                             $670,976                                   $682,657

5  Total Revenue Shift:                                                                                              $11,681

6  Revenue Shift by Function:
       Distribution Revenue                                                                                           $8,559
       Transmission Revenue                                                                                           $6,231
       Transition Revenue                                                                                                 $0
       Standard Offer Revenue                                                                                        ($2,932)
       DSM                                                                                                             ($177)

File:  C:\123data\JAMES\M&A\BASE\Bvepla10.wk4                                                                Narragansett Electric
Range: Rate G5                                                                                                BVE/Newport Electric
Date:  14-May-99                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 1
                                                                                                                     Page 22 of 29


                                             The Narragansett Electric Company
                                      Shifting BVE Rate G-5 to Narragansett Rate G-32

=============================================================================================================================

                                                      BVE Rate G-5                          Narragansett Rate G-32
   G-5/G-32                                Units          Rate        Revenues        Units          Rate        Revenues
                                            (1)            (2)           (3)           (4)           (5)            (6)
=============================================================================================================================

1  Customer Charge:                               166         $0.00            $0           166        $236.43       $39,247

2  Demand Charge:
       Distribution Demand                     52,600         $1.35       $71,010        58,829          $1.56       $91,773
       Transmission Demand                                    $0.00            $0                        $1.27       $74,713
       Standard Offer                                         $0.00            $0

3  Energy Charges:
       Distribution Energy                 15,393,940      $0.01710      $263,236    15,393,940       $0.01139      $175,337
       Transmission Energy                                 $0.00278       $42,795                    ($0.00129)     ($19,858)
       Transition Energy                                   $0.02320      $357,139                     $0.02320      $357,139
       Standard Offer                                      $0.03800      $584,970                     $0.03800      $584,970
       DSM                                                 $0.00230       $35,406                     $0.00230       $35,406
       Renewables                                          $0.00000            $0                     $0.00000            $0

4.  High Voltage Credits
       Transformer Ownership                                                             58,829         ($0.37)     ($21,767)
       Primary Metering                                                              $1,338,727            -1%      ($13,387)

4  Total Revenue before GET:                                           $1,354,557                                 $1,303,573

5  Total Revenue Shift:                                                                                             ($50,983)

6  Revenue Shift by Function:
       Distribution Revenue                                                                                         ($56,290)
       Transmission Revenue                                                                                          $11,511
       Transition Revenue                                                                                                 $0
       Standard Offer Revenue                                                                                        ($5,850)
       DSM                                                                                                             ($354)

File:  C:\123data\JAMES\M&A\BASE\Bvepla10.wk4                                                                Narragansett Electric
Range: Rate T5                                                                                                BVE/Newport Electric
Date:  14-May-99                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 1
                                                                                                                     Page 23 of 29


                                             The Narragansett Electric Company
                                      Shifting BVE Rate T-5 to Narragansett Rate G-02

=============================================================================================================================

                                                      BVE Rate T-5                          Narragansett Rate G-02
   T-5/G-02                                Units          Rate        Revenues        Units          Rate        Revenues
                                            (1)            (2)           (3)           (4)           (5)            (6)
=============================================================================================================================

1  Customer Charge:                                 7         $0.00            $0             7        $103.41          $724

2  Demand Charge:
       Distribution Demand                        358         $1.35          $483           288          $2.91          $838
       Transmission Demand                                    $0.00            $0                        $1.40          $403
       Standard Offer                                         $0.00            $0

3  Energy Charges:
       Distribution Energy                    114,950      $0.01710        $1,966       114,950       $0.01030        $1,184
       Transmission Energy                                 $0.00278          $320                    ($0.00129)        ($148)
       Transition Energy                                   $0.02320        $2,667                     $0.02320        $2,667
       Standard Offer On Peak                  27,650      $0.03800        $1,051                     $0.03800        $4,368
       Standard Offer Off Peak                 87,300      $0.03800        $3,317
       DSM                                                 $0.00230          $264                     $0.00230          $264
       Renewables                                          $0.00000            $0                     $0.00000            $0

4.  High Voltage Credits
       Transformer Ownership                                                                288         ($0.37)        ($107)
       Primary Metering                                                                 $10,300            -1%         ($103)

5  Total Revenue before GET:                                              $10,068                                    $10,091

6  Total Revenue Shift:                                                                                                  $23

7  Revenue Shift by Function:
       Distribution Revenue                                                                                             $136
       Transmission Revenue                                                                                             ($67)
       Transition Revenue                                                                                                 $0
       Standard Offer Revenue                                                                                           ($44)
       DSM                                                                                                               ($3)

File:  C:\123data\JAMES\M&A\BASE\Bvepla10.wk4                                                                Narragansett Electric
Range: Rate T5                                                                                                BVE/Newport Electric
Date:  14-May-99                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 1
                                                                                                                     Page 24 of 29


                                             The Narragansett Electric Company
                                      Shifting BVE Rate T-5 to Narragansett Rate G-32

=============================================================================================================================

                                                      BVE Rate T-5                          Narragansett Rate G-32
   T-5/G-32                                Units          Rate        Revenues        Units          Rate        Revenues
                                            (1)            (2)           (3)           (4)           (5)            (6)
=============================================================================================================================

1  Customer Charge:                                45         $0.00            $0            45        $236.43       $10,639

2  Demand Charge:
       Distribution Demand                     20,534         $1.35       $27,721        20,534          $1.56       $32,033
       Transmission Demand                                    $0.00            $0                        $1.27       $26,078
       Standard Offer                                         $0.00            $0

3  Energy Charges:
       Distribution Energy                  8,360,000      $0.01710      $142,956     8,360,000       $0.01139       $95,220
       Transmission Energy                                 $0.00278       $23,241                    ($0.00129)     ($10,784)
       Transition Energy                                   $0.02320      $193,952                     $0.02320      $193,952
       Standard Offer On Peak               1,979,450      $0.03800       $75,219                     $0.03800      $317,680
       Standard Offer Off Peak              6,380,550      $0.03800      $242,461
       DSM                                                 $0.00230       $19,228                     $0.00230       $19,228
       Renewables                                          $0.00000            $0                     $0.00000            $0

4.  High Voltage Credits
       Transformer Ownership                                                             20,534         ($0.37)      ($7,598)
       Primary Metering                                                                $684,047            -1%       ($6,840)

4  Total Revenue before GET:                                             $724,778                                   $669,609

5  Total Revenue Shift:                                                                                             ($55,169)

6  Revenue Shift by Function:
       Distribution Revenue                                                                                         ($43,700)
       Transmission Revenue                                                                                          ($8,100)
       Transition Revenue                                                                                                 $0
       Standard Offer Revenue                                                                                        ($3,177)
       DSM                                                                                                             ($192)

File:  C:\123data\JAMES\M&A\BASE\Bvepla10.wk4                                                                Narragansett Electric
Range: Rate T6                                                                                                BVE/Newport Electric
Date:  14-May-99                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 1
                                                                                                                     Page 25 of 29


                                             The Narragansett Electric Company
                                      Shifting BVE Rate T-6 to Narragansett Rate G-32

=============================================================================================================================

                                                      BVE Rate T-6                          Narragansett Rate G-32
   T-6/G-32                                Units          Rate        Revenues        Units          Rate        Revenues
                                            (1)            (2)           (3)           (4)           (5)            (6)
=============================================================================================================================

1  Customer Charge:                               656         $0.00            $0           656        $236.43      $155,098

2  Demand Charge:
       Distribution Demand                    682,889         $1.32      $901,413       782,155          $1.56    $1,220,162
       Transmission Demand                                    $0.00            $0                        $1.27      $993,337
       Standard Offer                                         $0.00            $0

3  Energy Charges:
       Distribution Energy                300,621,894      $0.01143    $3,436,108   300,621,894       $0.01139    $3,424,083
       Transmission Energy                                 $0.00278      $835,729                    ($0.00129)    ($387,802)
       Transition Energy                                   $0.02320    $6,974,428                     $0.02320    $6,974,428
       Standard Offer On Peak              66,237,289      $0.03800    $2,517,017                     $0.03800   $11,423,632
       Standard Offer Off Peak            234,384,605      $0.03800    $8,906,615
       DSM                                                 $0.00230      $691,430                     $0.00230      $691,430
       Renewables                                          $0.00000            $0                     $0.00000            $0

4.  High Voltage Credits
       Transformer Ownership                                                            782,155         ($0.37)    ($289,397)
       Primary Metering                                                             $24,494,368            -1%     ($244,944)

4  Total Revenue before GET:                                          $24,262,741                                $23,960,027

5  Total Revenue Shift:                                                                                            ($302,714)

6  Revenue Shift by Function:
       Distribution Revenue                                                                                          $54,686
       Transmission Revenue                                                                                        ($236,250)
       Transition Revenue                                                                                                 $0
       Standard Offer Revenue                                                                                      ($114,236)
       DSM                                                                                                           ($6,914)

File:  C:\123data\JAMES\M&A\BASE\Bvepla10.wk4                                                                Narragansett Electric
Range: Rate T6                                                                                                BVE/Newport Electric
Date:  14-May-99                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 1
                                                                                                                     Page 26 of 29


                                             The Narragansett Electric Company
                                      Shifting BVE Rate T-6 to Narragansett Rate G-62

=============================================================================================================================

                                                      BVE Rate T-6                          Narragansett Rate G-62
   T-6/G-62                                Units          Rate        Revenues        Units          Rate        Revenues
                                            (1)            (2)           (3)           (4)           (5)            (6)
=============================================================================================================================

1  Customer Charge:                                36         $0.00            $0            36     $17,118.72      $616,274

2  Demand Charge:
       Distribution Demand                    109,293         $1.32      $144,267       142,198          $0.75      $106,649
       Transmission Demand                                    $0.00            $0                        $1.39      $197,655
       Standard Offer                                         $0.00            $0

3  Energy Charges:
       Distribution Energy                 69,235,500      $0.01143      $791,362    69,235,500       $0.00434      $300,482
       Transmission Energy                                 $0.00278      $192,475                    ($0.00129)     ($89,314)
       Transition Energy                                   $0.02320    $1,606,264                     $0.02320    $1,606,264
       Standard Offer On Peak              11,791,499      $0.03800      $448,077                     $0.03800    $2,630,949
       Standard Offer Off Peak             57,444,001      $0.03800    $2,182,872
       DSM                                                 $0.00230      $159,242                     $0.00230      $159,242
       Renewables                                          $0.00000            $0                     $0.00000            $0

4.  High Voltage Credits
       Transformer Ownership                                                            142,198         ($0.37)     ($52,613)
       Primary Metering                                                              $5,528,200            -1%      ($55,282)

4  Total Revenue before GET:                                           $5,524,557                                 $5,420,305

5  Total Revenue Shift:                                                                                            ($104,253)

6  Revenue Shift by Function:
       Distribution Revenue                                                                                           $8,866
       Transmission Revenue                                                                                         ($85,217)
       Transition Revenue                                                                                                 $0
       Standard Offer Revenue                                                                                       ($26,309)
       DSM                                                                                                           ($1,592)

File:  C:\123data\JAMES\M&A\BASE\Bvepla10.wk4                                                                Narragansett Electric
Range: Rate A6                                                                                                BVE/Newport Electric
Date:  14-May-99                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 1
                                                                                                                     Page 27 of 29


                                             The Narragansett Electric Company
                                      Shifting BVE Rate A-6 to Narragansett Rate B-32

=============================================================================================================================

                                                      BVE Rate A-6                          Narragansett Rate B-32
   A-6/B-32                                Units          Rate        Revenues        Units          Rate        Revenues
                                            (1)            (2)           (3)           (4)           (5)            (6)
=============================================================================================================================

1  Customer Charge:                                48        $14.17          $680            48        $236.43       $11,349

2  Demand Charge:
       Distribution Demand                     31,497         $2.00       $62,994        31,497          $1.56       $49,135
       Transmission Demand                                    $0.00            $0                        $1.27       $40,001
       Standard Offer                                         $0.00            $0

3  Energy Charges:
       Distribution Energy                  6,085,455      $0.01425       $86,718     6,085,455       $0.01139       $69,313
       Transmission Energy                                 $0.00278       $16,918                    ($0.00129)      ($7,850)
       Transition Energy                                   $0.02320      $141,183                     $0.02320      $141,183
       Standard Offer On Peak               1,172,792      $0.03800       $44,566                     $0.03800      $231,247
       Standard Offer Off Peak              4,912,663      $0.03800      $186,681
       DSM                                                 $0.00230       $13,997                     $0.00230       $13,997
       Renewables                                          $0.00000            $0                     $0.00000            $0

4.  High Voltage Credits
       Transformer Ownership                                                             31,497         ($0.37)     ($11,654)
       Primary Metering                                                                $548,375            -1%       ($5,484)

4  Total Revenue before GET:                                             $553,736                                   $531,237

5  Total Revenue Shift:                                                                                             ($22,499)

6  Revenue Shift by Function:
       Distribution Revenue                                                                                         ($34,958)
       Transmission Revenue                                                                                          $14,912
       Transition Revenue                                                                                                 $0
       Standard Offer Revenue                                                                                        ($2,312)
       DSM                                                                                                             ($140)

File:  C:\123data\JAMES\M&A\BASE\Bvepla10.wk4                                                                Narragansett Electric
Range: BVE                                                                                                    BVE/Newport Electric
Date:  14-May-99                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 1
                                                                                                                     Page 28 of 29


                                          Shifting BVE Rate S-1 to Narragansett Rate S-14

                                                                                 Total
                                          Number    Annual      Annual          Annual    Distribution   Transmission
                                        of Units       kWh       Price       kWh Sales        Revenues   Revenues
Overhead                                                                                                 $0.00278

Sodium Vapor Lamp
     Existing or Prepaid Wood Poles
          3300 Streetlight                    14       240      $53.29           3,360            $746         $9
          5800 Streetlight                10,859       334      $54.80       3,626,906        $595,073    $10,083
          5800 Flood                           9       334      $67.92           3,006            $611         $8
          9500 Streetlight                 2,289       476      $56.38       1,089,564        $129,054     $3,029
          9500 T&C                             3       476      $58.29           1,428            $175         $4
         16000 Streetlight                    31       692      $58.36          21,452          $1,809        $60
         16000 Flood                          78       692      $72.14          53,976          $5,627       $150
         25000 Streetlight                 1,079     1,274      $69.73       1,374,646         $75,239     $3,822
         25000 Flood                         892     1,274      $77.44       1,136,408         $69,076     $3,159
         50000 Streetlight                   102     1,966      $80.57         200,532          $8,218       $557
         50000 Flood                       1,916     1,966      $88.32       3,766,856        $169,221    $10,472

     Lighting only Wood Poles
         16000 Streetlight                     1       692     $140.04             692            $140         $2
         16000 Flood                           1       692     $154.25             692            $154         $2
         25000 Flood                           7     1,274     $159.13           8,918          $1,114        $25
         50000 Streetlight                     1     1,966     $162.28           1,966            $162         $5
         50000 Flood                          72     1,966     $170.02         141,552         $12,241       $394

     Lighting only Metal Poles
         25000 Streetlight                    24     1,274     $254.90          30,576          $6,118        $85
         25000 Flood                           1     1,274     $266.39           1,274            $266         $4
         50000 Streetlight                     1     1,966     $265.71           1,966            $266         $5
         50000 Flood                           5     1,966     $277.03           9,830          $1,385        $27

Mercury Vapor Lamp
     Existing or Prepaid Wood Poles
          4200 Streetlight                 2,280       511      $44.44       1,165,080        $101,323     $3,239
          8600 Streetlight                   467       822      $47.05         383,874         $21,972     $1,067
          8600 T&C                            16       822      $45.87          13,152            $734        $37
         22500 Streetlight                   105     1,864      $64.97         195,720          $6,822       $544
         22500 Flood                          99     1,864      $63.52         184,536          $6,288       $513
         63000 Flood                          23     4,463      $98.19         102,649          $2,258       $285

     Lighting only Metal Poles
         22500 Streetlight                     3     1,864     $198.77           5,592            $596        $16
         22500 Flood                           2     1,864     $200.07           3,728            $400        $10

Metal Halide Lamp
     Existing or Prepaid Wood Poles
         20000 Flood                           5     1,180      $94.69           5,900            $473        $16
         40000 Flood                          28     1,832     $124.67          51,296          $3,491       $143

Total Overhead                            20,413                            13,587,127      $1,221,055    $37,772



                                          Shifting BVE Rate S-1 to Narragansett Rate S-14


                                                  Standard                                                             Total
                                      Transition     Offer         DSM           Total          Annual     Annual     Annual
                                        Revenues  Revenues    Revenues        Revenues             kWh      Price   kWh Sale
Overhead                                $0.02320  $0.03800    $0.00230

Sodium Vapor Lamp
     Existing or Prepaid Wood Poles
          3300 Streetlight                   $78      $128          $8            $969             248     $62.78      3,472
          5800 Streetlight               $84,144  $137,822      $8,342        $835,465             349     $66.28  3,789,791
          5800 Flood                         $70      $114          $7            $811             349     $66.28      3,141
          9500 Streetlight               $25,278   $41,403      $2,506        $201,270             490     $72.63  1,121,610
          9500 T&C                           $33       $54          $3            $270             490     $72.63      1,470
         16000 Streetlight                  $498      $815         $49          $3,231             490     $72.63     15,190
         16000 Flood                      $1,252    $2,051        $124          $9,204             490     $72.63     38,220
         25000 Streetlight               $31,892   $52,237      $3,162        $166,350            1284    $120.39  1,385,436
         25000 Flood                     $26,365   $43,184      $2,614        $144,398            1284    $143.14  1,145,328
         50000 Streetlight                $4,652    $7,620        $461         $21,509            1968    $163.46    200,736
         50000 Flood                     $87,391  $143,141      $8,664        $418,888            1968    $181.37  3,770,688

     Lighting only Wood Poles
         16000 Streetlight                   $16       $26          $2            $186             490    $128.08        490
         16000 Flood                         $16       $26          $2            $200             490    $128.08        490
         25000 Flood                        $207      $339         $21          $1,705            1284    $198.59      8,988
         50000 Streetlight                   $46       $75          $5            $293            1968    $218.91      1,968
         50000 Flood                      $3,284    $5,379        $326         $21,624            1968    $236.82    141,696

     Lighting only Metal Poles
         25000 Streetlight                  $709    $1,162         $70          $8,144            1284    $429.21     30,816
         25000 Flood                         $30       $48          $3            $351            1284    $451.96      1,284
         50000 Streetlight                   $46       $75          $5            $396            1968    $472.28      1,968
         50000 Flood                        $228      $374         $23          $2,037            1968    $490.19      9,840

Mercury Vapor Lamp
     Existing or Prepaid Wood Poles
          4200 Streetlight               $27,030   $44,273      $2,680        $178,545             561     $54.40  1,279,080
          8600 Streetlight                $8,906   $14,587        $883         $47,416             908     $70.77    424,036
          8600 T&C                          $305      $500         $30          $1,606             908     $70.77     14,528
         22500 Streetlight                $4,541    $7,437        $450         $19,794            1897    $122.31    199,185
         22500 Flood                      $4,281    $7,012        $424         $18,520            1897    $152.08    187,803
         63000 Flood                      $2,381    $3,901        $236          $9,062            4569    $262.72    105,087

     Lighting only Metal Poles
         22500 Streetlight                  $130      $212         $13            $967            1897    $375.68      5,691
         22500 Flood                         $86      $142          $9            $647            1897    $405.45      3,794

Metal Halide Lamp
     Existing or Prepaid Wood Poles
         20000 Flood                        $137      $224         $14            $865            1284    $143.14      6,420
         40000 Flood                      $1,190    $1,949        $118          $6,891            1968    $181.37     55,104

Total Overhead                          $315,221  $516,311     $31,250      $2,121,610                            13,953,350


                                                                              Standard
                                    Distribution  Transmission  Transition       Offer           DSM          Total
                                        Revenues  Revenues      Revenues      Revenues       Revenues      Revenues
Overhead                              ($0.04024)  $0.00130      $0.02320      $0.03800      $0.00230

Sodium Vapor Lamp
     Existing or Prepaid Wood Poles
          3300 Streetlight                  $739        $5           $81          $132            $8            $964
          5800 Streetlight              $567,233    $4,927       $87,923      $144,012        $8,717        $812,812
          5800 Flood                        $470        $4           $73          $119            $7            $674
          9500 Streetlight              $121,116    $1,458       $26,021       $42,621        $2,580        $193,797
          9500 T&C                          $159        $2           $34           $56            $3            $254
         16000 Streetlight                $1,640       $20          $352          $577           $35          $2,625
         16000 Flood                      $4,127       $50          $887        $1,452           $88          $6,604
         25000 Streetlight               $74,151    $1,801       $32,142       $52,647        $3,187        $163,927
         25000 Flood                     $81,593    $1,489       $26,572       $43,522        $2,634        $155,810
         50000 Streetlight                $8,595      $261        $4,657        $7,628          $462         $21,603
         50000 Flood                    $195,772    $4,902       $87,480      $143,286        $8,673        $440,113

     Lighting only Wood Poles
         16000 Streetlight                  $108        $1           $11           $19            $1            $140
         16000 Flood                        $108        $1           $11           $19            $1            $140
         25000 Flood                      $1,028       $12          $209          $342           $21          $1,611
         50000 Streetlight                  $140        $3           $46           $75            $5            $267
         50000 Flood                     $11,349      $184        $3,287        $5,384          $326         $20,531

     Lighting only Metal Poles
         25000 Streetlight                $9,061       $40          $715        $1,171           $71         $11,058
         25000 Flood                        $400        $2           $30           $49            $3            $483
         50000 Streetlight                  $393        $3           $46           $75            $5            $521
         50000 Flood                      $2,055       $13          $228          $374           $23          $2,693

Mercury Vapor Lamp
     Existing or Prepaid Wood Poles
          4200 Streetlight               $72,562    $1,663       $29,675       $48,605        $2,942        $155,446
          8600 Streetlight               $15,986      $551        $9,838       $16,113          $975         $43,464
          8600 T&C                          $548       $19          $337          $552           $33          $1,489
         22500 Streetlight                $4,827      $259        $4,621        $7,569          $458         $17,735
         22500 Flood                      $7,499      $244        $4,357        $7,137          $432         $19,668
         63000 Flood                      $1,814      $137        $2,438        $3,993          $242          $8,623

     Lighting only Metal Poles
         22500 Streetlight                  $898        $7          $132          $216           $13          $1,267
         22500 Flood                        $658        $5           $88          $144            $9            $904

Metal Halide Lamp
     Existing or Prepaid Wood Poles
         20000 Flood                        $457        $8          $149          $244           $15            $873
         40000 Flood                      $2,861       $72        $1,278        $2,094          $127          $6,432

Total Overhead                         1,188,351   $18,139      $323,718      $530,227       $32,093      $2,092,528

File:  C:\123data\JAMES\M&A\BASE\Bvepla10.wk4                                                                Narragansett Electric
Range: BVE                                                                                                    BVE/Newport Electric
Date:  14-May-99                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 1
                                                                                                                     Page 29 of 29
                                                           Total
                                             Number        Annual      Annual       Annual  Distribution  Transmission  Transition
                                             of Units         kWh       Price    kWh Sales    Revenues    Revenues       Revenues

Underground                                                                                               $0.00278     $0.02320

Sodium Vapor Lamp
     Existing or Prepaid Standard Metal Poles
          16000 Flood                               1         692      $83.98          692         $84          $2          $16
          25000 Streetlight                         4       1,274      $77.37        5,096        $309         $14         $118
          25000 Flood                               1       1,274      $88.86        1,274         $89          $4          $30
          50000 Flood                              11       1,966      $99.76       21,626      $1,097         $60         $502

     Lighting only Standard Metal Poles
           9500 Streetlight                        95         476     $227.66       45,220     $21,628        $126       $1,049
           9500 PBU                                 2         952     $283.46        1,904        $567          $5          $44
          25000 Streetlight                       354       1,274     $240.95      450,996     $85,296      $1,254      $10,463
          25000 Streetlight-Twin                   16       2,548     $318.71       40,768      $5,099        $113         $946
          25000 Flood                              18       1,274     $252.43       22,932      $4,544         $64         $532
          50000 Streetlight                         9       1,966     $251.76       17,694      $2,266         $49         $411
          50000 Flood                              10       1,966     $263.32       19,660      $2,633         $55         $456

     Lighting only Poles less than 15 ft.
           5800 T&C                               129         334     $148.75       43,086     $19,189        $120       $1,000
           9500 T&C                                36         476     $150.96       17,136      $5,435         $48         $398

     Lighting only Poles greater than 15 ft.
           5800 Streetlight                        38         334     $215.36       12,692      $8,184         $35         $294
           9500 Shoe Box                           26         476     $214.01       12,376      $5,564         $34         $287

     Lighting only Wood Poles
           5800 Streetlight                         1         334     $174.47          334        $174          $1           $8

Mercury Vapor Lamp
     Lighting only Standard Metal Poles
           8600 Streetlight                        28         822     $170.78       23,016      $4,782         $64         $534
           8600 Streetlight-Twin                   18       1,644     $223.65       29,592      $4,026         $82         $687
          22500 Streetlight                        33       1,864     $188.70       61,512      $6,227        $171       $1,427
          22500 Streetlight-Twin                    3       3,728     $252.74       11,184        $758         $31         $259

     Lighting only Poles less than 15 ft.
           8600 T&C                               269         822     $109.84      221,118     $29,547        $615       $5,130

Total Underground                               1,102                            1,059,908    $207,498      $2,947      $24,590

Total Overhead and Underground                 21,515                           14,647,035  $1,428,554     $40,719     $339,811



                                             Standard                                                         Total
                                                Offer           DSM      Total  Annual       Annual          Annual
                                             Revenues      Revenues   Revenues   kWH          Price       kWh Sales

Underground                                  $0.03800     $0.00230

Sodium Vapor Lamp
     Existing or Prepaid Standard Metal Poles
          16000 Flood                             $26           $2        $130     980      $145.26             980
          25000 Streetlight                      $194          $12        $647    1284      $120.39           5,136
          25000 Flood                             $48           $3        $173    1284      $143.14           1,284
          50000 Flood                            $822          $50      $2,531    1968      $181.37          21,648

     Lighting only Standard Metal Poles
           9500 Streetlight                    $1,718         $104     $24,625     490      $326.00          46,550
           9500 PBU                               $72           $4        $693    1960      $398.63           3,920
          25000 Streetlight                   $17,138       $1,037    $115,188    1284      $373.76         454,536
          25000 Streetlight-Twin               $1,549          $94      $7,801    2568      $494.15          41,088
          25000 Flood                            $871          $53      $6,064    1284      $396.51          23,112
          50000 Streetlight                      $672          $41      $3,439    1968      $416.83          17,712
          50000 Flood                            $747          $45      $3,936    1968      $434.74          19,680

     Lighting only Poles less than 15 ft.
           5800 T&C                            $1,637          $99     $22,044     349      $123.62          45,021
           9500 T&C                              $651          $39      $6,570     490      $129.97          17,640

     Lighting only Poles greater than 15 ft.
           5800 Streetlight                      $482          $29      $9,025     349      $123.62          13,262
           9500 Shoe Box                         $470          $28      $6,385     490      $129.97          12,740

     Lighting only Wood Poles
           5800 Streetlight                       $13           $1        $197     349      $121.73             349

Mercury Vapor Lamp
     Lighting only Standard Metal Poles
           8600 Streetlight                      $875          $53      $6,307     908      $324.14          25,424
           8600 Streetlight-Twin               $1,124          $68      $5,987     908      $394.91          16,344
          22500 Streetlight                    $2,337         $141     $10,304    1897      $375.68          62,601
          22500 Streetlight-Twin                 $425          $26      $1,499    1897      $557.53           5,691

     Lighting only Poles less than 15 ft.
           8600 T&C                            $8,402         $509     $44,203     908      $128.11         244,252

Total Underground                             $40,277       $2,438    $277,749                            1,078,970

Total Overhead and Underground               $556,587      $33,688  $2,399,359                          $15,032,320


                                                                                        Standard
                                             Distribution  Transmission    Transition   Offer         DSM           Total
                                               Revenues        Revenues    Revenues     Revenues    Revenues     Revenues
Underground                                     ($0.04024)     $0.00130    $0.02320     $0.03800    $0.00230

Sodium Vapor Lamp
     Existing or Prepaid Standard Metal Poles
          16000 Flood                                $106            $1         $23        $37            $2         $169
          25000 Streetlight                          $275            $7        $119       $195           $12         $608
          25000 Flood                                 $91            $2         $30        $49            $3         $175
          50000 Flood                              $1,124           $28        $502       $823           $50       $2,527

     Lighting only Standard Metal Poles
           9500 Streetlight                       $29,097           $61      $1,080     $1,769          $107      $32,113
           9500 PBU                                  $640            $5         $91       $149            $9         $894
          25000 Streetlight                      $114,021          $591     $10,545    $17,272        $1,045     $143,474
          25000 Streetlight-Twin                   $6,253           $53        $953     $1,561           $95       $8,916
          25000 Flood                              $6,207           $30        $536       $878           $53       $7,705
          50000 Streetlight                        $3,039           $23        $411       $673           $41       $4,186
          50000 Flood                              $3,555           $26        $457       $748           $45       $4,831

     Lighting only Poles less than 15 ft.
           5800 T&C                               $14,135           $59      $1,044     $1,711          $104      $17,053
           9500 T&C                                $3,969           $23        $409       $670           $41       $5,112

     Lighting only Poles greater than 15 ft.
           5800 Streetlight                        $4,164           $17        $308       $504           $31       $5,023
           9500 Shoe Box                           $2,867           $17        $296       $484           $29       $3,692

     Lighting only Wood Poles
           5800 Streetlight                          $108            $0          $8        $13            $1         $130

Mercury Vapor Lamp
     Lighting only Standard Metal Poles
           8600 Streetlight                        $8,053           $33        $590       $966           $58       $9,700
           8600 Streetlight-Twin                   $6,451           $21        $379       $621           $38       $7,510
          22500 Streetlight                        $9,878           $81      $1,452     $2,379          $144      $13,935
          22500 Streetlight-Twin                   $1,444            $7        $132       $216           $13       $1,812

     Lighting only Poles less than 15 ft.
           8600 T&C                               $24,633          $318      $5,667     $9,282          $562      $40,460

Total Underground                                $240,108        $1,403     $25,032    $41,001        $2,482     $310,026

Total Overhead and Underground                 $1,428,459       $19,542    $348,750   $571,228       $34,574   $2,402,553

File:  C:\JMM\[workjmm2.wk4]Rate A16                                                                    Narragansett Electric
Range: STREETLIGHTS                                                                                      BVE/Newport Electric
Date:  31-Jul-99                                                                                R.I.P.U.C. Docket No. _______
                                                                                                            Workpaper JMM - 2
                                                                                                                 Page 1 of 14
                                            The Narragansett Electric Company
                                                        Rate A-16

===========================================================================================================================
                                                 Pre Merger Rate A-16                      Post Merger Rate A-16
     A-16                                  Units         Rate        Revenues        Units         Rate        Revenues
                                            (1)           (2)           (3)           (4)           (5)           (6)
===========================================================================================================================

1  Customer Charge:                        3,087,617         $2.54    $7,842,547     3,087,617         $2.54    $7,842,547

2  Energy Charges:
       Distribution Energy             1,475,595,371      $0.03680   $54,301,910 1,475,595,371      $0.03680   $54,301,910
       Transmission Energy                                $0.00515    $7,599,316                    $0.00515    $7,599,316
       Transition Energy                                  $0.01150   $16,969,347                    $0.01150   $16,969,347
       Standard Offer                                     $0.03800   $56,072,624                    $0.03800   $56,072,624
       DSM                                                $0.00230    $3,393,869                    $0.00230    $3,393,869
       Renewables                                         $0.00000            $0                    $0.00000            $0

3  Total Revenue before GET:                                        $146,179,613                              $146,179,613

4  Total Revenue Shift:                                                                                                 $0

5  Revenue Shift by Function:
       Distribution Revenue                                                                                             $0
       Transmission Revenue                                                                                             $0
       Transition Revenue                                                                                               $0
       Standard Offer Revenue                                                                                           $0

File:  C:\JMM\[workjmm2.wk4]Rate A18                                                                    Narragansett Electric
Range: STREETLIGHTS                                                                                      BVE/Newport Electric
Date:  31-Jul-99                                                                                R.I.P.U.C. Docket No. _______
                                                                                                            Workpaper JMM - 2
                                                                                                                 Page 2 of 14
                                            The Narragansett Electric Company
                                                        Rate A-18

===========================================================================================================================
                                                 Pre Merger Rate A-18                      Post Merger Rate A-18
     A-18                                  Units         Rate        Revenues        Units         Rate        Revenues
                                            (1)           (2)           (3)           (4)           (5)           (6)
===========================================================================================================================

1  Customer Charge:                          366,803         $2.52      $924,344       366,803         $2.52      $924,344

2  Energy Charges:
       Distribution Energy               299,522,556      $0.03602   $10,788,802   299,522,556      $0.03602   $10,788,802
       Transmission Energy                                $0.00466    $1,395,775                    $0.00466    $1,395,775
       Transition Energy                                  $0.01150    $3,444,509                    $0.01150    $3,444,509
       Standard Offer                                     $0.03800   $11,381,857                    $0.03800   $11,381,857
       DSM                                                $0.00230      $688,902                    $0.00230      $688,902
       Water Heater Credit               210,516,280     ($0.00661)  ($1,391,513)  210,516,280     ($0.00661)  ($1,391,513)

3  Total Revenue before GET:                                         $27,232,677                               $27,232,677

4  Total Revenue Shift:                                                                                                 $0

5  Revenue Shift by Function:
       Distribution Revenue                                                                                             $0
       Transmission Revenue                                                                                             $0
       Transition Revenue                                                                                               $0
       Standard Offer Revenue                                                                                           $0
       DSM                                                                                                              $0

File:  C:\JMM\[workjmm2.wk4]Rate A32                                                                    Narragansett Electric
Range: STREETLIGHTS                                                                                      BVE/Newport Electric
Date:  31-Jul-99                                                                                R.I.P.U.C. Docket No. _______
                                                                                                            Workpaper JMM - 2
                                                                                                                 Page 3 of 14
                                            The Narragansett Electric Company
                                                        Rate A-32

===========================================================================================================================
                                                 Pre Merger Rate A-32                      Post Merger Rate A-32
     A-32                                  Units         Rate        Revenues        Units         Rate        Revenues
                                            (1)           (2)           (3)           (4)           (5)           (6)
===========================================================================================================================

1  Customer Charge:                           11,757         $6.74       $79,242        11,757         $6.74       $79,242

2  Energy Charges:
       Distribution Energy                33,569,784      $0.02596      $871,472    33,569,784      $0.02596      $871,472
       Transmission Energy                                $0.00471      $158,114                    $0.00471      $158,114
       Transition Energy                                  $0.01150      $386,053                    $0.01150      $386,053
       Standard Offer On Peak              7,649,055      $0.03800      $290,664     7,649,055      $0.03800      $290,664
       Standard Offer Off Peak            25,920,729      $0.03800      $984,988    25,920,729      $0.03800      $984,988
       DSM                                                $0.00230       $77,211                    $0.00230       $77,211
       Renewables                                         $0.00000            $0                    $0.00000            $0

3  Total Revenue before GET:                                          $2,847,742                                $2,847,742

4  Total Revenue Shift:                                                                                                 $0

5  Revenue Shift by Function:
       Distribution Revenue                                                                                             $0
       Transmission Revenue                                                                                             $0
       Transition Revenue                                                                                               $0
       Standard Offer Revenue                                                                                           $0
       DSM                                                                                                              $0

File:  C:\JMM\[workjmm2.wk4]Rate A60                                                                    Narragansett Electric
Range: STREETLIGHTS                                                                                      BVE/Newport Electric
Date:  31-Jul-99                                                                                R.I.P.U.C. Docket No. _______
                                                                                                            Workpaper JMM - 2
                                                                                                                 Page 4 of 14
                                            The Narragansett Electric Company
                                                         Rate A-60

===========================================================================================================================
                                                 Pre Merger Rate A-60                      Post Merger Rate A-60
     A-60                                  Units         Rate        Revenues        Units         Rate        Revenues
                                            (1)           (2)           (3)           (4)           (5)           (6)
===========================================================================================================================

1  Customer Charge:                          100,072         $0.00            $0       100,072         $0.00            $0

2  Energy Charges:
       Distribution Energy                45,194,386      $0.02362    $1,067,491    45,194,386      $0.02362    $1,067,491
       Transmission Energy                                $0.00417      $188,461                    $0.00417      $188,461
       Transition Energy                                  $0.01150      $519,735                    $0.01150      $519,735
       Standard Offer                                     $0.03800    $1,717,387                    $0.03800    $1,717,387
       DSM                                                $0.00230      $103,947                    $0.00230      $103,947
       Water Heater Credit                 3,667,794     ($0.00661)     ($24,244)    3,667,794     ($0.00661)     ($24,244)

3  Total Revenue before GET:                                          $3,572,777                                $3,572,777

4  Total Revenue Shift:                                                                                                 $0

5  Revenue Shift by Function:
       Distribution Revenue                                                                                             $0
       Transmission Revenue                                                                                             $0
       Transition Revenue                                                                                               $0
       Standard Offer Revenue                                                                                           $0
       DSM                                                                                                              $0

File:  C:\JMM\[workjmm2.wk4]Rate C06                                                                    Narragansett Electric
Range: STREETLIGHTS                                                                                      BVE/Newport Electric
Date:  31-Jul-99                                                                                R.I.P.U.C. Docket No. _______
                                                                                                            Workpaper JMM - 2
                                                                                                                 Page 5 of 14
                                            The Narragansett Electric Company
                                                        Rate C-06

===========================================================================================================================
                                                 Pre Merger Rate C-06                      Post Merger Rate C-06
     C-06                                  Units         Rate        Revenues        Units         Rate        Revenues
                                            (1)           (2)           (3)           (4)           (5)           (6)
===========================================================================================================================

1  Customer Charge:
       Customer Charge                       327,918         $5.73    $1,878,970       327,918         $5.73    $1,878,970
       Unmetered Charge                        7,927         $1.83       $14,506         7,927         $1.83       $14,506

2  Energy Charges:
       Distribution Energy               319,448,478      $0.03898   $12,452,102   319,448,478      $0.03898   $12,452,102
       Transmission Energy                                $0.00615    $1,964,608                    $0.00615    $1,964,608
       Transition Energy                                  $0.01150    $3,673,657                    $0.01150    $3,673,657
       Standard Offer                                     $0.03800   $12,139,042                    $0.03800   $12,139,042
       DSM                                                $0.00230      $734,731                    $0.00230      $734,731
       Renewables                                         $0.00000            $0                    $0.00000            $0

3  Total Revenue before GET:                                         $32,857,618                               $32,857,618

4  Total Revenue Shift:                                                                                                 $0

5  Revenue Shift by Function:
       Distribution Revenue                                                                                             $0
       Transmission Revenue                                                                                             $0
       Transition Revenue                                                                                               $0
       Standard Offer Revenue                                                                                           $0
       DSM                                                                                                              $0

File:  C:\JMM\[workjmm2.wk4]Rate E30                                                                    Narragansett Electric
Range: STREETLIGHTS                                                                                      BVE/Newport Electric
Date:  31-Jul-99                                                                                R.I.P.U.C. Docket No. _______
                                                                                                            Workpaper JMM - 2
                                                                                                                 Page 6 of 14
                                         The Narragansett Electric Company
                                                     Rate E-30

====================================================================================================================
                                               Pre Merger Rate E-30                  Post Merger Rate E-30
     E-30                                 Units         Rate      Revenues      Units         Rate       Revenues
                                           (1)          (2)          (3)         (4)          (5)          (6)
====================================================================================================================

1  Customer Charge:                             173        $7.54      $1,304          173        $7.54       $1,304

2  Energy Charges:
       Distribution Energy                1,519,157     $0.01620     $24,610    1,519,157     $0.01620      $24,610
       Transmission Energy                              $0.00340      $5,165                  $0.00340       $5,165
       Transition Energy                                $0.01150     $17,470                  $0.01150      $17,470
       Standard Offer                                   $0.03800     $57,728                  $0.03800      $57,728
       DSM                                              $0.00230      $3,494                  $0.00230       $3,494
       Renewables                                       $0.00000          $0                  $0.00000           $0

3  Total Revenue before GET:                                        $109,772                               $109,772

4  Total Revenue Shift:                                                                                         ($0)

5  Revenue Shift by Function:
       Distribution Revenue                                                                                     ($0)
       Transmission Revenue                                                                                      $0
       Transition Revenue                                                                                        $0
       Standard Offer Revenue                                                                                    $0
       DSM                                                                                                       $0

File:  C:\JMM\[workjmm2.wk4]Rate E40                                                                    Narragansett Electric
Range: STREETLIGHTS                                                                                      BVE/Newport Electric
Date:  31-Jul-99                                                                                R.I.P.U.C. Docket No. _______
                                                                                                            Workpaper JMM - 2
                                                                                                                 Page 7 of 14
                                            The Narragansett Electric Company
                                                        Rate E-40

===========================================================================================================================
                                                 Pre Merger Rate E-40                      Post Merger Rate E-40
     E-40                                  Units         Rate        Revenues        Units         Rate        Revenues
                                            (1)           (2)           (3)           (4)           (5)           (6)
===========================================================================================================================

1  Customer Charge:                              254        $75.15       $19,088           254        $75.15       $19,088

2  Energy Charges:
       Distribution On/Shoulder Energy     3,706,802      $0.02574       $95,413     3,706,802      $0.02574       $95,413
       Distribution Off Peak Energy        8,729,522      $0.00987       $86,160     8,729,522      $0.00987       $86,160
       Transmission Energy                                $0.00220       $27,360                    $0.00220       $27,360
       Transition Energy                                  $0.01150      $143,018                    $0.01150      $143,018
       Standard Offer                                     $0.03800      $472,580                    $0.03800      $472,580
       DSM                                                $0.00230       $28,604                    $0.00230       $28,604
       Renewables                                         $0.00000            $0                    $0.00000            $0

3  Total Revenue before GET:                                            $872,223                                  $872,223

4  Total Revenue Shift:                                                                                                 $0

5  Revenue Shift by Function:
       Distribution Revenue                                                                                             $0
       Transmission Revenue                                                                                             $0
       Transition Revenue                                                                                               $0
       Standard Offer Revenue                                                                                           $0
       DSM                                                                                                              $0

File:  C:\JMM\[workjmm2.wk4]Rate G02                                                                    Narragansett Electric
Range: STREETLIGHTS                                                                                      BVE/Newport Electric
Date:  31-Jul-99                                                                                R.I.P.U.C. Docket No. _______
                                                                                                            Workpaper JMM - 2
                                                                                                                 Page 8 of 14
                                            The Narragansett Electric Company
                                                        Rate G-02

===========================================================================================================================
                                                 Pre Merger Rate G-02                      Post Merger Rate G-02
     G-02                                  Units         Rate        Revenues        Units         Rate        Revenues
                                            (1)           (2)           (3)           (4)           (5)           (6)
===========================================================================================================================

1  Customer Charge:                           72,380       $103.41    $7,484,816        72,380       $103.41    $7,484,816

2  Demand Charge:
       Distribution Demand                 2,388,026         $2.91    $6,949,156     2,388,026         $2.91    $6,949,156
       Transmission Demand                                   $1.40    $3,343,236                       $1.40    $3,343,236

3  Energy Charges:
       Distribution Energy               857,825,162      $0.01030    $8,835,599   857,825,162      $0.01030    $8,835,599
       Transmission Energy                                $0.00079      $677,682                    $0.00079      $677,682
       Transition Energy                                  $0.01150    $9,864,989                    $0.01150    $9,864,989
       Standard Offer                                     $0.03800   $32,597,356                    $0.03800   $32,597,356
       DSM                                                $0.00230    $1,972,998                    $0.00230    $1,972,998
       Renewables                                         $0.00000            $0                    $0.00000            $0

4  Total Revenue before GET:                                         $71,725,832                               $71,725,832

5  Total Revenue Shift:                                                                                                 $0

6  Revenue Shift by Function:
       Distribution Revenue                                                                                             $0
       Transmission Revenue                                                                                             $0
       Transition Revenue                                                                                               $0
       Standard Offer Revenue                                                                                           $0
       DSM                                                                                                              $0

File:  C:\JMM\[workjmm2.wk4]Rate G32                                                                    Narragansett Electric
Range: STREETLIGHTS                                                                                      BVE/Newport Electric
Date:  31-Jul-99                                                                                R.I.P.U.C. Docket No. _______
                                                                                                            Workpaper JMM - 2
                                                                                                                 Page 9 of 14
                                            The Narragansett Electric Company
                                                        Rate G-32

===========================================================================================================================
                                                 Pre Merger Rate G-32                      Post Merger Rate G-32
     G-32                                  Units         Rate        Revenues        Units         Rate        Revenues
                                            (1)           (2)           (3)           (4)           (5)           (6)
===========================================================================================================================

1  Customer Charge:                            8,554       $236.43    $2,022,422         8,554       $236.43    $2,022,422

2  Demand Charge:
       Distribution Demand                 4,100,824         $1.56    $6,397,285     4,100,824         $1.56    $6,397,285
       Transmission Demand                                   $1.27    $5,208,046                       $1.27    $5,208,046

3  Energy Charges:
       Distribution Energy             1,497,395,176      $0.01139   $17,055,331 1,497,395,176      $0.01139   $17,055,331
       Transmission Energy                                $0.00079    $1,182,942                    $0.00079    $1,182,942
       Transition Energy                                  $0.01150   $17,220,045                    $0.01150   $17,220,045
       Standard Offer                                     $0.03800   $56,901,017                    $0.03800   $56,901,017
       DSM                                                $0.00230    $3,444,009                    $0.00230    $3,444,009
       Renewables                                         $0.00000            $0                    $0.00000            $0

4.  High Voltage Credits
       Transformer Ownership                 799,345        ($0.37)    ($295,758)      799,345        ($0.37)    ($295,758)
       Primary Metering                 $109,431,098           -1%   ($1,094,311) $109,431,098           -1%   ($1,094,311)

5  Total Revenue before GET:                                        $108,041,029                              $108,041,029

6  Total Revenue Shift:                                                                                                 $0

7  Revenue Shift by Function:
       Distribution Revenue                                                                                             $0
       Transmission Revenue                                                                                             $0
       Transition Revenue                                                                                               $0
       Standard Offer Revenue                                                                                           $0
       DSM                                                                                                              $0

File:  C:\JMM\[workjmm2.wk4]Rate G62                                                                    Narragansett Electric
Range: STREETLIGHTS                                                                                      BVE/Newport Electric
Date:  31-Jul-99                                                                                R.I.P.U.C. Docket No. _______
                                                                                                            Workpaper JMM - 2
                                                                                                                Page 10 of 14
                                            The Narragansett Electric Company
                                                        Rate G-62

===========================================================================================================================
                                                 Pre Merger Rate G-62                      Post Merger Rate G-62
     G-62                                  Units         Rate        Revenues        Units         Rate        Revenues
                                            (1)           (2)           (3)           (4)           (5)           (6)
===========================================================================================================================

1  Customer Charge:                               84    $17,118.72    $1,437,972            84    $17,118.72    $1,437,972

2  Demand Charge:
       Distribution Demand                   631,081         $0.75      $473,311       631,081         $0.75      $473,311
       Transmission Demand                                   $1.56      $984,486                       $1.56      $984,486

3  Energy Charges:
       Distribution Energy               360,114,300      $0.00434    $1,562,896   360,114,300      $0.00434    $1,562,896
       Transmission Energy                                $0.00079      $284,490                    $0.00079      $284,490
       Transition Energy                                  $0.01150    $4,141,314                    $0.01150    $4,141,314
       Standard Offer                                     $0.03800   $13,684,343                    $0.03800   $13,684,343
       DSM                                                $0.00230      $828,263                    $0.00230      $828,263
       Renewables                                         $0.00000            $0                    $0.00000            $0

4.  High Voltage Credits
       Transformer Ownership                 349,366        ($0.37)    ($129,265)      349,366        ($0.37)    ($129,265)
       Primary Metering                  $23,397,077           -1%     ($233,971)  $23,397,077           -1%     ($233,971)

5  Total Revenue before GET:                                         $23,033,841                               $23,033,841

6  Total Revenue Shift:                                                                                                 $0

7  Revenue Shift by Function:
       Distribution Revenue                                                                                             $0
       Transmission Revenue                                                                                             $0
       Transition Revenue                                                                                               $0
       Standard Offer Revenue                                                                                           $0
       DSM                                                                                                              $0

File:  C:\JMM\[workjmm2.wk4]Rate R02                                                                    Narragansett Electric
Range: STREETLIGHTS                                                                                      BVE/Newport Electric
Date:  31-Jul-99                                                                                R.I.P.U.C. Docket No. _______
                                                                                                            Workpaper JMM - 2
                                                                                                                Page 11 of 14
                                            The Narragansett Electric Company
                                                        Rate R-02

===========================================================================================================================
                                                 Pre Merger Rate R-02                      Post Merger Rate R-02
     R-02                                  Units         Rate        Revenues        Units         Rate        Revenues
                                            (1)           (2)           (3)           (4)           (5)           (6)
===========================================================================================================================

1  Customer Charge:                            7,642         $0.00            $0         7,642         $0.00            $0

2  Energy Charges:
       Distribution Energy                 4,803,789      $0.00905       $43,474     4,803,789      $0.00905       $43,474
       Transmission Energy                                $0.00338       $16,237                    $0.00338       $16,237
       Transition Energy                                  $0.01150       $55,244                    $0.01150       $55,244
       Standard Offer                                     $0.03800      $182,544                    $0.03800      $182,544
       DSM                                                $0.00230       $11,049                    $0.00230       $11,049
       Renewables                                         $0.00000            $0                    $0.00000            $0

3  Total Revenue before GET:                                            $308,547                                  $308,547

4  Total Revenue Shift:                                                                                                 $0

5  Revenue Shift by Function:
       Distribution Revenue                                                                                             $0
       Transmission Revenue                                                                                             $0
       Transition Revenue                                                                                               $0
       Standard Offer Revenue                                                                                           $0
       DSM                                                                                                              $0

C:\JMM\[worjmm2a.wk4]A                                                                                       Narragansett Electric
STREETLIGHTS                                                                                                  BVE/Newport Electric
                                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 2
                                                                                                                     Page 12 of 14
                                                 The Narragansett Electric Company
                                                  Normalized Streetlight Revenue
==================================================================================================================================
                                                                                Pre-merger Rate Streetlights
                    Lumen          Annual                                                                      Standard
                    Code   Rate     kWh    Units   kWh Sales  Distribution     DSM   Transmission  Transition   Offer     Total
==================================================================================================================================
                                                                 $0.00434  $0.00230    $0.00338     $0.01150   $0.03800
INCANDESCENT
  1,000               10   $75.22    440      107      47,080      $8,253      $108        $159         $541     $1,789    $10,851
  1,000               50   $75.22    440        4       1,760        $309        $4          $6          $20        $67       $406
  2,500               11   $67.45    845        3       2,535        $213        $6          $9          $29        $96       $353

MERCURY VAPOR
  8,000 (Post Top)     2  $108.85    908       23      20,884      $2,594       $48         $71         $240       $794      $3,747
  4,000                3   $58.40    561    6,614   3,710,454    $402,361    $8,534     $12,541      $42,670   $140,997    $607,104
  8,000                4   $70.77    908    1,792   1,627,136    $133,882    $3,742      $5,500      $18,712    $61,831    $223,667
 15,000 (Providence)  17  $122.97  1,874      115     215,510     $15,077      $496        $728       $2,478     $8,189     $26,969
 15,000 (Outside)     18  $122.97  1,874      114     213,636     $14,946      $491        $722       $2,457     $8,118     $26,734
 22,000                5  $122.31  1,897    2,201   4,175,297    $287,325    $9,603     $14,113      $48,016   $158,661    $517,718
 22,000 - 24 HR.      64  $222.87  3,794                    0          $0        $0          $0           $0         $0          $0
 63,000                6  $234.25  4,569      116     530,004     $29,473    $1,219      $1,791       $6,095    $20,140     $58,719
Flood lights
 22,000               23  $152.08  1,897      910   1,726,270    $145,885    $3,970      $5,835      $19,852    $65,598    $241,140
 63,000               24  $262.72  4,569      588   2,686,572    $166,139    $6,179      $9,081      $30,896   $102,090    $314,384

SODIUM VAPOR
  4,000               70   $62.78    248   24,157   5,990,936  $1,542,577   $13,779     $20,249      $68,896   $227,656   $1,873,15
  4,000              750   $62.78    248      248      61,504     $15,836      $141        $208         $707     $2,337     $19,230
  4,000              755   $62.78    248    2,411     597,928    $153,958    $1,375      $2,021       $6,876    $22,721    $186,951
  4,000              756   $62.78    248      458     113,584     $29,246      $261        $384       $1,306     $4,316     $35,514
  4,000              711   $62.78    248      248      61,504     $15,836      $141        $208         $707     $2,337     $19,230
  4,000              710   $62.78    248   10,698   2,653,104    $683,135    $6,102      $8,967      $30,511   $100,818    $829,533
  5,800               71   $66.28    349      385     134,365     $26,101      $309        $454       $1,545     $5,106     $33,515
  9,600               72   $72.63    490   11,786   5,775,140    $881,081   $13,283     $19,520      $66,414   $219,455   $1,199,75
 27,500               74  $120.39  1,284   12,641  16,231,044  $1,592,293   $37,331     $54,861     $186,657   $616,780   $2,487,92
 27,500(24 HR)        84  $172.21  2,568                    0          $0        $0          $0           $0         $0          $0
 50,000               75  $163.46  1,968      466     917,088     $80,153    $2,109      $3,100      $10,547    $34,849    $130,757
 50,000 (Flood)       78  $181.37  1,968      718   1,413,024    $136,356    $3,250      $4,776      $16,250    $53,695    $214,327
 27,500 (Flood)       77  $143.14  1,284      298     382,632     $44,316      $880      $1,293       $4,400    $14,540     $65,430
  9,600 (Post top)    79   $78.56    490      490     240,100     $39,536      $552        $812       $2,761     $9,124     $52,785


UNDERGROUND
Providence (In) / (Out)         $110.86     3,298                $365,616                                                  $365,616
Wood Poles                   P   $55.45        32                  $1,774                                                    $1,774
Fiberglass without base      R   $57.34       368                 $21,101                                                   $21,101
Fiberglass with base < 25 f  C  $111.04                                $0                                                        $0
Fiberglass with base >= 25   D  $185.67                                $0                                                        $0
Metal Poles with base        T  $253.37       204                 $51,687                                                   $51,687
Total                                              49,529,091  $6,887,061  $113,917    $167,408     $569,585 $1,882,105  $9,620,076



==================================================================================================================================
                                                Post-merger Streetlights
                                                                            Standard
                            Distribution    DSM   Transmission  Transition    Offer       Total
==================================================================================================================================
                                $0.00434 $0.00230    $0.00338    $0.01150    $0.03800
INCANDESCENT
  1,000                           $8,253     $108        $159        $541      $1,789     $10,851
  1,000                             $309       $4          $6         $20         $67        $406
  2,500                             $213       $6          $9         $29         $96        $353

MERCURY VAPOR
  8,000 (Post Top)                $2,594      $48         $71        $240        $794      $3,747
  4,000                         $402,361   $8,534     $12,541     $42,670    $140,997    $607,104
  8,000                         $133,882   $3,742      $5,500     $18,712     $61,831    $223,667
 15,000 (Providence)             $15,077     $496        $728      $2,478      $8,189     $26,969
 15,000 (Outside)                $14,946     $491        $722      $2,457      $8,118     $26,734
 22,000                         $287,325   $9,603     $14,113     $48,016    $158,661    $517,718
 22,000 - 24 HR.                      $0       $0          $0          $0          $0          $0
 63,000                          $29,473   $1,219      $1,791      $6,095     $20,140     $58,719
Flood lights
 22,000                         $145,885   $3,970      $5,835     $19,852     $65,598    $241,140
 63,000                         $166,139   $6,179      $9,081     $30,896    $102,090    $314,384

SODIUM VAPOR
  4,000                       $1,542,577  $13,779     $20,249     $68,896    $227,656   $1,873,157
  4,000                          $15,836     $141        $208        $707      $2,337      $19,230
  4,000                         $153,958   $1,375      $2,021      $6,876     $22,721     $186,951
  4,000                          $29,246     $261        $384      $1,306      $4,316      $35,514
  4,000                          $15,836     $141        $208        $707      $2,337      $19,230
  4,000                         $683,135   $6,102      $8,967     $30,511    $100,818     $829,533
  5,800                          $26,101     $309        $454      $1,545      $5,106      $33,515
  9,600                         $881,081  $13,283     $19,520     $66,414    $219,455   $1,199,754
 27,500                       $1,592,293  $37,331     $54,861    $186,657    $616,780   $2,487,922
 27,500(24 HR)                        $0       $0          $0          $0          $0           $0
 50,000                          $80,153   $2,109      $3,100     $10,547     $34,849     $130,757
 50,000 (Flood)                 $136,356   $3,250      $4,776     $16,250     $53,695     $214,327
 27,500 (Flood)                  $44,316     $880      $1,293      $4,400     $14,540      $65,430
  9,600 (Post top)               $39,536     $552        $812      $2,761      $9,124      $52,785


UNDERGROUND
Providence (In) / (Out)         $365,616                                                  $365,616
Wood Poles                        $1,774                                                    $1,774
Fiberglass without base          $21,101                                                   $21,101
Fiberglass with base < 25 f           $0                                                        $0
Fiberglass with base >= 25            $0                                                        $0
Metal Poles with base            $51,687                                                   $51,687
Total                         $6,887,061 $113,917    $167,408    $569,585  $1,882,106   $9,620,076

File:  C:\JMM\[workjmm2.wk4]Rate T06                                                                    Narragansett Electric
Range: STREETLIGHTS                                                                                      BVE/Newport Electric
Date:  31-Jul-99                                                                                R.I.P.U.C. Docket No. _______
                                                                                                            Workpaper JMM - 2
                                                                                                                Page 13 of 14
                                            The Narragansett Electric Company
                                                        Rate T-06

===========================================================================================================================
                                                 Pre Merger Rate T-06                      Post Merger Rate T-06
     T-06                                  Units         Rate        Revenues        Units         Rate        Revenues
                                            (1)           (2)           (3)           (4)           (5)           (6)
===========================================================================================================================

1  Customer Charge:                            4,739         $7.84       $37,154         4,739         $7.84       $37,154

2  Energy Charges:
       Distribution Energy                21,835,478      $0.02285      $498,941    21,835,478      $0.02285      $498,941
       Transmission Energy                                $0.00440       $96,076                    $0.00440       $96,076
       Transition Energy                                  $0.01150      $251,108                    $0.01150      $251,108
       Standard Offer                                     $0.03800      $829,748                    $0.03800      $829,748
       DSM                                                $0.00230       $50,222                    $0.00230       $50,222
       Renewables                                         $0.00000            $0                    $0.00000            $0

3  Total Revenue before GET:                                          $1,763,248                                $1,763,248

4  Total Revenue Shift:                                                                                                 $0

5  Revenue Shift by Function:
       Distribution Revenue                                                                                             $0
       Transmission Revenue                                                                                             $0
       Transition Revenue                                                                                               $0
       Standard Offer Revenue                                                                                           $0
       DSM                                                                                                              $0

File:  C:\JMM\[workjmm2.wk4]Rate V02                                                                    Narragansett Electric
Range: STREETLIGHTS                                                                                      BVE/Newport Electric
Date:  31-Jul-99                                                                                R.I.P.U.C. Docket No. _______
                                                                                                            Workpaper JMM - 2
                                                                                                                Page 14 of 14
                                            The Narragansett Electric Company
                                                        Rate V-02

===========================================================================================================================
                                                 Pre Merger Rate V-02                      Post Merger Rate V-02
     V-02                                  Units         Rate        Revenues        Units         Rate        Revenues
                                            (1)           (2)           (3)           (4)           (5)           (6)
===========================================================================================================================

1  Customer Charge:                            4,553         $7.85       $35,741         4,553         $7.85       $35,741

2  Energy Charges:
       Distribution Energy                 7,686,406      $0.03076      $236,434     7,686,406      $0.03076      $236,434
       Transmission Energy                                $0.00626       $48,117                    $0.00626       $48,117
       Transition Energy                                  $0.01150       $88,394                    $0.01150       $88,394
       Standard Offer                                     $0.03800      $292,083                    $0.03800      $292,083
       DSM                                                $0.00230       $17,679                    $0.00230       $17,679
       Renewables                                         $0.00000            $0                    $0.00000            $0

3  Total Revenue before GET:                                            $718,448                                  $718,448

4  Total Revenue Shift:                                                                                                 $0

5  Revenue Shift by Function:
       Distribution Revenue                                                                                             $0
       Transmission Revenue                                                                                             $0
       Transition Revenue                                                                                               $0
       Standard Offer Revenue                                                                                           $0
       DSM                                                                                                              $0

                                                           Narragansett Electric
                                                            BVE/Newport Electric
                                                       R.I.P.U.C. No. __________
                                                                 Workpaper JMM-3



                                Workpaper JMM-3

                                Newport Back-up

File:   C:\JMM\[workjmm3.wk4]Rate R1                                                                         Narragansett Electric
Range:  Rate R1                                                                                               BVE/Newport Electric
Date:   14-May-99                                                                                    R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 3
                                                                                                                      Page 1 of 26
                                                 The Narragansett Electric Company
                                          Shifting NEC Rate R-1 to Narragansett Rate A-16

===================================================================================================================================
                                                     NEC Rate R-1                             Narragansett Rate A-16
   R-1/A-16                              Units           Rate         Revenues         Units           Rate         Revenues
                                          (1)            (2)             (3)            (4)            (5)            (6)
===================================================================================================================================

1  Customer Charge:                         325,773          $3.10      $1,009,896        325,773          $2.54       $827,463

2  Energy Charges:
        Distribution Energy             167,201,036       $0.04653      $7,779,864    167,201,036       $0.04341     $7,258,197
        Transmission Energy                               $0.00273        $456,459                      $0.00300       $501,603
        Transition Energy                                 $0.02340      $3,912,504                      $0.02340     $3,912,504
        Standard Offer                                    $0.03800      $6,353,639                      $0.03800     $6,353,639
        DSM                                               $0.00230        $384,562                      $0.00230       $384,562
        Renewables                                        $0.00000              $0                      $0.00000             $0

3  Total Revenue before GET:                                           $19,896,925                                  $19,237,969

4  Total Revenue Shift:                                                                                               ($658,956)

5  Revenue Shift by Function:
        Distribution Revenue                                                                                          ($704,100)
        Transmission Revenue                                                                                            $45,144
        Transition Revenue                                                                                                   $0
        Standard Offer Revenue                                                                                               $0
        DSM                                                                                                                  $0

File:   C:\JMM\[workjmm3.wk4]Rate R2                                                                         Narragansett Electric
Range:  Rate R2                                                                                               BVE/Newport Electric
Date:   14-May-99                                                                                    R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 3
                                                                                                                      Page 2 of 26
                                                 The Narragansett Electric Company
                                          Shifting NEC Rate R-2 to Narragansett Rate A-60

==================================================================================================================================
                                                     NEC Rate R-2                             Narragansett Rate A-60
   R-2/A-60                              Units           Rate         Revenues         Units           Rate         Revenues
                                          (1)            (2)             (3)            (4)            (5)            (6)
==================================================================================================================================

1  Customer Charge:                           4,208          $2.14          $9,005          4,208          $0.00             $0

2  Energy Charges:
        Distribution Energy first 300 kWh 1,055,362       $0.00759          $8,010      1,055,362      ($0.00616)        (6,501)
        Distribution Energy over 300 kWh    709,457       $0.04206         $29,840
        Distribution Energy                                                             1,764,819       $0.03023        $53,350
        Transmission Energy                               $0.00273          $4,818                      $0.00202         $3,565
        Transition Energy                                 $0.02340         $41,297                      $0.02340        $41,297
        Standard Offer                                    $0.03800         $67,063                      $0.03800        $67,063
        DSM                                               $0.00230          $4,059                      $0.00230         $4,059
        Renewables                                        $0.00000              $0                      $0.00000             $0

3  Total Revenue before GET:                                              $164,092                                     $162,833

4  Total Revenue Shift:                                                                                                 ($1,259)

5  Revenue Shift by Function:
        Distribution Revenue                                                                                                ($6)
        Transmission Revenue                                                                                            ($1,253)
        Transition Revenue                                                                                                   $0
        Standard Offer Revenue                                                                                               $0
        DSM                                                                                                                  $0

File:   C:\JMM\[workjmm3.wk4]Rate R4                                                                         Narragansett Electric
Range:  Rate R4                                                                                               BVE/Newport Electric
Date:   14-May-99                                                                                    R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 3
                                                                                                                      Page 3 of 26
                                                                                                 The Narragansett Electric Company
                                          Shifting NEC Rate R-4 to Narragansett Rate A-32

==================================================================================================================================
                                                     NEC Rate R-4                             Narragansett Rate A-32
   R-4/A-32                              Units           Rate         Revenues         Units           Rate         Revenues
                                          (1)            (2)             (3)            (4)            (5)            (6)
==================================================================================================================================

1  Customer Charge:                           2,504          $6.78         $16,977          2,504          $6.74        $16,877

2  Energy Charges:
        Distribution Peak                 1,248,828       $0.11000        $137,371      1,248,828       $0.03257        $40,674
        Distribution Off Peak             5,852,163       $0.03109        $181,944      5,852,163       $0.03257       $190,605
        Transmission Energy               7,100,991       $0.00273         $19,386      7,100,991       $0.00256        $18,179
        Transition Energy                                 $0.02340        $166,163                      $0.02340       $166,163
        Standard Offer                                    $0.03800        $269,838                      $0.03800       $269,838
        DSM                                               $0.00230         $16,332                      $0.00230        $16,332
        Renewables                                        $0.00000              $0                      $0.00000             $0

3  Total Revenue before GET:                                              $808,011                                     $718,668

4  Total Revenue Shift:                                                                                                ($89,343)

5  Revenue Shift by Function:
        Distribution Revenue                                                                                           ($88,136)
        Transmission Revenue                                                                                            ($1,207)
        Transition Revenue                                                                                                   $0
        Standard Offer Revenue                                                                                               $0
        DSM                                                                                                                  $0
        DSM                                                                                                                  $0

File:   C:\JMM\[workjmm3.wk4]Rate W1                                                                         Narragansett Electric
Range:  Rate W1                                                                                               BVE/Newport Electric
Date:   14-May-99                                                                                    R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 3
                                                                                                                      Page 4 of 26
                                                 The Narragansett Electric Company
                                          Shifting NEC Rate W-1 to Narragansett Rate A-16

==================================================================================================================================
                                                     NEC Rate W-1                             Narragansett Rate A-16
   W-1/A-16                              Units           Rate         Revenues         Units           Rate         Revenues
                                          (1)            (2)             (3)            (4)            (5)            (6)
==================================================================================================================================

1  Customer Charge:                          63,065          $3.29        $207,484         63,065          $0.00             $0

2  Energy Charges:
        Distribution Energy              13,062,846       $0.02399        $313,378     13,062,846       $0.04341       $567,058
        Transmission Energy                               $0.00273         $35,662                      $0.00300        $39,189
        Transition Energy                                 $0.02340        $305,671                      $0.02340       $305,671
        Standard Offer                                    $0.03800        $496,388                      $0.03800       $496,388
        DSM                                               $0.00230         $30,045                      $0.00230        $30,045
        Renewables                                        $0.00000              $0                      $0.00000             $0

3  Total Revenue before GET:                                            $1,388,626                                   $1,438,350

4  Total Revenue Shift:                                                                                                 $49,724

5  Revenue Shift by Function:
        Distribution Revenue                                                                                            $46,197
        Transmission Revenue                                                                                             $3,527
        Transition Revenue                                                                                                   $0
        Standard Offer Revenue                                                                                               $0
        DSM                                                                                                                  $0

File:   C:\JMM\[workjmm3.wk4]Rate W1                                                                         Narragansett Electric
Range:  Rate W1                                                                                               BVE/Newport Electric
Date:   14-May-99                                                                                    R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 3
                                                                                                                      Page 5 of 26
                                                 The Narragansett Electric Company
                                          Shifting NEC Rate W-1 to Narragansett Rate C-06

==================================================================================================================================
                                                     NEC Rate W-1                             Narragansett Rate C-06
   W-1/C-06                              Units           Rate         Revenues         Units           Rate         Revenues
                                          (1)            (2)             (3)            (4)            (5)            (6)
==================================================================================================================================

1  Customer Charge:
        Customer Charge                       1,303          $3.29          $4,287          1,303          $0.00             $0
        Unmetered Charge                                                                        0          $0.00             $0

2  Energy Charges:
        Distribution Energy                 313,931       $0.02399          $7,531        313,931       $0.04559        $14,312
        Transmission Energy                               $0.00273            $857                      $0.00400         $1,256
        Transition Energy                                 $0.02340          $7,346                      $0.02340         $7,346
        Standard Offer                                    $0.03800         $11,929                      $0.03800        $11,929
        DSM                                               $0.00230            $722                      $0.00230           $722
        Renewables                                        $0.00000              $0                      $0.00000             $0

3  Total Revenue before GET:                                               $32,673                                      $35,565

4  Total Revenue Shift:                                                                                                  $2,893

5  Revenue Shift by Function:
        Distribution Revenue                                                                                             $2,494
        Transmission Revenue                                                                                               $399
        Transition Revenue                                                                                                   $0
        Standard Offer Revenue                                                                                               $0
        DSM                                                                                                                  $0

File:   C:\JMM\[workjmm3.wk4]Rate W1                                                                         Narragansett Electric
Range:  Rate W1                                                                                               BVE/Newport Electric
Date:   14-May-99                                                                                    R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 3
                                                                                                                      Page 6 of 26
                                                 The Narragansett Electric Company
                                          Shifting NEC Rate W-1 to Narragansett Rate G-02

==================================================================================================================================
                                                     NEC Rate W-1                             Narragansett Rate G-02
   W-1/G-02                              Units           Rate         Revenues         Units           Rate         Revenues
                                          (1)            (2)             (3)            (4)            (5)            (6)
==================================================================================================================================

1  Customer Charge:                              40          $3.29            $132             40          $0.00             $0

2  Demand Charge:
        Distribution Demand                       0          $0.00              $0              0          $2.91             $0
        Transmission Demand                                                                                $1.40             $0

3  Energy Charges:
        Distribution Energy                   6,491       $0.02399            $156          6,491       $0.01691           $110
        Transmission Energy                               $0.00273             $18                     ($0.00136)           ($9)
        Transition Energy                                 $0.02340            $152                      $0.02340           $152
        Standard Offer                                    $0.03800            $247                      $0.03800           $247
        DSM                                               $0.00230             $15                      $0.00230            $15
        Renewables                                        $0.00000              $0                      $0.00000             $0

4  Total Revenue before GET:                                                  $719                                         $514

5  Total Revenue Shift:                                                                                                   ($204)

6  Revenue Shift by Function:
        Distribution Revenue                                                                                              ($178)
        Transmission Revenue                                                                                               ($27)
        Transition Revenue                                                                                                   $0
        Standard Offer Revenue                                                                                               $0
        DSM                                                                                                                  $0

File:   C:\JMM\[workjmm3.wk4]Rate H1                                                                         Narragansett Electric
Range:  Rate H1                                                                                               BVE/Newport Electric
Date:   14-May-99                                                                                    R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 3
                                                                                                                      Page 7 of 26
                                                 The Narragansett Electric Company
                                          Shifting NEC Rate H-1 to Narragansett Rate C-06

==============================================================================================================================
                                                   NEC Rate H-1                         Narragansett Rate C-06
   H-1/C-06                              Units         Rate        Revenues        Units         Rate        Revenues
                                          (1)           (2)           (3)           (4)           (5)           (6)
==============================================================================================================================

1  Customer Charge:                             36        $12.03          $433            36         $5.73          $206

2  Energy Charges:
        Distribution Energy                146,940      $0.03968        $5,831       146,940      $0.04559        $6,699
        Transmission Energy                             $0.00273          $401                    $0.00400          $588
        Transition Energy                               $0.02340        $3,438                    $0.02340        $3,438
        Standard Offer                                  $0.03800        $5,584                    $0.03800        $5,584
        DSM                                             $0.00230          $338                    $0.00230          $338
        Renewables                                      $0.00000            $0                    $0.00000            $0

3  Total Revenue before GET:                                           $16,025                                   $16,853

4  Total Revenue Shift:                                                                                             $828

5  Revenue Shift by Function:
        Distribution Revenue                                                                                        $642
        Transmission Revenue                                                                                        $187
        Transition Revenue                                                                                            $0
        Standard Offer Revenue                                                                                        $0
        DSM                                                                                                           $0

File:   C:\JMM\[workjmm3.wk4]Rate H1                                                                         Narragansett Electric
Range:  Rate H1                                                                                               BVE/Newport Electric
Date:   14-May-99                                                                                    R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 3
                                                                                                                      Page 8 of 26
                                                 The Narragansett Electric Company
                                          Shifting NEC Rate H-1 to Narragansett Rate G-02

==============================================================================================================================
                                                   NEC Rate H-1                         Narragansett Rate G-02
   H-1/G-02                              Units         Rate        Revenues        Units         Rate        Revenues
                                          (1)           (2)           (3)           (4)           (5)           (6)
==============================================================================================================================

1  Customer Charge:                            179        $12.03        $2,153           179       $103.41       $18,510

2  Demand Charge:
        Distribution Demand                  7,866         $0.00            $0         7,866         $2.91       $22,890
        Transmission Demand                                                                          $1.40       $11,012

3  Energy Charges:
        Distribution Energy              3,203,948      $0.03968      $127,133     3,203,948      $0.01691       $54,179
        Transmission Energy                             $0.00273        $8,747                   ($0.00136)      ($4,357)
        Transition Energy                               $0.02340       $74,972                    $0.02340       $74,972
        Standard Offer                                  $0.03800      $121,750                    $0.03800      $121,750
        DSM                                             $0.00230        $7,369                    $0.00230        $7,369
        Renewables                                      $0.00000            $0                    $0.00000            $0

4  Total Revenue before GET:                                          $342,124                                  $306,326

5  Total Revenue Shift:                                                                                         ($35,799)

6  Revenue Shift by Function:
        Distribution Revenue                                                                                    ($33,707)
        Transmission Revenue                                                                                     ($2,092)
        Transition Revenue                                                                                            $0
        Standard Offer Revenue                                                                                        $0
        DSM                                                                                                           $0

File:   C:\JMM\[workjmm3.wk4]Rate H1                                                                         Narragansett Electric
Range:  Rate H1                                                                                               BVE/Newport Electric
Date:   14-May-99                                                                                    R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 3
                                                                                                                      Page 9 of 26
                                                 The Narragansett Electric Company
                                          Shifting NEC Rate H-1 to Narragansett Rate G-32

===========================================================================================================================
                                                   NEC Rate H-1                         Narragansett Rate G-32
   H-1/G-32                              Units         Rate        Revenues        Units         Rate        Revenues
                                          (1)           (2)           (3)           (4)           (5)           (6)
===========================================================================================================================

1  Customer Charge:                             12        $12.03          $144            12       $236.43        $2,837

2  Demand Charge:
        Distribution Demand                  5,202         $0.00            $0         5,202         $1.56        $8,115
        Transmission Demand                                                                          $1.27        $6,607

3  Energy Charges:
        Distribution Energy              1,557,600      $0.03968       $61,806     1,557,600      $0.01800       $28,037
        Transmission Energy                             $0.00273        $4,252                   ($0.00136)      ($2,118)
        Transition Energy                               $0.02340       $36,448                    $0.02340       $36,448
        Standard Offer                                  $0.03800       $59,189                    $0.03800       $59,189
        DSM                                             $0.00230        $3,582                    $0.00230        $3,582
        Renewables                                      $0.00000            $0                    $0.00000            $0

4  Total Revenue before GET:                                          $165,421                                  $142,696

5  Total Revenue Shift:                                                                                         ($22,725)

6  Revenue Shift by Function:
        Distribution Revenue                                                                                    ($22,961)
        Transmission Revenue                                                                                        $236
        Transition Revenue                                                                                            $0
        Standard Offer Revenue                                                                                        $0
        DSM                                                                                                           $0

File:   C:\JMM\[workjmm3.wk4]Rate H2                                                                         Narragansett Electric
Range:  Rate H2                                                                                               BVE/Newport Electric
Date:   14-May-99                                                                                    R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 3
                                                                                                                     Page 10 of 26
                                                 The Narragansett Electric Company
                                          Shifting NEC Rate H-2 to Narragansett Rate C-06

==================================================================================================================================
                                                     NEC Rate H-2                             Narragansett Rate C-06
   H-2/C-06                              Units           Rate         Revenues         Units           Rate         Revenues
                                          (1)            (2)             (3)            (4)            (5)            (6)
==================================================================================================================================

1  Customer Charge:                           3,752          $4.59         $17,222          3,752          $0.00             $0

2  Energy Charges:
        Distribution Energy               4,457,199       $0.04681        $208,641      4,457,199       $0.04559       $203,204
        Transmission Energy                               $0.00273         $12,168                      $0.00400        $17,829
        Transition Energy                                 $0.02340        $104,298                      $0.02340       $104,298
        Standard Offer                                    $0.03800        $169,374                      $0.03800       $169,374
        DSM                                               $0.00230         $10,252                      $0.00230        $10,252
        Renewables                                        $0.00000              $0                      $0.00000             $0

3  Total Revenue before GET:                                              $521,955                                     $504,956

4  Total Revenue Shift:                                                                                                ($16,999)

5  Revenue Shift by Function:
        Distribution Revenue                                                                                           ($22,659)
        Transmission Revenue                                                                                             $5,661
        Transition Revenue                                                                                                   $0
        Standard Offer Revenue                                                                                               $0
        DSM                                                                                                                  $0

File:   C:\JMM\[workjmm3.wk4]Rate H2                                                                         Narragansett Electric
Range:  Rate H2                                                                                               BVE/Newport Electric
Date:   14-May-99                                                                                    R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 3
                                                                                                                     Page 11 of 26
                                                 The Narragansett Electric Company
                                          Shifting NEC Rate H-2 to Narragansett Rate G-02

==================================================================================================================================
                                                     NEC Rate H-2                             Narragansett Rate G-02
   H-2/G-02                              Units           Rate         Revenues         Units           Rate         Revenues
                                          (1)            (2)             (3)            (4)            (5)            (6)
==================================================================================================================================


1  Customer Charge:                             113          $4.59            $519            113          $0.00             $0

2  Demand Charge:
        Distribution Demand                   5,208          $0.00              $0          5,208          $2.91        $15,156
        Transmission Demand                                                                                $1.40         $7,292

3  Energy Charges:
        Distribution Energy               1,266,751       $0.04681         $59,297      1,266,751       $0.01691        $21,421
        Transmission Energy                               $0.00273          $3,458                     ($0.00136)       ($1,723)
        Transition Energy                                 $0.02340         $29,642                      $0.02340        $29,642
        Standard Offer                                    $0.03800         $48,137                      $0.03800        $48,137
        DSM                                               $0.00230          $2,914                      $0.00230         $2,914
        Renewables                                        $0.00000              $0                      $0.00000             $0

4  Total Revenue before GET:                                              $143,966                                     $122,838

5  Total Revenue Shift:                                                                                                ($21,127)

6  Revenue Shift by Function:
        Distribution Revenue                                                                                           ($23,238)
        Transmission Revenue                                                                                             $2,111
        Transition Revenue                                                                                                   $0
        Standard Offer Revenue                                                                                               $0
        DSM                                                                                                                  $0

File:   C:\JMM\[workjmm3.wk4]Rate H2                                                                         Narragansett Electric
Range:  Rate G1                                                                                               BVE/Newport Electric
Date:   14-May-99                                                                                    R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 3
                                                                                                                     Page 12 of 26
                                                 The Narragansett Electric Company
                                          Shifting NEC Rate G-1 to Narragansett Rate C-06

==================================================================================================================================
                                                     NEC Rate H-2                             Narragansett Rate C-06
   G-1/C-06                              Units           Rate         Revenues         Units           Rate         Revenues
                                          (1)            (2)             (3)            (4)            (5)            (6)
==================================================================================================================================


1  Customer Charge:
        Customer Charge                 48,861               $3.45        $168,570         47,123         $5.73        $270,015
        Unmetered Charge                                                                    1,738         $1.83          $3,181

2  Energy Charges:
        Distribution Energy         42,449,011            $0.05832      $2,475,626     42,449,011       $0.04559     $1,935,250
        Transmission Energy                               $0.00273        $115,886                      $0.00400       $169,796
        Transition Energy                                 $0.02340        $993,307                      $0.03800       $993,307
        Standard Offer                                    $0.03800      $1,613,062                      $0.03800     $1,613,062
        DSM                                               $0.00230         $97,633                      $0.00230        $97,633
        Renewables                                        $0.00000              $0                      $0.00000             $0

3  Total Revenue before GET:                                            $5,464,085                                   $5,082,244

4  Total Revenue Shift:                                                                                               ($381,841)

5  Revenue Shift by Function:
        Distribution Revenue                                                                                          ($435,751)
        Transmission Revenue                                                                                            $53,910
        Transition Revenue                                                                                                   $0
        Standard Offer Revenue                                                                                               $0
        DSM                                                                                                                  $0

File:   C:\JMM\[workjmm3.wk4]Rate G2                                                                         Narragansett Electric
Range:  Rate G2                                                                                               BVE/Newport Electric
Date:   14-May-99                                                                                    R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 3
                                                                                                                     Page 13 of 26
                                                 The Narragansett Electric Company
                                          Shifting NEC Rate G-2 to Narragansett Rate C-06

==================================================================================================================================
                                                     NEC Rate G-2                             Narragansett Rate C-06
   G-2/C-06                              Units           Rate         Revenues         Units           Rate         Revenues
                                          (1)            (2)             (3)            (4)            (5)            (6)
==================================================================================================================================


1  Customer Charge:                           1,272          $0.00              $0          1,272          $5.73         $7,289

2  Demand Charge:
        Distribution Demand                  29,206          $1.60         $46,730              0          $0.00             $0
        Transmission Demand                                  $0.00              $0                         $0.00             $0
        Standard Offer                                       $0.00              $0

3  Energy Charges:
        Distribution Energy               6,707,011       $0.03443        $230,922      6,707,011       $0.04559       $305,773
        Transmission Energy                               $0.00273         $18,310                      $0.00400        $26,828
        Transition Energy                                 $0.02340        $156,944                      $0.02340       $156,944
        Standard Offer                                    $0.03800        $254,866                      $0.03800       $254,866
        DSM                                               $0.00230         $15,426                      $0.00230        $15,426
        Renewables                                        $0.00000              $0                      $0.00000             $0

4  Total Revenue before GET:                                              $723,199                                     $767,126

5  Total Revenue Shift:                                                                                                 $43,927

6  Revenue Shift by Function:
        Distribution Revenue                                                                                            $35,409
        Transmission Revenue                                                                                             $8,518
        Transition Revenue                                                                                                   $0
        Standard Offer Revenue                                                                                               $0
        DSM                                                                                                                  $0

File:   C:\JMM\[workjmm3.wk4]Rate G2                                                                         Narragansett Electric
Range:  Rate G2                                                                                               BVE/Newport Electric
Date:   14-May-99                                                                                    R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 3
                                                                                                                     Page 14 of 26
                                                 The Narragansett Electric Company
                                          Shifting NEC Rate G-2 to Narragansett Rate G-02

==================================================================================================================================
                                                     NEC Rate G-2                             Narragansett Rate G-02
   G-2/G-02                              Units           Rate         Revenues         Units           Rate         Revenues
                                          (1)            (2)             (3)            (4)            (5)            (6)
==================================================================================================================================

1  Customer Charge:                           6,226          $0.00              $0          6,226        $103.41       $643,831

2  Demand Charge:
        Distribution Demand                 255,636          $1.60        $409,018        213,521          $2.91       $621,346
        Transmission Demand                                  $0.00              $0                         $1.40       $298,929
        Standard Offer                                       $0.00              $0

3  Energy Charges:
        Distribution Energy              85,631,955       $0.03443      $2,948,308     85,631,955       $0.01691     $1,448,036
        Transmission Energy                               $0.00273        $233,775                     ($0.00136)     ($116,459)
        Transition Energy                                 $0.02340      $2,003,788                      $0.02340     $2,003,788
        Standard Offer                                    $0.03800      $3,254,014                      $0.03800     $3,254,014
        DSM                                               $0.00230        $196,953                      $0.00230       $196,953
        Renewables                                        $0.00000              $0                      $0.00000             $0

4  Total Revenue before GET:                                            $9,045,857                                   $8,350,439

5  Total Revenue Shift:                                                                                               ($695,418)

6  Revenue Shift by Function:
        Distribution Revenue                                                                                          ($644,113)
        Transmission Revenue                                                                                           ($51,305)
        Transition Revenue                                                                                                   $0
        Standard Offer Revenue                                                                                               $0
        DSM                                                                                                                  $0

File:   C:\JMM\[workjmm3.wk4]Rate G2                                                                         Narragansett Electric
Range:  Rate G2                                                                                               BVE/Newport Electric
Date:   14-May-99                                                                                    R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 3
                                                                                                                     Page 15 of 26
                                                 The Narragansett Electric Company
                                          Shifting NEC Rate G-2 to Narragansett Rate G-32

==================================================================================================================================
                                                     NEC Rate G-2                             Narragansett Rate G-32
   G-2/G-32                              Units           Rate         Revenues         Units           Rate         Revenues
                                          (1)            (2)             (3)            (4)            (5)            (6)
==================================================================================================================================


1  Customer Charge:                             147          $0.00              $0            147        $236.43        $34,755

2  Demand Charge:
        Distribution Demand                  36,878          $1.60         $59,005         43,326          $1.56        $67,589
        Transmission Demand                                  $0.00              $0                         $1.27        $55,024
        Standard Offer                                       $0.00              $0

3  Energy Charges:
        Distribution Energy              12,741,620       $0.03443        $438,694     12,741,620       $0.01800       $229,349
        Transmission Energy                               $0.00273         $34,785                     ($0.00136)      ($17,329)
        Transition Energy                                 $0.02340        $298,154                      $0.02340       $298,154
        Standard Offer                                    $0.03800        $484,182                      $0.03800       $484,182
        DSM                                               $0.00230         $29,306                      $0.00230        $29,306
        Renewables                                        $0.00000              $0                      $0.00000             $0

4  Total Revenue before GET:                                            $1,344,125                                   $1,181,030

5  Total Revenue Shift:                                                                                               ($163,095)

6  Revenue Shift by Function:
        Distribution Revenue                                                                                          ($166,006)
        Transmission Revenue                                                                                             $2,911
        Transition Revenue                                                                                                   $0
        Standard Offer Revenue                                                                                               $0
        DSM                                                                                                                  $0

File:   C:\JMM\[workjmm3.wk4]Rate T2                                                                         Narragansett Electric
Range:  Rate T2                                                                                               BVE/Newport Electric
Date:   14-May-99                                                                                    R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 3
                                                                                                                     Page 16 of 26
                                                 The Narragansett Electric Company
                                          Shifting NEC Rate T-2 to Narragansett Rate G-02

==================================================================================================================================
                                                     NEC Rate T-2                             Narragansett Rate G-02
   T-2/G-02                              Units           Rate         Revenues         Units           Rate         Revenues
                                          (1)            (2)             (3)            (4)            (5)            (6)
==================================================================================================================================


1  Customer Charge:                              84          $0.00              $0             84        $103.41         $8,686

2  Demand Charge:
        Distribution Demand                  11,103          $1.60         $17,765         10,263          $2.91        $29,865
        Transmission Demand                                  $0.00              $0                         $1.40        $14,368
        Standard Offer                                       $0.00              $0

3  Energy Charges:
        Distribution Energy               4,675,660       $0.03443        $160,983      4,675,660       $0.01691        $79,065
        Transmission Energy                               $0.00273         $12,765                     ($0.00136)       ($6,359)
        Transition Energy                                 $0.02340        $109,410                      $0.02340       $109,410
        Standard Offer On Peak              862,640       $0.03800         $32,780                      $0.03800       $177,675
        Standard Offer Off Peak           3,813,020       $0.03800        $144,895
        DSM                                               $0.00230         $10,754                      $0.00230        $10,754
        Renewables                                        $0.00000              $0                      $0.00000             $0

4  Total Revenue before GET:                                              $489,352                                     $423,466

5  Total Revenue Shift:                                                                                                ($65,886)

6  Revenue Shift by Function:
        Distribution Revenue                                                                                           ($61,131)
        Transmission Revenue                                                                                            ($4,755)
        Transition Revenue                                                                                                   $0
        Standard Offer Revenue                                                                                              ($0)
        DSM                                                                                                                  $0

File:   C:\JMM\[workjmm3.wk4]Rate T2                                                                         Narragansett Electric
Range:  Rate T2                                                                                               BVE/Newport Electric
Date:   14-May-99                                                                                    R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 3
                                                                                                                     Page 17 of 26
                                                 The Narragansett Electric Company
                                          Shifting NEC Rate T-2 to Narragansett Rate G-32

==================================================================================================================================
                                                     NEC Rate T-2                             Narragansett Rate G-32
   T-2/G-32                              Units           Rate         Revenues         Units           Rate         Revenues
                                          (1)            (2)             (3)            (4)            (5)            (6)
==================================================================================================================================


1  Customer Charge:                              72          $0.00              $0             72        $236.43        $17,023

2  Demand Charge:
        Distribution Demand                  19,224          $1.60         $30,758         20,900          $1.56        $32,604
        Transmission Demand                                  $0.00              $0                         $1.27        $26,543
        Standard Offer                                       $0.00              $0

3  Energy Charges:
        Distribution Energy               9,686,300       $0.03443        $333,499      9,686,300       $0.01800       $174,353
        Transmission Energy                               $0.00273         $26,444                     ($0.00136)      ($13,173)
        Transition Energy                                 $0.02340        $226,659                      $0.02340       $226,659
        Standard Offer On Peak            1,818,780       $0.03800         $69,114                      $0.03800       $368,079
        Standard Offer Off Peak           7,867,520       $0.03800        $298,966
        DSM                                               $0.00230         $22,278                      $0.00230        $22,278
        Renewables                                        $0.00000              $0                      $0.00000             $0

4  Total Revenue before GET:                                            $1,007,719                                     $854,367

5  Total Revenue Shift:                                                                                               ($153,351)

6  Revenue Shift by Function:
        Distribution Revenue                                                                                          ($140,277)
        Transmission Revenue                                                                                           ($13,074)
        Transition Revenue                                                                                                  ($0)
        Standard Offer Revenue                                                                                               $0
        DSM                                                                                                                  $0

File:   C:\JMM\[workjmm3.wk4]Rate T4                                                                         Narragansett Electric
Range:  Rate T4                                                                                               BVE/Newport Electric
Date:   14-May-99                                                                                    R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 3
                                                                                                                     Page 18 of 26
                                                 The Narragansett Electric Company
                                          Shifting NEC Rate T-4 to Narragansett Rate G-32

==================================================================================================================================
                                                     NEC Rate T-4                             Narragansett Rate G-32
   T-4/G-32                              Units           Rate         Revenues         Units           Rate         Revenues
                                          (1)            (2)             (3)            (4)            (5)            (6)
==================================================================================================================================


1  Customer Charge:                              69          $0.00              $0             69        $236.43        $16,314

2  Demand Charge:
        Distribution Demand                  41,467          $1.95         $80,861         57,333          $1.56        $89,439
        Transmission Demand                                  $0.00              $0                         $1.27        $72,813
        Standard Offer                                       $0.00              $0

3  Energy Charges:
        Distribution Energy              18,430,440       $0.03517        $648,199     18,430,440       $0.01800       $331,748
        Transmission Energy                               $0.00273         $50,315                     ($0.00136)      ($25,065)
        Transition Energy                                 $0.02340        $431,272                      $0.02340       $431,272
        Standard Offer On Peak            3,531,400       $0.03800        $134,193                      $0.03800       $700,357
        Standard Offer Off Peak          14,899,040       $0.03800        $566,164
        DSM                                               $0.00230         $42,390                      $0.00230        $42,390
        Renewables                                        $0.00000              $0                      $0.00000             $0

4  Total Revenue before GET:                                            $1,953,393                                   $1,659,268

5  Total Revenue Shift:                                                                                               ($294,126)

6  Revenue Shift by Function:
        Distribution Revenue                                                                                          ($291,558)
        Transmission Revenue                                                                                            ($2,568)
        Transition Revenue                                                                                                   $0
        Standard Offer Revenue                                                                                               $0
        DSM                                                                                                                  $0

File:   C:\JMM\[workjmm3.wk4]Rate T5                                                                         Narragansett Electric
Range:  Rate T5                                                                                               BVE/Newport Electric
Date:   14-May-99                                                                                    R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 3
                                                                                                                     Page 19 of 26
                                                 The Narragansett Electric Company
                                          Shifting NEC Rate T-5 to Narragansett Rate G-32

==================================================================================================================================
                                                     NEC Rate T-5                             Narragansett Rate G-32
   T-5/G-32                              Units           Rate         Revenues         Units           Rate         Revenues
                                          (1)            (2)             (3)            (4)            (5)            (6)
==================================================================================================================================


1  Customer Charge:                              12          $0.00              $0             12        $236.43         $2,837

2  Demand Charge:
        Distribution Demand                   5,375          $1.76          $9,460          5,375          $1.56         $8,385
        Transmission Demand                                  $0.00              $0                         $1.27         $6,826
        Standard Offer                                       $0.00              $0

3  Energy Charges:
        Distribution Energy               2,964,000       $0.02948         $87,379      2,964,000       $0.01800        $53,352
        Transmission Energy                               $0.00273          $8,092                     ($0.00136)       ($4,031)
        Transition Energy                                 $0.02340         $69,358                      $0.02340        $69,358
        Standard Offer On Peak              531,000       $0.03800         $20,178                      $0.03800       $112,632
        Standard Offer Off Peak           2,433,000       $0.03800         $92,454
        DSM                                               $0.00230          $6,817                      $0.00230         $6,817
        Renewables                                        $0.00000              $0                      $0.00000             $0

4.  High Voltage Credits
        Transformer Ownership                                                               5,375         ($0.37)       ($1,989)
        Primary Metering                                                                 $256,176            -1%        ($2,562)

4  Total Revenue before GET:                                              $293,737                                     $251,626

5  Total Revenue Shift:                                                                                                ($42,112)

6  Revenue Shift by Function:
        Distribution Revenue                                                                                           ($35,593)
        Transmission Revenue                                                                                            ($5,324)
        Transition Revenue                                                                                                   $0
        Standard Offer Revenue                                                                                          ($1,126)
        DSM                                                                                                                ($68)

File:   C:\JMM\[workjmm3.wk4]Rate G5                                                                         Narragansett Electric
Range:  Rate G5                                                                                               BVE/Newport Electric
Date:   14-May-99                                                                                    R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 3
                                                                                                                     Page 20 of 26
                                                 The Narragansett Electric Company
                                          Shifting NEC Rate G-5 to Narragansett Rate G-02

==================================================================================================================================
                                                     NEC Rate G-5                             Narragansett Rate G-02
   G-5/G-02                              Units           Rate         Revenues         Units           Rate         Revenues
                                          (1)            (2)             (3)            (4)            (5)            (6)
==================================================================================================================================


1  Customer Charge:                             158          $0.00              $0            158        $103.41        $16,339

2  Demand Charge:
        Distribution Demand                  12,834          $1.76         $22,588         14,847          $2.91        $43,205
        Transmission Demand                                  $0.00              $0                         $1.40        $20,786
        Standard Offer                                       $0.00              $0

3  Energy Charges:
        Distribution Energy               4,061,340       $0.02948        $119,728      4,061,340       $0.01691        $68,677
        Transmission Energy                               $0.00273         $11,087                     ($0.00136)       ($5,523)
        Transition Energy                                 $0.02340         $95,035                      $0.02340        $95,035
        Standard Offer                    4,061,340       $0.03800        $154,331                      $0.03800       $154,331
        DSM                                               $0.00230          $9,341                      $0.00230         $9,341
        Renewables                                        $0.00000              $0                      $0.00000             $0

4.  High Voltage Credits
        Transformer Ownership                                                              14,847         ($0.37)       ($5,493)
        Primary Metering                                                                 $402,191            -1%        ($4,022)

4  Total Revenue before GET:                                              $412,111                                     $392,675

5  Total Revenue Shift:                                                                                                ($19,436)

6  Revenue Shift by Function:
        Distribution Revenue                                                                                           ($21,821)
        Transmission Revenue                                                                                             $4,022
        Transition Revenue                                                                                                   $0
        Standard Offer Revenue                                                                                          ($1,543)
        DSM                                                                                                                ($93)

File:   C:\JMM\[workjmm3.wk4]Rate G5                                                                         Narragansett Electric
Range:  Rate G5                                                                                               BVE/Newport Electric
Date:   14-May-99                                                                                    R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 3
                                                                                                                     Page 21 of 26
                                                 The Narragansett Electric Company
                                          Shifting NEC Rate G-5 to Narragansett Rate G-32

==================================================================================================================================
                                                     NEC Rate G-5                             Narragansett Rate G-32
   G-5/G-32                              Units           Rate         Revenues         Units           Rate         Revenues
                                          (1)            (2)             (3)            (4)            (5)            (6)
==================================================================================================================================


1  Customer Charge:                              83          $0.00              $0             83        $236.43        $19,624

2  Demand Charge:
        Distribution Demand                  27,527          $1.76         $48,448         29,984          $1.56        $46,775
        Transmission Demand                                  $0.00              $0                         $1.27        $38,080
        Standard Offer                                       $0.00              $0

3  Energy Charges:
        Distribution Energy              11,014,249       $0.02948        $324,700     11,014,249       $0.01800       $198,256
        Transmission Energy                               $0.00273         $30,069                     ($0.00136)      ($14,979)
        Transition Energy                                 $0.02340        $257,733                      $0.02340       $257,733
        Standard Offer                   11,014,249       $0.03800        $418,541                      $0.03800       $418,541
        DSM                                               $0.00230         $25,333                      $0.00230        $25,333
        Renewables                                        $0.00000              $0                      $0.00000             $0

4.  High Voltage Credits
        Transformer Ownership                                                              29,984         ($0.37)      ($11,094)
        Primary Metering                                                                 $989,363            -1%        ($9,894)

4  Total Revenue before GET:                                            $1,104,824                                     $968,375

5  Total Revenue Shift:                                                                                               ($136,449)

6  Revenue Shift by Function:
        Distribution Revenue                                                                                          ($124,810)
        Transmission Revenue                                                                                            ($7,200)
        Transition Revenue                                                                                                   $0
        Standard Offer Revenue                                                                                          ($4,185)
        DSM                                                                                                               ($253)

File:   C:\JMM\[workjmm3.wk4]Rate T6                                                                         Narragansett Electric
Range:  Rate T6                                                                                               BVE/Newport Electric
Date:   14-May-99                                                                                    R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 3
                                                                                                                     Page 22 of 26
                                                 The Narragansett Electric Company
                                          Shifting NEC Rate T-6 to Narragansett Rate G-32

==================================================================================================================================
                                                     NEC Rate T-6                             Narragansett Rate G-32
   T-6/G-32                              Units           Rate         Revenues         Units           Rate         Revenues
                                          (1)            (2)             (3)            (4)            (5)            (6)
==================================================================================================================================


1  Customer Charge:                              12          $0.00              $0             12        $236.43         $2,837

2  Demand Charge:
        Distribution Demand                  14,305          $1.76         $25,177         15,820          $1.56        $24,679
        Transmission Demand                                  $0.00              $0                         $1.27        $20,091
        Standard Offer                                       $0.00              $0

3  Energy Charges:
        Distribution Energy               6,958,000       $0.02993        $208,253      6,958,000       $0.01800       $125,244
        Transmission Energy                               $0.00273         $18,995                     ($0.00136)       ($9,463)
        Transition Energy                                 $0.02340        $162,817                      $0.02340       $162,817
        Standard Offer On Peak            1,417,000       $0.03800         $53,846                      $0.03800       $264,404
        Standard Offer Off Peak           5,541,000       $0.03800        $210,558
        DSM                                               $0.00230         $16,003                      $0.00230        $16,003
        Renewables                                        $0.00000              $0                      $0.00000             $0

4.  High Voltage Credits
        Transformer Ownership                                                              15,820         ($0.37)       ($5,853)
        Primary Metering                                                                 $606,613            -1%        ($6,066)

4  Total Revenue before GET:                                              $695,650                                     $594,694

5  Total Revenue Shift:                                                                                               ($100,956)

6  Revenue Shift by Function:
        Distribution Revenue                                                                                           ($89,679)
        Transmission Revenue                                                                                            ($8,473)
        Transition Revenue                                                                                                   $0
        Standard Offer Revenue                                                                                          ($2,644)
        DSM                                                                                                               ($160)

File:   C:\JMM\[workjmm3.wk4]Rate T6                                                                         Narragansett Electric
Range:  Rate T6                                                                                               BVE/Newport Electric
Date:   14-May-99                                                                                    R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 3
                                                                                                                     Page 23 of 26
                                                 The Narragansett Electric Company
                                          Shifting NEC Rate T-6 to Narragansett Rate G-62

==================================================================================================================================
                                                     NEC Rate T-6                             Narragansett Rate G-62
   T-6/G-62                              Units           Rate         Revenues         Units           Rate         Revenues
                                          (1)            (2)             (3)            (4)            (5)            (6)
==================================================================================================================================


1  Customer Charge:                              12          $0.00              $0             12     $17,118.72       $205,425

2  Demand Charge:
        Distribution Demand                  35,977          $1.76         $63,320         36,233          $0.75        $27,175
        Transmission Demand                                  $0.00              $0                         $1.39        $50,364
        Standard Offer                                       $0.00              $0

3  Energy Charges:
        Distribution Energy              17,589,599       $0.02993        $526,457     17,589,599       $0.01095       $192,606
        Transmission Energy                               $0.00273         $48,020                     ($0.00136)      ($23,922)
        Transition Energy                                 $0.02340        $411,597                      $0.02340       $411,597
        Standard Offer On Peak            3,754,799       $0.03800        $142,682                      $0.03800       $668,405
        Standard Offer Off Peak          13,834,800       $0.03800        $525,722
        DSM                                               $0.00230         $40,456                      $0.00230        $40,456
        Renewables                                        $0.00000              $0                      $0.00000             $0

4.  High Voltage Credits
        Transformer Ownership                                                              36,233         ($0.37)      ($13,406)
        Primary Metering                                                               $1,572,105            -1%       ($15,721)

4  Total Revenue before GET:                                            $1,758,253                                   $1,542,978

5  Total Revenue Shift:                                                                                               ($215,276)

6  Revenue Shift by Function:
        Distribution Revenue                                                                                          ($186,345)
        Transmission Revenue                                                                                           ($21,842)
        Transition Revenue                                                                                                   $0
        Standard Offer Revenue                                                                                          ($6,684)
        DSM                                                                                                               ($405)

File:   C:\JMM\[workjmm3.wk4]Rate C1                                                                         Narragansett Electric
Range:  Rate C1                                                                                               BVE/Newport Electric
Date:   14-May-99                                                                                    R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 3
                                                                                                                     Page 24 of 26
                                                 The Narragansett Electric Company
                                          Shifting NEC Rate C-1 to Narragansett Rate N-01

==================================================================================================================================
                                                     NEC Rate C-1                             Narragansett Rate N-01
   C-1/N-01                              Units           Rate         Revenues         Units           Rate         Revenues
                                          (1)            (2)             (3)            (4)            (5)            (6)
==================================================================================================================================

1  Customer Charge:                              12          $0.00              $0             12          $0.00             $0

2  Demand Charge:
        Distribution Demand                 212,968          $7.68      $1,635,594        212,968          $6.60     $1,405,589
        Transmission Demand                                  $0.00              $0                         $0.00             $0
        Standard Offer                                       $0.00              $0

3  Energy Charges:
        Distribution Energy             114,919,292       $0.00851        $977,963    114,919,292       $0.00731       $840,060
        Transmission Energy                               $0.00273        $313,730                      $0.00273       $313,730
        Transition Energy                                 $0.02340      $2,689,111                      $0.02340     $2,689,111
        Standard Offer On Peak           23,608,292       $0.03800        $897,115                      $0.03800     $4,366,933
        Standard Offer Off Peak          91,311,000       $0.03800      $3,469,818
        DSM                                               $0.00230        $264,314                      $0.00230       $264,314
        Renewables                                        $0.00000              $0                      $0.00000             $0

4  Total Revenue before GET:                                           $10,247,646                                   $9,879,737

5  Total Revenue Shift:                                                                                               ($367,909)

6  Revenue Shift by Function:
        Distribution Revenue                                                                                          ($367,909)
        Transmission Revenue                                                                                                 $0
        Transition Revenue                                                                                                   $0
        Standard Offer Revenue                                                                                               $0
        DSM                                                                                                                  $0

File:   C:\JMM\[workjmm3.wk4]Rate C1                                                                         Narragansett Electric
Range:  NEC                                                                                                   BVE/Newport Electric
Date:   14-May-99                                                                                    R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 3
                                                                                                                     Page 25 of 26


                                                 The Narragansett Electric Company
                                          Shifting NEC Rate S-1 to Narragansett Rate S-14

                                                  Total                                              Standard
                           Number  Annual  Annual Annual      Distribution  Transmission  Transition   Offer     DSM     Total
                         of Units  kWh     Price  kWh Sale     Revenues       Revenues     Revenues  Revenues  Revenues  Revenues
Overhead                                                                      $0.00273     $0.02340  $0.03800  $0.00230

Sodium Vapor Lamp
  Existing or Prepaid Wood Poles
     5800 Streetlight         651     334   $53.46    217,434   $34,802          $594       $5,088     $8,262      $500  $49,247
     5800 Flood                41     334   $62.46     13,694    $2,561           $37         $320       $520       $31   $3,471
     9500 Streetlight           7     476   $60.43      3,332      $423            $9          $78       $127        $8     $644
    25000 Streetlight         189   1,274  $103.46    240,786   $19,554          $657       $5,634     $9,150      $554  $35,549
    25000 Flood               275   1,274  $107.55    350,350   $29,576          $956       $8,198    $13,806      $806  $52,850
    50000 Streetlight          12   1,966  $144.74     23,592    $1,737           $64         $552       $896       $54   $3,304
    50000 Flood               353   1,966  $144.25    693,998   $50,920        $1,895      $16,240    $26,372    $1,596  $97,023

  Lighting only Wood Poles
     5800 Streetlight          32     334  $123.20     10,688    $3,942           $29         $250       $406       $25   $4,652
    25000 Streetlight           6   1,274  $173.20      7,644    $1,039           $21         $179       $290       $18   $1,547
    25000 Flood                27   1,274  $177.28     34,398    $4,787           $94         $805     $1,307       $79   $7,072
    50000 Streetlight           2   1,966  $214.48      3,932      $429           $11          $92       $149        $9     $690
    50000 Flood                50   1,966  $215.91     98,300   $10,796          $268       $2,300     $3,735      $226  $17,326

Mercury Vapor Lamp
  Existing or Prepaid Wood Poles
     4200 Streetlight        2525     511   $50.98  1,290,275  $128,725        $3,522      $30,192    $49,030    $2,968  $214,437
     8600 Streetlight          47     822   $60.92     38,634    $2,863          $105         $904     $1,468       $89    $5,430
    12100 Streetlight          24   1,180   $77.08     28,320    $1,850           $77         $663     $1,076       $65    $3,731
    22500 Streetlight         377   1,864   $98.98    702,728   $37,315        $1,918      $16,444    $26,704    $1,616   $83,998
    22500 Flood               111   1,864  $100.38    206,904   $11,142          $565       $4,842     $7,862      $476   $24,887
    63000 Flood                37   4,463  $195.06    165,131    $7,217          $451       $3,864     $6,275      $380   $18,187

  Lighting only Wood Poles
     4200 Streetlight          74     511  $110.86     37,814    $8,204          $103         $885     $1,437       $87   $10,716
    22500 Streetlight          34   1,864  $158.85     63,376    $5,401          $173       $1,483     $2,408      $146    $9,611
    22500 Flood                32   1,864  $160.26     59,648    $5,128          $163       $1,396     $2,267      $137    $9,091
    63000 Flood                 9   4,463  $254.94     40,167    $2,294          $110         $940     $1,526       $92    $4,963

Incandescent
  Existing or Prepaid Standard Metal Poles
     1000 Streetlight         383     362   $22.57    138,646    $8,644          $379       $3,244     $5,269      $319   $17,855
     2500 Flood                64     743   $19.46     47,552    $1,245          $130       $1,113     $1,807      $109    $4,404

Metal Halide Lamp
  Existing or Prepaid Wood Poles
    20000 Flood                 5   1,180  $129.45      5,900      $647           $16         $138       $224       $14    $1,039
    40000 Flood                 6   1,832  $168.76     10,992    $1,013           $30         $257       $418       $25    $1,743
   115000 Flood                37   4,247  $216.90    157,139    $8,025          $429       $3,677     $5,971      $361   $18,464

Total Overhead              5,410                   4,691,374  $390,281       $12,807     $109,778   $178,272   $10,790  $701,929

                                                        Total                                          Standard
                                    Annual  Annual     Annual  Distribution  Transmission  Transition  Offer     DSM       Total
                                     kWh     Price   kWh Sale  Revenues        Revenues     Revenues   Revenue  Revenues  Revenues
Overhead                                                       ($0.01861)      $0.00123     $0.02340   $0.0380  $0.00230

Sodium Vapor Lamp
  Existing or Prepaid Wood Poles
     5800 Streetlight                 349   $66.28    227,199   $38,920            $279       $5,316    $8,634      $523   $53,672
     5800 Flood                       349   $66.28     14,309    $2,451             $18         $335      $544       $33    $3,380
     9500 Streetlight                 490   $72.63      3,430      $445              $4          $80      $130        $8      $667
    25000 Streetlight                1284  $120.39    242,676   $18,238            $298       $5,679    $9,222      $558   $33,994
    25000 Flood                      1284  $143.14    353,100   $32,792            $434       $8,263   $13,418      $812   $55,719
    50000 Streetlight                1968  $163.46     23,616    $1,522             $29         $553      $897       $54    $3,055
    50000 Flood                      1968  $181.37    694,704   $51,095            $854      $16,256   $26,399    $1,598   $96,202

  Lighting only Wood Poles
     5800 Streetlight                 349  $121.73     11,168    $3,688             $14         $261      $424       $26    $4,413
    25000 Streetlight                1284  $175.84      7,704      $912              $9         $180      $293       $18    $1,412
    25000 Flood                      1284  $198.59     34,668    $4,717             $43         $811    $1,317       $80    $6,968
    50000 Streetlight                1968  $218.91      3,936      $365              $5          $92      $150        $9      $620
    50000 Flood                      1968  $236.82     98,400   $10,010            $121       $2,303    $3,739      $226   $16,399

Mercury Vapor Lamp
  Existing or Prepaid Wood Poles
     4200 Streetlight                 561   $54.40  1,416,525  $110,998          $1,742      $33,147   $53,828    $3,258  $202,973
     8600 Streetlight                 908   $70.77     42,676    $2,532             $52         $999    $1,622       $98    $5,303
    12100 Streetlight                 908   $70.77     21,792    $1,293             $27         $510      $828       $50    $2,708
    22500 Streetlight                1897  $122.31    715,169   $32,802            $880      $16,735   $27,176    $1,645   $79,237
    22500 Flood                      1897  $152.08    210,567   $12,962            $259       $4,927    $8,002      $484   $26,634
    63000 Flood                      4569  $262.72    169,053    $6,575            $208       $3,956    $6,424      $389   $17,551

  Lighting only Wood Poles
     4200 Streetlight                 561  $109.85     41,514    $7,356             $51         $971    $1,578       $95   $10,052
    22500 Streetlight                1897  $177.76     64,498    $4,844             $79       $1,509    $2,451      $148    $9,031
    22500 Flood                      1897  $207.53     60,704    $5,511             $75       $1,420    $2,307      $140    $9,453
    63000 Flood                      4569  $318.17     41,121    $2,098             $51         $962    $1,563       $95    $4,768

Incandescent
  Existing or Prepaid Standard Metal Poles
     1000 Streetlight                 440   $75.22    168,520   $25,673            $207       $3,943    $6,404      $388   $36,615
     2500 Flood                       845   $67.45     54,080    $3,310             $67       $1,265    $2,055      $124    $6,822

Metal Halide Lamp
  Existing or Prepaid Wood Poles
    20000 Flood                      1284  $143.14      6,420      $596              $8         $150      $244       $15    $1,013
    40000 Flood                      1968  $181.37     11,808      $868             $15         $276      $449       $27    $1,635
   115000 Flood                      1968  $181.37     72,816    $5,356             $90       $1,704    $2,767      $167   $10,084

Total Overhead                                      4,812,173  $387,928          $5,919     $112,605  $182,863   $11,068  $700,382

File:   C:\JMM\[workjmm3.wk4]Rate C1                                                                         Narragansett Electric
Range:  NEC                                                                                                   BVE/Newport Electric
Date:   14-May-99                                                                                    R.I.P.U.C. Docket No. _______
                                                                                                                 Workpaper JMM - 3
                                                                                                                     Page 26 of 26

                                                 The Narragansett Electric Company
                                          Shifting NEC Rate S-1 to Narragansett Rate S-14

                                                     Total                                            Standard
                           Number   Annual   Annual  Annual    Distribution  Transmision  Transition  Offer       DSM       Total
                          of Units  kWh       Price  kWh Sales   Revenues      Revenues     Revenues  Revenues  Revenues  Revenues
Underground                                                                    $0.00273     $0.02340  $0.03800  $0.00230

Sodium Vapor Lamp
  Existing or Prepaid Standard Metal Poles
      5800 Streetlight         8       334   $60.8     2,672      $487               $7          $63      $102        $6      $665
     25000 Streetlight        12     1,274  $110.89   15,288    $1,331              $42         $358      $581       $35    $2,346
     25000 Flood               1     1,274  $115.74    1,274      $116               $3          $30       $48        $3      $200
     50000 Flood               1     1,966  $152.43    1,966      $152               $5          $46       $75        $5      $283

  Lighting only Standard Metal Poles
      5800 Streetlight        14       334  $161.51    4,676    $2,261              $13         $109      $178       $11    $2,572

  Existing or Prepaid Poles less than 15 ft.
      5800 T&C               247       334   $54.12   82,498   $13,368             $225       $1,930    $3,135      $190   $18,848

  Existing or Prepaid Wood Poles
      5800 Streetlight        78       334   $56.99   26,052    $4,445              $71         $610      $990       $60    $6,176
     25000 Streetlight        24     1,274  $106.98   30,576    $2,568              $83         $715    $1,162       $70    $4,599
     50000 Streetlight-Twin   12     3,932  $276.25   47,184    $3,315             $129       $1,104    $1,793      $109    $6,449

  Lighting only Wood Poles
     25000 Flood               1     1,274  $171.14    1,274      $171               $3          $30       $48        $3      $256

Mercury Vapor Lamp
  Existing or Prepaid Standard Metal Poles
     22500 Flood               6     1,864  $103.41   11,184      $620              $31         $262      $425       $26    $1,363

  Lighting only Standard Metal Poles
      4200 Streetlight         2       511  $143.76    1,022      $288               $3          $24       $39        $2      $355
     22500 Streetlight        16     1,864  $191.74   29,824    $3,068              $81         $698    $1,133       $69    $5,049
     22500 Streetlight-Twin    3     3,728  $278.38   11,184      $835              $31         $262      $425       $26    $1,578

  Existing or Prepaid Wood Poles
      4200 Streetlight        27        51   $54.01   13,797    $1,458              $38         $323      $524       $32    $2,375
     22500 Streetlight         1     1,864  $102.00    1,864      $102               $5          $44       $71        $4      $226

  Lighting only Wood Poles
      4200 Streetlight        55       511  $105.59   28,105    $5,807              $77         $658    $1,068       $65    $7,674
      8600 Streetlight        13       822  $115.53   10,686    $1,502              $29         $250      $406       $25    $2,212
     12100 Streetlight        19     1,180  $136.93   22,420    $2,602              $61         $525      $852       $52    $4,091
     12100 Streetlight-Twin    6     2,359  $186.86   14,154    $1,121              $39         $331      $538       $33    $2,061
     22500 Streetlight       231     1,864  $153.58  430,584   $35,477           $1,175      $10,076   $16,362      $990   $64,081
     22500 Streetlight-Twin   26     3,728  $235.30   96,928    $6,118             $265       $2,268    $3,683      $223   $12,557
     63000 Streetlight         7     4,463  $245.38   31,241    $1,718              $85         $731    $1,187       $72    $3,793

  Existing or Prepaid Poles less than 15 ft.
      4200 T&C                14       511   $54.54    7,154      $764              $20         $167      $272       $16    $1,239

Total Underground            824                     923,607   $89,693           $2,521      $21,612   $35,097    $2,124  $151,048

Total Overhead and
   Underground             6,234                   5,614,981  $479,974          $15,329     $131,391  $213,369   $12,914  $852,977


                                                     Total                                             Standard
                                    Annual  Annual   Annual    Distribution  Transmission  Transition  Offer      DSM      Total
                                      kWh   Price   kWh Sales    Revenues    Revenues      Revenues    Revenues  Revenues  Revenues
Underground                                                     ($0.01861)   $0.00123      $0.02340    $0.0380   $0.00230

Sodium Vapor Lamp
  Existing or Prepaid Standard Metal Poles
      5800 Streetlight                 349   $66.28     2,792        $478          $3           $65       $106         $6      $660
     25000 Streetlight                1284  $120.39    15,408      $1,158         $19          $361       $586        $35    $2,158
     25000 Flood                      1284  $143.14     1,284        $119          $2           $30        $49         $3      $203
     50000 Flood                      1968  $181.37     1,968        $145          $2           $46        $75         $5      $273

  Lighting only Standard Metal Poles
      5800 Streetlight                 349  $319.65     4,886      $4,384          $6          $114       $186        $11   $4,701

  Existing or Prepaid Poles less than 15 ft.
      5800 T&C                         349   $66.28    86,203     $14,767        $106        $2,017     $3,276       $198   $20,364

  Existing or Prepaid Wood Poles
      5800 Streetlight                 349   $66.28    27,222      $4,663         $33          $637     $1,034        $63    $6,431
     25000 Streetlight                1284  $120.39    30,816      $2,316         $38          $721     $1,171        $71    $4,317
     50000 Streetlight-Twin           3936  $326.92    47,232      $3,044         $58        $1,105     $1,795       $109    $6,111

  Lighting only Wood Poles
     25000 Flood                      1284  $198.59     1,284        $175          $2           $30        $49         $3      $258

Mercury Vapor Lamp
  Existing or Prepaid Standard Metal Poles
     22500 Flood                      1897  $152.08    11,382        $701         $14          $266       $433        $26    $1,440

  Lighting only Standard Metal Poles
      4200 Streetlight                 561  $311.77     1,122        $603          $1           $26        $43         $3      $676
     22500 Streetlight                1897  $375.68    30,352      $5,446         $37          $710     $1,153        $70    $7,417
     22500 Streetlight-Twin           3794  $497.99    11,382      $1,282         $14          $266       $433        $26    $2,021

  Existing or Prepaid Wood Poles
        4200 Streetlight               561   $58.40    15,147      $1,295         $19          $354       $576        $35    $2,278
       22500 Streetlight              1897  $122.31     1,897         $87          $2           $44        $72         $4      $210

  Lighting only Wood Poles
      4200 Streetlight                 561  $113.85    30,855      $5,688         $38          $722     $1,172        $71    $7,691
      8600 Streetlight                 908  $126.22    11,804      $1,421         $15          $276       $449        $27    $2,188
     12100 Streetlight                 908  $126.22    17,252      $2,077         $21          $404       $656        $40    $3,197
     12100 Streetlight-Twin           1816  $196.99    10,896        $979         $13          $255       $414        $25    $1,687
     22500 Streetlight                1897  $177.76   438,207     $32,908        $539       $10,254    $16,652     $1,008   $61,360
     22500 Streetlight-Twin           3794  $300.07    98,644      $5,966        $121        $2,308     $3,748       $227   $12,371
     63000 Streetlight                4569  $318.17    31,983      $1,632         $39          $748     $1,215        $74    $3,709

  Existing or Prepaid Poles less than 15 ft.
      4200 T&C                         561   $58.40     7,854        $671         $10          $184       $298        $18    $1,181
Total Underground                                     937,872     $92,005      $1,154       $21,946    $35,639     $2,157  $152,901

Total Overhead and
   Underground                                      5,750,045    $479,933      $7,073      $134,551   $218,502    $13,225 $853,283

C:\JMM\[workjmm4.wk4]A                                     Narragansett Electric
Range:                                                      BVE/Newport Electric
                                                   R.I.P.U.C. Docket No. _______
                                                               Workpaper JMM - 4






                                Workpaper JMM-4

                              Transmission Back-up

C:\JMM\[workjmm4.wk4]A                                     Narragansett Electric
Range:                                                      BVE/Newport Electric
                                                   R.I.P.U.C. Docket No. _______
                                                               Workpaper JMM - 4
                                                                     Page 1 of 1

                        The Narragansett Electric Company
                 Calculation of Projected Transmission Expenses
            (based on 1998 actual expenses and coincident peak data)


                                       Narragansett   Blackstone     Newport

1 NEP Tariff No. 9 Expenses            $17,271,638    $2,584,364    $1,081,211

2 NEPOOL Tariff No. 1                   $5,947,067    $1,015,660      $401,812

3 Total Transmission Expenses          $23,218,705    $3,600,024    $1,483,023



1    FERC Docket ER99-2832-000, Exhibit ____ (PAV-2), Statement BH

2    Average 1998 12 Month Coincident Peak Load * NEPOOL Rate in effect during
     Year 2 of transition

                                      CP Load   NEPOOL Rate   NEPOOL Charges
Narragansett Electric                 838,570      $7.02       $5,883,405
New England Power for Narragansett     13,792      $4.62       $   63,662
Blackstone Valley Electric            220,030      $4.62       $1,015,660
Newport Electric                       87,048      $4.62       $  401,812

3    line (1) + Line (2)

              THE STATE OF RHODE ISLAND AND PROVIDENCE PLANTATIONS
                    RHODE ISLAND PUBLIC UTILITIES COMMISSION



------------------------------------------------
                                                 )
Narragansett Electric Company                    )     R.I.P.U.C. No.________
Blackstone Valley Electric Company               )
Newport Electric Corporation                     )
                                                 )
------------------------------------------------





                                DIRECT TESTIMONY

                                       OF

                              JAMES J. BONNER., JR.

              THE STATE OF RHODE ISLAND AND PROVIDENCE PLANTATIONS
                    RHODE ISLAND PUBLIC UTILITIES COMMISSION



------------------------------------------------
                                                 )
Narragansett Electric Company                    )     R.I.P.U.C. No.________
Blackstone Valley Electric Company               )
Newport Electric Corporation                     )
                                                 )
------------------------------------------------


                                DIRECT TESTIMONY

                                       OF

                              JAMES J. BONNER., JR.



                                Table of Contents

I.       Introduction and Qualifications....................................   1
II.      Purpose of Testimony...............................................   3
III.     Mapping of Blackstone/Newport's Customers to
         Narragansett's Rates...............................................   4
IV.      Derivation of Billing Determinants for Blackstone/Newport's
         Customers Under Narragansett's Rates...............................  16

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of J. J. Bonner
                                                                                        Page 1 of 22

1    I.   Introduction and Qualifications

2    Q.   Please state your full name and business address.

3    A.   My name is James J. Bonner, Jr. My business address is 750 West Center Street, West

4         Bridgewater, Massachusetts.

5

6    Q.   Please state your present position and responsibilities.

7    A.   I am Manager of Retail Pricing and Rate Administration for EUA Service Corporation.

8         My responsibilities include the direct supervision of EUA Service Corporation's Retail

9         Pricing and Rate Administration supervisor and staff. Among the responsibilities of that

10        staff are the study, analysis, and design of retail delivery electric service rates for

11        Blackstone Valley Electric Company ("Blackstone") and Newport Electric Corporation

12        ("Newport") (collectively "Blackstone/Newport").

13

14   Q.   Please describe your educational background and work experience.

15   A.   I graduated from Northeastern University in 1976 with a Bachelor of Science degree in

16        Electrical Engineering (Power Systems). I attended the Edison Electric Institute's ("EEI")

17        Rate Fundamentals Course at Indiana University in November 1995 and the EEI

18        Advanced Rate Course at Indiana University in August 1986 and in August 1988. I was

19        Chairman of the Electric Council of New England's Rate and Regulatory Committee from 1993

20        through 1995.

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of J. J. Bonner
                                                                                        Page 2 of 22


1         From August 1976 through February 1983, I was employed by the Belcher Division of

2         Dayton Malleable Inc., a malleable iron foundry located in Easton, Massachusetts, as Plant

3         Engineer. My duties included plant maintenance management, energy management,

4         capital budgeting, and production engineering.

5

6         In March 1983, I joined Eastern Edison Company ("Eastern") as Consumer Service

7         Engineer for the Brockton Division. In that capacity, I served as Eastern's representative

8         for its fifty largest commercial-industrial customers in the Brockton Division's service area

9         and as a staff assistant to the Consumer Service Manager.

10

11        I transferred to the Rate Department of EUA Service Corporation in February 1985 as an

12        Associate Rate Engineer, I was promoted to Rate Engineer in February 1987, to Senior

13        Rate Engineer in February 1989, to Supervisor of Rate Design in January 1991, and to

14        Manager of Retail Pricing and Rate Administration in January 1999.

15

16        Since assuming the position of Supervisor of Rate Design in 1991, I have supervised the

17        preparation of Blackstone/Newport's retail rates approved by the Commission in

18        subsequent regulatory proceedings.

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of J. J. Bonner
                                                                                        Page 3 of 22


1    Q.   Have you previously testified before the Commission?

2    A.   Yes, I have testified before the Commission on numerous occasions. Most recently, I

3         testified in support of Blackstone/Newport's proposed Standard Offer Service tariffs in

4         Docket No. 2716 in May 1998.

5

6    Q.   Were the schedules attached to your direct testimony prepared by you or under your

7         supervision and direction?

8    A.   Yes, they were.

9

10   II.  Purpose of Testimony

11   Q.   What is the purpose of your testimony?

12   A.   The purpose of my testimony is to present and support the mapping of

13        Blackstone/Newport's customers under Blackstone/Newport's rates to Narragansett

14        Electric Company's ("Narragansett's") rates and the derivation of the billing determinants

15        for Blackstone/Newport's customers mapped to Narragansett's rates. Mr. Molloy makes

16        use of this mapping and these billing determinants in his testimony and exhibits regarding

17        the Narragansett/Blackstone/Newport merger rate plan.

18

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of J. J. Bonner
                                                                                        Page 4 of 22


1    Q.   Please explain how you have organized your testimony.

2    A.   My testimony is organized as follows: (1) An explanation of the mapping process used to

3         cross match the schedule of rates between Blackstone/Newport and Narragansett, and (2)

4         an explanation of the derivation of the billing determinants used for transferring

5         Blackstone/Newport's customers to Narragansett's rates.

6

7    III. Mapping of Blackstone/Newport's Customers to Narragansett's Rates

8    Q.   Please describe how Blackstone/Newport's customers were mapped to Narragansett's

9         rates.

10   A.   A mapping of Blackstone/Newport's current rates to Narragansett's current rates was

11        performed by cross matching the availability provisions of Blackstone/Newport's rates and

12        Narragansett's rates. Exhibit JJB-1 and Exhibit JJB-2 show comparisons of the availability

13        provisions of Blackstone/Newport's and Narragansett's rates. Mr. Molloy in his Exhibit

14        JMM-2 provides a summary of the cross matching of Blackstone/Newport's rates to

15        Narragansett's.

16

17        Although Blackstone/Newport's schedule of rates is roughly comparable to Narragansett's

18        schedule of rates, Blackstone/Newport's scheme is not the same as Narragansett's.

19        Blackstone/Newport has, in some customer classes, more available rates than

20        Narragansett-in others, less. Blackstone/Newport uses distribution service voltage level

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of J. J. Bonner
                                                                                        Page 5 of 22


1         and billing determinant breakpoints to subdivide its general service customers among

2         several rate classes. Narragansett uses only billing determinant breakpoints to subdivide

3         its general service customers among several rate classes, and these breakpoints differ from

4         Blackstone/Newport's. Narragansett has more auxiliary service and lighting service rates

5         than does Blackstone/Newport. Blackstone and Newport used rate riders for economic

6         development purposes, while Narragansett used provisions in their base rate tariffs.

7         Finally Blackstone/Newport offers more supplementary1 rates than does Narragansett

8         (three rates to one).

9

10   Q.   How were the determinants for the rate mapping scheme developed?

11   A.   Blackstone-Newport based the mapping of Blackstone/Newport's rates to Narragansett's rates

12        on its customer billing information for calendar year 1998. For each of

13        Blackstone/Newport's rate classes, the number of bills rendered and annual energy

14        consumption were determined. In addition, monthly billing demands and annual peak and off

15        peak energy consumption were determined when applicable. In many cases, especially for

16        those current Blackstone/Newport rate classes that were subdivided into two or more

---------------

1    A supplementary rate is a rate that is available only to customers who also receive part of their electric service under another rate, called a principal rate. A principal rate can be the only rate under which a customer receives service at a given location, but a supplementary rate cannot. For example, Blackstone/Newport's Controlled Water Heating Service Rate W-1 is a supplementary rate. To be eligible for Rate W-1, a customer must also receive service under one or more of
Blackstone/Newport's residential or general service rates at the same service location.

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of J. J. Bonner
                                                                                        Page 6 of 22


1         Narragansett rate classes, these determinants were required to be developed on a

2         customer-by-customer basis and transformed from Blackstone/Newport's definition of a

3         determinant -- e.g., billing demand -- to Narragansett's definition of the same determinant.

4

5    Q.   Please describe Blackstone and Newport's Schedule of Rates.

6    A.   Blackstone and Newport's Schedule of Rates are similar but not identical. Exhibit JJB-1

7         and Exhibit JJB-2 provide a brief description of the availabilities of Blackstone's and

8         Newport's rates, respectively.

9

10        In addition to the above referenced rates, Blackstone/Newport's Schedule of Rates

11        contains the following rate riders, terms and conditions, generation services, and

12        adjustment clauses:

13             Late Payment Charge2

14             Economic Development Rate Rider ED3

15             Economic Development Rate Rider EDR

16             Economic Development Rate Rider VSR

17             Economic Development Rate Rider DIR4

18             Terms and Conditions for Electric Service

---------------

2    Blackstone only.
3    Id.
4    Newport only.

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of J. J. Bonner
                                                                                        Page 7 of 22

1              Terms and Conditions for Electric Power Suppliers

2              Last Resort Service

3              Standard Offer Service

4              Transition Cost Adjustment Clause

5

6    Q.   Please describe Narragansett's Schedule of Rates.

7    A.   Exhibit JJB-1 and Exhibit JJB-2 provide a brief description of the availabilities of

8         Narragansett's rates.

9

10        In addition to the above referenced rates, Narragansett's Schedule of Rates contains the

11        following terms and conditions, adjustment provisions, and generation service tariffs:

12             Terms and Conditions

13             Terms and Conditions for Nonregulated Power Producers

14             Transmission Service Charge Adjustment Provision

15             Transition Charge Adjustment Provision

16             Standard Offer Adjustment Provision

17             Conservation and Load Management Adjustment Provision

18             Tariff for Standard Offer Service

19             Tariff for Last Resort Service

20

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of J. J. Bonner
                                                                                        Page 8 of 22


1    Q.   How were Blackstone/Newport's residential rates mapped to Narragansett's residential

2         rates?

3    A.   Blackstone/Newport's residential rates are available only to residential customers for

4         domestic purposes. Rate R-1 is the basic residential retail delivery service rate, Rate R-2

5         is restricted to low-income customers, and Rate R-4 is Blackstone/Newport's time-of-use

6         residential rate. For Blackstone customers, Rate R-3 is available to certain electric space

7         heating customers. This rate was closed to new customers in 1984.

8

9         Like Blackstone/Newport, Narragansett's residential rates are available to residential

10        customers for domestic purposes. In addition, farms and churches are eligible to receive

11        service under Narragansett's residential rates. Rate A-16 is Narragansett's basic

12        residential retail delivery service rate, Rate A-60 is restricted to low-income customers,

13        and Rate A-32 is Narragansett's large-use residential rate.

14

15        As shown on Exhibit JMM-2, Blackstone/Newport's Rates R-1 and the residential portion

16        of W-1 were mapped to Narragansett's Rate A-16. Blackstone/Newport's Rate R-2 was

17        mapped to Narragansett's Rate A-60. Blackstone's Rate R-3 was mapped to

18        Narragansett's Rate A-16. Blackstone/Newport's Rate R-4 was mapped to

19        Narragansett's Rate A-32.

20

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of J. J. Bonner
                                                                                        Page 9 of 22


1    Q.   Were any of Blackstone/Newport's residential customers mapped to Narragansett's

2         Rates A-18 and E-30?

3    A.   No. Those Narragansett rates, Residential Water Heating Control Rate A-18 and

4         Residential Storage Heating Rate E-30, are closed to new customers.

5

6    Q.   Briefly describe Blackstone/Newport's general service rate scheme.

7    A.   Blackstone/Newport's "G" and "T" series rates form the main sequence of

8         Blackstone/Newport's general service tariffs. The "G" and "T" series rates are divided

9         into two groups: (1) Secondary distribution voltage rates-Rates G-1, G-2, T-2, and T-4,

10        and (2) primary distribution voltage rates-Rates G-5, T-5, and T-6. The available

11        provisions in the "G" and "T" series rates for Blackstone differ somewhat from Newport's.

12

13        For Blackstone, the availability of the secondary distribution voltage rates is as follows:

14        Rate G-1 is available to customers whose annual maximum monthly demand is less than

15        10 kW and whose annual energy consumption is less than 36,000 kWh. Rate G-2 is

16        available to customers whose annual maximum monthly demand is at least 10 kW but less

17        than 500 kW or whose annual energy consumption is 36,000 kWh or more. For Newport,

18        the availability of the secondary voltage rates is as follows: Rate G-1 is available to

19        customers whose average monthly demand is less than 500 kW and whose annual energy

20        consumption is less than 54,000 kWh. Rate G-2 is available to customers whose average

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of J. J. Bonner
                                                                                       Page 10 of 22


1         monthly demand is less than 500 kW and whose annual energy consumption is 54,000

2         kWh or more. For both Blackstone and Newport, Rate T-4 is mandatory for customers

3         whose monthly demand is 500 kW or more.

4

5         For Blackstone's general service customers served at primary distribution voltage, Rate

6         G-5 is available to customers whose annual maximum monthly demand is at least 10 kW

7         but less than 500 kW or whose annual energy consumption is 36,000 kWh or more. Rate

8         T-5 is an optional time-of-use rate for Rate G-5 customers. Rate T-6 is mandatory for

9         customers whose annual maximum monthly demand is 500 kW or more.

10

11        For Newport's general service customers served at primary voltage, Rate G-5 is available

12        to customers whose average monthly demand is at least 15 kW but less than 500 kW or

13        whose annual energy consumption is 54,000 kWh or more. Rate T-5 is an optional time-of-use

14        rate for Rate G-5 customers. Rate T-6 is mandatory for customers whose average

15        monthly demand is 500 kW or more. In addition, Newport offers Transmission Voltage

16        General Retail Delivery Service Rate C-1, which is applicable only to the U.S. Navy under

17        the terms of a special electric service contract originally executed in 1961 and was

18        amended to incorporate the C-1.

19

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of J. J. Bonner
                                                                                       Page 11 of 22


1    Q    How does Narragansett's general service rate scheme compare to Blackstone/Newport's?

2    A.   Narragansett's general service rate scheme is generally comparable to

3         Blackstone/Newport's. Narragansett offers six general service rates, Rates C-06, E-40,

4         G-02, G-32, G-62, and T-06.

5

6         Narragansett's main sequence of general service rates consists of Rates C-06, G-02, G-32,

7         and G-62. These rates roughly correspond with Blackstone/Newport's "G" and "T" series

8         rates and apply to customers as follows: Rate C-06 is a non-demand metered general

9         service rate available to customers whose monthly demand is 200 kW or less. Rate G-02

10        is a non-time-differentiated demand metered rate available to customers whose monthly

11        demand is at least 10 kW but not more than 200 M Rate G-32 is a time-differentiated

12        demand metered rate available to customers whose monthly demand is more than 200 kW

13        but less than 3,000 kW. Rate G-62 is a time-differentiated demand metered rate available

14        to customers whose demand is 3,000 kW or greater.

15

16        In addition, Narragansett offers Storage Cooling Rate E-40 and Limited Service - All

17        Electric Living Rate T-06. Blackstone/Newport does not offer a rate that corresponds to

18        Narragansett's Rate E-40; however, Blackstone/Newport's Rate H-1 is comparable to

19        Narragansett's Rate T-06.

20

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of J. J. Bonner
                                                                                       Page 12 of 22


1    Q.   How were Blackstone/Newport's general service rates mapped to Narragansett's general

2         service rates?

3    A.   As shown in Exhibit JMM-2, Blackstone/Newport's Rate G-1 was mapped to

4         Narragansett's Rate C-06. Blackstone/Newport's Rate G-2 was mapped to

5         Narragansett's Rates C-06, G-02, and G-32. Blackstone/Newport's Rate T-4 was

6         mapped to Narragansett's Rate G-32. Blackstone/Newport's Rate G-5 was mapped to

7         Narragansett's Rates G-02 and G-32. Blackstone/Newport's Rate T-6 was mapped to

8         Narragansett's Rate G-32 and G-62. Blackstone/Newport's Rate H-1 was mapped to

9         Narragansett's Rates C-06, G-02, and G-32. Newport's Rate C-1 was mapped to

10        Narragansett's Rate N-01, which is a new rate and is described in greater detail in Mr.

11        Molloy's testimony.

12

13   Q.   Were any of Blackstone/Newport's general service customers mapped to Narragansett's

14        Rates E-40 and T-06?

15   A.   No. Blackstone/Newport does not have any customers who qualify for Narragansett Rate

16        E-40, and Narragansett Rate T-06 is closed to new customers.

17

18   Q.   How were Blackstone/Newport's auxiliary service Rates A-4 and A-6 mapped to

19        Narragansett's rates?

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of J. J. Bonner
                                                                                       Page 13 of 22


1    A.   Blackstone/Newport offers two auxiliary service rates: Large Secondary Voltage Auxiliary

2         General Retail Delivery Service Rate A-4 and Large Primary Voltage Auxiliary General

3         Retail Delivery Service Rate A-6.

4

5         Narragansett's auxiliary service rate offerings are more extensive than

6         Blackstone/Newport's. Narragansett offers rates that are applicable to partial

7         requirements customers whose total electric service requirements exceed 30 kW, while

8         Blackstone/Newport offers rates that are applicable to partial requirements customers

9         whose total electric service requirements exceed 500 kW.

10

11        The availability provisions of Narragansett's auxiliary rates, their "B" series rates,

12        correspond with the availability provisions of the general service rates having the same

13        numerical suffix. Thus, Narragansett's Rate B-06 is available to customers who supply

14        part of their load from on-site generation and who would otherwise be served by

15        Narragansett's Rate C-06. Likewise, Narragansett's Rate B-32 is available to partial

16        requirements customers who would otherwise be served by Narragansett's Rate G-32.

17        And, Narragansett's Rate B-62 is available to partial requirements customers who would

18        otherwise be served by Narragansett's Rate G-62.

19

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of J. J. Bonner
                                                                                       Page 14 of 22


1         Blackstone/Newport's Rate A-4 would be mapped to Narragansett's Rate B-06; however,

2         there are no customers on this rate; Blackstone/Newport's Rate A-6 was mapped to

3         Narragansett's Rate B-32.

4

5    Q.   How were Blackstone/Newport's supplementary service rates mapped to Narragansett's

6         rates?

7    A.   To determine the proper mapping of Blackstone/Newport's customers who receive part of

8         their service under a supplementary rate, the supplementary rate was paired with the

9         principal rate for each customer. The supplementary rate was then mapped to the

10        Narragansett rate that corresponded to the customer's principal rate. Thus, the residential

11        portion of Blackstone/Newport's Rate W-1 was mapped to Narragansett's Rate A-16, and

12        the non-residential portion of Blackstone/Newport's Rate W-1 was mapped to

13        Narragansett's Rate C-06. Blackstone's Rate H-2 was mapped to three of Narragansett's

14        rates: Rates C-06, G-02, and G-32. Newport's Rate H-2 was mapped to two of

15        Narragansett's rates: Rates C-06 and G-02.

16

17   Q.   Were any Blackstone/Newport supplementary rates mapped to Narragansett's

18        supplementary rate, Rate V-02?

19   A.   No. Although Limited Service - Business Space Heating Rate V-02 is comparable to

20        Blackstone/Newport's Rate H-2, it is closed to new customers.

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of J. J. Bonner
                                                                                       Page 15 of 22


1    Q.   How was Blackstone/Newport's lighting service rate mapped to Narragansett's lighting

2         service rates?

3    A.   Blackstone/Newport offers only one lighting service rate to its customers, Rate S-1.

4         Blackstone/Newport's Rate S-1 provides customers with a wide choice of lighting fixtures

5         (streetlights, floodlights, and area lights) mounted on distribution or specialty lighting

6         poles served from overhead or underground conductors. All lighting equipment

7         (luminaires, poles, conductors, etc.) required to provide service under Rate S-1 is

8         furnished, installed, owned, and maintained by Blackstone/Newport. For certain fixture-pole

9         combinations, Blackstone/Newport permits customers to pay the initial cost of

10        installation by a contribution in aid of construction to obtain a lower monthly rate.

11

12        Although it appears that Narragansett offers more lighting rates than does

13        Blackstone/Newport, in fact, Narragansett offers only one. Three of Narragansett's

14        lighting rates are frozen: Rates R-02, S-10, and S-12. Only Rate S-14 is currently

15        available for new installations.

16

17        Blackstone/Newport's Rate S-1 was mapped to Narragansett's Rate S-14.

18

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of J. J. Bonner
                                                                                       Page 16 of 22


1    IV.  Derivation of Billing Determinants for Blackstone/Newport's Customers
2         Under Narragansett's Rates

3    Q.   Please summarize how billing determinants for Blackstone/Newport's customers under

4         Narragansett's rates were derived.

5    A.   Billing determinants are customer usage parameters that are applied to the component

6         charges of a rate schedule to calculate a customer's bill. Examples of commonly used

7         billing determinants are the number of bills, monthly energy consumption, and monthly

8         maximum demand. The precise definition of a billing determinant is dependent upon the

9         rate to which it is applied. Consequently, the derivation of billing determinants for a

10        customer to be transferred from one rate to another depends upon the rate to which the

11        customer is to be transferred.

12

13        In some cases, the billing determinants for Blackstone/Newport's customers under

14        Narragansett's rates are the same determinants Blackstone/Newport uses to bill these

15        same customers under its rates. This is exactly the case for Blackstone/Newport's

16        customers served under Rates R-1, R-2, R-3, R-4, G-1, W-1, and S-1 that will be

17        transferred to Narragansett's Rates A-16, A-32, A-60, C-06, and S-14.

18

19        In all other cases, the billing determinants for Blackstone/Newport's customers under

20        Narragansett's rates had to be calculated or estimated, at least for some of the customers

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of J. J. Bonner
                                                                                       Page 17 of 22


1         being transferred from a particular Blackstone/Newport rate to a particular Narragansett

2         rate. All of Blackstone/Newport's customers served under its general service rates, other

3         than Rate G-1 customers, and all of Blackstone/Newport's customers served under its

4         supplementary rates required the calculation or estimation of billing determinants under

5         Narragansett's rates.

6

7         Exhibit JJB-3 and Exhibit JJB-4 show the billing determinants for each Blackstone and

8         Newport to Narragansett rate mapping, respectively. Each Blackstone/Newport rate

9         mapping is shown on a separate page, and, where appropriate, explanatory notes detailing

10        how the billing determinants were derived is included on the page.

11

12   Q.   Why was it necessary to estimate billing determinants for some customers?

13   A.   Estimated billing determinants, particularly billing demands, for customers were used

14        where Blackstone/Newport's definition of a billing determinant differs from

15        Narragansett's and/or where Blackstone/Newport does not record, or does not have

16        readily available, the data required to calculate the determinant. For example,

17        Blackstone/Newport's Rate H-1 non-demand metered customers transferring to

18        Narragansett's demand metered Rates G-02 and G-32 required the estimation of billing

19        demands. Exhibits JJB-3 and JJB-4 detail each instance where estimated determinants

20        were required.

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of J. J. Bonner
                                                                                       Page 18 of 22


1    Q.   In general, is Blackstone/Newport's definition of billing demand for its general service

2         rates substantially different from Narragansett's?

3    A.   Yes, it is. Although both companies define demand as a fifteen-minute integrated demand,

4         the determination of billing demand from raw demand data is generally more complicated

5         under Narragansett's rates than it is under Blackstone/Newport's rates.

6

7         Blackstone/Newport generally defines billing demand as the maximum demand over all

8         hours for non-time-differentiated rates and as the maximum demand within peak hours for

9         time-differentiated rates.

10

11        Narragansett generally determines billing demand as the largest of several demands. For

12        example, Narragansett defines billing demand for their Rate G-32 customers as the

13        greatest of the following:

14             (a)  The greatest fifteen-minute demand occurring in such month during Peak

15                  or Shoulder hours as measured in kilowatts,

16             (b)  80% of the greatest fifteen-minute demand occurring in such month during

17                  Peak or Shoulder hours as measured in kilovolt-amperes,

18             (c)  50% of the greatest fifteen-minute demand occurring in such month during

19                  Off-Peak Hours as measured in kilowatts,

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of J. J. Bonner
                                                                                       Page 19 of 22


1              (d)  40% of the greatest fifteen-minute demand occurring in such month during

2                   Off-Peak Hours as measured in kilovolt-amperes,

3              (e)  75% of the greatest billing demand as determined above during the

4                   preceding eleven months, or

5              (f)  10 kilowatts.

6         Similar "greatest of" criteria are used to determine billing demand under other

7         Narragansett demand metered rates.

8

9    Q.   Is Blackstone/Newport's definition of time periods for its time-differentiated general

10        service rates substantially different from Narragansett's?

11   A.   Yes, it is. Blackstone/Newport use a two-part definition with relatively short peak hour

12        periods. Narragansett uses a three-part time period definition and relatively long

13        peak-shoulder hour periods.

14

15        Blackstone defines its time periods for all time-differentiated rates as follows:

16                  Peak Hours

17                  Monday through Friday excluding holidays:

18                  April through September,           11:00 a.m. to 4:00 p.m.

19                  October through March,             8:00 a.m. to 12:00 noon, and

20                                                     4:00 p.m. to 7:00 p.m.

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of J. J. Bonner
                                                                                       Page 20 of 22


1                   Off-Peak Hours

2                   All other hours.

3         Newport's time periods are slightly differ from Blackstone's and are as follows for all

4         time-differentiated rates:

5                   Peak Hours

6                   Monday through Friday excluding holidays:

7                   May through September,             10:00 a.m. to 4:00 p.m.

8                   October through April,             9:00 a.m. to 12:00 noon, and

9                                                      5:00 p.m. to 8:00 p.m.

10                  Off-Peak Hours

11                  All other hours.

12        Narragansett defines its time periods as follows:

13                  Peak Hours

14                  Monday through Friday excluding holidays:

15                  June through September,            9:00 a.m. to 6:00 p.m.

16                  December through February,         8:00 a.m. to 8:00 p.m.

17                  Shoulder Hours

18                  Monday through Friday excluding holidays:

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of J. J. Bonner
                                                                                       Page 21 of 22


1                   June through September,            8:00 a.m. to 9:00 a.m., and

2                                                      6:00 p.m. to 10:00 p.m.

3                   December through February,         7:00 a.m. to 8:00 a.m., and

4                                                      8:00 p.m. to 10:00 p.m.

5                   October through November and March through May,

6                                                      8:00 a.m. to 9:00 p.m.

7                   Off-Peak Hours

8                   All other hours.

9         All companies define holidays as follows:

10                  New Year's Day                     Columbus Day

11                  President's Day                    Veteran's Day

12                  Memorial Day                       Thanksgiving Day

13                  Independence Day                   Christmas Day

14                  Labor Day

15

16   Q.   Are the differences in the definition of billing demand and TOU time periods between

17        Blackstone/Newport and Narragansett taken into consideration in the estimation of billing

18        determinants for affected rate classes.

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                         R.I.P.U.C. Docket No. _____
                                                                           Testimony of J. J. Bonner
                                                                                       Page 22 of 22


1    A.   Yes. As shown in Exhibit JJB-3 and Exhibit JJB-4, these definitional differences are taken

2         into account. Where such considerations were material, they are so noted on the

3         individual pages of the exhibit.

4

5    Q.   Does this conclude your testimony?

6    A.   Yes, it does.

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______



                                  Exhibits
                                     of
                            James J.Bonner, Jr.


 JJB-1     Blackstone - Comparison of Availability Provisions of Rates

 JJB-2     Newport - Comparison of Availability Provisions of Rates

 JJB-3     Blackstone - Billing Determinants

 JJB-4     Newport - Billing Determinants

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Exhibit JJB-1



                               Exhibit JJB-1

        Blackstone - Comparison of Availability Provisions of Rates

                                           Narragansett Electric Company
                                           Blackstone Valley Electric Company
                                           R.I.P.U.C. Docket No. _______
                                           Exhibit JJB-1
                                           Page 1 of 7


                     THE NARRAGANSETT ELECTRIC COMPANY
                     BLACKSTONE VALLEY ELECTRIC COMPANY

               COMPARISON OF AVAILABILITY PROVISIONS OF RATES


                             BLACKSTONE'S RATE

RESIDENTIAL RETAIL DELIVERY SERVICE RATE R-1

Available only to residential customers whose energy consumption is
<30,000 kWh.

                            NARRAGANSETT'S RATE

BASIC RESIDENTIAL RATE A-16

Available for all domestic purposes in an individual private dwelling or an individual private apartment. Notwithstanding the foregoing, service is not available under this rate for any customer required to take service on the Residential Time-of-Use Rate A-32. Service is also available for farm customers where all electricity is delivered by the Company.

RESIDENTIAL WATER HEATING CONTROL RATE A-18

This rate is closed to new customers as of January 1, 1998. Available for all domestic purposes wherein the customer has installed and has in regular operation an electric water heater.



                             BLACKSTONE'S RATE

RESIDENTIAL SSI RETAIL DELIVERY SERVICE RATE R-2

Available to residential Customers that meet the following criteria:

1.  Must be the head of a household or principal wage earner.

2. Must be presently receiving Supplemental Security income from the Social Security Administration or one of the following from the appropriate Rhode Island agencies: Medicaid, Food Stamps, General Public Assistance or Aid to Families with Dependent Children.

                            NARRAGANSETT'S RATE

LOW INCOME RATE A-60

Available only to currently qualified customers for all domestic purposes in an individual private dwelling or an individual apartment, providing such customer meets both of the following criteria:

1.  Must be the head of a household or principal wage earner.

2. Must be presently receiving Supplemental Security Income from the Social Security Administration or one of the following from the appropriate Rhode Island agencies: Medicaid, Food Stamps, General Public Assistance or Aid to Families with Dependent Children.



                             BLACKSTONE'S RATE

RESIDENTIAL SPACE HEATING RETAIL DELIVERY SERVICE RATE R-3

Closed to new customers. Available only to residential customers where electricity is the sole source of energy used for comfort heating and water heating and energy consumption is <30,000 kWh.

                                           Narragansett Electric Company
                                           Blackstone Valley Electric Company
                                           R.I.P.U.C. Docket No. ________
                                           Exhibit JJB-1
                                           Page 2 of 7


                             BLACKSTONE'S RATE

LARGE RESIDENTIAL RETAIL DELIVERY SERVICE RATE R-4

Available to residential customers whose actual or estimated energy consumption is at least 6,000 kWh but < 30,000 kWh.

                            NARRAGANSETT'S RATE

RESIDENTIAL TIME-OF-USE RATE A-32

Available for all domestic purposes in an individual private dwelling or an individual private apartment. Service is also available for farm customers where delivery is provided by the Company. A church and adjacent buildings owned and operated by the church may be served under this rate, but any such buildings separated by public ways must be billed separately.

The Company will require any Customer taking service on the Basic Residential Rate A- 16 or the Residential Water Heater Control Rate A- 18 to take service on this rate if the Customer's usage for the previous 12 months exceeds 30,000 kWh. The Company will require any new customer to take service under this rate if the Company estimates that the Customer's annual usage will exceed 30,000 kWh. A Customer who has been placed on this rate pursuant to this paragraph may transfer to another available rate if the Customer's usage for the previous 12 months is less than 24,000 kWh.

RESIDENTIAL STORAGE HEATING RATE E-30

Available to customers who were served under Limited Residential Service - Storage Heating (E01) on July 1, 1990.

GENERAL C&I BACK-UP SERVICE RATE B-02

Apply to Customers in the class identified below: (I) who receive all or any portion of their electric supply from non-emergency generation unit(s) with a nameplate rating greater than 30 kW ("Generation Units"), where electricity received by the Customer from the Generation Units is not being delivered over Company-owned distribution facilities pursuant to an applicable retail delivery tariff, and (ii) who expect the Company to provide retail delivery service to supply the Customer's load at the service location when the Generation Units are not supplying all of that load.

                                           Narragansett Electric Company
                                           Blackstone Valley Electric Company
                                           R.I.P.U.C. Docket No. _______
                                           Exhibit JJB-1
                                           Page 3 of 7



                             BLACKSTONE'S RATE

SMALL SECONDARY VOLTAGE GENERAL RETAIL DELIVERY SERVICE RATE G-1

Available to customers whose actual or estimated average monthly demand is less than 500 kW and annual energy consumption is less than 54,000 kWh.

                            NARRAGANSETT'S RATE

SMALL C&I RATE C-06

Available for all purposes. The Company may require any customer with a 12-month average demand greater than 200 kW to take service on the 200 kW Demand Rate G-32. If any electricity is delivered hereunder at a given location, then all electricity delivered by the Company at such location shall be delivered hereunder, except such electricity as may be delivered under the provisions of the Limited Service - Business Space Heating (V-02) rate.

STORAGE COOLING RATE E-40

Available to any customer solely for use in operating a full storage air conditioning system.



                             BLACKSTONE'S RATE

MEDIUM SECONDARY VOLTAGE GENERAL RETAIL DELIVERY SERVICE RATE G-2

Available only to customers whose actual or estimated average monthly demand is less than 500 kW and whose actual or estimated annual energy consumption is 54,000 kWh or more.

                            NARRAGANSETT'S RATE

GENERAL C&I RATE G-02

Available for all purposes to customers with a Demand of 10 kW or more. The Company may require any customer with a 12-month average Demand greater than 200 kW to take service on the 200 kW Demand Rate G-32.



                             BLACKSTONE'S RATE

MEDIUM PRIMARY VOLTAGE GENERAL RETAIL DELIVERY SERVICE RATE G-5

Available only to customers whose actual or estimated average monthly demand is at least 15 kW but less than 500 kW or whose actual or estimated annual energy consumption is 54,000 kWh or more.

                            NARRAGANSETT'S RATE

200 KW DEMAND RATE G-32

The Company shall place on this rate any customer who has a 12-month average Demand of 200 kW or greater for 3 consecutive months as soon as practicable.



                             BLACKSTONE'S RATE

LARGE SECONDARY VOLTAGE GENERAL RETAIL DELIVERY SERVICE RATE T-4

Mandatory for all customers whose actual or estimated average monthly demand is 500 kW or more.

                                           Narragansett Electric Company
                                           Blackstone Valley Electric Company
                                           R.I.P.U.C. Docket No. _______
                                           Exhibit JJB-1
                                           Page 4 of 7



                             BLACKSTONE'S RATE

LARGE PRIMARY VOLTAGE GENERAL RETAIL DELIVERY SERVICE RATE T-6

Mandatory for all customers whose actual or estimated average monthly demand is 500 kW or more.

                            NARRAGANSETT'S RATE

3000 KW DEMAND RATE G-62

The Company shall place on this rate any customer who has a 12-month maximum Demand of 3,000 kW or greater. Delivery service can be taken under this rate by customers who do not meet the qualifications on a voluntary basis. New Customers: Delivery service will initially be taken under this rate by any new customer who requests delivery service capability of 3,375 kVA or greater. Transfers From Rate G-62: Any customer whose 12-month maximum demand is less than 2,700 kW for twelve consecutive months may elect to transfer from the 3,000 kW Demand Rate G-62 to another available rate.



                             BLACKSTONE'S RATE

LARGE SECONDARY VOLTAGE AUXILIARY GENERAL RETAIL DELIVERY SERVICE RATE A-4

Available to any Customer served at secondary voltage, who furnishes its own electric power supply for all or part of its total electric retail delivery service requirements.

                            NARRAGANSETT'S RATE

SMALL C&I BACK-UP SERVICE RATE B-06

Apply to Customers in the class identified below: (I) who receive all or any portion of their electric supply from non-emergency generation unit(s) with a nameplate rating greater than 30 kW ("Generation Units"), where electricity received by the Customer from the Generation Units is not being delivered over Company-owned distribution facilities pursuant to an applicable retail delivery tariff, and (ii) who expect the Company to provide retail delivery service to supply the Customer's load at the service location when the Generation Units are not supplying all of that load. Electric delivery service under this rate is applicable to those Customers being served by Generation Unit(s) installed on or after April 1, 1998 and would otherwise be served under the Company's Small C&I Rate C-06 if the Generation Units were not supplying electricity to the Customer. This tariff shall not apply to customers with a contracted demand of 25 kVA or less.

                                           Narragansett Electric Company
                                           Blackstone Valley Electric Company
                                           R.I.P.U.C. Docket No. _______
                                           Exhibit JJB-1
                                           Page 5 of



                             BLACKSTONE'S RATE

LARGE PRIMARY VOLTAGE AUXILIARY GENERAL RETAIL DELIVERY SERVICE RATE A-6

Available to any Customer served at primary voltage, who furnishes its own electric power supply for all or part of its total electric retail delivery service requirements.

                            NARRAGANSETT'S RATE

200 KW DEMAND BACK-UP SERVICE RATE B-32

This service shall apply to Customers in the class identified below:

(I) who receive all or any portion of their electric supply from non-emergency generation unit(s) with a nameplate rating greater than 30 kW ("Generation Units"), where electricity received by the Customer from the Generation Units is not being delivered over Company-owned distribution facilities pursuant to an applicable retail delivery tariff, and (ii) who expect the Company to provide retail delivery service to supply the Customer's load at the service location when the Generation Units are not supplying all of that load.

3,000 KW DEMAND BACK-UP SERVICE RATE B-62

This service shall apply to Customers in the class identified below:

(I) who receive all or any portion of their electric supply from non-emergency generation unit(s) with a nameplate rating greater than 30 kW ("Generation Units"), where electricity received by the Customer from the Generation Units is not being delivered over Company-owned distribution facilities pursuant to an applicable retail delivery tariff, and (ii) who expect the Company to provide retail delivery service to supply the Customer's load at the service location when the Generation Units are not supplying all of that load. Electric delivery service under this rate is applicable to those Customers being served by Generation Unit(s) installed on or after April 1, 1998 and would otherwise be served under the Company's 3,000 kW Demand Rate G-62 if the Generation Units were not supplying electricity to the Customer. This tariff shall not apply to customers with a contracted demand of 25 kVA or less.

                                           Narragansett Electric Company
                                           Blackstone Valley Electric Company
                                           R.I.P.U.C. Docket No. _______
                                           Exhibit JJB-1
                                           Page 6 of 7



                            NARRAGANSETT'S RATE

LIMITED SERVICE - ALL ELECTRIC LIVING RATE T-06

The availability of this rate is limited to those customers who were served under Limited Service - All Electric Living Rate T, on May 1, 1984 and have continuously been served under the AllElectric Living Rate since that date.

LIMITED SERVICE - BUSINESS SPACE HEATING RATE V-02

The availability of this rate is limited to those customers who were served under Limited Service - Business Space Heating Rate V on May 1, 1984 and have continuously been served under the Business Space Heating Rate since that date.



                             BLACKSTONE'S RATE

GENERAL SPACE HEATING RETAIL DELIVERY SERVICE RATE H-1

Closed to new Customers. Available only to Customers whose actual or estimated average monthly demand is < 500 kW that were taking service from the former Total Electric Living Rate -Limited, R.I.P.U.C. No. 205-L prior to April 1, 1988.

GENERAL HEATING RETAIL DELIVERY SERVICE RATE H-2

Closed to new Customers. Available to customers that were taking service under the Special Space Heating Provision - Limited of former General Service Rate R.I.P.U.C. No. 201-N prior to April 1, 1988.

CONTROLLED WATER HEATING RETAIL DELIVERY SERVICE RATE W-1

Closed to new Customers. Available to Customers that were taking retail delivery service from the Company under former Controlled Off-Peak Rate, R.I.P.U.C. No. 102-N before 10-28-92.

                                           Narragansett Electric Company
                                           Blackstone Valley Electric Company
                                           R.I.P.U.C. Docket No. ________
                                           Exhibit JJB-1
                                           Page 7 of 7



                            NARRAGANSETT'S RATE

LIMITED TRAFFIC SIGNAL SERVICE RATE R-02

Availability of this rate is limited to the following customers and locations: those customers and locations who were served under Traffic Signal Rate R - R.I.P.U.C. No. 937 on May 10, 1992.

LIMITED SERVICE - PRIVATE LIGHTING RATE S-10

Private lighting and floodlighting service is available under this rate to any Customer who prior to the date of this rate was served on Limited Service-Private Lighting Rate S-6, R.I.P.U.C. No. 872. There will be no new installations or relocations under this rate.

LIMITED STREET LIGHTING RATE S-12

Street Lighting Service is available under this rate to any Customer who prior to the date of this rate was served on Limited Street Lighting Service (S-7), R.I.P.U.C. NO. 873. There will be no installations or relocations under this rate.



                             BLACKSTONE'S RATE

LIGHTING RETAIL DELIVERY SERVICE RATE S-1

Available to all Customers where electricity is supplied to lighting equipment owned and maintained by the Company on Company owned poles, for dusk-to-dawn operation of approximately 4,000 burning hours per year.

                            NARRAGANSETT'S RATE

GENERAL STREETLIGHTING SERVICE RATE S-14

Street Lighting Service is available under this rate to any city, town, or other public authority hereinafter referred to as the Customer, in accordance with the provisions and the specifications hereinafter set forth for all installations made after January 1, 1990.

 1. For municipally-owned or accepted roadways, which includes those classified as "private ways" for which a municipality has agreed to supply street lighting service.

 2. Service under this rate is contingent upon Company ownership and maintenance of street lighting equipment.

 3. Service under this rate is not available for limited access highways or the access and egress ramps.

 4. Service under this rate is available to private contractors for street lighting service for streets which have not yet been accepted by the municipality.

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Exhibit JJB-2



                               Exhibit JJB-2

          Newport - Comparison of Availability Provisions of Rates

                                                Narragansett Electric Company
                                                Newport Electric Corporation
                                                R.I.P.U.C. Docket No. _______
                                                Exhibit JJB-2
                                                Page 1 of 7



                     THE NARRAGANSETT ELECTRIC COMPANY
                          NEWPORT ELECTRIC COMPANY

               COMPARISON OF AVAILABILITY PROVISIONS OF RATES



                               NEWPORT'S RATE

RESIDENTIAL RETAIL DELIVERY SERVICE RATE R-1

Available only to residential customers whose energy consumption is
<30,000 kWh.

                            NARRAGANSETT'S RATE

BASIC RESIDENTIAL RATE A-16

Available for all domestic purposes in an individual private dwelling or an individual private apartment. Notwithstanding the foregoing, service is not available under this rate for any customer required to take service on the Residential Time-of-Use Rate A-32. Service is also available for farm customers where all electricity is delivered by the Company.

RESIDENTIAL WATER HEATING CONTROL RATE A-18

This rate is closed to new customers as of January 1, 1998, Available for all domestic purposes wherein the customer has installed and has in regular operation an electric water heater.



                               NEWPORT'S RATE

RESIDENTIAL SSI RETAIL DELIVERY SERVICE RATE R-2

Available to residential Customers that meet the following criteria:

1.  Must be the head of a household or principal wage earner.

2. Must be presently receiving Supplemental Security Income from the Social Security Administration or one of the following from the appropriate Rhode Island agencies: Medicaid, Food Stamps, General Public Assistance or Aid to Families with Dependent Children.

                            NARRAGANSETT'S RATE

LOW INCOME RATE A-60

Available only to currently qualified customers for all domestic purposes in an individual private dwelling or an individual apartment, providing such customer meets both of the following criteria:

1.  Must be the head of a household or principal wage earner.

2. Must be presently receiving Supplemental Security Income from the Social Security Administration or one of the following from the appropriate Rhode Island agencies: Medicaid, Food Stamps, General Public Assistance or Aid to Families with Dependent Children.

                                                Narragansett Electric Company
                                                Newport Electric Corporation
                                                R.I.P.U.C. Docket No. _______
                                                Exhibit JJB-2
                                                Page 2 of 7



                               NEWPORT'S RATE

LARGE RESIDENTIAL RETAIL DELIVERY SERVICE RATE R-4

Available to residential customers whose actual or estimated energy consumption is at least 6,000 kWh but < 30,000 kWh.

                            NARRAGANSETT'S RATE

RESIDENTIAL TIME-OF-USE RATE A-32

Available for all domestic purposes in an individual private dwelling or an individual private apartment. Service is also available for farm customers where delivery is provided by the Company. A church and adjacent buildings owned and operated by the church may be served under this rate, but any such buildings separated by public ways must be billed separately.

The Company will require any Customer taking service on the Basic Residential Rate A-16 or the Residential Water Heater Control Rate A-18
to take service on this rate if the Customer's usage for the previous 12 months exceeds 30,000 kWh. The Company will require any new customer to take service under this rate if the Company estimates that the Customer's annual usage will exceed 30,000 kWh. A Customer who has been placed on this rate pursuant to this paragraph may transfer to another available rate if the Customer's usage for the previous 12 months is less than 24,000 kWh.

RESIDENTIAL STORAGE HEATING RATE E-30

Available to customers who were served under Limited Residential Service - Storage Heating (E-01) on July 1, 1990.

GENERAL C&I BACK-UP SERVICE RATE B-02

Apply to Customers in the class identified below: (I) who receive all or any portion of their electric supply from non-emergency generation unit(s) with a nameplate rating greater than 30 kW ("Generation Units"), where electricity received by the Customer from the Generation Units is not being delivered over Company-owned distribution facilities pursuant to an applicable retail delivery tariff, and (ii) who expect the Company to provide retail delivery service to supply the Customer's load at the service location when the Generation Units are not supplying all of that load.

                                                Narragansett Electric Company
                                                Newport Electric Corporation
                                                R.I.P.U.C. Docket No. _______
                                                Exhibit JJB-2
                                                Page 3 of 7



                               NEWPORT'S RATE

SMALL SECONDARY VOLTAGE GENERAL RETAIL DELIVERY SERVICE RATE G-1

Available to customers whose actual or estimated average monthly demand is less than 500 kW and annual energy consumption is less than 54,000 kWh.

                            NARRAGANSETT'S RATE

SMALL C&I RATE C-06

Available for all purposes. The Company may require any customer with a 12-month average demand greater than 200 kW to take service on the 200 kW Demand Rate G-32. If any electricity is delivered hereunder at a given location, then all electricity delivered by the Company at such location shall be delivered hereunder, except such electricity as may be delivered under the provisions of the Limited Service - Business Space Heating (V-02) rate.

STORAGE COOLING RATE E40

Available to any customer solely for use in operating a full storage air conditioning system.



                               NEWPORT'S RATE

MEDIUM SECONDARY VOLTAGE GENERAL RETAIL DELIVERY SERVICE RATE G-2

Available only to customers whose actual or estimated average monthly demand is less than 500 kW and whose actual or estimated annual energy consumption is 54,000 kWh or more.

                            NARRAGANSETT'S RATE

GENERAL C&I RATE G-02

Available for all purposes to customers with a Demand of 10 kW or more. The Company may require any customer with a 12-month average Demand greater than 200 kW to take service on the 200 kW Demand Rate G-32.



                               NEWPORT'S RATE

MEDIUM PRIMARY VOLTAGE GENERAL RETAIL DELIVERY SERVICE RATE G-5

Available only to customers whose actual or estimated average monthly demand is at least 15 kW but less than 500 kW or whose actual or estimated annual energy consumption is 54,000 kWh or more.

                            NARRAGANSETT'S RATE

200 KW DEMAND RATE G-32

The Company shall place on this rate any customer who has a 12-month average Demand of 200 kW or greater for 3 consecutive months as soon as practicable.



                               NEWPORT'S RATE

LARGE SECONDARY VOLTAGE GENERAL RETAIL DELIVERY SERVICE RATE T-4

Mandatory for all customers whose actual or estimated average monthly demand is 500 kW or more.

                                                Narragansett Electric Company
                                                Newport Electric Corporation
                                                R.I.P.U.C. Docket No. _______
                                                Exhibit JJB-2
                                                Page 4 of 7



                               NEWPORT'S RATE

LARGE PRIMARY VOLTAGE GENERAL RETAIL DELIVERY SERVICE RATE T-6

Mandatory for all customers whose actual or estimated average monthly demand is 500 kW or more.

                            NARRAGANSETT'S RATE

3000 KW DEMAND RATE G-62

The Company shall place on this rate any customer who has a 12-month maximum Demand of 3,000 kW or greater. Delivery service can be taken under this rate by customers who do not meet the qualifications on a voluntary basis. New Customers: Delivery service will initially be taken under this rate by any new customer who requests delivery service capability of 3,375 kVA or greater. Transfers From Rate G-62: Any customer whose 12-month maximum demand is less than 2,700 kW for twelve consecutive months may elect to transfer from the 3,000 kW Demand Rate G-62 to another available rate.



                               NEWPORT'S RATE

TRANSMISSION VOLTAGE GENERAL RETAIL DELIVERY SERVICE RATE C-1

Available only to the Dept. of the Navy under the provisions of the contract dated May 1, 1961.



                               NEWPORT'S RATE

LARGE SECONDARY VOLTAGE AUXILIARY GENERAL RETAIL DELIVERY SERVICE RATE A-4

Available to any Customer served at secondary voltage, who furnishes its own electric power supply for all or part of its total electric retail delivery service requirements.

                            NARRAGANSETT'S RATE

SMALL C&I BACK-UP SERVICE RATE B-06

Apply to Customers in the class identified below:

(I) who receive all or any portion of their electric supply from non-emergency generation unit(s) with a nameplate rating greater than 30 kW ("Generation Units"), where electricity received by the Customer from the Generation Units is not being delivered over Company-owned distribution facilities pursuant to an applicable retail delivery tariff, and (ii) who expect the Company to provide retail delivery service to supply the Customer's load at the service location when the Generation Units are not supplying all of that load.

Electric delivery service under this rate is applicable to those Customers being served by Generation Unit(s) installed on or after April 1, 1998 and would otherwise be served under the Company's Small C&I Rate C-06 if the Generation Units were not supplying electricity to the Customer. This tariff shall not apply to customers with a contracted demand of 25 kVA or less.

                                                Narragansett Electric Company
                                                Newport Electric Corporation
                                                R.I.P.U.C. Docket No. _______
                                                Exhibit JJB-2
                                                Page 5 of 7



                               NEWPORT'S RATE

LARGE PRIMARY VOLTAGE AUXILIARY GENERAL RETAIL DELIVERY SERVICE RATE A-6

Available to any Customer served at primary voltage, who furnishes its own electric power supply for all or part of its total electric retail delivery service requirements.

                            NARRAGANSETT'S RATE

200 KW DEMAND BACK-UP SERVICE RATE B-32

This service shall apply to Customers in the class identified below:

(I) who receive all or any portion of their electric supply from non-emergency generation unit(s) with a nameplate rating greater than 30 kW ("Generation Units"), where electricity received by the Customer from the Generation Units is not being delivered over Company-owned distribution facilities pursuant to an applicable retail delivery tariff, and (ii) who expect the Company to provide retail delivery service to supply the Customer's load at the service location when the Generation Units are not supplying all of that load.

3,000 KW DEMAND BACK-UP SERVICE RATE B-62

This service shall apply to Customers in the class identified below:

(I) who receive all or any portion of their electric supply from non-emergency generation unit(s) with a nameplate rating greater than 30 kW ("Generation Units"), where electricity received by the Customer from the Generation Units is not being delivered over Company-owned distribution facilities pursuant to an applicable retail delivery tariff, and (ii) who expect the Company to provide retail delivery service to supply the Customer's load at the service location when the Generation Units are not supplying all of that load. Electric delivery service under this rate is applicable to those Customers being served by Generation Unit(s) installed on or after April 1, 1998 and would otherwise be served under the Company's 3,000, kW Demand Rate G-62 if the Generation Units were not supplying electricity to the Customer. This tariff shall not apply to customers with a contracted demand of 25 kVA or less.

                                                 Narragansett Electric Company
                                                 Newport Electric Corporation
                                                 R.I.P.U.C. Docket No. _______
                                                 Exhibit JJB-2
                                                 Page 6 of 7



                            NARRAGANSETT'S RATE

LIMITED SERVICE - ALL ELECTRIC LIVING RATE T-06

The availability of this rate is limited to those customers who were served under Limited Service - All Electric Living Rate T, on May 1, 1984 and have continuously been served under the All Electric Living Rate since that date.



                               NEWPORT'S RATE

GENERAL SPACE HEATING RETAIL DELIVERY SERVICE RATE H-1

Closed to new Customers. Available only to Customers whose actual or estimated average monthly demand is < 500 kW that were taking service from the former Total Electric Living Rate -Limited, R.I.P.U.C. No. 205-L prior to April 1, 1988.

                            NARRAGANSETT'S RATE

LIMITED SERVICE - BUSINESS SPACE HEATING RATE V-02

The availability of this rate is limited to those customers who were served wider Limited Service - Business Space Heating Rate V on May 1, 1984 and have continuously been served under the Business Space Heating Rate since that date.



                               NEWPORT'S RATE

GENERAL HEATING RETAIL DELIVERY SERVICE RATE H-2

Closed to new Customers. Available to customers that were taking service under the Special Space Heating Provision - Limited of former General Service Rate R.I.P.U.C. No. 201-N prior to April 1, 1988.

CONTROLLED WATER HEATING RETAIL DELIVERY SERVICE RATE W-1

Closed to new Customers. Available to Customers that were taking retail delivery service from the Company under former Controlled Off-Peak Rate, R.I.P.U.C. No. 102-N before 10-28-92.

                                                Narragansett Electric Company
                                                Newport Electric Corporation
                                                R.I.P.U.C. Docket No. _______
                                                Exhibit JJB-2
                                                Page 7 of 7



                            NARRAGANSETT'S RATE

LIMITED TRAFFIC SIGNAL SERVICE RATE R-02

Availability of this rate is limited to the following customers and locations: those customers and locations who were served under Traffic Signal Rate R - R.I.P.U.C. No. 937 on May 10, 1992.

LIMITED SERVICE - PRIVATE LIGHTING RATE S-10

Private lighting and floodlighting service is available under this rate to any Customer who prior to the date of this rate was served on Limited Service-Private Lighting Rate S-6, R.I.P.U.C. No. 872. There will be no new installations or relocations under this rate.

LIMITED STREET LIGHTING RATE S-12

Street Lighting Service is available under this rate to any Customer who prior to the date of this rate was served on Limited Street Lighting Service (S-7), R.I.P.U.C. NO. 873. There will be no installations or relocations under this rate.



                               NEWPORT'S RATE

LIGHTING RETAIL DELIVERY SERVICE RATE S-1

Available to all Customers where electricity is supplied to lighting equipment owned and maintained by the Company on Company owned poles, for dusk-to-dawn operation of approximately 4,000 burning hours per year.

                            NARRAGANSETT'S RATE

GENERAL STREETLIGHTING SERVICE RATE S-14

Street Lighting Service is available under this rate to any city, town, or other public authority hereinafter referred to as the Customer, in accordance with the provisions and the specifications hereinafter set forth for all installations made after January 1, 1990.

1. For municipally-owned or accepted roadways, which includes those classified as "private ways" for which a municipality has agreed to supply street lighting service.

2. Service under this rate is contingent upon Company ownership and maintenance of street lighting equipment.

3. Service under this rate is not available for limited access highways or the access and egress ramps.

4. Service under this rate is available to private contractors for street lighting service for streets which have not yet been accepted by the municipality.

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Exhibit JJB-3



                               Exhibit JJB-3

                     Blackstone - Billing Determinants

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                       R.I.P.U.C. Docket No. _______
                                                                                     Exhibit JJB - 3
                                                                                        Page 1 of 16

                                    Narragansett Electric Company
                                 Blackstone Valley Electric Company
                            Apportionment of Company Billing Determinants
                         Year Ending December 31, 1998, Billing Determinants

Blackstone's Rate R-1 v. Narragansett's Rate A-16
                                                               Blackstone's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                               876,261              876,261
Energy (kWh)                                                    362,568,042          362,568,042

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                       R.I.P.U.C. Docket No. _______
                                                                                     Exhibit JJB - 3
                                                                                        Page 2 of 16

                                    Narragansett Electric Company
                                 Blackstone Valley Electric Company
                            Apportionment of Company Billing Determinants
                         Year Ending December 31, 1998, Billing Determinants

Blackstone's Rate R-2 v. Narragansett's Rate A-60
                                                               Blackstone's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                25,844               25,844
Energy (kWh)                                                     10,464,104           10,464,104
First 300 kWh                                                     6,540,065            6,540,065
Excess 300 kWh                                                    3,924,039            3,924,039

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                       R.I.P.U.C. Docket No. _______
                                                                                     Exhibit JJB - 3
                                                                                        Page 3 of 16

                                    Narragansett Electric Company
                                 Blackstone Valley Electric Company
                            Apportionment of Company Billing Determinants
                         Year Ending December 31, 1998, Billing Determinants

Blackstone's Rate R-3 v. Narragansett's Rate A-16
                                                               Blackstone's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                10,622               10,622
Energy (kWh)                                                      9,162,722            9,162,722

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                       R.I.P.U.C. Docket No. _______
                                                                                     Exhibit JJB - 3
                                                                                        Page 4 of 16

                                    Narragansett Electric Company
                               Blackstone Valley Electric Company
                          Apportionment of Company Billing Determinants
                      Year Ending December 31, 1998, Billing Determinants

Blackstone's Rate R-4 v. Narragansett's Rate A-32
                                                               Blackstone's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                 1,821                1,821
Energy (kWh)                                                      4,487,447            4,487,447
Peak Energy (kWh)                                                   815,510                    0
Off-Peak Energy (KWh)                                             3,671,937                    0

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                       R.I.P.U.C. Docket No. _______
                                                                                     Exhibit JJB - 3
                                                                                        Page 5 of 16

                                    Narragansett Electric Company
                                 Blackstone Valley Electric Company
                          Apportionment of Company Billing Determinants
                      Year Ending December 31, 1998, Billing Determinants

Blackstone's Rate G-1 v. Narragansett's Rate C-06
                                                               Blackstone's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                87,619               85,368
Unmetered                                                                                  2,251
Energy (kWh)                                                     43,670,643           43,670,643

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                       R.I.P.U.C. Docket No. _______
                                                                                     Exhibit JJB - 3
                                                                                        Page 6 of 16

                                    Narragansett Electric Company
                                 Blackstone Valley Electric Company
                            Apportionment of Company Billing Determinants
                         Year Ending December 31, 1998, Billing Determinants

Blackstone's Rate G-2:  Total
                                                               Blackstone's
Billing                                                             Billing
Parameter                                                       Determinant
----------------------------------------------------------------------------

Bills                                                                31,059
Demand (kW)                                                       1,140,854
Energy (kWh)                                                    313,855,524

Blackstone's Rate G-2 v. Narragansett's Rate C-06
                                                               Blackstone's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                17,427               17,427
Demand (kW)                                                         293,038
Energy (kWh)                                                     55,207,092           55,207,092

Blackstone's Rate G-2 v. Narragansett's Rate G-02
                                                               Blackstone's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                12,852               12,852
Demand (kW)                                                         621,666              597,149
Energy (kWh)                                                    189,662,772          189,662,772

Blackstone's Rate G-2 v. Narragansett's Rate G-32
                                                               Blackstone's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                   780                  780
Demand (kW)                                                         226,150              269,038
Energy (kWh)                                                     68,985,660           68,985,660


Note:
1. For Blackstone's Rate G-2 customers apportioned to Narragansett's C-06, the revenue for each customer was calculation under both Narragansett's Rate C-06 and G-02. The Blackstone Rate G-2
customers were then transferred to the Narragansett rate producing the lower revenue.

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                       R.I.P.U.C. Docket No. _______
                                                                                     Exhibit JJB - 3
                                                                                        Page 7 of 16

                                    Narragansett Electric Company
                                 Blackstone Valley Electric Company
                            Apportionment of Company Billing Determinants
                         Year Ending December 31, 1998, Billing Determinants

Blackstone's Rate G-5:   Total
                                                               Blackstone's
Billing                                                             Billing
Parameter                                                       Determinant
----------------------------------------------------------------------------

Bills                                                                   394
Demand (kW)                                                          73,140
Energy (kWh)                                                     23,108,580

Blackstone's Rate G-5 v. Narragansett's Rate G-02
                                                               Blackstone's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                   228                  228
Demand (kW)                                                          20,540               27,078
Energy (kWh)                                                      7,714,640            7,714,640

Blackstone's Rate G-5 v. Narragansett's Rate G-32
                                                               Blackstone's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                   166                  166
Demand (kW)                                                          52,600               58,829
Energy (kWh)                                                     15,393,940           15,393,940


Note:

1. Blackstone's Rate G-5 determinants were apportioned among Narragansett Rates G-02 and G-32 based on the availability provisions of Narragansett's rates.
2. Narragansett's billing demands are estimated based upon Blackstone's Rate G-5 load research data using Narragansett TOU hours.
3. Billing demands used to determine whether a Blackstone Rate G-5 is to be transferred to
Narragansett's Rate G-02 are the higher of each customer's actual demand or 75% of the highest demand in the previous 11 months less 10 kW.
4. Billing demands used to determine whether a Blackstone Rate G-5 customer is to be transferred to
Narragansett's Rate G-32 are the highest of: (1) the customer's monthly peak hour demand, (2) 50% of monthly off-peak hours demand, (3) 75% of the highest monthly peak hours demand in the previous 11 months, or (4) 10 kW.

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                       R.I.P.U.C. Docket No. _______
                                                                                     Exhibit JJB - 3
                                                                                        Page 8 of 16

                                    Narragansett Electric Company
                                 Blackstone Valley Electric Company
                            Apportionment of Company Billing Determinants
                         Year Ending December 31, 1998, Billing Determinants

Blackstone's  Rate T-2:   Total
                                                               Blackstone's
Billing                                                             Billing
Parameter                                                       Determinant
----------------------------------------------------------------------------

Bills                                                                   856
Demand (kW)                                                         110,812
Energy (kWh)                                                     45,916,407
Peak Energy (kWh)                                                 9,573,412
Off-Peak Energy (kWh)                                            36,342,995

Blackstone's Rate T-2 v. Narragansett's Rate C-06
                                                               Blackstone's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                    54                   54
Demand (kW)                                                             707                1,888
Energy (kWh)                                                         93,312               93,312
Peak Energy (kWh)                                                    13,722                    0
Off-Peak Energy (kWh)                                                79,590                    0

Blackstone's Rate T-2 v. Narragansett's Rate G-02
                                                               Blackstone's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                   551                  551
Demand (kW)                                                          31,864               24,796
Energy (kWh)                                                     13,353,435           13,353,435
Peak Energy (kWh)                                                 2,692,710                    0
Off-Peak Energy (kWh)                                            10,660,725                    0

Blackstone's Rate T-2 v. Narragansett's Rate G-32
                                                               Blackstone's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                   251                  251
Demand (kW)                                                          78,241               99,892
Energy (kWh)                                                     32,469,660           32,469,660
Peak Energy (kWh)                                                 6,866,980                    0
Off-Peak Energy (kWh)                                            25,602,680                    0


Note:
1. For Blackstone's Rate T-2 customers apportioned to Narragansett's C-06, the revenue for each customer was calculation under both Narragansett's Rate C-06 and G-02. The Blackstone Rate T-2
customers were then transferred to the Narragansett rate producing the lower revenue.

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                       R.I.P.U.C. Docket No. _______
                                                                                     Exhibit JJB - 3
                                                                                        Page 9 of 16

                                    Narragansett Electric Company
                                 Blackstone Valley Electric Company
                            Apportionment of Company Billing Determinants
                         Year Ending December 31, 1998, Billing Determinants

Blackstone's Rate T-4 v. Narragansett's Rate G-32
                                                               Blackstone's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                   372                  372
Demand (kW)                                                         195,414              225,770
Energy (kWh)                                                     78,036,479           78,036,479
Peak Energy (kWh)                                                18,111,219                    0
Off-Peak Energy (kWh)                                            59,925,260                    0

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                       R.I.P.U.C. Docket No. _______
                                                                                     Exhibit JJB - 3
                                                                                       Page 10 of 16

                                    Narragansett Electric Company
                                 Blackstone Valley Electric Company
                            Apportionment of Company Billing Determinants
                         Year Ending December 31, 1998, Billing Determinants

Blackstone's Rate T-5:   Total
                                                               Blackstone's
Billing                                                             Billing
Parameter                                                       Determinant
----------------------------------------------------------------------------

Bills                                                                    52
Demand (kW)                                                          20,892
Energy (kWh)                                                      8,474,950
Peak Energy (kWh)                                                 2,007,100
Off-Peak Energy (kWh)                                             6,467,850

Blackstone's Rate T-5 v. Narragansett's Rate G-02
                                                               Blackstone's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                     7                    7
Demand (kW)                                                             358                  288
Energy (kWh)                                                        114,950              114,950
Peak Energy (kWh)                                                    27,650                    0
Off-Peak Energy (kWh)                                                87,300                    0

Blackstone's Rate T-5 v. Narragansett's Rate G-32
                                                               Blackstone's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                    45                   45
Demand (kW)                                                          20,534               20,534
Energy (kWh)                                                      8,360,000            8,360,000
Peak Energy (kWh)                                                 1,979,450                    0
Off-Peak Energy (kWh)                                             6,380,550                    0


Note:

1. Blackstone's Rate T-5 determinants were apportioned among Narragansett Rates G-02 and G-32 based on the availability provisions of Narragansett's rates.
2. Narragansett's billing demands are estimated based upon Blackstone's Rate T-5 load research data using Narragansett TOU hours.
3. Billing demands used to determine whether a Blackstone Rate T-5 is to be transferred to
Narragansett's Rate G-02 are the higher of each customer's actual demand or 75% of the highest demand in the previous 11 months less 10 kW.
4. Billing demands used to determine whether a Blackstone Rate T-5 customer is to be transferred to
Narragansett's Rate G-32 are the highest of: (1) the customer's monthly peak hour demand, (2) 50% of monthly off-peak hours demand, (3) 75% of the highest monthly peak hours demand in the previous 11 months, or (4) 10 kW.

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                       R.I.P.U.C. Docket No. _______
                                                                                     Exhibit JJB - 3
                                                                                       Page 11 of 16

                                 Narragansett Electric Company
                               Blackstone Valley Electric Company
                          Apportionment of Company Billing Determinants
                      Year Ending December 31, 1998, Billing Determinants

Blackstone's Rate T-6:   Total
                                                               Blackstone's
Billing                                                             Billing
Parameter                                                       Determinant
----------------------------------------------------------------------------

Bills                                                                   692
Demand (kW)                                                         792,182
Energy (kWh)                                                    369,857,394
Peak Energy (kWh)                                                78,028,788
Off-Peak Energy (kWh)                                           291,828,606


Blackstone's Rate T-6 v. Narragansett's Rate G-32
                                                               Blackstone's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                   656                  656
Demand (kW)                                                         682,889              782,155
Energy (kWh)                                                    300,621,894          300,621,894
Peak Energy (kWh)                                                66,237,289                    0
Off-Peak Energy (kWh)                                           234,384,605                    0

Blackstone's Rate T-6 v. Narragansett's Rate G-62
                                                               Blackstone's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                    36                   36
Demand (kW)                                                         109,293              142,198
Energy (kWh)                                                     69,235,500           69,235,500
Peak Energy (kWh)                                                11,791,499                    0
Off-Peak Energy (kWh)                                            57,444,001                    0


Note:
1. Blackstone's Rate T-6 determinants were apportioned among Narragansett Rates G-32 and G-62 based on the availability provisions of Narragansett's rates.
2. Billing demands used to determine whether a Blackstone Rate T-2 customer is to be transferred to
Narragansett's Rate G-32 and G-62 are the highest of: (1) the customer's monthly peak hour demand,
(2) 50% of monthly off-peak hours demand, (3) 75% of the highest monthly peak hours demand in the previous 11 months, or (4) 10 kW.

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                       R.I.P.U.C. Docket No. _______
                                                                                     Exhibit JJB - 3
                                                                                       Page 12 of 16

                                    Narragansett Electric Company
                                 Blackstone Valley Electric Company
                            Apportionment of Company Billing Determinants
                         Year Ending December 31, 1998, Billing Determinants

Blackstone's Rate A-6 v. Narragansett's Rate B-32
                                                               Blackstone's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                    48                   48
Demand (kW)                                                          31,497               31,497
Energy (kWh)                                                      6,085,455            6,085,455
Peak Energy (kWh)                                                 1,172,792                    0
Off-Peak Energy (kWh)                                             4,912,663                    0

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                       R.I.P.U.C. Docket No. _______
                                                                                     Exhibit JJB - 3
                                                                                       Page 13 of 16

                                    Narragansett Electric Company
                                 Blackstone Valley Electric Company
                            Apportionment of Company Billing Determinants
                         Year Ending December 31, 1998, Billing Determinants

Blackstone's Rate H-1:  Total
                                                               Blackstone's
Billing                                                             Billing
Parameter                                                       Determinant
----------------------------------------------------------------------------

Bills                                                                   204
Demand (kW)                                                               0
Energy (kWh)                                                      3,639,022

Blackstone's Rate H-1 v. Narragansett's Rate C-06
                                                               Blackstone's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                    85                   85
Energy (kWh)                                                        225,822              225,822

Blackstone's Rate H-1 v. Narragansett's Rate G-02
                                                               Blackstone's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                   104                  104
Demand (kW)                                                               0                8,848
Energy (kWh)                                                      2,380,400            2,380,400

Blackstone's Rate H-1 v. Narragansett's Rate G-32
                                                               Blackstone's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                    15                   15
Demand (kW)                                                               0                3,845
Energy (kWh)                                                      1,032,800            1,032,800

Note:
1. Blackstone's Rate H-1 determinants were apportioned among Narragansett Rates C-06, G-02 and G-32 based on the availability provisions of Narragansett's rates.
2. Narragansett's billing demands are estimated based upon Blackstone's Rate H-1 load research data using Narragansett TOU hours.
3. Billing demands used to determine whether a Blackstone Rate H-1 is to be transferred to
Narragansett's Rate G-02 are the higher of each customer's actual demand or 75% of the highest demand in the previous 11 months less 10 kW.
4. Billing demands used to determine whether a Blackstone Rate H-1 customer is to be transferred to
Narragansett's Rate G-32 are the highest of: (1) the customer's monthly peak hour demand, (2) 50% of monthly off-peak hours demand, (3) 75% of the highest monthly peak hours demand in the previous 11 months, or (4) 10 kW.

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                       R.I.P.U.C. Docket No. _______
                                                                                     Exhibit JJB - 3
                                                                                       Page 14 of 16

                                    Narragansett Electric Company
                                 Blackstone Valley Electric Company
                            Apportionment of Company Billing Determinants
                         Year Ending December 31, 1998, Billing Determinants

Blackstone's Rate H-2:  Total
                                                               Blackstone's
Billing                                                             Billing
Parameter                                                       Determinant
----------------------------------------------------------------------------

Bills                                                                   964
Demand (kW)                                                               0
Energy (kWh)                                                      2,290,392

Blackstone's Rate H-2 v. Narragansett's Rate C-06
                                                               Blackstone's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                   940                  940
Energy (kWh)                                                      2,034,902            2,034,902

Blackstone's Rate H-2 v. Narragansett's Rate G-02
                                                               Blackstone's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                    12                   12
Demand (kW)                                                               0                    0
Energy (kWh)                                                         33,090               33,090

Blackstone's Rate H-2 v. Narragansett's Rate G-32
                                                               Blackstone's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                    12                   12
Demand (kW)                                                               0                2,386
Energy (kWh)                                                        222,400              222,400


Note:
1. Blackstone's Rate H-2 is a supplementary rate. Each customer's Rate H-2 usage was combined with the customer's principal rate usage. Based on the combined usage, revenue for each customer was colculated under both Narragansett's Rates C-06 and G-02. The Blackstone Rate H-2 customers were then transferred to the Narragansett rate producing the lower revenue.
2. The billing determinants for Blackstone's H-2 customers to be transferred to Narragansett's Rate
G-32 are identical to the determinants shown in Schedule JJB-2

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                       R.I.P.U.C. Docket No. _______
                                                                                     Exhibit JJB - 3
                                                                                       Page 15 of 16

                                    Narragansett Electric Company
                                 Blackstone Valley Electric Company
                            Apportionment of Company Billing Determinants
                         Year Ending December 31, 1998, Billing Determinants

Blackstone's Rate W-1:  Total
                                                               Blackstone's
Billing                                                             Billing
Parameter                                                       Determinant
----------------------------------------------------------------------------

Bills                                                                15,781
Energy (kWh)                                                      3,602,371

Blackstone's Rate W-1 v. Narragansett's Rate A-16
                                                               Blackstone's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                15,594               15,594
Energy (kWh)                                                      3,568,998            3,568,998

Blackstone's Rate W-1 v. Narragansett's Rate C-06
                                                               Blackstone's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                   187                  187
Energy (kWh)                                                         33,373               33,373

Blackstone's Rate W-1 v. Narragansett's Rate G-02
                                                               Blackstone's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                     0                    0
Energy (kWh)                                                              0                    0


Note:
1. Blackstone's Rate W-1 is a supplementary rate. Each customer's Rate W-1 usage was combined with the customer's principal rate usage. Based on the combined usage, revenue for each customer was colculated under both Narragansett's Rates C-06 and G-02. The Blackstone Rate W-1 customers were then transferred to the Narragansett rate producing the lower revenue.

                                                                                                              Narragansett Electric
                                                                                                               BVE/Newport Electric
                                                                                                      R.I.P.U.C. Docket No. _______
                                                                                                                    Exhibit JJB - 3
                                                                                                                      Page 16 of 16

                                                   Narragansett Electric Company
                                                 Blackstone Valley Electric Company
                                       Original Apportionment of Company Billing Determinants
                                        Year Ending December 31, 1998, Billing Determinants

Blackstone's Rate S-1 Streetlighting Rate
                                                                                                     Blackstone's   Blackstone's
Blackstone's        Lamp      Blackstone's   Service &                    Special          Fixture   Annual kWh     Total Annual
Lighting Code       Wattage   Lumen Size     Pole Type     Fixture Type   Pricing Option   Count     per Light      Energy
-----------------------------------------------------------------------------------------------------------------------------------

Metal Halide

0300-4-120            250     20,000      OH_WoodLine      FldLt                                5       1,180               5,900
0466-4-120            400     40,000      OH_WoodLine      FldLt                               28       1,832              51,296
                                                                                           ------                      ----------
Total Metal Halide                                                                             33                          57,196
-----------------------------------------------------------------------------------------------------------------------------------

Mercury Vapor

0130-2-110            100      4,200      OH_WoodLine      StLt                             2,279         511           1,164,569
0130-2-211            100      4,200      OH_WoodLitg      StLt           CustPaidPole          1         511                 511
0209-2-110            175      8,600      OH_WoodLine      StLt                               465         822             382,230
0209-2-140            175      8,600      OH_WoodLine      T&C                                 16         822              13,152
0209-2-211            175      8,600      OH_WoodLitg      StLt           CustPaidPole          2         822               1,644
0209-2-610            175      8,600      UG_Aluminum      StLt                                28         822              23,016
0209-2-640            175      8,600      UG_Aluminum      T&C                                  1         822                 822
0209-2-940            175      8,600      URD_WoodPost     T&C                                268         822             220,296
0418-2-612            350      8,600      UG_Aluminum      StLt           TwinFixts            18       1,644              29,592
0474-2-110            400      22,500     OH_WoodLine      StLt                               105       1,864             195,720
0474-2-120            400      22,500     OH_WoodLine      FldLt                               99       1,864             184,536
0474-2-310            400      22,500     OH_Aluminum      StLt                                 3       1,864               5,592
0474-2-320            400      22,500     OH_Aluminum      FldLt                                2       1,864               3,728
0474-2-610            400      22,500     UG_Aluminum      StLt                                33       1,864              61,512
0948-2-612            800      22,500     UG_Aluminum      StLt           TwinFixts             3       3,728              11,184
1135-2-120          1,000      63,000     OH_WoodLine      FldLt                               23       4,463             102,649

                                                                                           ------                      ----------
Total Mercury Vapor                                                                         3,346                       2,400,753
-----------------------------------------------------------------------------------------------------------------------------------

Sodium Vapor

0061-3-110             50       3,300     OH_WoodLine      StLt                                14         240               3,360
0085-3-110             70       5,800     OH_WoodLine      StLt                             9,055         334           3,024,370
0085-3-120             70       5,800     OH_WoodLine      FldLt                                9         334               3,006
0085-3-170             70       5,800     OH_WoodLine      StLtSC                           1,804         334             602,536
0085-3-440             70       5,800     URD_Fiberglass   T&C                                 25         334               8,350
0085-3-710             70       5,800     UG_WoodLitg      StLt                                 1         334                 334
0085-3-810             70       5,800     URD_LamWood      StLt                                38         334              12,692
0085-3-940             70       5,800     URD_WoodPost     T&C                                104         334              34,736
0121-3-110            100       9,500     OH_WoodLine      StLt                             1,813         476             862,988
0121-3-140            100       9,500     OH_WoodLine      T&C                                  3         476               1,428
0121-3-170            100       9,500     OH_WoodLine      StLtSC                             476         476             226,576
0121-3-440            100       9,500     URD_Fiberglass   T&C                                  6         476               2,856
0121-3-460            100       9,500     URD_Fiberglass   SBA                                 26         476              12,376
0121-3-610            100       9,500     UG_Aluminum      StLt                                95         476              45,220
0121-3-940            100       9,500     URD_WoodPost     T&C                                 30         476              14,280
0176-3-110            150      16,000     OH_WoodLine      StLt                                30         692              20,760
0176-3-120            150      16,000     OH_WoodLine      FldLt                               78         692              53,976
0176-3-170            150      16,000     OH_WoodLine      StLtSC                               1         692                 692
0176-3-210            150      16,000     OH_WoodLitg      StLt                                 1         692                 692
0176-3-220            150      16,000     OH_WoodLitg      FldLt                                1         692                 692
0176-3-624            150      16,000     UG_Aluminum      FldLt          AddlFixt              1         692                 692
0242-3-612            200       9,500     UG_Aluminum      StLt           TwinFixts             2         952               1,904
0324-3-110            250      25,000     OH_WoodLine      StLt                               901       1,274           1,147,874
0324-3-120            250      25,000     OH_WoodLine      FldLt                              886       1,274           1,128,764
0324-3-170            250      25,000     OH_WoodLine      StLtSC                             168       1,274             214,032
0324-3-211            250      25,000     OH_WoodLitg      StLt           CustPaidPole         10       1,274              12,740
0324-3-220            250      25,000     OH_WoodLitg      FldLt                                7       1,274               8,918
0324-3-221            250      25,000     OH_WoodLitg      FldLt          CustPaidPole          3       1,274               3,822
0324-3-310            250      25,000     OH_Aluminum      StLt                                 2       1,274               2,548
0324-3-320            250      25,000     OH_Aluminum      FldLt                                1       1,274               1,274
0324-3-324            250      25,000     OH_Aluminum      FldLt          AddlFixt              3       1,274               3,822
0324-3-370            250      25,000     OH_Aluminum      StLtSC                              22       1,274              28,028
0324-3-610            250      25,000     UG_Aluminum      StLt                               354       1,274             450,996
0324-3-614            250      25,000     UG_Aluminum      StLt           AddlFixt              4       1,274               5,096
0324-3-620            250      25,000     UG_Aluminum      FldLt                               18       1,274              22,932
0324-3-624            250      25,000     UG_Aluminum      FldLt          AddlFixt              1       1,274               1,274
0500-3-110            400      50,000     OH_WoodLine      StLt                               102       1,966             200,532
0500-3-120            400      50,000     OH_WoodLine      FldLt                            1,884       1,966           3,703,944
0500-3-210            400      50,000     OH_WoodLitg      StLt                                 1       1,966               1,966
0500-3-220            400      50,000     OH_WoodLitg      FldLt                               72       1,966             141,552
0500-3-221            400      50,000     OH_WoodLitg      FldLt          CustPaidPole         32       1,966              62,912
0500-3-310            400      50,000     OH_Aluminum      StLt                                 1       1,966               1,966
0500-3-320            400      50,000     OH_Aluminum      FldLt                                5       1,966               9,830
0500-3-610            400      50,000     UG_Aluminum      StLt                                 9       1,966              17,694
0500-3-620            400      50,000     UG_Aluminum      FldLt                               10       1,966              19,660
0500-3-621            400      50,000     UG_Aluminum      FldLt          CustPaidPole          2       1,966               3,932
0500-3-624            400      50,000     UG_Aluminum      FldLt          AddlFixt              9       1,966              17,694
0648-3-612            500      25,000     UG_Aluminum      StLt           TwinFixts            16       2,548              40,768

                                                                                           ------                      ----------
Total Sodium Vapor                                                                         18,136                      12,189,086
-----------------------------------------------------------------------------------------------------------------------------------

Total Streetlighting                                                                       21,515                      14,647,035
-----------------------------------------------------------------------------------------------------------------------------------

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. No. ______
                                                      Exhibit JJB-4



                               Exhibit JJB-4

                       Newport - Billing Determinants

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                       R.I.P.U.C. Docket No. _______
                                                                                     Exhibit JJB - 4
                                                                                        Page 1 of 15

                                 Narragansett Electric Company
                                  Newport Electric Corporation
                          Apportionment of Company Billing Determinants
                      Year Ending December 31, 1998, Billing Determinants

Newport's Rate R-1 v. Narragansett's Rate A-16

                                                                  Newport's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                               325,773              325,773
Energy (kWh)                                                    167,201,036          167,201,036

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                       R.I.P.U.C. Docket No. _______
                                                                                     Exhibit JJB - 4
                                                                                        Page 2 of 15

                                 Narragansett Electric Company
                                  Newport Electric Corporation
                          Apportionment of Company Billing Determinants
                      Year Ending December 31, 1998, Billing Determinants

Newport's Rate R-2 v. Narragansett's Rate A-60

                                                                  Newport's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                 4,208                4,208
Energy (kWh)                                                      1,764,819            1,764,819
First 300 kWh                                                     1,055,362            1,055,362
Excess 300 kWh                                                      709,457              709,457

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                       R.I.P.U.C. Docket No. _______
                                                                                     Exhibit JJB - 4
                                                                                        Page 3 of 15

                                 Narragansett Electric Company
                                  Newport Electric Corporation
                          Apportionment of Company Billing Determinants
                      Year Ending December 31, 1998, Billing Determinants

Newport's Rate R-4 v. Narragansett's Rate A-32
                                                                  Newport's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                 2,504                2,504
Energy (kWh)                                                      7,100,991            7,100,991
Peak Energy (kWh)                                                 1,248,828                    0
Off-Peak Energy (KWh)                                             5,852,163                    0

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                       R.I.P.U.C. Docket No. _______
                                                                                     Exhibit JJB - 4
                                                                                        Page 4 of 15

                                 Narragansett Electric Company
                                  Newport Electric Corporation
                          Apportionment of Company Billing Determinants
                      Year Ending December 31, 1998, Billing Determinants

Newport's Rate G-1 v. Narragansett's Rate C-06
                                                                  Newport's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                48,861               47,123
Unmetered                                                                                  1,738
Energy (kWh)                                                     42,449,011           42,449,011

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                       R.I.P.U.C. Docket No. _______
                                                                                     Exhibit JJB - 4
                                                                                        Page 5 of 15

                                    Narragansett Electric Company
                                    Newport Electric Corporation
                            Apportionment of Company Billing Determinants
                         Year Ending December 31, 1998, Billing Determinants

Newport's Rate G-2:  Total
                                                                  Newport's
Billing                                                             Billing
Parameter                                                       Determinant
----------------------------------------------------------------------------

Bills                                                                 7,645
Demand (kW)                                                         321,720
Energy (kWh)                                                    105,080,586

Newport's Rate G-2 v. Narragansett's Rate C-06
                                                                  Newport's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                 1,272                1,272
Demand (kW)                                                          29,206
Energy (kWh)                                                      6,707,011            6,707,011

Newport's Rate G-2 v. Narragansett's Rate G-02
                                                                  Newport's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                 6,226                6,226
Demand (kW)                                                         255,636              213,521
Energy (kWh)                                                     85,631,955           85,631,955

Newport's Rate G-2 v. Narragansett's Rate G-32
                                                                  Newport's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                   147                  147
Demand (kW)                                                          36,878               43,326
Energy (kWh)                                                     12,741,620           12,741,620


Note:
1. For Newport's Rate G-2 customers apportioned to Narragansett's C-06, the revenue for each customer was calculation under both Narragansett's Rate C-06 and G-02. The Newport Rate G-2 customers were then transferred to the Narragansett rate producing the lower revenue.

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                       R.I.P.U.C. Docket No. _______
                                                                                     Exhibit JJB - 4
                                                                                        Page 6 of 15

                                    Narragansett Electric Company
                                     Newport Electric Corporation
                            Apportionment of Company Billing Determinants
                         Year Ending December 31, 1998, Billing Determinants

Newport's Rate G-5: Total
                                                                  Newport's
Billing                                                             Billing
Parameter                                                       Determinant
----------------------------------------------------------------------------

Bills                                                                   241
Demand (kW)                                                          40,361
Energy (kWh)                                                     15,075,589

Newport's Rate G-5 v. Narragansett's Rate G-02
                                                                  Newport's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                   158                  158
Demand (kW)                                                          12,834               14,847
Energy (kWh)                                                      4,061,340            4,061,340

Newport's Rate G-5 v. Narragansett's Rate G-32
                                                                  Newport's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                    83                   83
Demand (kW)                                                          27,527               29,984
Energy (kWh)                                                     11,014,249           11,014,249


Note:
1. Newport's Rate G-5 determinants were apportioned among Narragansett Rates G-02 and G-32 based on the availability provisions of Narragansett's rates.
2. Narragansett,s billing demands are estimated based upon Newport's Rate G-5 load research data using Narragansett TOU hours.
3. Billing demands used to determine whether a Newport Rate G-5 is to be transferred to
Narragansett's Rate G-02 are the higher of each customer's actual demand or 75% of the highest demand in the previous 11 months less 10 kW.
4. Billing demands used to determine whether a Newport Rate G-5 customer is to be transferred to
Narragansett's Rate G-32 are the highest of: (1) the customer's monthly peak hour demand, (2) 50% of monthly off-peak hours demand, (3) 75% of the highest monthly peak hours demand in the previous 11 months, or (4) 10 kW.

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                       R.I.P.U.C. Docket No. _______
                                                                                     Exhibit JJB - 4
                                                                                        Page 7 of 15

                                    Narragansett Electric Company
                                    Newport Electric Corporation
                            Apportionment of Company Billing Determinants
                         Year Ending December 31, 1998, Billing Determinants

Newport's Rate T-2: Total
                                                                  Newport's
Billing                                                             Billing
Parameter                                                       Determinant
----------------------------------------------------------------------------

Bills                                                                   156
Demand (kW)                                                          30,327
Energy (kWh)                                                     14,361,960
Peak Energy (kWh)                                                 2,681,420
Off-Peak Energy (kWh)                                            11,680,540

Newport's Rate T-2 v. Narragansett's Rate G-02
                                                                  Newport's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                    84                   84
Demand (kW)                                                          11,103               10,263
Energy (kWh)                                                      4,675,660            4,675,660
Peak Energy (kWh)                                                   862,640                    0
Off-Peak Energy (kWh)                                             3,813,020                    0

Newport's Rate T-2 v. Narragansett's Rate G-32
                                                                  Newport's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                    72                   72
Demand (kW)                                                          19,224               20,900
Energy (kWh)                                                      9,686,300            9,686,300
Peak Energy (kWh)                                                 1,818,780                    0
Off-Peak Energy (kWh)                                             7,867,520                    0


Note:
1. Newport's Rate T-2 determinants were apportioned among Narragansett Rates G-02 and G-32 based on the availability provisions of Narragansett's rates.
2. Narragansett's billing demands are estimated based upon Newport's Rate T-2 load research data using Narragansett TOU hours.
3. Billing demands used to determine whether a Newport Rate T-2 is to be transferred to
Narragansett's Rate G-02 are the higher of each customer's actual demand or 75% of the highest demand in the previous 11 months less 10 kW.
4. Billing demands used to determine whether a Newport Rate T-2 customer is to be transferred to
Narragansett's Rate G-32 are the highest of: (1) the customer's monthly peak hour demand, (2) 50% of monthly off-peak hours demand, (3) 75% of the highest monthly peak hours demand in the previous 11 months, or (4) 10 kW.

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                       R.I.P.U.C. Docket No. _______
                                                                                     Exhibit JJB - 4
                                                                                        Page 8 of 15

                                    Narragansett Electric Company
                                    Newport Electric Corporation
                            Apportionment of Company Billing Determinants
                         Year Ending December 31, 1998, Billing Determinants

Newport's Rate T-4 v. Narragansett's Rate G-32
                                                                  Newport's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                    69                   69
Demand (kW)                                                          41,467               57,333
Energy (kWh)                                                     18,430,440           18,430,440
Peak Energy (kWh)                                                 3,531,400                    0
Off-Peak Energy (kWh)                                            14,899,040                    0

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                       R.I.P.U.C. Docket No. _______
                                                                                     Exhibit JJB - 4
                                                                                        Page 9 of 15

                                    Narragansett Electric Company
                                    Newport Electric Corporation
                            Apportionment of Company Billing Determinants
                         Year Ending December 31, 1998, Billing Determinants

Newport's Rate T-5 v. Narragansett's Rate G-32
                                                                  Newport's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                    12                   12
Demand (kW)                                                           5,375                5,375
Energy (kWh)                                                      2,964,000            2,964,000
Peak Energy (kWh)                                                   531,000                    0
Off-Peak Energy (kWh)                                             2,433,000                    0

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                       R.I.P.U.C. Docket No. _______
                                                                                     Exhibit JJB - 4
                                                                                       Page 10 of 15

                                    Narragansett Electric Company
                                    Newport Electric Corporation
                            Apportionment of Company Billing Determinants
                         Year Ending December 31, 1998, Billing Determinants

Newport's Rate T-6:   Total

Billing                                                             Billing
Parameter                                                       Determinant
----------------------------------------------------------------------------

Bills                                                                    24
Demand (kW)                                                          50,282
Energy (kWh)                                                     24,547,599
Peak Energy (kWh)                                                 5,171,799
Off-Peak Energy (kWh)                                            19,375,800

Newport's Rate T-6 v. Narragansett's Rate G-32
                                                                  Newport's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                    12                   12
Demand (kW)                                                          14,305               15,820
Energy (kWh)                                                      6,958,000            6,958,000
Peak Energy (kWh)                                                 1,417,000                    0
Off-Peak Energy (kWh)                                             5,541,000                    0

Newport's Rate T-6 v. Narragansett's Rate G-62
                                                                  Newport's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                    12                   12
Demand (kW)                                                          35,977               36,233
Energy (kWh)                                                     17,589,599           17,589,599
Peak Energy (kWh)                                                 3,754,799                    0
Off-Peak Energy (kWh)                                            13,834,800                    0



Note:
1. Newport's Rate T-6 determinants were apportioned among Narragansett Rates G-32 and G-62 based on the availability provisions of Narragansett's rates.
2. Billing demands used to determine whether a Newport Rate T-2 customer is to be transferred to
Narragansett's Rate G-32 and G-62 are the highest of: (1) the customer's monthly peak hour demand,
(2) 50% of monthly off-peak hours demand, (3) 75% of the highest monthly peak hours demand in the previous 11 months, or (4) 10 kW.

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                       R.I.P.U.C. Docket No. _______
                                                                                     Exhibit JJB - 4
                                                                                       Page 11 of 15

                                    Narragansett Electric Company
                                    Newport Electric Corporation
                            Apportionment of Company Billing Determinants
                         Year Ending December 31, 1998, Billing Determinants

Newport's Rate C-1 v. Narragansett's Rate N-01
                                                                  Newport's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                    12                   12
Demand (kW)                                                         212,968              212,968
Energy (kWh)                                                    114,919,292          114,919,292
Peak Energy (kWh)                                                23,608,292           23,608,292
Off-Peak Energy (kWh)                                            91,311,000           91,311,000

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                       R.I.P.U.C. Docket No. _______
                                                                                     Exhibit JJB - 4
                                                                                       Page 12 of 15

                                    Narragansett Electric Company
                                    Newport Electric Corporation
                            Apportionment of Company Billing Determinants
                         Year Ending December 31, 1998, Billing Determinants

Newport's Rate H-1:  Total
                                                                  Newport's
Billing                                                             Billing
Parameter                                                       Determinant
----------------------------------------------------------------------------

Bills                                                                   227
Demand (kW)                                                               0
Energy (kWh)                                                      4,908,488

Newport's Rate H-1 v. Narragansett's Rate C-06
                                                                  Newport's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                    36                   36
Energy (kWh)                                                        146,940              146,940

Newport's Rate H-1 v. Narragansett's Rate G-02
                                                                  Newport's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                   179                  179
Demand (kW)                                                               0                7,866
Energy (kWh)                                                      3,203,948            3,203,948

Newport's Rate H-1 v. Narragansett's Rate G-32
                                                                  Newport's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                    12                   12
Demand (kW)                                                               0                5,202
Energy (kWh)                                                      1,557,600            1,557,600

Note:
1. Newport's Rate H-1 determinants were apportioned among Narragansett Rates C-06, G-02 and G-32 based on the availability provisions of Narragansett's rates.
2. Narragansett's billing demands are estimated based upon Newport's Rate H-1 load research data using Narragansett TOU hours.
3. Billing demands used to determine whether a Newport Rate H-1 is to be transferred to
Narragansett's Rate G-02 are the higher of each customer's actual demand or 75% of the highest demand in the previous 11 months less 10 kW.
4. Billing demands used to determine whether a Newport Rate H-1 customer is to be transferred to
Narragansett's Rate G-32 are the highest of: (1) the customer's monthly peak hour demand, (2) 50% of monthly off-peak hours demand, (3) 75% of the highest monthly peak hours demand in the previous 11 months, or (4) 10 kW.

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                       R.I.P.U.C. Docket No. _______
                                                                                     Exhibit JJB - 4
                                                                                       Page 13 of 15

                                    Narragansett Electric Company
                                    Newport Electric Corporation
                            Apportionment of Company Billing Determinants
                         Year Ending December 31, 1998, Billing Determinants

Newport's Rate H-2:  Total
                                                                  Newport's
Billing                                                             Billing
Parameter                                                       Determinant
----------------------------------------------------------------------------

Bills                                                                 3,865
Demand (kW)                                                               0
Energy (kWh)                                                      5,723,950

Newport's Rate H-2 v. Narragansett's Rate C-06
                                                                  Newport's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                 3,752                3,752
Energy (kWh)                                                      4,457,199            4,457,199

Newport's Rate H-2 v. Narragansett's Rate G-02
                                                                  Newport's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                   113                  113
Demand (kW)                                                               0                5,208
Energy (kWh)                                                      1,266,751            1,266,751


Note:
1. Newport's Rate H-2 is a supplementary rate. Each customer's Rate H-2 usage was combined with the customer's principal rate usage. Based on the combined usage, revenue for each customer was colculated under both Narragansett's Rates C-06 and G-02. The Newport Rate H-2 customers were then transferred to the Narragansett rate producing the lower revenue.

                                                                               Narragansett Electric
                                                                                BVE/Newport Electric
                                                                       R.I.P.U.C. Docket No. _______
                                                                                     Exhibit JJB - 4
                                                                                       Page 14 of 15

                                    Narragansett Electric Company
                                    Newport Electric Corporation
                            Apportionment of Company Billing Determinants
                         Year Ending December 31, 1998, Billing Determinants

Newport's Rate W-1:  Total
                                                                  Newport's
Billing                                                             Billing
Parameter                                                       Determinant
----------------------------------------------------------------------------

Bills                                                                64,408
Energy (kWh)                                                     13,383,268

Newport's Rate W-1 v. Narragansett's Rate A-16
                                                                  Newport's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                63,065               63,065
Energy (kWh)                                                     13,062,846           13,062,846

Newport's Rate W-1 v. Narragansett's Rate C-06
                                                                  Newport's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                 1,303                1,303
Energy (kWh)                                                        313,931              313,931

Newport's Rate W-1 v. Narragansett's Rate G-02
                                                                  Newport's       Narragansett's
Billing                                                             Billing              Billing
Parameter                                                       Determinant          Determinant
-------------------------------------------------------------------------------------------------

Bills                                                                    40                   40
Energy (kWh)                                                          6,491                6,491


Note:
1. Newport's Rate W-1 is a supplementary rate. Each customer's Rate W-1 usage was combined with the customer's principal rate usage. Based on the combined usage, revenue for each customer was colculated under both Narragansett's Rates C-06 and G-02. The Newport Rate W-1 customers were then transferred to the Narragansett rate producing the lower revenue.

C:\JJB\[jjb4.wk4]O                                                                                           Narragansett Electric
08/01/99                                                                                                      BVE/Newport Electric
                                                                                                     R.I.P.U.C. Docket No. _______
                                                                                                                   Exhibit JJB - 4
                                                                                                                     Page 15 of 15

                                                   Narragansett Electric Company
                                                   Newport Electric Corporation
                                      Original Apportionment of Company Billing Determinants
                                        Year Ending December 31, 1998, Billing Determinants

Newport's Rate S-1 Streetlighting Rate
                                                                                              Newport's         Newport's
Newport's       Lamp      Newport's   Service &                 Special         Fixture       Annual kWh      Total Annual
Lighting Code   Wattage   Lumen Size  Pole Type   Fixture Type  Pricing Option   Count         per Light         Energy
----------------------------------------------------------------------------------------------------------------------------------

Incandescent

0092-1-110          92    1,000 OH_WoodLine         StLt                           383               362          138,646
0189-1-110         189    2,500 OH_WoodLine         StLt                            64               743           47,552

                                                                                ------                          ---------
Total Incandescent                                                                 447                            186,198
----------------------------------------------------------------------------------------------------------------------------------

Metal Halide

0300-4-120         250   20,000 OH_WoodLine         FldLt                            5             1,180            5,900
0466-4-120         400   40,000 OH_WoodLine         FldLt                            6             1,832           10,992
1080-4-120       1,000  115,000 OH_WoodLine         FldLt                           37             4,247          157,139

                                                                                ------                          ---------
Total Metal Halide                                                                  48                            174,031
----------------------------------------------------------------------------------------------------------------------------------

Mercury Vapor

0130-2-110         100    4,200 OH_WoodLine         StLt                         2,525               511        1,290,275
0130-2-210         100    4,200 OH_WoodLitg         StLt                            74               511           37,814
0130-2-441         100    4,200 URD_Fiberglass      T&C         CustPaidPole        14               511            7,154
0130-2-610         100    4,200 UG_Aluminum         StLt                             2               511            1,022
0130-2-710         100    4,200 UG_WoodLitg         StLt                            55               511           28,105
0130-2-711         100    4,200 UG_WoodLitg         StLt        CustPaidPole        27               511           13,797
0209-2-110         175    8,600 OH_WoodLine         StLt                            47               822           38,634
0209-2-710         175    8,600 UG_WoodLitg         StLt                            13               822           10,686
0300-2-110         250   12,100 OH_WoodLine         StLt                            24             1,180           28,320
0300-2-710         250   12,100 UG_WoodLitg         StLt                            19             1,180           22,420
0474-2-110         400   22,500 OH_WoodLine         StLt                           377             1,864          702,728
0474-2-120         400   22,500 OH_WoodLine         FldLt                          111             1,864          206,904
0474-2-210         400   22,500 OH_WoodLitg         StLt                           34             1,864           63,376
0474-2-220         400   22,500 OH_WoodLitg         FldLt                           32             1,864           59,648
0474-2-610         400   22,500 UG_Aluminum         StLt                            16             1,864           29,824
0474-2-621         400   22,500 UG_Aluminum         FldLt       CustPaidPole         2             1,864            3,728
0474-2-624         400   22,500 UG_Aluminum         FldLt       AddlFixt             4             1,864            7,456
0474-2-710         400   22,500 UG_WoodLitg         StLt                           231             1,864          430,584
0474-2-711         400   22,500 UG_WoodLitg         StLt        CustPaidPole         1             1,864            1,864
0600-2-712         250   12,100 UG_WoodLitg         StLt        TwinFixts            6             2,359           14,154
0948-2-612         800   22,500 UG_Aluminum         StLt        TwinFixts            3             3,728           11,184
0948-2-712         800   22,500 UG_WoodLitg         StLt        TwinFixts           26             3,728           96,928
1135-2-120       1,000   63,000 OH_WoodLine         FldLt                           37             4,463          165,131
1135-2-220       1,000   63,000 OH_WoodLitg         FldLt                            9             4,463           40,167
1135-2-710       1,000   63,000 UG_WoodLitg         StLt                             7             4,463           31,241

                                                                                ------                          ---------
Total Mercury Vapor                                                              3,696                          3,343,144
----------------------------------------------------------------------------------------------------------------------------------

Sodium Vapor

0085-3-110          70    5,800 OH_WoodLine         StLt                           642               334          214,428
0085-3-120          70    5,800 OH_WoodLine         FldLt                           41               334           13,694
0085-3-210          70    5,800 OH_WoodLitg         StLt                            32               334           10,688
0085-3-211          70    5,800 OH_WoodLitg         StLt        CustPaidPole         9               334            3,006
0085-3-441          70    5,800 URD_Fiberglass      T&C         CustPaidPole       247               334           82,498
0085-3-610          70    5,800 UG_Aluminum         StLt                            14               334            4,676
0085-3-611          70    5,800 UG_Aluminum         StLt        CustPaidPole         8               334            2,672
0085-3-711          70    5,800 UG_WoodLitg         StLt        CustPaidPole        78               334           26,052
0121-3-110         100    9,500 OH_WoodLine         StLt                             7               476            3,332
0324-3-110         250   25,000 OH_WoodLine         StLt                           188             1,274          239,512
0324-3-120         250   25,000 OH_WoodLine         FldLt                          269             1,274          342,706
0324-3-210         250   25,000 OH_WoodLitg         StLt                             6             1,274            7,644
0324-3-211         250   25,000 OH_WoodLitg         StLt        CustPaidPole         1             1,274            1,274
0324-3-220         250   25,000 OH_WoodLitg         FldLt                           27             1,274           34,398
0324-3-221         250   25,000 OH_WoodLitg         FldLt       CustPaidPole         6             1,274            7,644
0324-3-611         250   25,000 UG_Aluminum         StLt        CustPaidPole        12             1,274           15,288
0324-3-621         250   25,000 UG_Aluminum         FldLt       CustPaidPole         1             1,274            1,274
0324-3-711         250   25,000 UG_WoodLitg         StLt        CustPaidPole        24             1,274           30,576
0324-3-720         250   25,000 UG_WoodLitg         FldLt                            1             1,274            1,274
0500-3-110         400   50,000 OH_WoodLine         StLt                            12             1,966           23,592
0500-3-120         400   50,000 OH_WoodLine         FldLt                          349             1,966          686,134
0500-3-210         400   50,000 OH_WoodLitg         StLt                             2             1,966            3,932
0500-3-220         400   50,000 OH_WoodLitg         FldLt                           50             1,966           98,300
0500-3-221         400   50,000 OH_WoodLitg         FldLt       CustPaidPole         4             1,966            7,864
0500-3-624         400   50,000 UG_Aluminum         FldLt       AddlFixt             1             1,966            1,966
1000-3-613         800   50,000 UG_Aluminum         StLt        CustPaidTwinFixt     6             3,932           23,592
1000-3-713         800   50,000 UG_WoodLitg         StLt        CustPaidTwinFixt     6             3,932           23,592

                                                                                ------                          ---------
Total Sodium Vapor                                                               2,043                          1,911,608
----------------------------------------------------------------------------------------------------------------------------------

Total Streetlighting                                                             6,234                          5,614,981
----------------------------------------------------------------------------------------------------------------------------------

                         The Narragansett Electric Company,
                         Blackstone Valley Electric Company,
                         and Newport Electric Corporation


                         Rate Plan Filing in Support of Merger


                         Volume 3


                         Testimony and Exhibits of:
                         David J. Hoffman & Richard J. Levin



                         May, 1999




                         Submitted to:
                              Rhode Island Public Utilities Commission
                              RIPUC Docket _____


                         Submitted by:

                         Nees Logo

                         Eastern Utilities Associates Logo

                              STATE OF RHODE ISLAND
                    RHODE ISLAND PUBLIC UTILITIES COMMISSION


------------------------------
New England Electric System   )
                              )    R.I.P.U.C. Docket __________
Eastern Utilities Associates  )
------------------------------







                                DIRECT TESTIMONY
                                       OF
                              DAVID J. HOFFMAN AND
                                RICHARD J. LEVIN

                              STATE OF RHODE ISLAND
                    RHODE ISLAND PUBLIC UTILITIES COMMISSION


------------------------------
New England Electric System   )
                              )    R.I.P.U.C. Docket __________
Eastern Utilities Associates  )
------------------------------


                                DIRECT TESTIMONY
                                       OF
                              DAVID J. HOFFMAN AND
                                RICHARD J. LEVIN


                                Table of Contents


I.       Introduction and Qualifications.....................................  1

II.      Summary of Testimony................................................  6

III.     Detailed Estimate of Cost Savings................................... 12

         A.       Summary of Personnel and Non-Personnel Savings............. 12

         B.       Personnel Savings.......................................... 13

         C.       Information Systems Savings (Non-Personnel)................ 17

         D.       Supply Chain Savings (Non-Personnel)....................... 18

         E.       Facilities Savings (Non-Personnel)......................... 20

         F.       Administrative and General Savings (Non-Personnel)......... 20

         G.       Comparison with Other Transactions......................... 24

IV.      Detailed Estimate of Cost to Achieve................................ 26

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                          Testimony of D. J. Hoffman and R. J. Levin
                                                                                        Page 1 of 29


1    I.   Introduction and Qualifications

2    Q.   Please state your names, current positions and business addresses.

3    A.   My name is David J. Hoffman. I am a Vice President with Mercer Management

4         Consulting, Lexington, Massachusetts.

5

6         My name is Richard J. Levin. I am a management consultant with Mercer

7         Management Consulting, Lexington, Massachusetts.

8

9    Q.   Mr. Hoffman, please summarize your educational and professional background.

10   A.   I received a B.S. degree in finance in 1976 and a MBA degree (with honors) in

11        management information systems in 1980 from Boston University.

12

13        My professional experience includes over 15 years as a consultant to electric and gas

14        utilities. I joined Mercer in 1982 and prior to that, worked for United Information Systems

15        (from 1980 to 1982).

16

17        During my consulting career, I have led a broad range of assignments, encompassing:

18        o         Merger and acquisition analysis

19        o         Organizational and performance improvement

20        o         Strategic and business planning

21        o         Information systems strategy

22


                                            Hoffman/Levin
                                                - 1 -

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                          Testimony of D. J. Hoffman and R. J. Levin
                                                                                        Page 2 of 29


1    Q.   Mr. Levin, please summarize your educational and professional background.

2    A.   I received a B.A. in economics from Washington University in 1972 and an M.A. in

3         economics from The Ohio State University in 1974. In 1977, I received a J.D. degree

4         from Ohio State and was admitted to the Ohio Bar.

5

6         My professional experience includes over nineteen years as a management consultant

7         specializing in the management and regulation of utilities. I joined Mercer in May 1983

8         and, prior to that, worked as an independent consultant (June 1982 through April 1983) and

9         for Booz, Allen & Hamilton, Inc. (April 1979 through May 1982).

10

11        During my consulting career, I have served as a project manager or lead consultant on a

12        broad range of assignments for utilities and regulatory commissions. The subject matter of

13        these assignments has encompassed:

14        o   Merger and acquisition analysis
15        o   Organizational and performance improvement
16        o   Strategic and business planning
17        o   Management audits
18        o   Rate of return and cost of capital studies
19        o   Financial forecasting and planning
20        o   Economic and financial feasibility evaluations

21

22        Prior to my consulting career, I was a lecturer at Ohio State in economic theory and

23        corporate finance.  I held that position from January 1978 through March 1979.  From June

24        1975 to September 1978, I was employed by the Public Utilities Commission of Ohio.  From


                                            Hoffman/Levin
                                                - 2 -

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                          Testimony of D. J. Hoffman and R. J. Levin
                                                                                        Page 3 of 29


1         1975 to 1977, I served as a financial economist with the Commission's staff and testified on

2         rate of return and financial issues in electric, gas, telephone, and water rate cases.

3         After graduation from law school in 1977, I became a Hearing Examiner for the Commission.

4         My primary responsibilities in that position were presiding over rate and other proceedings,

5         drafting proposed rules, and preparing written orders for the Commission's consideration.

6

7         I have testified before the Massachusetts Department of Public Utilities, the Maine

8         Public Utilities Commission, and the Ohio Public Utilities Commission on the cost

9         of capital. I have also testified before the Maine PUC, New Mexico Public Service

10        Commission, the Iowa State Commerce Commission, the Pennsylvania Public Utility

11        Commission, and the Massachusetts Appellate Tax Board on other regulatory issues.

12

13   Q.   Mr. Hoffman and Mr. Levin, please summarize your relevant experience.

14   A.   Over the past several years, we have both been actively involved in the merger and

15        acquisitions (M&A) area.  This work has included 1) screening and evaluating

16        potential merger candidates, 2) estimating cost savings for approximately 15

17        potential mergers, and 3) assisting utilities in post-merger integration planning.

18

19        We have also been involved in organizational and/or performance improvement work at

20        more than 30 utilities. This work has been done for utility clients and on behalf of

21        regulatory commissions (as part of management audits). This work has included

                                            Hoffman/Levin
                                                - 3 -

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                          Testimony of D. J. Hoffman and R. J. Levin
                                                                                        Page 4 of 29


1         organizational design, determining appropriate staffing levels, process redesign, and

2         identifying opportunities to reduce costs. The work has encompassed all aspects of the

3         utility business (generation, transmission, distribution, customer and marketing-related, and

4         A&G functions). With respect specifically to A&G activities, we have both been involved

5         in assignments dealing with the following functions: information services, accounting,

6         human resources, finance and treasury, supply chain management, legal, rates and regulatory

7         affairs, and corporate communication and external affairs.

8

9         Important elements of this work have been benchmarking a particular utility's performance

10        against other companies and understanding the drivers of costs on the overall business and

11        on specific functions. We are also two of the principal authors of Mercer's utility staffing

12        survey. This survey has become an industry standard for evaluating staffing levels; its

13        definition of utility functions and sub-functions is also widely used in merger analysis and

14        testimony.

15

16   Q.   Please describe Mercer's experience in working with NEES.

17   A.   Mercer Management Consulting has worked extensively with NEES since 1992.  Our

18        work with the Company has included the following types of assignments:

19        o    Organizational transformation

20        o    Process improvement

21        o    Business strategy

                                            Hoffman/Levin
                                                - 4 -

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                          Testimony of D. J. Hoffman and R. J. Levin
                                                                                        Page 5 of 29


1    o    Mergers and acquisitions analysis

2

3         These assignments have encompassed all operating, customer-related, and A&G

4         functions in the operating companies and the service company.

5

6         Mercer's extensive knowledge of NEES management and operations was extremely

7         helpful in discussing integration strategies, identifying cost savings opportunities and

8         ultimately, in developing sound estimates of savings and cost to achieve for the

9         proposed NEES-EUA merger.

10

11   Q.   Please describe some of these assignments.

12   A.   In 1992 and 1993, Mercer assisted NEES in a major organizational transformation,

13        which included the creation of business units, the alignment and clarification of roles

14        and responsibilities, and a significant streamlining of organizational structure and

15        staffing.  In 1993 and 1994, we assisted NEES in developing a customer call center

16        strategy which led to the successful consolidation of Massachusetts Electric's six

17        individual call centers into a single center (the Northboro Customer Service Center).

18        During the 1996-1998 period, Mercer helped NEES in the transition from a fully-

19        integrated utility into a "wires" utility; this particular effort included identifying

20        corporate support services required after the divestiture of generation assets.


                                            Hoffman/Levin
                                              - 5 -

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                          Testimony of D. J. Hoffman and R. J. Levin
                                                                                        Page 6 of 29


1

2    Q.   In addition to this testimony, has Mercer been retained to assist in other aspects

3         of the proposed NEES-EUA merger?

4    A.   Yes. Mercer has been retained to assist in the post-merger integration process.

5

6    II.  Summary of Testimony

7    Q.   What is the purpose of your testimony?

8    A.   We have been asked to describe the analysis conducted to estimate the potential cost

9         savings associated with a merger of the New England Electric System ("NEES") and

10        Eastern Utilities Associates ("EUA"). Mercer Management Consulting (Mercer)

11        assisted NEES and EUA (also referred to as the "Companies") in 1) identifying areas

12        with potential cost saving or cost to achieve, 2) collecting relevant data, 3)

13        developing related operating and financial assumptions, and 4) estimating potential

14        savings and costs.

15

16        This testimony presents the results of the analysis, including:

17        o    A summary of results (this section)

18        o    A detailed estimate of savings (Section III)

19        o    A detailed estimate of cost to achieve (Section IV)

20


                                            Hoffman/Levin
                                                - 6 -

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                          Testimony of D. J. Hoffman and R. J. Levin
                                                                                        Page 7 of 29


1         Exhibit DJH-1 provides a summary of potential merger cost savings for the first 10
2         years (2000-2009) and the cost to achieve. Exhibit DJH-2 contains the non-
3         confidential working papers that support the estimates. Exhibit DJH-3 contains our
4         confidential working papers.
5
6    Q.   Please summarize your testimony.
7    A.   The planned merger will result in savings that would not otherwise be achieved by
8         the stand-alone operations of NEES (through its Massachusetts Electric, Narragansett
9         Electric, Granite State Electric, Nantucket Electric, and New England Power Service
10        Company subsidiaries) and EUA (through its Eastern Edison, Blackstone Valley
11        Electric, Newport Electric and EUA Service Corporation subsidiaries). Based on
12        information provided by NEES and EUA and the analysis conducted by NEES
13        management and Mercer, merger-related savings were estimated at approximately
14        $31.1 million in 2005, as shown below:

                                             Estimated Savings in 2005
               Savings Component                  ($ Millions)

          Personnel Savings                         $21.5
          Information Systems Savings                 0.1
          Supply Chain Savings                        0.6
          Facilities Savings                          4.7
          Administrative and General Savings          4.2
                                                      ---
               Total Savings                         31.1


                                            Hoffman/Levin
                                                - 7 -

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                          Testimony of D. J. Hoffman and R. J. Levin
                                                                                        Page 8 of 29


1         The figures above include merger-related savings related only to the regulated

2         "wires" and A&G-related operations of NEES and EUA. No revenue enhancements

3         were identified for the regulated business.

4

5         Only cost savings that would result from the merger were included in estimated

6         savings. These types of savings are derived from the elimination of duplication, cost

7         avoidance, adoption of different management practices and policies, and the

8         improved utilization of assets and employees. Savings which could be achieved

9         without a merger (e.g., position reductions resulting from a process improvement in

10        one company) were not included in the estimated savings.

11

12   Q.   When will the savings commence?

13   A.   Savings will begin in 2000 and continue permanently. Exhibit DJH-l presents savings for

14        only the first 10 years (2000-2009). The cost to achieve the merger savings will occur

15        primarily in the 1999-2002 period.

16

17   Q.   Could the cost savings discussed above and in detail in Section III be achieved

18        without a merger?

19   A.   No. The savings are based upon the elimination of redundancies (in personnel,

20        facilities and other areas) and the gaining of economies brought about by a merger.


                                            Hoffman/Levin
                                              - 8 -

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                          Testimony of D. J. Hoffman and R. J. Levin
                                                                                        Page 9 of 29


1         In addition, the savings would not result without incurring the cost to achieve

2         discussed above and in detail in Section IV.

3

4    Q.   Please describe the process utilized to estimate merger cost savings and cost to

5         achieve.

6    A.   Mercer worked with senior and middle managers at both NEES and EUA to gather

7         the information required to estimate savings and costs. We also met with EUA

8         managers to develop a fuller understanding of the company's business practices,

9         operations, and costs. As discussed earlier, we already had an extensive

10        understanding of NEES business practices, operations, and costs.

11

12        We also worked with NEES management to determine how the merged companies

13        would operate in the future, e.g., the expected level of integration in the A&G,

14        customer-related, and T&D functions.

15

16        Based on information collected and assumptions about now the merged companies

17        would operate, estimates of merger savings and costs were developed, discussed, and

18        refined. The process used to develop the estimated savings and cost to achieve was

19        reasonable, and captured the significant sources of savings available and costs that

20        would be incurred in a merger.


                                            Hoffman/Levin
                                              - 9 -

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                          Testimony of D. J. Hoffman and R. J. Levin
                                                                                       Page 10 of 29


1    Q.   What assumptions were made in the analysis?

2    A.   The following assumptions were made in estimating cost savings:

3         o    The combined companies will begin integrated operations on January 1, 2000

4         o    The "wires" business will be run with one principal operating company in each
5              state (Massachusetts, Rhode Island, and New Hampshire) and one service
6              company

7         o    A high-degree of integration will occur, e.g.:

8              -    Financial, accounting, human resources, legal, external affairs, and corporate
9                   planning functions will be fully integrated

10             -    IS data centers will be consolidated

11             -    Call centers will be consolidated

12             -    Central T&D planning, engineering, and support will be fully integrated, as
13                  will transmission field forces

14        o    Annual savings will escalate at a rate of 2.2 percent
15

16   Q.   How were capital-related savings calculated?

17   A.   Capital-related savings were calculated using a revenue requirement methodology.

18        Under this methodology, for example, a capital deferral or avoidance of $1 million in

19        2000 would not result in a merger savings of $1 million in that year; rather annual

20        savings relating to the fixed charges (cost of capital, depreciation, insurance, and

21        taxes on the $1 million deferral or avoided) are calculated. The revenue

22        requirements methodology reflects the timing of merger savings and how capital or

23        construction-related costs are treated for ratemaking purposes.

24

                                            Hoffman/Levin
                                              - 10 -

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                          Testimony of D. J. Hoffman and R. J. Levin
                                                                                       Page 11 of 29


1         Fixed charge rates for NEES and EUA were estimated and then blended, based on the

2         relative size of the companies. A levelized fixed charge rate of 13.5 percent was

3         used for capital items other than IS-related. A levelized fixed charge rate of 28.6

4         percent was used for IS-related items; the higher rate is due to a more rapid (five-year)

5         depreciation period.

6

7    Q.   Is the level of estimated cost savings achievable?

8    A.   We believe that the level of savings identified in our study has a high likelihood of

9         achievement. Beyond that level, we are aware that Mr. Jesanis is testifying that he

10        expects the savings to be achieved from the acquisition of EUA will be $35 million per

11        year or more in 2005. We believe that this higher level of savings is likely to be

12        achieved for the following reasons:

13        o    NEES management approach: During our previous assignments with NEES,
14             the Company has been very creative and aggressive in identifying opportunities
15             to reduce costs; the early creation of a transition team to facilitate the merger
16             illustrates NEES's aggressive approach to opportunities.

17        o    NEES "track record": NEES has successfully addressed many of the same
18             issues that arise in a merger, e.g., designing a streamlined organization,
19             integrating multiple call centers, and optimizing field forces and work out
20             locations.

21        o    National Grid-related synergies: Additional synergies are expected to result
22             from the National Grid-NEES merger, e.g., taking advantage of National Grid test
23             practices and financing capabilities.


                                            Hoffman/Levin
                                               - 11 -

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                          Testimony of D. J. Hoffman and R. J. Levin
                                                                                       Page 12 of 29


1         o    Additional sources of savings: Opportunities may arise which have not been
2              captured in our estimates. These include 1) outsourcing functions (given the
3              greater volume of work for the merged companies); 2) taking advantage of new
4              technologies (given the merged companies greater scale); and 3) achieving
5              longer-term IS savings by avoiding duplicative efforts.
6
7         As such, we agree with Mr. Jesanis that actual savings are likely to exceed our

8         estimated savings.

9

10   III. Detailed Estimate of Cost Savings

11

12   A.   Summary of Personnel and Non-Personnel Savings

13   Q.   You have estimated merger cost savings of $31.1 million in 2005. Would you

14        define the principal components of cost savings and the estimated savings in

15        each component?

16   A.   As illustrated in the table on page 7 of this testimony and in Exhibit DJH-2, savings

17        have been classified into five components:

18        o    Personnel savings: related to position reductions in A&G, customer, transmission and
19             distribution, and other functions

20        o    Information systems savings (non-personnel): related to integration of applications;
21             mainframe, network, midrange/server, and PC/workstation operations; projects; and
22             telecommunications

23        o    Supply chain savings (non-personnel): related to reductions in inventory; lower costs
24             for materials, equipment, and contractor services; and reductions in the number of
25             vehicles


                                            Hoffman/Levin
                                              - 12 -

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                          Testimony of D. J. Hoffman and R. J. Levin
                                                                                       Page 13 of 29


1         o    Facilities savings (non-personnel): related to the closing of facilities, including
2              office space

3         o    Administrative and general savings (non-personnel): related to A&G
4              overheads, advertising, association dues, benefits administration, corporate
5              governance (i.e., shareholder services and board fees), financing costs and fees,
6              insurance, professional services, and regulatory expenses
7
8         The level of estimated savings (in 2005 dollars unless otherwise indicated) and the

9         bases for the estimates are discussed below.

10

11        B.   Personnel Savings

12   Q.   Please discuss the analysis supporting your personnel savings estimate of $21.5

13        million in 2005.

14   A.   Personnel savings were estimated using the following process:

15        o    First, staffing levels for NEES and EUA were estimated as of January 1, 2000.
16             Both companies provided detailed organizational and functional breakdowns that
17             assigned each employee to one of the following functions:


                                            Hoffman/Levin
                                              - 13 -

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                          Testimony of D. J. Hoffman and R. J. Levin
                                                                                       Page 14 of 29


1    A&G Functions                                          Customer Functions

     o    Purchasing and Material Management (excluding     o    Retail Marketing and Sales
          Storeroom Personnel)
                                                            o    Customer Service
     o    Human Resources
                                                            Electric Transmission and Distribution Functions
     o    Finance, Accounting, and Planning
                                                            o    Electric Distribution
     o    Information Services and Telecommunications
                                                            o    Electric System Technical Support
     o    External Relations
                                                            o    Electric Transmission
     o    Legal
                                                            o    Transportation, Real Estate, and Facilities
     o    Administrative and Support Services (excluding         Maintenance
          Transportation, Real Estate and Facilities
          Maintenance)                                      o    Storeroom Personnel

     o    Executive Management                              Other

                                                            o    Other Activities
2
3              Within these functions, employees were also assigned to specific sub-functions.
4              For example, within Customer Service, an employee could be assigned to meter
5              reading, customer inquiry, credit and collections, or another sub-function. The
6              complete list of functions and sub-functions used in this analysis is included in
7              the Exhibit DJH-3 working papers. The use of a common format (Mercer's
8              staffing survey function and sub-function classification) allowed for an
9              "apples-to-apples" staffing analysis.

10        o    Second, the number of positions that could be eliminated as a result of the merger
11             was estimated. The magnitude of the reduction in each sub-function was based
12             upon identified duplication or redundant activities; the expected degree of
13             integration; potential changes in policies or practices; and any incremental
14             workloads that would result in that area. The number of position reductions in
15             any one sub-function were not allowed to exceed the smaller of the number of
16             positions of either NEES or EUA on a stand-alone basis. For example, if NEES
17             had 15 positions in a sub-function and EUA had 5 positions, the reduction could
18             not exceed 5 positions.


                                            Hoffman/Levin
                                               - 14 -

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                          Testimony of D. J. Hoffman and R. J. Levin
                                                                                       Page 15 of 29


1         o    Third, an average compensation was calculated for each sub-function and then
2              multiplied by the number of positions reduced in that sub-function. The
3              compensation figures used were the average of NEES and EUA compensation
4              levels. Compensation figures included base compensation (wages or salaries)
5              and benefits. Benefits included such items as pension plans, medical insurance,
6              life insurance, savings (401K) plans, bonuses and incentives, and payroll taxes.
7              The average total compensation (salary and benefits) for positions reduced was
8              $84,900 (in 2000 dollars).
9
10   Q.   Please describe the results of the personnel analysis.
11   A.   NEES was estimated to have 3,240 positions in utility operations and EUA was
12        estimated to have 869 positions as of January 1, 2000. Total position reductions
13        were estimated at 234, or approximately 6 percent of the 4,109 combined positions.
14        These reductions consist of 88 A&G, 62 customer, 78 T&D, and 6 other function
15        positions, as shown below.


                                         Position Reductions
                         -------------------------------------------------------
                              A&G       Customer        T&D      Other     Total
     NEES Positions           461         722          2,057        0      3,240
     EUA Positions            173         201            488        7        869
                              ---         ---            ---        -        ---
     Combined Positions       634         923          2,545        7      4,109
     Estimated Reductions     (88)        (62)           (78)      (6)      (234)
     Reduction as a % of       14%          7%             3%      86%         6%
     Combined Positions

     Reduction as a % of       51%         31%            16%      86%        27%
     EUA Positions

16

17        The 234 position reductions also equals 27 percent of EUA's 869 positions. At this
18        point, no decisions have been made as to which reductions will come from current
19        NEES positions or EUA positions.


                                            Hoffman/Levin
                                              - 15 -

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                          Testimony of D. J. Hoffman and R. J. Levin
                                                                                       Page 16 of 29

1

2         As shown above, the percentage reductions in the A&G functions are significantly

3         higher than the percentage reductions in the customer and T&D functions. The

4         relative difference reflects the fact that "headquarter" or "office" type functions offer

5         greater opportunities for savings than do "field" functions, such as line maintenance

6         and construction.

7

8    Q.   What was the assumed timing of the estimated reduction in positions?

9    A.   In the A&G (except for IS), customer, and T&D functions, 75 percent of reductions

10        were assumed to occur in 2000 with the remaining 25 percent occurring in 2001. In

11        the IS area, reductions were assumed to be 0 percent in 2000, 50 percent in 2001, and

12        the remaining 50 percent in 2002. The slower timing of reductions in IS reflects the

13        complicated work required to integrate the two companies' systems.

14

15   Q.   How were capital-related personnel savings calculated?

16   A.   The percent of payroll savings allocated to capital was 0 percent for the A&G and

17        customer functions and 35 percent for the T&D functions. These rates were based on

18        payroll allocation figures provided by the companies, weighted by their relative sizes.

19        As discussed earlier, capital-related savings were translated into revenue

20        requirements, based on estimated fixed charge rates.

21


                                            Hoffman/Levin
                                              - 16 -

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                          Testimony of D. J. Hoffman and R. J. Levin
                                                                                       Page 17 of 29


1    C.   Information Systems Savings (Non-Personnel)

2    Q.   Please describe the information systems functions at NEES and EUA.

3    A.   NEES information systems operate on an MM mainframe computer, an IBM

4         midrange computer, approximately 60 servers, and approximately 2,500 PCs.

5         Corporate, financial and administrative systems utilize Walker software; HR/payroll

6         will utilize PeopleSoft; and the customer information system was developed

7         in-house. The company also has numerous operational systems running on the

8         midrange and mainframe computers. The NEES data center is located in the

9         Westborough headquarters.

10

11        EUA information systems operate on an Amdahl mainframe computer,

12        approximately 20 servers, and approximately 600 PCs. EUA operates various

13        financial packages; a CYBORG HR/payroll system; a customer information system

14        developed in-house; and numerous operational systems. The EUA data center is

15        located in the West Bridgewater headquarters.

16

17   Q.   Please discuss estimated cost savings in the IS area?

18   A.   Merger savings were estimated based on two major assumptions: first, that data

19        centers will be consolidated; second, that the combined companies will migrate to

20        NEES applications including Walker, PeopleSoft, and the NEES customer

21        information system.


                                            Hoffman/Levin
                                              - 17 -

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                          Testimony of D. J. Hoffman and R. J. Levin
                                                                                       Page 18 of 29

1

2         Most of the savings come from a reduction in personnel, which was discussed earlier.

3         Non-personnel savings relating to the consolidation of data centers are largely offset

4         by the cost of adding computing capacity for combined mainframe and midrange

5         computer operations. In 2005, non-personnel IS savings were estimated at

6         approximately $0.1 million.
7
8    D.   Supply Chain Savings (Non-Personnel)

9    Q.   What are the potential areas of cost savings in the supply chain area?

10   A.   Cost savings in supply chain can potentially occur in the following areas:

11        o    A reduction in inventory, based on the consolidation of the companies'
12             storerooms and a sharing of spare parts

13        o    Lower prices paid for materials, equipment and contractor services, based on
14             greater purchasing leverage and the potential for more standardization and vendor
15             consolidation

16        o    A reduction in the number of vehicles, based on a reduction in the number of
17             field and headquarter positions
18
19   Q.   Please discuss the estimated level of savings in supply chain?

20   A.   Supply chain-related savings in 2005 of $0.6 million were estimated.

21


                                            Hoffman/Levin
                                              - 18 -

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                          Testimony of D. J. Hoffman and R. J. Levin
                                                                                       Page 19 of 29


1         Inventory savings were $0.1 million of the total. Savings were based on a reduction

2         in fixed charges associated with a 25 percent reduction in EUA's current inventory of

3         $3.6 million.

4

5         Procurement savings on materials and equipment were estimated at $0.3 million in

6         2005. These savings were based on an estimated 3 percent reduction in the cost of

7         EUA's annual purchases of approximately $9.4 million. Merger-related savings for

8         contractor services were minimal, since EUA does not have significant contractor

9         services costs (estimated at $2.4 million for vegetation control and $0.2 million for

10        other services in 1998). In addition, the ability to gain purchasing leverage on

11        contractor services is difficult.

12

13        Vehicle-related savings were estimated at $0.2 million in 2005. Vehicle savings will

14        occur as a result of the reductions in the number of positions. An elimination of 5

15        heavy duty vehicles (due to the reduction of 5 T&D crews) and 10 passenger vehicles

16        (due to the reduction of approximately 90 A&G personnel) were estimated. Savings

17        were based on annual operating and fixed costs of $20,000 per heavy duty vehicle

18        and $5,000 per passenger vehicle.

19


                                            Hoffman/Levin
                                              - 19 -

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                          Testimony of D. J. Hoffman and R. J. Levin
                                                                                       Page 20 of 29


1    E.   Facilities Savings (Non-Personnel)

2    Q.   Does the merger of NEES and EUA create an opportunity to consolidate

3         facilities?

4    A.   Yes. As a result of the NEES-EUA merger, only one headquarters building will be

5         required, since A&G functions will be fully integrated. Based on planned T&D

6         operations, the EUA service centers and work out locations will continue to operate

7         in order to meet customer needs. As a result, no other opportunities to reduce facility

8         costs were identified.

9    Q.   What are the estimated facilities-related savings?

10   A.   The consolidation of headquarters will provide an estimated savings of $4.7 million

11        in 2005. The savings reflect reductions in both operating expenses (e.g.,

12        maintenance and outside services) and capital-related costs.

13

14   F.   Administrative and General Savings (Non-Personnel)

15   Q.   What are the potential areas of non-personnel savings related to administrative

16        and general functions?

17   A.   We identified the following nine potential areas of cost savings: A&G overheads;

18        advertising; association dues; benefits administration; corporate governance (i.e.,

19        shareholder services and board-related costs); financial fees; insurance; professional

20        services; and regulatory expenses.

21


                                            Hoffman/Levin
                                              - 20 -

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                          Testimony of D. J. Hoffman and R. J. Levin
                                                                                       Page 21 of 29


1    Q.   What level of non-personnel A&G savings were estimated in the merger

2         analysis?

3    A.   Savings in 2005 of $4.2 million were estimated. Sources of significant savings

4         included the professional services and corporate governance areas. Savings estimates

5         for each area are discussed below.

6

7    Q.   Please discuss estimated savings related to A&G overheads in 2005.

8    A.   Estimated A&G overhead-related merger savings of $0.8 million were identified.

9         A&G overheads include expenses for office supplies, publications, personal

10        computers, and other miscellaneous expenses. These types of expenses are often

11        captured in FERC Account 921.

12

13        Using NEES and EUA FERC data and other reports, we estimated overheads at

14        $3,000 per employee (in 2000 dollars). This figure was multiplied by the number of

15        position reductions to estimate annual savings.

16

17   Q.   Please discuss estimated savings related to advertising.

18   A.   Estimated savings in the advertising area were $0.3 million in 2005. Savings will

19        result from an elimination of duplicative costs, e.g., some media purchases. For this

20        transaction, savings were estimated at 50 percent of EUA's annual, normalized

21        advertising expenses.


                                            Hoffman/Levin
                                              - 21 -

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                          Testimony of D. J. Hoffman and R. J. Levin
                                                                                       Page 22 of 29

1

2    Q.   Please discuss estimated savings related to association dues.

3    A.   Association dues-related savings of $0.1 million in 2005 were identified. Savings

4         were based on lower expenditures for combined membership in the Edison Electric

5         Institute and the termination of membership in other associations.

6

7    Q.   Please discuss estimated savings related to benefits administration.

8    A.   Estimated merger savings in this area were $0.1 million in 2005. Although total

9         benefit costs for medical, dental, life and other insurance, pensions, and savings

10        plans are significant, the opportunity to reduce costs is very limited. For example,

11        NEES' HMO benefits are self-insured and do not provide an opportunity for savings.

12

13   Q.   Please discuss estimated savings related to corporate governance.

14   A.   Merger savings related to a reduction in corporate governance costs were estimated

15        at $0.9 million in 2005. Savings related to shareholder services result from the

16        elimination of duplicate activities and costs, such as preparation of the annual

17        shareholders' report and transfer agent fees. Additional savings result from the

18        elimination of director fees and expenses for one company.

19

20   Q.   Please discuss estimated savings related to financing costs and fees.


                                            Hoffman/Levin
                                              - 22 -

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                          Testimony of D. J. Hoffman and R. J. Levin
                                                                                       Page 23 of 29


1    A.   Merger savings in this area were estimated at $0.3 million in 2005, based on a

2         reduction in line of credit fees for the combined company. The savings related to

3         lines of credit are based on a 100 percent elimination of EUA's stand-alone fees.

4

5    Q.   Please discuss estimated savings related to insurance.

6    A.   Merger-related insurance savings were estimated at $0.7 million in 2005. Savings

7         were based on expected reductions in property and liability coverage premiums (due

8         to reduction in cost per additional dollar of coverage); reductions in directors and

9         officers insurance premiums (due to the elimination of one board of directors); and

10        reductions in brokerage fees (due to the consolidation of insurance purchasing).

11

12   Q.   Please discuss estimated savings related to professional services.

13   A.   Merger-related savings for professional services were estimated at $1.0 million in

14        2005. Professional services savings result from the elimination of duplicative efforts

15        in areas such as external auditing, legal support, legislative services, and general

16        consulting. The savings were based on an approximate 40 percent reduction in

17        EUA's stand-alone annual professional services costs.

18

19   Q.   Please discuss estimated savings related to regulatory expenses.


                                            Hoffman/Levin
                                              - 23 -

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                          Testimony of D. J. Hoffman and R. J. Levin
                                                                                       Page 24 of 29


1    A.   Merger-related savings for regulatory expenses were estimated at $0.1 million in

2         2005. Savings (non-personnel) in this area are relatively small, since annual

3         assessments (the largest component of costs) are not likely to be reduced when the

4         two companies merge. The savings estimate is based on a 20 percent reduction in

5         EUA's annual reporting, filing, and miscellaneous expenses of approximately $0.3

6         million, to reflect the elimination of some duplication and gains from integrating

7         regulatory affairs management.

8

9    G.   Comparison with Other Transactions

10   Q.   Did you compare the NEES-EUA merger to other transactions?

11   A.   Yes. We reviewed a number of transactions, including the BEC Energy-COM/Energy

12        merger.

13

14        The 6 percent reduction in positions for the NEES-EUA merger falls in the 3 percent-

15        11 percent range for other transactions that we reviewed. We would not expect the

16        NFES-EUA percentage reductions to be at the high end of the range given the

17        significant difference in staffing levels between NEES and EUA (NEES has 3.7

18        times the staffing of EUA). In the other transactions, the ratio of employees for the

19        merger partners is typically in the 1 to 2 times range, which creates the potential for

20        higher percentage savings.

21


                                            Hoffman/Levin
                                              - 24 -

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                          Testimony of D. J. Hoffman and R. J. Levin
                                                                                       Page 25 of 29


1    Q.   Why did you conclude that the NEES-EUA merger has a more limited

2         opportunity to reduce costs?

3    A.   First, NEES and EUA are relatively "lean" utilities. This limits the ability to reduce

4         staffing (the largest source of savings) in a merger situation.

5

6         For example, NEES and EUA were estimated to have a combined pre-merger staffing of

7         4,109 or 2.5 employees per thousand customers (based on a total of 1.66 million

8         customers). The comparable figures for BEC Energy and COM/Energy are combined

9         pre-merger staffing of 3,338 or 3.2 employees per thousand customers (based on a

10        total of 1.04 electric customers). Based on estimated position reductions in each

11        transaction, post-merger NEES-EUA will have 2.3 employees per thousand customers

12        compared to 2.9 employees per thousand customers for post-merger BEC

13        Energy-CONI/Energy.

14

15        Second, EUA has a relatively small cost base. For example, in 1997, combined T&D,

16        customer (excluding demand-side management) and A&G-related expenses were $77

17        million. COM/Energy's expenses were $116 million for the same electric functions and

18        $147 million if gas-related A&G expenses are included. Again, the lower cost base

19        limits the potential savings.

20

21   Q.   Please summarize this section of your testimony.


                                            Hoffman/Levin
                                              - 25 -

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                          Testimony of D. J. Hoffman and R. J. Levin
                                                                                       Page 26 of 29


1    A.   Merger cost savings of $31.1 million in 2005 were estimated. Approximately 70

2         percent of savings ($21.5 million) were personnel-related. The savings are based

3         upon an assumed merger of NEES and EUA and would not result otherwise.

4

5    IV.  Detailed Estimate of Cost to Achieve

6    Q.   What types of costs are incurred when two companies merge?

7    A.   Costs fall into the following four categories:

8         o    Transaction costs: primarily the fees paid to investment bankers for advice on
9              the merger transaction and to outside legal counsel for advice on the merger
10             transaction and support in regulatory proceedings

11        o    Personnel costs: primarily the out-of-pocket costs incurred to achieve the
12             reduction in positions, e.g., early retirement/severance packages; other costs
13             include retention payments to employees deemed necessary for a successful
14             integration, as well as relocation and retraining costs

15        o    Transition costs: the costs incurred to integrate the two companies, e.g.,
16             support for organizational redesign and process integration; communication
17             costs; and costs related to the closing of facilities

18        o    Information systems costs: the costs associated with integrating systems,
19             consolidating data centers, creating a common meter reading standard, and
20             connecting telecommunication networks
21
22   Q.   How were these costs estimated for the potential merger of NEES and EUA?


                                            Hoffman/Levin
                                              - 26 -

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                          Testimony of D. J. Hoffman and R. J. Levin
                                                                                       Page 27 of 29


1    A.   Banker and legal fees were estimated by NEES and EUA management. Other

2         estimated costs to achieve were based on information provided by NEES and EUA

3         and on discussions with NEES management concerning the degree of integration

4         expected, planned corporate policies, and the resulting integration requirements.

5         This process addressed all significant costs to achieve.

6

7    Q.   Please summarize the estimated cost to achieve for the merger.

8    A.   The cost to achieve was estimated at $63.6 million - approximately $11.4 million for

9         transaction costs, $40.1 million for personnel costs; $4.6 million for transition costs,

10        and $7.6 million for information systems costs. Details are provided in Exhibits

11        DJH-1 and 2 and below. Approximately 85 percent of the costs will be incurred in

12        the 1999-2000 period.

13

14   Q.   Please discuss the estimated transaction costs of approximately $11.4 million.

15   A.   The primary transaction costs are for merger assistance provided by investment

16        bankers and merger and regulatory assistance from outside counsel. These costs

17        were estimated by NEES and EUA at $7.5 million for banker fees and $3.5 million

18        for legal fees. The other transaction cost included is for director and officer tail

19        liability coverage ($0.4 million).

20

                                            Hoffman/Levin
                                              - 27 -

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                          Testimony of D. J. Hoffman and R. J. Levin
                                                                                       Page 28 of 29


1    Q.   Please discuss the estimated personnel costs of approximately $40.1 million.

2    A.   The most significant personnel costs incurred in a merger are related to achieving

3         targeted reductions in the workforce.

4

5         Separation and retention costs were estimated at $35.2 million. These costs include

6         payments te employees for early retirement, severance and/or other separation

7         packages; payments to executives other than EUA parent company, generation-related,

8         and unregulated business executives; and retention of key employees.

9

10        Other costs were estimated at $5 million. These costs include estimated relocation

11        and miscellaneous costs ($2.8 million) and estimated retraining and reorientation

12        costs for customer services, T&D, and administrative personnel to learn about future

13        work processes, as well as company policies and practices ($2.2 million).

14

                                            Hoffman/Levin
                                              - 28 -

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                          Testimony of D. J. Hoffman and R. J. Levin
                                                                                       Page 29 of 29


1    Q.   Please discuss the estimated transition costs of $4.6 million.

2    A.   Transition costs are costs incurred to integrate the separate operations of the two

3         companies. Estimated costs for the NEES-EUA merger included $2.0 million for

4         outside organizational and change management support; $0.8 million for internal

5         process integration teams; $0.5 million for communications about the merger and

6         integration process to employees and external parties, e.g., shareholders, regulatory

7         commissions, vendors, and the investment community; $1.0 million for the closing

8         of some facilities and for the reconfiguration of other facilities; and $0.3 million for

9         changes to corporate signage and stationary.

10

11   Q.   Please discuss the estimated information systems costs of $7.6 million.

12   A.   The most significant IS cost was an estimated $6.6 million for applications

13        integration, data conversion, and the consolidation of data centers. Other costs

14        included $0.6 million to outfit EUA meter readers with NEES-standard meter

15        reading devices; and $0.4 million to link the two telecommunications networks and

16        to reconfigure/reprogram customer service center switches.

17

18   Q.   Does this conclude your testimony?

19   A.   Yes, it does.


                                            Hoffman/Levin
                                              - 29 -

                                                    New England Electric System
                                                    Eastern Utilities Associates
                                                    R.I.P.U.C. Docket _____



                                    EXHIBITS
                                       OF
                      DAVID J. HOFFMAN & RICHARD J. LEVIN


Exhibit DJH-1       Summary of Savings and Cost to Achieve

Exhibit DJH-2       Supporting Working Papers

Exhibit DJH-3       Supporting Working Papers (Confidential)

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. Docket _____
                                                      Exhibit DJH-1



                               Exhibit DJH-1

                           Summary of Savings and
                              Cost to Achieve

                                                                                                                Exhibit DJH-1

                                                          Savings Summary
                                                              in $000

                            2000     2001     2002     2003     2004     2005     2006     2007     2008     2009     Total

Personnel                   12,365   17,846   19,326   20,040   20,771   21,517   22,279   23,059   23,855   24,669   205,728

Non-Personnel
Information Systems             17       34       52       53       55       56       57       58       60       61       502
Supply Chain                   247      513      539      566      594      622       651      680     710      741     5,862
Facilities                       -    4,271    4,365    4,461    4,559    4,659     4,762    4,867   4,974    5,083    42,001
Administrative and General   3,508    3,778    3,942    4,029    4,117    4,208     4,300    4,395   4,492    4,590    41,359
                            -------------------------------------------------------------------------------------------------------
Total Savings               16,137   26,442   28,224   29,149   30,095   31,061    32,049   33,059  34,090   35,145   295,452

Cost to Achieve             54,060    8,350    1,200        -        -        -         -        -       -        -    63,610

                            -------------------------------------------------------------------------------------------------------
Net Savings                (37,923)  18,092   27,024   29,149   30,095   31,061    32,049   33,059   34,090  35,145    231,842


                                                           Confidential
                                                           Page 1 of 13

                                                     NEES-EUA Savings Summary

                                                         Personnel Summary
                                                              in $000

                                     2000     2001     2002     2003     2004     2005     2006     2007     2008     2009     Total
A&G Personnel

% Capitalized                          0%
Rev Req Rate                        13.5%

Escalation Total                              2.2%     4.4%     6.7%     9.1%    11.5%    13.9%    16.5%    19.0%    21.6%
% Realized--- IS                       0%      50%     100%     100%     100%     100%     100%     100%     100%     100%
% Realized---Other                    75%     100%     100%     100%     100%     100%     100%     100%     100%     100%

                                       Reductions
                                       ----------
   Ongong savings - IS              1,528      18
   Ongoing savings - Other          6,680      70

Total Savings                       5,010    7,608    8,573    8,761    8,954    9,151    9,352    9,558    9,768    9,983   86,719

O&M Savings                         5,010    7,608    8,573    8,761    8,954    9,151    9,352    9,558    9,768    9,983   86,719

1 Capital Savings                     -        -        -        -        -        -        -        -        -        -
2                                              -        -        -        -        -        -        -        -        -
3                                                       -        -        -        -        -        -        -        -
4                                                                -        -        -        -        -        -        -
5                                                                         -        -        -        -        -        -
6                                                                                  -        -        -        -        -
7                                                                                           -        -        -        -
8                                                                                                    -        -        -
9                                                                                                             -        -
10                                                                                                                     -

                           --------------------------------------------------------------------------------------------------------
Total Capital Savings                 -         -        -        -       -        -        -        -        -        -       -

Rev Req Savings                       -         -        -        -       -        -        -        -        -        -       -

                           --------------------------------------------------------------------------------------------------------
Total O&M + Rev Req Savings         5,010    7,608    8,573    8,761    8,954    9,151    9,352    9,558    9,768    9,983   86,719


                                                           Confidential
                                                           Page 2 of 13

                                                     NEES-EUA Savings Summary


                                     2000     2001     2002     2003     2004     2005     2006     2007     2008     2009    Total

Customer Related Personnel

% Capitalized                          0%
Rev Req Rate                        13.5%
Escalation Total                              2.2%     4.4%     6.7%     9.1%    11.5%    13.9%    16.5%    19.0%   21.6%
% Realized                            75%     100%     100%     100%     100%     100%     100%     100%    100%   100%

                                       Reductions
Ongoing savings                     4,930      62

Total Savings                       3,697    5,038    5,149    5,262    5,378    5,496    5,617    5,741    5,867    5,996   53,242

O&M Savings                         3,697    5,038    5,149    5,262    5,378    5,496    5,617    5,741    5,867    5,996   53,242

1 Capital Savings                     -        -        -        -        -        -        -        -        -        -
2                                              -        -        -        -        -        -        -        -        -
3                                                       -        -        -        -        -        -        -        -
4                                                                -        -        -        -        -        -        -
5                                                                         -        -        -        -        -        -
6                                                                                  -        -        -        -        -
7                                                                                           -        -        -        -
8                                                                                                    -        -        -
9                                                                                                             -        -
10                                                                                                                     -

Total Capital Savings                 -        -        -        -        -        -        -        -        -        -        -
Rev Req Savings                       -        -        -        -        -        -        -        -        -        -        -

Total O&M + Rev Req Savings         3,697    5,038    5,149    5,262    5,378    5,496    5,617    5,741    5,867    5,996   53,242

                                                            Confidential
                                                            Page 3 of 13

                                                      NEES-EUA Savings Summary

                                     2000     2001     2002     2003     2004     2005     2006     2007     2008     2009    Total
T&D Personnel

% Capitalized                         35%
Rev Req Rate                        13.5%
Escalation Total                              2.2%     4.4%     6.7%     9.1%    11.5%    13.9%    16.5%    19.0%    21.6%
% Realized                            75%     100%     100%     100%     100%     100%     100%     100%     100%     100%
                                      Reductions
Ongoing savings                     6,088       78

Total Savings                       4,566    6,222    6,359    6,499    6,642    6,788    6,938    7,090    7,246    7,406   65,757

O&M Savings                         2,968    4,045    4,133    4,224    4,317    4,412    4,509    4,609    4,710    4,814   42,742

1 Capital Savings                   1,598    1,598    1,598    1,598    1,598    1,598    1,598    1,598    1,598    1,598
2                                            2,178    2,178    2,178    2,178    2,178    2,178    2,178    2,178    2,178
3                                                     2,226    2,226    2,226    2,226    2,226    2,226    2,226    2,226
4                                                              2,275    2,275    2,275    2,275    2,275    2,275    2,275
5                                                                       2,325    2,325    2,325    2,325    2,325    2,325
6                                                                                2,376    2,376    2,376    2,376    2,376
7                                                                                        2,428     2,428    2,428    2,428
8                                                                                                  2,482    2,482    2,482
9                                                                                                           2,536    2,536
10                                                                                                                   2,592

                           --------------------------------------------------------------------------------------------------------
Total Capital Savings               1,598    3,776    6,002    8,276   10,601   12,977   15,405   17,887   20,423   23,015  119,961

Rev Req Savings                       216      510      810    1,117 1,431.16    1,752    2,080    2,415    2,757    3,107   16,195

                           --------------------------------------------------------------------------------------------------------
Total O&M + Rev Req Savings         3,184    4,554    4,944    5,342    5,749    6,164    6,589    7,023    7,467    7,921   58,937

                                                            Confidential
                                                            Page 4 of 13

                                     2000     2001     2002     2003     2004     2005     2006     2007     2008     2009    Total
Other Personnel

% Capitalized                          0%
Rev Req Rate                        13.5%
Escalation Total                              2.2%     4.4%     6.7%     9.1%    11.5%    13.9%    16.5%    19.0%    21.6%
% Realized                            75%     100%     100%     100%     100%     100%     100%     100%     100%     100%

                                      Reductions

Ongoing savings                       632        6


Total Savings                         474      646      661      675      690      705      721      737      753      769    6,831

O&M Savings                           474      646      661      675      690      705      721      737      753      769    6,831

1 Capital Savings                     -        -        -        -        -        -        -        -        -        -
2                                              -        -        -        -        -        -        -        -        -
3                                                       -        -        -        -        -        -        -        -
4                                                                -        -        -        -        -        -        -
5                                                                         -        -        -        -        -        -
6                                                                                  -        -        -        -        -
7                                                                                           -        -        -        -
8                                                                                                    -        -        -
9                                                                                                             -        -
10                                                                                                                     -

                           --------------------------------------------------------------------------------------------------------
Total Capital Savings                 -        -        -        -        -        -        -        -        -        -        -

Rev Req Savings                       -        -        -        -        -        -        -        -        -        -        -

                           --------------------------------------------------------------------------------------------------------
Total O&M + Rev Req Savings           474      646      661      675      690      705      721      737      753      769    6,831


Total Personnel Savings
A&G                                 5,010    7,608    8,573    8,761    8,954    9,151    9,352    9,558    9,768    9,983   86,719
Customer-Related                    3,697    5,038    5,149    5,262    5,378    5,496    5,617    5,741    5,867    5,996   53,242
T&D                                 3,184    4,554    4,944    5,342    5,749    6,164    6,589    7,023    7,467    7,921   58,937
Other                                 474      646      661      675      690      705      721      737      753      769    6,831

                           --------------------------------------------------------------------------------------------------------
Total                              12,365   17,846   19,326   20,040   20,771   21,517   22,279   23,059   23,855   24,669  205,728


                                                           Confidential
                                                           Page 5 of 13

                                                     NEES-EUA Savings Summary

                                                        IS Savings Summary
                                                              in $000


                                     2000     2001     2002     2003     2004     2005     2006     2007     2008     2009    Total

Rev Req Rate                        28.6%
Total Escalation                              2.2%     4.4%     6.7%     9.1%    11.5%    13.9%    16.5%    19.0%    21.6%
% Realized                            33%      67%     100%     100%     100%     100%     100%     100%     100%     100%

O&M Savings
A&G Applications                      -        -        -        -        -        -        -        -        -        -        -
T&D Applications                      -        -        -        -        -        -        -        -        -        -        -
Customer Applications                 -        -        -        -        -        -        -        -        -        -        -
Mainframe and Network                  17       34       52       53       55       56       57       58       60       61      502
Midrange/Servers                      -        -        -        -        -        -        -        -        -        -        -
PC/Workstations                       -        -        -        -        -        -        -        -        -        -        -
Projects                              -        -        -        -        -        -        -        -        -        -        -
Telecommunications                    -        -        -        -        -        -        -        -        -        -        -

-----------------------------------------------------------------------------------------------------------------------------------
Total O&M Savings                      17       34       52       53       55       56       57       58       60       61      502

Capital Savings
A&G Applications
T&D Applications
Customer Applications
Mainframe and Network
Midrange/Servers
PC/Workstations
Projects (PeopleSoft)                 -        -
Telecommunications

Total Capital Savings                 -        -        -        -        -        -        -        -        -        -        -

1 Capital Savings                     -        -        -        -        -
2                                              -        -        -        -        -
3                                                       -        -        -        -        -
4                                                                -        -        -        -        -
5                                                                         -        -        -        -        -
6                                                                                  -        -        -        -        -
7                                                                                           -        -        -        -
8                                                                                                    -        -        -
9                                                                                                             -        -
10                                                                                                                     -

                           --------------------------------------------------------------------------------------------------------
Total Capital Savings                 -        -        -        -        -        -        -        -        -        -        -

Rev Req Savings                       -        -        -        -        -        -        -        -        -        -        -

                           --------------------------------------------------------------------------------------------------------
Total O&M + Rev Req Savings            17       34       52       53       55       56       57       58       60       61      502


                                                           Confidential
                                                           Page 6 of 13

                                                     NEES-EUA Savings Summary

                                                       Supply Chain Summary
                                                              in $000

                                     2000     2001     2002     2003     2004     2005     2006     2007     2008     2009    Total
Inventory
% Capitalized                        100%
Carrying Cost                       13.7%
Total Escalation                              2.2%     4.4%     6.7%     9.1%    11.5%    13.9%    16.5%    19.0%    21.6%
% Realized                            50%     100%     100%     100%     100%     100%     100%     100%     100%     100%

Inventory Reduction                   899

Annual Savings                        450      919      939      960      981    1,002    1,024    1,047    1,070    1,093    9,485

O&M Savings                             0        0        0        0        0        0        0        0        0        0        0

Capital Savings                       450      919      939      960      981    1,002    1,024    1,047    1,070    1,093    9,485

Rev Req Savings                        62      126      129      131      134      137      140      143      147      150    1,299

                                    -----------------------------------------------------------------------------------------------
O&M +Rev Req Savings                   62      126      129      131      134      137      140      143      147      150    1,299

                                                           Confidential
                                                           Page 7 of 13

                                                     NEES-EUA Savings Summary

                                     2000     2001     2002     2003     2004     2005     2006     2007     2008     2009    Total
Procurement
% Capitalized                         35%
Rev Req Rate                        13.5%
Escalation Total                              2.2%     4.4%     6.7%     9.1%    11.5%    13.9%    16.5%    19.0%    21.6%
% Realized                            50%     100%     100%     100%     100%     100%     100%     100%     100%     100%

Ongoing savings                      290

Total Savings                         145      296      303      310      316      323      330      338      345      353    3,060

O&M Savings                            94      193      197      201      206      210      215      220      224      229    1,989

1 Capital Savings                      51       51       51       51       51       51       51       51       51       51
2                                              104      104      104      104      104      104      104      104      104
3                                                       106      106      106      106      106      106      106      106
4                                                                108      108      108      108      108      108      108
5                                                                         111      111      111      111      111      111
6                                                                                  113      113      113      113      113
7                                                                                           116      116      116      116
8                                                                                                    118      118      118
9                                                                                                             121      121
10                                                                                                                     123
                                    -----------------------------------------------------------------------------------------------
Total Capital Savings                  51      154      260      369      480      593      708      827      947    1,071    5,460

Rev Req Savings                         7       21       35       50       65       80       96      112      128      145      737
                                    -----------------------------------------------------------------------------------------------
Total O&M + Rev Req Savings           101      214      232      251      270      290      310      331      352      374    2,726


                                                            Confidential
                                                            Page 8 of 13

                                                     NEES-EUA Savings Summary

                                     2000     2001     2002     2003     2004     2005     2006     2007     2008     2009    Total

Contractor Services
% Capitalized                         35%
Rev Req Rate                        13.5%
Escalation                                    2.2%     4.4%     6.7%     9.1%    11.5%    13.9%    16.5%    19.0%   21.6%
% Realized                            50%     100%     100%     100%     100%     100%     100%     100%     100%    100%

Ongoing savings                        27

Total Savings                          14       28       28       29       29       30       31       31       32       33      285

O&M Savings                             9       18       18       19       19       20       20       20       21       21      185

1 Capital Savings                       5        5        5        5        5        5        5        5        5        5
                                                10       10       10       10       10       10       10       10      10
                                                         10       10       10       10       10       10       10      10
                                                                  10       10       10       10       10       10      10
                                                                           10       10       10       10       10      10
                                                                                    11       11       11       11      11
                                                                                             11       11       11      11
                                                                                                      11       11      11
                                                                                                               11      11
                                                                                                               11      11

Total Capital Savings                   5       14       24       34       45       55       66       77       88      100      508

Rev Req Savings                         1        2        3        5        6        7        9       10       12       13       69

Total O&M + Rev Req Savings             9       20       22       23       25       27       29       31       33       35      254


                                                            Confidential
                                                            Page 9 of 13

                                                     NEES-EUA Savings Summary

                                     2000     2001     2002     2003     2004     2005     2006     2007     2008     2009    Total
Vehicles
% Capitalized                          0%
Rev Req Rate                        13.5%
Escalation Total                              2.2%     4.4%     6.7%     9.1%    11.5%    13.9%    16.5%    19.0%    21.6%
% Realized                            50%     100%     100%     100%     100%     100%     100%     100%     100%     100%

Ongoing savings                       150

Total Savings                          75      153      157      160      164      167      171      175      179      182    1,583

O&M Savings                            75      153      157      160      164      167      171      175      179      182    1,583

1 Capital Savings                       0        0        0        0        0        0        0        0        0        0
2                                                0        0        0        0        0        0        0        0        0
3                                                         0        0        0        0        0        0        0        0
4                                                                  0        0        0        0        0        0        0
5                                                                           0        0        0        0        0        0
6                                                                                    0        0        0        0        0
7                                                                                             0        0        0        0
8                                                                                                      0        0        0
9                                                                                                               0        0
10                                                                                                                       0
                                    -----------------------------------------------------------------------------------------------
Total Capital Savings                   0        0        0        0        0        0        0        0        0        0        0

Rev Req Savings                         0        0        0        0        0        0        0        0        0        0        0
                                    -----------------------------------------------------------------------------------------------
Total O&M + Rev Req Savings            75      153      157      160      164      167      171      175      179      182    1,583


Total SCM Savings
Inventory                              62      126      129      131      134      137      140      143      147      150    1,299
Procurement                           101      214      232      251      270      290      310      331      352      374    2,726
Contractor Services                     9       20       22       23       25       27       29       31       33       35      254
Vehicles                               75      153      157      160      164      167      171      175      179      182    1,583
                                    -----------------------------------------------------------------------------------------------
Total                                 247      513      539      566      594      622      651      680      710      741    5,862


                                                            Confidential
                                                           Page 10 of 13

                                                     NEES-EUA Savings Summary

                                                        Facilities Summary
                                                              in $000

                                     2000     2001     2002     2003     2004     2005     2006     2007     2008     2009    Total

% Capitalized                          0%
Rev Req Rate                        13.5%
Escalation                                    2.2%     4.4%     6.7%     9.1%    11.5%    13.9%    16.5%    19.0%    21.6%
Phase-in                               0%     100%     100%     100%     100%     100%     100%     100%     100%     100%

Ongoing Savings                     4,179

Total Savings                           0    4,271    4,365    4,461    4,559    4,659    4,762    4,867    4,974    5,083   42,001

O&M Savings                             0    4,271    4,365    4,461    4,559    4,659    4,762    4,867    4,974    5,083   42,001

1 Capital Savings                       0        0        0        0        0        0        0        0        0        0
2                                                0        0        0        0        0        0        0        0        0
3                                                         0        0        0        0        0        0        0        0
4                                                                  0        0        0        0        0        0        0
5                                                                           0        0        0        0        0        0
6                                                                                    0        0        0        0        0
7                                                                                             0        0        0        0
8                                                                                                      0        0        0
9                                                                                                               0        0
10                                                                                                                       0
                                    -----------------------------------------------------------------------------------------------
Total Capital Savings                   0        0        0        0        0        0        0        0        0        0        0

Rev Req Savings                         0        0        0        0        0        0        0        0        0        0        0

                                    -----------------------------------------------------------------------------------------------
Total O&M + Rev Req Savings             0    4,271    4,365    4,461    4,559    4,659    4,762    4,867    4,974    5,083   42,001


                                                            Confidential
                                                           Page 11 of 13

                                                     NEES-EUA Savings Summary

                                                       Non-Labor A&G Summary
                                                              in $000

                                     2000     2001     2002     2003     2004     2005     2006     2007     2008     2009    Total

% Capitalized                          0%
Rev Req Rate                        13.5%
Escalation                                    2.2%     4.4%     6.7%     9.1%    11.5%    13.9%    16.5%    19.0%   21.6%

A&G Overheads                         486      690      733      749      766      783      800      818      835      854    7,514
Advertising                           273      279      285      291      298      304      311      318      325      332    3,017
Association Dues                       82       84       86       88       89       91       93       95       98      100      906
Benefits Administration                 0        0       52       53       55       56       57       58       60       61      451
Corporate Governance                  787      804      822      840      859      877      897      916      937      957    8,697
Financing Costs and Fees              272      278      284      290      297      303      310      317      324      331    3,006
Insurance                             646      660      675      690      705      720      736      752      769      786    7,139
Professional Services                 905      925      945      966      987    1,009    1,031    1,054    1,077    1,101   10,001
Regulatory Expenses                    57       58       60       61       62       64       65       66       68       69      630

Total Savings                       3,508    3,778    3,942    4,029    4,117    4,208    4,300    4,395    4,492    4,590   41,359


O&M Savings                         3,508    3,778    3,942    4,029    4,117    4,208    4,300    4,395    4,492    4,590   41,359

1 Capital Savings                       0        0        0        0        0        0        0        0        0        0
2                                                0        0        0        0        0        0        0        0        0
3                                                         0        0        0        0        0        0        0        0
4                                                                  0        0        0        0        0        0        0
5                                                                           0        0        0        0        0        0
6                                                                                    0        0        0        0        0
7                                                                                             0        0        0        0
8                                                                                                      0        0        0
9                                                                                                               0        0
10                                                                                                                       0
                                    -----------------------------------------------------------------------------------------------
Total Capital Savings                   0        0        0        0        0        0        0        0        0        0        0

Rev Req Savings                         0        0        0        0        0        0        0        0        0        0        0
                                    -----------------------------------------------------------------------------------------------
Total O&M + Rev Req Savings         3,508    3,778    3,942    4,029    4,117    4,208    4,300    4,395    4,492    4,590   41,359


                                                            Confidential
                                                           Page 12 of 13

                                                     NEES-EUA Savings Summary

                                                      Cost to Achieve Summary
                                                              in $000

                                     2000     2001     2002     2003     2004     2005     2006     2007     2008     2009    Total

Transaction Costs
Bankers fees                        7,500                                                                                     7,500
Legal fees                          3,500                                                                                     3,500
D&O liability tail coverage           400                                                                                       400
     Total Transaction Costs       11,400      -        -                                                                    11,400

Personnel Costs
Separation / Retention             25,850    8,100    1,200                                                                  35,150
Relocation, Retraining,
  Reorientation and Miscellaneous   4,950                                                                                     4,950
     Total Personnel Costs         30,800    8,100    1,200                                                                  40,100

Transition Costs
Internal/Outside Support            2,810                                                                                     2,810
Communications                        500                                                                                       500
Facilities Consolidation              750      250                                                                            1,000
Other                                 250                                                                                       250
     Total Transition Costs         4,310      250      -                                                                     4,560

Information Systems
Systems Integration and Data
  Center Consolidation              6,600                                                                                     6,600
Meter Reading Hardware                600                                                                                       600
Telecommunications Costs              350                                                                                       350
   Total Information Systems Costs  7,550                                                                                     7,550

          Total Cost to Achieve    54,060    8,350    1,200                                                                  63,610


                                                            Confidential
                                                           Page 13 of 13

                                                      Narragansett Electric
                                                      BVE/Newport Electric
                                                      R.I.P.U.C. Docket _____
                                                      Exhibit DJH-2



                               Exhibit DJH-2

                         Supporting Working Papers

                             (Non-Confidential)

                                                                   Exhibit DJH-2









                               Information Systems
                                     Savings

Software comparisons                                                                                      Confidential
----------------------------------------------------------------------------------------------------------------------
Application                   NEES                               EUA                               Comments
----------------------------------------------------------------------------------------------------------------------

Corporate, Financial, and     o  Walker                          o  Various financial packages
Administrative Systems
                                 -  Significant programming/        -  IVIS (AP, 1993, Y2K
                                    customization has                  upgrade scheduled
                                    improved speed                     1Q99)

                                 -  Works well for NEES'            -  GEAC (Fixed assets, 1988)
                                    business model
                                    (intracompany billing,
                                    etc.)

                                 -  Limited decision support        -  In-house S/W (Purchasing/
                                    capabilities                       Materials Mgmt, 1992)

                                 -  Expandable for similar          -  Lawson (General Ledger, 12/98)
                                    business model
                                                                 o  Focus for 1999 on Y2K upgrades

-----------------------------------------------------------------------------------------------------------------------
HR/Payroll                    o  PeopleSoft                      o  CYBORG

                                 -  Installation complete in        -  Y2K upgrade in 1999
                                    early 1999

                                 -  Expandable, but license
                                    may be restrictive
-----------------------------------------------------------------------------------------------------------------------

                                                           2

Software comparisons                                                                                    Confidential
-----------------------------------------------------------------------------------------------------------------------
Application                   NEES                               EUA                               Comments
-----------------------------------------------------------------------------------------------------------------------

Customer System               o  CIS - developed in-house        o  CIS - developed in-house

                                 -  GUI front-end placed            -  GUI front-end placed
                                    on mainframe system                on mainframe system

                                 -  Expandable, but only            -  Major upgrade 1997
                                    for one dimensional
                                    (e.g., electric only)           -  Integrated with Radix
                                    customers                          hand-held meter
                                                                       reading devices

-----------------------------------------------------------------------------------------------------------------------
Operational Systems           o  Numerous                        o  Numerous

                                 -  Many systems running            -  Many systems running
                                    on midrange and                    on mainframe
                                    mainframe
                                                                    -  Intergraph digital
                                 -  Major GIS system                   topology mapping
                                    implementation half                system
                                    complete
                                                                    -  Map-based trouble
                                                                       reporting system
-----------------------------------------------------------------------------------------------------------------------

Hardware comparisons                                                                                       Confidential
-----------------------------------------------------------------------------------------------------------------------
Device                               NEES                                       EUA
-----------------------------------------------------------------------------------------------------------------------
Mainframes                           o  IBM 390 SP; CMOS 4 engines 220          o  Amdahl 45 MIPS
                                        MIPS

                                        -  Expandable up to 540-600 MIPS
-----------------------------------------------------------------------------------------------------------------------
Midrange                             o  IBM RS6000

                                        -  Runs decision support, PeopleSoft
                                           and retail applications
-----------------------------------------------------------------------------------------------------------------------
Servers                              o  DEC alpha and IBM AIX                   o  Sun (Unix)
                                                                                o  Few Digital VAXes left
                                        -  ~60                                  o  Compaq, Gateway
                                                                                o  Migrating to NT
                                                                                o  Approximately 20 servers total
-----------------------------------------------------------------------------------------------------------------------
PCs                                  o  2500 Pentium PCs                        o  600 Pentium PCs (Gateway, Compaq)
                                     o  Additional 400 devices                  o  150 "Dumb" terminals
-----------------------------------------------------------------------------------------------------------------------

System environment comparisons                                                                             Confidential
-----------------------------------------------------------------------------------------------------------------------
Device                               NEES                                       EUA
-----------------------------------------------------------------------------------------------------------------------
Mainframes                           o  VMS, IMS, CICS, DB2                     o  VMS, CICS, Sybase
-----------------------------------------------------------------------------------------------------------------------
Servers                              o  Unix (primary), NT (becoming            o  Unix, NT (becoming standard
                                        standard)
-----------------------------------------------------------------------------------------------------------------------
Networks                             o  Novell 4.11                             o  Eliminate TAO e-mail and standardize
                                                                                   on MS-Outlook (MS-Exchange-based)
                                        -  Considering 5.0

                                     o  Ethernet 100%
-----------------------------------------------------------------------------------------------------------------------
PCs                                  o  Windows 3.1, 95, NT                     o  MS Office

                                        -  Standard is 95 for A&G positions

                                        -  Standard is NT for operations
                                           positions
-----------------------------------------------------------------------------------------------------------------------

Information systems and telecommunications                                                                             Confidential
-----------------------------------------------------------------------------------------------------------------------------------
Savings opportunities


-----------------------------------------------------------------------------------------------------------------------------------
Area                     Opportunity                                  Savings Assumptions                          Savings
-----------------------------------------------------------------------------------------------------------------------------------
Applications             o  Corporate, financial, administrative
                            systems:
                            -  Integrate EUA data into Walker         -  No incremental license fees for
                                                              ->         NEES
                            -  Discontinue EUA's financial            -  Reduce 1/3 of EUA's financial             -  3 positions
                               systems                                   applications support positions
                            -  Move data onto NEES'                   -  Reduce 100% of EUA's HR and               -  1 position
                               PeopleSoft system                         payroll applications support
                            -  Disconue EIA's CYBORG          ->         positions
                               HR and payroll system
                         ----------------------------------------------------------------------------------------------------------
                         o  Customer and related systems:
                            -  Integrate EUA call center              -   Reduce 1/3 of EUA's call center          -  3 positions
                               application into NEES' system  ->          applications support positions
                            -  Discontinue EUA's CIS systems
                         ----------------------------------------------------------------------------------------------------------
                         o  T&D systems:
                            -  Migrate EUA's work             ->      -  Reduce 1/3 of EUA's T&D                   -  3 positions
                               management system to NEES'                applications support positions
                               WIN system
                            -  Migrate topological info from
                               EUA's Intergraph into NEGIS
                               and re-digitize if appropriate
                            -  Discontinue EUA's T&D
                               systems
-----------------------------------------------------------------------------------------------------------------------------------

                                                           6

Information systems and telecommunications                                                                             Confidential
-----------------------------------------------------------------------------------------------------------------------------------
Savings opportunities


-----------------------------------------------------------------------------------------------------------------------------------
Area                     Opportunity                                  Savings Assumptions                          Savings
-----------------------------------------------------------------------------------------------------------------------------------
Hardware/System          o  Data center/mainframe:
Software                    -  Close EUA's data center        ->      -  Reduce EUA's data center and              -  5 positions
                                                                         tech support positions by 50%

                                                                      -  Reduce EUA's associated $2M               -  $1M
                                                                         non-labor IS cost for mainframe
                                                                         maintenance, S/W licenses, and
                                                                         disaster recovery by $1M;
                                                                         remaining $1M to focus on
                                                                         software licenses and support
                         ----------------------------------------------------------------------------------------------------------
                         o  Midrange system:
                                  -                                   -                                            -
                                                                      -                                            -
                         ----------------------------------------------------------------------------------------------------------
                         o  Servers/network:
                            -                                         -                                            -
                         ----------------------------------------------------------------------------------------------------------
                         o  PCs/workstations:

                            -  Reduce end-user/help desk      ->      -  Reduce EUA's help desk/end                -  1 position
                               support staff                             user support by 20%
-----------------------------------------------------------------------------------------------------------------------------------

                                                           7

Information systems and telecommunications                                                                             Confidential
-----------------------------------------------------------------------------------------------------------------------------------
Savings opportunities


-----------------------------------------------------------------------------------------------------------------------------------
Area                     Opportunity                                  Savings Assumptions                          Savings
-----------------------------------------------------------------------------------------------------------------------------------
Telecommunications       o  Integrates NEES's and EUA's       ->      -  Reduce 15% of EUA's network               -  1 position
                            telecommunications networks                  support positions
-----------------------------------------------------------------------------------------------------------------------------------
Facilities               o  Cost savings captured in the      ->      -  Cost savings captured in
                            closing of West Bridgewater; IS              Facilities section
                            is a portion
                         o  Integrate EUA's bill printing,    ->      -  Cost avoidance of outsourcing             -  $250K
                            stuffing, and mailing operations             bill printing, stuffing, and
                            into NEES' operations                        mailing (one additional resource
                                                                         required is already reflected in
                                                                         office services)
-----------------------------------------------------------------------------------------------------------------------------------

Information systems and telecommunications                                                                             Confidential
-----------------------------------------------------------------------------------------------------------------------------------
Cost to achieve


-----------------------------------------------------------------------------------------------------------------------------------
Area                Potential Costs                              Cost Assumptions                   Initial Cost   Ongoing Cost
-----------------------------------------------------------------------------------------------------------------------------------
Applications        o  Corporate, financial,
                       administrative systems:
                       -  System "combination" costs     ->      -  Cost for application and        -  $2.1 M1
                                                                    data conversion
                    ---------------------------------------------------------------------------------------------------------------
                    o  Customer and related systems:
                       -  System "combination" costs     ->      -  Cost for application and        -  $2.1M1
                                                                    data conversion
                       -  Outfit meter readers with      ->      -  55 devices @$10,000 each        -  $0.6M
                          ITRON devices                             (including device,
                                                                    training, programming,
                                                                    transfer of routing info)
                    ---------------------------------------------------------------------------------------------------------------
                    o  T&D systems:
                       -  System "combination" costs     ->      -  Cost for application and        -  $2.1M1
                                                                    data conversion
-----------------------------------------------------------------------------------------------------------------------------------

---------------

1    Prorated from base of $6.3M.

                                                           9

Information systems and telecommunications                                                                             Confidential
-----------------------------------------------------------------------------------------------------------------------------------
Cost to achieve


-----------------------------------------------------------------------------------------------------------------------------------
Area                Potential Costs                              Cost Assumptions                   Initial Cost   Ongoing Cost
-----------------------------------------------------------------------------------------------------------------------------------
Hardware/System     o  Data center/mainframe:
Software               -  Discontinuation of EUA         ->      -  Closing cost                    -$0.3M
                          data center
                       -  Increase NEES' processing      ->      -  Turn up 2 additional            -              -  $1.0M
                          power                                     CMOS enginees (cost of
                                                                    H/W & S/W)
                    ---------------------------------------------------------------------------------------------------------------
                    o  Midrange system:
                       -  Transfer midrange              ->      -  Turn up 2 additional            -              -  $0.2M
                          application to NEES                       nodes of IBM RS6000
                                                                    midrange system
                    ---------------------------------------------------------------------------------------------------------------
                    o  Servers/networks:
                       -  Network reconfiguration        ->      -                                 -              -
                    ---------------------------------------------------------------------------------------------------------------
                    o  PCs/workstations:
                       -  No costs incurred              ->      -  Freed-up PCs available to      -              -
                                                                    replace dumb terminals
-----------------------------------------------------------------------------------------------------------------------------------

                                                           10

Information systems and telecommunications                                                                             Confidential
-----------------------------------------------------------------------------------------------------------------------------------
Cost to achieve


-----------------------------------------------------------------------------------------------------------------------------------
Area                Potential Costs                              Cost Assumptions                   Initial Cost   Ongoing Cost
-----------------------------------------------------------------------------------------------------------------------------------
Telecommunications  o  Costs to integrate both companies'                                           -  $100K
                       networks

                    o  Customer service center switch:           -  Switch capacity sufficient      -  $250K
                       Cost to reconfigure EUA's tie-lines          to handle EUA's
                       and reprogram switch                         additional inbound calls
-----------------------------------------------------------------------------------------------------------------------------------
Facilities          o  Costs are captured in the closing of
                       West Bridgewater facility
-----------------------------------------------------------------------------------------------------------------------------------

Purchases
                                                                              35
                                                                               1


             12/19/98                            PRIVILEGED AND CONFIDENTIAL
     ADDITIONAL DUE DILIGENCE                    ATTORNEY-CLIENT COMMUNICATION
            REQUEST LIST                         ATTORNEY WORK PRODUCT


ADDRL #
     35   Annual materials and equipment purchases by commodity class
          a)   T&D related
          b)   Corporate and other

          See attached.

ADDRL
#35
                                                                              35
                                                                               2

N35 Annual materials and equipment purchases by commodity class, T&D

                          Issues from         M&S      Total T&D   Corp. &
                        Stock, Cap,&Exp.   Purchases               Other

Blackstone Valley           990,780         442,254    1,433,034   195,459
Eastern Edison            2,404,158         840,142    3,244,300   377,438
Newport Electric            604,470         187,815      792,285   101,099
                        --------------------------------------------------
                          3,999,408       1,470,211    5,469,619   673,996
                                                       =========   =======

                                  Meters                 998,000
                                  Transformers         2,249,000

                                                Inputs

EUA DISTRIBUTION COMPANIES & MONTAUP TRANSMISSION
1999 Capital Budget                                                   BVE         EECo       NECo     VEC

Blankets:

Priority  Priority  Req                                     1999      1999 Cumm    Distrib                          Transm
No        Code      No                Title             Expenditures Expenditures  OH Lines    UG    Substation    OH Lines

      1             1-99   New Business                     $4,484.0    $ 4,484.0   30,400   11,500         0           0

      2             2-99   Routine  Distribution Imps/Rets   2,445.0      6,929.0   20,900    2,060         0           0

      3             3-99   Meter Devices & Installations       998.0      7,927.0        0        0         0           0

      4             4-99   Line Transf Capacitors & Regs     2,249.0     10,176.0        0        0         0           0

      5             5-99   Distribution Substations            235.0     10,411.0       67        0     1,634           0

      6             6-99   Street & Area Lighting              786.9     11,197.9    5,960    1,090         0           0

      7             7-99   Building Imps/Rets                  108.1     11,306.0        0        0         0           0

      8             8-99   Transmission Lines & Subs           388.0     11,694.0      400        0         0       45000

      9             9-99   Damages and/or Failures             534.0     12,228.0    4,750    2,192         0           0

     10             10-99  Furniture, Tools, Lab & Comm        263.9     12,491.9        0        0         0           0
                           Equip

     11             12-99  Land & Land Rights                   90.0     12,581.9        0        0         0           0

     12             13-99  Misc. Production  Imps/Rets           0.0     12,581.9        0        0         0           0

     Blanket Subtotal                                      $12,581.9                62,477   16,842     1,634       4,500

Specifics:  General Projects

      1 HP.B               Fire Alarm Replacement              $35.0        $35.0        0        0         0           0

      2 HP.O               BVE Operators Roof                  120.0        155.0        0        0         0           0
                           Replacement

Specifics:  Substation
Projects

      1 HP.D               Dupont Sub Capacitor Bank          $102.0       $102.0        0      120       269           0
                           Addition

      2 MP.C        690    Swansea DFP Upgrades                 76.9        178.9        0        0       696           0

      3 MP.C               Scituate Substation Relay            44.0        222.9        0        0       192           0
                           Upgrades

      4 MP.C               Riverside Substation Rebuild      1,108.0      1,330.9        0      576     4,416           0

      5 MP.C               Mill St. Substation Relay            61.0      1,391.9        0        0       288           0
                           Upgrades

      6 MP.C               Jepson Sub Ground Gnd               143.0      1,534.9        0        0       864           0
                           Replacement

      7 MP.C        199    Jepson Sub Bus Thermal               65.5      1,600.4        0        0       290           0
                           Upgrade

      8 MP.C               Install 2nd Transformer at          222.0      1,822.4        0        0     1,728           0
                           Eldred

      9 MP.C        198    Gate II Overcurrent Relay            78.0      1,900.4        0        0       851           0
                           Upgrade

     10 LP.A               Repl Jepson Sub Breaker 3729         55.0      1,955.4        0        0       346           0

     11 LP.B               Repl Gate II Transformer             33.0      1,988.4        0        0       288           0
                           Bushings

     Substation Subtotal                                    $1,988.4                     0      696    10,228           0

Specifics:  Transmission Projects

      1 HP.                EMI/Tiverton Power Plant         $1,070.0     $1,070.0        0        0         0       6,400

      2 HP.                EMI/Tiverton Power Plant            260.0      1,330.0        0        0      1800           0

      3 HP.         839    EMI/Tiverton Power Plant          1,950.0      3,305.0        0        0

      4 HP.         837    EMI/Dignton Interconnection         220.0      3,525.0        0        0
      5 HP.                ANP Power Plant                   1,135.0      4,660.0        0        0     3,200         440
      6 HP.D        238    Sherman Rd Sub Foundations           40.0      4,700.0        0        0         2           0
      7 HP.D               Belmont Replace Switch S1-1          29.0      4,729.0        0        0         0         307
      8 MP.C               Washington Substation Doub        2,100.0      6,829.0        0      180     3,643       4,151
                           End
     Transmission Subtotal                                  $6,829.0                     0      180     8,893      18,998
Specifics: Distribution
Projects
      1 HP.A               Gate II Feeder Addition             $86.0        $86.0      220      170       220           0
      2 HP.C        692    Marvel St. Swansea Road Imps         18.9        104.9       75        0                     0
                                                                                                            0
      3 HP.C        283    Main St. Easton - Road               74.8        179.7      302      128         0           0
                           Widening
      4 HP.C        691    Bank St. Swansea Road Imps.          86.1        265.8      180        0         0           0
                           Phase II
      5 HP.C               1999 Street Light Conversion        385.0        650.8    1,200      800         0           0
                           Program
      6 HP.C               1999 St. Light Conversion,           57.0        707.8      300        0         0           0
                           Portsmouth
      7 HP.D               Washington Substation Feeder        220.0        927.8      550      150         0           0
                           Addition
      8 HP.D        196    Reliability Imps. Back yard          22.0        949.8      100        0         0           0
                           Construction
      9 HP.D        293    North Main St. Rebuild               42.5        992.3        0        0         0           0
     10 HP.D        R270   Main St. Rebuild, Brockton           46.8      1,039.1        0        0         0           0
     11 HP.D        197    Conversion - Senes St. Light         60.0      1,099.1      250      420         0           0
                           Circuits
     12 HP.D               Condenmed Pole Replacement          580.0      1,679.1    7,600        0         0           0
                           - 1999
     13 HP.D               Condemned Pole Replacement          220.0      1,899.1    2,850        0         0           0
                           - 1999
     14 MP.C        278    Storm Proofing                      618.4      7,447.4    5,719        0         0           0
     15 MP.C               Modern Furniture Vault              147.0      7,594.4        0    1,200         0           0
     16 MP.C               Distribution Automation             325.0      7,919.4      700        0         0           0
     17 MP.C               Distribution Automation             650.0      8,569.4    1,400        0     1,280           0
     18 MP.C        269    Condemned Poles Easton              166.1      8,735.5    1,789        0         0           0
     19 MP.C        R274   Belmont St  Rebuild, Brockt         199.1      8,934.6      558      200         0           0
     20 MP.C        261    #6 CU Replacement-Scituate          232.0      9,166.6    2,167        0         0           0
     21 MP.C        262    #6 CU Replacement-Brockton          432.0      9,598.6    3,728        0         0           0
     22 LP.A        181    Install Neutral Wire,                51.0      9,649.6      450        0         0           0
                           Portsmouth
     23 LP.A        679    Cable Removal-Fall River             46.0      9,695.6        0    4,380         0           0
     24 LP.A        675    23kV Cable Removal-Fall              32.3      9,727.9        0    4,000         0           0
                           River
     25 LP.B        178    Remove 23kV Cable                    13.5      9,741.4        0      270         0           0
     Distribution Subtotal                                  $4,811.5                30,138   11,718     2,140           0
                           Total dollars/Manhours          $26,365.8                92,615   29,436    22,895      22,498
                           Budgeted
                           Total Available Manhours                                 78,235   19,673    21,206      22,498
                           Surplus/Deficit Manhours                                (14,380)  (9,763)   (1,689)     19,800

                           EUASC MH Requirements                                         0        0         0           0

                           Surplus (Deficit) Manhours                              (14,380)  (9,763)   (1,689)     19,800
                           including EUASC

     *    Note There is an estimated contribution of $128,000 from EMI on this project

     **   Note There are 250 Electrical Maintenance manhours associated with this job

     ***  Note There are 3,500 Electrical Maintenance manhours associated with this job

Inventory
                                                                              55
                                                                               1

DDRL (12/17/98)

55.  Details of how materials are stocked, ordered and distributed including:

     -    value of T&D inventory
     -    degree of centralization
     -    quantities of materials in field locations
     -    use of vendors to provide materials in emergencies


     Value of T&D inventory / Quantities of materials stored in field locations

                                            Inventory Value
                                               6/30/98

                    Lincoln                   $906,287
                    Brockton                  $941,766
                    Hanover                   $244,522
                    Fall River                $725,489
                    Newport                   $776,757
                                              --------

                    System Total              $3,594,821

                                                                           Input
Degree of centralization

This is answered in ADDRL (12/19/98) #39.

Use of vendors to provide materials in emergencies

In addition to maintaining a safety stock, we make an assessment of our critical material needs prior to a forecasted storm and contact vendors for immediate re-supply where appropriate. Our vendors have been responsive in the past and we have not experienced a shortage of critical materials in any storm or other emergency in at least the last ten years. EUA does not have alliances with any vendors to maintain inventory on our behalf.

Inventory                                                                    39R
                                                                               1


ADDRL (12/19/98)

39. High-level overview of central stores, e.g. value of inventory, annual receipts and issues, square footage, expandability.

     EUA operates on a "main stocking" philosophy. A number of stock items are stocked at one of the retail company stockrooms in quantity sufficient to provide for the needs of the other retail locations. The daily courier or scheduled trips by the stockroom stake-body vehicle are used to deliver this material where needed. We are presently studying a central warehouse concept.

     The year-to-date monthly average inventory value as of 6/30/98 (excluding Somerset plant) is $3,552,719.

     The year-to-date receipts as of 6/30/98 annualized are $4,391,220.

     The year-to-date issues as of 6/30/98 annualized are $4,613,724.

     The Inventory Turns Ratio as of 6/30/98 is 1.30.

     Inventory Turns Ratio is defined as Total Inventory Issues for the last 12 months divided by the 12 month rolling average Inventory level. All items in inventory are included. This includes safety stock, scrap, emergency spares and obsolete items. Inventory at Somerset Station excluded.

     The Carrying Cost for inventory is approximately 53% as of 10/31/98.

     Carrying Cost (or Stores Clearing Rate) is defined as the 12 month rolling average of the sum of storeroom expenses, storeroom overheads, related EUASC expenses, inventory over/short, lobby stock, storeroom electric use, misc. journal entries applied to all stock items issued by the storeroom.

     We maintain stockrooms at all operating centers. The square footage is not readily available. The Lincoln and Newport stockrooms provide for some level of expandability.

ADDRL (12/19/98)

                                                                              39
                                                                               1

39. High-level overview of central stores, e.g. value of inventory, annual receipts and issues, square footage, expandability.

     EUA operates on a "main stocking" philosophy. A number of stock items are stocked at one of the retail company stockrooms in quantity sufficient to provide for the needs of the other retail locations. The daily courier or scheduled trips by the stockroom stake-body vehicle are used to deliver this material where needed. We are presently studying a central warehouse concept.

     Total value of inventory (excluding Somerset plant) is $3,600,000.

     Annual receipts are $730,000.

     Annual issues are $760,000.

     Inventory Turns Ratio (no exclusions) as of 10/31/98 is 1.30.

     We maintain stockrooms at all operating centers. The square footage is not readily available. The Lincoln and Newport stockrooms provide for some level of expandability.

DDRL (12/17/98)
                                                                              56
                                                                               1


56.  Details of how the Company manages distribution transformer inventory.

     Transformers are pre-capitalized. The inventory level of transformers is managed by the Materials Management Department. Similar to regular inventory items, minimums and maximums are established for the most frequently used distribution transformers. All purchases are coordinated by Materials Management. Engineering provides input on planned requirements. A goal of 4% in-stock to in-service units has been established for Materials Management. Transformer refurbishing is performed by an outside firm. Refurbishing and junking are coordinated by Materials Management.

DDRL (12/17/98)
                                                                              58
                                                                               1

58. List of the ten largest contracts the Company and its utility subsidiaries have with suppliers of O&M related equipment and services.

Contract Services

                              DESCRIPTION                     1998
VENDOR NAME                   OF SERVICE                    PROJECTED   INPUTS

Asplundh Tree Expert Co.      Vegetation Control            $936,240    $000
Barnes Tree Service           Vegetation Control             540,220
R.A. Gill Tree Service        Vegetation Control             319,604
Northern Tree Service         Vegetation Control             418,796    2,383
New England Tree              Vegetation Control              99,253
Vegetation, Inc.              Vegetation Control              69,150
Collins Crane                 Rigging                          1,325
Clean Harbors                 Environmental                   60,973
Environ. Protect. Serv.       Transformer Refurbishin         75,833    198
QSC                           Tower Painting                  60,000

ADDRL #38
N38                                                                          38
                           BLACKSTONE VALLEY ELECTRIC                         2
                              PROFESSIONAL SERVICES

VENDOR NAME                     DESCRIPTION OF SERVICE                 1997

Asplundh                          Tree Trimming                      56,222
Barnes Tree Services              Tree Trimming                     140,399
Blackstone Valley Security        Security Services                       0
Clean Harbor                      Environmental                      19,603
Coopers & Lybrand                 Accounting                         34,145
Credit Bureau                     Collection Fees                    20,959
Dickstein, Shapiro & Moris        Legal
Financial Collection              Collection Fees                     1,149
Isaacson, Rosenbaum               Legal                             743,588
McDermott, Will & Emery           Legal                              32,576
Northern Tree Service             Tree Trimming                     491,290
Ocean State Janitorial            Cleaning                           40,408
Osmose Wood Press                 Pole Treatment/Inspection             448
Stanley Bleeker, Esq.             Legal                                   0
Tillinghast, Collins & Graham     Legal                               1,911
(A)  Colflax Packing              Conservation                        1,214
(A)  Delta Electric Motor         Conservation                          639
(A)  RISE                         Conservation                        7,690
(A)  Slater Dye Works             Conservation                       17,313
                                                                    -------
                                                                  1,609,534
                                                                  =========

(A) These vendors participated in Eastern Edison's conservation, load, management programs. management programs.

NOTE: The source for this information was based on o&m codes 9, 10, 11 & 16.


                       Prepared by Michelle Uzzo 12/22/98

                            EASTERN EDISON COMPANY 38
                             PROFESSIONAL SERVICES 3

         VENDOR NAME                         DESCRIPTION OF SERVICE               1997

         American Staffing Assoc.            Employment                         118,240
         Asplundh                            Tree Trimming                      919,253
         Barnes Tree Service                 Tree Trimming                      140,782
         Clean Harbors                       Environmental
         Coopers and Lybrand                 Accounting                          62,883
         Duff & Phelps                       Consulting                          40,000
         Environmental Protection Service    Maintenance                         44,555
         First Financial Resources           Collection Fees                     33,933
         First Security Services             Security
         Hanson Police Dept.                 Police Detail                       31,478
         J. D. Payroll Services              Temp Services
         MASS Save                           Consulting                         342,286
         McDermott,Will & Emery              Legal                            1,209,449
         Misc. Contract Services*                                             1,605,966
         Misc. Engineering*                                                      38,605
         Misc. Legal*                                                            12,155
         Miscellaneous*                                                         314,463
         Osmose Wood Press                   Pole Treatment/Inspection
         Pembroke Police Dept.               Police Detail
         R.A. Gill Tree Service              Tree Trimming                      227,341
         R.E. Tilgren                        Tree Trimming                       46,695
         Read, Adami, Kaiser                 Legal                               72,599
         Rockland Police Dept                Police Detail                       26,218
         Service Master                      Maintenance                         29,796
         State Street Bank & Trust           Trustee/Administrative Fee
         Suburban Contract                   Cleaning
         Town of Bridgewater                 Police Detail
         Town of Easton                      Police Detail                       56,526
         Town of Norwell                     Police Detail                       42,745
         Town of Scituate                    Police Detail
         Town of Stoughton                   Police Detail

(A)      Conservation Services Group         Conservation                      361,903
(A)      Demand Mgmt                         Conservation
(A)      Energie Innovation Inc.             Conservation                        84,095
(A)      Energy Conservation                 Conservation                       123,124
(A)      Energy Federation                   Conservation                       306,904
(A)      Fall Realty & Harris Energy         Conservation                        38,353
(A)      Fleet Bank                          Conservation                        28,182
(A)      Harris Energy Systems               Conservation                       489,801
(A)      J&R Industrial Wiring               Conservation                       206,124
(A)      Main Street Textiles                Conservation                       133,990
(A)      MUPAC Corp & Harris Energy          Conservation                        26,114
(A)      National Resource Mgmt.             Conservation                       375,923
(A)      Relocation Resources, Inc.          Conservation                        61,985
(A)      Shaws Supermarkets Inc.             Conservation                       168,265
(A)      Star Market & Harris Energy         Conservation                        31,080
(A)      Stop & Shop Supermarket Co.         Conservation                        49,799
(A)      Ware Rite & Harris Energy           Conservation                        32,759
(A)      Whaling Mfg. Co., Inc.              Conservation                        29,235
                                                                                -------
                                                                              7,963,604
                                                                              =========

* Aggregate amounts to any one entity less than $25,000 have been accumulated in this description.

(A) These vendors participated in Eastern Edison's conservation, load, management programs. management programs.

     Note: The source for this information was based on O&M codes 9, 10, 11 &
     16.

                          NEWPORT ELECTRIC CORPORATION                       38
                              PROFESSIONAL SERVICES                           4

VENDOR NAME                        DESCRIPTION OF SERVICE                  1997

Barnes Tree Services               Tree Trimming                        187,206
Clean Harbor                       Environmental                         11,989
Coopers & Lybrand                  Accounting                            30,982
Credit Info                        Collection Fees                       12,118
McDermott, Will & Emery            Legal                                 16,803
Morgan, Brown & Joy                Legal                                    340
RISE                               Conservation                         141,057
Tillinghast, Collins & Graham      Legal                                 45,587
                                                                         ------
                                                                        446,062
                                                                        =======




NOTE: The source for this information was based on o&m codes 9, 10, 11 & 19.

                                EUA Service Corp.                          38
                              PROFESSIONAL SERVICES                         5
                                 (Account # 923)


     VENDOR NAME                    DESCRIPTION OF SERVICE                                  1997

McDermott, Will & Emery                     Legal                                       359,773
First Security Services                     Security                                    124,975
Contract Cleaning Collaborative             Cleaning
Eastern Edison Company                      Arborist/Technical Trainers                 351,846
Salomon Brothers Inc.                       Investment Services                         107,956
Media Concepts                              Printing Services                           114,897
Norfolk Date                                Data Processing Time Cards
Cambridge Reports, Inc.                     Customer Services                             70,560
J. Flanagan & Co.                           Legislative Activity                          48,000
DRI McGraw-Hill
Newport Electric Corp.                      Arborist/Technical Trainers
Twenty First Century
AUC Management Consultants                  Consulting
Misc Legal *                                                                              82,677
Misc Accounting                                                                           68,988
Misc EDP *                                                                                41,871
Misc Building & Maintenance                                                              182,203
Other *                                                                                  421,494
Misc Engineering                                                                             788
                                                                                             ---
                                                                                       1,956,038

*   Payments made to payee is less than $100,000

Amounts in Bold print are estimates based on the average of 1996 & 1997.

Prepared by Michelle Uzzo  12/22108 o:\profsvs

VEHICLES
                                                                            56
DDRL (12/17/98)                                                              1

54.  Details of vehicles including:
     - types and numbers of vehicles
     - age of vehicles
     - maintenance programs and replacement criteria
     - fuel management programs
     - criteria for assigning vehicles to non-physical workers


                                                                  12/15/98
TYPE OF FLEET VEHICLE                                                COUNT

BUCKET TRUCK, MATERIAL HANDLER                                        51
BUCKET TRUCK, LIGHT-DUTY                                              15
DIGGER -DERRICK TRUCK                                                  8
VAN, LARGE STEP TYPE                                                  25
VAN, SMALL                                                            68
DUMPTRUCK                                                              8
STAKE-BODY TRUCK                                                       2
EFFER CRANE TRUCK                                                      3
PICKUP TRUCK                                                         110
SEDAN                                                                 52
TRAILER                                                               62
MOBILE SUBSTATION, XFMR OR REGUL.                                      6
TRACTOR                                                                5
FORKLIFT                                                              11
TRACK VEHICLE                                                          1
CRANE TRUCK                                                            2
TANKER TRUCK                                                           1
SPECIAL EQUIPMENT*                                                    24

TOTAL                                                                454

* Includes powered reel trailers, puller-tensioners, woodchippers, generator trailer, cement mixer, tank trailer, test equipment trailers, waterpump trailer, compressors.

AVERAGE AGE OF VEHICLES                                             MONTHS

All Vehicles (excl. trailers, spec. equip.)                             93
All Units                                                              120

DDRL (12/17/98)                                                              54
                                                                              2
54.  Cont'd

MAINTENANCE PROGRAMS AND REPLACEMENT CRITERIA

EUA adheres to a preventative maintenance program based on manufacturers' recommendations, generally accepted automotive industry practices and experience related specifically to a particular vehicle or class of vehicles. A computerized maintenance management system (FleetTracker) is used to track vehicle usage in terms of miles and/or hours and scheduled maintenance periods to determine when "A", "B" or "C" level maintenance procedures are due.

The replacement of a vehicle is considered based on the following criteria:

     Aerial devices are considered for replacement based on age and condition of the boom and chassis (particularly with respect to fiberglass strength and metal fatigue). These vehicles are usually replaced at the 12-14 year point.

     Other large vehicles (e.g. step vans, stakebody trucks, etc.) are considered for replacement based on condition of chassis and body. These vehicles are usually replaced at the 12-14 year point.

     Small vehicles (e.g. panel vans, pickups, etc.) are considered for replacement based on condition of body and engine maintenance needs and are typically replaced at a point above 130,000 miles.

FUEL MANAGEMENT PROGRAMS

     PetroVend fuel management systems and VeederRoot leak detection systems are installed at all EUA gasoline fueling stations.

DDRL (12/17/98)                                                              54
                                                                              3

54.  Cont'd

CRITERIA FOR ASSIGNING VEHICLES TO NON-PHYSICAL WORKERS

Vehicles with two-way radios and cellular phones are assigned on a 24-hour basis to firstline supervisors who are in the field most of the workday, who must be visible to customers and within the communities, and who have on-call and emergency responsibilities.

Vehicles with two-way radios and cellular phones are assigned on a 24-hour basis to certain management personnel in Operations due to their emergency responsibilities.

Vehicles are provided to certain executives as part of their compensation package.

Other non-physical workers, such as engineers and distribution service coordinators, have access to company vehicles during the workday.

NEES Supply Chain                                              in $000

Overall Purchases
1997 T&D purchase order spending                               217,528
incl supplies, materials, services

1998 estimate                                                  211,979


1997 po and non-po spending
Cable                                                           16,047
Transformers                                                    13,908
Wood poles                                                       3,288
Meters and accessories (po only)                                 3,585



Contractor Services
1997 veg. mgt                                                   17,609

Inventory
8/98 RBU inventory                                              14,211
9/98 distribution transformers                                  14,123
12/97 meters                                                     2,762


Vehicles
Passenger 35
Trucks 1504 (incl. 318 aerial)

                                                                                       Exhibit DJH-2
                                                                                       Facilities


FACILITIES
in $000

Prelim DDRL #33

                                BOSTON       W. BRIDGEWATER
Miscellaneous                                           413    Note: WB excludes internal labor
M&S, Stores                                             170    of $1.1 million
Outside Svcs                                            111
IS                                                        9
Rents                                346                 34
Contract Services                      6                467
Overheads                             31
Sub-total                            383              1,204          1,587
Ownership cost for WB                                                2,470
(levelized)
Total                                                                4,057
Escalate to 2000                                                      1.03

---------------------------------------------------------------------------
Total savings in 2000                                                4,179
---------------------------------------------------------------------------




BOSTON lease exp 1999; assume no change in cost per sq ft

WEST BRIDGEWATER                                               WESTBOROUGH  room for 300-350
Levelized cost                     2,470                                    additional people
                                                                            60,000 sq. ft.
structures and improvements       18,860
life                             40 year
carrying cost                     10.50%                       Annual Westborough cost incl.lease ($3.6)
property tax                       2.50%                       $5 million

PDDRL 12/17/98

33. List of all facilities owned or leased, including the following:
(a) Address:
(b) Occupied space in square feet; space available for expansion;
(c) Description of the lease, including monthly cost, terms, and a description of assignability or change of control provisions;
(d) Number of employees using the facility, including detail as to department/function.
(e) If wned, estimate of the current market value;
(f) Whether or not the facility is known to have experienced any instances of oil or hazardous material releases which would subject the facility to response actions under the Massachusetts or Rhode Island waste site cleanup regulations. If such releases have occurred, provide a summary of the status of the remedial response, any future costs expected to be incurred in addressing the release(s)and the duration of the response action(s).

(g) Provide a statement of the presence and condition of asbestos, lead or other hazardous substances that may be present in the facility and, if present, the plan and costs for maintaining or removing the substances

                                                            Note 1              Note 3
Company                                           (a)         (b)      (c)       (d)        (e)          (f)        (g)
===========================================================================================================================
Eastern Edison             161 Mulberry St.                 $23,000   N/A        102        $750,000     None      None
                           Brockton Mass
                           82 Hartwell St                   $20,250   N/A         67        $550,000     None      None
                           60 Hartwell St.                  $18,500                         $250,000               Note 5
                           River St.                        $11,200                         $215,000               Note 6
                           Fall River Mass
                           10 Phillips Lane                 $14,400   N/A         21      $1,500,000     None      None
                           Hanover Mass
Blackstone Valley          642 Washington Highway           $60,000   N/A         94      $2,000,000     Note      None
Electric                   Lincoln, Rhode Island                                                         4
Newport Electric           12 Turner Road         Note 7    $35,000   N/A         49      $1,500,000     None      None
                           Middletown, Rhode Island
EUA Service                EUA Corporate Offices            $12,800   Note 2      20         N/A         None      None
Corporation                One Liberty Square
                           Boston, Mass
                           EUA System Operating            $133,000   N/A        542      $20,000,000    None      None
                           Center
                           750 West Center Street
                           West Bridgewater Mass

                           Note 1:  Available for expansion: Lincoln 12000 sq. Ft., Fall River 8500 sq. ft.
                           Note 2:  Boston Office lease and overheads are $382,450 and expires 1999
                           Note 3:  Detail of employees by company, department/function is attached.
                           Note 4:  See second page attachment
                           Note 5:  Lead Paint
                           Note 6:  Asbestos in boiler room
                           Note 7:  Leased space to Bank of Newport - $140,000 annual net income.

PDRL OF 12/17/98

33.  List of all facilities, owned or leased, indicating the following:
     a)   address;
     b)   occupied space in square feet; space available for expansion;
     c) description of the lease, including monthly cost, terms, and a description of assighnability or change of control provisions;
     d) number of employees using the facility; including detail as to department/function;
     e)   if owned, estimate of current market value;
     f) whether or not the facility is known to have experienced any instances of oil or hazardous material releases which would subject the facility to response actions under the Massachusetts or Rhode Island waste site cleanup regulations. If such releases have occurred, provide a summary of the status of the remedial response, any future costs expected to be incurred in addressing the release(s) and the duration of the response actions(s)
     g) provide a statement of the presence and condition of asbestos, lead or other hazardous substances that may be present in the facility and, if present, the plan and costs for maintaining or removing the substances.




Note 4: Blackstone Valley Electric experienced a release of gasoline in 1989 from an underground storage tank at its Lincoln Operations facility. The release was detected during an annual tightness testing, and was estimated at approximately 100 gallons. Soil and groundwater were impacted. A removal action was performed in 1989, and a groundwater treatment system has been in operation since that time. The zone of contamination has been reduced to a small area and levels of contamination greatly reduced. BVE expects to resolve this matter in 1999 and complete this response action with little additional expense. The costs to complete are not expected to be material.

PDDRL 12/17/98
                                                              Facility Expense
                           33d cont.


                    Company        EUA Service Corporation                 Eastern Edison      Blackstone Valley        Newport

Location                            Boston   W. Bridgewater      Brockton  Fall River          Lincoln                  Middletown

Miscellaneous                                       413,400
Payroll                                           1,051,400        90,900      94,300           92,200                      84,800
Employee Expense                                     10,800           500         500              500                         500
Education & Training                                  5,300           500         500              500                         500
Materials & Supplies                                151,500        19,000      44,500           23,600                      12,000
Stores                                               18,800        10,000       8,900           11,000                       9,000
Outside Services                                    111,000
Information Systems - Hardware                        9,400
Rents                              345,600           33,500        25,500         500           26,400                       8,500
Contract Services                    5,850          467,400       104,500      69,900          128,600                      59,100
Office Overheads                    31,000                         33,000      22,000           90,000                      28,000

                        Totals    $382,450       $2,272,500      $283,900    $241,100         $372,800                    $202,400


                  System Total $3,755,150

                           33d


                                                                      Meter    OH                                     Property
Company                       Address                       Union     Reading  Lines  Trouble  Meter  Garage  Stores  Maint.

Eastern Edison                161 Mulberry St.              None      X        X      X        X      X       X       X
                              Brockton Mass.

                              82 Hartwell St.               IBEW      X        X      X        X      X       X       X
                              Fall River Mass.

                              10 Phillips Lane              None               X      X                       X
                              Hanover Mass.

Blackstone Valley             642 Washington Highway        None      X        X      X        X      X       X       X
Electric                      Lincoln, Rhode Island

Newport Electric              12 Turner Road                BUW       X        X      X        X      X       X       X
                              Middletown, Rhode Island

                           33d

                                                                      UG     Substation  Radio &    System      Consumer
Company                       Address                       Union     Lines  Maint.      Microwave  Operations  Service

Eastern Edison                161 Mulberry St.              None       X      X          X
                              Brockton Mass.

                              82 Hartwell St.               IBEW       X      X
                              Fall River Mass.

                              10 Phillips Lane              None
                              Hanover Mass.

Blackstone Valley             642 Washington Highway        None       X      X                     X           X
Electric                      Lincoln, Rhode Island

Newport Electric              12 Turner Road                BUW        X      X                                 X
                              Middletown, Rhode Island

PDDRL 12/17/98
                           33d cont.

Company                       Address                       Union                              Function Performed
==================================================================================================================================
EUA Service Corporation       EUA Corporate Offices         None                Corporate Executive Offices
                              One Liberty Square                                Treasury
                              Boston Mass.

                              EUA System Operating Center   None                Executive - Admin. & Support
                              750 West Center Street                            Facilities Management
                              West Bridgewater Mass.                            Internal Audit
                                                                                Consumer Services
                                                                                Marketing
                                                                                Information Services
                                                                                Human Resources
                                                                                Corporate
                                                                                Communications
                                                                                Corporate Benefits
                                                                                Risk Management
                                                                                Office Services
                                                                                Safety Transmission
                                                                                Services Load
                                                                                Forecasting Power
                                                                                Supply Special
                                                                                Projects Purchasing
                                                                                Material Management
                                                                                Rates Accounting
                                                                                Customer Service
                                                                                Security Real Estate
                                                                                Engineering
                                                                                Transmission and
                                                                                Distribution

                              Somerset Station              None                Transmission Crews
                              1606 Riverside Avenue
                              Somerset Mass.

(ALL FROM U13-60)                        ACC DEPN
                                   12/31/97        @ 12/31/97             NET
          WB BUILDING              18142620           4015211        14127409

          LAND & LAND RIGHTS         717080                 0          717080

                                   18859700           4015211        14844489

          DEPRECIATION              452158

          YEARS                         40

                                      COST        % OF TOTAL           TAX(B)

C EUASC   COMMON EQUITY            2895346     11.00%     19.50%           0.

  EUASC   LTD                      6800000     10.20%     45.81%

                                   9695346

  A       SHORT TERM               5149143      6.50%     34.69%

                                  14844489               100.00%



A -      ASSUMED REMAINING BALANCE FINANCED BY EUA SHORT TERM BORROWINGS
B -      COMBINED TAX RATES (FED AND STATE) OF 40%
C -      USED RETURN ON COMMON EQUITY OF RETAILS

REVENUE REQUIREMENTS

DEPRECIATION (% OF UNDEPRECIATED)        3.05%

CARRYING COSTS                          10.50%

COUNTY TAXES                             2.50%

         TOTAL                          16.05%

                                                                   Exhibit DJH-2
















                               Administrative and
                                 General Savings

















      --------------------------------------------------------------------
                          Mercer Management Consulting

A&G Overheads
in $000

This savings component reflects miscellaneous overheads, such as office supplies and personal computers; but excludes facilities and benefits related overheads


                                           EE            BVE         NE                Total
FERC Acct #921                                        730         394               201          1,325
Office supplies and expenses

employees                                                                                          881
per employee (000)                                                                                 1.5
(higher for service co only)

EUA PC costs configured prices of 1.9-3.4 per unit (in 000)
Annualized cost for pc, cell phones, and pagers                                     640

Savings per employee                                    3
reduced in $000 in 2000


Savings in 2000                                       486
162 reductions x 3


Savings in 2001                                       690
225 cumulative red. X 3 x I.022

Savings in 2002                                       733
234 cumulative red. X 3 x 1.044

                  12/19/98                     PRIVILEGED AND CONFIDENTIAL
          ADDITIONAL DUE DILIGENCE             ATTORNEY-CLIENT COMMUNICATION
                REQUEST LIST                   ATTORNEY WORK PRODUCT

48 Summary of other miscellaneous A&G overheads.

         See attached.

Summary - Other Miscellaneous and A&G


Company                                                                             1997
-------                                                                             ----
Blackstone Valley Electric Company                                           $344,714.00
Eastern Edison Company                                                       $632,170.00
Newport Electric Corporation                                                 $238,947.00
Total                                                                      $1,215,831.00
                                                                           =============


Blackstone Valley Electric Company
Description                                                                         1997
-----------                                                                         ----
Industrial Association Dues                                                   $49,591.00
Other Experimental & General Research                                            $339.00
Publishing and Distribution Information and reports
as well as other expenses of servicing Outstanding
Securities of Respondent.                                                     $37,084.00
EUA Service Corporation General and Administrative                           $161,923.00
R.I. Industrial Revenue Bonds Fee                                              $8,125.00
Employee Training and Seminars                                                $85,298.00
Citicorp Remarketing - R.I. Industrial Bonds                                  $22,344.00
Miscellaneous                                                                     $10.00
                                                                           -------------
                  Total                                                      $344,714.00
                                                                           =============
Eastern Edison Company
Description                                                                         1997
-----------                                                                         ----
Industrial Association Dues                                                  $103,047.00
Other Experimental & General Research                                            $701.00
Publishing and Distribution information and reports
as well as other expenses of servicing Outstanding
Securities of Respondent.                                                     $68,824.00
EUA Service Corporation General and Administrative                           $314,908.00
Employee Training and Seminars                                               $138,456.00
Service Anniversary Expense                                                    $4,864.00
Miscellaneous                                                                  $1,370.00
                                                                           -------------
                  Total                                                      $632,170.00
                                                                           =============
Newport Electric Corporation
Description                                                                         1997
-----------                                                                         ----
Industrial Association Dues                                                   $24,190.00
Other Experimental & General Research                                            $131.00
Publishing and Distribution Information and reports
as well as other expenses of servicing Outstanding
Securities of Respondent.                                                     $18,200.00
EUA Service Corporation General and Administrative                            $85,579.00
Employee Training and Seminars                                                $41,155.00
Settlement Agreement                                                          $58,481.00
Remarketing Expenses                                                          $10,146.00
Miscellaneous                                                                  $1,085.00
                                                                           -------------
                  Total                                                      $236,447.00
                                                                           =============

GP6-350                                                              Page 1 of 2

For the Enthusiast                                        Customize It & Buy It!

                                     GP6-350

============================================================
Processor: Intel 350MHz Pentium II Processor w/
512K Cache
Memory: 64MB 100MHz SDRAM expandable to
256MB
Monitor: EV700 l7inch color monitor (15.9inch
viewable area)
Graphics Accelerator: Integrated nVidia 8MB
AGP Graphics Accelerator
Hard Drive: 10GB Ultra ATA hard drive added:
US$60
Floppy Drive: 3.5inch 1.44MB diskette drive
(IOMEGA Internal ZIP Drive Deleted) subtracted:
US$50
CD-ROM: 13X min./32X max. CD-ROM drive
Multimedia Package: Boston Acoustics BA635
Speakers added: US$30
Sound System: Integrated Sound Blaster AudioPCI
64D
Case: Mid Tower Case
Network Adapter: 3COM PCI 10/100 twisted pair
Ethernet
Keyboard: 104+ Keyboard
Mouse: MS IntelliMouse Mouse; Gateway mouse
pad
Additional Software: McAfee Anti Virus Software
Application Software: MS Office 97, Small
Business Edition, on CD w/Bookshelf
Operating System: Microsoft Windows 98
Service Program: Gateway Gold Service for PCs
(1 yr. Onsite)
Tape Backup Unit: TR5 IDE TBU and tape added:
US$249
============================================================
Base Price: US $1599
Configured Price: US $1888
Quantity: 1
Total Price: US $1888
============================================================

============================================================

Many Gateway products are custom engineered to Gateway specifications, which may vary from the retail versions of the software and/or hardware in functionality, performance or compatibility.
Prices and configurations are subject to change without notice or obligation. The price above does not include shipping and handling or any applicable taxes. After your system has been built (lead times vary), it may be shipped via second-day shipping in the continental
U.S.
Second-day shipping within the continental U.S. is US$95 for desktops and US$25 for portables.
Five-day shipping for Destination (R) Digital
Media Computers is US$149. All prices quoted are in U.S. dollars.

          o I would like to order this system via
          the World Wide Web.
          Clicking "Continue" below takes you to
          our secure server. Gateway uses Secure
          Sockets Layer (SSL) encryption to assure that all information entered on the next screen --including your credit card number -- can only be understood by us.
          After thousands of online transactions
          worth millions of dollars, no Gateway
          client has ever reported misappropriation of a credit card number protected by SSL technology. Check our article on how SSL works and why we think it's extremely safe to learn more.

         o Please have a sales representative
contact me about this system or other Gateway products.

         Copyright (C) 1997, 1998 Gateway 2000 Inc.
All rights reserved.
Please see our ______________________. Please
send feedback to ___________________________.

GP6-450                                                              Page 1 of 2


For the Enthusiast                                        Customize It & Buy It!

                      GP6-450

============================================================
Processor: Intel 450MHz Pentium II Processor w/
512K Cache
Memory: 128MB 100Mhz SDRAM expandable to
384
Monitor: VX900T 19inch color monitor (18.0 inch viewable area) added: US$60
Graphics Accelerator: 16MB AGP Graphics
Accelerator
Hard Drive: 16.8GB 5400RPM Ultra ATA hard drive
Floppy Drive: 3.5inch 1.44MB diskette drive &
SuperDisk LS-120 w/5 Disks added:US$60
CD-ROM: 13X min./32X max. CD-ROM drive
Multimedia Package: Boston Acoustics BA635
Speakers added: US$30
Sound System: Integrated Sound Blaster AudioPCI
64D
Fax/Modem: TelePath(R) 56K Modem added:
US$129
Case: Tower added: US$50
Network Adapter: 3COM PCI 10/100 twisted pair
Ethernet
Keyboard: 104+ Keyboard
Mouse: MS IntelliMouse Mouse; Gateway mouse pad
Additional Software: McAfee Anti Virus Software
Application Software: MS Office 97, Professional
Edition, on CD added: US$199
Operating System: Microsoft Windows 98
Service Program: Gateway Gold Service for PCs
(lyr. Onsite)
Tape Backup Unit: TR5 IDE TBU and tape added:
US$249

============================================================

Base Price: US $2599
Configured Price: US $3376
Quantity: 1
Total Price: US $3376
============================================================

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retail versions of the software and/or hardware
in functionality, performance or compatibility.
Prices and configurations are subject to change
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
Privileged and Confidential



ADDRL #34


34. Estimate of "personal tools" costs per employee, e.g. PC, pager, cellular phone. (This information is needed to estimate merger savings.).


     1. Workstation replacement program ended in 1997. There are about 50 workstations currently in use. They will be phased out through attrition.

     2. Replacement of PCs is a department head decision. Expected replacements are identified in the O&M budget. A PC Replacement form is used as a control document.

     3. New PCs are identified in the O&M budget (unless they are related to a capital project). A PC Acquisition form is used as a control document.

     4. Average replacement costs and base-line specifications for the two classes of recommended PCs is attached - #1.

     5.   Divisional breakdown of PCs is attached - #2.

     6. Average life expectance for a PC is three years. However, older useful PCs are recirculated to low-end users identified by department heads.

     7. Department heads on an as needed basis distributes pagers and cell phones.

     8. Company annualized cost for PC's - $450,000; pagers and cell phones - $90,000.

                                 1998 Inventory

                           Number of PCs by Department


Total Configurations as of 12/14/98: 584

Accounting                          48
Bldg & Facil                        11
CIS                                 78
Engineering                         70
Executive                           31
Garage                              10
Gen. Office Svcs                     2
HR                                  30
Info Services                       62
Internal Audit                       4
Meter                               11
Meter Reading                       11
Power Supply                        15
Purchasing                           6
Rates                               23
Real Estate                          5
Records                              1
Retail Bus Svcs.                    65
Safety & Risk Mgmt                   7
SCADA                                5
Special Projects                     5
Stores Mgmt & Supp                  14
Sub & Comm                          13
System Operations                    3
Telecommunications                   3
Trans & Dist                        32
Trans Svcs                           7

Advertising
in $000
                                1997                             1998 annualized

                                 EUA                             NEES

Addit. data req #47                825        Customer                         4,318 dsm,choice related

Normalized                         500        Image                               50 FERC #
                                                                                     930.1

                                                                                  4,368
Savings                            50%
Savings in 1997                    250
Escalation to 2000                1.09

Savings in 2000                    273

                  12/19/98                     PRIVILEGED AND CONFIDENTIAL
          ADDITIONAL DUE DILIGENCE             ATTORNEY-CLIENT COMMUNICATION
                REQUEST LIST                   ATTORNEY WORK PRODUCT

47 Summary of advertising costs.

         See attached.

                           Advertising Costs - 1997                             1997
                           ------------------------                             ----
                                    Company                            Advertising Costs
                                    -------                            -----------------
Co 01                      Blackstone Valley Electric                        $215,091.17
Co 08                      Eastern Edison Company                            $519,027.05
Co 14                      Newport Electric Corporatio                        $90,729.57
                                                                            ------------
                                            Total                            $824,847.79

Association Dues
in $000

Addit data req # 45, 48

EUA 1997                                       Savings%        Savings
EEI                                         136            25%              34
Other                                        41           100%              41
                                            177            42%              75
Escalation to 2000                                                        1.09

Savings in 2000                                                             82

                  12/19/98                     PRIVILEGED AND CONFIDENTIAL
          ADDITIONAL DUE DILIGENCE             ATTORNEY-CLIENT COMMUNICATION
                REQUEST LIST                   ATTORNEY WORK PRODUCT


ADDRL #
         45 Summary of associations dues.



1997                                     Blackstone       Newport         Eastern       Total
----                                     ----------       -------         -------       -----

Utility Air Regulatory Group                  225             562                        787
Electric Council of New England             6,983           2,745       13,665        23,393
EEI                                        38,842          17,780       78,980       135,602
Utility Water Act Group                     2,847           2,788        5,752        11,387
Associated Industries of MA                                                720           720
NU College of Business                                                   2,500         2,500
Administration
Miscellaneous                                 696             315        1,431         2,442

                                           49,593          24,190      103,048       176,831

Benefits Administration
in $000

Expect no savings in HMO ( self insured) and group life
Minimal savings in retirement and thrift plan administration

Per conversation with NEES

Savings in 2000                                  50

                     12/19/98
          ADDITIONAL DUE DILIGENCE (List
                        #3)
                   REQUEST LIST
                                                  PRIVILEGED AND CONFIDENTIAL
                                                  ATTORNEY-CLIENT COMMUNICATION
                                                  ATTORNEY WORK PRODUCT


ADDRL #
46 Cost to administer benefits.

                           EASTERN UTILITIES ASSOCIATES

                           Responsibility Center 220 - Corporate Benefits

                           O&M Budget       1999
                                                                "ADDRL"12/19/98
                                                                  Question #46

OTHER EXPENSES:                                             O&M         EUASC

XX Payroll                                                  01         $220,000

20 Miscellaneous (NEEBC Dues)                               00             $400
20 Retiree Organizations Support (700 rets @ $10.00)        00           $7,000
01 Employee Expense                                         05           $1,800
XX Ed. & Training                                           06           $3,500
20 Materials & Supplies                                     07           $2,000
07 Materials & Supplies - WSJ,CCH                           07           $1,600
XX General Consulting - Pension & ESP*                      11          $36,000*
20 Financial Education/ Retirement Planning Program         11          $23,500
20 FSA Admin. Fees-Estimated FICA tax offset is $10,000     11           $9,000
20 Executive Annual Physicals                               11          $16,800
20 Split $ Consulting Fee - Vinings Management              11          $16,900

25 Cyborg Maintenance Contract                              22          $12,500


Total Other Expenses:                                                  $351,000
                                                                       ========


* not payable from the pension trusts.

                                                                                                            TOTAL
                                  BVE            EECO        NEWPORT       EUASC          TOTAL             EUASC

Group Health                    452,022         978,362      211,337       171,001        1,812,722        204,034
Dental Insurance                 49,016         105,728       33,918     3,130,326        3,318,988      3,735,027
Group Life                        7,154          65,696       35,153       570,642          678,645        680,876
Pension                        (854,720)     (1,351,822)     (74,320)    4,329,463        2,048,601      5,165,807
Post Retirement Benefits      1,319,782       2,284,618      588,458       356,773        4,549,631        425,693
Employee Thrift Plan            113,012         218,567       94,990             0          426,569

                              1,086,266       2,301,149      889,536     8,558,205       12,835,156     10,211,437
                                                                                         ----------
                                                                                         12,835,156



BVE                           2,367,906      0.276698653      0.2319
EECO                          4,621,878      0.540083693      0.4526
NWPT                          1,231,339      0.143886557      0.1206
MECO TRANS                      336,584      0.039331097       0.033

                              8,557,707                1      0.8381

Corporate Governance

Shareholder Services
in $000

ADDRL #43
                             EUA 1999 budget                                      Million                 Million
                                                                                  Shares        Price     Mkt Cap
Annual rpt                           112                            NEES             59.8       48.06       2,874
Transfer agent                        87                            EUA              20.4       27.81         567
NYSE                                  33                            EUA equiv        11.8
Other                                 61                            % increase  11.8/59.8
                                     293                                              20%

Savings                              80%
Savings in 1999                      234

Savings in 2000                      241


Trustees

ADDRL #40
                              1999       1998
                             EUA         NEES

Outside directors               9         11

Fees                          550
Other expenses                100
Total                         530        650

Savings in 1999               530
Escalate to 2000             1.03

Savings in 2000               546

Total Corp Governance         787

                   12/19/98                     PRIVILEGED AND CONFIDENTIAL
           ADDITIONAL DUE DILIGENCE             ATTORNEY-CLIENT COMMUNICATION
                 REQUEST LIST                   ATTORNEY WORK PRODUCT


ADDRL #
    43 Summary of shareholder services expenses, including the production of the annual report, the annual meeting, mailings and other fees.


                  Budget for 1999

                  Annual Report Production                             112,000
                  Mailing of AR and Proxy, etc.                         28,000
                  10K printing                                           5,700
                  Proxy printing                                         7,000
                  Transfer agent fees                                   87,000
                  NYSE listing fee                                      33,000
                  Quarterly dividend enclosure                          11,000
                  Postage and miscellaneous                              9,700
                                                                     ---------
                                                                       293,400

                 12/19/98                          PRIVILEGED AND CONFIDENTIAL
   ADDITIONAL DUE DILIGENCE (List # 3)             ATTORNEY-CLIENT COMMUNICATION
               REQUEST LIST                        ATTORNEY WORK PRODUCT


ADDRL #
    40   Directors' fees and related expenses.


         See attached summary of EUA Parent 1999 Budget for details of information requested.

                                                        EUA PARENT
                                                        1999 BUDGET


                                                                                                                        1999
                                 JAN    FEB    MAR     APR    MAY     JUN    JUL     AUG    SEP     OCT    NOV    DEC   TOTAL
                                 ---    ---    ---     ---    ---     ---    ---     ---    ---     ---    ---    ---   -----
9200 DO AMORT RESTR STK PLAN     500    500    500     500    500     500    500     500    500     500    500    500   6,000

9302 07 MISCELLANEOUS
FIDUCIARY/DIRECTORS LIB INS    7,733  7,733  7,733   7,733  7,733   7,733   7,733  7,733  7,733   7,733  7,733  7,737  92,800
     TOTAL 9302 07             7,733  7,733  7,733   7,733  7,733   7,733   7,733  7,733  7,733   7,733  7,733  7,737  92,800

9302 09 CORP & FISCAL
MISCELLANEOUS                                                         200                                                 200

9302 06 DIRECTORS FEES
ANNUAL TRUSTEE FEE            36,000                36,000                 36,000                36,000               144,000
REGULARLY SCHEDULED MTGS
     FULL BOARD                7,650  7,650  7,650   7,650  7,650   7,650   7,650         7,650   7,650  7,650  7,650  84,190
     FINANCE COMM              4,250                 4,250                  4,250         4,250                        17,000
AUDIT COMM                                   4,250                  4,250                         4,250                12,750
PENSION TRUST COMM                    3,400          3,400          3,400          3,400          3,400         3,400  20,400
COMPENSATION                          3,400                                               3,400   3,400                10,200
RETIREMENT BENEFIT            36,130 12,130 12,130  38,130 12,130  12,130  36,130 12,130 12,130  36,130 12,130 12,130 241,560
     TOTAL 9302 05            84,030 26,580 24,030  87,430 19,780  27,430  84,030 15,530 27,430  90,830 19,780 23,220 530,100
     TOTAL DO                 92,263 34,813 32,263  95,853 28,013  35,883  92,263 23,763 35,663  99,063 28,013 31,457 629,100

9230 10 OUTSIDE LEGAL         28,300 27,100 14,500  33,400 24,000   7,600   7,000  7,900  9,800  12,900  5,000  6,200 183,700
     TOTAL 09                 28,300 27,100 14,500  33,400 24,000   7,600   7,000  7,900  9,800  12,900  5,000  6,200 183,700

9210 02 OFFICE SUPPLIES & EXP
BANK CHARGES                     400    400    400     400    400     400     400    400    400     400    400    400   4,800

9230 20 OUTSIDE ACCOUNTING
C&L AUDIT FEE                         4,700  2,800                                                1,030         1,700  10,000

9302 10 TRANSFER AGENT FEES

COMON STOCK EXPENSE            1,000  1,000  2,500   1,000  1,000   2,500   1,000  1,000  2,500   1,000  1,000  2,500  18,000
     TOTAL 11                  1,400  5,100  5,500   1,400  1,400   2,900   1,400  1,400  2,900   2,400  1,400  4,600  32,800

TOTAL 000                    121,963 58,013 52,283 130,483 53,413  46,363 100,563 33,063 40,363 114,383 34,413 42,257 845,600

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
New England Electric Sys.                                             NYSE : NES
                                                       Financial Links
  Address:  25 Research Drive                          o Company News
            Westborough, MA 01582                      o Research Report: Basic / Detailed
    Phone:  (508) 389-2000                             o Upgrade/Downgrade History
      Fax:  (508) 836-0276                             o Free Annual Report
 Industry:  Electric Utilities                         o Latest Stock Price
   Sector:  Utilities                                  o Insider Trades
Employees:  4,665                                      o SEC Filings (raw filings)
 Officers:  Richard P. Sergel, Pres./CEO               o Message Board
            Joan T. Bok, Chmn.
            Cheryl A. Lafleur, Sr. VP/Secy./Counsel
            Michael E. Jesanis, Sr. VP/CFO             Company's Web Presence
            John G. Cochrane, Treas./CAO.              o Home Page

                                                       o Search Yahoo! for related links...

Business Summary

NES is a public utility holding company, whose subsidiaries are engaged in the transmission, distribution, sale and generation of electricity. For the nine months ended 9/30/98, revenues fell 1% to $1.82 billion. Net income applicable to Common fell 3% to $157.5 million. Revenues reflect decreases in generation-related, fuel cost-related, and oil and gas-related revenues. Earnings also reflect monthly contractual payments to USGen and increased transmission wheeling costs.

More from Market Guide: Highlights - Performance

Statistics at a Glance - NES                                                           Last Updated: Dec 23, 1998

  Price and Volume                         Per-Share Data                              Management Effectiveness
(updated Dec 23, 1998)          Book Value (mrq)              $26.79 Return on Assets (ttm)                 4.34%

52-Week Low             $38.938 Earnings (ttm)                 $3.39 Return on Equity (ttm)                12.66%

Recent Price            $48.063 Sales (ttm)                   $38.91                Financial Strength

52-Week High            $49.125 Cash (mrq)                     $8.26 Current Ratio (mrq)                    1.23

Beta                       0.32            Valuation Ratios          Long-Term Debt/Equity (mrq)            0.63

Daily Volume (3-         148.9K Price/Book (mrq)                1.79 Total Cash (mrq)                    $494.3M
month avg)

   Share-Related Items          Price/Earnings (ttm)           14.19 Short Interest

Market Capitalization    $2.88B Price/Sales (ttm)               1.24 Shares Short                             23
                                                                     as of Dec 8, 1998

Shares Outstanding        59.8M             Income Statements
Float                     54.5M After-Tax Income (ttm)       $231.8M Short Ratio                            5.81

Dividend Information            Sales (ttm)                   $2.48B            Stock Performance

Annual Dividend           $2.36                 Profitability                      NES  24-Dec-1998  (C) Yahoo!
(indicated)                             Profit Margin (ttm)     9.3%          _____________________________________
                                                                            50||                                   |
                                                                            45||                                   |
                                                                           40 |                                    |
                                                                           35 |                                    |
                                                                               ------------------------------------|
                                                                              Jan    Mar    May    Jul    Sep   Nov

                                                                          big chart [ld | 5d | 3mo | 1yr | 2yr | 5 yr |
                                                                                               max]
Dividend Yield            4.91%

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            mrq = most-recent quarter (Sep 30, 1998); ttm = trailing twelve months through Sep 30, 1998


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
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
Eastern Utilities Assoc.                                                        NYSE : EUA
                                                            Financial Links
  Address:  One Liberty Square                                   o Company News
            Boston MA 02109                                      o Research Report: Basic / Detailed
    Phone:  (617) 357-9590                                       o Latest Stock Price
      Fax:  (617) 357-7320                                       o Insider Trades
 Industry:  Electric Utilities                                   o SEC Filings (raw filings)
   Sector:  Utilities                                            o Message Board
Employees:  1,180
 Officers:  Donald G. Pardus, Chmn./CEO
            John R. Stevens, Pres./COO                           Company's Web Presence
            Richard M. Burns, Contr./CAO                         o Home Page
            Clifford J. Herbert, Jr., Treas./Secy.
                                                                 o Search Yahoo! for related links...

Business Summary

EUA is a holding company for Blackstone, Eastern Edison, and Newport, which provide retail electric utility services in MA and RI. EUA also operates various service subsidiaries. For the nine months ended 9/98, revenues fell 4% to $405.4 million. Net income applicable to Common fell 4% to $26.2 million. Results suffered from a decrease in core electric business revenues due to customer rate reductions and the termination of the power marketing joint venture.

More from Market Guide: Highlights - Performance

Statistics at a Glance - EUA                                                           Last Updated: Dec 23, 1998

    Price and Volume                    Per-Share Data                     Management Effectiveness
  (updated Dec 23, 1998)         Book Value (mrq)             $18.27 Return on Assets (ttm)                 3.05%

52-Week Low             $23.563  Earnings (ttm)                $1.80 Return on Equity (ttm)                 9.85%

Recent Price            $27.813  Sales (ttm)                  $26.98       Financial Strength

52-Week High             $28.00  Cash (mrq)                    $0.33 Current Ratio (mrq)                     0.71

Beta                       0.50         Valuation Ratios             Long-Term Debt/Equity (mrq)             0.77

Daily Volume (3-          73.9K  Price/Book (mrq)               1.52 Total Cash (mrq)                      $6.64M
month avg)                       Price/Earnings (ttm)          15.45       Short Interest

     Share-Related Items         Price/Sales (ttm)              1.03 Shares Short
                                                                     as of Dec 8, 1998                     137.9
Market Capitalization   $568.4M
Shares Outstanding        20.4M         Income Statements    Short Ratio
Float                     20.2M  After-Tax Income (ttm)      $39.1M

Financing Costs and Fees

in $000

Includes savings associated with lines of credit

Lines of Credit

                            1998 est

                            NEES x NEP              EUA

Commitment fees                                567                     256

Lines of credit                            637,000                 165,000

% fee                                       0.089%                  0.155%


Savings                                                               100%

Savings in 1998                                                       256

Escalation to 2000                                                   1.06

Savings in 2000                                                       272

        12/19/98                                PRIVILEGED AND CONFIDENTIAL
ADDITIONAL DUE DILIGENCE (List #3)            ATTORNEY-CLIENT COMMUNICATION
      REQUEST LIST                               ATTORNEY WORK PRODUCT

     ADDRL #
         41      Summary of any lines of credit.


                 See attached summary of EUA System lines of credit.

                                                                  EUA SYSTEM
                                                      Short-Term Credit Facility Fees (1)
                                                                 For 1998/1999



                                                       LINE     FACILITY        ANNUAL
BANK                                                OF CREDIT      FEE           FEE          EUA           BVE         EECO
REVOLVING CREDIT FACILITY:
                         BANK OF NEW YORK                                                 $100,000,000  $20,000,000  $75,000,000
             (Availability: All Companies)                                                          29%          6%           21%
                                                  $75,000,000    0.1250%        $93,750        $26,786       $5,357      $20,089


OTHER CREDIT FACILITIES:                                                                                $20,000,000  $75,000,000
                         BANK OF NEW YORK                                                                        16%         60%
            (Availability: BVE,EECO, MECO)        $10,000,000    0.1250%        $12,500                      $2,000       $7,500

                        STATE STREET BANK                                                 $100,000,000               $75,000,000
                 (Availability: EUA, EECO)                                                          57%                       43%
                                                  $15,000,000    0.2500%        $37,500        $21,429                    $16,071

             UNION BANK OF CALIFORNIA (2)                                                 $100,000,000  $20,000,000  $75,000,000
(Availability: EUA, BVE, EECO, MECO, NECO)                                                                        8%         30%
                                                  $20,000,000    0.1875%(2)          $0             40%          $0           $0
                                                                                                    $0

                      (Availability: EECO)        $45,000,000    0.2500%       $112,500                                     100%

ANNUAL FACILITY FEE TOTALS                       $165,000,000                  $256,250        $48,214       $7,357     $156,161

MONTHLY ACCRUAL                                                                                 $4,018         $613      $13,013



BANK                                                   MECO      COGENEX       EUA OS  SERVICE     NECO        TOTAL

REVOLVING CREDIT FACILITY:                        $30,000,000 $75,000,000  $10,000,000 $15,000,000 $25,000,000 $350,000,000
                         BANK OF NEW YORK                  9%         21%           3%          4%          7%        100%
             (Availability: All Companies)             $8,036     $20,089       $2,679      $4,018      $6,696     $93,750

OTHER CREDIT FACILITIES:                          $30,000,000                                                  $125,000,000
                         BANK OF NEW YORK                 24%                                                         100%
            (Availability: BVE,EECO, MECO)             $3,000                                                      $12,500

                        STATE STREET BANK                                                                      $175,000,000
                 (Availability: EUA, EECO)                                                                            100%
                                                                                                                   $37,500
                                                  $30,000,000                                      $25,000,000 $250,000,000
             UNION BANK OF CALIFORNIA (2)                 12%                                              10%        100%
(Availability: EUA, BVE, EECO, MECO, NECO)                 $0                                               $0          $0

                                                                                                   $25,000,000 $75,000,000
                                                                                                           10%        100%
                      (Availability: EECO)                                                                  $0    $112,500

ANNUAL FACILITY FEE TOTALS                            $11,036     $20,089       $2,679      $4,018      $6,696    $256,250
                                                         $920      $1,674         $223        $335        $558     $21,354
MONTHLY ACCRUAL




(1)  Allocation Percentages Based on March 20, 1998 SEC Order Authorizing Company Short-Term Borrowing Limitations.

(2)  Facility Fee based on .1875% of the average daily unused amount of the Facility during such period. For allocation of Fee, assumption will be credit line will be fully drawn, hence, zero fee.

September 22, 1998
JWH/d:/1231997/comfee/feebad98

Insurance Premiums
in $000

Data Response #102

Major Coverages                         1999 EUA   % Savings  Savings
                                        excl MTP

Property                                    90          5%       5
Property                                    68          5%       3
Boiler                                      95          5%       5
Marine Cable


Liability
General                                    285         50%     143
Excess                                     343         50%     172
Auto                                        94         50%      47
Pollution                                  191         25%      48
D&O adjusted                               100         75%      75

Brokerage Fees                             175         75%     131
(per phone conversation)


Total                                    1,441         44%     628
Escalate to 2000                                              1.03

Savings in 2000                                                646

                                                      INSURANCE COSTS - 1999


TYPE                                      EECO           NPT            EUA            BVE            MTP            EUA
                                                                                                                    TOTAL
PROPERTY                                  27000         21300           8200           33500        110000          200000
BOILER                                    13500         17800           4500           32400        141800          210000
OFFICE CONTENTS                                                         1100                                          1100
EDP                                                                    10000                                         10000
CONT EQUIP                                 3178                         2794            1377          2651           10000
MICROWAVE                                  2191           716           4336            1473          1284           10000
VALUABLE PAPERS                             133                          133                           134             400

MARINE CABLE                                            95000                                                        95000
TRANSIT                                     722           542                            586           550            2400
CRIME                                      2230           590           6230            1100           850           11000
GENERAL LIABILITY                        120000         45000          15000          105000         15000          300000
AUTOMOBILE                                42000         14000          17500           21000          5500          100000
AUTO PHYSICAL                              8350          2750           3650            4200          1050           20000
WORKERS COMP                              55500         15000          19500           30000         30000          150000
D&O                                       15000         15000          15000           15000        122000          182000
PENSION                                    2493           662           7046            1195           954           12350
POLLUTION                                 91000         31500          15000           54000         63500           25500
UNDERGROUND TANKS                          1300          2550           2050            2550          2550           11000

EXCESS LIABILITY                         130500         42500         100000           70000         37000          380000
LETTER OF CREDIT                                                       25000                                         25000
MONTAUP EXTRA EXP                                                                                   140000          140000
BOND PREMIUM                                                           15000                                         15000
SMALL CLAIM EXPENSE                      247500         88000          27500          126500         60500          550000

                                       $762,597      $392,910       $299,539        $499,881      $735,323      $2,690,250

DDRL #102

Question: List all liability, property, casualty, and other insurance policies held by the Company or its subsidiaries, or if self insured, the extent of self insurance, including limits of coverage, policy dates, premiums, insurance brokers, and cash surrender value, if any.

Answer: The person in the organization responsible for risk management is not involved in the data request process. At this point in the process the information we will provide will be very limited.

Attached you will find the planned 1999 expenses by category. Once the sale of Montaup is complete, the insurance expenses will be prorated for the remainder of the policy year.


DDRL #103
Question: Describe all claims made by the Company or its subsidiaries under the insurance policies carried by the Company or its subsidiaries over the past two years in which the amount claimed exceeded $1,000,000.

Answer:  To the best of my knowledge, none.

DDRL 104
Question: List and describe any pending litigation relating to insurance coverage.

Answer:  To the best of my knowledge there are two cases.
          1. The family of a deceased woman in Fall River has filed a claim against the Company. The woman died as a result of a pedestrian truck accident involving an EUA driver in a meter van. The driver was not found to be negligent. Maximum exposure to the Company is $350,000.
          2. A civilian has placed a claim with the Company as a result of a manhole explosion. The civilian received burns over 30% of his body. He has nearly fully recovered and is looking for medical expense recovery. We expect to settle for a reasonable amount. The maximum exposure is $350,000.
In both cases the insurance will cover anything over the $350,000. Neither case is expected to exceed the $350,000 deductible.

DDRL #105
Question: Copies of all material correspondence with insurers or insurance brokers or agents relating to environmental impairment liability claims.

Answer:  Did not have access to the information

     Professional Services
     in $000

                                                                                 1997
                                          BE         EE          NE           Service    Total

     Addit. data req #38               1,610       7,964          446      1,956        11,976
     incl. ops-related                                                                           Savings %    Savings
     Accounting                           34          63           31         69           197           50%         99

     Legal incl dereg
     McDermott                            33       1,209           17        360
     Isaacson                            744
     Other                                 2          73           46         83

                            Total        779       1,282           63        443         2,567

                                                                            adj.         1,500           33%        495

     Employment                                      118                                   118           33%         39

     Consulting                                       40                                    40          100%         40

     Invest. Svcs                                                            108           108          100%        108

     Legislative                                                              48            48          100%         48

     Prof Svcs Total                                                                     2,011           41%        828

                                                                                          Escalation to 2000      1.093

                                                                                             Savings in 2000        905


     Engineering                                      39                       1            40
     Environmental                        20                       12                       32
     Conservation                         27       2,548          141          -         2,716
     Facilities/Cleaning                  40                                 162           202    incl in facilities calculation
     Security                                                                125           125    incl in facilities calculation
     Misc Other                                      314                     421           735
     Tree Trimming                       687       1,334          187        352         2,560
     Misc Contract Svcs                          1,606.0                                 1,606
                                                                                         8,016
                                                                                        10,027

                12/19/98                          PRIVILEGED AND CONFIDENTIAL
        ADDITIONAL DUE DILIGENCE                  ATTORNEY-CLIENT COMMUNICATION
                REQUEST LIST                        ATTORNEY WORK PRODUCT


ADDRL #
  38     List of professional services purchased by major area, e.g.
     a)  Audits and accounting
     b)  Legal
     c)  Information systems


     See attached.

                                           BLACKSTONE VALLEY ELECTRIC
                                              PROFESSIONAL SERVICES

                 VENDOR NAME                    DESCRIPTION OF SERVICE                                          1997
                 -----------                    ----------------------                                          ----
Asplundh                                        Tree Trimming                                                 56,222
Barnes Tree Services                            Tree Trimming                                                140,399
Blackstone Valley Security                      Security Services                                                  0
Clean Harbor                                    Environmental                                                 19,603
Coopers & Lybrand                               Accounting                                                    34,145
Credit Bureau                                   Collection Fees                                               20,959
Dickstein, Shapiro & Moris                      Legal
Financial Collection                            Collection Fees                                                1,149
Isaacson, Rosenbaum                             Legal                                                        743,568
McDermott, Will & Emery                         Legal                                                         32,578
Northern Tree Service                           Tree Trimming                                                491,290
Ocean State Janitorial                          Cleaning                                                      40,408
Osmose Wood Press                               Pole Treatment/Inspection                                        448
Stanley Bleeker, Esq.                           Legal                                                              0
Tillinghast, Collins & Graham                   Legal                                                          1,911
(A)  Coflax Packing                             Conservation                                                   1,214
(A)  Delta Electric Motor                       Conservation                                                     639
(A)  RISE                                       Conservation                                                   7,690
(A)  Slater Dye Works                           Conservation                                                  17,313
                                                                                               ---------------------
                                                                                                           1,809,534
                                                                                               =====================



(A) These vendors participated in Eastern Edison's conservation, load, management programs, management programs.

NOTE:  The source for this information was based on o&m codes 9, 10, 11 & 16.


                                       Prepared by Michelle Uzzo 12/22/98

                                               EASTERN EDISON COMPANY
                                                PROFESSIONAL SERVICES
                        VENDOR NAME                             DESCRIPTION OF SERVICE                         1997
                        -----------                             ----------------------                         ----
        American Staffing Assoc.                     Employment                                               118,240
        Asplundh                                     Tree Trimming                                            919,253
        Barnes Tree Service                          Tree Trimming                                            140,782
        Clean Harbors                                Environmental
        Coopers and Lybrand                          Accounting                                                62,883
        Duff & Phelps                                Consulting                                                40,000
        Environmental Protection Service             Maintenance                                               44,555
        First Financial Resources                    Collection Fees                                           33,933
        First Security Services                      Security
        Hanson Police Dept.                          Police Detail                                             31,478
        J. D. Payroll Services                       Temp Services
        MASS Save                                    Consulting                                               342,286
        McDermott, Will & Emery                      Legal                                                  1,209,446
        Misc. Contract Services*                                                                            1,605,966
        Misc. Engineering*                                                                                     38,605
        Misc. Legal*                                                                                           12,155
        Miscellaneous*                                                                                        314,463
        Osmose Wood Press                            Pole Treatment/Inspection
        Pembroke Police Dept.                        Police Detail
        R.A. Gill Tree Service                       Tree Trimming                                            227,341
        R.E. Tilgren                                 Tree Trimming                                             46,695
        Reed, Adami, Kaiser                          Legal                                                     72,589
        Rockland Police Dept.                        Police Detail                                             26,218
        Service Master                               Maintenance                                               29,796
        State Street Bank & Trust                    Trustee/Administrative Fee
        Suburban Contract                            Cleaning
        Town of Bridgewater                          Police Detail
        Town of Easton                               Police Detail                                             56,526
        Town of Norwell                              Police Detail                                             42,745
        Town of Scituate                             Police Detail
        Town of Stoughton                            Police Detail
  (A)   Conservation Services Group                  Conservation                                             361,903
  (A)   Demand Mgmt                                  Conservation
  (A)   Energie Innovation Inc.                      Conservation                                              84,095
  (A)   Energy Conservation                          Conservation                                             123,124
  (A)   Energy Federation                            Conservation                                             306,904
  (A)   Fall Realty & Harris Energy                  Conservation                                              38,353
  (A)   Fleet Bank                                   Conservation                                              28,182
  (A)   Harris Energy Systems                        Conservation                                             489,801
  (A)   J&R Industrial Wiring                        Conservation                                             206,124
  (A)   Main Street Textiles                         Conservation                                             133,990
  (A)   MUPAC Corp & Harris Energy                   Conservation                                              26,114
  (A)   National Resource Mgmt.                      Conservation                                             375,923
  (A)   Relocation Resources, Inc.                   Conservation                                              61,985
  (A)   Shews Supermarkets Inc.                      Conservation                                             168,265
  (A)   Star Market & Harris Energy                  Conservation                                              31,080
  (A)   Stop & Shop Supermarket Co.                  Conservation                                              49,799
  (A)   Ware Rite & Harris Energy                    Conservation                                              32,759
  (A)   Whaling Mfg. Co., Inc.                       Conservation                                              29,235
                                                                                                  -------------------
                                                                                                            7,963,604
                                                                                                  ===================

     * Aggregate amounts to any one entity less than $25,000 have been accumulated in this description.

     (A) These vendors participated in Eastern Edison's conservation, load, management programs, management programs.

     NOTE:  The source for this information was found on o&m codes 9, 10, 11 & 12.

                                            NEWPORT ELECTRIC CORPORATION
                                               PROFESSIONAL SERVICES

                  VENDOR NAME                     DESCRIPTION OF SERVICE                                      1997
                  -----------                     ----------------------                                      ----
Barnes Tree Services                              Tree Trimming                                              187,208

Clean Harbor                                      Environmental                                               11,989

Coopers & Lybrand                                 Accounting                                                  30,982

Credit Info                                       Collection Fees                                             12,118

McDermott, Will & Emery                           Legal                                                       16,808

Morgan, Brown & Joy                               Legal                                                          340

RISE                                              Conservation                                               141,057

Tillinghast, Collins & Graham                     Legal                                                       45,587
                                                                                                   -----------------
                                                                                                             446,062
                                                                                                   =================





NOTE:  The source for this information was based on o&m codes 9, 10, 11 & 19.

                                                 EUA SERVICE CORP.
                                               PROFESSIONAL SERVICES

                                                  (Account # 923)
                  VENDOR NAME                     DESCRIPTION OF SERVICE                                      1997
                  -----------                     ----------------------                                      ----
McDermott, Will & Emery                           Legal                                                      359,773
First Security Services                           Security                                                   124,975
Contract Cleaning Collaborative                   Cleaning
Eastern Edison Company                            Arborist/Technical Trainers                                351,846
Salomon Brothers Inc.                             Investment Services                                        107,986
Media Concepts                                    Printing Services                                          114,897
Norfolk Data                                      Data Processing Time Cards
Cambridge Reports, Inc.                           Customer Services                                           70,560
J. Flanagan & Co.                                 Legislative Activity                                        48,000
DRI McGraw-Hill
Newport Electric Corp.                            Arborist/Technical Trainers
Twenty First Century
AUC Management Consultants                        Consulting
Misc. Legal  *                                                                                                82,677
Misc. Accounting  *                                                                                           68,988
Misc. EDP  *                                                                                                  41,871
Misc. Building & Maintenance*                                                                                162,203
Other  *                                                                                                     421,494
Misc. Engineering  *                                                                                             768
                                                                                                   -----------------
                                                                                                           1,956,038
                                                                                                   =================



*  Payments made to payee is less than $100,000

Amounts in Bold print are estimates based on the average of 1996 & 1997.

Prepared by Michelle Uzzo           12/22/98 a:\profsvs

REGULATORY EXPENSES
in $000
                                 1997                                     1997
                                 EUA                                      NEES
Addit. data req #42                     1,002          FERC acct #928          4,008

Assessments                              739
Filings and misc.                        263
                  Total                1,002

Savings on filings and misc.             20%
Savings in 1997                          53
Escalation to 2000                     1.09

Savings in 2000                          57

                12/19/98                           PRIVILEGED AND CONFIDENTIAL
         ADDITIONAL DUE DILIGENCE                  ATTORNEY-CLIENT COMMUNICATION
               REQUEST LIST                        ATTORNEY WORK PRODUCT

ADDRL #
     42 Summary of regulatory expenses.



          1997                      Newport    Blackstone    Eastern     Total
          ----                      -------    ----------    -------     -----
          PUC Assessment            119,983     267,118                 387,101
          DTE Assessment                                    351,663     351,663
          Tariff Filings & Misc.     57,258     144,113      61,899     263,270
                                    -------     -------      ------     -------
                                    177,241     411,231     413,562   1,002,034

Cost to Achieve
in $000
                                         Total    Basis for Cost Estimate
----------------------------------------------------------------------------------------------------------------------------------

Transaction Costs
Bankers fees                             7,500    Estimate from NEES and EUA
Legal fees                               3,500    Estimate for NEES and EUA
D&O liability tail coverage                400    1.5 times EUA's current annual D&O liability premium
     Total Transaction Costs            11,400

----------------------------------------------------------------------------------------------------------------------------------
Personnel Costs

Separation/Retention                    35,150
Relocation                               2,750    Cost equals 90 employees required to relocate @ $25,000 per employee; also includes $500,000 miscellaneous
Retraining                               1,950    Cost includes:
                                                  Customer service training:  100 employees x 4 weeks @ $1,000 per week ($400,000)
                                                  Meter reader training:  50 employees x 1 week @ $1,000 per week ((50,000)
                                                  Transmission and distribution training:  200 employees x 3 weeks @ $1,500 per week ($900,000)
                                                  Administrative functions training:  100 employees x 4 weeks @ $1,500 per week
                                                    ($600,000)
General  reorientation                     250    Cost to train 500 employees x 2 days @ $250 per day ($250,000)
     Total Personnel Costs              40,100
----------------------------------------------------------------------------------------------------------------------------------
Transition Costs

Internal Support                           810    Cost equals 15 employees x 9 months @ $6,000 per month ($810,000)
                                                  No cost shown 35 employees working on transition in addition to regular workload
Outside Support                          2,000    Cost for organizational and change management consultants and other outside support
Communications                             500    Costs for both internal and external communication
Facilities Consolidation                 1,000    Estimate based on other transactions
Other                                      250    Cost of changing corporate signage, stationary, etc.
     Total Transition Costs              4,560
----------------------------------------------------------------------------------------------------------------------------------
Information Systems
Systems Integration and Data             6,600    Cost of application integration and data conversion; cost to close one data center
  Center Consolidation
Meter Reading Hardware                     600    Cost to outfit EUA meter readers with 55 new ITRON devices
Telecommunications Costs                   350    Cost to connect telecommunications networks; reconfigure and reprogram customer service center switch
     Total Information Systems Costs     7,550
----------------------------------------------------------------------------------------------------------------------------------
     Total Cost to Achieve              63,610

D&O Tail Coverage
Conversation with Diane Kenney

                          Coverage                 Premiums
EUA                       in Millions              in Thousands
Policy #1                          25                       232
Policy #2                          10                        47
                                   35                       279

Budget for tail coverage                                    150%
                                                            419

Cost to achieve                                              400

Hoffman, David
------------------------------------------------------------------------------

From:                           Michael J. Hirsh [mhirsh@eua.com]
Sent:                           Monday, April 12,1999 5:49 PM
To:                             david-hoff man@ mercermc.corn
Subject:                        EUA-side transaction costs

David-

Following up on our conversation today, our transaction costs include the following:

          Banker fees$4.2 million (per contract)
          Legal $1.6 million actual + est.
              ($.535 billed through Feb, assume $.3 added through April
               and $.1/mo

Thanks.
MJH

                                                                                       Exhibit DJH-2
                                                                                       Miscellaneous

MODEL INPUTS

--------------------------------------
Escalation rate                    3%
--------------------------------------

--------------------------------------
% labor capitalized
A&G                                0%
Customer                           0%
T&D                               35%
--------------------------------------


--------------------------------------
Benefits adder                 32.63%
for EUA
--------------------------------------
                                                             EUA (EE)
                                                % cap        % b-t cost   % a-t cost    wacc
---------------------------
Revenue equirement                      ltd          45.5%         7.6%         7.6%       3.5%
Rate                                    ps            5.5%         9.8%        16.3%       0.9%
                                        cse          49.0%        11.5%        19.2%       9.4%
Non-IS(30 yr)   13.5%                                                                     13.7%
IS (5 yr)   28.6%
---------------------------
                                                             NEES(MECo)
                                                % cap        % b-t cost   % a-t cost    wacc
                                        ltd          44.0%         7.5%         7.5%       3.3%
---------------------------
Fixed Charge Rate                       ps            5.9%         6.3%        10.5%       0.6%
on EUA inventory  13.7%                 cse          50.1%        11.0%        18.3%       9.2%
---------------------------
                                                                                          13.1%

                                        Depreciation on distribution plant x land
                                                 depr        ave plant      %           yrs
                                        MECo        47,760    1,466,280        3.26%       30.7
                                        NECo        17,744      543,775        3.26%       30.6
                                        EE           9,139      213,037        4.29%       23.3
                                        BV           4,067       98,925        4.11%       24.3
                                        Average     78,710    2,322,016        3.39%       29.5


                                        NEES                  2,010,055          87%
                                        EUA                     311,961          13%
                                                              2,322,016

ADDRL #21


N21 % of employee benefits, taxes and unproductive time, i.e., Vacations, holidays, sick, jury duty. (Benefits & Unproductive /
        Productive Wages).

Blackstone Valley                                      54.24%
Eastern Edison                                         53.64%
Newport Electric                                       61.91%
EUA Service Corp                                       52.91%

% of payroll charged to O&M and to Capital              O&M      Capital
Blackstone Valley                                      23.7%      76.3%
Eastern Edison                                         26.4%      73.6%
Newport Electric                                       22.5%      77.5%


EUA Service Corporation wages billed to companies

Blackstone Valley                                      95.3%        4.7%
Eastern Edison                                         92.6%        7.4%
Newport Electric                                       94.6%        5.4%

                           Capital Payroll by Function

                            Payroll       Capital              Percent
                              Total       Payroll              To Capital

Total A&G                31,138,865     1,416,698   (Note 1)      4.55%
Total Retail Svcs        11,567,105        11,327                 0.10%

Customer Service
Northboro
Inquiry                   6,533,923             0                 0.00%
Meters                    1,445,504        16,713                 1.16%
Collections                 460,700             0                 0.00%
Cust Ld Analysis            464,638             0                 0.00%
                          ---------        ------
                          8,904,765        16,713                 0.19%
Providence
     Inquiry              3,531,849             0                 0.00%
     Meter Read           2,648,213             0                 0.00%
     Meter OPs            1,378,950       302,358                21.93%
                          ---------       -------
                          7,117,580       302,358                 4.25%
     MValley
     Inquiry                975,652             0                 0.00%
     Meter Read           2,121,637             0                 0.00%
     Meter OPs            1,082,295       138,419                12.79%
                          ---------       -------
                          4,179,584       138,419                 3.31%
     North Shore
     Inquiry                362,948             0                 0.00%
     Meter Read           2,253,417             0                 0.00%
     Meter OPs              907,277       106,033                11.69%
                          ---------       -------
                          3,523,642       106,033                 3.01%
                          =========
     M Valley/ N Shore    7,703,228       244,452                 3.17%
     West
     Inquiry                222,012             0                 0.00%
     Meter Read           1,174,272             0                 0.00%
     Meter OPs              621,829        10,811                 1.74%
                          ---------        ------
                          2,018,113        10,811                 0.54%
     Central
     Inquiry                468,606             0                 0.00%
     Meter Read           1,519,383             0                 0.00%
     Meter OPs              722,902        61,649                 8.52%
                          ---------        ------
                          2,578,891        61,649                 2.39%
                          =========
     Central/West         4,597,004        72,460                 1.58%
     Southeast
     Inquiry                614,464             0                 0.00%
     Meter Read           1,453,783             0                 0.00%
     Meter OPs              634,979        27,813                 4.38%
                          ---------        ------
                          2,573,226        27,813                 1.08%
Management                  221,586             0                 0.00%

Total Customer Service   30,373,079       663,796                 2.19%

                           CAPITAL PAYROLL BY FUNCTION

                                     Payroll       Capital     Percent
                                      Total        Payroll     To Capital
Operations (Note A)
        Engineering                  7,133,255     1,883,343      26.40%
        Dispatch                     3,156,387         4,485       0.14%
        Const Svcs                  18,732,509    12,200,687      65.13%
        T&D Svcs                     6,910,541       901,301      13.04%
        Env/Safety                     768,947         9,269       1.21%
        MValley/Gseco               15,120,701     4,519,335      29.89%
        North Shore                 10,961,770     3,325,721      30.34%
        West                         7,769,538     2,259,936      29.09%
        Central                     16,202,800     4,890,090      30.18%
        Southeast                   14,412,473     4,399,649      30.53%
        Providence                  18,495,146     5,927,166      32.05%
        Mgmt                           854,059             0       0.00%
                                       -------             -

Total Operations                   120,318,126    40,320,982      33.51%

Executive                            1,799,736             0       0.00%

        Total Wires                149,648,046    40,996,105      27.40%

        Wires plus A&G             181,215,151    40,007,432      25.44%

Note A
        Detail costs excludes the following:
        Stores (district level)      3,823,817        42,819       1.12%
        Transportation (T&D Sv)      2,774,631        44,052       1.59%

Note 1  A&G Capital payroll includes A&G credit of $1,409,148

                                     This Report Is:
Name of Respondent                   (1)  [x]  An Original                Date of Report                   Year of Report
Massachusetts Electric Company       (2)  [  ]  A Resubmisson              (Mo, Da, Yr)                     Dec. 31, 1997
----------------------------------------------------------------------------------------------------------------------------------
                                     GENERAL DESCRIPTION OF CONSTRUCTION OVERHEAD PROCEDURE
----------------------------------------------------------------------------------------------------------------------------------
       1.  For each construction overhead explain: (a) the nature          2.  Show below the computation of allowance for funds
 and extent of work, etc. the overhead charges are intended           used during construction rates, in accordance with the
 to cover, (b) the general procedure for determining the amount       provisions of Electric Plant Instructions 3(17) of the
 capitalized, (c) the method of distribution to constrution           U.S. of A.
 tion jobs, (d) whether different rates are applied to different           3. Where a net-of-tax rate for borrowed funds is used,
 types of construction, (e) basis of differentiation in rates         show  the appropriate tax effect adjustment to the computa-
 different types of construction, and (f) whether the overhead        tions below in a manner that clearly indicates the amount
 is directly or indirectly assigned.                                  of reduction in the gross rate for tax effects.
----------------------------------------------------------------------------------------------------------------------------------











                         ---------------------------------------------------------------------------------
                                 COMPUTATION OF ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION RATES
                         ---------------------------------------------------------------------------------


     For line 1(5), column (d) below, enter the rate granted in the last rate proceeding. If such is not available, use the average rate earned during the preceding three years.
----------------------------------------------------------------------------------------------------------------------------------
1. Components of Formula (Derived from actual book balances and actual cost rates):
----------------------------------------------------------------------------------------------------------------------------------

                                                                             Capitalization          Cost Rate
           Line                Title                       Amount            Ratio (Percent)         Percentage
            No.                 (a)                         (b)                    (c)                  (d)

            (1)    Average Short-Term Debt         S          $29,054,000
            (2)    Short-Term Interest                                                           s            5.63%
            (3)    Long-Term Debt                  D         $375,000,000                44.01%  d            7.46%
            (4)    Preferred Stock                 P          $50,000,000                 5.87%  p            6.30%
            (5)    Common Equity                   C         $427,061,000                50.12%  c           11.00%
            (6)    Total Capitalization                      $852,061,000                  100%
            (7)    Average Construction
                   Work in Progress Balance        W          $17,700,000
----------------------------------------------------------------------------------------------------------------------------------
2.  Gross Rate for Borrowed Funds     S               D           S
                                    s(--)   +  d  (  --   )    (1---)             5.63%
                                      W              D+P+C        W
----------------------------------------------------------------------------------------------------------------------------------
3.  Rate for Other Funds
                               S          P              C
                            [ 1 - -- ] [ p(-- -)   +  c(--)   ]  0
                              W       D+P+C        D+P+C
----------------------------------------------------------------------------------------------------------------------------------
4.  Weighted Average Rate Actually Used for the Year:
    a.  Rate for Borrowed Funds - 5.71%
    b.  Rate for Other Funds - 0
----------------------------------------------------------------------------------------------------------------------------------

                                    This Report Is:                      Date of Report
Name of Respondent                   (1)  [x]  An Original                 (Mo, Da, Yr)                    Year of Report
Massachusetts Electric Company       (2)  [  ]  A Resubmisson                03/31/98                       Dec. 31, 1997
---------------------------------------------------------------------------------------------------------------------------------
                                      GENERAL DESCRIPTION OF CONSTRUCTION OVERHEAD PROCEDURE
---------------------------------------------------------------------------------------------------------------------------------
     1.  For each construction overhead explain: (a) the nature            2.  Show below the computation of allowance for funds
 and extent of work, etc. the overhead charges are intended           used during construction rates, in accordance with the
 to cover, (b) the general procedure for determining the              provisions of Electric Plant Instructions 3(17) of the
 amount capitalized, (c) the method of distribution to construction   U.S. of A.
 jobs, (d) whether different rates are applied to different                3. Where a net-of-tax rate for borrowed funds is used,
 types of construction, (e) basis of differentiation in rates         show the appropriate tax effect adjustment to the computations
 different types of construction, and (f) whether the overhead        below in a manner that clearly indicates the amount
 is directly or indirectly assigned.                                  of reduction in the gross rate for tax effects.
---------------------------------------------------------------------------------------------------------------------------------













                         ---------------------------------------------------------------------------------
                                 COMPUTATION OF ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION RATES
                         ---------------------------------------------------------------------------------


     For line 1(5), column (d) below, enter the rate granted in the last rate proceeding. If such is not available, use the average rate earned during the preceding three years.

---------------------------------------------------------------------------------------------------------------------------------
1. Components of Formula (Derived from actual book balances and actual cost rates):
----------------------------------------------------------------------------------------------------------------------------------
                                                                             Capitalization          Cost Rate
           Line                Title                       Amount            Ratio (Percent)         Percentage
            No.                 (a)                         (b)                    (c)                  (d)
            (1)    Average Short-Term Debt         S           $5,117,538
            (2)    Short-Term Interest                                                           s            6.58%
            (3)    Long-Term Debt                  D         $223,000,000                45.48%  d            7.62%
            (4)    Preferred Stock                 P          $27,034,771                 5.51%  p            9.83%
            (5)    Common Equity                   C         $240,213,303                 49.0%  c           11.50%
            (6)    Total Capitalization                      $490,248,074                  100%
            (7)    Average Construction
                   Work in Progress Balance        W           $4,399,855
----------------------------------------------------------------------------------------------------------------------------------
2.  Gross Rate for Borrowed Funds      S             D      S
                                     s(--)   +    d(--)  (1---)     6.58%
                                       W           D+P+C    W
----------------------------------------------------------------------------------------------------------------------------------
3.  Rate for Other Funds
                               S          P              C
                            [ 1 - -- ] [ p(-- -)   +  c(--)   ]         0
                              W       D+P+C        D+P+C
----------------------------------------------------------------------------------------------------------------------------------
4.  Weighted Average Rate Actually Used for the Year:
      a.  Rate for Borrowed Funds - 6.58%
      b.  Rate for Other Funds -
----------------------------------------------------------------------------------------------------------------------------------

                                    This Report Is:                      Date of Report
Name of Respondent                   (1)  [x]  An Original                 (Mo, Da, Yr)                    Year of Report
Massachusetts Electric Company       (2)  [  ]  A Resubmisson                03/31/98                       Dec. 31, 1997
---------------------------------------------------------------------------------------------------------------------------------
                                      GENERAL DESCRIPTION OF CONSTRUCTION OVERHEAD PROCEDURE
---------------------------------------------------------------------------------------------------------------------------------
     1.  For each construction overhead explain: (a) the nature            2.  Show below the computation of allowance for funds
 and extent of work, etc. the overhead charges are intended           used during construction rates, in accordance with the
 to cover, (b) the general procedure for determining the              provisions of Electric Plant Instructions 3(17) of the
 amount capitalized, (c) the method of distribution to construction   U.S. of A.
 jobs, (d) whether different rates are applied to different                3. Where a net-of-tax rate for borrowed funds is used,
 types of construction, (e) basis of differentiation in rates         show the appropriate tax effect adjustment to the computations
 different types of construction, and (f) whether the overhead        below in a manner that clearly indicates the amount
 is directly or indirectly assigned.                                  of reduction in the gross rate for tax effects.
---------------------------------------------------------------------------------------------------------------------------------













                         ---------------------------------------------------------------------------------
                                 COMPUTATION OF ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION RATES
                         ---------------------------------------------------------------------------------


     For line 1(5), column (d) below, enter the rate granted in the last rate proceeding. If such is not available, use the average rate earned during the preceding three years.
---------------------------------------------------------------------------------------------------------------------------------
1. Components of Formula (Derived from actual book balances and actual cost rates):
----------------------------------------------------------------------------------------------------------------------------------

                                                                             Capitalization          Cost Rate
           Line                Title                       Amount            Ratio (Percent)         Percentage
            No.                 (a)                         (b)                    (c)                  (d)
            (1)    Average Short-Term Debt         S           $3,501,308
            (2)    Short-Term Interest                                                           s            7.11%
            (3)    Long-Term Debt                  D          $36,500,000                46.29%  d            9.35%
            (4)    Preferred Stock                 P           $6,129,500                 7.77%  p            4.81%
            (5)    Common Equity                   C          $36,232,083                45.94%  c           11.43%
            (6)    Total Capitalization                       $78,861,583                  100%
            (7)    Average Construction
                   Work in Progress Balance        W           $1,965,253

----------------------------------------------------------------------------------------------------------------------------------
2.  Gross Rate for Borrowed Funds      S              D           S
                                    s(--)   +    d(--)  (1---)             7.11%
                                      W           D+P+C     W
----------------------------------------------------------------------------------------------------------------------------------
3.  Rate for Other Funds
                              S          P              C
                            [ 1 - -- ] [ p(-- -)   +  c(--)   ]  0
                              W       D+P+C        D+P+C
----------------------------------------------------------------------------------------------------------------------------------
4.    Weighted Average Rate Actually Used for the Year: a. Rate for Borrowed Funds - 7.11% b. Rate
      for Other Funds - 0
----------------------------------------------------------------------------------------------------------------------------------

     3.  Stock-based compensation

     At December 31, 1997, NEES has three stock-based compensation plans and measures its compensation cost for those plans using the method of accounting prescribed by Accounting Principles Board Opinion No. 25. Accounting for Stock Issued to Employees, and
related interpretations. The compensation cost that has been charged against income for these plans was $3.3 million, $3.7 million and $1.6 million for 1997, 1996, and 1995, respectively. If compensation cost for stock-based compensation had been accounted for under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, the 1997 cost figures shown above would have been slightly smaller.

Total income taxes in the statements of consolidated income are as follows:
----------------------------------------------------------------------------------------------------------------------------------
Year ended December 31 (thousands of dollars)                                   1997             1996              1995
----------------------------------------------------------------------------------------------------------------------------------
Income taxes charged to operations                                          $152,024         $139,199          $128,340
Income taxes charged to "Other income"                                       (7,268)          (3.018)               762
----------------------------------------------------------------------------------------------------------------------------------
      Total income taxes                                                    $144,756         $136,181          $129,102
----------------------------------------------------------------------------------------------------------------------------------

      Total income taxes, as shown above, consist of the following components:
Year ended December 31 (thousands of dollars)                                   1997             1996              1995
----------------------------------------------------------------------------------------------------------------------------------
Current income taxes                                                        $175,934         $166,509          $105,046
Deferred income taxes                                                       (29,260)         (28,652)            25,578
Investment tax credits, net                                                  (1,918)          (1,676)           (1,522)
----------------------------------------------------------------------------------------------------------------------------------
      Total income taxes                                                    $144,756         $136,181          $129,102
----------------------------------------------------------------------------------------------------------------------------------

      Total income taxes, as shown above, consist of federal and state components as follows:
----------------------------------------------------------------------------------------------------------------------------------
Year ended December 31 (thousands of dollars)                                   1997             1996              1995
----------------------------------------------------------------------------------------------------------------------------------
Federal income taxes                                                        $118,317         $111,573          $103,503
State income taxes                                                            26,439           24,608            25,599
----------------------------------------------------------------------------------------------------------------------------------
      Total income taxes                                                    $144,756         $136,181          $129,102
----------------------------------------------------------------------------------------------------------------------------------

     Investment tax credits of subsidiaries are deferred and amortized over the estimated lives of the property giving rise to the credits. Although investment tax credits were generally eliminated by the 1986 tax legislation, additional carryforward amounts continue to be recognized.
     With regulatory approval, the subsidiaries have adopted comprehensive interperiod tax allocation (normalization) for temporary book/tax differences.
     Total income taxes differ from the amounts computed by applying the federal statutory tax rates to income before taxes. The reasons for the differences are as follows:
----------------------------------------------------------------------------------------------------------------------------------
Year ended December 31 (thousands of dollars)                             1997             1996              1995
----------------------------------------------------------------------------------------------------------------------------------
Computed rate at statutory rate                                             $131,989         $123,053          $119,892
Increases (reductions) in tax resulting from
  Reversal of deferred taxes recorded at a higher rate                       (2,216)          (2,175)           (3,306)
  Amortization of investment tax credits                                     (4,469)          (4,347)           (4,443)
  State income tax, net of federal income tax benefit                         17,185           15,995            16,639
  All other differences                                                        2,267            3,655               320
----------------------------------------------------------------------------------------------------------------------------------
      Total income taxes                                                    $144,756         $136,181          $129,102
----------------------------------------------------------------------------------------------------------------------------------

Percentage of employee benefits, taxes as a percentage of total wages.

Company                                                       Percentage

Blackstone Valley Electric Co.                                    30.45%
Eastern Edison Co.                                                31.74%
Newport Electric Corp.                                            38.16%
EUA Service Corp.                                                 32.75%


Composite Percentage of employee benefits, taxes as a percentage of total wages for companies listed above

                                                              Composite
Description                              Amount               Percentage

Taxes & Benefits                    $16,030,158.00
Total Labor                         $49,132,790.00            32.63%

Com Energy 1997 O&M                          in $000

                                                  Com Elec       Cambr Elec          Total Elec          Com Gas      Total
transmission                                          6,667              5,612           12,279
distribution                                         25,239              4,085           29,324
customer accounts                                    15,579              2,197           17,776
csi and sales                                         7,639              1,760            9,399
a&g(not adj.)                                        40,763             12,323           53,086          30,919
Total O&M                                            95,887             25,977          121,864          30,919       152,783
DSM expenditures                                                                          5,500                         5,500
Net O&M                                                                                 116,364                       147,283

customers in 000                                      322.3               44.9            367.2
distribution cap. additions in millions                18.4                3.5             21.9


EUA 1997 O&M                                      in $000
                                                  Eastern        Blackstone          Newport
                                                  Edison               Valley        Electric             Total
transmission                                            529                616              282           1,427
distribution                                         16,149              6,532            3,968          26,649
customer accounts                                     6,779              3,228            1,107          11,114
csi and sales                                         7,045              3,300            1,547          11,892
a&g (not adj.)                                       16,417              9,241            5,429          31,087
Total O&M                                            46,919             22,917           12,333          82,169
DSM expenditures                                                                                          5,000
Net O&M                                                                                                  77,169

customers in 000                                      190.3               90.3             35.0           315.6
distribution cap. additions in millions                 9.5                3.2              2.8            15.5


                                        EUA          77,169                                 EUA          77,169
                               COM electric      116,364                              COM total         147,283
                                          %             66%                                   %             52%

                                   BEC       Com       Pre-Merger     Savings   Post-Merger
1/1/2000 Staffing                  2,230     1,108         3,338         362         2,976
Customers in 000                     670       370         1,040                     1,040
Employees per 000 Customers          3.3       3.0           3.2                       2.9

Incremental staffing to BEC          746       33%
Incremental customers to BEC         370       55%

                                   NEES       EUA      Pre-Merger     Savings   Post-Merger
1/1/2000 Staffing                  3,240       869         4,109         234         3,875
Customers in 000                   1,340       320         1,660                     1,660
Employees per 000 Customers          2.4       2.7           2.5                       2.3

Incremental staffing to NEES         635      20%
Incremental customers to NEES        320      24%


1997 Ave. Customers (FERC #1)
Boston Edison                        670               Com Elec          322
                                                       Cam Elec           45
                                                       COM Total         367
                                                       Com Gas           237    SEC 10-K

Mass Elec                            960               Eastern          190
Narr Elec                            331               Blackstone        90
Granite State                         36               Newport           35
Nantucket                             10               EUA Total        316
NEES Total                         1,337

                                                  New England Electric System
                                                  Eastern Utilities Associates
                                                  R.I.P.U.C. Docket No. ______
                                                  Exhibit DJH-3





                                 Exhibit DJH-3

                           Supporting Working Papers

                                 (Confidential)

                          AGREEMENT AND PLAN OF MERGER
                              and CONSENT AGREEMENT
                          dated as of February 1, 1999

                                TABLE OF CONTENTS

AGREEMENT AND PLAN OF MERGER...................................................1

CONSENT AGREEMENT..............................................................2

                                                                           Tab 1

                          AGREEMENT AND PLAN OF MERGER

                          dated as of February 1, 1999

                                  by and among

                          NEW ENGLAND ELECTRIC SYSTEM,

                               RESEARCH DRIVE LLC

                                       and

                          EASTERN UTILITIES ASSOCIATES

                                TABLE OF CONTENTS

                                                                           Page
                                                                            No.

                                    ARTICLE I
          THE MERGER.........................................................  1

1.01      The Merger.........................................................  1
1.02      Effective Time.....................................................  1
1.03      Effects of the Merger..............................................  2

                                   ARTICLE II
          CONVERSION OF SHARES...............................................  2

2.01      Conversion of Capital Stock........................................  2
2.02      Surrender of Shares................................................  3
2.03      Withholding Rights.................................................  4

                                   ARTICLE III
          THE CLOSING........................................................  4

                                   ARTICLE IV
          REPRESENTATIONS AND WARRANTIES OF EUA..............................  5

4.01      Organization and Qualification.....................................  5
4.02      Capital Stock......................................................  6
4.03      Authority..........................................................  7
4.04      Non-Contravention; Approvals and Consents..........................  7
4.05      SEC Reports, Financial Statements and Utility Reports..............  8
4.06      Absence of Certain Changes or Events...............................  9
4.07      Legal Proceedings..................................................  9
4.08      Information Supplied...............................................  9
4.09      Compliance......................................................... 10
4.10      Taxes.............................................................. 10
4.11      Employee Benefit Plans; ERISA...................................... 12
4.12      Labor Matters...................................................... 14
4.13      Environmental Matters.............................................. 15
4.14      Regulation as a Utility............................................ 17
4.15      Insurance.......................................................... 17
4.16      Nuclear Facilities................................................. 18
4.17      Vote Required...................................................... 18
4.18      Opinion of Financial Advisor....................................... 18

                                                                            Page
                                                                             No.

4.19      Ownership of NEES Common Shares.................................... 18
4.20      State Anti-Takeover Statutes....................................... 18
4.21      Year 2000.......................................................... 19
4.22      EUA Associates..................................................... 19

                                    ARTICLE V
          REPRESENTATIONS AND WARRANTIES OF NEES............................. 19

5.01      Organization and Qualification..................................... 19
5.02      Authority.......................................................... 20
5.03      Capital Stock...................................................... 20
5.04      Non-Contravention; Approvals and Consents.......................... 20
5.05      Information Supplied............................................... 21
5.06      Compliance......................................................... 21
5.07      Financing.......................................................... 22
5.08      No Vote Required................................................... 22
5.09      Ownership of EUA Shares............................................ 22
5.10      Merger with The National Grid Group plc............................ 22

                                   ARTICLE VI
                    COVENANTS................................................ 22

6.01      Covenants of EUA................................................... 22
6.02      Covenants of NEES.................................................. 28
6.03      Additional Covenants by NEES and EUA............................... 29

                                   ARTICLE VII
                    ADDITIONAL AGREEMENTS.................................... 30

7.01      Access to Information.............................................. 30
7.02      Proxy Statement.................................................... 31
7.03      Approval of Shareholders........................................... 31
7.04      Regulatory and Other Approvals..................................... 31
7.05      Employee Benefit Plans............................................. 32
7.06      Labor Agreements and Workforce Matters............................. 34
7.07      Post Merger Operations............................................. 34
7.08      No Solicitations................................................... 35
7.09      Directors' and Officers' Indemnification and Insurance............. 36
7.10      Expenses........................................................... 37
7.11      Brokers or Finders................................................. 37
7.12      Anti-Takeover Statutes............................................. 38
7.13      Public Announcements............................................... 38

                                                                            Page
                                                                             No.

7.14      Restructuring of the Merger........................................ 38

                                  ARTICLE VIII
          CONDITIONS......................................................... 39

8.01      Conditions to Each Party's Obligation to Effect the Merger......... 39
8.02      Conditions to Obligation of NEES and LLC to Effect the Merger...... 39
8.03      Conditions to Obligation of EUA to Effect the Merger............... 40

                                   ARTICLE IX
          TERMINATION, AMENDMENT AND WAIVER.................................. 41

9.01      Termination........................................................ 41
9.02      Effect of Termination.............................................. 43
9.03      Termination Fees................................................... 43
9.04      Amendment.......................................................... 44
9.05      Waiver............................................................. 44

                                    ARTICLE X
          GENERAL PROVISIONS................................................. 44

10.01     Non-Survival of Representations, Warranties, Covenants and
          Agreements......................................................... 44
10.02     Notices............................................................ 44
10.03     Entire Agreement; Incorporation of Exhibits........................ 46
10.04     No Third Party Beneficiary......................................... 46
10.05     No Assignment; Binding Effect...................................... 46
10.06     Headings........................................................... 47
10.07     Invalid Provisions................................................. 47
10.08     Governing Law...................................................... 47
10.09     Enforcement of Agreement........................................... 47
10.10     Certain Definitions................................................ 47
10.11     Counterparts....................................................... 48
10.12     WAIVER OF JURY TRIAL............................................... 48

                            GLOSSARY OF DEFINED TERMS

          The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

"1935 Act"                             --              Section 4.05(b)
"Adjustment Date"                      --              Section 2.01(c)
"Affected Employees"                   --              Section 7.05(a)
"affiliate"                            --              Section 10.11(a)
"Agreement"                            --              Preamble
"Alternative Proposal"                 --              Section 7.08
"beneficially"                         --              Section 10.10(b)
"business day"                         --              Section 10.10(c)
"Canceled Shares"                      --              Section 2.02(b)
"Certificates"                         --              Section 2.02(b)
"Closing"                              --              Article III
"Closing Agreement"                    --              Section 4.10(j)
"Closing Date"                         --              Article III
"Code"                                 --              Section 2.03
"Confidentiality Agreement"            --              Section 7.01
"Constituent Entities"                 --              Section 1.01
"Contracts"                            --              Section 4.04(a)
"control," "controlling,"
     "controlled by" and
     "under common control with"       --              Section 10.10(a)
"DOE"                                  --              Section 4.05(b)
"Effective Time"                       --              Section 1.02
"Environmental Claim"                  --              Section 4.13(f)(i)
"Environmental Laws"                   --              Section 4.13(f)(ii)
"Environmental Permits"                --              Section 4.13(b)
"ERISA"                                --              Section 4.11(a)
"ERISA Affiliate"                      --              Section 4.11(c)
"EUA"                                  --              Preamble
"EUA Associates"                       --              Section 4.01(b)
"EUA Employee Agreements"              --              Section 7.05(d)(ii)
"EUA Executives"                       --              Section 7.05(d)(ii)
"EUA Shares"                           --              Preamble
"EUA Disclosure Letter"                --              Section 4.01(a)
"EUA Employee Benefit Plans"           --              Section 4.11(a)
"EUA Financial Statements"             --              Section 4.05(a)
"EUA Nuclear Facilities"               --              Section 4.16
"EUA Material Adverse Effect"          --              Section 4.01(a)
"EUA Required Consents"                --              Section 4.04(a)
"EUA Required Statutory Approvals"     --              Section 4.04(b)
"EUA SEC Reports"                      --              Section 4.05(a)

"EUA Shareholders' Approval"           --              Section 7.03
"EUA Shareholders' Meeting"            --              Section 7.03
"EUA Significant Subsidiary"           --              Section 7.08
"EUA Shares"                           --              Preamble
"EUA Trust Agreement"                  --              Section 1.03
"EUA Voting Debt                       --              Section 4.02(d)
"Evaluation Material"                  --              Section 7.01(a)
"Exchange Act"                         --              Section 4.05(a)
"Exchange Fund"                        --              Section 2.02(a)
"Extended Termination Date"            --              Section 9.01(b)
"FCC"                                  --              Section 4.05(b)
"FERC"                                 --              Section 4.05(b)
"Final Order"                          --              Section 8.01(d)
"Governmental Authority"               --              Section 4.04(a)
"Hazardous Materials"                  --              Section 4.13(f)(iii)
"HSR Act"                              --              Section 7.04(a)
"Indemnified Liabilities"              --              Section 7.09(a)
"Indemnified Party"                    --              Section 7.09(a)
"Indemnified Parties"                  --              Section 7.09(a)
"Information Systems"                  --              Section 4.21
"Initial Termination Date"             --              Section 9.01(b)
"IRS"                                  --              Section 4.10(m)
"knowledge"                            --              Section 10.11(d)
"laws"                                 --              Section 4.04(a)
"Lien"                                 --              Section 4.02(b)
"LLC"                                  --              Preamble
"Massachusetts Secretary"              --              Section 1.02
"Merger"                               --              Preamble
"Merger Consideration"                 --              Section 2.01(b)(ii)
"MGL"                                  --              Section 1.01
"National Grid Group"                  --              Section 5.10
"National Grid Merger Agreement"       --              Section 5.10
"NEES"                                 --              Preamble
"NEES Disclosure Letter"               --              Section 5.03
"NEES Material Adverse Effect"         --              Section 5.01
"NEES-EUA Regulatory Approvals"        --              Section 7.04(b)
"NEES-EUA Regulatory Proceedings"      --              Section 7.04(c)
"NEES Required Consents"               --              Section 5.04(a)
"NEES Required Statutory Approvals"    --              Section 5.04(b)
"NEES-NGG Regulatory Approvals"        --              Section 7.04(c)
"NEES-NGG Regulatory Proceedings"      --              Section 7.04(c)
"NEES-NGG Required Statutory Approvals"--              Section 7.04
"NEES-NGG Transactions"                --              Section 7.04
"NEES Shares"                          --              Section 5.03

"NEES Trust Agreement"                 --              Section 5.01
"NGG Circular"                         --              Section 7.02
"NRC"                                  --              Section 4.05(b)
"Options"                              --              Section 4.02(a)
"orders"                               --              Section 4.04(a)
"Out-of-Pocket Expenses"               --              Section 9.03(a)
"Paying Agent"                         --              Section 2.02(a)
"PBGC"                                 --              Section 4.11(g)
"person"                               --              Section 10.11(e)
"Per Share Amount"                     --              Section 2.01(b)(ii)
"Post Closing Plans"                   --              Section 7.05(b)
"Proxy Statement"                      --              Section 4.08(a)
"Release"                              --              Section 4.13(f)(iv)
"Representatives"                      --              Section 10.11(f)
"SEC"                                  --              Section 4.05(a)
"Securities Act"                       --              Section 4.05(a)
"Subsidiary"                           --              Section 10.11(g)
"Surviving Entity"                     --              Section 1.01
"Tax Ruling"                           --              Section 4.10(j)
"Taxes"                                --              Section 4.10
"Tax Return"                           --              Section 4.10
"US GAAP"                              --              Section 4.05(a)
"Yankee Companies"                     --              Section 4.16
"Y2K Consultant"                       --              Section 6.01(o)

          This AGREEMENT AND PLAN OF MERGER, dated as of February 1, 1999 (this "Agreement"), is made and entered into by and among NEW ENGLAND ELECTRIC SYSTEM, a Massachusetts business trust ("NEES"), RESEARCH DRIVE LLC ("LLC"), a Massachusetts limited liability company which is directly and indirectly wholly owned by NEES, and EASTERN UTILITIES ASSOCIATES, a Massachusetts business trust ("EUA").

          WHEREAS, the Board of Directors of NEES, the Board of Trustees of EUA and the members of LLC have each determined that it is advisable and in the best interests of their respective shareholders and members to consummate, and have approved, the business combination transaction provided for herein in which LLC would merge with and into EUA, with EUA being the surviving entity (the "Merger"), pursuant to the terms and conditions of this Agreement, as a result of which NEES will own, directly or indirectly, all of the issued and outstanding common shares of EUA (the "EUA Shares");

          WHEREAS, NEES, LLC and EUA desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                    ARTICLE I
                                   THE MERGER

          1.01 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.02), LLC shall be merged with and into EUA in accordance with Section 2 of Chapter 182 and Section 59 of Chapter 156C of the Massachusetts General Laws ("MGL"). At the Effective Time, the separate existence of LLC shall cease and EUA shall continue as the surviving entity in the Merger. EUA, after the Effective Time, is sometimes referred to herein as the "Surviving Entity" and EUA and LLC are sometimes referred to herein as the "Constituent Entities". The effect and consequences of the Merger shall be as set forth in Article II.

          1.02 Effective Time. Subject to the provisions of this Agreement, on the Closing Date (as defined in Article III), a certificate of merger shall be executed and filed by EUA and LLC with the Secretary of the Commonwealth of Massachusetts (the "Massachusetts Secretary"). The Merger shall become effective at the time of the filing of the certificate of merger relating to the Merger with the Massachusetts Secretary, or at such later time as is specified in the certificate of merger (such date and time being referred to herein as the "Effective Time").

          1.03 Effects of the Merger. At the Effective Time, the Agreement and Declaration of Trust of EUA (the "EUA Trust Agreement") as in effect immediately prior to the Effective Time shall be the agreement and declaration of trust of the Surviving Entity, until thereafter amended as provided by law and such agreement and declaration of trust. Subject to the foregoing, the additional effects of the Merger shall be as provided in the applicable provisions of
Section 2 of Chapter 182 of the MGL and Section 62 of the Limited Liability Company Act of Massachusetts.


                                   ARTICLE II
                              CONVERSION OF SHARES

          2.01 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

               (a) Membership Interests of LLC. Each one percent of the issued and outstanding membership interests in LLC shall be converted into one transferable certificate of participation or share of the Surviving Entity.

               (b)  Conversion of EUA Shares.

                    (i) Cancellation of Treasury Shares and Shares Owned by NEES and Subsidiaries. All EUA Shares that are owned by EUA as treasury shares and any EUA Shares owned by NEES or any other wholly owned Subsidiary (as defined in Section 10.11) of NEES shall be canceled and retired and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor.

                    (ii) Conversion of EUA Shares. Each EUA Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b)(i)) shall be canceled and converted in accordance with the provisions of this Section 2.01 into the right to receive cash in the amount (the "Per Share Amount") of $31.00 as such amount may hereafter be adjusted in accordance with Section 2.01(c) hereof (the "Merger Consideration"), payable, without interest, to the holder of such EUA Share, upon surrender, in the manner provided in Section 2.02 hereof, of the certificate formerly evidencing such share.

               (c) Adjustment in Amount of Merger Consideration. In the event that the Closing Date shall not have occurred on or prior to the date that is the six (6) month anniversary of the date on which EUA Shareholders' Approval is obtained (the "Adjustment Date"), the Per Share Amount shall be increased, for each day after the Adjustment Date up to and including the day which is one day prior to the earlier of the Closing Date and the Extended Termination Date, by an amount equal to $0.003.

          2.02 Surrender of Shares. (a) Deposit with Paying Agent. Prior to the Effective Time, NEES shall designate a bank or trust company reasonably acceptable to EUA to act as agent (the "Paying Agent") for the benefit of the holders of EUA Shares in connection with the Merger to receive the funds to which holders of EUA Shares shall become entitled pursuant to Section 2.01(b)(ii) (the "Exchange Fund"). From time to time at, immediately prior to or after the Effective Time, NEES or LLC shall make or cause to be made available to the Paying Agent immediately available funds in amounts and at the times necessary for the payment of the Merger Consideration upon surrender of Certificates (as defined in Section 2.02(b)) in accordance with Section 2.02(b), it being understood that any and all interest or other income earned on funds made available to the Paying Agent pursuant to this Section 2.02(a) shall belong to and shall be paid (at the time provided for in Section 2.02(e)) as directed by NEES or LLC. Any such funds deposited with the Paying Agent by NEES shall be invested by the Paying Agent as directed by NEES or LLC.

               (b) Exchange Procedure. As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding EUA Shares (the "Canceled Shares") that were canceled and became instead the right to receive the Merger Consideration pursuant to Section 2.01(b)(ii): (i) a letter of transmittal in such form as NEES and EUA may reasonably agree (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate or Certificates to the Paying Agent for cancellation (or to such other agent or agents as may be appointed by NEES and are reasonably acceptable to EUA), together with a duly executed letter of transmittal and such other documents as the Paying Agent shall require, the holder of such Certificate shall be entitled to receive the Merger Consideration in exchange for each EUA Share formerly evidenced by such Certificate which such holder has the right to receive pursuant to Section 2.01(b)(ii). In the event of a transfer of ownership of Canceled Shares which is not registered in the transfer records of EUA, the Merger Consideration in respect of such Canceled Shares may be given to the transferee thereof if the Certificate or Certificates representing such Canceled Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Paying Agent that any applicable stock transfer taxes have been paid. At any time after the Effective Time, each Certificate shall be deemed to represent only the right to receive the Merger Consideration subject to and upon the surrender of such Certificate as contemplated by this Section
2.02. No interest shall be paid or will accrue on the Merger Consideration payable to holders of Certificates pursuant to Section 2.01(b)(ii).

               (c) No Further Ownership Rights in EUA Shares. The Merger Consideration paid upon the surrender of Certificates in accordance with the terms of Section 2.01(b)(ii) shall be deemed to have been paid at the Effective Time in full satisfaction of all rights pertaining to EUA Shares represented thereby. From and after the Effective Time, the share transfer books of EUA shall be closed and there shall be no further registration of transfers thereon of EUA Shares which were outstanding immediately prior to the Effective Time.

If, after the Effective Time, Certificates are presented to NEES for any reason, they shall be canceled and exchanged as provided in this Section 2.02.

               (d) Lost, Stolen or Destroyed Certificates. In the event any owner of any Certificate shall claim that such Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the owner of such Certificate and delivery of that affidavit to the Paying Agent and, if required by NEES or LLC, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against NEES, EUA or the Surviving Entity with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable upon due surrender of, and deliverable pursuant to this
Section 2.02 in respect of, EUA Shares to which such Certificate relates.

               (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of EUA for one (1) year after the Effective Time shall be delivered to the Surviving Entity, upon demand, and any Shareholders of EUA who have not theretofore complied with this
Article II shall thereafter look only to the Surviving Entity (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for the Merger Consideration payable upon due surrender of the Certificates held by them. None of NEES, LLC or the Surviving Entity shall be liable to any former holder of EUA Shares for the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          2.03 Withholding Rights. Each of the Surviving Entity and NEES shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of EUA Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any other provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Entity or NEES, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of EUA Shares in respect of which such deduction and withholding was made by the Surviving Entity or NEES, as the case may be.


                                   ARTICLE III
                                   THE CLOSING

          The closing of the Merger and other transactions contemplated hereby (the "Closing") will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022, at 10:00 a.m., local time, on the second business day following satisfaction or waiver (where applicable) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions), unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date").

                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF EUA

          EUA represents and warrants to NEES and LLC as follows:

          4.01 Organization and Qualification. (a) EUA is a voluntary association duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has full power, authority and legal right to own its property and assets and to transact the business in which it is engaged. Each of EUA's Subsidiaries is a corporation duly organized or incorporated, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except where failure to be so organized or incorporated, existing and in good standing or to have such power and authority, individually or in the aggregate, could not reasonably be expected to have an EUA Material Adverse Effect. As used in this Agreement, the term "EUA Material Adverse Effect" means a material adverse effect on the business, assets, results of operations, condition (financial or otherwise) or prospects of EUA and its Subsidiaries taken as a whole. Each of EUA and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except where failure to be so qualified, licensed or admitted and in good standing, individually or in the aggregate, could not reasonably be expected to have an EUA Material Adverse Effect. Section
4.01 of the letter dated the date hereof and delivered to NEES and LLC by EUA concurrently with the execution and delivery of this Agreement (the "EUA Disclosure Letter") sets forth (i) the name and jurisdiction of incorporation or organization of each Subsidiary of EUA, (ii) such Subsidiary's authorized capital stock, (iii) the number of issued and outstanding shares of capital stock of such Subsidiary and (iv) the number of shares of such Subsidiary held of record by EUA. EUA has previously delivered to NEES correct and complete copies of the EUA Trust Agreement and the certificate or articles of organization or incorporation and bylaws (or other comparable charter documents) of its Subsidiaries.

               (b) Section 4.01 of the EUA Disclosure Letter sets forth a description as of the date hereof, of all EUA Associates, including (i) the name of each such entity and EUA's interest therein and (ii) a brief description of the principal line or lines of business conducted by each such entity. For purposes of this Agreement "EUA Associates" shall mean any corporation or other entity (including partnerships and other business associations) that is not a Subsidiary of EUA in which EUA and/or one or more of its Subsidiaries, directly or indirectly, owns an equity interest (other than short-term investments in the ordinary course of business) if such corporation or other entity (including partnerships and other business associations) contributes five percent or more of EUA's consolidated revenues, assets, income or costs.

          4.02 Capital Stock. (a) The authorized equity securities of EUA consists of 36,000,000 EUA Shares, of which 20,435,997 shares were issued and outstanding as of the close of business on January 29, 1999. As of the close of business on January 29, 1999, no EUA Shares were held in the treasury of EUA. Since such date there has been no change in the sum of the issued and outstanding EUA Shares. All of the issued and outstanding EUA Shares are duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and except as described in Section 4.02 of the EUA Disclosure Letter, on the date hereof there are no outstanding subscriptions, options, warrants, rights (including share appreciation rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating EUA or any of its Subsidiaries to issue or sell any shares of equity securities of EUA or to grant, extend or enter into any Option with respect thereto. The EUA Disclosure Letter sets forth all capital stock authorized, issued and outstanding at subsidiary levels as of the close of business on January 29, 1999.

               (b) Except as disclosed in EUA SEC Reports filed prior to the date of this Agreement or Section 4.02 of the EUA Disclosure Letter, all of the outstanding shares of capital stock of each Subsidiary of EUA are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by EUA or a Subsidiary, which is wholly owned, directly or indirectly, by EUA, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a "Lien"). Except as disclosed in EUA SEC Reports filed prior to the date of this Agreement or Section 4.02 of the EUA Disclosure Letter, there are no (i) outstanding Options obligating EUA or any of its Subsidiaries to issue or sell any shares of capital stock of any Subsidiary of EUA or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than EUA or a Subsidiary which is wholly owned, directly or indirectly, by EUA with respect to the voting of, or the right to participate in, dividends or other earnings on any capital stock of any Subsidiary of EUA.

               (c) Except as disclosed in EUA SEC Reports filed prior to the date of this Agreement or Section 4.02 of the EUA Disclosure Letter, there are no outstanding contractual obligations of EUA or any Subsidiary of EUA to repurchase, redeem or otherwise acquire any EUA Shares or any capital stock of any Subsidiary of EUA or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of EUA or any other person.

               (d) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of EUA or any Subsidiary of EUA having the right to vote (or which are convertible into or exercisable for securities having the right to vote) (together "EUA Voting Debt") on any matters on which Shareholders may vote are issued or outstanding nor are there any outstanding Options obligating EUA or any of its Subsidiaries to issue or sell any EUA Voting Debt or to grant, extend or enter into any Option with respect thereto.

          4.03 Authority. EUA has full power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to obtaining EUA Shareholders' Approval (as defined in Section 7.03(b)) and EUA Required Statutory Approvals (as defined in Section 4.04(b)), to consummate the Merger and other transactions contemplated hereby. The execution, delivery and performance of this Agreement by EUA and the consummation by EUA of the Merger and other transactions contemplated hereby have been duly authorized by all necessary action on the part of EUA, subject to obtaining EUA Shareholders' Approval with respect to the consummation of the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by EUA and constitutes a legal, valid and binding obligation of EUA enforceable against EUA in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          4.04 Non-Contravention; Approvals and Consents. (a) The execution and delivery of this Agreement by EUA do not, and the performance by EUA of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of EUA or any of its Subsidiaries or any of the terms, conditions or provisions of (i) the EUA Trust Agreement or the certificates or articles of incorporation or organization or bylaws (or other comparable charter documents) of EUA's Subsidiaries, or (ii) subject to the obtaining of EUA Shareholders' Approval, EUA Required Consents, EUA Required Statutory Approvals and the taking of any other actions described in this Section 4.04, (x) any statute, law, rule, regulation or ordinance (together, "laws"), or any judgment, decree, order, writ, permit or license (together, "orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (a "Governmental Authority") applicable to EUA or any of its Subsidiaries or any of their respective assets or properties, or (y) subject to obtaining the third-party consents set forth in Section 4.04 of the EUA Disclosure Letter (the "EUA Required Consents"), any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which EUA or any of its Subsidiaries is a party or by which EUA or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) such conflicts, violations, breaches, defaults, payments or reimbursements, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not reasonably be expected to have an EUA Material Adverse Effect.

               (b) No declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by EUA or the consummation by EUA of the Merger and other transactions contemplated hereby except as described in Section 4.04 of the EUA Disclosure Letter or the failure of which to obtain could not reasonably be expected to result in an EUA Material Adverse Effect (the "EUA Required Statutory Approvals," it being understood that references in this Agreement to "obtaining" such EUA Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

          4.05 SEC Reports, Financial Statements and Utility Reports. (a) EUA delivered to NEES prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement, registration exemption, if applicable, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by EUA or any of its Subsidiaries with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act") since December 31, 1995 (as such documents have since the time of their filing been amended or supplemented, the "EUA SEC Reports"), which are all the documents (other than preliminary materials) that EUA and its Subsidiaries were required to file with the SEC under the Securities Act and the Exchange Act since such date. As of their respective dates, EUA SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in EUA SEC Reports (the "EUA Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles ("US GAAP") applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to EUA and its Subsidiaries taken as a whole)) the consolidated financial position of EUA and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in Section 4.05 of the EUA Disclosure Letter, each Subsidiary of EUA is treated as a consolidated subsidiary of EUA in EUA Financial Statements for all periods covered thereby.

                  (b) All filings (other than immaterial filings) required to be made by EUA or any of its Subsidiaries since December 31, 1995, under the Public

Utility Holding Company Act of 1935 (the "1935 Act"), the Federal Power Act, the Atomic Energy Act of 1954, the Communications Act of 1934, and applicable state laws and regulations, have been filed with the SEC, the Federal Energy Regulatory Commission (the "FERC"), the Department of Energy (the "DOE"), the Nuclear Regulatory Commission (the "NRC"), the Federal Communications Commission (the "FCC") or any appropriate state public utility commissions (including, without limitation, to the extent required, the state public utility regulatory agencies of Massachusetts, Rhode Island, New Hampshire, Maine, Vermont and Connecticut as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, including but not limited to all rates, tariffs, franchises, service agreements and related documents and all such filings complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder.

          4.06 Absence of Certain Changes or Events. Except as set forth in
Section 4.06 of the EUA Disclosure Letter or as disclosed in EUA SEC Reports filed prior to the date of this Agreement since December 31, 1997, EUA and each of EUA's Subsidiaries have conducted its business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists which, individually or in the aggregate, has or could reasonably be expected to have an EUA Material Adverse Effect.

          4.07 Legal Proceedings. Except as disclosed in EUA SEC Reports filed prior to the date of this Agreement or in Section 4.07 of the EUA Disclosure Letter and except for environmental matters which are governed by Section 4.13,
(i) there are no actions, claims, hearings, suits, arbitrations or proceedings pending or, to the knowledge of EUA or any of its Subsidiaries, threatened against, specifically relating to or affecting, and, to the knowledge of EUA or any of its Subsidiaries, there are no Governmental Authority investigations or audits pending or threatened against, specifically relating to or affecting, EUA or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could reasonably be expected to have an EUA Material Adverse Effect and (ii) neither EUA nor any of its Subsidiaries is subject to any order of any Governmental Authority which, individually or in the aggregate, could reasonably be expected to have an EUA Material Adverse Effect.

          4.08 Information Supplied. (a) The proxy statement relating to EUA Shareholders' Meeting, as amended or supplemented from time to time (as so amended and supplemented, the "Proxy Statement"), and any other documents to be filed by EUA with the SEC (including, without limitation, under the 1935 Act) or any other Governmental Authority in connection with the Merger and other transactions contemplated hereby will comply as to form in all material respects with the requirements of the Exchange Act, the Securities Act and the 1935 Act, as applicable, and will not, on the date of their respective filings or, in the case of the Proxy Statement, at the date it is mailed to Shareholders of EUA and at the time of EUA Shareholders' Meeting (as defined in Section 7.03), contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

               (b) Notwithstanding the foregoing provisions of this Section 4.08, no representation or warranty is made by EUA with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by NEES or LLC for inclusion or incorporation by reference therein.

          4.09 Compliance. Except as set forth in Section 4.09 of the EUA Disclosure Letter, or as disclosed in EUA SEC Reports filed prior to the date hereof, neither EUA nor any of EUA's Subsidiaries is in violation of, is, to the knowledge of EUA, under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for possible violations which, individually or in the aggregate, could not reasonably be expected to have an EUA Material Adverse Effect. Except as set forth in Section 4.09 of the EUA Disclosure Letter or as disclosed in EUA SEC Reports filed prior to the date hereof, EUA and EUA's Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted except for such failures which could not reasonably be expected to have an EUA Material Adverse Effect. Neither EUA nor any of EUA's Subsidiaries is in breach or violation of, or in default in the performance or observance of any term or provision of, (i) the EUA Trust Agreement, in the case of EUA, or articles of incorporation or organization or by-laws, in the case of EUA's Subsidiaries, or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which EUA or any Subsidiary of EUA is bound or to which any of their respective property is subject, except for possible violations, breaches or defaults which, individually or in the aggregate, could not reasonably be expected to have an EUA Material Adverse Effect.

          4.10 Taxes. Except as disclosed in Section 4.10 of the EUA Disclosure
Letter:

               (a) Filing of Timely Tax Returns. EUA and each of its Subsidiaries have timely filed all Tax Returns required to be filed by each of them under applicable law. All Tax Returns were (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct;

               (b) Payment of Taxes. EUA and each of its Subsidiaries have, within the time and in the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken;

               (c) Tax Reserves. EUA and its Subsidiaries have established (and until the Closing Date will maintain) on their books and records adequate reserves for all Taxes and for any liability for deferred income taxes in accordance with GAAP;

               (d) Extensions of Time for Filing Tax Returns. Neither EUA nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed;

               (e) Waivers of Statute of Limitations. Neither EUA nor any of its Subsidiaries has in effect any extension, outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns;

               (f) Expiration of Statute of Limitations. The Tax Returns of EUA, each of its Subsidiaries and any affiliated, consolidated, combined or unitary group that includes EUA or any of its Subsidiaries either have been examined and settled with the appropriate Tax authority or closed by virtue of the expiration of the applicable statute of limitations for all years through and including 1993;

               (g) Audit, Administrative and Court Proceedings. No audits or other administrative proceedings or court proceedings are presently pending or threatened with regard to any Taxes or Tax Returns of EUA or any of its Subsidiaries (other than those being contested in good faith and for which adequate reserves have been established) and no issues have been raised in writing by any Tax authority in connection with any Tax or Tax Return;

               (h) Tax Liens. There are no Tax liens upon any asset of EUA or any of its Subsidiaries except liens for Taxes not yet due.

               (i) Powers of Attorney. No power of attorney currently in force has been granted by EUA or any of its Subsidiaries concerning any Tax matter;

               (j) Tax Rulings. Neither EUA nor any of its Subsidiaries has, during the five year period prior to the date of this Agreement, received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority. "Tax Ruling", as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement", as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes;

               (k) Availability of Tax Returns. EUA and its Subsidiaries have made available to NEES complete and accurate copies, covering all years ending on or after December 31, 1993, of (i) all Tax Returns, and any amendments thereto, filed by EUA or any of its Subsidiaries, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by EUA or any of its Subsidiaries and (iii) any Closing Agreements entered into by EUA or any of its Subsidiaries with any taxing authority.

               (l) Tax Sharing Agreements. No agreements relating to the allocation or sharing of Taxes exist between or among EUA and any of its Subsidiaries and neither EUA nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was EUA) or (ii) has any liability for Taxes of any Person (other than EUA or its Subsidiaries) under United States Treasury Regulation Section 1.1502-6 (or any provision of state, local), or foreign law, as a transferee or successor, by contract or otherwise;

               (m) Code Section 481 Adjustments. Neither EUA nor any of its Subsidiaries is required to include in income any adjustment pursuant to Code
Section 481(a) by reason of a voluntary change in accounting method initiated by EUA or any of its Subsidiaries, and, the Internal Revenue Service ("IRS") has not proposed any such adjustment or change in accounting method;

               (n) Code Sections 6661 and 6662. All transactions that could give rise to an understatement of federal income tax, and within the meaning of Code Section 6662 have been adequately disclosed (or, with respect to Tax Returns filed following the Closing, will be adequately disclosed) on the Tax Returns of EUA and its Subsidiaries in accordance with Code Section 6662(d)(2)(B);

               (o) Intercompany Transactions. Neither EUA nor any of its Subsidiaries has engaged in any intercompany transactions within the meaning of Treasury Regulations ss. 1.1502-13 for which any income or gain will remain unrecognized as of the close of the last taxable year prior to the Closing Date; and

               (p) Foreign Tax Returns. Neither EUA nor any of its Subsidiaries is required to file a foreign tax return.

          "Taxes" as used in this Agreement, shall mean any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, premiums, sales and use, ad valorem, transfer, gains, profits, windfall profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, employment, disability, payroll, license, estimated, stamp, custom duties, severance or withholding taxes, other taxes or similar charges of any kind whatsoever imposed by any governmental entity, whether imposed directly on a Person or resulting under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise and includes any interest and penalties on or additions to any such taxes or in respect of a failure to comply with any requirement relating to any Tax Return. "Tax Return" as used in this Agreement, shall mean a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined, unitary or consolidated returns for any group of entities.

          4.11 Employee Benefit Plans; ERISA. (a) Each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), bonus, deferred compensation, share option or other written agreement relating to employment or fringe benefits for employees, former employees, officers, trustees or directors of EUA or any of its Subsidiaries effective as of the date hereof or providing benefits as of the date hereof to current employees, former employees, officers, trustees or directors of EUA or pursuant to which EUA or any of its subsidiaries has or could reasonably be expected to have any liability (collectively, the "EUA Employee Benefit Plans") is listed in Section 4.11(a) of the EUA Disclosure Letter, is in material compliance with applicable law, and has been administered and operated in all material respects in accordance with its terms. Each EUA Employee Benefit Plan which is intended to be qualified within the meaning of
Section 401(a) of the Code has received a favorable determination letter from the IRS as to such qualification and, to the knowledge of EUA, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of, or have any adverse effect on, any such determination.

               (b) Complete and correct copies of the following documents have been made available to NEES as of the date of this Agreement: (i) all EUA Employee Benefit Plans and any related trust agreements or insurance contracts,
(ii) the most current summary descriptions of each EUA Employee Benefit Plan subject to ERISA, (iii) the three most recent Form 5500s and Schedules thereto for each EUA Employee Benefit Plan subject to such reporting, (iv) the most recent determination of the IRS with respect to the qualified status of each EUA Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code, (v) the most recent accountings with respect to each EUA Employee Benefit Plan funded through a trust and (vi) the most recent actuarial report of the qualified actuary of each EUA Employee Benefit Plan with respect to which actuarial valuations are conducted.

               (c) Except as set forth in Section 4.11(c) of the EUA Disclosure Letter, neither EUA nor any Subsidiary maintains or is obligated to provide benefits under any EUA Employee Benefit Plan (other than as an incidental benefit under a Plan qualified under Section 401(a) of the Code) which provides health or welfare benefits to retirees or other terminated employees other than benefit continuations as required pursuant to Section 601 of ERISA. Each EUA Employee Benefit Plan subject to the requirements of Section 601 of ERISA has been operated in material compliance therewith. EUA has not contributed to a nonconforming group health plan (as defined in Code Section 5000(c)) and no person under common control with EUA within the meaning of Section 414 of the Code ("ERISA Affiliate") has incurred a tax liability under Code Section 5000(a) that is or could reasonably be expected to be a liability of EUA's.

               (d) Except as set forth in Section 4.11(d) of the EUA Disclosure Letter, each EUA Employee Benefit Plan covers only employees who are employed by EUA or a Subsidiary (or former employees or beneficiaries with respect to service with EUA or a Subsidiary).

               (e) Except as set forth in Section 4.11(e) of the EUA Disclosure Letter, neither EUA, any Subsidiary, any ERISA Affiliate nor any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA has, within the five-year period preceding the date of this Agreement, at any time contributed to any "multiemployer plan," as that term is defined in Section 4001 of ERISA.

               (f) No event has occurred, and there exists no condition or set of circumstances in connection with any EUA Employee Benefit Plan, under which EUA or any Subsidiary, directly or indirectly (through any indemnification agreement or otherwise), could be subject to any liability under Section 409 of ERISA, Section 502(i) of ERISA, Title IV of ERISA or Section 4975 of the Code except for instances of non-compliance which, individually or in the aggregate, could not reasonably be expected to have an EUA Material Adverse Effect.

               (g) Neither EUA nor any ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation (the "PBGC") under Section 302(c)(ii), 4062, 4063, 4064 or 4069 of ERISA, or otherwise that has not been satisfied in full and no event or condition exists or has existed which could reasonably be expected to result in any such material liability. As of the date of this Agreement, no "reportable event" within the meaning of Section 4043 of ERISA has occurred with respect to any EUA Employee Benefit Plan that is a defined benefit plan under Section 3(35) of ERISA.

               (h) Except as set forth in Section 4.11(h) of the EUA Disclosure Letter, no employer securities, employer real property or other employer property is included in the assets of any EUA Employee Benefit Plan.

               (i) Full payment has been made of all material amounts which EUA or any affiliate thereof was required under the terms of EUA Employee Benefit Plans to have paid as contributions to such plans on or prior to the Effective Time (excluding any amounts not yet due) and no EUA Employee Benefit Plan which is subject to Part III of Subtitle B of Title I of ERISA has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or
Section 412 of the Code, whether or not waived.

               (j) Except as set forth in Section 4.11(j) of the EUA Disclosure Letter, no amounts payable under any EUA Employee Benefit Plan or other agreement, contract, or arrangement will fail to be deductible for federal income tax purposes by virtue of Section 280G or Section 162(m) of the Code.

          4.12 Labor Matters. As of the date hereof, except as set forth in
Section 4.12 of the EUA Disclosure Letter, neither EUA nor any of its Subsidiaries is a party to any material collective bargaining agreement or other labor agreement with any union or labor organization. To the knowledge of EUA, as of the date hereof, there is no current union representation question involving employees of EUA or any of its Subsidiaries, nor does EUA know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as set forth in Section
4.12 of the EUA Disclosure Letter, (i) there is no unfair labor practice, employment discrimination or other employment-related complaint or proceeding against EUA or any of its Subsidiaries pending or, to the knowledge of EUA, threatened, which has or could reasonably be expected to have an EUA Material Adverse Effect, (ii) there is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of EUA, threatened, against or involving EUA or any of its Subsidiaries which has or could reasonably be expected to have, an EUA Material Adverse Effect and (iii) there is no proceeding, claim, suit, or action pending or, to the knowledge of EUA or any of its Subsidiaries, threatened, nor, to the knowledge of EUA or any of its Subsidiaries is there any Governmental Authority investigation pending or threatened, in respect of which any trustee, director, officer, employee or agent of EUA or any of its Subsidiaries is or may be entitled to claim indemnification from EUA or any of its Subsidiaries pursuant to the EUA Trust Agreement, in the case of EUA, and their respective articles of incorporation and by-laws, in the case of EUA's Subsidiaries, or as provided in the indemnification agreements listed in Section
4.12 of the EUA Disclosure Letter. Except as set forth in Section 4.12 of the EUA Disclosure Letter, EUA and its Subsidiaries are in compliance with all federal, state and local laws with respect to employment practices and labor relations, including, without limitation, any provisions relating to affirmative action, employment discrimination, wages, hours, collective bargaining, and the payment of social security and similar taxes, safety and health regulations and mass layoffs and plant closings except for such instances of noncompliance which, individually or in the aggregate, could not reasonably be expected to have an EUA Material Adverse Effect.

          4.13 Environmental Matters. Except as disclosed in EUA SEC Reports filed prior to the date of this Agreement or in Section 4.13 of the EUA Disclosure Letter:

               (a) (i) Each of EUA and its Subsidiaries is in compliance with all applicable Environmental Laws (as hereinafter defined), except where the failure to be in compliance, in the aggregate could not reasonably be expected to result in an EUA Material Adverse Effect; and

                    (ii) Neither EUA nor any of its Subsidiaries has received any written communication from any person or Governmental Authority that alleges that EUA or any of its Subsidiaries is not in such compliance (including the materiality qualifier set forth in clause (i) above) with applicable Environmental Laws.

               (b) Each of EUA and its Subsidiaries has obtained all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for the construction of their facilities and the conduct of their operations, as applicable, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and agency approval is expected in the ordinary course of business, and EUA and its Subsidiaries are in compliance with all terms and conditions of the Environmental Permits, except where the failure have such Environmental Permits, file a renewal application for such Environmental Permits, or to be in compliance with such Environmental Permits, in the aggregate could not reasonably be expected to result in an EUA Material Adverse Effect.

               (c) There is no Environmental Claim (as hereinafter defined) that could, individually or in the aggregate, reasonably be expected to have an EUA Material Adverse Effect pending (i) against EUA or any of its Subsidiaries;
(ii) against any person or entity whose liability for any Environmental Claim EUA or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law; or (iii) against any real or personal property or operations which EUA or any of its Subsidiaries owns, leases or manages, in whole or in part.

               (d) To the knowledge of EUA there have not been any material Releases (as hereinafter defined) of any Hazardous Material (as hereinafter defined) that would be reasonably likely to form the basis of any material Environmental Claim against EUA or any of its Subsidiaries, or against any person or entity whose liability for any material Environmental Claim EUA or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, except for any Environmental Claim that, individually or in the aggregate, could not reasonably be expected to have an EUA Material Adverse Effect.

               (e) To the knowledge of EUA with respect to any predecessor of EUA or any of its Subsidiaries, there is no material Environmental Claim pending or threatened, and there has been no Release of Hazardous Materials that could reasonably be expected to form the basis of any material Environmental Claim except for any Environmental Claim that, individually or in the aggregate, could not be reasonably be expected to have an EUA Material Adverse Effect.

               (f)  As used in this Section 4.13:

                    (i) "Environmental Claim" means any and all written administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices or noncompliance, liability or violation by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential responsibility or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from

                    (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by EUA or any of its Subsidiaries; or

                    (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or

                    (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials;

                    (ii) "Environmental Laws" means all federal, state and local laws, rules and regulations and binding interpretation thereof, relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous
Materials, or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials;

                    (iii) "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls; and (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", or words of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which EUA or any of its Subsidiaries (x) operates or (y) stores, treats or disposes of Hazardous Materials; and

                    (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

          4.14 Regulation as a Utility. (a) EUA is a public utility holding company registered under Section 5, and subject to the provisions, of the 1935 Act. Section 4.14 of the EUA Disclosure Letter lists the subsidiaries of EUA that are "public utility companies" within the meaning of Section 2(a)(5) of the 1935 Act and lists the jurisdictions where each such Subsidiary is subject to regulation as a public utility company or public service company. Except as set forth above and as set forth in Section 4.14 of the EUA Disclosure Letter, neither EUA nor any "subsidiary company" or "affiliate" of EUA is subject to regulation as a public utility or public service company (or similar designation) by the federal government of the United States, any state in the United States or any political subdivision thereof, or any foreign country.

               (b) As used in this Section 4.14, the terms "subsidiary company" and "affiliate" shall have the respective meanings ascribed to them in Section 2(a)(8) and Section 2(a)(11), respectively, of the 1935 Act.

          4.15 Insurance. Except as set forth in Section 4.15 of the EUA Disclosure Letter, each of EUA and its Subsidiaries is, and has been continuously since January 1, 1994, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies in the United States conducting the business conducted by EUA and its Subsidiaries during such time period. Except as set forth in Section 4.15 of the EUA Disclosure Letter, neither EUA nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of EUA or any of its Subsidiaries. The insurance policies of EUA and each of its Subsidiaries are valid and enforceable policies.

          4.16 Nuclear Facilities. Montaup Electric Company, a Subsidiary of EUA, is a minority common stockholder of each of Connecticut Yankee Atomic Power Company, Maine Yankee Atomic Power Company, Vermont Yankee Nuclear Power Corporation and Yankee Atomic Electric Company (the "Yankee Companies") and a minority joint owner in Millstone 3 and Seabrook 1 (collectively, as described in Section 4.16 of the EUA Disclosure Letter, the "EUA Nuclear Facilities"). With respect to its ownership of Millstone 3 and Seabrook 1, Montaup Electric Company holds the required operating licenses from the NRC. With respect to the Yankee Companies, each Yankee Company holds its own operating license from the NRC. Because it is a minority stockholder or a minority joint owner, Montaup Electric Company does not have responsibility for the operation of EUA Nuclear Facilities. Except as set forth in Section 4.16 of the EUA Disclosure Letter or as disclosed in EUA SEC Reports filed prior to the date hereof, to the knowledge of EUA, neither EUA nor any of its Subsidiaries is in violation of any applicable health, safety, regulatory and other legal requirement, including NRC laws and regulations and Environmental Laws, applicable to EUA Nuclear Facilities except for such failure to comply as could not reasonably be expected to have a material adverse effect with respect to EUA Nuclear Facilities and the ownership interest of EUA therein. To the knowledge of EUA, each of EUA Nuclear Facilities maintains emergency plans designed to respond to an unplanned release therefrom of radioactive materials into the environment and insurance coverages consistent with industry practice. EUA has funded, or has caused the funding of, its portion of the decommissioning cost of each of the EUA Nuclear Facilities and the storage of spent nuclear fuel consistent with the most recently approved plan for each of the EUA Nuclear Facilities and FERC authorized rates. Except as set forth in Section 4.16 of the EUA Disclosure Letter, to the knowledge of EUA, no EUA Nuclear Facility is as of the date of this Agreement on the List of Nuclear Power Plants Warranting Increased Regulatory Attention maintained by the NRC.

          4.17 Vote Required. The affirmative vote of two-thirds of the outstanding EUA Shares voting as a single class (with each EUA Share having one vote per share) with respect to the approval of the Merger and other transactions contemplated hereby is the only vote of the holders of any class or series of equity securities of EUA or its Subsidiaries required to approve this Agreement and approve the Merger and other transactions contemplated hereby.

          4.18 Opinion of Financial Advisor. EUA has received the opinion of Salomon Smith Barney Inc., dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of EUA Shares. A true and complete copy of the written opinion will be delivered to NEES promptly after receipt thereof by EUA.

          4.19 Ownership of NEES Common Shares. Neither EUA nor any of its Subsidiaries or other affiliates beneficially owns any NEES Common Shares.

          4.20 State Anti-Takeover Statutes. EUA has taken all necessary actions so that the provisions of Chapters 110C, 110D or 110F of the MGL will not apply to this Agreement, the Merger or other transactions contemplated hereby or thereby.

          4.21 Year 2000. The Information Systems operated by EUA and its Subsidiaries which is used in the conduct of their business is capable of providing or being adapted to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such Information Systems record, store, process and present such calendar dates falling on or before December 31, 1999 other than such interruptions in millennium functionality that could not, individually or in the aggregate, reasonably be expected to result in a EUA Material Adverse Effect. EUA reasonably believes as of the date hereof that the remaining cost of adaptations referred to in the foregoing sentence will not exceed the amounts reflected in the Form 10-Q filed by EUA for the quarter ended September 30, 1998 (excluding the fees and costs of any Y2K Consultant retained pursuant to Section 6.01(o) hereof and of the implementation of any recommendations by such Y2K Consultant actually made by EUA that are not already part of EUA's compliance plan as of the date hereof). "Information Systems" means mainframe and midrange hardware, operating system software and applications programs; network and desktop (PC) hardware, operating system software and applications programs; EDI (Electronic Date Interchange) and FTP (File Transfer Protocol) software; and embedded systems hardware and applications software.

          4.22 EUA Associates. The representations and warranties set forth in Sections 4.04(a), 4.06, 4.07, 4.09, 4.12 and 4.13 are true and correct in all material respects with regard to EUA Associates.


                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF NEES

          NEES represents and warrants to EUA as follows:

          5.01 Organization and Qualification. NEES is a voluntary association duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has full power, authority and legal right to own its property and assets and to transact the business in which it is engaged. Each of the NEES Subsidiaries is a corporation duly organized or incorporated, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except where failure to be so organized or incorporated, existing and in good standing or to have such power and authority, individually or in the aggregate, could not reasonably be expected to have a NEES Material Adverse Effect. As used in this Agreement, the term "NEES Material Adverse Effect" means a material adverse effect on the business, assets, results of operations, condition (financial or otherwise) or prospects of NEES and its Subsidiaries taken as a whole. LLC is a limited liability company validly existing under the laws of the Commonwealth of Massachusetts. LLC was formed solely for the purpose of engaging in the Merger and other transactions contemplated hereby, has engaged in no other business activities (other than in connection with the formation and capitalization of LLC pursuant to or in accordance with the LLC Agreement (as defined below)) and has conducted its operations only as contemplated hereby and by the LLC Agreement. Each of NEES and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except where failure to be so qualified, licensed or admitted and in good standing, individually or in the aggregate, could not reasonably be expected to have a NEES Material Adverse Effect. NEES has previously delivered to EUA correct and complete copies of its Agreement and Declaration of Trust (the "NEES Trust Agreement") and the articles of association of LLC.

          5.02 Authority. Each of NEES and LLC has full power and authority to enter into this Agreement, and to perform its obligations hereunder, and to consummate the Merger and other transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of NEES and LLC and the consummation by each of NEES and LLC of the Merger and other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of NEES and all necessary action on the part of LLC. This Agreement has been duly and validly executed and delivered by each of NEES and LLC and constitutes a legal, valid and binding obligation of each of NEES and LLC enforceable against each of NEES and LLC in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          5.03 Capital Stock. The authorized equity securities of NEES consists of 150,000,000 common shares of NEES (the "NEES Shares"), of which 59,170,986 shares were issued and outstanding as of the close of business on January 29, 1999. As of the close of business on January 29, 1999, 5,798,666 NEES Shares were held in the treasury of NEES. All of the issued and outstanding NEES Shares are duly authorized, validly issued, fully paid and nonassessable. Except as may be provided by the New England Electric System Companies' Incentive Share Plan, the New England Electric System Companies Incentive Thrift Plan I, the New England Electric System Companies Incentive Thrift Plan II, the New England Electric Companies Long-Term Performance Share Award Plan, and the New England Electric System Directors' annual retainer shares, and except as set forth in
Section 5.03 of the letter dated the date hereof and delivered to EUA by NEES and LLC concurrently with the execution and delivery of this Agreement (the "NEES Disclosure Letter"), on the date hereof there are no outstanding Options obligating NEES or any of its Subsidiaries to issue or sell any shares of equity securities of NEES or to grant, extend or enter into any Option with respect thereto.

          5.04 Non-Contravention; Approvals and Consents. (a) The execution and delivery of this Agreement by each of NEES and LLC do not, and the performance by each of NEES and LLC of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of NEES, or LLC under, any of the terms, conditions or provisions of (i) the NEES Agreement and Declaration of Trust or the articles of organization of LLC, (ii) subject to the actions described in paragraph (b) of this Section, (x) any laws or orders of any Governmental Authority applicable to NEES or LLC or any of their respective assets or properties, or (y) subject to obtaining the third-party consents (the "NEES Required Consents") set forth in
Section 5.04 of the NEES Disclosure Letter any Contracts to which NEES is a party or by which NEES or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not reasonably be expected to have a NEES Material Adverse Effect.

               (b) No declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by NEES or LLC or the consummation by NEES or LLC of the Merger and other transactions contemplated hereby except as described in Section 5.04 of the NEES Disclosure Letter or the failure of which to obtain could not reasonably be expected to result in a NEES Material Adverse Effect (the "NEES Required Statutory Approvals," it being understood that references in this Agreement to "obtaining" such NEES Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

          5.05 Information Supplied. (a) The information supplied by NEES or LLC and included in the Proxy Statement with the written consent of NEES or LLC, as the case may be, will not, at the date mailed to EUA's Shareholders or at the time of EUA Shareholder's Meeting, contain any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (b) Notwithstanding the foregoing provisions of this Section 5.05, no representation or warranty is made by NEES with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by EUA for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to this Section 5.05.

          5.06 Compliance. Except as set forth in Section 5.06 of the NEES Disclosure Letter, or as disclosed in the NEES Reports filed prior to the date hereof, NEES is not in violation of, is, to the knowledge of NEES, under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for possible violations which, individually or in the aggregate, could not reasonably be expected to have a NEES Material Adverse Effect. Except as set forth in Section 5.06 of the NEES Disclosure Letter or as disclosed in the NEES Reports filed prior to the date hereof, NEES and its Subsidiaries have all material permits, licenses and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted which are material to the operation of the businesses of NEES. NEES is not in breach or violation of, or in default in the performance or observance of, any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default by NEES under (i) the NEES Agreement and Declaration of Trust or by-laws or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which NEES is bound or to which any of their respective property is subject, except for possible violations, breaches or defaults which, individually or in the aggregate, could not reasonably be expected to have a NEES Material Adverse Effect.

          5.07 Financing. NEES has or will have available, prior to the Effective Time, sufficient cash in immediately available funds to pay or to cause LLC to pay the Merger Consideration pursuant to Article II hereof and to consummate the Merger and other transactions contemplated hereby.

          5.08 No Vote Required. No vote of the NEES Shares or of any class or series of equity securities of NEES or its Subsidiaries is necessary for the approval of the Merger and other transactions contemplated hereby.

          5.09 Ownership of EUA Shares. Neither NEES nor any of its Subsidiaries or other affiliates beneficially owns any EUA Shares.

          5.10 Merger with The National Grid Group plc. NEES has entered into an Agreement and Plan of Merger dated as of December 11, 1998 by and among The National Grid Group plc ("National Grid Group"), NGG Holdings LLC (formerly known as Iosta LLC) and NEES (the "National Grid Merger Agreement"). Pursuant to
Section 6.01 of the National Grid Merger Agreement, NEES has provided a copy of this Agreement to National Grid Group, and National Grid Group has given NEES its written consent to enter into this Agreement and consummate the Merger on the terms set forth in this Agreement. Prior to the execution of this Agreement, NEES has provided EUA with a copy of such written consent.


                                   ARTICLE VI
                                    COVENANTS

          6.01 Covenants of EUA. At all times from and after the date hereof until the Effective Time, EUA covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as set forth in Section 6.01 of the EUA Disclosure Letter, or to the extent that NEES shall otherwise previously consent in writing):

               (a) Ordinary Course. EUA and each of its Subsidiaries shall conduct their businesses only in, and EUA and each of its Subsidiaries shall not take any action except in, the ordinary course consistent with good utility practice. Without limiting the generality of the foregoing, EUA and its Subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects their present business organizations and reputation, to maintain in effect all existing permits, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all laws and orders of all Governmental Authorities applicable to them.

               (b) Charter Documents. EUA shall not, nor shall it permit any of its Subsidiaries to, amend or propose to amend the EUA Trust Agreement, in the case of EUA, and its certificate or articles of incorporation or organization or bylaws (or other comparable charter documents), in the case of EUA's Subsidiaries.

               (c) Dividends. EUA shall not, nor shall it permit any of its Subsidiaries to, (i) declare, set aside or pay any dividends on, or make other distributions in respect of, any of its capital stock or share capital, except:

                    (A) that EUA may continue the declaration and payment of regular quarterly dividends on EUA Shares with usual record and payment dates not, in any fiscal year, in excess of the dividend for the comparable period in the prior fiscal year;

                    (B) that the Subsidiaries of EUA set forth in Section 6.01(c) of the EUA Disclosure Letter may continue the declaration and payment of dividends on preferred stock in accordance with the terms of such stock, with the record and payment dates and in the amounts set forth in Section 6.01(c) of the EUA Disclosure Letter;

                    (C) if the Effective Time does not occur between a record date and payment date of a regular quarterly dividend, for a special dividend on EUA Shares with respect to the quarter in which the Effective Time occurs with a record date on or prior to the date on which the Effective Time occurs, which does not exceed an amount equal to the product of (x) the number of days between the last payment date of a regular quarterly dividend and the record date of such special dividend, multiplied by (y) $.0045; and

                    (D) for dividends and distributions (including liquidating distributions) by a direct or indirect Subsidiary of EUA to its parent.

(ii) split, combine, subdivide, reclassify or take similar action with respect to any of its capital stock or share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or comprised in its share capital,
(iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (iv) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Option with respect thereto except:

                    (A) in connection with intercompany purchases of capital stock or share capital,

                    (B) for the purpose of funding EUA's dividend reinvestment and share purchase plan in accordance with past practice, or

                    (C) subject to EUA's obligations under the Securities Act and the Exchange Act, pursuant to EUA's previously announced share repurchase program provided that the number of EUA Shares repurchased does not exceed 3,000,000 and the price paid per share does not exceed 95% of the Per Share Amount.

               (d) Share Issuances. EUA shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any Option with respect thereto (other than the issuance by a wholly owned Subsidiary of its capital stock to its direct or indirect parent corporation, or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto).

               (e) Acquisitions. EUA shall not, nor shall it permit any of its Subsidiaries to acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof.

               (f) Dispositions. EUA shall not, nor shall it permit any of its Subsidiaries to sell, lease, securitize, grant any security interest in or otherwise dispose of or encumber any of its assets or properties, other than dispositions in the ordinary course of its business consistent with past practice and having an aggregate value of less than $1,000,000 for each disposition and $5,000,000 in the aggregate.

               (g) Indebtedness. EUA shall not, nor shall it permit any of its Subsidiaries to incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed, including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing other than (i) short-term indebtedness in the ordinary course of business consistent with past practice (such as the issuance of commercial paper or the use of existing credit facilities) in amounts not exceeding the amounts set forth in Section 6.01(g) of the EUA Disclosure Letter, (ii) long-term indebtedness in connection with the refinancing of existing indebtedness either at its stated maturity or at a lower cost of funds (calculating such cost on an aggregate after-tax basis) or (iii) guarantees or "keep well" agreements in favor of wholly owned Subsidiaries of EUA in connection with the conduct of the business of such wholly owned Subsidiaries of EUA not aggregating more than $1,000,000.

               (h) Capital Expenditures. Except (i) as required by law or (ii) as reasonably deemed necessary by EUA after consulting with NEES following a catastrophic event, such as a major storm, EUA shall not, nor shall it permit any of its Subsidiaries to make any capital expenditures or commitments during any fiscal year that is in excess of 110% of (i) the aggregate amount set forth in Section 6.01(h) of the EUA Disclosure Letter with respect to EUA and its Subsidiaries that are public utility companies within the meaning of Section 2(a)(5) of the 1935 Act or (ii) the amount set forth in Section 6.01(h) of the EUA Disclosure Letter with respect to each of EUA's other Subsidiaries.

               (i) Employee Benefits. EUA shall not, nor shall it permit any of its Subsidiaries to enter into, adopt, amend (except as may be required by applicable law) or terminate any EUA Employee Benefit Plan, or other agreement, arrangement, plan or policy between EUA or one of its Subsidiaries and one or more of its trustees, directors, officers, employees or former employees, or, except for normal increases in the ordinary course of business, (a) increase in any manner the compensation or fringe benefits of any trustee, director or executive officer, (b) increase in any manner the compensation or fringe benefits of any employee, (c) pay any benefit not required by any plan or arrangement in effect as of the date hereof or, (d) cause any trustee, director, officer, employee or former employee of EUA to accrue or receive additional benefits, accelerate vesting or accelerate the payment of any benefits under any EUA Employee Benefit Plan, or other agreement, arrangement, plan or policy. EUA, prior to the Closing Date, shall take all necessary action and make all necessary amendments to its stock-based plans so that all such plans will be in a form that allows the plans to function after the Effective Time and after any merger of EUA and its Subsidiaries into NEES or its Subsidiaries. EUA, prior to the Closing Date, shall take all necessary actions, in a manner satisfactory to NEES, so that on or after the Closing Date, neither EUA, the Surviving Entity nor their affiliates' stock or securities will be required to be held in, or distributed pursuant to, any EUA Employee Benefit Plan.

               (j) Labor Matters. Notwithstanding any other provision of this Agreement to the contrary, EUA or its Subsidiaries may negotiate successor collective bargaining agreements to those referenced in Section 4.12 hereof, and may negotiate other collective bargaining agreements or arrangements as required by law or for the purpose of implementing the agreements referenced in Section
4.12 hereof. EUA will keep NEES informed as to the status of, and will consult with NEES as to the strategy for, all negotiations with collective bargaining representatives. EUA and its Subsidiaries shall act prudently and reasonably and consistent with their obligation under applicable law in such negotiations.

               (k) Discharge of Liabilities. EUA shall not, nor shall it permit its Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of such party included in EUA SEC Reports, or incurred in the ordinary course of business consistent with past practice.

               (l) Contracts. EUA shall not, nor shall it permit its Subsidiaries, except in the ordinary course of business consistent with past practice or as set forth in Section 6.01(l) of the EUA Disclosure Letter, (i) to modify, amend, terminate or fail to use commercially reasonable efforts to renew any material Contract to which EUA or any of its Subsidiaries is a party or waive, release or assign any material rights or claims or (ii) to enter into any new material Contracts except as expressly permitted by Sections 6.01 (f), (g) or (i) and 7.06 hereof.

               (m) Equity Investments. EUA shall not, nor shall it permit its Subsidiaries or affiliates to, make equity contributions to non-affiliates or to its non-utility Subsidiaries.

               (n) Loans. EUA shall not, nor shall it permit its Subsidiaries or affiliates to, loan money to non-affiliates or to its non-utility Subsidiaries.

               (o) Year 2000. EUA, within 15 days of the date of this Agreement, shall engage a qualified third party ("Y2K Consultant") to conduct a detailed assessment of the adequacy and state of completion of its Year 2000 Program, including but not limited to assessment and testing of its customer, accounting, and operational systems. The Y2K Consultant and scope of work of the Y2K Consultant shall be acceptable to NEES. Such assessment and testing shall be completed as soon thereafter as practicable. EUA shall have such assessment updated by the Y2K Consultant at the end of each fiscal quarter of 1999. EUA shall allow designated NEES personnel and representatives access to the Y2K Consultant's personnel, reports and recommendations and access to EUA's personnel, documents, and information related to the Y2K issue. EUA and the third party shall meet with such designated NEES personnel and representatives on a periodic basis (but not less frequently than monthly) to update NEES on EUA's Year 2000 Program. If this Agreement is terminated pursuant to Section
9.01 hereof, NEES shall reimburse EUA for the costs and expenses of the Y2K Consultant.

               (p) Insurance. EUA shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies (or through self-insurance, consistent with past practice) insurance in such amounts and against such risks and losses as are customary for companies engaged in their respective businesses.

               (q) 1935 Act. EUA shall not, nor shall it permit any of its Subsidiaries to, engage in any activities which would cause a change in its status, or that of its Subsidiaries, under the 1935 Act.

               (r) Regulatory Matters. Subject to applicable law and except for non-material filings in the ordinary course of business consistent with past practice, EUA shall consult with NEES prior to implementing any changes in its or any of its Subsidiaries' rates or charges, standards of service or accounting or executing any agreement with respect thereto that is otherwise permitted under this Agreement and shall, and shall cause its Subsidiaries to, deliver to NEES a copy of each such filing or agreement at least four (4) business days prior to the filing or execution thereof so that NEES may comment thereon. EUA shall, and shall cause its Subsidiaries to, make all such filings (i) only in the ordinary course of business consistent with past practice or (ii) as required by a Governmental Authority or regulatory agency with appropriate jurisdiction.

               (s) Accounting. EUA shall not, nor shall it permit any of its Subsidiaries to make any changes in their accounting methods, policies or procedures, except as required by law, rule, regulation or applicable generally accepted accounting principles;

               (t)  Tax Status. Neither EUA nor any of its Subsidiaries shall
(i) make or rescind any material express or deemed election relating to Taxes,
(ii) make a request for a Tax Ruling or enter into a Closing Agreement, (iii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit, or controversy relating to Taxes or (iv) change in any material respect any of its methods of reporting income, deductions or accounting for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ending December 31, 1997, except as may be required by applicable law.

               (u) No Breach. EUA shall not, nor shall it permit any of its Subsidiaries to willfully take or fail to take any action that would or is reasonably likely to result in (i) a material breach of any provision of this Agreement or (ii) its representations and warranties set forth in this Agreement being untrue in any material respect on and as of the Closing Date.

               (v) Advice of Changes. EUA shall confer with NEES on a regular and frequent basis with respect to EUA's business and operations and other matters relevant to the Merger to the extent permitted by law, and shall promptly advise NEES, orally and in writing, of any material change or event, including, without limitation, any complaint, investigation or hearing by any Governmental Authority (or communication indicating the same may be contemplated) or the institution or threat of material litigation; provided that EUA shall not be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable law or regulation.

               (w) Notice and Cure. EUA will notify NEES in writing of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to EUA, that causes or will or may be likely to cause any covenant or agreement of EUA under this Agreement to be breached or that renders or will render untrue in any material respect any representation or warranty of EUA contained in this Agreement. EUA also will notify NEES in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any material violation or breach, as soon as practical after it becomes known to EUA, of any representation, warranty, covenant or agreement made by EUA. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

               (x) Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, EUA will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the Merger and other transactions contemplated by this Agreement, and EUA will not, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

               (y)  Third Party Standstill Agreements. Except as provided in
Section 7.08 hereto, during the period from the date of this Agreement through the Effective Time, neither EUA nor any of its Subsidiaries shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party. During such period, EUA shall take all steps necessary to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement.

          6.02 Covenants of NEES. At all times from and after the date hereof until the Effective Time, NEES covenants and agrees that (except as expressly contemplated or permitted by this Agreement or to the extent that EUA shall otherwise previously consent in writing):

               (a) No Breach. NEES shall not, nor shall it permit any of its Subsidiaries to, except as otherwise expressly provided for in this Agreement, willfully take or fail to take any action that would or is reasonably likely to result in (i) a material breach of any of its covenants or agreements contained in this Agreement or (ii) any of its representations and warranties set forth in Sections 5.01, 5.02, 5.03, 5.04, 5.05, 5.06, 5.07, 5.08 and 5.09 of this
Agreement being untrue in any material respect on and as of the Closing Date.

               (b) Advice of Changes. NEES shall confer with EUA on a regular and frequent basis with respect to any matter having, or which, insofar as can be reasonably foreseen, could reasonably be expected to have, a NEES Material Adverse Effect or materially impair the ability of NEES to consummate the Merger and other transactions contemplated hereby; provided that NEES shall not be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable law or regulation.

               (c) Notice and Cure. NEES will notify EUA in writing of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to NEES, that causes or will or may be likely to cause any covenant or agreement of NEES under this Agreement to be breached or that renders or will render untrue in any material respect any representation or warranty of NEES contained in this Agreement. NEES also will notify EUA in writing of, and will use all commercially reasonable efforts to cure before the Closing, any material violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by NEES. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

               (d) Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, NEES will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to its obligations contained in this Agreement and to consummate and make effective the Merger and other transactions contemplated by this Agreement, and NEES will not, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

               (e) Conduct of Business of LLC. Prior to the Effective Time, except as may be required by applicable law and subject to the other provisions of this Agreement, NEES shall cause LLC to (i) perform its obligations under this Agreement in accordance with its terms, and (ii) not engage directly or indirectly in any business or activities of any type or kind and not enter into any agreements or arrangements with any person, or be subject to or bound by any obligation or undertaking, which is inconsistent with this Agreement.

               (f) Certain Mergers. NEES shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation could reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Merger, (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise or (iv) materially delay the consummation of the Merger.

          6.03  Additional Covenants by NEES and EUA.

               (a) Control of Other Party's Business. Nothing contained in this Agreement shall give NEES, directly or indirectly, the right to control or direct EUA's operations prior to the Effective Time. Nothing contained in this Agreement shall give EUA, directly or indirectly, the right to control or direct NEES' operations prior to the Effective Time. Prior to the Effective Time, each of EUA and NEES shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

               (b) Transition Steering Team. As soon as reasonably practicable after the date hereof, NEES and EUA shall create a special transition steering team, with representation from EUA and NEES, that will develop recommendations concerning the future structure and operations of EUA after the Effective Time, subject to applicable law. The members of the transition steering team shall be appointed by the Chief Executive Officers of NEES and EUA. The functions of the transition steering team shall include (i) to direct the exchange of information and documents between the parties and their Subsidiaries as contemplated by
Section 7.01 and (ii) the development of regulatory plans and proposals, corporate organizational and management plans, workforce combination proposals, and such other matters as they deem appropriate.


                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

          7.01 Access to Information. EUA shall, and shall cause each of its Subsidiaries to, and shall use commercially reasonable efforts to cause EUA Associates to, throughout the period from the date hereof to the Effective Time to the extent permitted by law, (i) provide NEES and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all facilities, operations, officers (including EUA's environmental, health and safety personnel), employees, agents and accountants of EUA and its Subsidiaries and Associates and their respective assets, properties, books and records, to the extent EUA or any Subsidiary of EUA or EUA Associate is not under a legal obligation not to provide access or to the extent that such access would not constitute a waiver of the attorney client privilege and does not unreasonably interfere with the business and operations of EUA and its Subsidiaries and Associates and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by EUA or any of its Subsidiaries pursuant to the requirements of federal or state securities laws and each material report, statement, schedule and other document filed with any other Governmental Authority, and (y) all other information and data (including, without limitation, copies of Contracts, EUA Employee Benefit Plans, and other books and records) concerning the business and operations of EUA and its Subsidiaries as NEES or any of its Representatives reasonably may request. No review pursuant to this Section 7.01 or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto. Any such information or material obtained pursuant to this Section 7.01 that constitutes "Evaluation Material" (as such term is defined in the letter agreement dated as of December 18, 1998 between EUA and NEES (the "Confidentiality Agreement")) shall be governed by the terms of the Confidentiality Agreement. NEES may provide information or materials that it obtains relating to EUA or any EUA Subsidiary pursuant to this Section 7.01 to National Grid Group; the treatment by National Grid Group of such information or material shall be governed by the terms of the letter agreement dated as of December 21, 1998 between EUA and National Grid Group.

          7.02 Proxy Statement. As soon as reasonably practicable after the date of this Agreement, EUA shall prepare and file the Proxy Statement with the

SEC. NEES and EUA shall cooperate with each other in the preparation of the Proxy Statement and any amendment or supplement thereto, and EUA shall promptly notify NEES of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall promptly provide to NEES copies of all correspondence between EUA or any of its Representatives and the SEC with respect to the Proxy Statement (except reports from financial advisors other than with the consent of such financial advisors). Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Proxy Statement. EUA shall consult with NEES regarding the Proxy Statement and have due regard to any comments NEES may make in relation to the Proxy Statement. EUA shall give NEES and its counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of EUA and NEES agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. After obtaining the consent of EUA, which consent shall not be unreasonably withheld, NEES may provide information supplied to NEES by EUA to National Grid Group for inclusion of such information in the Super Class 1 circular ("NGG Circular") to be issued to shareholders of National Grid Group in connection with approval by such shareholders of the National Grid Merger Agreement. NEES shall use its best efforts to provide EUA with a draft of any portion of the NGG Circular with information relating to EUA prior to the issuance of the NGG Circular.

          7.03 Approval of Shareholders. EUA shall, through its Board of Trustees, duly call, give notice of, convene and hold a meeting of its shareholders (the "EUA Shareholders' Meeting") for the purpose of voting on the approval of the Merger and other transactions contemplated hereby (the "EUA Shareholders' Approval") as soon as reasonably practicable after the date hereof; provided, however, subject to the fiduciary duties of its Board of Trustees and the requirements of applicable law, EUA shall include in the Proxy Statement the recommendation of the Board of Trustees of EUA that the Shareholders of EUA approve the Merger and the other transactions contemplated hereby, and shall use its reasonable best efforts to obtain such approval.

          7.04 Regulatory and Other Approvals. (a) HSR Filings. Each party hereto shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed by its respective "ultimate parent" company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations promulgated thereunder with respect to the Merger and other transactions contemplated hereby. Such parties will use all commercially reasonable efforts to make such filings in a timely manner and to respond on a timely basis to any requests for additional information made by either of such agencies.

               (b) Other Regulatory Approvals. Each party shall cooperate and use its best efforts to promptly prepare and file all necessary applications, notices, petitions, filings and other documents with, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of, all Governmental Authorities necessary or advisable to obtain the EUA Required Statutory Approvals, the NEES Required Statutory Approvals and the approvals of the state utility commissions referred to in Section 8.01(d) (collectively, the "NEES-EUA Regulatory Approvals"). The parties agree that they will consult with each other with respect to obtaining the NEES-EUA Regulatory Approvals; provided, however, that NEES shall have primary responsibility for the preparation and filing of any related applications, filings or other material with the SEC, the FERC, the NRC and state utility commissions. EUA shall have the right to review and approve in advance drafts of and final applications, filings and other material (including material with respect to proposed settlements) submitted to or filed with the SEC, the FERC, the NRC and state utility commissions or parties to such proceedings before such Governmental Authority, which approval shall not be unreasonably withheld or delayed.

               (c) NEES-NGG Regulatory Proceedings. EUA and NEES acknowledge that, at the same time EUA and NEES will be seeking to obtain the NEES-EUA Regulatory Approvals, National Grid Group and NEES will be seeking to obtain the regulatory approvals (the "NEES-NGG Regulatory Approvals") required to consummate the transactions contemplated by the National Grid Merger Agreement. NEES and EUA agree to seek to prosecute the proceedings relating to the NEES-EUA Regulatory Approvals (the "NEES-EUA Regulatory Proceedings") separately from the prosecution by National Grid Group and NEES of the proceedings relating to the NEES-NGG Regulatory Approvals (the "NEES-NGG Regulatory Proceedings"), but recognize that one or more of the NEES-EUA Regulatory Proceedings may be consolidated with one or more of the NEES-NGG Regulatory Proceedings by the relevant Governmental Authority. Upon the request of EUA, NEES will keep EUA reasonably apprised of the status of the NEES-NGG Regulatory Proceedings.

          7.05  Employee Benefit Plans.

               (a) For a period of twelve (12) months immediately following the Closing Date, the compensation, benefits and coverage provided to those non-union individuals who continue to be employees of the Surviving Entity (the "Affected Employees") pursuant to employee benefit plans or arrangements maintained by NEES or the Surviving Entity shall be, in the aggregate, not less favorable (as determined by NEES and the Surviving Entity using reasonable assumptions and benefit valuation methods) than those provided, in the aggregate, to such Affected Employees immediately prior to the Closing Date. In addition to the foregoing, NEES shall, or shall cause the Surviving Entity to, pay any Affected Employee whose employment is terminated by NEES or the Surviving Entity within twelve (12) months of the Closing Date a severance benefit package equivalent to the severance benefit package that would be provided under the NEES Standard Severance Plan as in effect on the date hereof.

               (b) NEES shall, or shall cause the Surviving Entity to, give the Affected Employees full credit for purposes of eligibility, vesting, benefit accrual (including, without limitation, benefit accrual under any defined benefit pension plans) and determination of the level of benefits under any employee benefit plans or arrangements maintained by NEES or the Surviving Entity in effect as of the Closing Date for such Affected Employees' service with EUA or any Subsidiary of EUA (or any prior employer) to the same extent recognized by EUA or such Subsidiary immediately prior to the Closing Date. With respect to any employee benefit plan or arrangement established by NEES, EUA or the Surviving Entity after the Closing Date (the "Post Closing Plans"), service shall be credited in accordance with the terms of such Post Closing Plans.

               (c) NEES shall, or shall cause the Surviving Entity to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plan established to replace any EUA welfare benefit plans in which such Affected Employees may be eligible to participate after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such Affected Employees and that have not been satisfied as of the Closing Date under any welfare plan maintained for the Affected Employees immediately prior to the Closing Date, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Affected Employees are eligible to participate in after the Closing Date.

               (d)(i) NEES shall, or shall cause the Surviving Entity and its Subsidiaries to, honor, and shall guarantee the obligations of the Surviving Entity and its Subsidiaries under, all EUA Employee Benefit Plans as in effect on the date hereof; provided, however, that this Section 7.05(d)(i) is not intended to prevent NEES or the Surviving Entity from exercising their rights with respect to all EUA Employee Benefit Plans solely in accordance with their terms, including but not limited to the right to alter, terminate or otherwise amend such EUA Employee Benefit Plans.

                    (ii) NEES shall, or shall cause the Surviving Entity and its Subsidiaries to, honor, and shall guarantee the obligations of the Surviving Entity and its Subsidiaries under, (A) all employment severance, consulting and retention agreements or arrangements as in effect on the date hereof, as set forth in Section 7.05(d)(ii) of the EUA Disclosure Letter, or as modified in accordance with Section 6.01(i) of the EUA Disclosure Letter (such agreements or arrangements, the "EUA Employee Agreements" and the individuals who are parties to such EUA Employee Agreements, the "EUA Executives") and (B) all EUA Employee Benefit Plans in which such EUA Executives participate; provided, however, that this Section 7.05(d)(i) is not intended to prevent NEES or the Surviving Entity from exercising their rights with respect to the EUA Employee Agreements and the EUA Employee Benefit Plans in which such EUA Executives participate, in each case solely in accordance with their terms, including but not limited to the right to alter, terminate or otherwise amend such EUA Employee Agreements and EUA Employee Benefit Plans.

               (e) Notwithstanding the foregoing, NEES and the Surviving Entity and its subsidiaries shall neither be required to or prevented from merging EUA's benefit plans, agreements, or arrangements into NEES or the Surviving Entity and its subsidiaries benefit plans, agreements, or arrangements or from replacing EUA's benefit plans, agreements or arrangements with NEES or the Surviving Entity and its subsidiaries benefit plans, agreements or arrangements.

          7.06  Labor Agreements and Workforce Matters.

               (a) Labor Agreements. NEES shall honor, or shall cause the appropriate subsidiaries of the Surviving Entity to honor, all collective bargaining agreements of EUA or its subsidiaries in effect as of the Effective Time until their expiration; provided, however, that this undertaking is not intended to prevent NEES or the Surviving Entity and its subsidiaries from exercising their rights with respect to such collective bargaining agreements and in accordance with their terms, including any right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment or portion thereof.

               (b) Workforce Matters. Subject to applicable law and obligations under applicable collective bargaining agreements, for a period of 2 years following the Effective Time, any reductions in workforce in respect of employees of the Surviving Entity and its Subsidiaries shall be made on a fair and equitable basis as determined by the Surviving Entity, with due consideration to prior experience and skills, and any employee whose employment is terminated or job is eliminated during such period shall be entitled to participate on a fair and equitable basis as determined by NEES or the Surviving Entity in the job opportunity and employment placement programs offered by NEES or the Surviving Entity or any of their Subsidiaries for which they are eligible. Any workforce reductions carried out following the Effective Time by the Surviving Entity and its Subsidiaries shall be done in accordance with all applicable collective bargaining agreements and all laws and regulations governing the employment relationship and termination thereof including, without limitation, the Worker Adjustment and Retraining Notification Act, and the regulations promulgated thereunder, and any comparable state or local law.

          7.07  Post Merger Operations.

               (a) NEES Advisory Board. If the Merger is consummated, then, promptly following the closing of the merger contemplated by the National Grid Merger Agreement, NEES shall take such action as is necessary to cause all of the members of the Board of Directors of EUA to be appointed to serve on the advisory board to be formed pursuant to Section 7.07(e) of the National Grid Merger Agreement.

               (b) Charities. The parties agree that provision of charitable contribution and community support within the New England region serves a number of important goals. After the Effective Time, NEES intends to cause the Surviving Entity to provide charitable contributions and community support within the New England region at annual levels substantially comparable to the annual level of charitable contributions and community support provided, directly or indirectly, by EUA and its public utility subsidiaries within the New England region during 1998.

          7.08 No Solicitations. Prior to the Effective Time, EUA agrees: (a) that neither it nor any of its Subsidiaries shall, and it shall use its best efforts to cause its Representatives (as defined in Section 10.10) not to, knowingly initiate, solicit or encourage, directly or indirectly, any inquiries or any proposal or offer (including, without limitation, any proposal or offer to its Shareholders) with respect to a merger, consolidation or other business combination including EUA or any of its significant Subsidiaries (as defined in Rule 1-02(W) of Regulation S-X promulgated under the Exchange Act) other than EUA Cogenex Corporation (an "EUA Significant Subsidiary"), or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) all or any significant portion of the assets of EUA and its Subsidiaries taken as a whole, (ii) ten percent or more of the outstanding EUA Shares or (iii) 50% or more of the outstanding shares of the capital stock of any EUA Significant Subsidiary (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any other discussions with, any person or group relating to an Alternative Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Alternative Proposal other than from NEES and its affiliates; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any Alternative Proposal; and (c) that it will notify NEES immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any of such persons; provided, however, that, prior to receipt of the EUA Shareholders' Approval, nothing contained in this
Section 7.08 shall prohibit the Board of Trustees of EUA from (i) furnishing information to (but only pursuant to a confidentiality agreement in customary form and having terms and conditions no less favorable to EUA than the Confidentiality Agreement (as defined in Section 7.01)) or entering into discussions or negotiations with any person or group that makes an unsolicited Alternative Proposal, if, and only to the extent that, (A) the Board of Trustees of EUA, based upon advice of outside counsel with respect to fiduciary duties, determines in good faith that such action is necessary for the Board of Trustees to act in a manner consistent with its fiduciary duties to Shareholders under applicable law, (B) the Board of Trustees of EUA has reasonably concluded in good faith (after consultation with its financial advisors) that the person or group making such Alternative Proposal will have adequate sources of financing to consummate such Alternative Proposal and that such Alternative Proposal is likely to be more favorable to EUA's shareholders than the Merger, (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or group, EUA provides written notice to NEES to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or group, which notice shall identify such person or group and the material terms of the Alternative Proposal in reasonable detail, and (D) EUA keeps NEES promptly informed of the status and all material information with respect to any such discussions or negotiations; and (ii) to the extent required, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this Section 7.08 shall
(x) permit EUA to terminate this Agreement (except as specifically provided in Article IX), (y) permit EUA to enter into any agreement with respect to an Alternative Proposal for so long as this Agreement remains in effect (it being agreed that for so long as this Agreement remains in effect, EUA shall not enter into any agreement with any person or group that provides for, or in any way knowingly facilitates, an Alternative Proposal (other than a confidentiality agreement under the circumstances described above)), or (z) affect any other obligation of EUA under this Agreement.

          7.09  Directors' and Officers' Indemnification and Insurance.

               (a) Indemnification. To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, NEES shall, or shall cause the Surviving Entity to, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, (x) an officer, trustee or director or (y) an employee covered as of the date hereof (to the extent of the coverage extended as of the date hereof) of EUA or any Subsidiary of EUA (each an "Indemnified Party," and collectively, the "Indemnified Parties") against (i) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the first proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, trustee, officer or employee of EUA or any Subsidiary of EUA (the "Indemnified Liabilities"), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement, in each case, to the extent permitted by the EUA Trust Agreement or the indemnification agreements set forth in Section 7.09 of the EUA Disclosure Letter. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) NEES shall, or shall cause the Surviving Entity to, pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to NEES or the Surviving Entity, as appropriate, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the EUA Trust Agreement or the indemnification agreements set forth in Section 7.09 of the EUA Disclosure Letter upon receipt of an undertaking by or on behalf of such director, trustee or officer to repay such amounts as and to the extent required by the EUA Trust Agreement or the indemnification agreements set forth in Section 7.09 of the EUA Disclosure Letter, (ii) the Surviving Entity shall cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the EUA Trust Agreement or the indemnification agreements set forth in
Section 7.09 of the EUA Disclosure Letter and the certificate of incorporation or by-laws or similar governing documents of the Surviving Entity shall be made by independent counsel mutually acceptable to the Surviving Entity and the Indemnified Party; provided, however, that the Surviving Entity shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld) and provided further that no indemnification shall be made if such indemnification is prohibited by the EUA Trust Agreement or the indemnification agreements set forth in Section 7.09 of the EUA Disclosure Letter.

               (b) Insurance. For a period of six years after the Effective Time, NEES and the Surviving Entity at NEES's election, (i) shall cause to be maintained in effect an extended reporting period for current policies of directors' and officers' liability insurance for the benefit of such persons who are currently covered by such policies of EUA on terms no less favorable than the terms of such current insurance coverage or (ii) shall provide tail coverage for such persons which provides such persons with coverage for a period of six years for acts prior to the Effective Time on terms no less favorable than the terms of such current insurance coverage.

               (c) Successors. In the event the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then and in either such case, proper provisions shall be made so that the successors and assigns of the Surviving Entity, as applicable, shall assume the obligations set forth in this
Section 7.09.

               (d) Survival of Indemnification. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors, trustees and officers of EUA and EUA's Subsidiaries with respect to their activities as such prior to the Effective Time, as provided in the EUA Trust Agreement or the respective certificates of incorporation and by-laws or similar governing documents in effect on the date hereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

               (e) Benefit. The provisions of this Section 7.09 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

               (f) Amendment of the EUA Trust Agreement. NEES shall not, and shall ensure that the Surviving Entity shall not, amend the EUA Trust Agreement to in any way limit the indemnification provided to the Indemnified Parties under this Section 7.09.

          7.10 Expenses. Except as set forth in Section 9.03, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger and other transactions contemplated hereby shall be paid by the party incurring such cost or expense, except that the filing fees in connection with the filings required under the HSR Act and the 1935 Act shall be paid by NEES.

          7.11 Brokers or Finders. EUA represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's, finder's or investment banker's fee or any other commission or similar fee in connection with the Merger and other transactions contemplated by this Agreement except Salomon Smith Barney Inc., whose fees and expenses will be paid by EUA in accordance with EUA's agreement with such firm, and EUA shall indemnify and hold NEES harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any person on the basis of any act or statement alleged to have been made by EUA or its affiliates.

          7.12 Anti-Takeover Statutes. If any "fair price", "moratorium", "business combination", "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the Merger or other transactions contemplated hereby, EUA and the members of the Board of Trustees of EUA shall grant such approvals and take such actions consistent with their fiduciary duties and in accordance with applicable law as are reasonably necessary so that the Merger and other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and other transactions contemplated hereby.

          7.13 Public Announcements. Except as otherwise required by law or the rules of any applicable securities exchange or national market system or any other Regulatory Authority, so long as this Agreement is in effect, NEES and EUA will not, and will not permit any of their respective Subsidiaries or Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the Merger and other transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. NEES and EUA will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to the Merger and other transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

          7.14 Restructuring of the Merger. It may be preferable to effectuate a business combination between NEES and EUA by means of an alternative structure to the Merger. Accordingly, if, prior to satisfaction of the conditions contained in Article VIII hereto, NEES proposes the adoption of an alternative structure that otherwise substantially preserves for NEES and EUA the economic benefits of the Merger and will not materially delay the consummation thereof, then the parties shall use their respective best efforts to effect a business combination among themselves by means of a mutually agreed upon structure other than the Merger that so preserves such benefits; provided, however, that prior to closing any such restructured transaction, all material third party and Governmental Authority declarations, filings, registrations, notices, authorizations, consents or approvals necessary for the effectuation of such alternative business combination shall have been obtained and all other conditions to the parties' obligations to consummate the Merger and other transactions contemplated hereby, as applied to such alternative business combination, shall have been satisfied or waived.

                                  ARTICLE VIII
                                   CONDITIONS

          8.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger and other transactions contemplated hereby is subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

               (a) Shareholder Approval. EUA Shareholders' Approval shall have been obtained.

               (b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under HSR shall have expired or been terminated.

               (c) Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or other transactions contemplated hereby.

               (d) Governmental and Regulatory and Other Consents and Approvals. The NEES Required Statutory Approvals and EUA Required Statutory Approvals shall have been obtained prior to the Effective Time, and shall have become Final Orders (as hereinafter defined). The Final Orders shall not, individually or in the aggregate, impose terms and conditions that (i) could reasonably be expected to have an EUA Material Adverse Effect; (ii) could reasonably be expected to have a NEES Material Adverse Effect; or (iii) materially impair the ability of the parties to complete the Merger. The parties shall have received Final Orders from the Massachusetts Department of Telecommunications and Energy and the Rhode Island Public Utilities Commission pertaining to the recovery of costs (including, without limitation, transaction premium and integration costs) associated with the Merger that are materially consistent with existing policy and previous orders of such agencies. "Final Order" for all purposes of this Agreement means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended with respect to which any waiting period prescribed by law before the Merger and other transactions contemplated hereby may be consummated has expired, and as to which all conditions to be satisfied before the consummation of such transactions prescribed by law, regulation or order have been satisfied.

          8.02 Conditions to Obligation of NEES and LLC to Effect the Merger. The obligation of NEES and LLC to effect the Merger and other transactions contemplated hereby is further subject to the satisfaction or waiver at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by NEES and LLC in the sole discretion):

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
               (a) Representations and Warranties. The representations and warranties made by EUA in this Agreement, in each case made as if none of such representations or warranties contained any qualification or limitation as to "materiality" or "EUA Material Adverse Effect", shall be true and correct as so made as of the Closing Date as though so made on and as of the Closing Date, except to the extent expressly given as of a specified date, except where the failure of such representations and warranties to be true and correct as so made does not have and could not reasonably be expected to have, individually or in the aggregate, an EUA Material Adverse Effect, and EUA shall have delivered to NEES a certificate, dated the Closing Date and executed in the name and on behalf of EUA by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

               (b) Performance of Obligations. EUA shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by EUA at or prior to the Closing, and EUA shall have delivered to NEES a certificate, dated the Closing Date and executed in the name and on behalf of EUA by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

               (c) Material Adverse Effect. No EUA Material Adverse Effect shall have occurred and there shall exist no facts or circumstances which in the aggregate could reasonably be expected to have an EUA Material Adverse Effect.

               (d) EUA Required Consents. All EUA Required Consents shall have been obtained by EUA, except where the failure to receive such EUA Required Consents could not reasonably be expected to (i) have an EUA Material Adverse Effect, or (ii) delay or prevent the consummation of the Merger and other transactions contemplated hereby.

          8.03 Conditions to Obligation of EUA to Effect the Merger. The obligation of EUA to effect the Merger and other transactions contemplated hereby is further subject to the satisfaction or waiver, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by EUA in its sole discretion):

               (a) Representations and Warranties. The representations and warranties made by NEES and LLC in Sections 5.01, 5.02, 5.03, 5.04, 5.05, 5.07,
5.08 and 5.09 of this Agreement, in each case made as if none of such representations or warranties contained any qualification or limitation as to "materiality" or "NEES Material Adverse Effect," shall be true and correct as so made as of the Closing Date, except to the extent expressly given as of a specified date and except where the failure of such representations and warranties to be so true and correct as so made does not have and could not reasonably be expected to have, individually or in the aggregate, a NEES Material Adverse Effect or a material adverse effect on LLC, and NEES and LLC shall each have delivered to EUA a certificate, dated the Closing Date and executed in the name and on behalf of NEES by any director of NEES and in the name and on behalf of LLC by a member of its management committee its Chairman of the Board, President or any Executive or Senior Vice President to such effect.

               (b) NEES Required Consents. All NEES Required Consents shall have been obtained by NEES, except where the failure to receive such NEES Required Consents could not reasonably be expected to (i) have a NEES Material Adverse Effect or (ii) delay or prevent the consummation of the Merger and other transactions contemplated hereby.

               (c) Performance of Obligations. NEES and LLC shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by NEES or LLC at or prior to the Closing, and NEES and LLC shall each have delivered to EUA a certificate, dated the Closing Date and executed in the name and on behalf of NEES by its Chairman of the Board, President or any Executive or Senior Vice President, or on behalf of LLC by a member of its management committee to such effect.


                                   ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

          9.01 Termination. This Agreement may be terminated, and the Merger and other transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after EUA Shareholders' Approval (except as otherwise provided in Section 9.01(c) below):

               (a) By mutual written agreement of the Board of Directors of NEES and Board of Trustees of EUA, respectively;

               (b) By EUA or NEES, by written notice to the other, if the Closing Date shall not have occurred on or before December 31, 1999 (the "Initial Termination Date"); provided, however, that the right to terminate the Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; and provided, further, that if on the Initial Termination Date the conditions to the Closing set forth in Section 8.01(d) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended for four (4) months beyond the Initial Termination Date (the "Extended Termination Date");

               (c) By NEES, by written notice to EUA, if EUA Shareholders' Approval shall not have been obtained at a duly held meeting of such Shareholders, including any adjournments thereof;

               (d) By EUA or NEES, if any applicable state or federal law or applicable law of a foreign jurisdiction or any order, rule or regulation is adopted or issued that has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger or other transactions contemplated hereby, or if any court of competent jurisdiction or any Governmental Authority shall have issued a nonappealable final order, judgment or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or other transactions contemplated hereby (provided that the right to terminate this Agreement under this Section 9.01(d) shall not be available to any party that has not defended such lawsuit or other legal proceeding (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed)).

               (e) By EUA upon ten (10) days' prior notice to NEES if the Board of Trustees of EUA determines in good faith, that termination of this Agreement is necessary for the Board of Trustees of EUA to act in a manner consistent with its fiduciary duties to Shareholders under applicable law by reason of an unsolicited Alternative Proposal meeting the requirements of clauses (A) and (B) of Section 7.08 having been made; provided that

                         (A) The Board of Trustees of EUA shall determine based on advice of outside counsel with respect to the Board of Trustees' fiduciary duties that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of its applicable fiduciary duties, and notwithstanding all concessions which may be offered by NEES in negotiation entered into pursuant to clause
               (B) below, it is necessary pursuant to such fiduciary duties that the trustees reconsider such commitment as a result of such Alternative Proposal, and

                         (B) prior to any such termination, EUA shall, and shall cause its respective financial and legal advisors to, negotiate with NEES to make such adjustments in the terms and conditions of this Agreement as would enable EUA to proceed with the Merger or other transactions contemplated hereby on such adjusted terms;

and provided further that EUA's ability to terminate this Agreement pursuant to this Section 9.01(e) is conditioned upon the concurrent payment by EUA to NEES of any amounts owed by it pursuant to Section 9.03(a);

               (f) By EUA, by written notice to NEES, if (i) there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement, of NEES hereunder (other than a breach described in clause (ii)), and such breach shall not have been remedied within twenty (20) days after receipt by NEES of notice in writing from EUA, specifying the nature of such breach and requesting that it be remedied; or (ii) NEES shall fail to deliver or cause to be delivered the amount of cash to the Paying Agent required pursuant to Section 2.02(a) at a time when all conditions to NEES's obligation to close have been satisfied or otherwise waived in writing by NEES.

               (g) By NEES, by written notice to EUA, if (i) there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement, of EUA hereunder, and such breach shall not have been remedied within twenty (20) days after receipt by EUA of notice in writing from NEES, specifying the nature of such breach and requesting that it be remedied; or (ii) the Board of Trustees of EUA (A) shall withdraw or modify in any manner adverse to NEES its approval of the Merger and other transactions contemplated hereby or its recommendation to its shareholders regarding the approval of this Agreement, the Merger and other transactions contemplated hereby, (B) shall approve or recommend or take no position with respect to an Alternative Proposal or (C) shall resolve to take any of the actions specified in clause (A) or (B).

          9.02 Effect of Termination. If this Agreement is validly terminated by either EUA or NEES pursuant to Section 9.01, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of either EUA or NEES (or any of their respective Representatives or affiliates), except that the provisions of this Section 9.02, Sections 7.10,
7.11 and 7.13, Section 9.03 and Sections 10.09 and 10.10 shall continue to apply following any such termination.

          9.03 Termination Fees. (a) In the event that (i) this Agreement is terminated by EUA pursuant to Section 9.01(e) or (ii) any person or group shall have made an Alternative Proposal that has not been withdrawn and this Agreement is terminated by (A) NEES pursuant to Section 9.01(c) or Section 9.01(g) or (B) by EUA pursuant to Section 9.01(b) and, in the case of this clause (ii) only, a definitive agreement with respect to such Alternative Proposal is executed within two years after such termination, then EUA shall pay to NEES, by wire transfer of same day funds, either on the date contemplated in Section 9.01(e) if applicable, or otherwise, within five (5) business days after such termination, a termination fee of $20 million, plus an amount equal to all documented out-of-pocket expenses and fees incurred by NEES arising out of, or in connection with or related to, the Merger and other transactions contemplated hereby, not in excess of $5 million in the aggregate.

               (b) In the event that this Agreement is terminated by either NEES or EUA pursuant to Section 9.01(b) and at the time of such termination (i) the conditions to the Closing set forth in Section 8.01(d) shall not have been fulfilled, (ii) if the date of termination is any date other than a date which is on or after the Extended Termination Date, all conditions contained in
Article VIII other than Sections 8.01(d) or 8.03(c) shall have been fulfilled or are capable of being fulfilled as of such date, and (iii) the merger contemplated by the National Grid Merger Agreement has not yet been consummated, then NEES shall pay to EUA, by wire transfer of same day funds, within five (5) business days after such termination, a termination fee of $10 million, plus an amount equal to all documented out-of-pocket expenses and fees incurred by EUA arising out of, or in connection with or related to, the Merger and other transactions contemplated hereby, not in excess of $5 million in the aggregate.

               (c) Nature of Fees. The parties agree that the agreements contained in this Section 9.03 are an integral part of the Merger and the other transactions contemplated hereby and constitute liquidated damages and not a penalty. The parties further agree that if any party is or becomes obligated to pay a termination fee pursuant to Sections 9.03(a) or (b), the right to receive such termination fee shall be the sole remedy of the other party with respect to the facts and circumstances giving rise to such payment obligation. If this Agreement is terminated by a party as a result of a willful breach of a representation, warranty, covenant or agreement by the other party, including a termination pursuant to Section 9.01(f)(ii), the non-breaching party may pursue any remedies available to it at law or in equity and shall be entitled to recover any additional amounts thereunder. Notwithstanding anything to the contrary contained in this Section 9.03, if one party fails to promptly pay to the other any fee or expense due under this Section 9.03, in addition to any amounts paid or payable pursuant to such Section, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

          9.04 Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the Board of Directors of NEES or the Board of Trustees of EUA at any time prior to the Effective Time, whether prior to or after EUA Shareholders' Approval shall have been obtained, but after such adoption and approval only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed and delivered by or on behalf of each party hereto.

          9.05 Waiver. At any time prior to the Effective Time, NEES or EUA, by action taken by or on behalf of its Board of Directors or Board of Trustees, respectively, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.


                                    ARTICLE X
                               GENERAL PROVISIONS

          10.01 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger but shall terminate at the Effective Time, except for the agreements contained in Article I and Article II, in Sections 7.05, 7.06, 7.08, 7.09 and 7.10, this Article X which shall survive the Effective Time.

          10.02 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or sent by overnight courier (providing proof of delivery) to the parties at the following addresses or facsimile numbers:

               If to NEES or LLC, to:

               New England Electric System
               25 Research Drive
               Westborough, MA  01582
               Attn:  Richard P. Sergel
                      President and Chief Executive Officer
               Telephone: (508) 389-2764
               Facsimile: (508) 366-5498

               with a copy to:

               Skadden, Arps, Slate, Meagher & Flom LLP
               919 Third Avenue
               New York, NY 10022
               Attn:  Sheldon S. Adler, Esq.
               Telephone:  (212) 735-3000
               Facsimile:  (212) 735-2000

               If to EUA, to:

               Eastern Utilities Associates
               One Liberty Square
               Boston, MA  02109
               Attn:    Donald G. Pardus
                        Chairman and Chief Executive Officer
               Telephone:  (617) 357-9590
               Facsimile:  (617) 357-7320

               with a copy to:

               Winthrop, Stimson, Putnam & Roberts
               1 Battery Park Plaza
               New York, NY 10004
               Attn:  David P. Falck
               Telephone:  (212) 858-1000
               Facsimile:  (212) 858-1500

          All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given when sent, provided that the facsimile is promptly confirmed by telephone confirmation thereof, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given one business day after delivery (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

          10.03 Entire Agreement; Incorporation of Exhibits. (a) This Agreement supersedes all prior discussions and agreements, both written and oral, among the parties hereto with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement in accordance with its terms, and contains, together with the Confidentiality Agreement, the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

               (b) The EUA Disclosure Letter, the NEES Disclosure Letter and any Exhibit attached to this Agreement and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

          10.04 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as provided in Article II and Sections 7.04, 7.05(d)(ii) and 7.09 (which is intended to be for the benefit of the persons entitled to therein, and may be enforced by any of such persons), it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

          10.05 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned, in whole or in part, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that LLC may assign any or all of its rights, interests and obligations hereunder to another direct or indirect wholly owned Subsidiary of NEES, provided that any such Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein and provided further that such assignment (i) does not require a greater vote for EUA's Shareholder Approval,
(ii) does not require a subsequent vote following EUA's Shareholders Meeting, or
(iii) is not reasonably likely to materially delay or prevent EUA, LLC and NEES, as appropriate, from obtaining EUA Required Statutory Approvals, EUA Required Consents, EUA Shareholders' Approval, the NEES Required Shareholders' Approvals, or the NEES Required Consents. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

          10.06 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or limit the provisions hereof.

          10.07 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

          10.08 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

          10.09 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          10.10  Certain Definitions.  As used in this Agreement:

               (a) except as provided in Section 4.14, the term "affiliate," as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

               (b) a person will be deemed to "beneficially" own securities if such person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time);

               (c) the term "business day" means a day other than Saturday, Sunday or any day on which banks located in the Massachusetts are authorized or obligated to close;

               (d) the term "knowledge" or any similar formulation of "knowledge" shall mean, with respect to any party hereto, the actual knowledge after due inquiry of the executive officers of NEES and its Subsidiaries or EUA and its Subsidiaries, respectively, set forth in Section 10.11(d) of the NEES Disclosure Letter or Section 10.11(d) of the EUA Disclosure Letter; provided that as used in Section 4.13 the term "knowledge" shall also include the knowledge of the environmental, health and safety personnel of EUA;

               (e) the term "person" shall include individuals, corporations, partnerships, trusts, limited liability companies, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act);

               (f) the "Representatives" of any entity shall have the same meaning as set forth in the Confidentiality Agreement;

               (g) the term "Subsidiary" means any corporation or other entity, whether incorporated or unincorporated, in which such party directly or indirectly owns at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect a majority of the directors or similar members of the governing body, or otherwise to direct the management and policies, or such corporation or entity.

          10.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument and will become effective when one or more counterparts have been signed by each party and delivered to the other parties.

          10.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

                                        NEW ENGLAND ELECTRIC SYSTEM


                                        By:  /s/ Richard P. Sergel
                                             -----------------------------------
                                             Name:  Richard P. Sergel
                                             Title: President and CEO


The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an Agreement and Declaration of Trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which, as amended, has been filed with the Secretary of the Commonwealth of Massachusetts. Any agreement, obligation, or liability made, entered into, or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer, or agent thereof assumes or shall be held to any liability therefor.


                                        EASTERN UTILITIES ASSOCIATES


                                        By:  /s/ Donald G. Pardus
                                             -----------------------------------
                                             Name:  Donald G. Pardus
                                             Title: Chairman

The name "Eastern Utilities Associates" is the designation of the Trustees of EUA for the time being in their collective capacity but not personally, under a Declaration of Trust dated April 2, 1928, as amended, a copy of which amended Declaration of Trust has been filed in the office of the Secretary of The Commonwealth of Massachusetts and elsewhere as required by law; and all persons dealing with EUA must look solely to the trust property for the enforcement of any claim against EUA, as neither the Trustees nor the officers or shareholders of EUA assume any personal liability for obligations entered into on behalf of EUA.

                                        RESEARCH DRIVE LLC


                                        By:  /s/ John G. Cochrane
                                             -----------------------------------
                                             Name:   John G. Cochrane
                                             Title:  Manager

                                                                           Tab 2




                                CONSENT AGREEMENT

                          dated as of February 1, 1999

                                CONSENT AGREEMENT

          This Consent Agreement (the "Agreement") is entered into as of February 1, 1999 between The National Grid Group, p1c, a public limited company incorporated under the laws of England and Wales ("NGG") and New England Electric System, a Massachusetts business trust ("NEES").

          WHEREAS, NGG, NEES and NGG Holdings LLC (formerly Iosta LLC), a wholly owned subsidiary of NGG, entered into an Agreement and Plan of Merger dated as of December 11, 1998 (the"Merger Agreement") pursuant to which NGG Holdings LLC will merge (the "Merger") with and into NEES with NEES being the surviving entity and becoming a wholly owned subsidiary of NGG;

          WHEREAS, NEES, Eastern Utilities Associates, a Massachusetts Business Trust ("EUA") and Research Drive LLC are proposing to enter into an Agreement and Plan of Merger in the form attached hereto as Exhibit A (the "EUA Merger Agreement") providing for the merger (the "EUA Merger") of Research Drive LLC with and into EUA with EUA being the surviving entity and becoming a wholly owned subsidiary of NEES; and

          WHEREAS, pursuant to the provisions of the Merger Agreement, NEES is required to obtain the consent of NGG before entering into the EUA Merger Agreement and with respect to certain actions relating to the consummation of the transactions set forth therein.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

          1. Consent to EUA Merger Agreement. Subject to the terms and conditions of this Consent, NGG hereby consents to NEES entering into the EUA Merger Agreement with EUA in the form set forth in Exhibit A and agrees that, subject to the immediately following sentence, the consummation by NEES of the transactions contemplated by the EUA Merger Agreement in accordance with the term thereof shall not constitute a breach by NEES of the terms of the Merger Agreement. NEES and NGG acknowledge that the financing necessary to consummate the EUA Merger was not contemplated when NEES and NGG agreed to the limitations set forth in Article VI of the Merger Agreement and NGG consents to such financing provided that such financing is consistent with the financing parameters set forth on Exhibit B hereto. NGG also consents to the formation and capitalization of Research Drive LLC by NEES for the purpose of effecting the EUA Merger as contemplated in the EUA Merger Agreement.

          2. Access to Information. Subject to the following sentence, NEES hereby agrees to provide NGG with reasonable access to any information it receives regarding EUA pursuant to the terms of the EUA Merger Agreement and to consult with NGG on a regular basis concerning the status of EUA and the EUA Merger. NGG hereby acknowledges that any such material that is "Evaluation Material" (as such term is defined in the letter agreement dated as of December 21, 1998 between NGG and NEES (the "Confidentiality Agreement") shall be governed by the terms of the Confidentiality Agreement.

          3. Regulatory Filings. NEES hereby agrees that NGG shall have the right to review in advance, and that NEES will consult with NGG and give due regard to NGG's views concerning, any applications, notices, petitions, filings and other documents filed with any Governmental Authority (as defined in the EUA Merger Agreement) in connection with the EUA Merger which could reasonably be expected to have a material adverse effect on NGG's or NEES' ability to consummate the Merger or which could reasonably be expected to adversely affect in any material manner any material benefit of the Merger to NGG or NEES.

          4. Amendments to EUA Merger Agreement. NEES hereby agrees that it will not, without the prior written consent of NGG, amend or modify the EUA Merger Agreement in any material respect, including, without limitation, amend or otherwise modify any provision of the EUA Merger Agreement providing for or relating to the amount, type or structure of the Merger Consideration (as defined in the EUA Merger Agreement) or agree to any additional or different amount, type or structure for the Merger Consideration (as so defined).

          5. Acknowledgment. NGG and NEES acknowledge and agree that the covenants set forth in Article VI of the Merger Agreement do not reflect the operations of EUA if the EUA Merger is consummated prior to the Effective Time (as defined in the Merger Agreement). In the event that the EUA Merger is consummated prior to the Effective Time, NGG and NEES hereby agree to negotiate in good faith to make appropriate modifications to such covenants set forth in
Section 6.01 of the Merger Agreement to reflect the operations of EUA.

          6. Termination and Amendment. This Consent Agreement and the obligations of NEES hereunder shall terminate upon the earlier to occur of (i) the termination of the Merger Agreement, (ii) the EUA Merger and (iii) the Merger, in each case without any further action by the parties hereto. Except as provided in the preceding sentence, this Consent can not be terminated or amended in any material respect prior to the termination of the EUA Merger Agreement without the prior written consent of EUA. The foregoing sentence is intended for the benefit of EUA and may be enforced by EUA.

          7. Notices. NEES hereby agrees to provide NGG with copies of all notices and other communications it sends to EUA and all notices and other communications it receives from EUA under the EUA Merger Agreement. All notices and other communications provided under this Agreement must be in writing and shall be given in the same manner and to the same parties as set forth in
Section 10.02 of the Merger Agreement.

          8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          9. Governing Law and Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          IN WITNESS WHEREOF, each of NGG and NEES has duly executed this Agreement as of the date first above written.

                                        THE NATIONAL GRID GROUP, PLC

                                         By: /s/ Fiona B. Smith
                                             -----------------------------------
                                             Name:   Fiona B. Smith
                                             Title:  Company Secretary


                                         NEW ENGLAND ELECTRIC SYSTEM



                                         By:      ___________________________
                                                  Name:
                                                  Title:

The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an Agreement and Declaration of Trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which, as amended, has been filed with the Secretary of the Commonwealth of Massachusetts. Any agreement, obligation, or liability made, entered into, or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor.

          IN WITNESS WHEREOF, each of NGG and NEES has duly executed this Agreement as of the date first above written.

                                        THE NATIONAL GRID GROUP, PLC


                                        By:  ______________________________
                                             Name:
                                             Title:



                                        NEW ENGLAND ELECTRIC SYSTEM

                                        By:  /s/ Richard P. Sergel
                                             -----------------------------------
                                             Name:  Richard P. Sergel
                                             Title:  President and CEO

The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an Agreement and Declaration of Trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which, as amended, has been filed with the Secretary of the Commonwealth of Massachusetts. Any agreement, obligation, or liability made, entered into, or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor.
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                 ACKNOWLEDGMENT OF EASTERN UTILITIES ASSOCIATES




                                  (not legible)
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                        EXHIBIT B - Financing Parameters

          Financing will be in an amount of up to $630 M provided through a group of banks. The financing (i) will be prepayable, (ii) will have a term not to exceed seven years, (iii) will have a LIBOR-based borrowing option and (iv) will have other terms and conditions usual and customary for transactions of this nature.